 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-290631
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
SPRING VALLEY ACQUISITION CORP. II
(A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR
UP TO 30,863,278 SHARES OF COMMON STOCK, 23,000,000 WARRANTS AND 23,000,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS OF EAGLE NUCLEAR ENERGY CORP.
(A NEVADA CORPORATION)
Dear Spring Valley Acquisition Corp. II Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Spring Valley Acquisition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability (“SVII”), to be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed.
At the Extraordinary General Meeting, in addition to the other proposals described in this proxy statement/prospectus, SVII shareholders will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among SVII, Eagle Nuclear Energy Corp., a Nevada corporation and wholly owned, direct subsidiary of SVII (“New Eagle”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation and wholly owned, direct subsidiary of New Eagle (“Merger Sub 2”) and Eagle Energy Metals Corp., a Nevada corporation (“Eagle”), which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby (collectively, the “Transaction”).
Pursuant to the Merger Agreement, each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time (as defined below), the sole outstanding Class B ordinary share, par value $0.0001 per share, of SVII will convert into one Class A ordinary share, par value $0.0001 per share, of SVII (“SVII Class A Ordinary Shares”), (B) each outstanding unit of SVII will separate and convert into its component securities, and (C) each outstanding right of SVII to receive one-tenth (1/10) of one SVII Class A Ordinary Share will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the First Effective Time (as defined below), (A) Merger Sub 1 will merge (the “First Merger”) with and into SVII (the “First Effective Time”), with SVII surviving (the “Surviving Corporation”), and, as a result of the First Merger, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time shall be converted into one share of SVII Class A Ordinary Share, (C) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of common stock, par value $0.0001 per share, of New Eagle (“New Eagle Common Stock”) automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (D) each then issued and outstanding warrant to purchase SVII Class A Ordinary Shares (“SVII Warrants”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share New Eagle Common Stock, in the same form and on the same terms and conditions and SVII shall assign all of its right, title and interests in the related Warrant Agreements (as defined herein) to New Eagle pursuant to an assumption agreement; (b) at the effective time of the Second Merger (the “Second Effective Time”), (i) Merger Sub 2 will merge with and into Eagle (the “Second Merger”), with Eagle surviving as the surviving company (the “Surviving Company”), and, as a result of the Second Merger, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of common stock of Merger Sub 2, issued and outstanding immediately prior to the Second Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Eagle (“Eagle Common Stock”), (iii) each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to the Eagle stockholders (the “Aggregate Merger Consideration”).
Additionally, in connection with the Closing of the Transaction, the following transactions with respect to New Eagle securities will occur:
•
PIPE Financing.   In connection with the Transaction, SVII, New Eagle and Eagle entered into an Amended and Restated Securities Purchase Agreement (the “PIPE Agreement”) with an accredited investor, pursuant to which such investor has agreed, among other things, to purchase for an aggregate purchase price of $29,700,000 the following New Eagle securities at the Closing: (i) 29,700 shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of New Eagle (“New Eagle Preferred Stock”), having the rights, preferences and privileges set forth in the applicable certificate of designation, including that the shares of New Eagle Preferred Stock are convertible into shares of New Eagle Common Stock at any time at the option of the holder at a conversion price as calculated pursuant to the PIPE Agreement (initially $11.88 per share), and (ii) warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock (“New Eagle PIPE Warrants” and together with the New Eagle Public Warrants and the New Eagle Private Warrants, the “New Eagle Warrants”), at an exercise price of $12.00 per share.

•
Loan Conversion and Sponsor Forfeiture.   In connection with the Transaction, SVII, New Eagle and Eagle entered into an Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”) with SVII’s sponsor, Spring Valley Acquisition Sponsor II, LLC (the “Sponsor”), pursuant to which the Sponsor has agreed, among other things, (i) to the conversion of loans (the “Contributions”) from the Sponsor outstanding at Closing to warrants of New Eagle, at a price of $1.00 per warrant, which, based on the amount of outstanding Contributions as of September 30, 2025, will result in the issuance of 2,050,000 New Eagle Private Warrants to the Sponsor at the Closing, and (ii) to forfeit, concurrently with the Closing, an amount of shares of New Eagle Common Stock and New Eagle Private Warrants such that the Sponsor will hold (a) 3,100,000 shares of New Eagle Common Stock (representing founder shares (“SVII Founder Shares”) initially issued to the Sponsor in connection with SVII’s initial public offering (the “IPO”), inclusive of such shares subsequently transferred to SVII’s independent directors (together with the Sponsor, the “SVII Initial Shareholders”) and to be transferred by the Sponsor to the NRA Investors (as defined below)), and (b) 9,050,000 New Eagle Private Warrants (representing 7,000,000 SVII Private Warrants initially issued to the Sponsor in connection with the IPO and 2,050,000 SVII Private Warrants, assuming the amount of outstanding Contributions as of September 30, 2025, to be issued to the Sponsor upon conversion of outstanding loans from the Sponsor, as described above).

•
Transfer to NRA Investors.   Pursuant to certain Non-Redemption Agreements entered into by SVII, the Sponsor and certain third parties unaffiliated with SVII (the “NRA Investors”) in connection with an extraordinary general meeting of shareholders (the “Second SVII EGM”) held by SVII in November 2024 (the “Non-Redemption Agreements”), the Sponsor is obligated to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.

•
Service Provider Issuance.   In connection with the Transaction, an aggregate of 300,000 shares of New Eagle Common Stock are anticipated to be issued to a service provider of SVII (the “SVII Service Provider”) at the Closing in satisfaction of $2.5 million in fees due to the SVII Service Provider.

•
Oregon Acquisition.   In connection with the Transaction, Eagle will cause the transfer of 1,600,000 shares of New Eagle Common Stock, constituting a portion of the Aggregate Merger Consideration, to Aurora Energy Metals Ltd. (“Aurora Energy”) in connection with the acquisition by Eagle of Oregon Energy LLC (“Oregon Energy”), a subsidiary of Aurora Energy, pursuant to the Aurora Option Agreement (as defined and described in this proxy statement/prospectus).

Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), the VWAP (as defined in the Merger Agreement) of the shares of New Eagle Common Stock equals or exceeds $16.00 for any 20 trading days within a period of 30 consecutive trading days (the “Earnout Target”), then as soon as commercially practicable and in any event within five business days following the achievement of the Earnout Target, New Eagle will issue 1,500,000 shares of New Eagle Common Stock (the “Earnout Shares”) to certain members of Eagle management, as set forth on the Earnout Payment Spreadsheet (as defined in the Merger Agreement) (the “Earnout Recipients”). If at any time during the Earnout Period there occurs any transaction resulting in a change of control of New Eagle, then New Eagle shall issue to the Earnout Recipients each such Earnout

Recipient’s portion of the relevant Earnout Shares; provided that the Earnout Shares shall be issued only once upon the occurrence of the foregoing event. The issuance of the Earnout Shares will be provided for by resolution of the New Eagle Board. To the extent that the Earnout Recipients are service providers of New Eagle after the Closing, the issuance of the Earnout Shares will be made under the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (the “New Eagle Equity Plan”). The New Eagle Equity Plan will reserve the Earnout Shares for issuance to the Earnout Recipients, which shall be issued only upon achievement of the Earnout Target. If the Earnout Shares are issued to the Earnout Recipients within 180 days of the Closing Date, the Earnout Recipients shall not Transfer (as defined in the Lock-Up Agreements) any of the Earnout Shares until 180 days after the Closing Date. If the Earnout Target is not satisfied during the Earnout Period, the obligation to issue Earnout Shares pursuant to the Merger Agreement will terminate and no longer apply.
Concurrently with the execution and delivery of the Merger Agreement, SVII and New Eagle entered into a Contribution Agreement, pursuant to which SVII contributed all of the shares of Merger Sub 2 Common Stock to New Eagle, and New Eagle accepted such contribution, and, as a result, Merger Sub 2 became a wholly owned, direct subsidiary of New Eagle.
Concurrently with the execution and delivery of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor has also agreed to the conversion of certain outstanding loan amounts and the forfeiture of certain shares of New Eagle Common Stock and New Eagle Private Warrants at the Closing, as described above.
Concurrently with the execution and delivery of the Merger Agreement, certain Eagle stockholders executed and delivered to SVII and Eagle certain Amended and Restated Voting and Support Agreements, pursuant to which such Eagle stockholders agreed to, among other things, (a) vote in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not transfer any of such Eagle stockholders’ Covered Shares (as defined therein).
Pursuant to the terms of the Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle stockholders will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing Registration Rights Agreement from the IPO will be amended, restated and terminated as of the Closing.
Also pursuant to the terms of the Merger Agreement, prior to the Closing, certain New Eagle stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement (the “Lock-Up Agreements”), pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.
Upon consummation of the Transaction and subject to the assumptions set forth in this proxy statement/prospectus, including no additional redemptions by the public shareholders of SVII (“SVII Public Shareholders”) and that all shares of New Eagle Preferred Stock are converted into the underlying shares of New Eagle Common Stock, New Eagle is expected to have up to 33,763,278 shares of New Eagle Common Stock and 23,050,000 New Eagle Warrants issued and outstanding (assuming $2,050,000 of Contributions as of September 30, 2025 are outstanding as of Closing). For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 140 of this proxy statement/prospectus.
The following table illustrates estimated ownership levels in New Eagle immediately following the consummation of the Transaction, based on the varying levels of redemptions by SVII Public Shareholders, and assumes that no New Eagle Warrants have been exercised and the following additional assumptions:

	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
SVII Public Shareholders	6.56%	5.00%	3.39%	1.72%	0.00%
NRA Investors(6)	2.05%	2.08%	2.12%	2.15%	2.19%
Sponsor(7)	6.78%	6.89%	7.01%	7.13%	7.25%
Independent directors(7)	0.36%	0.36%	0.37%	0.37%	0.38%
SVII Rights	6.81%	6.93%	7.04%	7.16%	7.29%
Eagle Stockholders(8)	64.42%	65.49%	66.60%	67.75%	68.94%
PIPE Investor(9)	7.40%	7.53%	7.66%	7.79%	7.92%
Aurora Energy(10)	4.74%	4.82%	4.90%	4.99%	5.07%
SVII Service Provider	0.88%	0.90%	0.91%	0.94%	0.96%
Total	100%	100%	100%	100%	100%

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the trust account established in connection with the IPO (the “Trust Account”).

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(6)
The NRA Investors, which agreed not to redeem an aggregate of 2,075,000 SVII Class A Ordinary Shares in connection with the Second SVII EGM, are entitled to receive an aggregate of 691,666 shares of New Eagle Common Stock from the Sponsor pursuant to the Non-Redemption Agreements. However, the NRA Investors may still redeem their SVII Class A Ordinary Shares in full in connection with the Transaction.

(7)
Assumes the Sponsor’s forfeiture of 4,566,667 shares of New Eagle Common Stock upon consummation of the Transaction and Sponsor’s transfer of 691,666 shares of New Eagle Common Stock to the NRA Investors. Independent directors of SVII retain 120,000 shares.

(8)
Upon consummation of the Transaction, a total of 21,750,000 shares of New Eagle Common Stock would be issued to Eagle stockholders (excluding the 1,600,000 shares of New Eagle Common Stock to be transferred to Aurora Energy).

(9)
Includes 29,700 shares of New Eagle Preferred Stock to be issued to the PIPE Investor, which are convertible at any time from and after issuance at the option of the holder, into 2,500,000 shares of New Eagle Common Stock at a ratio of 1-to-84.18.

(10)
Represents shares to be issued to Aurora Energy for the acquisition of Oregon Energy (including the Aurora Uranium Project, as defined and described in this proxy statement/prospectus) from Aurora Energy at a price of $16,000,000, which is settled by the issuance of 1,600,000 shares of New Eagle Common Stock at a price of $10.00 per share.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.
The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Transaction itself):
	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Redemptions(5)
	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share
SVII net tangible book value per share as of September 30, 2025 (unadjusted)(6)	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08
Accretion (Dilution) of SVII shareholders assuming the redemption of shares	9,879,945	$2.08	9,326,626	$1.50	8,773,306	$0.84	8,219,987	$0.10	7,666,667	$(0.75)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Rights(7)	12,179,945	$1.69	11,626,626	$1.20	11,073,306	$0.67	10,519,987	$0.08	9,966,667	$(0.58)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Public Warrants(8)	23,679,945	$6.45	23,126,626	$6.32	22,573,306	$6.19	22,019,987	$6.04	21,466,667	$5.89
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Private Warrants(9)(10)	30,679,945	$7.61	30,126,626	$7.53	29,573,306	$7.44	29,019,987	$7.36	28,466,667	$7.27
Initial offering price of SVII		$10.00		$10.00		$10.00		$10.00		10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Transaction		$7.61		$7.53		$7.44		$7.36		$7.27
Dilution to non-redeeming shareholders		$(2.39)		$(2.47)		$(2.56)		$(2.64)		$(2.73)

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of

September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $13,996,010 as a result of the redemptions.
(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $7,405,593 as a result of the redemptions.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $815,176 as a result of the redemptions.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to negative $5,775,241 as a result of the redemptions.

(6)
The unadjusted net tangible book value of $2.08 as of September 30, 2025 is calculated by reference to the balance sheet position of SVII as of September 30, 2025. The calculation deducts the total liabilities of SVII of $5,865,194 from the total assets of SVII of $26,451,621, arriving at a tangible book value of $20,586,427 for SVII. This net tangible book value is then divided by 9,879,945, which is the total number of shares currently outstanding of SVII, after accounting for the redemption of 151 Class A ordinary shares on October 15, 2025. The shares currently outstanding of SVII consists of 2,213,278 Class A ordinary shares that are subject to possible redemption; 7,666,666 Class A ordinary shares that are non-redeemable; and 1 Class B ordinary share.

(7)
Assumes 23,000,000 SVII Rights are converted into 2,300,000 shares of New Eagle Common Stock. No proceeds are expected to be received from the conversion of SVII Rights, as such, the numerator of the calculation of tangible book value per share remains unchanged for each redemption scenario.

(8)
Assumes 11,500,000 SVII Public Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $132,250,000 are expected to be received upon the exercise of 11,500,000 SVII Public Warrants for 11,500,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is increased by $132,250,000 for each redemption scenario.

(9)
Assumes 7,000,000 SVII Private Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $80,500,000 are expected to be received upon the exercise of 7,000,000 SVII Private Warrants for 7,000,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is further increased by $80,500,000 for each redemption scenario.

(10)
Assumes 6,350,000 SVII Private Warrants are forfeited by the Sponsor pursuant to the Merger Agreement.

The following table further illustrates the computation of tangible book value of SVII under each of the adjustments and redemption scenarios:
	No redemptions	25% redemptions	50% redemptions	75% redemptions	Maximum redemptions
Unadjusted tangible book value	$20,586,427	$20,586,427	$20,586,427	$20,586,427	$20,586,427
Impact from redemption	—	(6,590,417)	(13,180,834)	(19,771,251)	(26,361,668)
Tangible book value, adjusted for redemption	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Rights	—	—	—	—	—

	No redemptions	25% redemptions	50% redemptions	75% redemptions	Maximum redemptions
Tangible book value, adjusted for SVII Rights	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Public Warrants	132,250,000	132,250,000	132,250,000	132,250,000	132,250,000
Tangible book value, adjusted for SVII Public Warrants	$152,836,427	$146,246,010	$139,655,593	$133,065,176	$126,474,759
Impact from exercise of SVII Private Warrants	80,500,000	80,500,000	80,500,000	80,500,000	80,500,000
Tangible book value, adjusted for SVII Private Warrants	$233,336,427	$226,746,010	$220,155,593	$213,565,176	$206,974,759

Following delisting from The Nasdaq Stock market LLC (“Nasdaq”), the SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants each began trading on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively, effective October 21, 2025. New Eagle has applied to list the shares of New Eagle Common Stock and the New Eagle Public Warrants under the symbols “NUCL” and “NUCLW,” respectively, in connection with the Closing. There can be no assurance that the shares of New Eagle Common Stock and New Eagle Public Warrants will be approved for listing on Nasdaq. As a result of the separation and conversion of the SVII Units and SVII Rights in connection with the Transaction as described above, no units or rights of New Eagle will be listed on Nasdaq following the Closing.
Compensation Received or to be Received by, and Securities Issued or to be Issued to, the Sponsor, SVII’s Directors and Officers, and their Affiliates
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, SVII’s directors and officers, and their affiliates in connection with the Transaction or any related financing transaction, the amount of securities issued or to be issued by SVII to the Sponsor, SVII’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.
	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the SVII Founder Shares, or approximately $0.004 per share, and subsequently transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. In connection with the closing of the IPO, the Sponsor purchased the SVII Private Warrants for an aggregate purchase price of $13,350,000. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit an amount of shares of New Eagle Common Stock and New Eagle Warrants such that the Sponsor will hold (i) 3,100,000 shares of New Eagle Common Stock (inclusive of shares representing the aggregate 120,000 SVII Founder Shares transferred to SVII’s independent directors as noted above and an aggregate of 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 9,050,000 New Eagle Warrants (such number assumes $2,050,000 of Contributions that were outstanding as of September 30, 2025 will be converted into New Eagle Warrants).
In connection with the approval of SVII’s first extension, SVII and the Sponsor entered into an unsecured promissory note (the “Extension Promissory Note”), pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. In connection with the approval

SVII has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on SVII’s behalf. As of September 30, 2025, SVII has not reimbursed the Sponsor for any out-of-pocket expenses.

	Interest in Securities	Other Compensation

of SVII’s third extension, on October 8, 2025, SVII issued an unsecured promissory note (the “Second Extension Promissory Note”) in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions listed above are anticipated to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

SVII Directors and Officers	In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors.
SVII has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on SVII’s behalf. As of September  30, 2025, SVII has not reimbursed its directors and officers for any out-of-pocket expenses.

NRA Investors
Pursuant to the Non-Redemption Agreements, the Sponsor is obligated transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.
None
SVII is an “emerging growth company” under the applicable Securities and Exchange Commission rules and is eligible for reduced public company disclosure requirements.
SVII is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any postponements or adjournments of the Extraordinary General Meeting. More information about SVII, New Eagle, Eagle and the Transaction is contained in this proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, SVII urges you to carefully read the entire proxy statement/prospectus (including the financial statements and annexes attached hereto and any documents incorporated into this proxy statement/prospectus by reference). Please pay particular attention to the section entitled “Risk Factors,” beginning on page 20 of this proxy statement/prospectus.
After careful consideration, all of the independent members of SVII’s board of directors have unanimously approved and adopted the Merger Agreement, voting separately from the non-independent members of SVII’s board of directors, and SVII’s board of directors unanimously recommends that SVII shareholders vote “FOR” all of the proposals presented to SVII shareholders in this proxy statement/prospectus. When you consider the SVII board of directors’ recommendation to vote in favor of these proposals, you should keep in mind that there may be actual or potential material conflicts of interests between or among (i) the Sponsor, the SVII Initial Shareholders, and certain of SVII’s directors and officers and (ii) unaffiliated securityholders of SVII. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Transaction and a material conflict of interest arising from the interest that the Sponsor and its affiliates have in the Transaction. For additional information, see the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.”
Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Extraordinary General Meeting. You may vote in advance by (i) visiting the internet site listed on the proxy card or (ii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

On behalf of SVII’s board of directors, I thank you for your support and look forward to the successful completion of the Transaction.
Sincerely,
/s/ Christopher Sorrells

Christopher Sorrells
Chief Executive Officer and Chairman
This proxy statement/prospectus is dated January 30, 2026 and is first being mailed to the shareholders of SVII on or February 2, 2026.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SPRING VALLEY ACQUISITION CORP. II
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON FEBRUARY 23, 2026
To the Shareholders of Spring Valley Acquisition Corp. II:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of Spring Valley Acquisition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability (“SVII”), to be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed.
The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of SVII’s amended and restated memorandum and articles of association, as amended (the “SVII Articles”). You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/svacii/2026.
You are cordially invited to attend the Extraordinary General Meeting for the following purposes:
•
Proposal No. 1 — The Transaction Proposal — to consider and vote upon a proposal to approve and adopt, by way of ordinary resolution, the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among SVII, Eagle Nuclear Energy Corp., a Nevada corporation and wholly owned, direct subsidiary of SVII (“New Eagle”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation and wholly owned, direct subsidiary of New Eagle (“Merger Sub 2”), and Eagle Energy Metals Corp., a Nevada corporation (“Eagle”), and the transactions contemplated thereby (collectively, the “Transaction”, and such proposal, the “Transaction Proposal”), pursuant to which each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time (as defined below), the sole outstanding Class B ordinary share, par value $0.0001 per share, of SVII will convert into one Class A ordinary share, par value $0.0001 per share, of SVII (“SVII Class A Ordinary Shares”), (B) each outstanding unit of SVII will separate and convert into its component securities, and (C) each outstanding right of SVII to receive one-tenth (1/10) of one SVII Class Ordinary Share will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the First Effective Time (as defined below), (A) Merger Sub 1 will merge (the “First Merger”) with and into SVII (the “First Merger Effective Time”), with SVII surviving (the “Surviving Corporation”), and, as a result, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of common stock, par value $0.0001 per share, of New Eagle (“New Eagle Common Stock”) automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (C) each then issued and outstanding warrant to purchase SVII Class A Ordinary Shares (“SVII Warrants”) will convert automatically, on a one-for-one basis, into a warrant to acquire New Eagle Common Stock, in the same form and on the same terms and conditions and SVII shall assign all of its right, title and interests in the related Warrant Agreements (as defined herein) to New Eagle pursuant to an assumption agreement; (b) at the effective time of the Second Merger (the “Second Merger Effective Time”), (i) Merger Sub 2 will merge with and into Eagle (the “Second Merger”), with Eagle surviving (the “Surviving Company”), and, as a result of the Second Merger, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of common stock of Merger Sub 2, issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of Eagle Common Stock, (iii) each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to the Eagle stockholders (the “Aggregate Merger Consideration”).
•
Proposal Nos. 2A through 2F — The Advisory Amendment Proposals — to consider and vote upon six separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding and advisory basis only, certain material changes between the SVII Articles and the New Eagle Organizational Documents (collectively, the “Advisory Amendment Proposals”):

(A)
Proposal No. 2A — Changes to Authorized Capital Stock;

(B)
Proposal No. 2B — Required Vote to Amend the Charter;

(C)
Proposal No. 2C — Director Removal;

(D)
Proposal No. 2D — Exclusive Forum Provision;

(E)
Proposal No. 2E — Stockholder Action by Written Consent; and

(F)
Proposal No. 2F — Removal of Blank Check Company Provisions;

•
Proposal No. 3 — The Equity Plan Proposal — to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan and any form award agreements thereunder (the “Equity Plan Proposal”).

•
Proposal No. 4 — The Cayman Merger Proposal — to consider and vote upon a proposal, by a special resolution to: (i) authorize the merger of Merger Sub 1 with and into SVII with SVII being the surviving company of the merger, and (ii) approve the plan of merger substantially in the form appended to the accompanying proxy statement/prospectus as Annex K (the “Plan of Merger”) and authorize the entry by SVII into the Plan of Merger (the “Cayman Merger Proposal”).

•
Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Merger Agreement are not satisfied or waived or (ii) if the SVII Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

Only holders of record of SVII Ordinary Shares at the close of business on January 5, 2026, the record date for the Extraordinary General Meeting, are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.
Pursuant to the SVII Articles, SVII is providing its public shareholders (the “SVII Public Shareholders”) with the opportunity to redeem their SVII Class A Ordinary Shares issued as a component of the SVII Units in SVII’s initial public offering (the “IPO” and such shares, the “SVII Public Shares”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with the IPO (the “Trust Account”) as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million on September 30, 2025, the estimated per share redemption price would have been approximately $11.91. SVII Public Shareholders may elect to redeem their SVII Public Shares even if they do not vote for the Transaction Proposal or any of the other proposals presented at the Extraordinary General Meeting. A SVII Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the SVII Public Shares without SVII’s prior consent. Holders of SVII Warrants do not have redemption rights with respect to such warrants in connection with the Transaction. Under the

SVII Articles, SVII does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold. Each redemption of SVII Public Shares by SVII Public Shareholders will reduce the amount in the Trust Account.
SVII’s initial shareholders, including Spring Valley Acquisition Sponsor II, LLC (the “Sponsor”) and certain of SVII’s officers and directors (the “SVII Initial Shareholders”), collectively beneficially own an aggregate of 7,666,666 SVII Class A Ordinary Shares, which were converted on a one-for-one basis from SVII Class B Ordinary Shares, and the sole issued and outstanding SVII Class B Ordinary Share, in each case which SVII Class B Ordinary Shares were initially issued prior to the IPO (the “SVII Founder Shares”), collectively representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares on the record date. In connection with SVII’s IPO, the SVII Initial Shareholders and SVII’s officers and directors agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement (as defined herein). The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. In addition, the Sponsor agreed, pursuant to the Sponsor Support Agreement, not to redeem its SVII Ordinary Shares in connection with the Transaction. The SVII Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
The SVII Initial Shareholders and SVII’s directors and officers agreed to vote in favor of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement, and they are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the proposals set forth in this proxy statement/prospectus (the “Proposals”). As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
The Closing is conditioned on the approval of the Transaction Proposal, the Cayman Merger Proposal and the Equity Plan Proposal (the “Condition Precedent Proposals”). Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Approval of each of the Transaction Proposal, the Equity Plan Proposal and, if presented, the Adjournment Proposal, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of the Cayman Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of each of the Advisory Amendment Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. A vote to approve each of the Advisory Amendment Proposals is an advisory vote, and therefore, is not binding on SVII or Eagle or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII, New Eagle and Eagle intend that the New Eagle Organizational Documents, in the forms attached to this proxy statement/prospectus as Annexes B and C, and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.
Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus.

SVII shareholders should be aware that, on September 30, 2024 and October 18, 2024, each of Citigroup Global Markets Inc. (“Citi”) and Guggenheim Securities, LLC (“Guggenheim”), respectively, constituting all of the underwriters of the IPO (collectively, the “IPO Underwriters”), gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, dated as of October 12, 2022, by and among SVII and the IPO Underwriters, totaling approximately $8.1 million (such waivers, the “Waivers”). The IPO Underwriters were previously paid an aggregate of $4.6 million in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of SVII’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by SVII at the consummation of the Transaction will be reduced by approximately $8.1 million. SVII initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, SVII was aware of other SPACs that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Transaction less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and SVII did not correspond with the IPO Underwriters about such reasons. To SVII’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to SVII matters, including with respect to the Transaction. Such Waivers therefore indicate, to SVII’s knowledge, that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Transaction. No IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement on Form S-4 of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. No services were provided by the IPO Underwriters to SVII, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by SVII, the Sponsor or any other party to the Merger Agreement in connection with the Transaction. As a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in SVII’s search for an initial business combination when you consider the Transaction and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Transaction.
Your vote is important regardless of the number of shares you hold. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Extraordinary General Meeting in person (via the virtual meeting platform). You may vote in advance by (i) visiting the internet site listed on the proxy card or (ii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.
If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to vote by any other means available to you or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person (via the virtual meeting platform), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a valid quorum is otherwise established, will have no effect on the outcome of any vote on the proposals set forth in this proxy statement/prospectus. However, if SVII shareholders do not approve the Condition Precedent Proposals, the Transaction may not be consummated. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person (including by virtual attendance), you may withdraw your proxy and vote in person (including by virtual attendance).
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto and any documents incorporated into the proxy statement/prospectus by reference) for a more complete description of the Transaction and related transactions and each of the proposals. SVII urges you to carefully read the entire proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call SVII’s proxy solicitor, Sodali & Co., at (800) 662-5200. Banks and brokers may reach Sodali & Co. at (203) 658-9400. This notice of meeting and the accompanying proxy statement/prospectus are available at https://www.cstproxy.com/svacii/2026.
By Order of the Board of Directors,
/s/ Christopher Sorrells

Christopher Sorrells
Chief Executive Officer and Chairman
IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS WITH RESPECT TO ALL OR A PORTION OF YOUR SVII PUBLIC SHARES, YOU MUST (1) IF YOU HOLD SUCH SVII PUBLIC SHARES THROUGH SVII UNITS, ELECT TO SEPARATE YOUR SVII UNITS INTO THE UNDERLYING SVII PUBLIC SHARES, SVII RIGHTS AND SVII PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE SVII PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT ALL OR SUCH PORTION OF YOUR SVII PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) TENDER OR DELIVER SUCH SVII PUBLIC SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE TRANSACTION IS NOT CONSUMMATED, THEN THE SVII PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SVII PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SVII PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING OF SVII SHAREHOLDERS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Spring Valley Acquisition Corp. II (“SVII”), without charge, by written request at Spring Valley Acquisition Corp. II, 2100 McKinney Ave, Suite 1675, Dallas, TX 75201, or by telephone request at (214) 308-5230; or from SVII’s proxy solicitor by calling Sodali & Co. at (800) 662-5200 (banks and brokers may reach Sodali & Co. at (203) 658-9400), or by emailing SVII@info.sodali.com; or from the SEC through the SEC website at the address provided above.
In order to receive timely delivery of documents in advance of the Extraordinary General Meeting to be held on February 23, 2026, you must request the information no later than February 16, 2026 (five business days prior to the date of the Extraordinary General Meeting).
For more information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
SUBMITTING PROXIES BY MAIL
If you are a SVII shareholder of record, there are three ways to vote your shares at the Extraordinary General Meeting:
•
by Internet:   To vote via the Internet, please go to www.cstproxyvote.com and follow the instructions. Please have your proxy card handy when you go to the website. Votes must be submitted electronically by 11:59 p.m., eastern time, on February 22, 2026.

•
by Mail:   You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your SVII Ordinary Shares will be voted as recommended by the SVII Board. With respect to the Proposals for the Extraordinary General Meeting, that means: “FOR” the Transaction Proposal, “FOR” the Advisory Amendment Proposals, “FOR” the Equity Plan Proposal, “FOR” the Cayman Merger Proposal and “FOR” the Adjournment Proposal. Proxies submitted by U.S. mail must be received before the start of the Extraordinary General Meeting.

•
by attending the meeting: You can attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting. SVII will be hosting the Extraordinary General Meeting in person and via live webcast. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting in person or online at https://www.cstproxy.com/svacii/2026, in which case any vote that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting.

For more information, please see the section of this proxy statement/prospectus entitled “The Extraordinary General Meeting of SVII Shareholders.”

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms a part of the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Eagle Nuclear Energy Corp. (“New Eagle”), a Nevada corporation, constitutes a prospectus of New Eagle under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to the shares of New Eagle Common Stock and the New Eagle Warrants to be issued in the Transaction described herein, in each case, if the Transaction is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Extraordinary General Meeting at which Spring Valley Acquisition Corp. II (“SVII”) shareholders will be asked to consider and vote upon a proposal to approve the Transaction by the adoption of the Merger Agreement described herein, among other matters.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus nor the issuance of securities in connection with the Transaction will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
INDUSTRY AND MARKET DATA
New Eagle and Eagle Energy Metals Corp., a Nevada corporation (“Eagle”), as co-registrants of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, are responsible for the disclosure contained in this proxy statement/prospectus. In this proxy statement/prospectus, Eagle relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears in “Information About Eagle,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Eagle” and other sections of this proxy statement/prospectus. While Eagle has compiled, extracted, and reproduced industry data from these sources, none of SVII, New Eagle or Eagle has independently verified the data. Similarly, internal surveys, industry forecasts and market research, which Eagle believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While SVII, New Eagle and Eagle believe that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates from independent third parties, SVII, New Eagle or Eagle. See “Cautionary Note Regarding Forward-Looking Statements.”
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This proxy statement/prospectus contains trademarks, service marks and trade names belonging to SVII, New Eagle, Eagle or other entities. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to the knowledge of SVII, New Eagle and Eagle, the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and trade names. SVII, New Eagle and Eagle do not intend the use or display of other entities’ trademarks, service marks or trade names in this proxy statement/prospectus to imply a relationship with, or endorsement or sponsorship of SVII, New Eagle or Eagle by, any other entities.
FREQUENTLY USED TERMS
In this proxy statement/prospectus, unless indicated otherwise or the context requires, the following terms have the meanings set forth below.
In this document:
“Adjournment Proposal” means the proposal, by way of ordinary resolution, to direct the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Merger Agreement are not satisfied or waived or (ii) if the SVII Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with one or more proposals presented to shareholders for vote.
“Advisory Amendment Proposals” means the six separate governance proposals to approve, in each case by way of ordinary resolution and on a non-binding and advisory basis only, certain material changes between the SVII Articles and the New Eagle Organizational Documents.
“Aggregate Merger Consideration” means an aggregate of 23,350,000 shares of New Eagle Common Stock to be issued to the Eagle stockholders in connection with the Transaction.
“Ancillary Agreements” means the Sponsor Support Agreement, Voting and Support Agreements, Registration Rights Agreement, Lock-Up Agreements, PIPE Agreement, Common Stock Purchase Agreement and all other agreements, certificates and instruments executed and delivered by SVII, Eagle or Merger Sub in connection with the Transaction and specifically contemplated by the Merger Agreement.
“Aurora Energy” means Aurora Energy Metals Ltd.
“Aurora Option Agreement” means that certain Property Option Agreement, dated November 18, 2024 (as amended on November 17, 2024, December 9, 2024 and November 26, 2025), by and among Aurora Energy, Oregon Energy and Eagle, pursuant to which Eagle has the right to acquire Oregon Energy (including the Aurora Uranium Project) from Aurora.
“Aurora Uranium Project” refers to the largest mineable, measured and indicated uranium deposit in the United States situated in the state of Oregon, within Malheur County in the Quinn River Valley, which will be acquired pursuant to the Aurora Option Agreement. See “Information About Eagle — The Aurora Uranium Project (The Aurora Deposit and Cordex Zone).”
“broker non-vote” means the failure of a SVII shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Cayman Merger Proposal” means the proposal, by way of special resolution, to (i) approve the merger of Merger Sub 1 with and into SVII, with SVII surviving such merger as the Surviving Corporation, as a result of which, SVII shall become a direct, wholly owned subsidiary of New Eagle and (ii) approve the Plan of Merger and authorize the entry by SVII into the Plan of Merger, which proposal is conditioned on the approval of the other Condition Precedent Proposals.
“Citi” means Citigroup Global Markets Inc.
“Class B Conversion” means the conversion by the SVII Initial Shareholders on January 25, 2024, in connection with the approval of the First SVII Articles Amendment, of 7,666,666 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares on a one-for-one basis in accordance with the SVII Articles.
“Closing” means the closing of the Second Merger and the closing of the Transaction.
“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Stock Purchase Agreement” means the amended and restated securities purchase agreement, dated as of September 29, 2025, by and between Eagle and the PIPE Investor, pursuant to which the PIPE Investor has purchased shares of Eagle Common Stock, the form of which is attached to this proxy statement/prospectus as Annex H.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“Condition Precedent Proposals” means the Transaction Proposal, the Cayman Merger Proposal, and the Equity Plan Proposal, each of which is cross-conditioned on the approval of the others.
“Continental” means Continental Stock Transfer & Trust Company.
“Contribution Agreement” means the Contribution Agreement, dated as of September 29, 2025, by and between SVII and New Eagle, executed in connection with the Merger Agreement.
“Contributions” means the deposits to the Trust Account by the Sponsor, in the amount of $150,000 per month, pursuant to the Extension Promissory Note.
“DTC” means the Depository Trust Company.
“Eagle” or “Eagle Energy” means Eagle Energy Metals Corp., a Nevada corporation.
“Eagle Bylaws” means the bylaws of Eagle adopted on October 17, 2024, and as may be further amended, modified or supplemented from time to time.
“Eagle Charter” means the articles of incorporation of Eagle filed with the Secretary of State of the State of Nevada on October 17, 2024, and as may be further amended, modified or supplemented from time to time.
“Eagle Common Stock” means the common stock, par value $0.0001 per share, of Eagle.
“Eagle Rollover” means the exchange of the Eagle Common Stock for New Eagle Common Stock as consideration for the Second Merger pursuant to the Merger Agreement.
“Effective Date” means the effective date of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.
“Equity Plan Proposal” means the proposal, by way of ordinary resolution, to approve and adopt the New Eagle Equity Plan and any form award agreements thereunder, which proposal is conditioned on the approval of the other Condition Precedent Proposals.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing Registration Rights Agreement” means the Registration and Shareholder Rights Agreement, dated as of October 12, 2022, by and among SVII and the Sponsor.
“Extension Promissory Note” means the unsecured promissory note, dated January 10, 2024, by and between SVII and the Sponsor, pursuant to which the Sponsor had agreed to make monthly Contributions to the Trust Account not to exceed $3,150,000 in the aggregate.
“Extension Promissory Note Maturity Date” means the earlier of (i) the date by which SVII must consummate an initial business combination pursuant to the SVII Articles, (ii) SVII’s consummation of an initial business combination, and (iii) if SVII does not consummate an initial business combination, the date of SVII’s termination, dissolution or winding up as determined in the sole discretion of the SVII Board.
“Extraordinary General Meeting” means the extraordinary general meeting of SVII, to be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed.

v

“First Effective Time” means the effective time of the First Merger.
“First Merger” means the merger of Merger Sub 1 with and into SVII, with SVII surviving such merger as the Surviving Corporation, as a result of which, SVII shall become a direct, wholly owned subsidiary of New Eagle.
“First SVII Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of SVII, effective as of January 10, 2024, to (i) change the date by which SVII must consummate a business combination to October 17, 2025 or such later date as is determined by the SVII Board, (ii) to provide for the right of a holder of SVII Class B Ordinary Shares to convert such shares into SVII Class A Ordinary Shares on a one-for-one basis prior to SVII’s initial business combination, and (iii) to eliminate the limitation that SVII may not redeem SVII Public Shares to the extent that such redemption would cause SVII’s net tangible assets to be less than $5,000,001.
“First SVII EGM” means the extraordinary general meeting in lieu of an annual general meeting of SVII shareholders held on January 10, 2024.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
“Governmental Authority” means any federal, state, county or local or non-U.S. government, governmental, national, supranational, regulatory, taxing or administrative authority, agency, instrumentality or commission or any legislature or court, tribunal, or judicial or arbitral body.
“Guggenheim” means Guggenheim Securities, LLC.
“Initial Merger Agreement” means the Agreement and Plan of Merger, dated as of July 30, 2025, by and among SVII, Merger Sub 2 and Eagle, which was subsequently amended and restated by the Merger Agreement.
“Initial Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of July 30, 2025, by and among SVII, Eagle and the Sponsor, executed in connection with the Initial Merger Agreement, which was subsequently amended and restated by the Sponsor Support Agreement.
“Initial Voting and Support Agreements” means, collectively, the Voting and Support Agreements, dated as of July 30, 2025, by and among SVII, Eagle and certain Eagle shareholders, executed in connection with the Initial Merger Agreement, which were subsequently amended and restated by the Voting and Support Agreements.
“IPO” means the initial public offering of SVII Units consummated by SVII on October 17, 2022.
“IPO Promissory Note” means the means the unsecured promissory note, dated January 26, 2021, by and between SVII and the Sponsor, as amended and restated on January 28, 2022 and subsequently amended and restated on September 26, 2022, to cover IPO offering costs not to exceed $300,000.
“IPO Prospectus” means the final prospectus for the IPO, dated as of October 12, 2022.
“IPO Underwriters” means Citi and Guggenheim, as the underwriters of the IPO.
“Insider Letter Agreement” means the Letter Agreement, dated as of October 12, 2022, by and among SVII, the Sponsor and certain individuals party thereto, as amended by the Insider Letter Agreement Amendment.
“Insider Letter Agreement Amendment” means Amendment No. 1 to Letter Agreement, dated as of January 10, 2024, by and among SVII, the Sponsor and certain individuals party thereto.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IR Act” means the Inflation Reduction Act of 2022.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, injunction, judgment, rule, regulation, executive order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Lock-Up Agreements” means, collectively, the Lock-Up Agreements to be entered into at the Closing by and between New Eagle and each of the Sponsor and certain other holders of New Eagle securities upon the Closing, the form of which is attached to this proxy statement/prospectus as Annex J.
“Mergers” means the First Merger and the Second Merger.
“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025, as it may be amended, supplemented, or otherwise modified from time to time, by and among SVII, New Eagle, Merger Sub 1, Merger Sub 2 and Eagle, which is attached to this proxy statement/prospectus as Annex A.
“Merger Sub 1” means Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle.
“Merger Sub 1 Ordinary Shares” means the ordinary shares, no par value, of Merger Sub 1.
“Merger Sub 2” means Spring Valley Merger Sub II, Inc., a Nevada corporation which became a wholly owned, direct subsidiary of New Eagle pursuant to the Contribution Agreement.
“Merger Sub 2 Common Stock” means the common stock, no par value, of Merger Sub 2.
“Merger Subs” means Merger Sub 1 and Merger Sub 2.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New Eagle” means Eagle Nuclear Energy Corp., a Nevada corporation, including, where applicable, its consolidated subsidiaries after giving effect to the Transaction.
“New Eagle Board” means the board of directors of New Eagle, from time to time.
“New Eagle Bylaws” means the bylaws of New Eagle to be adopted in connection with the Closing, substantially in the form attached to this proxy statement/prospectus as Annex C.
“New Eagle Certificate of Designation” means the Series A Preferred Stock Certificate of Designation of New Eagle, the form of which is attached as Exhibit A to the PIPE Agreement.
“New Eagle Charter” means the amended and restated articles of incorporation of New Eagle to be adopted in connection with the Closing, substantially in the form attached to this proxy statement/prospectus as Annex B.
“New Eagle Common Stock” means the common stock, par value $0.0001 per share, of New Eagle, as contemplated by the New Eagle Charter.
“New Eagle Equity Plan” means the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan to be adopted in connection with the Closing, substantially in the form attached to this proxy statement/prospectus as Annex D.
“New Eagle Organizational Documents” means the New Eagle Charter and the New Eagle Bylaws.
“New Eagle PIPE Warrants” means the warrants to purchase shares of New Eagle Common Stock, the form of which is attached as Exhibit C to the PIPE Agreement.
“New Eagle Private Warrant Agreement” means the Private Warrant Agreement once assigned to New Eagle pursuant to the Warrant Assumption Agreement.
“New Eagle Private Warrants” means warrants to purchase shares of New Eagle Common Stock pursuant to the Warrant Assumption Agreement.

“New Eagle Public Warrant Agreement” means the Public Warrant Agreement once assigned to New Eagle pursuant to the Warrant Assumption Agreement.
“New Eagle Public Warrants” means warrants to purchase shares of New Eagle Common Stock resulting from the automatic adjustment of the SVII Public Warrants in connection with the Closing pursuant to the New Eagle Public Warrant Agreement.
“New Eagle Preferred Stock” means the Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of New Eagle, having the rights, preferences and privileges set forth in the New Eagle Certificate of Designation.
“New Eagle Stockholders” means the holders of shares of New Eagle Common Stock.
“New Eagle Warrants” means warrants to purchase shares of New Eagle Common Stock pursuant to the New Eagle Warrant Agreements.
“New Eagle Warrant Agreements” means the New Eagle Public Warrant Agreement and the New Eagle Private Warrant Agreement.
“Non-Redemption Agreements” means the Non-Redemption Agreements entered into by SVII and the Sponsor with the NRA Investors on October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in each case in connection with the Second SVII EGM, pursuant to which the parties thereto agreed that, in exchange for the NRA Investors agreeing not to redeem an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment, the Sponsor would transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination.
“NRA Investors” means the SVII shareholders party to the Non-Redemption Agreements, which are in each case third parties unaffiliated with SVII.
“NRS” means the Nevada Revised Statutes, as amended.
“Oregon Acquisition” means the acquisition of Oregon Energy (including the Aurora Uranium Project) from Aurora Energy pursuant to the Aurora Option Agreement.
“Oregon Energy” means Oregon Energy LLC, an Oregon limited liability company and, prior to the Oregon Acquisition, a subsidiary of Aurora Energy.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Pearl” means Pearl Energy Investment Management, LLC.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, company, joint venture, estate, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.
“PIPE Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of September 29, 2025, by and among SVII, Eagle, New Eagle, and the PIPE Investor, pursuant to which such investor has agreed to acquire shares of New Eagle Series A Preferred Stock and New Eagle PIPE Warrants, the form of which is attached to this proxy statement/prospectus as Annex G.
“PIPE Financing” means the financing arrangements pursuant to the PIPE Agreement.
“PIPE Investor” means that certain accredited investor party to the PIPE Agreement.
“Plan of Merger” means the plan of merger substantially in the form attached to this proxy statement/prospectus as Annex K.
“Private Placement” means the private placement of SVII Private Warrants to the Sponsor in connection with the IPO.

“Private Warrant Agreement” means the Private Warrant Agreement, dated as of October 12, 2022, by and between SVII and Continental, as warrant agent.
“Proposals” means, collectively, (i) the Transaction Proposal, (ii) the Advisory Amendment Proposals, (iii) the Equity Plan Proposal, (iv) the Cayman Merger Proposal, and (v) the Adjournment Proposal.
“Public Warrant Agreement” means the Public Warrant Agreement, dated as of October 12, 2022, by and between SVII and Continental, as warrant agent.
“Registrar” means the Registrar of Companies of the Cayman Islands.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among New Eagle, the Sponsor and certain holders of New Eagle securities upon the Closing, the form of which is attached to this proxy statement/prospectus as Annex I.
“Rights Agreement” means the Rights Agreement, dated as of October 12, 2022, by and among SVII and Continental, as rights agent.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Extension Promissory Note” means that certain Promissory Note, dated as of October 8, 2025, by and between SVII and the Sponsor.
“Second Merger” means the merger of Merger Sub 2 with and into Eagle, with Eagle surviving such merger as the Surviving Company, as a result of which, Eagle shall become a direct, wholly owned subsidiary of New Eagle.
“Second SVII Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of SVII, effective as of November 13, 2024, to change the date by which SVII must consummate a business combination to October 17, 2025 or such earlier date as is determined by the SVII Board.
“Second SVII EGM” means the extraordinary general meeting of SVII shareholders held on November 13, 2024.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“SPAC” means special purpose acquisition company.
“Sponsor” means Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Amended and Restated Sponsor Support Agreement, dated as of September 29, 2025, by and among SVII, New Eagle, Eagle and the Sponsor, executed in connection with the Merger Agreement, which is attached to this proxy statement/prospectus as Annex E.
“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.
“Surviving Company” means Eagle immediately following consummation of the Second Merger.
“Surviving Company Common Stock” means the common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Corporation” means SVII immediately following consummation of the First Merger.
“Surviving Corporation Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Surviving Corporation.
“SVII” or “Spring Valley” means Spring Valley Acquisition Corp. II, a Cayman Islands exempted company.
“SVII Articles” means the amended and restated memorandum and articles of association of SVII adopted by special resolution dated October 12, 2022 and effective on October 12, 2022, as amended by the First SVII Articles Amendment, the Second SVII Articles Amendment and the Third SVII Articles Amendment, and as may be further amended, modified or supplemented from time to time.
“SVII Board” means the board of directors of SVII.
“SVII Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SVII.
“SVII Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SVII.
“SVII Founder Shares” means the SVII Class B Ordinary Shares issued to the SVII Initial Shareholders prior to the IPO, including the SVII Class A Ordinary Shares issued in the Class B Conversion.
“SVII Initial Shareholders” means the holders of the SVII Founder Shares prior to the IPO and their permitted transferees, as applicable.
“SVII Ordinary Shares” means the SVII Class A Ordinary Shares and the sole issued and outstanding SVII Class B Ordinary Share.
“SVII Preference Shares” means the preference shares, par value $0.0001 per share, of SVII.
“SVII Private Warrants” means the private placement warrants to purchase SVII Class A Ordinary Shares issued to the Sponsor in the Private Placement.
“SVII Public Shareholders” means the holders of SVII Public Shares.
“SVII Public Shares” means the SVII Class A Ordinary Shares issued as a component of the SVII Units.
“SVII Public Warrants” means the warrants to purchase SVII Class A Ordinary Shares issued as a component of the SVII Units.
“SVII Rights” means the rights to receive one-tenth (1/10) of one SVII Class A Ordinary Share upon the consummation of SVII’s initial business combination issued as a component of the SVII Units.
“SVII Service Provider” means the service provider of SVII expected to receive an aggregate of 300,000 shares of New Eagle Common Stock at the Closing in satisfaction of $2.5 million in fees due to such service provider.
“SVII Units” means the units issued in the IPO, each of which consisted of one SVII Class A Ordinary Share, one SVII Right and one-half (1/2) of one SVII Public Warrant.
“SVII Warrants” means the SVII Public Warrants and the SVII Private Warrants.
“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties or similar assessments, imposed, administered, collected or assessed by a Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax, together with all interest, fines, penalties and additions imposed with respect to such amounts.
“Third SVII Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of SVII, effective as of October 15, 2025, to change the date by which SVII must consummate a business combination to July 17, 2026 or such earlier date as is determined by the SVII Board.

x

“Transaction” means, collectively, the Mergers and the other transactions contemplated by the Merger Agreement and the Transaction Documents.
“Transaction Documents” means the Merger Agreement, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SVII, New Eagle, Eagle or the Merger Subs in connection with the Transaction and specifically contemplated by the Merger Agreement.
“Transaction Proposal” means the proposal, by way of ordinary resolution, to approve and adopt the Merger Agreement and the Transaction contemplated thereby, which proposal is conditioned on the approval of the other Condition Precedent Proposals.
“Trust Account” means the trust account established for the benefit of the SVII Public Shareholders in connection with the IPO, with Continental acting as trustee pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 12, 2022, by and between SVII and Continental, as trustee.
“Underwriting Agreement” means the Underwriting Agreement, dated as of October 12, 2022, by and among SVII and the IPO Underwriters.
“Voting and Support Agreements” means, collectively, the Amended and Restated Voting and Support Agreements, dated as of September 29, 2025, by and among SVII, New Eagle, Eagle and certain Eagle shareholders, executed in connection with the Merger Agreement, the form of which is attached to this proxy statement/prospectus as Annex F.
“Waivers” means the formal notices in writing received by SVII (at SVII’s request) from the IPO Underwriters, pursuant to which the IPO Underwriters gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million.
“Warrant Agreements” means the Public Warrant Agreement and the Private Warrant Agreement.
“Warrant Assumption Agreement” means the Warrant Assumption Agreement to be entered into at Closing by and among New Eagle, SVII and Continental. A copy of the form is attached as Exhibit 4.9 to the Registration Statement of which this proxy statement/prospectus forms a part.
“Working Capital Loans” means any loan made to SVII by the Sponsor, an affiliate of the Sponsor or certain of SVII’s officers or directors to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND
THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the Transaction. The following questions and answers may not include all the information that is important to SVII shareholders, who are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
On September 29, 2025, SVII entered into the Merger Agreement with Eagle, New Eagle and the Merger Subs, which provides for the Transaction. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Subject to its terms and conditions, the Merger Agreement provides that (i) at the First Effective Time, Merger Sub 1 will merge with and into SVII, with SVII surviving the First Merger as the Surviving Corporation, and, as a result of the First Merger, SVII will become a direct, wholly owned subsidiary of New Eagle, and (ii) at the Second Effective Time, Merger Sub 2 will merge with and into Eagle, with Eagle surviving the Second Merger as the Surviving Company, and, as a result of the Second Merger, Eagle will become a direct, wholly owned subsidiary of New Eagle. See “Proposal No. 1 — The Transaction Proposal — Merger Agreement” for further information regarding the terms and conditions of the Merger Agreement, including the Mergers and the consideration to be paid in the Transaction.
SVII shareholders are being asked to consider and vote upon the Transaction Proposal to approve and adopt the Merger Agreement and the Transaction contemplated thereby, among other Proposals, at the Extraordinary General Meeting. You are receiving this proxy statement/prospectus because you hold SVII Ordinary Shares as of the record date for the Extraordinary General Meeting.
Following delisting from Nasdaq, the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants began trading on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively, effective October 21, 2025. New Eagle has applied to list the shares of New Eagle Common Stock and the New Eagle Public Warrants on the Nasdaq under the symbols “NUCL” and “NUCLW,” respectively, upon the Closing. There can be no assurance that the shares of New Eagle Common Stock or the New Eagle Public Warrants will be approved for listing on Nasdaq. All outstanding SVII Units will be separated into their underlying securities and all SVII Rights will convert into the underlying shares of New Eagle Common Stock in connection with the consummation of the Transaction. Accordingly, New Eagle will not have units or rights outstanding following consummation of the Transaction.
This proxy statement/prospectus and its annexes contain important information about the Transaction and the Proposals to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, carefully and in their entirety. This document also constitutes a prospectus of New Eagle with respect to certain shares of New Eagle Common Stock and New Eagle Warrants, in each case issuable in connection with the Transaction.
Q.
When and where is the Extraordinary General Meeting?

A.
The Extraordinary General Meeting will be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals set forth in this proxy statement/prospectus. The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of the SVII Articles. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/svacii/2026. Only shareholders who own SVII Ordinary

Shares as of the close of business on the record date for the Extraordinary General Meeting will be entitled to attend the Extraordinary General Meeting.
Q.
What matters will SVII shareholders consider at the Extraordinary General Meeting?

A.
At the Extraordinary General Meeting, SVII will ask its shareholders to vote in favor of the following Proposals:

•
Proposal No. 1 — The Transaction Proposal;

•
Proposal Nos. 2A through 2F — The Advisory Amendment Proposals;

•
Proposal No. 3 — The Equity Plan Proposal;

•
Proposal No. 4 — The Cayman Merger Proposal; and

•
Proposal No. 5 — The Adjournment Proposal (if presented).

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Transaction Proposal,” “Proposal Nos. 2A through 2F — The Advisory Amendment Proposals,” “Proposal No. 3 — The Equity Plan Proposal”, “Proposal No. 4 — The Cayman Merger Proposal.” and “Proposal No. 5 — The Adjournment Proposal.”
Q.
Are any of the Proposals conditioned on one another?

A.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

It is important to note that, if the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. As per the Merger Agreement, if SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Warrants will expire worthless.
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.
What will happen in the Transaction?

A.
Pursuant to the Merger Agreement, each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time, the sole outstanding SVII Class B Ordinary Share will convert into one SVII Class A Ordinary Share, (B) each outstanding SVII Unit will separate and convert into its component securities, and (C) each outstanding SVII Right will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the First Effective Time, (A) Merger Sub 1 will merge with and into SVII pursuant to the First Merger, with SVII surviving the First Merger as the Surviving Corporation, and, as a result, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (C) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a New Eagle Warrant and SVII shall assign all of its right, title and interests in the Warrant Agreements to New Eagle pursuant to the Warrant Assumption Agreement; (b) at the Second Effective Time, (i) Merger Sub 2 will merge with and into Eagle pursuant to the Second Merger, with Eagle surviving as the Surviving Company, and, as a result, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of Merger Sub 2 Common Stock, issued and outstanding immediately prior to the Second Effective

Time shall be converted into one share of Eagle Common Stock, (iii) at the Second Effective Time, each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to the Eagle stockholders, which we refer to as the Eagle Rollover. For more information, please see the section entitled “Proposal No. 1 — The Transaction Proposal.”
Q.
Why is SVII proposing the Transaction?

A.
SVII is a blank check company incorporated as a Cayman Islands exempted company on January 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. SVII may consummate a business combination with a target business in any geographic location or industry. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate.

Of the net proceeds from the IPO and the Private Placement, approximately $235.8 million ($10.25 per SVII Unit) was placed into the Trust Account immediately following the IPO. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471. In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.42. As of September 30, 2025, the remaining funds held in the Trust Account were approximately $26.4 million. In accordance with the SVII Articles, the funds held in the Trust Account will be released upon the consummation of the Transaction. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Transaction?”
There are currently 9,879,945 SVII Ordinary Shares issued and outstanding, consisting of 9,879,944 SVII Class A Ordinary Shares and one SVII Class B Ordinary Share, of which 2,213,278 are SVII Public Shares and 7,666,667 are SVII Founder Shares. In addition, there are currently 24,850,000 SVII Warrants issued and outstanding, consisting of 11,500,000 SVII Public Warrants and 13,350,000 SVII Private Warrants, and 23,000,000 SVII Rights issued and outstanding. Each whole SVII Warrant entitles the holder thereof to purchase one SVII Class A Ordinary Share (or, following the Transaction, one share of New Eagle Common Stock) at an exercise price of $11.50 per share, subject to adjustment. The SVII Warrants (or, following the Transaction, the New Eagle Warrants) will become exercisable 30 days after the consummation of the Transaction and will expire five years after the consummation of the Transaction, or earlier upon redemption or liquidation. Each SVII Right entitles the holder thereof to receive one-tenth (1/10) of one SVII Class A Ordinary Share immediately prior to the First Effective Time. No fractional shares will be issued upon conversion of any SVII Rights, so holders must hold SVII Rights in denominations of 10 in order to receive a SVII Class A Ordinary Share immediately prior to the First Effective Time. There are no SVII Preference Shares issued and outstanding.
Under the SVII Articles, SVII must provide all holders of SVII Public Shares with the opportunity to have their SVII Public Shares redeemed upon the consummation of the Transaction. Holders of SVII Rights and SVII Warrants do not have redemption rights with respect to such rights and warrants in connection with the Transaction. Pursuant to the Transaction and without further action on the part of SVII shareholders, the sole outstanding SVII Class B Ordinary Share will convert into one SVII Class A Ordinary Share, each SVII Unit will separate and convert into its component securities, each outstanding SVII Right will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and each SVII Ordinary Share and SVII Warrant outstanding immediately prior to the First Effective Time will convert to one outstanding share of New Eagle Common Stock or one New Eagle Warrant, respectively.

All outstanding SVII Units will be separated into their underlying securities and all SVII Rights will convert into the underlying shares of New Eagle Common Stock in connection with the consummation of the Transaction. Accordingly, New Eagle will not have units or rights outstanding following consummation of the Transaction.
Before reaching its decision to approve the Transaction, the SVII Board reviewed the results of the due diligence conducted by SVII’s management and advisors and also considered potentially positive and potentially material negative factors as part of its evaluation of the Transaction. See sections “The Transaction Proposal — SVII Board’s Reasons for the Approval of the Transaction” and “Risk Factors” for details on these factors.
Q.
What is the PIPE Financing?

A.
In connection with the transactions contemplated by the Merger Agreement, SVII and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. For more information regarding the key terms of the PIPE Financing, including the shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to be issued to the PIPE Investor, see the sections entitled “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — PIPE Agreement” and “Description of New Eagle Securities.” See also the section entitled “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — Common Stock Purchase Agreement” for information regarding other transactions between Eagle and the PIPE Investor.

Q.
Who is Eagle?

A.
Eagle Energy Metals Corp. is a next-generation nuclear energy company that will seek to combine domestic uranium exploration and development with proprietary small modular reactor (SMR) technology. Eagle is an early-stage company and has limited operating history, no current revenues and has been operating at a net loss since incorporation. Eagle does not currently own, but holds an option to acquire, the largest mineable, measured and indicated uranium deposit in the United States, referred to as the Aurora Uranium Project, located in southeastern Oregon. The Aurora Uranium Project includes the Aurora deposit (“Aurora”), with an estimated 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium, and the adjacent Cordex zone (“Cordex” or the “Cordex Zone”). Eagle’s SMR technology, developed under an exclusive license agreement with UNM Rainforest Innovations (“UNMRI”), the technology licensing arm of the University of New Mexico (the “SMR License Agreement”), is based on liquid metal-cooled reactors. It includes the Very-Small, Long-Life, and Modular Reactor (“VSLLIM”), with electrical generation capacities of less than 10MWth, and the Scalable Liquid Metal-cooled Modular Reactor (“SLIMM”), with output capacities between 10MWth and 100MWth.

Eagle’s mission is to supply uranium to the growing nuclear energy industry and play a leading role in the global transition to clean, reliable, and affordable energy. Eagle is committed to meeting rising demand for resilient, cost-effective energy and supporting advanced computing and artificial intelligence by providing uranium for both traditional nuclear reactors and the SMRs it plans to develop. Eagle may also enter into offtake agreements to sell excess uranium to energy producers, utilities, nuclear fuel fabricators, and advanced reactor developers seeking secure domestic supply. By combining a substantial uranium asset with advanced SMR technology, Eagle is seeking to create an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.
Q.
Who is Oregon Energy?

A.
Oregon Energy currently owns the Aurora Uranium Project and is a subsidiary of Aurora Energy. Eagle will acquire Oregon Energy (including the Aurora Uranium Project) from Aurora Energy pursuant to the Aurora Option Agreement.

Q.
What is the Aurora Option Agreement and how is it expected to impact New Eagle?

A.
The Aurora Option Agreement provides Eagle with the right to acquire Oregon Energy (including the Aurora Uranium Project). In connection with the Mergers and the Transaction, Eagle will exercise its right to acquire Oregon Energy (including the Aurora Uranium Project) and cause the transfer of 1,600,000 shares of New Eagle Common Stock, constituting a portion of the Aggregate Merger Consideration, to Aurora Energy with such shares valued at $16 million reflecting a per share price of $10.00.

Q.
What equity stake will current SVII shareholders and Eagle stockholders hold in New Eagle immediately after the completion of the Transaction, and what are the possible sources and the extent of dilution that the SVII Public Shareholders that elect not to redeem their SVII Public Shares will experience in connection with the Transaction?

A.
The following table illustrates estimated ownership levels in New Eagle immediately following the consummation of the Transaction, based on the varying levels of redemptions by SVII Public Shareholders, and assumes that no New Eagle Warrants have been exercised and the following additional assumptions:

	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
SVII Public Shareholders	6.56%	5.00%	3.39%	1.72%	0.00%
NRA Investors(6)	2.05%	2.08%	2.12%	2.15%	2.19%
Sponsor(7)	6.78%	6.89%	7.01%	7.13%	7.25%
Independent directors(7)	0.36%	0.36%	0.37%	0.37%	0.38%
SVII Rights	6.81%	6.93%	7.04%	7.16%	7.29%
Eagle Stockholders(8)	64.42%	65.49%	66.60%	67.75%	68.94%
PIPE Investor(9)	7.40%	7.53%	7.66%	7.79%	7.92%
Aurora Energy(10)	4.74%	4.82%	4.90%	4.99%	5.07%
SVII Service Provider	0.88%	0.90%	0.91%	0.94%	0.96%
Total	100%	100%	100%	100%	100%

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(6)
The NRA Investors, which agreed not to redeem an aggregate of 2,075,000 SVII Class A Ordinary Shares in connection with the Second SVII EGM, are entitled to receive an aggregate of 691,666 shares of New Eagle Common Stock from the Sponsor pursuant to the Non-Redemption Agreements. However, the NRA Investors may still redeem their SVII Class A Ordinary Shares in full in connection with the Transaction.

(7)
Assumes the Sponsor’s forfeiture of 4,566,667 shares of New Eagle Common Stock upon consummation of the Transaction and Sponsor’s transfer of 691,666 shares of New Eagle Common Stock to the NRA Investors. Independent directors of SVII retain 120,000 shares.

(8)
Upon consummation of the Transaction, a total of 21,750,000 shares of New Eagle Common Stock would be issued to Eagle stockholders (excluding the 1,600,000 shares of New Eagle Common Stock to be transferred to Aurora Energy).

(9)
Includes 29,700 shares of New Eagle Preferred Stock to be issued to the PIPE Investor, which are convertible at any time from and after issuance at the option of the holder, into 2,500,000 shares of New Eagle Common Stock at a ratio of 1-to-84.18.

(10)
Represents shares to be issued to Aurora Energy for the acquisition of Oregon Energy (including the Aurora Uranium Project) from Aurora Energy at a price of $16,000,000, which is settled by the issuance of 1,600,000 shares of New Eagle Common Stock at a price of $10.00 per share.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.
The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Transaction itself):

	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Redemptions(5)
	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share
SVII net tangible book value per share as of September 30, 2025 (unadjusted)(6)	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08
Accretion (Dilution) of SVII shareholders assuming the redemption of shares	9,879,945	$2.08	9,326,626	$1.50	8,773,306	$0.84	8,219,987	$0.10	7,666,667	$(0.75)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Rights(7)	12,179,945	$1.69	11,626,626	$1.20	11,073,306	$0.67	10,519,987	$0.08	9,966,667	$(0.58)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Public Warrants(8)	23,679,945	$6.45	23,126,626	$6.32	22,573,306	$6.19	22,019,987	$6.04	21,466,667	$5.89
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Private Warrants(9)(10)	30,679,945	$7.61	30,126,626	$7.53	29,573,306	$7.44	29,019,987	$7.36	28,466,667	$7.27
Initial offering price of SVII		$10.00		$10.00		$10.00		$10.00		10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Transaction		$7.61		$7.53		$7.44		$7.36		$7.27
Dilution to non-redeeming shareholders		$(2.39)		$(2.47)		$(2.56)		$(2.64)		$(2.73)

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $13,996,010 as a result of the redemptions.

(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $7,405,593 as a result of the redemptions.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $815,176 as a result of the redemptions.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to negative $5,775,241 as a result of the redemptions.

(6)
The unadjusted net tangible book value of $2.08 as of September 30, 2025 is calculated by reference to the balance sheet position of SVII as of September 30, 2025. The calculation deducts the total liabilities of SVII of $5,865,194 from the total assets of SVII of $26,451,621, arriving at a tangible book value of $20,586,427 for SVII. This net tangible book value is then divided by 9,879,945, which is the total number of shares currently outstanding of SVII, after accounting for the redemption of 151 Class A ordinary shares on October 15, 2025. The shares currently outstanding of SVII consists of 2,213,278 Class A ordinary shares that are subject to possible redemption; 7,666,666 Class A ordinary shares that are non-redeemable; and 1 Class B ordinary share.

(7)
Assumes 23,000,000 SVII Rights are converted into 2,300,000 shares of New Eagle Common Stock. No proceeds are expected to be received from the conversion of SVII Rights, as such, the numerator of the calculation of tangible book value per share remains unchanged for each redemption scenario.

(8)
Assumes 11,500,000 SVII Public Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $132,250,000 are expected to be received upon the exercise of 11,500,000 SVII Public Warrants for 11,500,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is increased by $132,250,000 for each redemption scenario.

(9)
Assumes 7,000,000 SVII Private Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $80,500,000 are expected to be received upon the exercise of 7,000,000 SVII Private Warrants for 7,000,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is further increased by $80,500,000 for each redemption scenario.

(10)
Assumes 6,350,000 SVII Private Warrants are forfeited by the Sponsor pursuant to the Merger Agreement.

The following table further illustrates the computation of tangible book value of SVII under each of the adjustments and redemption scenarios:
	No redemptions	25% redemptions	50% redemptions	75% redemptions	Maximum redemptions
Unadjusted tangible book value	$20,586,427	$20,586,427	$20,586,427	$20,586,427	$20,586,427
Impact from redemption	—	(6,590,417)	(13,180,834)	(19,771,251)	(26,361,668)
Tangible book value, adjusted for redemption	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Rights	—	—	—	—	—
Tangible book value, adjusted for SVII Rights	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Public Warrants	132,250,000	132,250,000	132,250,000	132,250,000	132,250,000
Tangible book value, adjusted for SVII Public Warrants	$152,836,427	$146,246,010	$139,655,593	$133,065,176	$126,474,759
Impact from exercise of SVII Private Warrants	80,500,000	80,500,000	80,500,000	80,500,000	80,500,000
Tangible book value, adjusted for SVII Private Warrants	$233,336,427	$226,746,010	$220,155,593	$213,565,176	$206,974,759
For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.
How has the announcement of the Transaction affected the trading price of the SVII securities?

A.
On July 30, 2025, the trading date preceding the announcement of the Transaction, the closing prices of the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants as reported by Nasdaq were $11.80, $12.00, $0.18, and $0.28, respectively. As of January 5, 2026, the record date for the Extraordinary General Meeting, the closing prices of the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants as reported by the OTC Pink Market were $11.32, $11.90, $0.53, and $0.76, respectively. Holders of SVII securities should obtain current market quotations for the securities. The market price of SVII securities could vary at any time prior to Closing.

Q.
What happens to the funds held in the Trust Account upon consummation of the Transaction?

A.
After completion of the Transaction, if consummated, the funds held in the Trust Account will be used to pay SVII Public Shareholders who properly exercise their redemption rights and, after paying the redemptions, a portion is expected to be used to pay transaction expenses incurred by SVII and Eagle (estimated, as of September 30, 2025, for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,” to be approximately $5.4 million and $2.1 million, respectively), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by SVII and Eagle as of and through the Closing Date.

Any additional proceeds from the funds held in the Trust Account are expected to be used to fund operating expenses of New Eagle. There can be no assurance that New Eagle will realize any remaining proceeds from the Trust Account or that any remaining proceeds will be meaningful, in which case New Eagle will be dependent on other available sources of liquidity to fund the intended uses described in the proxy statement/prospectus, including any funds on hand, any funds generated through business operations and any funds that may be available to New Eagle through financing or other means, if and to the extent available.
In addition, the foregoing expected uses of funds held in the Trust Account represent Eagle’s current intentions based upon its current plans and business conditions, which could change in the future as New Eagle’s plans and business conditions evolve. As of the date of this proxy statement/prospectus, Eagle cannot predict with certainty all of the particular uses of the funds held in the Trust Account, or the amounts that New Eagle will actually spend on the uses set forth in the proxy statement/prospectus. The amounts and timing of New Eagle’s actual expenditures may vary significantly depending on numerous factors, including the amount of remaining proceeds realized from the Transaction, if any, cash flows from operations and the anticipated growth of New Eagle’s business. New Eagle’s management will retain broad discretion over the allocation of the proceeds from the Transaction. Pending New Eagle’s use of the funds in the Trust Account, it is currently expected that such funds would be invested in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.
Q.
Who will be the directors and officers of New Eagle if the Transaction is consummated?

A.
It is anticipated that, following consummation of the Transaction, the New Eagle Board will consist of five individuals. SVII, New Eagle and Eagle expect that the New Eagle Board members will be Manavdeep (Mark) Mukhija, Robert Kaplan, Michael Kobler, Brian Goldmeier and Jeffrey Lipton. The initial officers of New Eagle upon the Closing are anticipated to be Mark Mukhija and Ajaypreet Toor. See the section entitled “Management of New Eagle Following the Transaction” for additional information.

Q.
How will New Eagle be governed following the Transaction?

A.
Upon consummation of the Transaction, pursuant to the NRS and the New Eagle Organizational Documents, the New Eagle Board will be responsible for the management of New Eagle’s business and affairs and will serve as the ultimate decision-making body of New Eagle except for those matters reserved under Nevada law to New Eagle Stockholders. The New Eagle Board will oversee New Eagle’s management team, to whom it will delegate the power to manage New Eagle’s day-to-day operations. Forms of the New Eagle Organizational Documents are attached to this proxy statement/prospectus as Annexes B and C.

Q.
How will the Earnout Shares be payable upon achievement of the earnout target?

A.
Following the Closing, if, at any time during the Earnout Period, the VWAP of the shares of New Eagle Common Stock equals or exceeds the Earnout Target, then as soon as commercially practicable and in any event within five business days following the achievement of the Earnout Target, New Eagle will issue 1,500,000 Earnout Shares to the Earnout Recipients. If at any time during the Earnout Period there occurs any transaction resulting in a change of control of New Eagle, then New Eagle shall issue to the Earnout Recipients each such Earnout Recipient’s portion of the relevant Earnout Shares; provided that Earnout Shares shall be issued only once upon the occurrence of the foregoing event. The Earnout Recipients and the number of Earnout Shares allocated to each Earnout Recipient will be determined by Eagle’s board of directors prior to the Closing and set forth in the Earnout Payment Spreadsheet (as defined in the Merger Agreement), which will be delivered to SVII prior to the Closing. The Earnout Recipients will include initial investors of Eagle, some of whom are officers and directors of Eagle, and some of whom also happen to be service providers of Eagle. Earnout Shares are being allocated based on status as initial investors, not for services provided, except that Mark Mukhija will receive additional Earnout Shares in his capacity as a service provider (Chief Executive Officer) of Eagle. Allocations will be made pro rata based on the investors’ initial investments in Eagle, other than the additional shares allocated to Mr. Mukhija, who will receive an aggregate of 43,873 Earnout Shares in his capacity as an initial investor and a service provider. No officers or directors of SVII will be allocated any Earnout Shares. To the extent that an Earnout Recipient is a service provider of New Eagle after the Closing, the issuance of the Earnout Shares to such service provider will be made under the New Eagle Equity Plan. The New Eagle Equity Plan will reserve the Earnout Shares for issuance to the Earnout Recipients, which shall be issued only upon achievement of the Earnout Target. If the Earnout Shares are issued to the Earnout Recipients within 180 days of the Closing Date, the Earnout Recipients shall not Transfer (as defined in the Lock-Up Agreements) any of the Earnout Shares until 180 days after the Closing Date. If the Earnout Target is not satisfied during the Earnout Period, the obligation to issue Earnout Shares pursuant to the Merger Agreement will terminate and no longer apply.

Q.
Are there material differences between my rights as a SVII shareholder and my rights as a New Eagle Stockholder?

A.
Yes, there are certain material differences between your rights as a SVII shareholder and your rights as a New Eagle Stockholder. Please see the sections entitled “Description of New Eagle Securities” and “Comparison of Shareholder Rights and Corporate Governance Matters” for more information.

Q.
What conditions must be satisfied to complete the Transaction?

A.
There are a number of closing conditions in the Merger Agreement, including that SVII shareholders have approved the Condition Precedent Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, please see the section entitled “Proposal No. 1 — The Transaction Proposal — Merger Agreement — Conditions to Closing.”

Q.
What happens if I sell my SVII Ordinary Shares before the Extraordinary General Meeting?

A.
The record date for the Extraordinary General Meeting will be earlier than the date that the Transaction is expected to be completed. If you transfer your SVII Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your SVII Ordinary Shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your SVII Ordinary Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or to have them redeemed for a pro rata portion of the aggregate amount on deposit in the Trust Account.

Q.
What vote is required to approve the Proposals presented at the Extraordinary General Meeting?

A.
Approval of each of the Transaction Proposal, the Equity Plan Proposal and, if presented, the Adjournment Proposal, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of the Cayman Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of each of the Advisory Amendment Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. A vote to approve each of the Advisory Amendment Proposals is an advisory vote, and therefore, is not binding on SVII or Eagle or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII and Eagle intend that the New Eagle Organizational Documents, in the forms attached to this proxy statement/prospectus as Annexes B and C, and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.
The SVII Initial Shareholders and SVII’s directors and officers agreed to vote in favor of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement, and they are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
It is important to note that, if the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Warrants will expire worthless.
Q.
Do the Eagle stockholders need to approve the Transaction?

A.
Pursuant to the Merger Agreement, as soon as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part becomes effective, Eagle has agreed that it will solicit a written consent from the Eagle stockholders approving and adopting the Merger Agreement, the Mergers and, to the extent required by law, the Transaction. The Merger Agreement may be terminated under certain circumstances prior to the Closing, including by written notice from SVII to Eagle if the requisite approval of Eagle stockholders is not obtained within ten business days after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part becomes effective.

Q.
Is SVII required to have a minimum amount of cash after redemptions in order to close the Transaction?

A.
There is no minimum cash condition under the Merger Agreement. In addition, the SVII Articles do not currently have a net tangible asset requirement.

Q.
May the SVII Initial Shareholders and SVII’s directors and officers or their affiliates purchase SVII Ordinary Shares in connection with the Transaction?

A.
Subject to applicable securities laws, the Sponsor or SVII’s directors, officers, advisors or their affiliates may purchase SVII Public Shares, SVII Rights or SVII Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. There is no limit on the number of SVII Public Shares, SVII Rights or SVII Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase SVII Public Shares, SVII Rights or SVII Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of SVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SVII’s directors, officers, advisors or their affiliates purchase SVII Public Shares in privately negotiated transactions from SVII Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Transaction Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.
Q.
How many votes do I have at the Extraordinary General Meeting?

A.
SVII shareholders are entitled to one vote at the Extraordinary General Meeting for each SVII Ordinary Share held of record as of the record date. As of the close of business on the record date, there were 9,879,945 SVII Ordinary Shares issued and outstanding, consisting of 9,879,944 SVII Class A Ordinary Shares and one SVII Class B Ordinary Share.

Q.
How will the SVII Initial Shareholders and SVII’s directors and officers vote?

A.
As of the record date, the SVII Initial Shareholders and SVII’s directors and officers beneficially own an aggregate of approximately 77.6% of the issued and outstanding SVII Ordinary Shares on the record date. In connection with SVII’s IPO, the SVII Initial Shareholders and SVII’s directors and officers agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement. A copy of the Insider Letter Agreement is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. In addition, the Sponsor agreed, pursuant to the Sponsor Support Agreement, not to redeem its SVII Ordinary Shares in connection with the Transaction. The SVII Initial Shareholders and SVII’s directors and officers also agreed to vote in favor of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement, and they are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.

Q.
What interests do the SVII Initial Shareholders and SVII’s directors and officers have in the Transaction?

A.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Q.
Do any of Eagle’s officers or directors have a conflict of interest with unaffiliated security holders of SVII with respect to the Transaction or the approval of the Condition Precedent Proposals?

A.
Eagle does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of SVII with respect to the Transaction, including whether to proceed with the Transaction, or the approval of the Condition Precedent Proposals.

Q.
Who is the Sponsor?

A.
Spring Valley Acquisition Sponsor II, LLC, the Sponsor, is a Delaware limited liability company. The Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of SVII. Other than its investment in and support of SVII, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the SVII Founder Shares, or approximately $0.004 per share, and subsequently transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. In connection with the closing of the IPO, the Sponsor purchased the SVII Private Warrants for an aggregate purchase price of $13,350,000.

The Sponsor owns 76.4% of the issued and outstanding SVII Ordinary Shares as of the date of this proxy statement/prospectus. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn, and is an affiliate of Pearl, a Dallas, Texas-based investment firm founded by Mr. Quinn in 2015. Pearl focuses on partnering with best-in-class management teams to invest in the North American energy industry, typically targeting opportunities requiring $25 million to $100 million of equity capital. Over the course of their careers, the principals at Pearl have executed on billions of dollars of aggregate transaction value through direct investment, financing and acquisitions, with experience spanning venture to late stage buyout and across all parts of the business cycle.
An affiliate of Pearl also formed and sponsored Spring Valley Acquisition Corp. (“Spring Valley I”), a SPAC similar to SVII that was formed to consummate an initial business combination. Spring Valley I completed its initial public offering in November 2020, in which it sold 23,000,000 units, each consisting of one Class A ordinary share of Spring Valley I and one-half of one redeemable warrant to purchase one Class A ordinary share of Spring Valley I, for an offering price of $10.00 per unit, generating aggregate gross proceeds of $230,000,000. In December 2021, Spring Valley I announced its plans to consummate a business combination transaction with NuScale Power, LLC, an industry leading provider of proprietary and innovative advanced nuclear small modular reactor (“SMR”) technology (the “NuScale Merger”). The NuScale Merger, which had an enterprise value of approximately $1.9 billion, closed in May 2022. Concurrently with the execution of the merger agreement in December 2021 (other than two investors who entered into subscription agreements in March 2022 and April 2022, respectively), Spring Valley I entered into subscription agreements with certain investors to subscribe for an aggregate of 23,700,002 shares of common stock of the post-closing company, NuScale Power Corporation, for an aggregate commitment amount of $235,000,000 (the “NuScale PIPE Investment”). The NuScale PIPE Investment was consummated concurrently with the closing of the NuScale Merger.
Past performance by SVII’s management team, including with respect to Pearl and Spring Valley I, is not a guarantee of success with respect to the Transaction. You should not rely on the historical record of the performance of SVII’s management team or businesses associated with them, including Pearl and Spring Valley I, as indicative of the future performance of an investment in SVII or Eagle or the returns New Eagle will, or is likely to, generate going forward.
For information about conflicts of interest with respect to the Sponsor, see “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Q.
Did the SVII Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transaction?

A.
No. The SVII Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transaction because it relied on the financial skills and background of its officers and directors. The SVII Board believed that the SVII officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Transaction. The SVII Board comprises seasoned professionals with extensive expertise in finance, investment banking, and strategic advisory services. Specifically, our directors collectively possess over 100 years of experience in evaluating complex financial transactions, including mergers and acquisitions, capital markets activities, and valuation analyses across diverse industries. Christopher

D. Sorrells, SVII’s Chief Executive Officer, has more than 30 years of experience in natural resources and decarbonization and has led major financings and mergers and acquisitions at NGP Energy Technology Partners. David Buzby, SVII’s independent director, has more than 30 years of experience in renewables, has raised $1.5 billion and has served on various boards of directors, including that of Stem, Inc. Rich Thompson, SVII’s independent director, has more than 35 years of experience in renewable energy and power electronics and has served as the Chief Executive Officer of Power-One, Inc., overseeing billion-dollar public exits, and as a strategic advisor to Sumeru Equity Partners, managing investments in energy technology firms. Kevin Pohler, SVII’s director, has a decade of experience in energy private equity at Pearl Energy Investments and holds an M.B.A. from Stanford. This extensive expertise enabled the Board to thoroughly assess the transaction’s financial terms, valuation, and strategic alignment without a third-party valuation or fairness opinion.
Q.
What are some of the positive and negative factors that the SVII Board considered when determining to enter into the Merger Agreement and its rationale for approving the Transaction?

A.
In evaluating the transaction with Eagle, the SVII Board consulted with its management, advisors and legal counsel, as well as financial and other consultants, and considered and evaluated several factors. In particular, the SVII Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Transaction:

•
Reasonableness of Consideration.   Following a review of the financial data provided to SVII and the due diligence of Eagle’s business conducted by SVII’s management and SVII’s advisors, the SVII Board determined that the aggregate consideration to be paid in the Transaction was reasonable.

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Transaction Proceeds.   Depending on the extent of redemptions by SVII Public Shareholders and on the final amount of the expenses incurred in connection with the Transaction, the Transaction is expected to provide up to approximately $55 million of gross proceeds to Eagle.

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Due Diligence.   The SVII Board reviewed and discussed in detail the results of the due diligence examination of Eagle conducted by SVII’s management team and SVII’s financial and legal advisors, including virtual meetings with the management team and advisors of Eagle regarding Eagle’s business and business plan, operations and prospects, review of material contracts and other material matters, as well general financial, technical, legal, regulatory and accounting due diligence.

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Business and Financial Condition.   The SVII Board reviewed factors such as Eagle’s historical financial results, outlook and business and financial plans.

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Post-Closing Economic Interest in New Eagle.   If the Transaction is consummated, SVII shareholders (other than SVII shareholders that sought redemption of their SVII Class A Ordinary Shares) would have a meaningful economic interest in New Eagle and, as a result, would have a continuing opportunity to benefit from the success of New Eagle upon the Closing.

•
Experienced Management Team.   The SVII Board believes that Eagle has a strong management team and that the senior management of Eagle, led by Mark Mukhija, P. Eng, intends to remain with Eagle in the capacity of officers or directors, which is expected to provide important continuity in advancing Eagle’s strategic and growth goals.

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Commitment of Eagle’s Owners.   The SVII Board considered the fact that Eagle’s Chief Executive Officer and the majority shareholders of Eagle, Fortuna Investments, are not selling any of their current shareholdings of Eagle in connection with the Transaction, and as such, will continue to own more than a majority of the share of New Eagle Common Stock on a pro forma basis, which the SVII Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of New Eagle going forward.

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Terms of the Merger Agreement and the Related Agreements.   The SVII Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Mergers, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions as well as the strong commitment by both Eagle and SVII to complete the Transaction.

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Post-Transaction Corporate Governance.   The fact that SVII will have certain post-closing corporate governance rights in New Eagle, including the right to nominate one director to the New Eagle Board, as further described in “Management of New Eagle Following the Transaction.”

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Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between SVII and Eagle.

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Industry Growth Prospects.   Eagle operates in the nuclear industry, which the SVII Board believes is an attractive industry with strong growth prospects.

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Strong Bipartisan Political Support for Nuclear Energy.   The SVII Board considered that support for nuclear and advanced nuclear solutions currently reflects a growing consensus among policymakers, investors, and industry leaders that these technologies are essential to achieving long-term decarbonization and energy security goals.

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Multiple Avenues to Accelerate Organic Growth Opportunities.   The SVII Board considered that Eagle benefits from multiple opportunities to drive organic growth. Eagle’s value-creation strategies are focused on two distinct opportunities in the nuclear value chain as well as a range of existing and emerging applications critical to energy transition mandates both domestically and internationally.

The SVII Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transaction, including, but not limited to, the following:
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Macroeconomic Risks.   The risk that the future financial performance of New Eagle may not meet the SVII Board’s expectations due to factors in New Eagle’s control or out of its control.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Transaction may not be fully achieved or may not be achieved within the expected timeframe.

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Regulatory Risks.   The risk of changes in Eagle’s regulatory environment, including changes to nuclear regulation or laws.

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Timeline Risks.   The risk that Eagle’s proposed timelines for any necessary approvals related to its operations may be delayed.

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Technology Risks.   The risk that the development of Eagle’s SMR technology, and the surrounding pricing environment, may diverge from expectations.

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Nuclear Risks.   The risk that nuclear accidents, even if wholly unrelated to Eagle’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoptions.

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Redemption Risk.   The potential that a significant number of SVII’s shareholders elect to redeem their shares prior to the consummation of the Transaction and pursuant to the SVII Articles.

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Execution Risk.   The potential risks and costs to SVII if the Transaction is not completed.

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Exclusivity.   The fact that the Merger Agreement includes exclusivity provisions that prohibit SVII from soliciting other business combination proposals, as further discussed above in “— The Merger Agreement — Covenants — Covenants of SVII.”

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Shareholder Vote.   The risk that SVII’s shareholders may fail to provide the votes necessary to approve and effect the Transaction.

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Closing Conditions.   The completion of the Transaction is conditioned on the satisfaction of certain closing conditions that are not within SVII’s control.

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Listing Risks.   The challenges associated with preparing Eagle, a privately held entity, for the applicable disclosure, controls and listing requirements to which Eagle will be subject as a publicly traded company on Nasdaq.

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Litigation.   The possibility of litigation challenging the Transaction or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transaction.

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Fees and Expenses.   The expected fees and expenses associated with the Transaction, some of which would be payable regardless of whether the Transaction is ultimately consummated.

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SVII Shareholders Receiving a Minority Position in New Eagle.   The fact that current SVII shareholders will hold a minority interest in New Eagle, which will limit or preclude the ability of SVII’s current shareholders to influence corporate matters, including any future potential change in control or other material transaction.

•
Other Risks.   Various other risks associated with the Transaction, the business of SVII and the business of Eagle described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the SVII Board also considered that the SVII Initial Shareholders, including SVII’s directors and officers, have interests in the Transaction as individuals that are in addition to, and that may be different from, the interests of SVII shareholders (see “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction”). SVII’s independent directors reviewed and considered these interests during the negotiation of the Transaction and in evaluating and approving, as members of the SVII Board, the Merger Agreement and the Transaction contemplated therein.
The SVII Board concluded that the potential benefits that it expected SVII and its shareholders to achieve as a result of the Transaction outweighed the potentially negative factors associated with the Transaction. Accordingly, the SVII Board determined that the Merger Agreement and the Transaction (including the Mergers), were advisable, fair to and in the best interests of, SVII and its shareholders. To SVII’s knowledge, no conflicts under the corporate opportunities doctrine impacted the search process or the selection of the acquisition target, or will materially affect SVII’s ability to complete the Transaction.
The majority of the directors of SVII have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of Merger Agreement and/or preparing a report concerning the approval of the Transaction.
This explanation of the SVII Board’s reasons for approval of the Transaction is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Q.
What happens if the Transaction Proposal is not approved?

A.
If the Transaction Proposal is not approved and SVII does not consummate a business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate.

Q.
Do I have redemption rights?

A.
If you are a holder of SVII Public Shares, you may redeem your SVII Public Shares for cash equal to the pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. Redemption rights are not available to holders of SVII Rights and SVII Warrants in connection with the Transaction. In connection with SVII’s IPO, the SVII Initial Shareholders and SVII’s directors and officers agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement. The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. In addition, the Sponsor agreed, pursuant to the Sponsor Support Agreement, not to redeem its SVII Ordinary Shares in connection with the Transaction. The SVII Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million on September 30, 2025, the estimated per share redemption price would have been approximately $11.91. This is greater than the $10.00 IPO price of the SVII Public Units. Additionally, SVII Public Shares properly tendered for redemption will only be redeemed if the Transaction is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any) but less up to $100,000 of interest to pay dissolution expenses, in connection with the liquidation of the Trust Account if SVII does not complete a business combination within the applicable time period. See “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights” for more information.
Q.
Is there a limit on the number of shares I may redeem?

A.
An SVII Public Shareholder, together with any of his, her or its affiliates or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the SVII Public Shares without SVII’s prior consent. Accordingly, all shares in excess of 15% of the SVII Public Shares owned by a holder will not be redeemed. On the other hand, a SVII Public Shareholder who holds less than 15% of the SVII Public Shares may redeem all of the SVII Public Shares held by such shareholder for cash. Under the SVII Articles, SVII does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your SVII Public Shares for or against the Transaction Proposal or any other Proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Proposals can be approved by shareholders who will redeem their SVII Public Shares and no longer remain shareholders, leaving shareholders who choose not to have their SVII Public Shares redeemed holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

As a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO or the IPO Underwriters’ participation in SVII’s search for an initial business combination when you consider the Transaction and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Transaction. See the question entitled “What are the potential impacts on the Transaction and related transactions resulting from the Waivers?”
Q.
What are the potential impacts on the Transaction and related transactions resulting from the Waivers?

A.
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million.

The IPO Underwriters were previously paid an aggregate of $4.6 million in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of SVII’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by SVII at the consummation of the Transaction will be reduced by approximately $8.1 million.
SVII initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, SVII was aware of other SPACs that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Transaction less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and SVII did not correspond with the IPO Underwriters about such reasons. To SVII’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to SVII matters, including with respect to the Transaction. Such Waivers therefore indicate, to SVII’s knowledge, that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Transaction. No IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement on Form S-4 of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect.
As a result of the Waivers, SVII Public Shareholders may be more likely to exercise their redemption rights with respect to their SVII Public Shares and the proceeds that New Eagle receives as a result of the Transaction may therefore be reduced. Additionally, as a result of the Waivers, SVII Public Shareholders may be more likely to vote against the Transaction. If the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Rights and SVII Warrants will expire worthless.
For additional information, see the sections entitled “Proposal No. 1 — The Transaction Proposal — Underwriter Fee Waivers,” “Risk Factors — Risks Related to SVII and the Transaction — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation” and “Risk Factors — Litigation or legal proceedings could expose any of SVII, Eagle or New Eagle to significant liabilities and may have a negative impact on SVII’s, Eagle’s or New Eagle’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”
Q.
What happens if a substantial number of the SVII Public Shareholders vote in favor of the Transaction and exercise their redemption rights?

A.
As discussed above, SVII Public Shareholders may vote in favor of the Transaction Proposal or any other Proposal described in this proxy statement/prospectus and also exercise their redemption rights. Accordingly, the Transaction may be consummated even though the funds available from the Trust Account and the number of SVII Public Shareholders are reduced as a result of redemptions of SVII Public Shares. With fewer SVII Public Shares and SVII Public Shareholders, the trading market for shares of New Eagle Common Stock may be less liquid than the market for SVII Class A Ordinary Shares was prior to the Closing and New Eagle may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Eagle’s business will be reduced.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on February 19, 2026 (two business days before the Extraordinary General Meeting), (i) (a) hold SVII Public Shares or (b) hold SVII Public Shares through SVII Units and elect to separate your SVII Units into the underlying SVII Public Shares, SVII Rights and SVII Public Warrants prior to exercising your redemption rights with respect to such SVII Public Shares; (ii) submit a request in writing that SVII redeem all or such portion of your SVII Public Shares for cash to Continental, SVII’s transfer agent; and (iii) tender or deliver your SVII Public Shares (and share certificates (if any) and other redemption forms) either physically or electronically through DTC to SVII’s transfer agent. The address of SVII’s transfer agent is listed under the question “Who can help answer my questions?” below.

SVII requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your SVII Public Shares generally will be faster than delivery of physical share certificates.
A physical share certificate will not be needed if your shares are delivered to SVII’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and SVII’s transfer agent will need to act to facilitate the request. SVII Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is SVII’s understanding that shareholders should generally allot at least one week to obtain physical certificates from its transfer agent. However, SVII does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, SVII Public Shareholders who wish to redeem their SVII Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their SVII Public Shares. SVII Public Shareholders who hold their SVII Public Shares in street name will have to coordinate with their bank, broker or other nominee to have such shares certificated or delivered electronically. If you do not submit a written request and deliver your SVII Public Shares as described above, such shares will not be redeemed.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with SVII’s consent. If you delivered your SVII Public Shares for redemption to SVII’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SVII’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting SVII’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” See “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights” for more information.
Q.
If I hold SVII Rights or SVII Warrants, can I exercise redemption rights with respect to such rights or warrants?

A.
No. There are no redemption rights with respect to the SVII Rights, the SVII Warrants or any SVII Class A Ordinary Shares underlying the SVII Rights or the SVII Warrants.

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.
What are the U.S. federal income tax consequences of the First Merger?

A.
In the opinion of Greenberg Traurig, LLP, counsel to SVII, the First Merger, taken together with the Second Merger and the PIPE Financing, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the passive foreign investment company (“PFIC”) rules and the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If the First Merger so qualifies, a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders”) generally should not recognize any gain or loss for U.S. federal income tax purposes on the receipt of New Eagle Common Stock in exchange for SVII Class A Ordinary Shares, subject to the PFIC rules. However, the receipt of New Eagle Warrants in exchange for SVII Public Warrants pursuant to the First Merger may cause U.S. Holders of SVII Public Warrants to recognize taxable gain regardless of whether the First Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.

For a more complete discussion of the U.S. federal income tax considerations of the First Merger, including the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations —  U.S. Holders — Tax Consequences of the First Merger.”
Q.
How will the New Eagle Public Warrants differ from the New Eagle Private Warrants, and what are the related risks for any holder of New Eagle Public Warrants following the Transaction?

A.
The New Eagle Public Warrants are identical to the New Eagle Private Warrants, except that the New Eagle Private Warrants and the shares of New Eagle Common Stock issuable upon exercise of the New Eagle Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Transaction, subject to certain limited exceptions. Additionally, the New Eagle Private Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”

Following the Closing, we may redeem your unexpired New Eagle Public Warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. New Eagle may redeem outstanding New Eagle Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant. To exercise such redemption right: (i) the last reported sale price of New Eagle Common Stock must equal or exceed $18.00 per share (as may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send notice of redemption to the warrant holders; and (ii) certain other conditions must be met. If and when the New Eagle Public Warrants become redeemable by New Eagle, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Eagle may redeem the New Eagle Public Warrants as set forth above even if the holders are otherwise unable to exercise the New Eagle Public Warrants. Redemption of the outstanding New Eagle Public Warrants could force you to: (A) exercise your New Eagle Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so; (B) sell your New Eagle Public Warrants at the then-current market price when you might otherwise wish to hold your New Eagle Public Warrants; or (C) accept the nominal redemption price which, at the time the outstanding New Eagle Public Warrants are called for redemption, is likely to be substantially less than the market value of your New Eagle Public Warrants.
If New Eagle calls the New Eagle Public Warrants for redemption, management of New Eagle will have the option to require all holders that wish to exercise the New Eagle Public Warrants to do so on a “cashless basis,” as described in the New Eagle Warrant Agreements. The exercise price and number of shares of New Eagle Common Stock issuable upon exercise of the New Eagle Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the New Eagle Public Warrants will not be adjusted for issuance of New Eagle Common Stock at a price below its exercise price. Additionally, in no event will New Eagle be required to net cash settle the New Eagle Public Warrants.
If SVII is unable to complete the Transaction within the period required by the SVII Articles, and SVII liquidates the funds held in the Trust Account, holders of the SVII Public Warrants will not receive any of such funds with respect to their SVII Public Warrants, nor will they receive any distribution from SVII assets held outside of the Trust Account with the respect to such SVII Public Warrants. Accordingly, the SVII Public Warrants may expire worthless.
Q.
What underwriting fees are payable in connection with the Transaction?

A.
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million. See the question entitled “What are the potential impacts on the Transaction and related transactions resulting from the Waivers?”

Q.
Do I have appraisal or dissenters’ rights if I object to the Transaction?

A.
Holders of record of SVII Ordinary Shares may have dissenters’ rights in connection with the Transaction under the Companies Act. In this proxy statement/prospectus, these dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of SVII Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its SVII Ordinary Shares must give written objection to the First Merger to SVII prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. SVII believes that such fair value would equal the amount that SVII shareholders would obtain if they exercised their redemption rights as described herein. A SVII shareholder which elects to exercise Dissent Rights must do so in respect of all of the SVII Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

SVII shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Companies Act. Public Shareholders who elect to exercise Dissent Rights will lose their right to exercise their redemption rights as described herein.

However, SVII shareholders are otherwise still entitled to exercise redemption rights as set out in the section entitled “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights.”
Q.
What happens if the Transaction is not consummated?

A.
If, as a result of the termination of the Merger Agreement or otherwise, SVII does not complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SVII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to SVII to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding SVII Public Shares, which redemption will completely extinguish SVII Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SVII’s remaining shareholders and the SVII Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to SVII’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks Related to SVII and the Transaction — SVII may not be able to consummate the Transaction within the period of time required by the SVII Articles, in which case it would cease all operations except for the purpose of winding up and it would redeem the SVII Public Shares and liquidate, in which case the SVII Public Shareholders may receive only $10.25 per share, or less than such amount in certain circumstances, and the SVII Rights and SVII Warrants will expire worthless” and “— SVII shareholders may be held liable for claims by third parties against SVII to the extent of distributions received by them upon redemption of their shares.”

The SVII Initial Shareholders have waived any right to any liquidating distribution with respect to the SVII Founder Shares. In the event of liquidation, there will be no distribution with respect to outstanding SVII Rights or SVII Warrants. Accordingly, the SVII Rights and SVII Warrants will expire worthless.
Q.
Can the Merger Agreement be terminated?

A.
It is currently anticipated that the Transaction will be consummated promptly following the Extraordinary Meeting. However, per Section 10.01 of the Merger Agreement, the Merger Agreement may be terminated under certain circumstances prior to the Closing, including the Merger, including, but not limited to, (i) by mutual written consent of SVII and Eagle, (ii) by written notice to Eagle from SVII (a) if Eagle is in breach of its respective representations, warranties or covenants or agreements of Eagle set forth in the Merger Agreement that is uncured and renders the conditions listed under Sections 9.02(a) and 9.02(b) of the Merger Agreement to obligations of SVII incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before December 31, 2025, as such date may be extended either by mutual agreement or automatically until the extension date set forth in the SVII Articles (currently July 17, 2026) (collectively, the “Termination Date”); or (c) if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iii) by written notice to SVII from Eagle (a) if SVII is in breach of its respective representations, warranties, covenants or agreements of SVII set forth in the Merger Agreement that is uncured and would render certain of the conditions listed under Sections 9.03(a) and 9.03(b) to obligations of the Company incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before the Termination Date; or (c) if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iv) by written notice from Eagle to SVII if SVII shareholder approval is not obtained at the Special Meeting to approve the Transaction, including the Merger; or (v) by written notice from SVII to the Company if the Company stockholder approval is not obtained within ten (10) business days following the date on which the Registration Statement becomes effective.

Q.
When is the Transaction expected to be completed?

A.
It is currently anticipated that the Transaction will be consummated promptly following the Extraordinary General Meeting, provided that all other conditions to the consummation of the

Transaction have been satisfied or waived, and in accordance with the order of transactions and the timing of such transactions discussed above under the question entitled “What will happen in the Transaction?”
For a description of the conditions to the completion of the Transaction, see the section entitled “Proposal No. 1 — The Transaction Proposal — Merger Agreement — Conditions to Closing.”
Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, and to consider how the Transaction will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
Each SVII Ordinary Share that you own in your name entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting. Your one or more proxy cards show the number of SVII Ordinary Shares that you own. If you are a holder of record, there are three ways to vote your SVII Ordinary Shares at the Extraordinary General Meeting:

•
by Internet:   To vote via the Internet, please go to www.cstproxyvote.com and follow the instructions. Please have your proxy card handy when you go to the website. Votes must be submitted electronically by 11:59 p.m., eastern time, on February 22, 2026.

•
by Mail: You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.   If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your SVII Ordinary Shares will be voted as recommended by the SVII Board. With respect to the Proposals for the Extraordinary General Meeting, that means: “FOR” the Transaction Proposal, “FOR” the Advisory Amendment Proposals, “FOR” the Equity Plan Proposal, “FOR” the Cayman Merger Proposal and “FOR” the Adjournment Proposal. Proxies submitted by U.S. mail must be received before the start of the Extraordinary General Meeting.

•
by attending the meeting:   You can attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting.   SVII will be hosting the Extraordinary General Meeting in person and via live webcast. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting in person or online at https://www.cstproxy.com/svacii/2026, in which case any vote that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “— Registering for the Virtual Meeting” above for further details on how to attend the Extraordinary General Meeting online.

If you have any questions about how to vote or direct a vote in respect of your SVII Ordinary Shares, you may contact SVII’s proxy solicitor:
Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Samford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SVII@info.sodali.com

Q.
What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A.
Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
If you sign and return the proxy card but do not give instructions on how to vote your shares, your SVII Ordinary Shares will be voted as recommended by the SVII Board. With respect to Proposals for the Extraordinary General Meeting, that means: “FOR” the Transaction Proposal, “FOR” the Advisory Amendment Proposals, “FOR” the Equity Plan Proposal, “FOR” the Cayman Merger Proposal and “FOR” the Adjournment Proposal.

Q.
Do I need to attend the Extraordinary General Meeting to vote my shares?

A.
No. You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary General Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the enclosed proxy card in the pre-addressed postage-paid envelope or by voting online by visiting www.cstproxyvote.com. Your vote is important. SVII encourages you to vote as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.
If I am not going to attend the Extraordinary General Meeting in person (including by virtual attendance), should I return my proxy card or vote online instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein, please either vote online by visiting www.cstproxyvote.com or submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SVII believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the Extraordinary General Meeting but will not be counted for purposes of determining the number of votes cast at the Extraordinary General Meeting. If a valid quorum is otherwise established, broker non-votes will have no effect on the outcome of the vote on any of the proposals set forth in this proxy statement/prospectus. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. Because all of the proposals to be voted on at the Extraordinary General Meeting are non-discretionary matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, SVII does not expect there to be any broker non-votes at the Extraordinary General Meeting. However, in no event will a broker non-vote that has the effect of voting against the Transaction Proposal or any other Proposal set forth in this proxy statement/prospectus also have the effect of exercising your redemption rights for a pro rata portion of the aggregate amount on deposit in the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Transaction unless such shares are otherwise properly tendered for redemption and the Transaction is consummated.
Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. If you are a shareholder of record, you may change your vote by sending a later-dated, signed proxy card to Sodali & Co., at 333 Ludlow Street, 5th Floor, South Tower, Samford, CT 06902, prior to the vote at the Extraordinary General Meeting, or by attending the Extraordinary General Meeting in person (including by virtual attendance) and casting your vote or by voting again via the Internet as described above. You also may revoke your proxy by sending a notice of revocation to Sodali & Co., provided such revocation is received prior to the vote at the Extraordinary General Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or vote via the Internet in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the Extraordinary General Meeting?

A.
A quorum of SVII shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding SVII Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person or online at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within half an hour from the time appointed for the Extraordinary General Meeting, the Extraordinary General Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the SVII Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the shareholders present shall be a quorum.
As of the record date for the Extraordinary General Meeting, 4,939,973 SVII Ordinary Shares would be required to achieve a quorum.
Q.
What happens to SVII Rights or SVII Warrants I hold if I vote my SVII Class A Ordinary Shares against approval of the Transaction Proposal (or any of the other Proposals set forth in this proxy statement/prospectus) or validly exercise my redemption rights?

A.
The SVII Initial Shareholders and SVII’s directors and officers agreed to vote in favor of SVII’s initial business combination, which would include the Transaction Proposal, pursuant to the Insider Letter Agreement, and they are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals. Properly exercising your redemption rights as a SVII shareholder does not result in either a vote “FOR” or “AGAINST” the Transaction Proposal or any of the other Proposals described in this proxy statement/prospectus. If the Transaction is completed, all of your SVII Warrants will be automatically adjusted to become New Eagle Warrants, and the SVII Rights will convert into the underlying shares of New Eagle Common Stock in connection with the consummation of the Transaction, as described in this proxy statement/prospectus. If the Transaction is not completed, you will continue to hold your SVII Rights and SVII Warrants, and if SVII does not otherwise consummate an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and your SVII Rights and SVII Warrants will expire worthless. SVII held an extraordinary general meeting of its shareholders on October 15, 2025 (“Third SVII EGM”) where shareholders approved the extension of the date by which SVII is required to complete an initial business combination from October 17, 2025 to July 17, 2026. SVII Public Shareholders elected to have 151 SVII Public Shares redeemed at the general meeting, resulting in 2,213,278 SVII Public Shares outstanding.
Q.
Who will solicit and pay the cost of soliciting proxies?

A.
SVII will pay the cost of soliciting proxies for the Extraordinary General Meeting. SVII has engaged Sodali & Co. to assist in the solicitation of proxies for the Extraordinary General Meeting. SVII has agreed to pay Sodali & Co. a fee of $15,000. SVII will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. SVII also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SVII Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of SVII Ordinary Shares and in obtaining voting instructions from those owners. SVII’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Where can I find the voting results of the Extraordinary General Meeting?

A.
The preliminary voting results will be announced at the Extraordinary General Meeting. SVII will publish final voting results of the Extraordinary General Meeting on a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q.
Who can help answer my questions?

A.
If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus, or the enclosed proxy card, you should contact SVII’s proxy solicitor:

Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Samford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SVII@info.sodali.com
You may also contact SVII at:
Spring Valley Acquisition Corp. II
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
(214) 308-5230
To obtain timely delivery of the documents in advance of the Extraordinary General Meeting to be held on February 23, 2026, SVII shareholders must request the materials no later than February 16, 2026, five business days prior to the Extraordinary General Meeting.
You may also obtain additional information about SVII from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
This proxy statement/prospectus incorporates certain documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from SVII at the address and telephone number listed above.

If you intend to seek redemption of your SVII Public Shares, you will need to send a letter demanding redemption and deliver your SVII Public Shares (either physically or electronically) to SVII’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004-1561
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Transaction Proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Mergers and the other transactions that will be undertaken in connection with the Transaction. It is also described in detail in this proxy statement/prospectus in the section titled “Proposal No. 1 — The Transaction Proposal — Merger Agreement.”
The Parties
SVII
SVII is a blank check company incorporated as a Cayman Islands exempted company on January 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Following delisting from Nasdaq, the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants are currently quoted on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively.
SVII’s executive offices are located at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201, and its phone number is (214) 308-5230.
Eagle
Eagle Energy Metals Corp. is a Nevada corporation that was incorporated under the laws of the State of Delaware on December 14, 2023, as Eagle Battery Metals Corp. On January 31, 2024, Eagle changed its name to Eagle Energy Metals Corp., and on October 18, 2024, Eagle filed articles of conversion with the Nevada Secretary of State to convert into a Nevada corporation. Eagle is a next-generation nuclear energy company that seeks to combine domestic uranium exploration and development with proprietary small modular reactor (SMR) technology. Eagle is an early-stage company and has limited operating history, no current revenues and has been operating at a net loss since incorporation. Eagle does not currently own, but holds an option to acquire, the largest mineable, measured and indicated uranium deposit in the United States, referred to as the Aurora Uranium Project, located in southeastern Oregon. The Aurora Uranium Project includes the Aurora deposit, with an estimated 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium, and the adjacent Cordex Zone Eagle’s SMR technology, developed under an exclusive license agreement with UNMRI, the technology licensing arm of the University of New Mexico, is based on liquid metal-cooled reactors. It includes the VSLLIM, with electrical generation capacities of less than 10MWth, and the SLIMM, with output capacities between 10MWth and 100MWth.
Eagle’s mission is to supply uranium to the growing nuclear energy industry and play a leading role in the global transition to clean, reliable, and affordable energy. Eagle is committed to meeting rising demand for resilient, cost-effective energy and supporting advanced computing and artificial intelligence by providing uranium for both traditional nuclear reactors and the SMRs it plans to develop. Eagle may also enter into offtake agreements to sell excess uranium to energy producers, utilities, nuclear fuel fabricators, and advanced reactor developers seeking secure domestic supply. By combining a substantial uranium asset with advanced SMR technology, Eagle seeks to create an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.
New Eagle
New Eagle was incorporated as a Nevada corporation on September 19, 2025 and is a wholly owned, direct subsidiary of SVII. New Eagle will become the parent company of (a) SVII (as the Surviving Corporation in the First Merger) and (b) Eagle (as the Surviving Company in the Second Merger) upon the consummation of the Transaction. New Eagle intends to apply to list the shares of New Eagle Common Stock and the New Eagle Public Warrants on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively, in connection with the Closing. There can be no assurance that the shares of New Eagle Common Stock and the New Eagle Public Warrants will be approved for listing on Nasdaq.

The address of New Eagle’s principal executive office is 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. After the consummation of the Transaction, its principal executive office will be that of Eagle, located at 5470 Kietzke Lane, Suite 300, Reno, NV 89511, and its telephone number will be 775-335-2029.
Merger Sub 1
Merger Sub 1 is a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle. Merger Sub 1 does not own any material assets or operate any business and was formed solely for the purpose of participating in the Transaction.
Merger Sub 2
Merger Sub 2 is a Nevada corporation and wholly owned, direct subsidiary of New Eagle. Merger Sub 2 does not own any material assets or operate any business and was formed solely for the purpose of participating in the Transaction.
The Transaction Proposal
At the Extraordinary General Meeting, the SVII shareholders will be asked to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the Merger Agreement and the Transaction contemplated thereby. A summary of the Merger Agreement and the Transaction is included below but please see the section entitled “Proposal No. 1 — The Transaction Proposal” for additional information.
Structure of the Transaction
Pursuant to the Merger Agreement: each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time, the sole outstanding SVII Class B Ordinary Share will convert into one SVII Class A Ordinary Share, (B) each outstanding SVII Unit will separate and convert into its component securities, and (C) each outstanding SVII Right will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at First Effective Time, (A) Merger Sub 1 will merge with and into SVII pursuant to the First Merger, with SVII surviving as the Surviving Corporation, and, as a result, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock automatically on a one-for-one basis, following which all Class A Shares of SVII shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (C) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a New Eagle Warrant and SVII shall assign all of its right, title and interests in the Warrant Agreements to New Eagle pursuant to the Warrant Assumption Agreement; (b) at the Second Effective Time, (i) Merger Sub 2 will merge with and into Eagle pursuant to the Second Merger, with Eagle surviving as the Surviving Company, and, as a result, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of Merger Sub 2 Common Stock, issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of Eagle Common Stock, (iii) at the Second Effective Time, each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to the Eagle shareholders, which we may refer to as the Eagle Rollover.
Transaction Consideration
Subject to, and in accordance with the terms and conditions of the Merger Agreement, immediately prior to the First Effective Time, SVII shall cause each then issued and outstanding SVII Class B Ordinary Share to convert automatically, on a one-for-one basis, into one SVII Class A Ordinary Share following which all SVII Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.
Subject to, and in accordance with the terms and conditions of the Merger Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of SVII: (i) each then issued and outstanding SVII Class A Ordinary Share (including SVII Class A Ordinary Shares issued upon (a) the conversion of SVII Class B Ordinary Shares pursuant to the Merger Agreement, (b) the separation of the SVII Units and (c) conversion of the SVII Rights) will convert automatically, on a one-for-one basis, into one share of New Eagle Common Stock following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; and (ii) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire New Eagle Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted SVII Warrant. Each Merger Sub 1 Ordinary Share, issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and nonassessable Surviving Corporation Ordinary Share.
In the Eagle Rollover, each share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio, and each holder of a share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time, shall receive for each share of Eagle Common Stock such number of shares of duly authorized, validly issued, fully paid and nonassessable New Eagle Common Stock (collectively, the Eagle Common Stock and New Eagle Common Stock so issued, the “Merger Consideration”) equal to the Exchange Ratio, rounded down to the nearest whole share. Each share of Merger Sub 2 Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Surviving Company Common Stock.
The Aggregate Merger Consideration is a number of shares of New Eagle Common Stock equal to the quotient obtained by dividing (i) $233,500,000 by (ii) $10.00.
Earnout
Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), the VWAP of the shares of New Eagle Common Stock equals or exceeds $16.00 for any 20 trading days within a period of 30 consecutive trading days (the “Earnout Target”), then as soon as commercially practicable and in any event within five business days following the achievement of the Earnout Target, New Eagle will issue 1,500,000 shares of New Eagle Common Stock (the “Earnout Shares”) to the persons set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”). If at any time during the Earnout Period there occurs any transaction resulting in a change of control of New Eagle, then New Eagle shall issue to the Earnout Recipients each such Earnout Recipient’s portion of the relevant Earnout Shares; provided that Earnout Shares shall be issued only once upon the occurrence of the foregoing event.
Representations and Warranties; Survival
The Merger Agreement contains a number of representations and warranties made by SVII, Eagle, New Eagle, Merger Sub 1, and Merger Sub 2 as of the date of the Merger Agreement or other specific dates solely for the benefit of certain of the parties to the Merger Agreement, which in certain cases are subject to specified exceptions and materiality, Eagle Material Adverse Effect or SVII Material Adverse Effect, knowledge and other qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.
The representations and warranties of the parties contained in the Merger Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements to be performed in whole or in part after the Closing, which covenants and agreements will survive until fully performed.
Conditions to Closing
Mutual Conditions
The obligations of SVII, the Merger Subs, New Eagle and Eagle to consummate the Transaction are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Closing of the following conditions: (i) if applicable, waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have been terminated or expired; (ii) the absence of any law, ruling of any governmental authority, judgment or decree which has the effect of making the Transaction, including the Mergers, illegal or which otherwise prevents or prohibits consummation of the Transaction, including the Mergers; (iii) completion of the Offer in accordance with the terms of the Merger Agreement and the Proxy Statement; (iv) approvals being obtained by the stockholders of both SVII and Eagle; (v) the Registration Statement becoming effective; (vi) approval of New Eagle’s Nasdaq listing application and listing of New Eagle Common Stock to be issued in connection with the Transaction, including the Mergers; and (vii) adoption of the New Eagle Charter and the New Eagle Bylaws.
SVII Conditions
The obligations of SVII to consummate the Transaction are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of certain closing conditions, including without limitation: (i) the accuracy of the representations and warranties of Eagle, subject to certain qualifiers; (ii) each of the covenants required to be performed or complied with by Eagle as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of Eagle certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.02(a) and Section 9.02(b) of the Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which Eagle, or any stockholder of Eagle is party; and (v) the absence of an Eagle Material Adverse Effect since the date of the Merger Agreement that is continuing and uncured.
Eagle Conditions
The obligations of Eagle are subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the accuracy of the representations and warranties of SVII, New Eagle and the Merger Subs, in each case subject to certain qualifiers; (ii) performance of each of the covenants of SVII that are required performed or complied with as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of SVII certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.03(a) and Section 9.03(b) of the Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which SVII, New Eagle or the Sponsor is a party; and (v) no SVII Material Adverse Effect since the date of the Merger Agreement that is continuing and uncured.
Termination
Per Section 10.01 of the Merger Agreement, the Merger Agreement may be terminated under certain circumstances prior to the Closing, including the Merger, including, but not limited to, (i) by mutual written consent of SVII and Eagle, (ii) by written notice to Eagle from SVII (a) if Eagle is in breach of its respective representations, warranties or covenants or agreements of Eagle set forth in the Merger Agreement that is uncured and renders the conditions listed under Sections 9.02(a) and 9.02(b) of the Merger Agreement to obligations of SVII incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before December 31, 2025, as such date may be extended either by mutual agreement or automatically until the extension date set forth in the SVII Articles (currently July 17, 2026) (collectively, the “Termination Date”); or (c) if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iii) by written notice to SVII from Eagle (a) if SVII is in breach of its respective representations, warranties, covenants or agreements of SVII set forth in the Merger Agreement that is uncured and would render certain of the conditions listed under Sections 9.03(a) and 9.03(b) to obligations of the Company incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before the Termination Date; or (c) if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iv) by written notice from Eagle to SVII if SVII shareholder approval is not obtained at the Special Meeting to approve the Transaction, including the Merger; or (v) by written notice from SVII to Eagle if the Eagle stockholder approval is not obtained within ten (10) business days following the date on which the Registration Statement becomes effective.

Ancillary Agreements
Sponsor Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its SVII Ordinary Shares and SVII Warrants other than (i) 3,100,000 SVII Founder Shares (inclusive of 120,000 SVII Founder Shares transferred to SVII’s independent directors at the time of the IPO and 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 7,000,000 SVII Private Warrants. Additionally, at the Closing, all of the outstanding Contributions as of the Closing Date will be converted into New Eagle Private Warrants, at the price of $1.00 per New Eagle Private Warrant.
Voting and Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, certain Eagle stockholders executed and delivered to SVII, New Eagle and Eagle the Amended and Restated Voting and Support Agreements, pursuant to which such Eagle stockholders agreed to, among other things, (a) vote in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not transfer any of such Eagle stockholders’ Covered Shares (as defined therein).
Registration Rights Agreement
Pursuant to the terms of the Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the Existing Registration Rights Agreement will be amended, restated and terminated as of the Closing. Such Registrable Securities are expected to include up to (i) 3,100,000 shares of New Eagle Common Stock to be issued in exchange for the SVII Founder Shares to be outstanding upon the Closing, (ii) 9,050,000 New Eagle Warrants resulting from the automatic adjustment of the SVII Private Warrants to be outstanding upon the Closing, including the conversion of Contributions made by the Sponsor (and the shares of New Eagle Common Stock underlying such warrants) at Closing (assuming $2,050,000 of Contributions outstanding as of September 30, 2025 are outstanding as of Closing), (iii) 1,500,000 shares of New Eagle Common Stock that may be issued as Earnout Shares subsequent to the Closing, and (iv) 5,000,000 shares of New Eagle Common Stock issued or issuable upon conversion of 29,700 shares of New Eagle Preferred Stock (at an initial conversion price of $11.88, pursuant to the terms of the PIPE Agreement) and 2,500,000 New Eagle PIPE Warrants to be issued in the PIPE Financing.
Lock-up Agreements
Also pursuant to the terms of the Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements. The Lock-Up Securities include up to (i) 2,288,334 shares of New Eagle Common Stock to be issued in exchange for the SVII Founder Shares to be held by the Sponsor upon the Closing and (ii) certain shares of New Eagle Common Stock to be held by former Eagle stockholders party thereto.

PIPE Agreement
In connection with the transactions contemplated by the Merger Agreement, SVII, New Eagle, and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of New Eagle Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).
The PIPE Agreement includes customary representations and warranties from SVII, Eagle and the PIPE Investor and customary closing conditions. The PIPE Agreement also includes customary covenants and agreements related to transfer restrictions, SEC reports, material non-public information and indemnification. The shares of New Eagle Common Stock underlying the shares of New Eagle Preferred Stock and the New Eagle PIPE Warrants will be “Registrable Securities” under the Registration Rights Agreement.
Dividends:   The shares of New Eagle Preferred Stock will accrue dividends daily at the rate of 12% per annum of the Stated Value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends will compound semi-annually.
Liquidation Preference:   Upon any liquidation or deemed liquidation event, the holders of shares of New Eagle Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of shares of New Eagle Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the New Eagle Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of New Eagle Preferred Stock been converted into shares of New Eagle Common Stock immediately prior to the liquidation event. Thereafter, the holders of shares of New Eagle Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to New Eagle Common Stock basis.
Voting:   The shares of New Eagle Preferred Stock will vote together with the shares of New Eagle Common Stock as a single class, except (i) as required by law and (ii) as noted below under “— Protective Provisions.” Each holder of shares of New Eagle Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of New Eagle Common Stock into which the shares of New Eagle Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions:   For as long as 20% of the shares of New Eagle Preferred Stock issued as of the Closing are held by the PIPE Investor, New Eagle shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of New Eagle Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Eagle; (ii) amend, alter, or repeal any provision of the New Eagle Certificate of Designation or any similar document of New Eagle in a manner adverse to the shares of New Eagle Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the shares of New Eagle Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of New Eagle Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the New Eagle Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under New Eagle’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Eagle, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Eagle; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness New Eagle and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the shares of New Eagle Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Conversion:   Each share of New Eagle Preferred Stock will be convertible into shares of New Eagle Common Stock at any time at the option of the holder at rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $11.88, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of shares of New Eagle Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the shares of New Eagle Common Stock on the twenty-first trading day following the date that is six months after the effective date of the resale registration statement to be filed pursuant to the Registration Rights Agreement is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.
Proceeds:   New Eagle expects to use the proceeds from the PIPE Financing to help pay for transaction expenses incurred by New Eagle, SVII and Eagle in connection with the Transaction, to pay costs in connection with the acquisition and development of the Aurora Uranium Project, and for working capital and general corporate purposes.
Dilution:   The issuance of the New Eagle Preferred Stock and New Eagle PIPE Warrants at Closing on an as-converted and as-exercised basis would have a dilutive effect on the ownership percentage of any non-redeeming stockholders of SVII. See the table illustrating estimated ownership levels in New Eagle appearing on the Cover this proxy statement/prospectus.
Put Rights:   Unless prohibited by applicable law governing distributions to stockholders, the shares of New Eagle Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the fifth anniversary of the Closing at a price equal to the Accrued Value.
Call Rights:   Unless prohibited by applicable law governing distributions to stockholders, the shares of New Eagle Preferred Stock shall be redeemable at the option of New Eagle commencing any time (A) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.
New Eagle PIPE Warrants:   At the closing of the PIPE Financing, the PIPE Investor will receive the New Eagle PIPE Warrants. The New Eagle PIPE Warrants will be immediately exercisable upon issuance at the Closing and will expire five years from the Closing Date. The New Eagle PIPE Warrants include customary cash and cashless exercise provisions. Each New Eagle PIPE Warrant will be initially exercisable at $12.00 per share of New Eagle Common Stock, subject to the same anti-dilution and other adjustments as the New Eagle Preferred Stock.
Common Stock Purchase Agreement
Concurrently with the signing of the Merger Agreement, Eagle entered into the Common Stock Purchase Agreement with the PIPE Investor whereby Eagle sold a number of shares of Eagle Common Stock that will be exchanged for 2,750,000 shares of New Eagle Common Stock upon the First Merger, constituting a portion of the Aggregate Merger Consideration. The PIPE Investor paid an aggregate of $300,000 for the shares of Eagle Common Stock. In addition, Eagle agreed to redeem the shares for $300,000 if the Initial Merger Agreement is terminated and the Merger Transaction does not occur. There is no resulting dilution to non-redeeming shareholders of SVII.
Background of the Transaction
SVII is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While SVII may pursue a merger opportunity in any industry or sector, SVII sought to capitalize on the ability of its management team and the Sponsor with an initial focus on identifying, acquiring and managing a business in the broadly-defined Sustainability industry described below. SVII’s targeted sectors include, but are not limited to, renewable energy (with a focus on solar and wind, energy storage and other decarbonization technologies), resource optimization (including energy efficiency and digitization), environmental services (including waste management, pollution control and recycling) and grid infrastructure (technologies to support an aging and intermittent grid) (collectively, “Sustainability”) in the United States and other developed countries.
From the closing of the IPO through the signing of the Initial Merger Agreement, members of SVII’s management reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to over 400 business combination opportunities. As part of this process, representatives of SVII considered and evaluated over 100 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of over 60 such potential targets. From the closing of the IPO through July 30, 2025, representatives of SVII submitted non-binding letters of intent (“LOIs”) to 5 potential acquisition targets (including Eagle) following evaluation of, and discussions with, each such potential acquisition target.
Representatives of SVII engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the potential business combination targets that received non-binding LOIs from SVII. SVII did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including SVII’s views of industry, sector and/or business prospects, the target companies’ preparedness to become publicly listed, and divergent expectations on timing and/or valuation.
SVII decided to pursue a combination with Eagle because it determined that Eagle represented a compelling opportunity based upon its well-defined uranium resource and SMR technology. Compared to Eagle, SVII and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
After months of arm’s-length negotiations between representatives of SVII and Eagle, the Initial Merger Agreement was entered into on July 30, 2025. On September 29, 2025, the parties entered into the Amended and Restated Agreement and Plan of Merger which provides that, among other things, New Eagle, a newly formed subsidiary of SVII, will become the publicly listed entity instead of SVII.
The Advisory Amendment Proposals
At the Extraordinary General Meeting, the SVII shareholders will be asked to consider and vote upon six separate governance proposals, in each case by way of ordinary resolution and on a non-binding and advisory basis only, to approve the following material changes between the SVII Articles and the New Eagle Organizational Documents:
(A)
Proposal No. 2A — Changes to Authorized Capital Stock;

(B)
Proposal No. 2B — Required Vote to Amend the Charter;

(C)
Proposal No. 2C — Director Removal;

(D)
Proposal No. 2D — Exclusive Forum Provision;

(E)
Proposal No. 2E — Stockholder Action by Written Consent; and

(F)
Proposal No. 2F — Removal of Blank Check Company Provisions.

For more information, please see the section entitled “Proposal Nos. 2A through 2F — The Advisory Amendment Proposals.”
The Equity Plan Proposal
At the Extraordinary General Meeting, the SVII shareholders will be asked to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the New Eagle Equity Plan and any form award agreements thereunder. For more information, please see the section entitled “Proposal No. 3 — The Equity Plan Proposal.”
The Cayman Merger Proposal
At the Extraordinary General Meeting, SVII Shareholders are being asked to approve the Cayman Merger Proposal, as shareholder approval of the First Merger is required under the Companies Act. For more information, please see the section entitled “Proposal No. 4 — The Cayman Merger Proposal.”
The Adjournment Proposal
At the Extraordinary General Meeting, SVII shareholders will be asked to consider and vote upon a proposal, by way of ordinary resolution, to direct the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Merger Agreement are not satisfied or waived or (ii) if the SVII Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with one or more proposals presented to shareholders for vote. For more information, please see the section entitled “Proposal No. 5 — The Adjournment Proposal.”
Date, Time and Place of Extraordinary General Meeting of SVII Shareholders
The Extraordinary General Meeting will be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals set forth in this proxy statement/prospectus.
Voting Power; Record Date
SVII shareholders owning SVII Ordinary Shares at the close of business on January 5, 2026, which is the record date for the Extraordinary General Meeting, will be entitled to vote or direct votes to be cast at such Extraordinary General Meeting. Each SVII shareholder is entitled to one vote for each SVII Ordinary Share owned as of the close of business on the record date.
Quorum and Vote of SVII Shareholders
A quorum of SVII’s shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding SVII Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Approval of each of the Transaction Proposal, the Equity Plan Proposal and, if presented, the Adjournment Proposal, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of the Cayman Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of each of the Advisory Amendment Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding

SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. A vote to approve each of the Advisory Amendment Proposals is an advisory vote, and therefore, is not binding on SVII or Eagle or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII and Eagle intend that the New Eagle Organizational Documents, in the forms attached to this proxy statement/prospectus as Annexes B and C, and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.
Redemption Rights
Pursuant to the SVII Articles, any holders of SVII Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. Holders of SVII Public Shares are not required to vote on any of the Proposals to be presented at the Extraordinary General Meeting in order to demand redemption of their SVII Public Shares. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Closing, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million on September 30, 2025, the estimated per share redemption price would have been approximately $11.91.
The SVII Articles do not provide a specified maximum redemption threshold. As a result, SVII may be able to consummate the Transaction even though a substantial majority of the SVII Public Shareholders do not agree with the Transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or SVII’s officers, directors, advisors or their affiliates. Furthermore, SVII may be able to redeem its SVII Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). For additional information, see “Risk Factors — Risks Related to SVII and the Transaction — SVII does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for SVII to consummate the Transaction even if a substantial majority of SVII’s Shareholders do not agree, which may increase the number of SVII Public Shares that are redeemed and the risk of being subject to the “penny stock” rules.”
Appraisal or Dissenters’ Rights
Holders of record of SVII Ordinary Shares may have appraisal or dissenters’ rights in connection with the Transaction under the Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of SVII Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its SVII Ordinary Shares must give written objection to the First Merger to SVII prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. SVII believes that such fair value would equal the amount that SVII shareholders would obtain if they exercised their redemption rights as described herein. A SVII shareholder which elects to exercise Dissent Rights must do so in respect of all of the SVII Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. However, SVII shareholders are otherwise still entitled to exercise redemption rights as set out in the section entitled “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights.”

Solicitation of Proxies
SVII will pay the cost of soliciting proxies for the Extraordinary General Meeting. SVII has engaged Sodali & Co. to assist in the solicitation of proxies for the Extraordinary General Meeting. SVII has agreed to pay Sodali & Co. a fee of $15,000. SVII will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. SVII also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SVII Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of SVII Ordinary Shares and in obtaining voting instructions from those owners. SVII’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Underwriter Fee Waivers
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million.
The IPO Underwriters were previously paid an aggregate of $4.6 million in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of SVII’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by SVII at the consummation of the Transaction will be reduced by approximately $8.1 million.
SVII initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, SVII was aware of other SPACs that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Transaction less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and SVII did not correspond with the IPO Underwriters about such reasons. To SVII’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to SVII matters, including with respect to the Transaction. Such Waivers therefore indicate, to SVII’s knowledge, that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Transaction. No IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement on Form S-4 of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect.
As a result of the Waivers, SVII Public Shareholders may be more likely to exercise their redemption rights with respect to their SVII Public Shares and the proceeds that New Eagle receives as a result of the Transaction may therefore be reduced. Additionally, as a result of the Waivers, SVII Public Shareholders may be more likely to vote against the Transaction. If the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Rights and SVII Warrants will expire worthless.
For additional information, see the sections entitled “Proposal No. 1 — The Transaction Proposal — Underwriter Fee Waivers,” “Risk Factors — Risks Related to SVII and the Transaction — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation” and “Risk Factors — Litigation or legal proceedings could expose any of SVII, Eagle or New Eagle to significant liabilities and may have a negative impact on SVII’s, Eagle’s or New Eagle’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”

Interests of SVII Initial Shareholders, Directors and Officers in the Transaction
When you consider the recommendation of the SVII Board to vote in favor of approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. These interests include, among other things:
•
the beneficial ownership interests that the SVII Initial Shareholders and certain of SVII’s directors and officers have in the 7,666,667 SVII Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if SVII does not complete an initial business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The SVII Founder Shares have an aggregate market value of approximately $91.2 million, based on the closing price of the SVII Class A Ordinary Shares of $11.90 on the OTC Pink Market on January 5, 2026, the record date for the Extraordinary General Meeting (without taking into account the forfeiture of any SVII Founder Shares in connection with the Closing);

•
the beneficial ownership interests that the Sponsor has in the 13,350,000 SVII Private Warrants, acquired for an aggregate purchase price of $13,350,000, which warrants would become worthless if SVII does not complete an initial business combination within the applicable time period, as there will be no distribution from the Trust Account with respect to SVII Warrants. The SVII Private Warrants have an aggregate market value of approximately $10.2 million, based on the closing price of the SVII Public Warrants of $0.76 on the OTC Pink Market on January 5, 2026, the record date for the Extraordinary General Meeting (without taking into account the forfeiture of any SVII Private Warrants in connection with the Closing);

•
even if the trading price of the shares of New Eagle Common Stock following the consummation of the Transaction was as low as approximately $5.55 per share, the aggregate market value of the shares of New Eagle Common Stock issued in exchange for the 2,408,334 SVII Founder Shares to be retained by the SVII Initial Shareholders at the Closing (without taking into account the value of the New Eagle Warrants received upon conversion of the SVII Private Warrants retained at the Closing and excluding the aggregate 691,666 SVII Founder Shares to be transferred to the NRA Investors at the Closing) would be approximately equal to the initial investment in SVII by the SVII Initial Shareholders. As a result, if the Transaction is completed, the SVII Initial Shareholders are likely to be able to make a substantial profit on their investment in SVII even at a time when the shares of New Eagle Common Stock have lost significant value. On the other hand, if the Condition Precedent Proposals are not approved and SVII does not consummate an initial business combination by July 17, 2026, or such later date as may be approved by SVII’s shareholders, the SVII Initial Shareholders will lose their entire investment in SVII (except as to any liquidating distributions to which they may be entitled as holders of SVII Public Shares);

•
in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to SVII (other than SVII’s independent registered public accounting firm) or a prospective target business with which SVII has discussed entering into a transaction agreement;

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the SVII Articles specify certain rights of directors and officers to be indemnified by SVII, and of SVII’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, which rights will continue after SVII’s initial business combination. If an initial business combination is not approved and SVII liquidates, SVII will not be able to perform its obligations to its directors and officers under those provisions;

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none of SVII’s directors or officers has received any cash compensation for services rendered to SVII;

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the Sponsor and SVII’s directors and officers, or any of their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated;

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in connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. The Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. The Sponsor may make additional Contributions pursuant to the Second Extension Promissory Note. All of such Contributions are anticipated to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction and, based on $2,050,000 Contributions outstanding as of September 30, 2025, such amounts are anticipated to convert into 2,050,000 New Eagle Private Warrants. The Sponsor will not have any claim against the Trust Account with respect to such loans and, accordingly, SVII may not be able to repay or otherwise satisfy such loans if it does not complete an initial business combination;

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the potential continuation of one or more of SVII’s directors or officers as directors or officers New Eagle following the consummation of the Transaction; and

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the anticipated continuation of directors’ and officers’ liability insurance after the Transaction.

These interests may influence SVII’s directors in making their recommendation to vote in favor of the approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus. You should also read the section above entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Compensation Received or to be Received by, and Securities Issued or to be Issued to, the Sponsor, SVII’s Directors and Officers, and their Affiliates
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, SVII’s directors and officers, and their affiliates in connection with the Transaction or any related financing transaction, the amount of securities issued or to be issued by SVII to the Sponsor, SVII’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.
	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the SVII Founder Shares, or approximately $0.004 per share, and subsequently transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. In connection with the closing of the IPO, the Sponsor purchased the SVII Private Warrants for an aggregate purchase price of $13,350,000. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit an amount of shares of New Eagle Common Stock and New Eagle Warrants such that the Sponsor will hold (i) 3,100,000 shares of New Eagle Common Stock (inclusive of shares representing the aggregate 120,000 SVII Founder Shares transferred to SVII’s independent directors as noted above and an aggregate of 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 9,050,000 New Eagle Warrants (such number assumes $2,050,000 of Contributions outstanding as of September 30, 2025 will be converted into New Eagle Warrants at Closing).
In connection with the approval of SVII’s first extension, SVII and the Sponsor entered into an unsecured promissory note (the “Extension

SVII has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on SVII’s behalf. As of September 30, 2025, SVII has not reimbursed the Sponsor for any out-of-pocket expenses.

	Interest in Securities	Other Compensation

Promissory Note”), pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. In connection with the approval of SVII’s third extension, on October 8, 2025, SVII issued an unsecured promissory note (the “Second Extension Promissory Note”) in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. All of such Contributions are anticipated to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

SVII Directors and Officers	In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors.
SVII has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on SVII’s behalf. As of September 30, 2025, SVII has not reimbursed its directors and officers for any out-of-pocket expenses.

NRA Investors
Pursuant to the Non-Redemption Agreements, the Sponsor is obligated transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.
None
Recommendation of the SVII Board
The SVII Board believes that each of the Proposals to be presented at the Extraordinary General Meeting is in the best interests of SVII and SVII’s shareholders and unanimously recommends that SVII shareholders vote “FOR” each of such proposals.
SVII Board’s Reasons for the Approval of the Transaction
In evaluating the transaction with Eagle, the SVII Board consulted with its management, advisors and legal counsel, as well as financial and other consultants, and considered and evaluated several factors. In particular, the SVII Board considered the following positive factors, among others, in deciding to approve the Transaction: (i) reasonableness of consideration; (ii) results of due diligence; (iii) Eagle’s historical financial results, outlook and business and financial plans; (iv) the experienced management team of Eagle and that the management team intends to remain with New Eagle, which is expected to provide important continuity in advancing Eagle’s strategic and growth goals; (v) Eagle operates in the nuclear industry, which the SVII Board believes is an attractive industry with strong growth prospects; (vi) The SVII Board considered that Eagle benefits from multiple opportunities to drive organic growth; (vii) transaction proceeds; (viii) post-closing economic interest in New Eagle; (ix) commitment of Eagle’s owners; (x) terms of the Merger Agreement and the related agreements; (xi) post-Transaction corporate governance; (xii) the fact that the Transaction terms and conditions were the product of an arm’s length negotiations between SVII and Eagle; and (xiii) strong bipartisan political support for Nuclear Energy. The SVII Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transaction as well as the fact that the SVII Initial Shareholders, including SVII’s directors and officers, have interests in the Transaction as individuals that are in addition to, and that may be different from, the interests of SVII shareholders. For a more detailed description of SVII’s reasons for the approval of the Transaction and the recommendation of the SVII Board, see “Proposal No. 1 — The Transaction Proposal — SVII Board’s Reasons for the Approval of the Transaction.”
Conditions to the Closing of the Transaction
There are a number of closing conditions in the Merger Agreement, including that SVII’s shareholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, please see the section entitled “Proposal No. 1 — The Transaction Proposal — Merger Agreement — Conditions to Closing.”
Anticipated Accounting Treatment
The Transaction is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SVII will be treated as the acquired company and Eagle will be treated as the acquirer for financial statement reporting purposes. See section entitled “Proposal No. 1 — The Transaction Proposal — Anticipated Accounting Treatment.”
Risk Factors
In evaluating the Proposals, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some, but not all, of the risks related to Eagle, SVII, the Transaction and New Eagle are summarized below:
Risks Related to Eagle’s Business and Industry
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Eagle is an early-stage company which has limited to no operating history upon which investors can evaluate its future prospects.

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Eagle is dependent on additional financing to conduct its business plan.

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Eagle has not generated profits or revenues, and does not expect to do so in the near term.

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Eagle’s financial statements were prepared on a going concern basis.

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Eagle’s uranium exploration and development business is entirely dependent on the successful closing of the Aurora Option Agreement

•
Volatility in uranium prices may adversely affect the economic viability of the Aurora Uranium Project and increase investor dilution.

•
Eagle’s business is subject to risks inherent in mineral exploration and development activities.

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Eagle and its target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect Eagle and its target customers.

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Intense competition in the mining and SMR markets could limit Eagle’s ability to capture and retain market share.

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Public acceptance of nuclear energy and competition from other energy sources is unknown.

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Unfavorable media coverage of mining or nuclear energy could negatively affect Eagle’s business.

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Mining operations involve a high degree of risk.

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The Aurora Uranium Project is in the exploration stage. There is no assurance that Eagle can establish the existence of any mineral reserve from the Aurora Uranium Project in commercially exploitable quantities. Until then, we cannot earn any revenues from the Aurora Uranium Project, and our business could fail.

•
Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond Eagle’s control, which could have a material adverse effect on Eagle’s business and plans.

•
Eagle’s exploration and development activities are subject to environmental risks, which could expose it to significant liability and result in the delay, suspension or termination of its operations.

•
Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact Eagle.

•
The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect Eagle’s business.

•
Loss of government incentives to use nuclear power may have an adverse impact on the market for SMRs.

•
The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential Eagle expects or may grow more slowly than expected.

•
Eagle’s licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business.

•
Eagle depends entirely on a single license for its SMR technology platform.

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Eagle’s SMR development remains conceptual and faces significant technical risk.

•
Eagle lacks the manufacturing infrastructure to scale any future SMR prototype, and early production efforts may cause significant cost overruns and delays.

•
Eagle’s directors and executive management team may have conflicts of interest.

•
The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of Eagle’s management team into the company could affect its ability to successfully grow its business.

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If demand for Eagle’s uranium resources does not develop as expected, its projected revenues and profits will be adversely affected.

•
Russia’s invasion of Ukraine is severely and unpredictably impacting global energy markets and supply chains, and rising concerns over a second severe nuclear accident in Ukraine could seriously hurt public reception to nuclear energy.

Risks Related to SVII and the Transaction
•
The Sponsor and SVII’s officers and directors have potential conflicts of interest in recommending that SVII shareholders vote in favor of approval of the Transaction Proposal and approval of the other Proposals described in this proxy statement/prospectus.

•
SVII Public Shareholders will have a reduced ownership and voting interest after the Transaction and will exercise less influence over management.

•
There can be no assurance that the shares of New Eagle Common Stock will be approved for listing on Nasdaq or that New Eagle will be able to comply with the continued listing standards of Nasdaq.

•
Subsequent to the consummation of the Transaction, New Eagle may be required to take write-downs or write-offs, or New Eagle may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Eagle’s financial condition, results of operations and the price of New Eagle’s securities, which could cause you to lose some or all of your investment.

•
The SVII Board did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to the SVII Public Shareholder.

•
SVII shareholders may be held liable for claims by third parties against SVII to the extent of distributions received by them upon redemption of their shares.

•
SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants were delisted from Nasdaq because SVII failed to consummate a business combination within 36 months of its initial public offering, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Risks Related to Ownership of New Eagle Securities
•
New Eagle may experience significant fluctuations in its results of operations, making it difficult to project future results.

•
Future sales of shares of New Eagle Common Stock after the consummation of the Transaction may cause the market price of the shares of New Eagle Common Stock to drop significantly, even if New Eagle’s business is doing well.

•
New Eagle’s audited financial position and results of operations may differ materially from the unaudited pro forma financial information presented to investors.

•
While SVII and Eagle work to complete the Transaction, Eagle’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding SVII’s, New Eagle’s or Eagle’s, or their respective management team’s, expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
SVII’s, New Eagle’s or Eagle’s ability to consummate the Transaction;

•
the benefits of the Transaction;

•
New Eagle’s financial performance following the consummation of the Transaction;

•
prospective and illustrative financial information included in this proxy statement/prospectus;

•
the ability to obtain or maintain the listing of the New Eagle Common Stock or the New Eagle Public Warrants on Nasdaq following the consummation of the Transaction;

•
changes in Eagle’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•
Eagle’s strategic advantages and the impact those advantages will have on future financial and operational results;

•
expansion plans and opportunities, including total addressable market estimates;

•
Eagle’s ability to grow its business in a cost-effective manner;

•
the implementation, market acceptance and success of Eagle’s business model;

•
developments and projections relating to Eagle’s competitors and industry;

•
Eagle’s approach and goals with respect to technology;

•
Eagle’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
the impact of the invasion of Ukraine by Russia, or the escalation of the conflict in Israel, on Eagle’s business;

•
changes in foreign currency exchange rates, which can affect revenue and foreign currency prices;

•
changes in applicable laws or regulations; and

•
the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing SVII’s, New Eagle’s or Eagle’s, or their respective management teams’, views as of any subsequent date, and SVII, New Eagle and Eagle do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, SVII’s, Eagle’s or New Eagle’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
the timing of the Closing and the level of redemption rights that are exercised in respect of SVII Public Shares, which may adversely affect Eagle’s ability to execute its business plan;

•
the occurrence of any event, change or other circumstances that could delay the Transaction or give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against SVII, New Eagle or Eagle following announcement of the Transaction and transactions contemplated thereby;

•
the inability to complete the Transaction on a timely basis or at all due to the failure to obtain approval of SVII shareholders or to satisfy other conditions to the Closing in the Merger Agreement;

•
Eagle’s ability to continue as a going concern;

•
the ability to obtain or maintain the listing of the New Eagle Common Stock or the New Eagle Warrants on Nasdaq, following the consummation of the Transaction;

•
the risk that the Transaction disrupts current plans and operations of Eagle as a result of the announcement and consummation of the transactions described herein;

•
New Eagle’s ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition and the ability of Eagle to grow and manage growth profitably following the consummation of the Transaction;

•
costs related to the Transaction;

•
changes in applicable laws or regulations;

•
the effects of the invasion of Ukraine by Russia, or the escalation of the conflict in Israel, on Eagle’s business;

•
the ability to implement business plans, forecasts, and other expectations after the completion of the Transaction, and identify and realize additional opportunities;

•
the risk of downturns and the possibility of rapid change in the industry in which Eagle operates;

•
the risk that Eagle and its current and future collaborators are unable to successfully develop and commercialize Eagle’s products, or experience significant delays in doing so;

•
the risk that New Eagle may never achieve or sustain profitability;

•
the risk that New Eagle may need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•
the risk that New Eagle experiences difficulties in managing its growth and expanding operations;

•
the risk that third-party providers are not able to fully and timely meet their obligations;

•
the risk that Eagle is unable to secure or protect its intellectual property;

•
the possibility that SVII, Eagle or New Eagle may be adversely affected by other economic, business, and/or competitive factors; and

•
other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in New Eagle following the consummation of the Transaction will be subject to significant risks affecting New Eagle and inherent in the industry in which Eagle operates. If any of the events described below occur, the post-combination business and financial results could be adversely affected in a material way. Any such event could cause the trading price of the New Eagle securities to decline, perhaps significantly, and you therefore may lose all or part of your investment.
The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in New Eagle. Additional risks and uncertainties not currently known to SVII, New Eagle or Eagle or which SVII, New Eagle or Eagle currently deem immaterial may also have a material adverse effect on New Eagle’s business, financial condition, results of operations, prospects and/or its share price. Shareholders should consult a legal adviser, an independent financial adviser or a tax adviser for legal, financial or tax advice prior to deciding whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.
Risks Related to Eagle’s Business and Industry
Eagle is an early-stage company with limited to no operating history upon which investors can evaluate its future prospects.
Eagle is an early-stage company engaged in both uranium exploration and development and small modular reactor (SMR) technology development, and it has limited to no operating history upon which investors can evaluate its future prospects. Eagle’s uranium development business is in its formative stages, and it has not yet established a track record of commercial operations, revenue generation, or sustained profitability. Similarly, Eagle’s SMR business line is at a conceptual stage, with no working prototype constructed and no demonstrated commercial-scale performance. As a result, Eagle’s business and prospects must be considered in light of the significant problems, delays, uncertainties, and complications typically encountered by newly established businesses and by companies developing unproven technologies.
The lack of operating history in both Eagle’s mining and SMR business lines makes it difficult to evaluate its current business plan, performance, and future prospects. Eagle’s management has little basis on which to forecast future success, and its current and future expense levels are based largely on estimates of planned operations and anticipated revenues rather than actual experience. Eagle faces the risk that its competitors, many of whom have established operations, proven technologies, and greater resources, will perform better than Eagle in the relevant markets. There are no assurances that Eagle can successfully address the challenges inherent in early-stage mining or in the commercialization of SMR technology.
Because Eagle has not yet demonstrated the ability to operate profitably or at commercial scale in either business line, there is substantial uncertainty regarding its ability to achieve or sustain profitability. Eagle’s business, financial condition, and operating results could be materially and adversely affected if it is unable to overcome the obstacles associated with its limited operating history and the early-stage nature of its technologies. Investors should be aware that Eagle’s future success is highly uncertain and dependent on its ability to execute its business strategies, secure adequate funding, and achieve technical and commercial milestones in both uranium mining and SMR development.
Eagle is dependent on additional financing to conduct its business plan.
Both Eagle’s uranium and small modular reactor (SMR) business lines will require significant and ongoing investment to support their respective development, exploration, and commercialization activities. As an early-stage company with limited operating history and no current revenues, Eagle is highly dependent on its ability to attract and retain consistent sources of external funding to advance its projects and execute its business strategies.
To date, Eagle has devoted most of its financial resources to the acquisition and development of its mining assets and to the initial acquisition of its SMR technology. The capital requirements for both business lines are substantial and are expected to increase as Eagle progresses through exploration, permitting, engineering, regulatory compliance, infrastructure buildout, and, in the case of SMRs, advanced research, prototyping, and potential commercialization. Eagle’s current and future expense levels are based largely on estimates of planned operations and anticipated future revenues, rather than on actual experience or established revenue streams.
Even with the gross proceeds raised through recent private placements and a Regulation CF offering, Eagle will require additional financing to execute its business plans for both mining and SMR development. There is no assurance that future financing will be available, or that, if available, it will be on terms acceptable to the company. If Eagle is unable to secure additional funding when needed, it may be forced to delay, scale back, or discontinue certain development activities, which could materially and adversely affect Eagle’s business, financial condition, and operating results. Moreover, additional financing could impose significant restrictions on Eagle’s operations in the case of debt financing or result in substantial dilution for Eagle’s shareholders in the case of equity financing. These risks apply equally to both Eagle’s mining and SMR business lines, and the inability to obtain adequate funding on acceptable terms could limit Eagle’s ability to capitalize on opportunities, respond to competitive pressures, or achieve the company’s strategic objectives in either area. If Eagle is unable to obtain the necessary capital to fund its ongoing operations and planned growth, its business, prospects, financial condition, and results of operations could be materially and adversely affected across both its mining and SMR business lines.
Eagle has not generated profits or revenues, and does not expect to do so in the near term. As a result, Eagle’s ability to curtail future losses and reach sustained profitability is unproven, and it may never achieve or sustain profitability.
Eagle had minimal cash and cash equivalents as of November 30, 2024 and November 30, 2025, and had a net loss for the period from incorporation to November 30, 2024, and for the year ended November 30, 2025. As of November 30, 2024 and November 30, 2025, Eagle’s net cash was $717 and $1,301,928, respectively, and its net loss was $1,020,057 and $5,260,632, respectively. To date, Eagle has devoted most of its financial resources to the acquisition of its interest in the Aurora Uranium Project and payments to its consultants and service providers. Because of the numerous risks and uncertainties associated with Eagle’s industry, it is unable to accurately predict the timing or amount of increased expenses or when or if it will be able to maintain profitability. Eagle expects to incur increased expenses as it continues the exploration and development of its assets. If any of the jurisdictions in which Eagle operates pass laws that regulate exploration and development of mining assets, particularly those prospective for uranium and other energy metals, then Eagle will likely see an increase in its expenses due to its attempts to comply with those regulations. Eagle also expects an increase in its expenses associated with creating additional infrastructure (including hiring additional personnel) to explore and develop its assets. As a result, Eagle may incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows may have an adverse effect on Eagle’s shareholders’ equity and working capital. Eagle does not expect to generate any revenue or achieve profitability in the near term.
Eagle’s financial statements were prepared on a going concern basis.
Eagle’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of November 30, 2024 and November 30, 2025, Eagle’s net cash was $717 and $1,301,928, respectively, and its net loss was $1,020,057 and $5,260,632, respectively. These factors raise significant doubt about Eagle’s ability to continue as a going concern within one year after the date of the financial statements being issued, which is dependent on its ability to raise additional funds and implement its business plan. Eagle’s financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern, and such adjustments could be material. Even with the gross proceeds of $3,047,312 raised through recent private placements and $4,968,536 raised through a recent Regulation CF offering, Eagle will require additional financing to execute on its business plan.
To date, Eagle has not generated any material revenue, and does not expect to generate material revenue for the foreseeable future while it has substantial overhead expenses. Eagle does not expect to generate meaningful revenue unless and until it acquires sole ownership and control of the Aurora Uranium Project and brings the project from its current exploration stage into commercial production, or is able to finalize development of and commercialize its SMR technology and related services, and Eagle may not be able to do so on its anticipated timetable, if at all. Eagle expects its expenses and capital expenditures to increase in connection with its ongoing activities, including developing and advancing its SMR technology and other products and services, obtaining Nuclear Regulatory Commission (NRC) design certification of and standard design approval (SDA) for its SMR technology and completing its manufacturing preparation and trials. Eagle also expects to incur additional costs associated with operating as a public company.
There is no assurance that future financing will be available, or that, if available, it will be on acceptable terms. Eagle’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategies. Moreover, any additional financing could impose undue restrictions on operations in the case of debt financing or result in substantial dilution for shareholders in the case of equity financing. If Eagle is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.
Eagle’s uranium exploration and development business is entirely dependent on the successful closing of the Aurora Option Agreement.
Eagle’s business strategy and prospects significantly depend on the closing of the Aurora Option Agreement and its acquisition of sole ownership and control of the Aurora Uranium Project. Although Eagle anticipates that it will meet all of its obligations under the Aurora Option Agreement, the closing of the transaction remains subject to factors beyond its control, specifically, the negotiation of the definitive purchase agreement with Aurora to acquire Oregon Energy and the performance by Aurora of its obligations under the Aurora Option Agreement and such definitive purchase agreement. Any delays or failure to close due to unforeseen circumstances within Aurora’s internal governance, regulatory compliance, or financial situation would leave Eagle without its principal asset, significantly impairing its ability to execute its business strategy. Such failure would severely compromise Eagle’s operational capacity, undermine its value, and could result in the loss of its entire investment in the Aurora Uranium Project to date, without alternative uranium exploration and development projects to pursue.
Given that Eagle’s current business strategy and growth prospects rely significantly on the consummation of the Aurora Option Agreement, any adverse outcome relating to such consumption would materially and adversely affect its financial condition, results of operations, and future viability.
Volatility in uranium prices may adversely affect the economic viability of the Aurora Uranium Project and increase investor dilution.
A key component of the Aurora Option Agreement involves issuing a number of shares to Aurora, based, in part, on fluctuations in the spot price of uranium. In connection with the consummation of the Transaction, Eagle will issue the Base Payment Shares (as defined in the Aurora Option Agreement) to Aurora, including fully satisfying the Listing Payment (as defined in the Aurora Option Agreement) to Aurora. If the spot price of uranium experiences significant volatility or an extended increase, the total number of shares issuable pursuant to the terms of the Aurora Option Agreement would increase, causing dilution to New Eagle’s stockholders. Furthermore, a prolonged downturn in uranium prices may result in Eagle’s determination that further development of the Aurora Uranium Project is not economically viable.
Eagle will operate in a competitive and rapidly changing industry, which makes it difficult to evaluate its business and prospects.
The mining and energy metals market through which Eagle intends to derive its revenue is a rapidly evolving industry. The growth of this market is subject to a high degree of uncertainty. Eagle’s future operating results will depend on numerous factors affecting the industry, many of which are beyond its control, including:
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Fluctuations in Commodity Prices:   Volatile prices for uranium and other energy metals can significantly impact revenue, profitability, and ability to fund ongoing and future projects;

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Regulatory Restrictions:   Regulatory agencies, national and local governments, and municipalities may restrict Eagle’s ability to operate at the level at which its desires to operate, or at all; and

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General Economic Conditions:   Broader economic factors, such as recession, inflation, and changes in interest rates, can affect investor confidence, capital availability, and overall demand for Eagle’s products.

Eagle’s ability to plan for development will be significantly affected by its ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of potential customers. In addition, Eagle may be restricted from operating its business due to public health and safety measures implemented in response to future pandemics or unforeseen disasters, including war. Furthermore, from time to time, Eagle may re-evaluate the market in which its operates and the performance of its current business model, and it may in the future discontinue operations in certain markets as a result of such evaluations.
Eagle’s business is subject to risks inherent in mineral exploration and development activities.
Eagle is subject to the risks normally encountered by companies in the mineral exploration and development industry. These risks include, but are not limited to:
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The discovery of unusual or unexpected geological formations during exploration or drilling programs;

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Accidental fires, floods, earthquakes, or other natural disasters in Malheur County’s high desert environment;

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Unplanned power outages, water shortages, or equipment failures affecting field activities;

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Challenges in controlling water inflows or other hazards during exploratory drilling;

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Labor disruptions, disputes, or difficulties securing skilled personnel for specialized uranium exploration;

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Delays in obtaining machinery, equipment, or permits required for continued exploration and development;

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Liability for potential environmental impacts, even during exploration, under Oregon’s regulatory framework; and

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Other known and unknown risks inherent in exploring and developing uranium projects, including fluctuations in uranium markets, regulatory changes, and stakeholder opposition.

The exploration and development of mineral properties is affected by many factors, including, but not limited to: the cost of operations; variations in the grade of mineralized material; fluctuations in metal markets; costs of extraction and processing equipment; availability of equipment and labor; labor costs and possible labor strikes; government regulations, including without limitation, regulations relating to taxes, royalties, allowable extraction or production, and importing and exporting of minerals; government actions, including without limitation the establishment or expansion of mineral withdrawals, parks and monuments; land exchanges; foreign exchange; employment; worker safety; transportation; and environmental protection.
Eagle and its target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect Eagle and its target customers.
The risks associated with radioactive materials and the public perception of those risks can affect Eagle’s business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect Eagle’s customers and indirectly affect its business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, under which all remaining nuclear power plants in Germany were shut down in April 2023. Similar anti-nuclear groups and non-governmental organizations are active in the United States and may be successful in lobbying domestic governments to restrict the use of nuclear energy. Adverse public reaction could also lead to increased regulation or limitations on the activities of Eagle’s customers, more onerous operating requirements or other conditions that could have a material adverse impact on its customers and its business.

Further, public perception of nuclear safety and viability can also influence the willingness of investors and financial institutions to fund nuclear projects. Negative public sentiment can increase financing costs and make it more difficult to secure the necessary capital. However, public preferences for energy sources can influence the demand for nuclear energy. A positive perception of nuclear power as a clean and reliable energy source can boost its market appeal.
Accidents involving nuclear power facilities, including but not limited to events like the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials could materially and adversely affect Eagle’s target customers and the markets in which it operates and increase regulatory requirements and costs that could materially and adversely affect its business.
Eagle’s future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact Eagle’s business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous, and customer demand for Eagle’s products could suffer, which could materially and adversely affect its business and operations.
Intense competition in the mining and SMR markets could limit Eagle’s ability to capture and retain market share.
Both Eagle’s energy metals mining and SMR businesses face industries crowded with entrenched incumbents and well-funded new entrants that command deep technical knowledge, robust supply chains, and proprietary technologies. Competitors routinely deploy substantial financial and human capital to secure prime resource deposits, advance alternative reactor designs, and negotiate favorable offtake and power-purchase agreements. Their scale and first-mover advantages enable aggressive pricing, rapid innovation, and the recruitment of key talent, leaving Eagle with fewer strategic opportunities. If Eagle fails to match their pace of development or to differentiate its offerings, Eagle could experience reduced sales opportunities, unfavorable pricing dynamics, and compressed margins, any of which could materially and adversely affect its business, financial condition, and results of operations.
Public acceptance of nuclear energy and competition from other energy sources is unknown.
Growth of the uranium and nuclear industry will depend upon continued and increased acceptance of nuclear technology as an economic means of generating electricity. Because of unique political, technological and environmental factors that affect the nuclear industry, including the risk of a nuclear incident and fears of nuclear incidents in the event of terrorism, wars, insurrections or natural disasters, the industry is subject to public opinion risks that could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. Nuclear energy competes with other sources of energy, including oil, natural gas, coal, hydroelectricity and renewable energy sources. These other energy sources are to some extent interchangeable with nuclear energy, particularly over the longer term. Sustained lower prices of oil, natural gas, coal and hydroelectricity may result in lower demand for uranium concentrations. Increased government regulation and technical requirements may make nuclear energy uneconomic, resulting in lower demand for uranium concentrates. Technical advancements and government subsidies in renewable and other alternate forms of energy, such as wind and solar power, could make these forms of energy more commercially viable and put additional pressure on the demand for uranium concentrates.
Unfavorable media coverage of mining or nuclear energy could negatively affect Eagle’s business.
In the future, Eagle’s proposed operations and activities may subject it to media coverage relating to mining and the production of uranium and other forms of nuclear energy, some of which can be inaccurate, non-objective or politically motivated. As a result, Eagle may frequently need to address or respond to such media coverage, which can be costly and time-consuming. Such inaccurate and non-objective media coverage can also negatively impact public perception of its business activities, the market for its securities, government relations, permitting activities and legal challenges. Further, given the controversial nature of the mining and nuclear industries, Eagle may be subject to the risk that suppliers, customers, co-venturers or other business relations may be discouraged from or decline to continue commercial relations with or enter into new commercial relations or arrangements due to fear of reprisals from the media, public or special interest groups based on public perceptions of the nature of Eagle’s business or the nature or location of the Aurora Uranium Project, particularly driven by the ability of the media, public and special interest groups to influence public perceptions through the media, social media and the internet.
Mining operations involve a high degree of risk.
The exploration, construction, development, operation and other activities associated with mineral projects, along with the expansion of existing recovery operations and mining activities and restarting of projects, involve significant risks, including financial, technical and regulatory risks. The development or advancement of the Aurora Uranium Project is contingent upon obtaining satisfactory exploration results, project permitting and licensing and financing. The exploration, construction, development, operation and other activities associated with mineral projects involve significant financial risks over an extended period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a mine or other facility may result in substantial value, few properties that are staked and explored are ultimately developed into producing mines or extraction or recovery facilities. Major expenses may be required to establish mineral resources and mineral reserves by drilling and to finance, permit, license and construct extraction, mining, recovery and processing facilities. It is impossible to ensure that the current or proposed exploration, permitting, construction and development programs on the Aurora Uranium Project will result in profitable commercial extraction, mining or recovery operations.
Whether a mineral deposit will be commercially viable depends on a number of factors, which include, among other things: the accuracy of estimates; the particular attributes of the deposit, such as its size, geology, grade and accessibility; the ability to economically recover commercial quantities of the minerals; proximity to necessary infrastructure and availability of personnel; financing costs; governmental regulations, including regulations relating to prices, taxes, reclamation bonds and royalties; the potential for litigation; land use; importing and exporting; and environmental and cultural protection, including but not limited to the governmental establishment of mineral withdrawals, parks and monuments and land exchanges. The construction, development, expansion and restarting of projects like the Aurora Uranium Project are also subject to: the successful completion of engineering studies with adequate results to proceed; the issuance of necessary governmental licenses and permits; the availability of adequate financing; engineering and construction timetables and capital costs being correctly estimated for Eagle’s projects, including restarting projects on standby; and such construction timetables and capital costs not being affected by unforeseen circumstances, including but not limited to delays due to litigation/injunctions. The effect of these factors cannot be accurately predicted, but the combination of these factors, along with others, may result in Eagle not receiving an adequate return on invested capital.
It is possible that actual costs and economic returns of future extraction of uranium at the Aurora Uranium Project may differ materially from Eagle’s best estimates. It is not unusual in the mining industry for new mining operations and facilities to experience unexpected problems during the start-up phase, to take much longer than originally anticipated to bring them into a recovery or producing phase, to require more capital than anticipated, to operate at a higher cost than expected and/or to have reclamation liabilities that are higher than expected.
Opposition to mining may disrupt Eagle’s business activities.
In recent years, governmental agencies, non-governmental organizations, individuals, communities and courts have become more vocal and active with respect to their opposition of certain mining and business activities. This opposition may take on forms such as road blockades, vandalism, threats and/or slander, applications for injunctions seeking to cease certain construction, development, extraction, mining and/or milling or recovery activities, refusals to grant access to lands or to sell lands on commercially viable terms, lawsuits for damages or to revoke or modify licenses and permits, issuances of unfavorable laws and regulations, changes in regulatory attitudes and interpretations and other rulings contrary to or otherwise harming Eagle’s interests. These actions can occur in response to current activities or in respect of mines or facilities that are decades old. In addition, these actions can occur in response to Eagle’s activities or the activities of other unrelated entities. Opposition to Eagle’s activities may also result from general opposition to nuclear energy and mining. Opposition to Eagle’s proposed operations and business activities is beyond its control. Any opposition to Eagle’s proposed operations or business activities may cause disruptions and may result in increased costs and delays, which could have a material adverse effect on Eagle’s business and financial condition.
The Aurora Uranium Project is in the exploration stage. There is no assurance that Eagle can establish the existence of any mineral reserve from the Aurora Uranium Project in commercially exploitable quantities. Until then, Eagle cannot earn any revenues from the Aurora Uranium Project, and its business could fail.
Eagle has not established that the Aurora Uranium Project contains any commercially exploitable quantities of mineral reserve, nor can there be any assurance that it will be able to do so. The probability of the Aurora Uranium Project ever having a commercially exploitable mineral reserve that meets the requirements of the SEC may be remote. Even if Eagle does eventually discover commercially exploitable quantities of mineral reserve on the Aurora Uranium Project, there can be no assurance that it can be developed into a producing mine and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.
The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond Eagle’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.
Even if commercial viability of a mineral deposit is established, it may take several years until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through sampling, to determine the optimal metallurgical process to extract the metals from the tailings and, in the case of new properties, to construct processing facilities. Because of these uncertainties, no assurance can be given that Eagle’s exploration programs will result in the establishment or expansion of a mineral deposit or reserves.
The Aurora Uranium Project is a high-risk project and investors should not make an investment in New Eagle unless you have the ability to lose your entire investment.
Eagle’s exploration and development activities may not be commercially successful.
Eagle’s long-term success depends on its ability to identify mineral reserves in the Aurora Uranium Project or other properties it may acquire that it can then develop into commercially viable processing operations. There is no assurance that the Aurora Uranium Project contains commercially exploitable minerals. Moreover, mineral exploration and development is highly speculative in nature, involves many risks and is frequently non-productive. The inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration and development programs. The success of mineral exploration and development is determined in part by the following factors:
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the identification of potential mineralization based on analysis;

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the availability of permits;

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the quality of Eagle’s management and it geological and technical expertise; and

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the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through analysis, and to develop the processing facilities and infrastructure at any site chosen for processing. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. Any one or a combination of these factors may result in you not receiving an adequate return on your investment in Eagle or any other mineral project it may pursue. The decision to abandon a project will have an adverse effect on the market value of Eagle’s securities and its ability to raise future financing.
Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond Eagle’s control, which could have a material adverse effect on its business and plans.
Mining and mineral exploration involves various types of risks and hazards, including:
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environmental hazards;

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power outages;

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metallurgical and other processing problems;

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personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

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inability to obtain suitable or adequate machinery, equipment, or labor;

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metals losses;

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fluctuations in exploration, development and production costs;

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labor disputes;

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unanticipated variations in grade;

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mechanical equipment failure; and

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periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, the Aurora Uranium Project, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. Eagle may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. Eagle may suffer a material adverse effect on its business if not covered by insurance policies. Eagle operations may contain significant uninsured risks which could negatively impact future profitability.
Any exploration of the Aurora Uranium Project contains and will contain certain risks, including unexpected or unusual operating conditions. It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate your investment in Eagle as well as result in increased costs and a decline in the value of your investment.
Mineral operations are subject to market forces outside of Eagle’s control which could negatively impact the company.
The marketability of minerals is affected by numerous factors beyond Eagle’s control including market fluctuations, government regulations relating to prices, taxes, royalties, allowable production, imports, exports and supply and demand. One or more of these risk elements could have an impact on the costs of Eagle’s operations and, if significant enough, could impact your investment.
Eagle may be unable to obtain and renew permits, mine plan modifications and approvals, leases or other rights necessary for its operations, which would reduce its production, cash flows and profitability.
Mining companies must obtain numerous regulatory permits that impose strict conditions on various environmental and safety matters. The permitting rules are complex and change over time, potentially in ways that may make Eagle’s ability to comply with the applicable requirements more difficult or impractical or even preclude the continuation of ongoing operations or the development of future mining operations. The public, including special interest groups, Tribal groups, and individuals, have certain rights under various statutes to comment upon, submit objections to and otherwise engage in the permitting process, including bringing citizens’ lawsuits or administrative actions to challenge permits or mining activities. Oregon is an Agreement State under the Agreement State Program with the NRC. Through the Agreement State Program as well as Oregon’s consolidated mine permitting process, Eagle will need to continue to navigate permitting processes through different agencies at the local, state, federal and Tribal levels. For example, operations that could potentially impact surface or groundwater are required to obtain permits through state and federal agencies that regulate water resources. The same is true of potential air impacts, impacts to ecological resources, such as wetlands, and impacts to cultural resources. Additionally, mine sites that are located on federal lands are required to follow federal National Environmental Protection Act (“NEPA”) regulations. Thus, past or ongoing violations of federal and state mining laws by Eagle or by mining operations owned or controlled by its significant stockholders, directors or officers could provide a basis to revoke existing permits and to deny the issuance of additional permits or modification or amendment of existing permits. This is known as being “permit-blocked.” In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups.
As a result, the permitting process is costly and time-consuming, required permits may not be issued or renewed in a timely fashion (or at all), and permits that are issued may be conditioned in a manner that may restrict Eagle’s ability to conduct its mining activities efficiently. In some circumstances, regulators could seek to revoke permits previously issued. Eagle is required under certain permits to provide data on the impact on the environment of proposed exploration for or production of coal to governmental authorities.
Future changes or challenges to the permitting and mine plan modification and approval process could cause additional increases in the costs, time, and difficulty associated with obtaining and complying with the permits, and could delay or prevent commencing or continuing exploration or production operations, and as a result, adversely affect Eagle’s production, cash flows and profitability.
Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on Eagle as well as any other business in which it engages.
A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on Eagle and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, Eagle cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Eagle or other companies in its industry could harm Eagle’s reputation. The potential physical impacts of climate change on Eagle’s operations are highly uncertain and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of Eagle’s operations or any other mineral projects it may pursue.
Eagle’s exploration and development activities are subject to environmental risks, which could expose it to significant liability and result in the delay, suspension or termination of its operations.
The exploration, future development and production phases of Eagle’s business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations may adversely affect Eagle’s operations. If Eagle fails to comply with any of the applicable environmental laws, regulations or permit requirements, it could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop operations or require a considerable capital expenditure. Although Eagle intends to comply with all environmental laws and permitting obligations in conducting its business, there is a possibility that those opposed to exploration and mining will attempt to interfere with Eagle’s operations, whether by legal process, regulatory process or otherwise.
Environmental hazards unknown to Eagle, which have been caused by previous or existing owners or operators of the properties, may exist on the properties comprising the Aurora Uranium Project. It is possible that these properties could be located on or near the site of a Federal Superfund cleanup project; as such, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.
The Clean Air Act restricts the emission of air pollutants from many sources, including mining and processing activities. Eagle’s processing operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on Eagle’s production levels or result in additional capital expenditures in order to comply with the rules.
The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.
The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.
The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.
Eagle could be subject to environmental lawsuits.
Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Aurora Uranium Project.
Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact Eagle.
Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals can result in specific potential health risks. Symptoms of these associated diseases may take years to manifest. Failure to comply with health and safety standards could result in statutory penalties and civil liability. Eagle does not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences could have a material, adverse impact on Eagle.
Mining, extraction, recovery, processing, construction, development and exploration activities depend, to a substantial degree, on adequate infrastructure.
Reliable roads, bridges, power sources and water supply are important determinants affecting capital and operating costs. While there is existing infrastructure at the Aurora Uranium Project, including public roads and a nearby power substation, the infrastructure may require improvements in order to support future mining operations. Eagle will also need to acquire groundwater rights through the permitting process in the local jurisdiction. In addition, unusual or infrequent weather phenomena, including drought, flooding, sabotage, government and/or other interference in the maintenance or provision of such infrastructure could adversely affect Eagle’s operations and activities, financial condition and results of operations.
The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect Eagle’s business.
Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and Eagle may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States.
Loss of government incentives to use nuclear power may have an adverse impact on the market for SMRs.
In the United States, the IR Act provides production tax credits for advanced reactors and small modular reactors and the ADVANCE Act of 2024 provides further incentives such as reduced licensing fees and expedited pathways to approval. The United States may decide to reduce or eliminate these or other economic incentives or curtail legislative programs supportive of nuclear energy technologies for political, financial or other reasons. Any reductions in, or eliminations of, government subsidies, economic incentives or favorable legislative programs could reduce demand for Eagle’s future products and adversely affect its business prospects and results of operations.
Operational challenges due to unexpected repairs and technical issues may adversely affect Eagle’s financial stability.
Eagle’s operations could face significant setbacks due to unforeseen technical and mechanical issues, necessitating costly repairs and maintenance. While Eagle strives to optimize operations for efficiency and cost-effectiveness, such disruptions could negatively impact its bottom line and operational forecasts.

Eagle is subject to technical innovation and obsolescence.
Requirements for Eagle’s products and services may be affected by technological changes in nuclear reactors, and enrichment and used uranium fuel reprocessing. These technological changes could reduce the demand for Eagle’s products and services and/or increase the supply of competitive products and services. The cost competitiveness of Eagle’s operations may be impacted through the development and commercialization of other mining, processing and other technologies. As a result, Eagle’s competitors may adopt technological advancements that give them an advantage over Eagle or that reduce the demand for its products or make them obsolete.
Eagle may expand its business in the future and enter into new lines of business or geographic markets, which may result in additional risks, uncertainties and costs in its business.
Eagle may grow its business by offering additional services, by entering into new lines of business and by entering into, or expanding its presence in, new geographic markets. Introducing new services could increase Eagle’s operational costs and the complexities involved in managing such services, including with respect to ensuring compliance with applicable regulatory requirements. For example, Eagle is actively engaged in the advancement of SMR technology as a core component of its strategic growth plan. To the extent Eagle enters into new lines of business, it will face numerous risks and uncertainties, including risks associated with the possibility that it has insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of investors due to the perception that Eagle is no longer focusing on its core business. In addition, Eagle may, from time to time, explore opportunities to grow its business via acquisitions, partnerships, investments, or other strategic transactions. There can be no assurance that Eagle will identify, negotiate, or complete such transactions, that any completed transactions will produce favorable financial results, or that it will be able to successfully integrate an acquired business with its business.
Entry into certain lines of business or geographic markets or introduction of new types of services may subject Eagle to new laws and regulations with which it is not familiar or from which it is currently exempt and may lead to increased litigation and regulatory risk. In addition, certain aspects of Eagle’s cost structure, such as costs for compensation, communication and information technology services, and depreciation and amortization, will be largely fixed, and it may not be able to timely adjust these costs to match fluctuations in revenue related to growing its business or entering into new lines of business. If a new business generates insufficient revenue or if Eagle is unable to efficiently manage its expanded operations, its business, financial condition, and results of operations could be materially and adversely affected.
The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential Eagle expects or may grow more slowly than expected.
The market for SMRs has not yet been established. Eagle’s estimates for the total addressable market are based on a number of internal and third-party estimates, including its potential contracted revenue, the number of potential customers, assumed prices and production costs, its ability to leverage its current logistical and operational processes, and general market conditions. However, Eagle’s assumptions and the data underlying its estimates may not be correct and the conditions supporting its assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, Eagle’s estimates of the annual total addressable market for its services, as well as the expected growth rate for the total addressable market for its services, may prove to be incorrect.
Eagle’s licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business.
Eagle holds an exclusive patent license, executed June 20, 2025, to a portfolio of small modular nuclear reactor patent applications from UNM Rainforest Innovations, the technology licensing arm of the University of New Mexico. The company has not built a working prototype or demonstrated commercial-scale performance. To commercialize the technology, Eagle must complete fundamental design, materials, and control-system development; construct and test pilot units; and scale specialized manufacturing, each of which could reveal technical defects, cost overruns, or delays that exhaust capital or require uneconomic redesigns. The license agreement requires escalating maintenance fees, minimum royalties, reimbursement of all patent expenses, and quarterly diligence reporting. Failure to meet any obligation, or an adverse liquidity event, could allow UNMRI to terminate the license on thirty days’ notice, forcing Eagle to halt development and write off its cumulative investment. U.S. government “march-in” rights and university research carve-outs further limit exclusivity. In addition, the uranium nitride fuel required for use in SMR technology will require qualification by the NRC prior to use, and such qualification may not be obtained in a timely manner or at all. If Eagle cannot overcome these technical, contractual and procedural risks, it will have no viable SMR product and could incur material impairment charges and adverse effects on its business, financial condition, and results of operations.
Eagle depends entirely on a single license for its SMR technology platform.
All intellectual-property rights for Eagle’s SMR program derive from the June 20, 2025 license with UNM Rainforest Innovations. Any default in payment, diligence, reporting, insurance, or insolvency covenants could result in termination on thirty days’ notice. Eagle has no alternative reactor design under development; loss of the license would eliminate its only SMR product line, require a full write-off of its investment, and materially harm the company’s business, financial condition, and results of operations.
Eagle’s SMR development remains conceptual and faces significant technical risk.
All reactor design, fuel qualification, and safety-case preparation are preliminary. Eagle must convert laboratory concepts into engineering models, select materials capable of withstanding sustained neutron flux, and integrate nuclear-grade digital control systems. Discovery of material incompatibilities, flawed thermal-hydraulic assumptions, or integration conflicts could require costly redesigns, delay subsequent testing and regulatory engagement, and deplete limited capital. In addition, further development of the SMR technology will require Eagle to hire personnel with a high degree of very specialized knowledge and technical expertise, and while Eagle is actively recruiting such personnel, there is no guarantee it will be successful in hiring persons with the required skillsets. If these issues prevent Eagle from building a functional prototype, the company will have no SMR product to advance and could incur significant write-offs with a material adverse effect on its business, financial condition, and results of operations.
Eagle lacks the manufacturing infrastructure to scale any future SMR prototype, and early production efforts may cause significant cost overruns and delays.
Eagle currently has no dedicated fabrication lines, qualified supply chain, or nuclear-quality assurance program capable of producing serial reactor modules. Converting a prototype into marketable units will require purpose-built facilities, qualified suppliers of reactor-grade forgings and advanced alloys, and process controls that meet strict nuclear codes. Early pilot runs may reveal weld defects, additive-manufacturing inconsistencies, or heat-treatment deviations that require costly rework. Because critical components often come from single-source vendors with long lead times, fabrication errors or late deliveries could cause multi-month delays, trigger liquidated damages under customer contracts, and undermine project economics. Failure to establish reliable, scalable production at acceptable cost and within projected timelines could result in lost orders, reputational harm, and a material adverse effect on Eagle’s business, results of operations, and liquidity.
A nuclear incident involving SMR technology could result in extensive liability and irreparable reputational harm.
An accidental release of radioactive material, loss-of-coolant event, sabotage, or other safety failure at an SMR site utilizing Eagle’s technology could endanger public health, prompt emergency evacuations, and expose the company to potentially unlimited civil liability under federal and state law. Even incidents at unrelated nuclear facilities could intensify public opposition, prompt moratoria, or result in more stringent regulations that limit deployment. Any such event could lead to prolonged operational shutdowns, contract cancellations, higher insurance and security costs, and severe reputational damage, any of which could materially and adversely affect Eagle’s business, financial condition, and operating results.
A shortage of specialized nuclear talent could delay key milestones and increase labor costs.
Designing, licensing, and operating SMRs requires engineers, radiation-protection specialists, and project managers with rare credentials and, in many cases, U.S. security clearances. Competition for such expertise is intense. If Eagle cannot recruit or retain critical personnel when needed, design reviews, licensing submissions, and supplier audits could be delayed. In addition, bidding aggressively for scarce talent could increase operating expenses. Either development delays or higher labor costs could undermine the viability of Eagle’s SMR program and materially and adversely affect the company’s business, financial condition, and results of operations.
Competitors in China and Russia currently operate commercial SMRs and may have advantages in marketing their SMRs to potential customers.
Competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although their SMR designs have not been approved by the NRC or in any jurisdiction outside of their native countries, those competitors may have a competitive advantage if they are able to obtain approval comparable to the NRC’s SDA, or if they can otherwise demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent regulatory requirements. In addition, these competitors may have access to greater government or other funding to develop and commercialize their SMRs than Eagle does.
The nature of Eagle’s business involves significant risks and uncertainties that may not be covered by insurance or indemnity.
As an early-stage uranium mining and SMR developer, certain of Eagle’s activities are inherently hazardous and could result in loss of life, significant property damage, or environmental contamination. Key risks include:
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Mining Operations Hazards:   Eagle’s future mining activities will involve heavy machinery, explosives, and the handling of radioactive materials, which pose risks of accidents, equipment failure, and exposure to harmful substances. Such incidents could lead to serious injuries, fatalities, or fatalities among its workforce and local communities.

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SMR Technology Hazards and Nuclear Liability:   Reactor construction, commissioning, and operation introduce unique nuclear-safety risks, including criticality accidents, coolant loss, and spent-fuel handling, that could release radiation beyond site boundaries. Although U.S. law provides a tiered system of nuclear liability protection, the statutory cap and available industry pools may prove insufficient for a severe event, and comparable frameworks may not exist or be enforceable in jurisdictions outside the United States.

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Environmental Impact and Compliance:   Uranium mining and processing and SMR development can have substantial environmental impacts, including soil and water contamination, radioactive waste management, and habitat disruption. Compliance with stringent environmental regulations is mandatory, and any failure to adhere can result in legal penalties, operational shutdowns, and long-term environmental damage.

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Regulatory and Permitting Challenges:   Obtaining and maintaining the necessary permits and licenses for Eagle’s operations is complex and subject to rigorous scrutiny by national and local regulatory bodies. Changes in regulations or delays in permitting could impede Eagle’s ability to operate effectively and expand its projects.

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Public Health and Safety Concerns:   The handling and storage of radioactive materials requires stringent safety protocols to prevent accidents and unauthorized access. Any breach in these protocols could lead to public health crises, loss of trust, and significant legal liabilities.

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Reputation and Community Relations:   Incidents of environmental harm, accidents, or non-compliance with safety standards can severely damage Eagle’s reputation among customers, investors, regulatory authorities, and the general public. Negative public perception can lead to increased opposition from communities and environmental groups, making it more difficult to operate and expand its business.

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Insurance Limitations:   While Eagle intends to maintain insurance coverage to mitigate some of these risks as is determined prudent and reasonable by the company, the policies may not be comprehensive enough to cover all potential liabilities, especially those related to large-scale environmental disasters or catastrophic accidents. Claims exceeding Eagle’s insurance limits or arising from uninsured events could have a detrimental impact on its financial condition, cash flows, and overall operating results.
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Indemnification Constraints:   Indemnification agreements may provide coverage for certain claims or liabilities resulting from Eagle’s operations. However, these agreements may not cover all possible scenarios, particularly those involving gross negligence, intentional misconduct, or violations of environmental laws. In such cases, Eagle may be exposed to substantial financial liabilities.

Any accident, failure, environmental damage, or liability, whether fully covered by insurance or not, could negatively affect Eagle’s financial stability, disrupt its operations, and harm its reputation. This could lead to increased scrutiny from regulatory bodies, loss of investor confidence, and challenges in securing future funding or permits necessary for its continued growth and success.
If Eagle fails to effectively manage its anticipated growth, its business could suffer.
The planned growth of Eagle’s commercial operations may place a significant strain on its management and on its operational and financial resources and systems. To manage growth effectively, Eagle will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train, and manage management level and other employees. If Eagle fails to manage its growth effectively, it could over-invest or under-invest in infrastructure, and result in losses or weaknesses in its infrastructure, which could have a material adverse effect on its business, results of operations, financial condition and cash flow. Any failure by Eagle to manage its growth effectively could have a negative effect on its ability to achieve its development and commercialization goals and strategies.
Eagle may be negatively impacted by the seasonality of its business.
Eagle may be negatively impacted by the seasonality of its business. Seasonal fluctuations, such as extreme weather conditions, could disrupt Eagle’s future mining operations, leading to operational delays, increased costs, and reduced productivity. These disruptions may hinder Eagle’s ability to meet production targets, maintain steady revenue streams, and achieve its strategic growth objectives. If Eagle is unable to effectively manage the impacts of seasonality, its business, financial condition, and results of operations could be adversely affected.
Eagle’s reputation, or the reputation of its industry as a whole, may be harmed.
The reputation of Eagle’s brand is critical to its business and competitiveness. If Eagle fails, or is perceived to have failed, to effectively manage issues that pose reputational risks, such as mishandling client complaints, privacy breaches, or non-compliance with legal and regulatory requirements, then its business and prospects may be significantly harmed. Additionally, any negative allegations or publicity, whether substantiated or not, regarding Eagle’s operations, management, compliance, financial condition, or prospects could severely compromise its reputation and adversely affect its financial performance and operating results. Furthermore, negative publicity about the mining and energy metals industry as a whole, or about Eagle’s partners and service providers, could also damage Eagle’s reputation regardless of its own practices. These factors could reduce client confidence, increase client attrition, and ultimately result in material and adverse effects on Eagle’s business and financial condition.
Eagle’s growth strategy may not be successful.
Eagle intends to expand its operations and customer base, in large part, by developing the Aurora Uranium Project, acquiring additional uranium mining properties and related technologies, including SMR technology, through the SMR License Agreement with UNMRI, and forming strategic partnerships within the nuclear energy sector. Eagle’s operations are subject to all the risks inherent in the growth of a new business, particularly within the uranium mining and energy metals industry. The timing and related expenses of expansion may cause Eagle’s revenues, if any, to fluctuate.
The likelihood of Eagle’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business. This includes Eagle’s ability to:
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Establish Ongoing Relationships:   Building and maintaining relationships with mining rights owners, surface owners, regulatory agencies, and industry partners is crucial. Failure to secure and sustain these relationships can impede Eagle’s operational capabilities and project development.

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Satisfy Legal and Regulatory Requirements:   Navigating the complex legal and regulatory landscape of uranium mining requires substantial effort and expertise. Any delays or failures in obtaining necessary permits, licenses, or approvals can halt or slow down Eagle’s projects.

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Implement Strategies Effectively:   Successfully executing Eagle’s expansion strategies depends on its ability to manage resources, timelines, and operational efficiencies. Missteps in strategy implementation can lead to increased costs, project delays, or incomplete development.

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Adapt to Operating Methods:   As Eagle expands, adapting to new operating environments, technologies, and methodologies is essential. Inability to effectively integrate new processes or technologies can reduce operational effectiveness and competitiveness.

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Compete in the Market:   The uranium mining industry is highly competitive, with established players possessing significant resources and expertise. Eagle’s ability to compete effectively against these entities is critical to its success. Failure to do so can result in lost opportunities and diminished market presence.

Additionally, Eagle may encounter:
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Unfamiliar Operating Environments:   Expanding into new geographical areas or acquiring diverse types of mining properties may present unforeseen challenges related to local conditions, community relations, and logistical complexities.

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Intense Competition:   Competing with larger, more established companies in the uranium mining and SMR development sectors can limit Eagle’s market share, access to resources, and profitability.

Due to these factors, along with inherent uncertainties in the implementation of Eagle’s strategies and the dynamic nature of the industries in which it operates, Eagle may not be successful in its proposed business activities.
Eagle may encounter potential conflicts of interest from time to time, and the failure to identify and address such conflicts of interest could adversely affect its business.
Eagle faces the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of its business operations. Conflicts of interest may exist between Eagle and its clients, Eagle’s clients and its future employees, and Eagle and its directors and officers, if any. As Eagle expands the scope of its business, it is critical for Eagle to be able to timely address potential conflicts of interest, including situations where two or more interests within its businesses naturally exist but are in competition or conflict. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and Eagle’s reputation and its clients’ confidence in it could be damaged if it fails, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on Eagle’s reputation, which could materially and adversely affect its business in several ways, including the reluctance of some potential clients and counterparties to do business with Eagle. Any of the foregoing could materially and adversely affect Eagle’s reputation, business, financial condition, and results of operations.
Eagle and its directors and officers may be subject to litigation, arbitration, or other legal proceeding risk.
Eagle and its management team members may be subject to arbitration claims and lawsuits in the ordinary course of its business. As of the date of this proxy statement/prospectus, Eagle nor its directors and officers are a party to, and are not aware of any threat of any legal proceeding that, in the opinion of Eagle’s management, is likely to have a material adverse effect on its business, financial condition or operations. Actions brought against Eagle may result in settlements, awards, injunctions, fines, penalties, and other results adverse to it. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by many claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to Eagle’s operating results or cash flows for a particular period, depending on its results for that period, or could cause Eagle significant reputational harm, which could harm its business prospects.

In addition, even if Eagle prevails in any litigation or enforcement proceedings brought against it, Eagle could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage its reputation or raise concerns among its clients, Eagle may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against Eagle, or an adverse resolution of any such matter could have a material adverse effect on its reputation, business, financial condition and results of operations and cash flows.
Eagle’s directors and executive management team may have conflicts of interest.
Two of the three current directors and officers of Eagle also serve in roles at other companies in Eagle’s industry, and this may apply to its future directors and officers as well. Such overlapping positions are common in the mining industry but could lead to potential conflicts between their responsibilities to Eagle and their obligations to other entities. For example, Eagle’s chief executive officer and director, who is expected to serve as the Chief Executive Officer and a director of the New Eagle, Mark Mukhija, also serves as a director of POWR Lithium Corp., a company focused on the exploration and development of lithium and energy metal assets, and as a director of Tactical Resources Corp., a company specializing in rare earth element exploration. Similarly, Eagle’s Vice President of Product Development and director, Kuljit Basi, is the Executive Chairman and a director of Tactical Resources Corp. and serves as the chief executive officer of Modern Mining Technology Corp., a private company that recycles and extracts precious metals from electronic waste. Eagle’s directors and officers understand their legal responsibilities regarding corporate opportunities and conflicts of interest. Eagle will rely on these applicable laws to address any conflicts or breaches of duty. All such conflicts will be disclosed in accordance with legal requirements, and Eagle’s leadership will strive to meet their fiduciary duties to the best of their ability.
The success of Eagle’s business is substantially dependent upon the efforts of its senior management team and its ability to attract additional personnel.
Eagle’s success depends largely on the skills, experience, and performance of key members of its senior management team who are critical to directing and managing its growth and development in the future. Eagle’s success is substantially dependent upon its senior management’s ability to lead the company, implement successful corporate strategies and initiatives, develop key relationships, including relationships with collaborators and business partners, and successfully commercialize products and services. While Eagle’s management team has significant experience in the mining and energy metals industry, it has considerably less experience in commercializing these products or services. The efforts of Eagle’s management team will be critical as it develops its business.
The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of Eagle’s management team into the company could affect its ability to successfully grow its business.
Eagle’s future success will depend in large part upon the continued service of the members of its executive management team and key employees. In addition, its success also will depend on its ability to attract and retain qualified technical, sales and marketing, user support, financial and accounting, legal and other managerial personnel. The competition for skilled personnel in the industries in which Eagle operates is intense. Eagle’s personnel generally may terminate their service at any time for any reason. Eagle may incur significant costs to attract and retain highly skilled personnel, and Eagle may lose new personnel to its competitors before it realizes the benefit of its investment in recruiting them. As Eagle moves into new geographies, it will need to attract and recruit skilled personnel across functional areas. If Eagle fails to attract new personnel or if it suffers increases in costs or business operations interruptions as a result of a labor dispute, or fails to retain and motivate its current personnel, it might not be able to operate its businesses effectively or efficiently, serve its future customers properly or maintain the quality of its services.
Eagle may become dependent on future collaborations to develop and commercialize its uranium resources, as well as to provide operational support and maintenance capabilities essential for the success of its business.
Eagle may enter into various collaborative agreements, including those related to exploration and development, environmental compliance, technological innovation, and project financing, to develop and commercialize its uranium projects. There is a risk that it could become dependent on one or more of these collaborative arrangements. Such collaborative agreements might be terminated by the partner, or the partner may decide not to actively pursue the co-development of Eagle’s projects. Additionally, Eagle’s collaboration partners may independently pursue competing technologies or projects. The occurrence of these risks could have a material adverse effect on Eagle’s business, financial condition, and results of operations because they could lead to increased costs and operational disruptions. Furthermore, Eagle’s ability to effectively execute its business strategies may be compromised due to its material dependence on these partners’ contributions and support.
Eagle may not be able to create and maintain a competitive advantage, given the rapid technological and other competitive changes affecting all markets nationally and worldwide, and its success will depend on its ability to keep pace with any such changes.
Eagle may not be able to create and maintain a competitive advantage in the uranium mining industry, given the rapid technological advancements and evolving competitive landscape. Eagle’s success will depend on its ability to keep pace with technological innovations, optimize its mining processes, and adapt to changing industry standards. Failure to innovate or respond effectively to competitive pressures could result in lost market opportunities, reduced operational efficiency, and diminished profitability, adversely affecting Eagle’s business, financial condition, and results of operations.
If demand for Eagle’s uranium resources does not develop as expected, its projected revenues and profits will be adversely affected.
Eagle’s future profits are influenced by factors such as global economic conditions, technological advancements in nuclear energy, geopolitical events, and evolving customer preferences for clean energy sources. Eagle believes that the demand for uranium will continue to grow in alignment with the expansion of the nuclear energy sector. However, if Eagle’s expectations regarding market size and its ability to secure contracts with utilities and strategic partners are not met, Eagle’s revenue may not materialize as anticipated, adversely impacting its business and financial performance.
Eagle’s suppliers may experience development or manufacturing problems or delays that could limit the growth of its revenue or increase its losses.
Eagle’s uranium mining operations will depend on various suppliers for essential equipment, technology, and services. Eagle may encounter unforeseen issues such as development problems, manufacturing delays, or supply chain disruptions that could limit its ability to maintain continuous operations and meet project timelines. Additionally, if Eagle’s suppliers need to adjust their production processes to accommodate its expansion, this could lead to increased costs and further delays. Such supplier-related challenges could reduce Eagle’s operational efficiency, increase its costs, and impair its ability to meet demand for its uranium resources in a timely manner. Consequently, this could negatively impact Eagle’s revenue growth, project profitability, and overall business performance.
Failure of third-party systems upon which Eagle relies could adversely affect its business operations.
Eagle will rely on third-party systems and technologies for various aspects of its uranium mining operations, including data management, environmental monitoring, and operational logistics. Any failure, interruption, or deterioration in the performance or quality of these third-party services could adversely affect Eagle’s business operations. Additionally, Eagle may face challenges in obtaining or continuing to obtain necessary licenses and technologies from these third parties on reasonable terms, or at all, which could materially impact Eagle’s ability to operate efficiently and achieve its strategic objectives. Disruptions in third-party systems could lead to operational delays, increased costs, and reduced productivity, negatively affecting Eagle’s business, financial condition, and results of operations.
Eagle faces risks related to natural disasters, health epidemics and other outbreaks, and global conflicts, which could significantly disrupt its operations.
Eagle is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Eagle’s ability to explore and develop its energy metal assets. Moreover, Eagle’s business could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics. Eagle is currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the confrontations in the Middle East, including conflicts between Israel and Hamas, and between Iran and Israel. Eagle’s business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from such conflicts or any other geopolitical tensions. U.S. and global markets have experienced and will likely continue to experience volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine and conflicts in the Middle East. Although the length and impact of the ongoing military conflict is highly unpredictable, the impact of these military conflicts could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.
Eagle is continuing to monitor the situation in Ukraine, the Middle East and globally, and assessing its potential impact on its business. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for Eagle to obtain additional funds. Any of the above-mentioned factors could affect Eagle’s business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.
If Eagle is unable to attract and retain qualified management, it will be unable to operate efficiently, which could reduce its profitability.
Eagle’s business is managed by a small number of key executives and operational officers. Eagle may be unable to hire and retain the sufficient skilled labor force necessary to operate efficiently and to support its growth strategy. Eagle’s labor expenses may increase because of a shortage in the supply of skilled personnel. Labor shortages, increased labor costs or the loss of key personnel could negatively impact Eagle’s business. Future growth could also impose significant additional responsibilities on members of Eagle’s senior management, including the need to recruit and integrate new senior level managers and executives. To the extent that Eagle is unable to manage its growth effectively or is unable to attract and retain additional qualified management, Eagle may not be able to expand its operations or successfully execute its business plan.
Information technology system failures, network disruptions or cybersecurity breaches could adversely affect Eagle’s business.
Eagle uses and relies significantly on sophisticated information technology systems, networks, and infrastructure in conducting its day-to-day operations, and protecting sensitive information. In addition, Eagle also relies on third-party software and information technology for certain of its critical accounting, project management and financial information systems. Eagle also collects and retains information about its shareholders, vendors, and employees, with the expectation by such third parties that it will adequately protect such information.
Information technology system failures, including suppliers’ or vendors’ system failures, could disrupt Eagle’s operations by causing transaction errors, processing inefficiencies, other business disruptions or the loss of employee or other third-party personal information. Eagle expects that system interruptions and delays may occur in the future, given the increasing diversity and sophistication of cybersecurity threats. In addition, Eagle’s systems, networks and infrastructure could be damaged or interrupted by natural disasters, power loss, telecommunications failures, intentional or inadvertent user misuse or error, failures of information technology solutions, computer viruses, malicious code, ransomware attacks and acts of terrorism. Eagle may also be subject to physical or electronic security breaches, including breaches by computer hackers or cyber-terrorists or unauthorized access to or disclosure of its or its partners’ data. These events could impact Eagle’s consultants, employees and reputation and lead to financial losses from remediation actions, loss of business or access to Eagle’s business data, potential liability or an increase in expenses, all of which may have a material adverse effect on its business. Similar risks could affect its vendors, indirectly affecting the company.
While Eagle has security, internal control and technology measures in place to protect its systems and networks, these measures could fail as a result of a cyber-attack, other third-party action, employee error, malfeasance or other security failure. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, Eagle may be unable to anticipate these techniques or to implement adequate preventative measures. As a result, Eagle may be required to expend significant resources to protect against the threat of system disruptions and security breaches or to alleviate problems caused by these disruptions and breaches. Any of these events could damage Eagle’s reputation and have a material adverse effect on its business, results of operations, financial condition and cash flow.
In addition, current and future laws and regulations governing data privacy and the unauthorized disclosure of confidential information may pose complex compliance challenges and result in additional costs. A failure to comply with such laws and regulations could result in penalties or fines, legal liabilities or reputational harm. The continuing and evolving threat of cyber-attacks has also resulted in increased regulatory focus on risk management and prevention. New cyber-related regulations or other requirements could require significant additional resources and cause us to incur significant costs, which could have an adverse effect on Eagle’s results of operations and cash flows.
Eagle regularly evaluates the need to upgrade or replace its systems and network infrastructure to protect its information technology environment, to stay current on vendor supported products and to improve the efficiency and scope of its systems and information technology capabilities. The implementation of new systems and information technology could adversely impact Eagle’s operations by requiring substantial capital expenditures, diverting management’s attention, or causing delays or difficulties in transitioning to new systems. In addition, Eagle’s systems implementations may not result in productivity improvements at the levels anticipated. Systems implementation disruption and any other information technology disruption, if not anticipated and appropriately mitigated, could have an adverse effect on Eagle’s business.
Actual and potential claims, lawsuits and proceedings could ultimately reduce Eagle’s profitability and liquidity and weaken its financial condition.
Eagle may be named as a defendant in legal proceedings claiming damages from the company in connection with the operation of its business. These actions and proceedings may involve claims for, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract or property damage. Due to the inherent uncertainties of litigation, Eagle cannot accurately predict the ultimate outcome of any such actions or proceedings. When appropriate, Eagle establishes provisions against possible exposures, and adjusts these provisions from time to time according to ongoing exposure. If Eagle’s assumptions and estimates related to these exposures prove to be inadequate or inaccurate, Eagle could experience a reduction in its profitability and liquidity and a weakening of its financial condition. In addition, claims, lawsuits and proceedings may harm Eagle’s reputation or divert management resources away from operating its business.
Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions, could adversely affect Eagle’s current and projected business operations and its financial condition and results of operations.
Eagle currently maintains cash balances in accounts at U.S. financial institutions that it believes are high quality. These accounts are in non-interest-bearing and interest-bearing operating accounts and may, from time to time, exceed the Federal Deposit Insurance Corporation insurance limits. If such banking institutions were to fail, Eagle could lose all or a portion of those amounts held more than such insurance limitations. In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, Eagle’s third-party vendors and counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could adversely affect Eagle’s business, financial condition, results of operations and liquidity.

Although Eagle assesses its banking relationships as it believes necessary or appropriate, its access to funding sources and other credit arrangements in amounts adequate to finance or capitalize its respective current and projected future business operations could be significantly impaired by factors that affect Eagle, the financial institutions with which it has arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which Eagle has financial or business relationships but could also include factors involving financial markets or the financial services industry generally.
In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs, and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for Eagle to acquire future financing or access to capital on acceptable terms or at all. As the ability to access capital is expected to be one of Eagle’s primary sources of liquidity, any adverse impacts on its ability to access such credit and liquidity sources as a result of adverse developments affecting the financial services industry could adversely affect its business, financial condition and results of operations.
Russia’s invasion of Ukraine is severely and unpredictably impacting global energy markets and supply chains, and rising concerns over a second severe nuclear accident in Ukraine could seriously hurt public reception to nuclear energy.
Russia’s invasion of Ukraine, initiated in February 2022, continues to exert significant and unpredictable pressure on global energy markets and supply chains as of February 2025. The conflict has perpetuated economic uncertainty, price volatility, supply shortages, and heightened national security concerns. The International Energy Agency, or IEA, has reiterated its assessment, describing the situation as “the first truly global energy crisis, with impacts that will be felt for years to come.” As Eagle operates in the uranium market, global disruptions will directly affect its operations. Ongoing challenges such as transportation bottlenecks, fluctuating commodity prices, and intermittent supply shortages continue to pose risks. While the full extent of these impacts remains uncertain, Eagle anticipates that prolonged instability in energy markets may constrain operational efficiencies and increase costs.
Despite these challenges, global policy responses aimed at reducing dependence on Russian energy exports have created new market opportunities. Initiatives like the continued expansion of the IR Act’s provisions for energy and climate programs, including enhanced tax credits and incentives for clean energy technologies, have spurred investment in renewable energy infrastructure. Additionally, international sanctions and strategic realignments have accelerated the diversification of energy sources, presenting growth prospects for Eagle in supplying alternative materials and technologies to utilities and energy providers seeking to mitigate their reliance on Russian imports.
The uranium sector, in particular, faces ongoing scrutiny and skepticism stemming from Russia’s actions in Ukraine. The targeted assaults on Ukrainian nuclear facilities, including the Zaporizhzhia plant, have heightened global concerns regarding the safety and security of nuclear energy infrastructure. These incidents, compounded by the historical context of the Chernobyl disaster, continue to erode public trust in nuclear energy. The World Nuclear Association, or WNA, has highlighted that such disruptions not only undermine confidence in nuclear power but also complicate efforts to promote nuclear energy as a reliable and safe component of the global energy mix. Further, Russia’s interference with Ukrainian nuclear plants constitutes violations of international agreements, specifically Article 56 of the Additional Protocol of 1979 to the Geneva Conventions. These actions have prompted international condemnation and may lead to stricter regulatory measures and oversight within the nuclear industry. The potential for increased regulatory scrutiny poses additional compliance costs and operational constraints for Eagle’s business.
While these challenges pose risks to Eagle’s operations, evolving global energy policies and the strategic shift away from Russian energy sources also offer avenues for growth and diversification. Eagle intends to assess and mitigate any of the foregoing risks to sustain its business operations and capitalize on emerging opportunities in the evolving energy landscape.

Risks Related to Eagle’s Intellectual Property
If Eagle fails to develop, gain approval for, protect or enforce its intellectual property or proprietary rights, its business and operating results could be harmed.
Eagle’s intellectual property portfolio is a critical asset underpinning both its uranium mining and SMR businesses. As of the date of this proxy statement/prospectus, Eagle’s rights to the intellectual property associated with the Aurora Uranium Project, including acquired geological data, technical reports, and proprietary exploration methodologies, are contingent upon the successful exercise and closing of the Aurora Option Agreement. Eagle does not currently own the Aurora Uranium Project or its related intellectual property, and its ability to acquire and utilize these assets is subject to the completion of the Transaction and satisfaction of all conditions precedent under the Aurora Option Agreement. If the Transaction does not close, Eagle will not acquire any rights to the Aurora Uranium Project or its associated intellectual property. Failure to acquire the Aurora Uranium Project and its related intellectual property will materially and adversely affect Eagle’s business, financial conditions and results of operations.
With respect to Eagle’s advanced nuclear technologies, it has secured, through an exclusive license agreement with UNMRI, the worldwide rights to a portfolio of patent applications and technologies covering the design, manufacture, and commercialization of SMRs and associated systems. This portfolio includes patent applications related to reactor core design, advanced heat exchangers, autonomous control systems, and other critical components necessary for the development and deployment of next-generation SMRs. Specifically, the SMR License Agreement includes one US utility patent application for the VSLLIM reactor and three provisional patent applications for processes underlying VSLLIM and SLIMM. The SLIMM technology itself is not the subject of any existing patent protection. The SMR License Agreement is material to Eagle’s business and operations, as it provides the intellectual property foundation for Eagle’s development and commercialization of its SMR technologies. Failure to comply with the terms of the agreement, including payment, diligence, and reporting obligations, could result in termination of Eagle’s rights under the agreement, which would have a material adverse effect on Eagle’s business.
Eagle may enter into other license agreements in the future for its business development. There is no assurance that Eagle as the licensee, will be able to obtain or renew, if at all or in a timely manner, any of the license agreements upon its expiration. Failure to obtain or renew, or early termination of, any such agreement may materially and adversely affect Eagle’s business, financial conditions and results of operations.
Eagle regards the protection of its trade secrets, trademarks, licenses, trade dress, patents and copyrights (if any, in future), domain names and other intellectual property or proprietary rights as critical to its success. Eagle strives to protect its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. Eagle seeks to protect its confidential proprietary information, in part, by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with its consultants, advisors and any third parties who have access to its proprietary know-how, information or technology. However, Eagle cannot be certain that it has executed such agreements with all parties who may have helped to develop its intellectual property or who had access to its proprietary information, nor can it be certain that its agreements will not be breached. Any party with whom Eagle has executed such an agreement could potentially breach that agreement and disclose its proprietary information, including its trade secrets, and it may not be able to obtain adequate remedies for such breaches. Eagle cannot guarantee that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time-consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, Eagle may encounter significant problems in protecting and defending its intellectual property or proprietary rights both in the United States and abroad. If Eagle is unable to prevent the disclosure of its trade secrets to third parties, or if Eagle’s competitors independently develop any of its trade secrets, it may not be able to establish or maintain a competitive advantage in its market, which could harm its business.
Eagle currently has no registered or issued patents related to its technology. However, Eagle’s success depends in part on UNMRI’s ability to maintain and defend the patent protection of the technologies licensed to it through the SMR License Agreement. If UNMRI fails to prosecute, maintain, or defend these patent applications against third-party challenges, Eagle’s rights to use and commercialize the licensed SMR technologies could be compromised, which may materially and adversely affect its business.
In the future, Eagle expects to implement a comprehensive intellectual property protection program, which may include filing applications for patents, in the United States and international jurisdictions to protect its proprietary technologies, brands, and innovations. Patent laws, and scope of coverage afforded by them, have recently been subject to significant changes, such as the change to “first-to-file” from “first-to-invent” resulting from the Leahy-Smith America Invents Act. This change in the determination of inventorship may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions, which may favor larger competitors that have the resources to file more patent applications. Another change to the patent laws may incentivize third parties to challenge any issued patent in the United States Patent and Trademark Office (USPTO), as opposed to having to bring such an action in U.S. federal court. Any invalidation of a patent claim could have a significant impact on Eagle’s ability to protect the innovations contained within its products and could harm its business.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. Eagle may fail to take the necessary actions and to pay the applicable fees to obtain or maintain patents in the future. Non-compliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use Eagle’s technologies and enter the market earlier than would otherwise have been the case.
Eagle pursues the registration of its domain names, trademarks and service marks in the United States. Eagle may seek to protect its trademarks, patents and domain names in an increasing number of jurisdictions in future, a process that is expensive and time-consuming and may not be successful or which it may not pursue in every location.
Litigation may be necessary to enforce Eagle’s intellectual property or proprietary rights, protect its trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect Eagle’s business and operating results. If Eagle fails to maintain, protect and enhance its intellectual property or proprietary rights, Eagle’s business may be harmed.
Eagle relies on its unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software and know-how.
Eagle relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that it believes is best protected by means that do not require public disclosure. Eagle generally seeks to protect this proprietary information by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Eagle may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Eagle has limited control over the protection of trade secrets used by its current or future partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Eagle’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that Eagle’s consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for the company, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Eagle’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Eagle operates may afford little or no protection to its trade secrets.

Eagle also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Eagle’s proprietary information to its competitive disadvantage. Eagle may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.
Eagle may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws, which may materially and adversely affect its business, financial condition, and results of operations.
Third parties may claim that the technology used in the operation of Eagle’s business infringes upon their intellectual property rights. Although Eagle has not previously faced any litigation involving direct claims of infringement, the possibility of intellectual property claims against Eagle increases as it continues to grow. Such claims, whether having merit, may result in Eagle’s expenditure of significant financial and management resources, injunctions against Eagle or payment of damages. Eagle may need to obtain licenses from third parties who allege that it has infringed their rights, but such licenses may not be available on terms acceptable to Eagle or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.
The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming and could significantly divert the efforts and resources of Eagle’s management and other personnel. An adverse determination in any such litigation or proceedings could cause Eagle to pay damages, as well as legal and other costs, limit its ability to conduct business or require it to change the manner in which it operates.
Risks Related to Government Regulation
Eagle’s business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on Eagle’s business.
These regulations govern, among other things: acquisition of the property or mineral interests; maintenance of claims; tenure; expropriation; prospecting; exploration; development; construction; extraction and mining; recovery, processing, milling and production; price controls; exports and imports; taxes and royalties; labor standards; occupational health; waste disposal; toxic substances; water use; land use; American Indian or other foreign indigenous peoples consultations and accommodations; environmental protection and remediation; endangered and protected species; mine, mill and other facility decommissioning and reclamation; mine safety; transportation safety and emergency response; and other matters. Compliance with such laws and regulations may and likely will increase the costs of exploring, drilling, developing, constructing, operating, and closing of mines and other extraction, recovery and processing facilities. It is possible that, in the future, the costs, delays and other effects associated with such laws and regulations may impact Eagle’s decision as to whether to operate existing mines or facilities, or, with respect to exploration, development or construction properties, whether to proceed with exploration, development or construction. It is also possible that such laws and regulations may result in Eagle incurring significant costs to remediate or decommission properties if it is determined they do not comply with applicable environmental standards at such time.
Eagle expects to expend significant financial and managerial resources to comply with applicable laws and regulations and due to the historic trend toward stricter government regulation may continue. However, there can be no assurance that future changes in applicable laws and regulations or attitudes and interpretations relating thereto will not adversely affect Eagle’s activities, operations or financial condition. New laws and regulations, amendments to existing laws and regulations or changes in attitudes and interpretations resulting in more stringent implementation of existing laws and regulations, including through stricter license and permit conditions or changes in enforcement attitudes and interpretations, could have a material adverse impact on Eagle, increase costs, cause a reduction in levels of, or suspension of, extraction or recovery and/or delay or prevent the construction or development of new mineral extraction properties.
Mineral extraction is subject to potential risks and liabilities associated with impacts to the environment and the disposal of waste products occurring as a result of mineral exploration, extraction, mining, milling, recovery and production. Environmental liability may result from mining or mineral extraction activities conducted by others prior to Eagle’s ownership of a property. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions. These actions may result in orders issued by regulatory or judicial authorities causing activities or operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Companies engaged in uranium exploration operations may be required to compensate others who suffer loss or damage because of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Should Eagle be unable to fully fund the cost of remedying an environmental problem, Eagle might be required to suspend activities or operations, declare bankruptcy or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on its business. To the extent that Eagle is subject to uninsured environmental liabilities, the payment of such liabilities would reduce otherwise available earnings and could have a material adverse effect on Eagle. In addition, Eagle does not have coverage for environmental losses generally or for certain other risks, as such coverage cannot be purchased at a commercially reasonable cost. Compliance with applicable environmental laws and regulations requires significant expenditures and increases mine and facility, construction, development and operating costs.
While uranium production is the fuel for carbon-free, emission-free baseload nuclear power, the world’s focus on addressing climate change may require Eagle to continue to conduct all its operations in a manner that minimizes the use of resources, including the unnecessary use of energy resources, in order to continue to minimize air emissions at its facilities, which can also increase mine and facility, construction, development and operating costs. Regulatory and environmental standards may also change over time to address global climate change, which could further increase these costs.
There is also a risk that current and future government administrations will not support mining, uranium mining, nuclear energy or other aspects of Eagle’s business and may limit, restrict or prevent the use of public lands for mining and other activities. Further, worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. The development of mineral properties and related facilities is contingent upon governmental approvals that are complex and time consuming to obtain and that, depending upon the location of the project, involve multiple governmental agencies. The duration and success of such approvals are subject to many variables outside of Eagle’s control. Any significant delays in obtaining or renewing permits or licenses in the future could have a material adverse effect on Eagle. In addition, the international marketing of uranium is subject to governmental policies and certain trade restrictions, such as those imposed by the suspension agreement between the U.S. and Russia. Changes in these policies and restrictions may adversely impact Eagle’s business.
Eagle is subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.
Eagle’s operations will be subject to a variety of federal, state, and local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, and radioactive materials and waste, and remediation of releases of hazardous materials.
Eagle may be liable if it fails to comply with federal, state, and local environmental, health and safety laws and regulations. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. This might require Eagle to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact the market for Eagle’s products, which could materially and adversely affect its business, financial condition, and results of operations. Eagle could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.
Eagle depends on the issuance of license amendments and renewals, which cannot be guaranteed.
Eagle will need to obtain and maintain regulatory licenses and permits in order to explore and develop the Aurora Uranium Project, which are subject to renewal from time to time and are required in order to operate in compliance with applicable laws and regulations. In addition, depending on Eagle’s business requirements, it may be necessary or desirable to seek amendments to one or more of its licenses or permits from time to time. There can be no assurance that necessary license and permit renewals and amendments will be issued by applicable regulatory authorities on a timely basis or at all in the future.
Eagle is subject to data privacy governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on Eagle’s business and results of operations.
Eagle will be subject to substantial government regulations affecting its business. These include, but are not limited to, data privacy and protection laws, regulations, policies, and contractual obligations that apply to the collection, transmission, storage, processing, and use of personal information or personal data, which, among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection and the use of the Internet as a commercial medium are rapidly evolving, extensive, and complex and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.
In the ordinary course of Eagle’s business, it might collect and store in its internal and external data centers, cloud services, and networks sensitive data, including its proprietary business information and that of its customers, suppliers, and business collaborators, as well as personal information of its customers and employees. The secure processing, maintenance, and transmission of this information is critical to Eagle’s operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite Eagle’s security measures, it is impossible to eliminate this risk.
A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information, and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals and, at times, regulators, credit reporting agencies, and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect Eagle’s ability to collect and/or use personal information. Effective January 1, 2023, Eagle became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties, and enforcement provisions under the CCPA, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, Eagle became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2024, Eagle also became subject to the Utah Consumer Privacy Act regarding business handling of consumers’ data. In addition, several other states and the federal government have considered or are considering privacy laws like the CCPA. Eagle will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for its business.
New and evolving regulations and compliance standards for cybersecurity, data protection, privacy, and internal IT controls are often created in response to a major cyberattack and will increasingly impact organizations like Eagle. Regulatory and policy-driven obligations may occur unexpectedly and require Eagle to divert substantial resources to meet expensive and time-consuming compliance measures. The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change and may require substantial costs to monitor implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation, and/or adverse publicity and could negatively affect Eagle’s operating results and business.
The fear of non-compliance, failed audits, and material findings may compel Eagle to spend more to ensure it is in compliance, which may result in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of a fallout from security breaches, have elevated this topic from the IT organization to the executive and board levels. Eagle may, therefore, spend additional time and money ensuring it will meet possible or unforeseeable future data protection regulations.
Eagle will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time-consuming.
Eagle’s business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. Eagle is unable to predict the outcome or effects of any potential legislative or regulatory proposals on its business. Any changes to the legal and regulatory framework applicable to its business could have an adverse impact on its business and results of operations. Eagle’s failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on its business and results of operations.
Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in Eagle’s results of operations and tax liability for the investor.
The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions by the Treasury Department through changes in regulations, and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting investment in Eagle would be limited to prospective effects. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations, or interpretations of laws or regulations that have not yet been proposed, passed, or made, as the case may be.
Changes in the U.S. political environment could negatively impact Eagle’s business.
There is significant ongoing uncertainty with respect to potential legislation, regulation, and government policy at the federal, state, and local levels in the United States. Such uncertainty and any material changes in such legislation, regulation, and government policy could significantly impact Eagle’s business as well as the markets in which Eagle competes. Specific legislative and regulatory proposals that might materially impact Eagle include but are not limited to, changes to liability rules for data privacy regulations, import and export regulations, income tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, and pandemic response. To the extent changes in the political environment have a negative impact on Eagle or on its customers, its markets, its business, results of operation and financial condition could be materially and adversely impacted in the future.
Risks Related to SVII and the Transaction
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to SVII.
SVII’s independent directors and executive officers beneficially own SVII Founder Shares and SVII Private Warrants that will be worthless if the Transaction is not approved. Such interests may have influenced their decision to approve the Transaction.
SVII’s independent directors and certain of SVII’s executive officers and/or their affiliates beneficially own or have a pecuniary interest in SVII Founder Shares and SVII Private Warrants that the Sponsor purchased in connection with the IPO. SVII’s independent directors and executive officers and their affiliates have no redemption rights with respect to these securities in the event the Transaction is not effected in the required time period pursuant to the SVII Articles. Therefore, if the Transaction with Eagle or another business combination is not completed by July 17, 2026, or such later date as may be approved by SVII shareholders, such securities held by such persons will be worthless. Such shares and warrants had an aggregate market value of approximately $91.2 million, and $10.2 million, respectively based upon the closing prices of the SVII Class A Ordinary Shares and SVII Warrants on the OTC Pink Market on January 5, 2026, the record date for the Extraordinary General Meeting. Furthermore, members of the SVII Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on SVII’s behalf incident to identifying, investigating and consummating an initial business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Transaction is consummated. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, make Working Capital Loans to us as may be required. If we complete the Transaction, we would repay such loaned amounts, without interest, upon consummation of the Transaction. If our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction. The Sponsor will not have any claim against the Trust Account with respect to such loans and, accordingly, SVII may not be able to repay or otherwise satisfy such loans if it does not complete an initial business combination.
In connection with the approval of Third SVII Articles Amendment, on October 8, 2025, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. Outstanding Contributions under the Second Extension Promissory Note at Closing are expected to be converted into New Eagle Private Warrants.
These financial interests, among others, may have influenced the decision of SVII’s directors to approve the Transaction and to continue to pursue the Transaction. When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the sections entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction” and “Beneficial Ownership of Securities” for more information and other risks.
The Sponsor and SVII’s officers and directors have potential conflicts of interest in recommending that SVII shareholders vote in favor of approval of the Transaction Proposal and approval of the other Proposals described in this proxy statement/prospectus.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. These include, among other things, the interests set forth in the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” These interests may influence SVII’s directors in making their recommendation to vote in favor of the approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus. The existence of financial and personal interests of the SVII Initial Shareholders and certain of SVII’s directors and officers may mean that they may be incentivized to recommend, approve and/or complete the Transaction, or an alternative business combination, with a less favorable target company or on terms less favorable to SVII Public Shareholders and holders of SVII Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow SVII to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, SVII Initial Shareholders and certain of SVII’s directors and officers could benefit from the completion of a business combination that is not favorable to SVII Public Shareholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SVII Public Shareholders rather than liquidate. You should also read the section entitled “Beneficial Ownership of Securities.”

SVII Public Shareholders will have a reduced ownership and voting interest after the Transaction and will exercise less influence over management.
Upon the issuance of the shares of New Eagle Common Stock in connection with the Transaction, current SVII Public Shareholders’ percentage ownership will be diluted. The percentage of the shares of New Eagle Common Stock that will be owned by SVII Public Shareholders as a group will vary based on the number of SVII Public Shares for which the holders thereof request redemption in connection with the Transaction. Because of this, SVII Public Shareholders, as a group, will have less influence on the board of directors, management and policies of New Eagle than they now have on the board of directors, management and policies of SVII. For more information regarding anticipated equity ownership following the Transaction, please see the sections entitled “Proposal No. 1 — The Transaction Proposal — Equity Ownership Following the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information.”
There can be no assurance that the shares of New Eagle Common Stock will be approved for listing on Nasdaq or that New Eagle will be able to comply with the continued listing standards of Nasdaq.
In connection with the Closing, New Eagle intends to list the shares of New Eagle Common Stock and New Eagle Public Warrants on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively. New Eagle’s continued eligibility for listing may depend on the number of SVII Public Shares that are redeemed. If, after the Transaction, Nasdaq delists New Eagle’s securities from trading on its exchange for failure to meet the listing standards, New Eagle and its stockholders could face significant material adverse consequences including:
•
a limited availability of market quotations for New Eagle’s securities;

•
reduced liquidity for New Eagle’s securities;

•
a determination that the New Eagle Common Stock is a “penny stock” which will require brokers trading in the shares of New Eagle Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of New Eagle Common Stock;

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a limited amount of analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The timing, or our ability to complete, an initial business combination may be affected by the regulatory process of The Committee on Foreign Investment in the United States (“CFIUS” or “the Committee”)
CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require foreign investors to make mandatory filings to the Committee or to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS believes present unresolved national security concerns, CFIUS has the authority to suspend transactions, impose mitigation measures, and/or recommend that the U.S. president block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’s jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations now includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” which is a U.S. business that:
(1)
produces, designs, tests, manufactures, fabricates, or develops “critical technologies”;

(2)
owns or operates certain “critical infrastructure”; and/or

(3)
maintains or collects “sensitive personal data.”

While we are a Cayman Islands exempted company, Eagle is a Nevada corporation and, following the Transaction, the combined company will be a Nevada corporation, and our sponsor is a Delaware limited liability company that is controlled by a U.S. person and does not have substantial ties with a non-U.S. person.
However, CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may nevertheless seek to review the Transaction or any other initial business combination we may seek to consummate if we are unable to complete the Transaction. If CFIUS were to determine that a transaction or any portion thereof is within its jurisdiction, it may ask the parties to submit a filing with respect to the transaction. A CFIUS review of the transaction could delay the completion of the transaction, result in extended negotiations with the Committee or expand the timelines for Committee review or result in some form of mitigation measures that could impact the transaction. If CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the transaction as a predicate to clearing the transaction, recommend that the U.S. president prohibit the transaction, or if the closing has occurred, recommend that the U.S. president order non-U.S. shareholders to divest all or a portion of the shares of the combined company’s stock acquired by them without first obtaining CFIUS approval. No assurance can be given that any of the foregoing actions will not be taken by CFIUS.
Should CFIUS decide to reach out to the parties to initiate a review of the Transaction, the time necessary for CFIUS review of the Transaction may delay the completion of the Transaction. Furthermore, there is no guarantee that CFIUS will not render a decision to impose conditions on the Transaction or prevent the consummation of the Transaction altogether. These risks may limit the attractiveness of, and/or delay or prevent SVII from pursuing the Transaction.
If SVII is unable to consummate the Transaction within the applicable time period required under SVII Articles, SVII will be required to wind up, redeem and liquidate. In such event, SVII’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a Transaction. Additionally, there will be no redemption rights or liquidating distributions with respect to SVII Rights and SVII Warrants, which will expire worthless in the event of our winding up.
In addition, depending on New Eagle’s ultimate share ownership following the Transaction and other factors, New Eagle may be deemed to be a foreign person under CFIUS’s regulations. If a future investment proposed by New Eagle in a U.S. business falls within CFIUS’s jurisdiction, New Eagle may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis, or if a filing is not mandatory, New Eagle may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.
Securities of SPACs that have engaged in a business combination, such as the Transaction, may experience a material decline in price relative to the share price of the SPAC prior to such business combination.
As with most initial public offerings of SPACs in recent years, SVII issued SVII Units for $10.00 per unit upon the closing of the IPO. As with other SPACs, the $10.00 per unit price reflected each SVII Public Share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million on September 30, 2025, the estimated per share redemption price would have been approximately $11.91. Following the Closing, the outstanding shares of New Eagle Common Stock will no longer have any such redemption rights and will be solely dependent upon the fundamental value of New Eagle, which, like the securities of other companies formed through business combination transactions with SPACs in recent years, may be significantly less than $10.00 per share.
Following the consummation of the Transaction, the value of the shares of New Eagle Common Stock will be affected by many factors, including but not limited to (i) the dilution caused by existence, exercise and/or conversion of the SVII Public Warrants and the SVII Private Warrants and (ii) significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Transaction.
Because we have no current plans to pay cash dividends on the SVII Ordinary Shares, you may not receive any return on investment unless you sell your SVII Ordinary Shares for a price greater than that which you paid for such shares.
SVII has not paid any cash dividends on the SVII Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of, prior to the Closing, the SVII Board and, following the Closing, the New Eagle Board, and will depend on, among other things, SVII’s (or New Eagle’s) results of operations, financial condition, cash requirements, contractual restrictions and other factors that the respective boards of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in SVII Ordinary Shares unless you sell SVII Ordinary Shares for a price greater than that which you paid for such shares. See the section entitled “Market Information and Dividends.”
SVII Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, SVII Public Shareholders may be forced to sell their securities, potentially at a loss.
SVII Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) the completion of our initial business combination and then, only in connection with those SVII Public Shares that such SVII Public Shareholder has properly elected to redeem, subject certain limitations; (2) the redemption of any SVII Public Shares properly tendered for redemption in connection with a shareholder vote to amend the SVII Articles (A) to modify the substance or timing of our obligation to provide holders of the SVII Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SVII Public Shares if we do not complete our initial business combination within the time period required by the SVII Articles or (B) with respect to any other provision relating to the rights of holders of the SVII Class A Ordinary Shares; and (3) the redemption of all of the SVII Public Shares if we have not completed our initial business combination within the time period required by the SVII Articles, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to the funds in the Trust Account. In addition, holders of SVII Rights and SVII Warrants will not have any right to the proceeds held in the Trust Account with respect to such rights or warrants. Accordingly, to liquidate their investment, the SVII Public Shareholders may be forced to sell their securities, potentially at a loss.
If we consummate the Transaction, there is no guarantee that the SVII Public Warrants will ever be in the money, and they may expire worthless and the terms of the SVII Public Warrants may be amended.
The exercise price for the SVII Public Warrants is $11.50 per SVII Class A Ordinary Share. There is no guarantee that the SVII Public Warrants will ever be in the money prior to their expiration, and as such, the SVII Public Warrants may expire worthless. In addition, the terms of the SVII Public Warrants may be amended under certain circumstances.
There is no guarantee that a SVII Public Shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the SVII Public Shareholder in a better future economic position.
We can give no assurance as to the price at which a SVII Public Shareholder may be able to sell its shares of New Eagle Common Stock in the future following the completion of the Transaction. Certain events following the consummation of the Transaction may cause an increase in New Eagle’s stock price, and may result in a lower value realized now than a SVII Public Shareholder might realize in the future had the SVII Public Shareholder not redeemed its shares. Similarly, if a SVII Public Shareholder does not redeem its shares, the SVII Public Shareholder will bear the risk of ownership of the shares of New Eagle Common Stock after the consummation of the Transaction, and there can be no assurance that a SVII Public Shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SVII Public Shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The nominal purchase price paid by the SVII Initial Shareholders for the SVII Founder Shares may significantly dilute the implied value of the SVII Public Shares upon completion of the Transaction. In addition, the value of the SVII Founder Shares will be significantly greater than the amount the SVII Initial Shareholders paid to purchase such shares, even if the Transaction causes the trading price of the shares of New Eagle Common Stock to materially decline.
While SVII offered the SVII Units at an offering price of $10.00 per unit and the amount in the Trust Account was initially $10.25 per public share, the Sponsor paid only a nominal aggregate purchase price of

$25,000 for the SVII Founder Shares, or approximately $0.004 per share. As a result, the value of the shares of New Eagle Common Stock may be significantly diluted following the completion of the Transaction. The Sponsor invested an aggregate of $13,375,000 in SVII in connection with the IPO, comprised of the $25,000 purchase price for the SVII Founder Shares and the $13,350,000 purchase price for the SVII Private Warrants. In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. As a result, even if the trading price of the shares of New Eagle Common Stock significantly declines, the SVII Initial Shareholders will stand to make significant profit on their investment in SVII. In addition, the SVII Initial Shareholders could potentially recoup their entire investment if the trading price of the shares of New Eagle Common Stock is as low as approximately $5.55 per share, even if the SVII Private Warrants are worthless and assuming the Sponsor transfers 691,666 SVII Founder Shares to the NRA Investors and otherwise forfeits 4,566,667 SVII Founder Shares in connection with the Closing pursuant to the Sponsor Support Agreement. As a result, the SVII Initial Shareholders are likely to make a substantial profit on their investment in us even if the Transaction causes the trading price of the shares of New Eagle Common Stock to decline, while the SVII Public Shareholders who purchased their SVII Units in the IPO could lose significant value in their SVII Public Shares. The SVII Initial Shareholders may therefore have been economically incentivized to consummate a Transaction with a riskier, weaker performing or less established target business than would be the case if the SVII Initial Shareholders had paid the same per share price for the SVII Founder Shares as the SVII Public Shareholders paid for their SVII Public Shares.
SVII Warrants will become exercisable for shares of New Eagle Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Eagle Shareholders.
If the Transaction is completed, 11,500,000 SVII Public Warrants and 9,050,000 SVII Private Warrants (such number assumes $2,050,000 of Contributions outstanding as of September 30, 2025) will become exercisable for shares of New Eagle Common Stock in accordance with the terms of the New Eagle Warrant Agreements. These warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per share of New Eagle Common Stock. To the extent such warrants are exercised, additional shares of New Eagle Common Stock will be issued, which will result in dilution to the then existing holders of the shares of New Eagle Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of the shares of New Eagle Common Stock. However, there is no guarantee that the New Eagle Public Warrants or New Eagle Private Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
The Sponsor and members of the SVII management team have agreed to vote in favor of the Transaction, regardless of how the SVII Public Shareholders vote.
The SVII Initial Shareholders beneficially own, on an as-converted basis, approximately 77.6% of the outstanding SVII Ordinary Shares. The Sponsor and members of our management team also may from time to time purchase SVII Ordinary Shares prior to the Transaction, subject to compliance with applicable securities laws. The SVII Articles provide that SVII will complete the Transaction only if SVII obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the issued and outstanding shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at a general meeting of the company, unless applicable law, SVII’s corporate governing documents or applicable stock exchange rules require a different vote, in which case SVII will complete the Transaction only if such requisite vote is received. As a result, SVII would not need any SVII Public Shares to be voted in favor of the Transaction in order to have the Transaction approved. Accordingly, the agreement by the Sponsor and each member of the SVII management team to vote in favor of the Transaction will increase the likelihood that SVII will receive the requisite shareholder approval for the Transaction.
The Sponsor and SVII’s directors, officers, advisors or their affiliates may elect to purchase shares from SVII Public Shareholders, which may limit the number of redemptions in the Transaction and reduce the public “float” of the SVII Class A Ordinary Shares (or, following the Transaction, the shares of New Eagle Common Stock).
Subject to applicable securities laws, the Sponsor or SVII’s directors, officers, advisors or their affiliates may purchase SVII Public Shares, SVII Rights or SVII Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. There is no limit on the number of SVII Public Shares, SVII Rights or SVII Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act. None of the funds held in the Trust Account will be used to purchase SVII Public Shares, SVII Rights or SVII Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of SVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SVII’s directors, officers, advisors or their affiliates purchase SVII Public Shares in privately negotiated transactions from SVII Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem such shares.
Any such privately negotiated purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following: (a) such purchases would only be effected at purchase prices that are equal to or below the redemption price of the SVII Public Shares in connection with the Transaction, (b) no such shares would be voted in favor of the Transaction and (c) no exercise of redemption rights would be made by the purchasers with respect to such shares.
SVII would disclose in a Current Report on Form 8-K prior to the Extraordinary General Meeting the following: (i) the number of SVII Public Shares purchased outside of the redemption offer, along with the purchase price(s) for such SVII Public Shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Transaction Proposal will be approved; (iv) the identities of the securityholders who sold to the Sponsor or SVII’s directors, officers, advisors or their affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., five percent security holders) who sold such SVII Public Shares; and (v) the number of SVII Public Shares for which SVII has received redemption requests pursuant to the redemption offer. Further, any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
The purpose of any such purchases of shares would be to increase the likelihood of obtaining shareholder approval of the Transaction or otherwise limiting the number of SVII Public Shares electing to redeem. The purpose of any such purchases of rights or warrants could be to reduce the number of public rights or warrants outstanding. If such transactions are effected, the consequence could be to cause the Transaction to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Transaction Proposal. In addition, if such purchases are made, the public “float” of SVII’s securities (or New Eagle’s securities) and the number of beneficial holders of SVII’s securities (or New Eagle’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of SVII’s securities (or New Eagle’s securities) on a national securities exchange.
See the section entitled “Proposal No. 1 — The Transaction Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.
Subsequent to the consummation of the Transaction, New Eagle may be required to take write-downs or write-offs, or New Eagle may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Eagle’s financial condition, results of operations and the price of New Eagle’s securities, which could cause you to lose some or all of your investment.
Although SVII has conducted due diligence on Eagle, this diligence may not surface all material issues or risks associated with Eagle, its business or the industry in which it competes. Factors outside of Eagle’s and outside of SVII’s control may, at any time, arise. As a result of these factors, New Eagle may be exposed to liabilities and incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Eagle reporting losses. Even if SVII’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Eagle’s liquidity, the fact that New Eagle reports charges of this nature could contribute to negative market perceptions about New Eagle or its securities. In addition, charges of this nature may cause New Eagle to be unable to obtain future financing on favorable terms or at all. Additionally, we have no indemnification rights against the Eagle equityholders under the Merger Agreement and all of the purchase price consideration will be delivered to the Eagle equityholders at the Closing. Accordingly, any shareholders or warrant holders of SVII who choose to remain shareholders or warrant holders of New Eagle following the Transaction could suffer a reduction in the value of their shares and warrants if any of the events described above were to occur.
The historical financial results of Eagle and unaudited pro forma financial information included herein may not be indicative of what New Eagle’s actual financial position or results of operations would have been.
The historical financial results of Eagle included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those New Eagle will achieve in the future. New Eagle’s financial condition and future results of operations could be materially different from amounts reflected in Eagle’s historical financial statements included elsewhere in this proxy statement/prospectus, and it may be difficult for investors to compare New Eagle’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, SVII being treated as the “acquired” company for financial reporting purposes in the Transaction, the total debt obligations and the cash and cash equivalents of Eagle on the date the Transaction closes and the number of SVII Public Shares that are redeemed in connection with the Transaction. Accordingly, such pro forma financial information is not necessarily indicative of what New Eagle’s actual financial position or results of operations would have been had the Transaction been completed on the dates indicated, and New Eagle’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
SVII may not be able to consummate the Transaction within the period of time required by the SVII Articles, in which case it would cease all operations except for the purpose of winding up and it would redeem the SVII Public Shares and liquidate, in which case the SVII Public Shareholders may receive only $10.25 per share, or less than such amount in certain circumstances, and the SVII Rights and SVII Warrants will expire worthless.
The Sponsor and SVII’s executive officers and directors have agreed that SVII must complete the Transaction on or before July 17, 2026 in accordance with the SVII Articles, or by such later date as may be approved by the SVII shareholders pursuant to an amendment to the SVII Articles. SVII may not be able to consummate the Transaction within such time period. SVII’s ability to complete the Transaction may also be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disasters or a significant outbreak of infectious diseases.
If SVII has not completed the Transaction within such time period and such time period is not extended, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the SVII Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SVII Public Shares, which redemption will completely extinguish rights of the SVII Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining SVII shareholders and the SVII Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The SVII Articles provide that, if SVII winds up for any other reason prior to the consummation of SVII’s initial business combination, SVII will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, SVII Public Shareholders may receive only $10.25 per SVII Public Share, without taking into account interest, if any, earned on the Trust Account or the Contributions from the Sponsor, or less than $10.25 per SVII Public Share, on the redemption of their shares, and the SVII Rights and SVII Warrants will expire worthless. See “If third parties bring claims against SVII, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by SVII Public Shareholders may be less than $10.25 per share” and other risk factors herein. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million as of September 30, 2025, the estimated per share redemption price would have been approximately $11.91.
SVII or Eagle may waive one or more of the conditions to the Transaction.
SVII and Eagle may agree to waive, in whole or in part, some of the conditions to the obligations to complete the Transaction, to the extent permitted by the governing documents of SVII and Eagle. For example, it is a condition to close the Transaction that certain of Eagle’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the SVII Board determines that it is in SVII shareholders’ best interest to waive any such breach, then the SVII Board may elect to waive that condition and consummate the Transaction. The existence of financial and personal interests of one or more of the SVII directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for SVII and its SVII Public Shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action.
Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. See the section “Proposal No. 1 — The Transaction Proposal — The Merger Agreement — Conditions to Closing” for further information.
SVII’s ability to successfully effect the Transaction and New Eagle’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Eagle, all of whom we expect to stay with New Eagle following the Transaction. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
SVII’s ability to successfully effect the Transaction and New Eagle’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Eagle. Although we expect key personnel to remain with New Eagle following the Transaction, there can be no assurance that they will do so. It is possible that Eagle will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Eagle. Furthermore, following the Closing, certain of the key personnel of Eagle may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Eagle to have to expend time and resources helping them become familiar with such requirements.
New Eagle will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if New Eagle takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make New Eagle’s securities less attractive to investors and may make it more difficult to compare New Eagle’s performance to the performance of other public companies.
New Eagle will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Eagle will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Eagle will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of New Eagle Common Stock that are held by non-affiliates exceeds $700 million as of that year’s second fiscal quarter,

(ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SVII Class A Ordinary Shares in the IPO. As a result, New Eagle securityholders may not have access to certain information they may deem important.
In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Eagle is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Eagle may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Eagle’s financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
Additionally, New Eagle will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Eagle will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of New Eagle Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the shares of New Eagle Common Stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent New Eagle takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible. Investors may find New Eagle’s securities less attractive because New Eagle will rely on these exemptions, which may result in a less active trading market for the shares of New Eagle Common Stock and its price may be more volatile.
Over the course of the negotiations of the Initial Merger Agreement, the valuation of Eagle was reduced over 50% from the initial valuation and may not be indicative of Eagle’s long-term value or future performance.
In connection with the negotiations of the Initial Merger Agreement, the valuation of Eagle was reduced over 50%, from $500,000,000 to $233,500,000. The valuation adjustment was primarily driven by feedback from potential PIPE investors and recent volatility in the uranium and broader energy markets. The SVII Board determined that this more conservative valuation was needed to ensure successful capital raising and transaction completion as well as for the continued success of Eagle’s business and assets. For more information of the feedback received, see “Proposal No. 1 — The Transaction Proposal — Background of the Transaction.”
This valuation reduction may indicate that Eagle’s business, operating environment and future prospects are subject to greater uncertainty and risk than initially contemplated. There can be no assurance that the revised valuation appropriately reflects Eagle’s long-term value or that additional market volatility will not further adversely affect Eagle’s business, financial condition, results of operations or the trading price of New Eagle’s securities following the Closing of the Transaction.
The SVII Board did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Transaction and, as a result, the terms may not be fair from a financial point of view to the SVII Public Shareholder.
In analyzing the Transaction, SVII’s management conducted significant due diligence on Eagle. For a complete discussion of the factors utilized by the SVII Board in approving the Transaction, see the section entitled “Proposal No. 1 — The Transaction Proposal — SVII Board’s Reasons for the Approval of the Transaction.” The SVII Board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Transaction was fair from a financial perspective to the SVII shareholders and that Eagle’s fair market value was at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination.

Notwithstanding the foregoing, the SVII Board did not obtain a third-party valuation or fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of the SVII Board in valuing Eagle, and the SVII Board may be incorrect in its assessment of the Transaction. The lack of a third-party valuation or fairness opinion may also lead an increased number of SVII Public Shareholders to vote against the Transaction or demand redemption of their shares, which could potentially impact our ability to consummate the Transaction.
Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million.
The IPO Underwriters were previously paid an aggregate of $4.6 million in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of SVII’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by SVII at the consummation of the Transaction will be reduced by approximately $8.1 million.
SVII initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, SVII was aware of other SPACs that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Transaction less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and SVII did not correspond with the IPO Underwriters about such reasons. To SVII’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to SVII matters, including with respect to the Transaction. Such Waivers therefore indicate, to SVII’s knowledge, that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Transaction. No IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement on Form S-4 of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect.
As a result of the Waivers, SVII Public Shareholders may be more likely to exercise their redemption rights with respect to their SVII Public Shares and the proceeds that New Eagle receives as a result of the Transaction may therefore be reduced. Additionally, as a result of the Waivers, SVII Public Shareholders may be more likely to vote against the Transaction. If the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Rights and SVII Warrants will expire worthless.
For additional information, see the section entitled “Proposal No. 1 — The Transaction Proposal — Underwriter Fee Waivers.”
Litigation or legal proceedings could expose any of SVII, Eagle or New Eagle to significant liabilities and may have a negative impact on SVII’s, Eagle’s or New Eagle’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.
Each of SVII, Eagle or New Eagle may become subject to claims, litigation, disputes and other legal proceedings from time to time, evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes, and estimate, if possible, the amount of potential losses. Based on these assessments and estimates, SVII, Eagle or New Eagle may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from any assessments and estimates.
As is customary, certain provisions of the Underwriting Agreement survive the Waivers, such as SVII’s continuing obligations with respect to use of information, indemnification and contribution, including SVII’s obligation to indemnify and hold harmless each IPO Underwriter, its affiliates, directors, managers, members, employees, agents, representatives and officers and each person, if any, who controls such IPO Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus, any Written Testing-the-Waters Communication, any road show or any Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended) (all as defined in the Underwriting Agreement), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in a proxy statement, a prospectus (or any amendment or supplement thereto), any preliminary prospectus, any Written Testing-the-Waters Communication, or any road show, in each case used in connection with SVII’s initial business combination, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any IPO Underwriter furnished to SVII in writing by such IPO Underwriter through the Representatives (as defined in the Underwriting Agreement) expressly for use therein, it being understood and agreed that the only such information furnished by any IPO Underwriter consists of the information described as such in the Underwriting Agreement.
If such losses and claims are brought following the consummation of the Transaction, then New Eagle may be exposed to similar liabilities and negative impact. Even when not merited or whether or not SVII, Eagle or New Eagle, as applicable, ultimately prevails, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against any of SVII, Eagle or New Eagle, which could negatively impact any of our financial positions, cash flows or results of operations. An unfavorable outcome of any legal dispute following the consummation of the Transaction could imply that New Eagle becomes liable for damages or may have to modify its business model. Further, any liability or negligence claim against New Eagle may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully-indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on New Eagle’s business, financial condition, results of operations, cash flows and/or prospects.
There are risks to SVII shareholders who are not affiliates of the Sponsor of becoming stockholders of New Eagle through the Transaction rather than acquiring securities of New Eagle directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Transaction or the issuance of shares of New Eagle Common Stock in connection therewith, investors will not receive the benefit of any outside independent review of SVII’s and Eagle’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, and the rules of the Financial Industry Regulatory Authority, Inc. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Transaction, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book-building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New Eagle’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Eagle’s securities or helping to stabilize, maintain or affect the public price of New Eagle’s securities following the Closing.
In addition, New Eagle will not engage in, has not requested and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Eagle’s securities that will be outstanding immediately following the Closing. In addition, since New Eagle will become public through a Transaction, securities analysts of major brokerage firms may not provide coverage of New Eagle since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Eagle’s behalf. All of these differences from an underwritten public offering of New Eagle’s securities could result in a more volatile price for New Eagle’s securities.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Eagle became a publicly listed company through an underwritten initial public offering instead of upon completion of the Transaction.
In addition, the Sponsor and certain of SVII’s directors and officers have interests in the Transaction that are different from, or in addition to, the interests of SVII shareholders generally. Such interests may have influenced SVII’s directors in making their recommendation that you vote in favor of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus. See “— The Sponsor and SVII’s officers and directors have potential conflicts of interest in recommending that SVII shareholders vote in favor of approval of the Transaction Proposal and approval of the other Proposals described in this proxy statement/prospectus,” and “— The nominal purchase price paid by the SVII Initial Shareholders for the SVII Founder Shares may significantly dilute the implied value of the SVII Public Shares upon completion of the Transaction. In addition, the value of the SVII Founder Shares will be significantly greater than the amount the SVII Initial Shareholders paid to purchase such shares, even if the Transaction causes the trading price of the shares of New Eagle Common Stock to materially decline.”
If a SVII Public Shareholder or a “group” of SVII Public Shareholders are deemed to hold in excess of 15% of the SVII Class A Ordinary Shares, such SVII Public Shareholder or group will lose the ability to redeem all such shares in excess of 15% of the SVII Class A Ordinary Shares, without SVII’s prior consent.
The SVII Articles provides that a SVII Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the “Excess Shares,” without our prior consent. However, the SVII Articles do not restrict SVII shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination, including the Transaction. The inability of a shareholder to redeem the Excess Shares will reduce its influence over SVII’s ability to complete its initial business combination, including the Transaction, and such shareholder could suffer a material loss on its investment in SVII if it sells such Excess Shares in open market transactions. Additionally, a shareholder will not receive redemption distributions with respect to the Excess Shares if SVII completes its initial business combination, including the Transaction. And as a result, such shareholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss. Under the SVII Articles, SVII does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold.
If, after we distribute the proceeds in the Trust Account to the SVII Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SVII Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the SVII Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the SVII Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some, or all amounts received by our shareholders. In addition, the SVII Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying SVII Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the SVII Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the SVII Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
SVII shareholders may be held liable for claims by third parties against SVII to the extent of distributions received by them upon redemption of their shares.
If SVII is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some, or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying SVII Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.
If third parties bring claims against SVII, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by SVII Public Shareholders may be less than $10.25 per share.
SVII’s placing of funds in the Trust Account may not protect those funds from third-party claims against SVII. Although SVII has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with SVII waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SVII Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SVII’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SVII’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SVII than any alternative.
Examples of possible instances where SVII may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of the SVII Public Shares, if we have not consummated an initial business combination within the period of time required by the SVII Articles, or upon the exercise of redemption rights in connection with the Transaction, SVII will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, due to claims of such creditors, the per-share redemption amount received by SVII Public Shareholders could be less than the $10.25 per SVII Public Share initially held in the Trust Account. Pursuant to the Insider Letter Agreement, the Sponsor has agreed that it will be liable to SVII if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to SVII, or a prospective target business with which SVII has discussed entering into a Merger Agreement, reduce the amounts in the trust account to below the lesser of (i) $10.25 per SVII Public Share and (ii) the actual amount per SVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SVII Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, SVII has not asked the Sponsor to reserve for such indemnification obligations, nor has SVII independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of SVII. Therefore, SVII cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Transaction and redemptions could be reduced to less than $10.25 per SVII Public Share. In such event, we may not be able to complete the Transaction, and you would receive such lesser amount per share in connection with any redemption of your SVII Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
SVII’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the SVII Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (1) $10.25 per SVII Public Share and (2) the actual amount per SVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SVII Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SVII’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. While we currently expect that SVII independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SVII’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SVII’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SVII Public Shareholders may be reduced below $10.25 per SVII Public Share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of SVII Public Shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination, including the Transaction. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
Holders of SVII Class A Ordinary Shares will not be entitled to vote on any appointment of directors prior to the Transaction.
Prior to the Transaction, only holders of SVII Class B Ordinary Shares have the right to vote on the appointment of directors. Holders of SVII Class A Ordinary Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the Transaction, holders of a majority of the SVII Class B Ordinary Shares may remove a member of SVII Board for any reason.
SVII does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for SVII to consummate the Transaction even if a substantial majority of SVII’s Shareholders do not agree, which may increase the number of SVII Public Shares that are redeemed and the risk of being subject to the “penny stock” rules.
SVII Articles do not provide a specified maximum redemption threshold. As a result, SVII may be able to consummate the Transaction even though a substantial majority of the SVII Public Shareholders do not agree with the Transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or SVII’s officers, directors, advisors or their affiliates. Furthermore, SVII may be able to redeem its SVII Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Although SVII expects to meet Nasdaq’s initial listing requirements upon closing of the Transaction and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell SVII Public Shares, which we believe results in decreased liquidity for our SVII Public Shares as well as increased transaction costs for sales and purchases of our SVII Public Shares as compared to other securities. In the event the aggregate cash consideration SVII would be required to pay for all SVII Public Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Transaction exceed the aggregate amount of cash available, SVII will not complete the Transaction or redeem any shares, all SVII Public Shares submitted for redemption will be returned to the holders thereof, and SVII instead may search for an alternate business combination or otherwise liquidate in accordance with the requirements of the SVII Articles.
New Eagle may redeem your unexpired New Eagle Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.
New Eagle has the ability to redeem the issued and outstanding SVII Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the Class A ordinary shares has been at least $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before New Eagle sends the notice of redemption to the warrant holders. If and when the New Eagle Public Warrants become redeemable by New Eagle, New Eagle may exercise its redemption right even if New Eagle is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Eagle may redeem the New Eagle Public Warrants as set forth above even if the holders are otherwise unable to exercise the New Eagle Public Warrants.
Redemption of the issued and outstanding New Eagle Public Warrants could force you to (i) exercise your New Eagle Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your New Eagle Public Warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) accept the nominal redemption price which, at the time the issued and outstanding New Eagle Public Warrants are called for redemption, we expect would be substantially less than the market value of your New Eagle Public Warrants.
None of the New Eagle Private Warrants will be redeemable by us as so long as they are held by the Sponsor or its permitted transferees. The other material differences between the New Eagle Private Warrants and the New Eagle Public Warrants, including that the New Eagle Private Warrants can be exercised on a cashless basis at any time and are not transferable for 30 days following the completion of the Transaction, are described under “Description of New Eagle Securities — New Eagle Warrants.”
New Eagle may amend the terms of the New Eagle Public Warrants in a manner that may be adverse to holders of New Eagle Public Warrants with the approval by the holders of at least 50% of the then-outstanding New Eagle Public Warrants. As a result, the exercise price of your New Eagle Public Warrants could be increased, the exercise period could be shortened and the number of shares of New Eagle Common Stock purchasable upon exercise of a New Eagle Public Warrant could be decreased, all without your approval.
The SVII Public Warrants, which will become New Eagle Public Warrants in connection with the Transaction, were initially issued in registered form under the Public Warrant Agreement. In connection with the Closing, SVII, New Eagle and Continental, as warrant agent, will enter into the Warrant Assumption Agreement, pursuant to which SVII will assign the Warrant Agreements to New Eagle. The New Eagle Public Warrant Agreement provides that the terms of the New Eagle Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but require the approval by the holders of at least 50% of the then outstanding New Eagle Public Warrants to make any change that adversely affects the interests of the registered holders of the New Eagle Public Warrants. Accordingly, New Eagle may amend the terms of the New Eagle Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding New Eagle Public Warrants approve of such amendment.
Although New Eagle’s ability to amend the terms of the New Eagle Public Warrants with the consent of at least 50% of the then outstanding New Eagle Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the New Eagle Public Warrants, convert the New Eagle Public Warrants into cash, shorten the exercise period or decrease the number of shares of New Eagle Common Stock purchasable upon exercise of a New Eagle Public Warrant.
SVII will require SVII Public Shareholders who wish to redeem their SVII Public Shares in connection with the Transaction to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
SVII will require the SVII Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Transaction, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal at Custodian System (“DWAC System”), at the holder’s option. Holders of SVII Units must elect to separate the units into the underlying securities prior to exercising redemption rights with respect to the SVII Public Shares. If holders hold their SVII Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying securities, or if a holder holds SVII Units registered in its own name, the holder must contact our transfer agent directly and instruct them to do so. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Accordingly, if it takes longer than we anticipate for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a shareholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem SVII Public Shares, its shares may not be redeemed. Additionally, despite our compliance with the proxy rules, SVII Public Shareholders may not become aware of the opportunity to redeem their shares.
The ability of the SVII Public Shareholders to exercise redemption rights with respect to a large number of the SVII Public Shares, and the completed redemptions of SVII Public Shares in connection with the First SVII EGM and the Second SVII EGM, could increase the probability that the Transaction may not be consummated and that the SVII Public Shareholders would have to wait for liquidation in order to redeem their SVII Public Shares.
If the Merger Agreement is amended to require SVII to use a portion of the cash in the Trust Account as consideration or to have a minimum amount of cash at the Closing, the probability that the Merger Agreement would not be consummated is increased. This risk is magnified because SVII paid approximately $90.7 million and $142.1 million out of the Trust Account to shareholders that tendered their SVII Public Shares for redemption in connection with the First SVII EGM and the Second SVII EGM, respectively. If the Transaction is unsuccessful and SVII does not otherwise complete an initial business combination within the required time period under the SVII Articles, SVII Public Shareholders would not receive their pro rata portion of the Trust Account until SVII liquidates the Trust Account. If SVII Public Shareholders are in need of immediate liquidity, they could attempt to sell their SVII Public Shares in the open market; however, at such time the SVII Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, SVII Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with SVII’s redemption until SVII liquidates or such shareholders are able to sell their shares in the open market.
Because the Trust Account initially contained $10.25 per SVII Class A Ordinary Share, SVII Public Shareholders may be more incentivized to redeem their SVII Public Shares in connection with the Transaction.
The Trust Account initially contained $10.25 per SVII Class A Ordinary Share, without taking into account interest earned on the Trust Account or the Contributions from the Sponsor. This is different than some other similarly structured blank check companies for which the trust account only initially contains $10.00 per public share. As a result of the additional funds that could be available to SVII Public Shareholders upon redemption of SVII Public Shares, the SVII Public Shareholders may be more incentivized to redeem their SVII Public Shares and not to hold those shares through the completion of the Transaction. A higher percentage of redemptions by the SVII Public Shareholders could make it more difficult for us to complete the Transaction. This risk is magnified because SVII paid approximately $90.7 million and $142.1 million out of the Trust Account to shareholders that tendered their SVII Public Shares for redemption in connection with the First SVII EGM and the Second SVII EGM, respectively.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate an initial business combination and liquidate.
There is currently uncertainty concerning the applicability of the Investment Company Act to SPACs, and it is possible that a claim could be made that we have been operating as an unregistered investment company. If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. Whether a SPAC is an investment company will be a question of facts and circumstances. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. If our facts and circumstances change over time, we will update our disclosure to reflect how those changes impact the risk that we may be considered to be operating as an unregistered investment company. However, we can give no assurance that a claim will not be made that we have been operating as an unregistered investment company. If we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate. If we are required to liquidate, our shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the SVII Ordinary Shares and SVII Warrants following such a transaction, and the SVII Rights and SVII Warrants would expire worthless.
If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to consummate an initial business combination and instead be required to liquidate the Company. To mitigate the risk of that result, we may liquidate securities held in the Trust Account and instead hold all funds in the Trust Account in cash. As a result, following such liquidation, we will likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount that the SVII Public Shareholders would receive upon any redemption or liquidation of SVII if the assets in the Trust Account had remained in U.S. government securities or money market funds.
There is currently uncertainty concerning the applicability of the Investment Company Act to SPACs, including a company like ours, that had not entered into a definitive agreement within 18 months after the effective date of the registration statement relating to its initial public offering or that does not consummate its initial business combination within 24 months after such date. We did not enter into a definitive agreement within 18 months after the effective date of the registration statement relating to the IPO and did not consummate our initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. Furthermore, SVII has until July 17, 2026 to consummate an initial business combination, which is a total of up to 45 months from the consummation of the IPO. Whether a SPAC is an investment company will be a question of facts and circumstances. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. If our facts and circumstances change over time, we will update our disclosure to reflect how those changes impact the risk that we may be considered to be operating as an unregistered investment company. However, we can give no assurance that a claim will not be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to consummate an initial business combination, including the Transaction, and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of the SVII Ordinary Shares and SVII Warrants following such a transaction, and the SVII Rights and SVII Warrants would expire worthless.
The funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary of the IPO, there is a greater risk that we may be considered an unregistered investment company, in which case we may be required to liquidate. If we are required to liquidate, our shareholders will miss the opportunity to benefit from an investment in a target company and the potential appreciation in value of such investment through a business combination, including the Transaction. Additionally, if we are required to liquidate, there will be no redemption rights or liquidating distributions with respect to the SVII Rights or the SVII Warrants, which will expire worthless in the event of our winding up. The risk of being deemed subject to the Investment Company Act may increase the longer we hold securities, and also may increase to the extent the funds in the Trust Account are not held in cash (which may include an interest-bearing demand deposit account at a national bank).
There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of SVII Public Shares.
On August 16, 2022, the IR Act became law, which, among other things, imposes a 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies only to stock repurchases occurring in 2023 and beyond. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased by the repurchasing corporation during the same taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year (the “netting rule”). The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.
On April 12, 2024, the U.S. Department of Treasury published proposed regulations clarifying many aspects of the excise tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in an F reorganization (as defined below in “Material U.S. Federal Income Tax Considerations”), the corporation is not treated as a U.S. corporation until the day after the reorganization. Therefore, subject to the timing of the redemption of SVII Public Shares, we believe that the excise tax will not apply given that we will not be a “covered corporation” within the meaning of the IR Act at the time of the redemption. Although these proposed regulations are not final, taxpayers generally may rely on them until final regulations are issued.
However, the U.S. Department of Treasury has been given authority to provide proposed and final regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. If our interpretation related to the existing provision of the excise tax is not correct or if future guidance were to treat us as a covered corporation for purposes of the excise tax, then it is possible that the excise tax will apply to any redemptions of the SVII Public Shares in connection with the Transaction, unless an exemption is available. In the event the excise tax applies, issuances of stock in connection with the Transaction and any other equity issuances (whether in connection with the Transaction or otherwise) issued in the same taxable year of a redemption may reduce the amount of the excise tax in connection with redemptions at such time under the netting rule.
The First Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. Holders of SVII Class A Ordinary Shares and SVII Public Warrants.
In the opinion of Greenberg Traurig, LLP, counsel to SVII, the First Merger, taken together with the Second Merger and the PIPE Financing, should qualify for tax-deferred treatment under Section 351(a) of the Code, subject to the PFIC rules and the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, if the First Merger does not qualify for tax-deferred treatment under Section 351(a) of the Code, or if the First Merger fails to qualify for tax-deferred treatment as a result of the application of the PFIC rules, the First Merger would be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of SVII Class A Ordinary Shares. Further, the receipt of New Eagle Warrants in exchange for SVII Public Warrants pursuant to the First Merger may cause U.S. Holders of SVII Public Warrants to recognize taxable gain regardless of whether the First Merger qualifies for tax-deferred treatment under Section 351(a) of the Code.
For a more complete discussion of the U.S. federal income tax considerations of the First Merger, including the PFIC rules, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the First Merger.”
SVII’s independent registered public accounting firm’s report for the year ended December 31, 2024 contains an explanatory paragraph that expresses substantial doubt about SVII’s ability to continue as a “going concern.”
SVII’s independent registered public accounting firm’s report for the year ended December 31, 2024 contains an explanatory paragraph that states if SVII is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 17, 2025, then SVII will cease all operations except for the purpose of liquidating. At the Third SVII EGM, SVII shareholders approved the extension of the date by which SVII is required to complete an initial business combination from October 17, 2025 to July 17, 2026. However, SVII cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. If SVII is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 17, 2026 (as such date may be extended by approval of the SVII shareholders), then SVII will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about SVII’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from SVII’s inability to continue as a going concern.
Past performance by our SVII’s management team or their respective affiliates may not be indicative of future performance of an investment in SVII (or New Eagle), and SVII (or New Eagle) may be unable to provide positive returns to shareholders.
Information regarding performance is presented for informational purposes only. Any past experience or performance of SVII’s management team and their respective affiliates is not a guarantee of either (i) SVII’s ability to successfully consummate an initial business combination or (ii) success with respect to any business combination that SVII may consummate, including the Transaction. You should not rely on the historical record of SVII’s management team or their respective affiliates as indicative of the future performance of an investment in SVII (or New Eagle) or the returns SVII (or New Eagle) will, or is likely to, generate going forward.
We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or other business combination agreements like the Merger Agreement. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on SVII’s, Eagle’s or New Eagle’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Transaction, then that injunction may delay or prevent the Transaction from being completed or from being completed within the expected timeframe, which may adversely affect SVII’s or Eagle’s or, if the Transaction is completed but delayed, New Eagle’s business, financial position and results of operations. As of the date of this proxy statement/prospectus, no lawsuits have been filed in connection with the Transaction, but we cannot predict whether any such lawsuits will be filed.
As of October 21, 2025, SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants have been suspended from trading on Nasdaq because SVII failed to consummate a business combination within 36 months of its initial public offering, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions. On November 12, 2025, SVII’s securities were delisted and they are no longer recognized as “covered securities” under the National Securities Markets Improvement Act of 1996. This could have significant material adverse consequences on us and our securities, including that it will negatively impact our ability to complete a business combination, will limit investors’ ability to make transactions in our securities and could subject us to additional trading restrictions, including the restrictions for trading penny stock.
On October 14, 2025, SVII received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market that SVII’s securities would be delisted from Nasdaq by reason of the failure of SVII to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the SVII Units, SVII Public Shares, SVII Public Warrants and SVII Rights were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the SEC, which removed the Company’s securities from listing and registration on Nasdaq. The SVII Units, SVII Public Shares, SVII Public Warrants and SVII Rights are currently quoted on the OTC Pink Market.

Although maintaining the listing of our securities on Nasdaq is not a condition to Closing, as a result of our delisting from Nasdaq, we face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced demand and liquidity for our securities;

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determination that the SVII Class A Ordinary Shares are a “penny stock,” which will require brokers trading in the SVII Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage;

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institutional investors losing interests in our securities; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Because our securities are no longer listed on Nasdaq, our securities do not qualify as covered securities under the statute and are subject to regulation in each state in which we offer our securities, including in connection with our initial business combination if our securities are not listed on an exchange prior to an initial business combination.
In addition, being delisted from Nasdaq may hinder our ability to complete a business combination (including the Transaction), as we may no longer be attractive as a merger partner which would significantly hinder our ability to complete a business combination. While it is not a condition to closing under the Merger Agreement that our securities remain listed on Nasdaq, it is a condition that the combined company’s common stock be approved for listing on Nasdaq, which may be more difficult as a result of our securities being delisted.
Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our securities and make it difficult for SVII’s securityholders to resell their securities. The markets for SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants are limited and persons who purchase SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants may not be able to resell their securities at or above the purchase price paid by them.
SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants are quoted on the OTC Pink Market of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with SVII’s operations or business prospects. This volatility could depress the market prices of SVII’s securities for reasons unrelated to operating performance. Moreover, the OTC Markets are not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like the New York Stock Exchange. The OTC Markets are not liquid markets. There is currently only a limited public market for SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants. SVII cannot assure you that an active public market for SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants will develop or be sustained in the future. If active markets for SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants do not develop or are not sustained, their prices may decline. These factors may result in investors having difficulty reselling any SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Public Warrants.
Risks Related to Ownership of New Eagle Securities
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Eagle.

New Eagle may experience significant fluctuations in its results of operations, making it difficult to project future results.
Our operating results may vary significantly and are not necessarily an indication of future performance. These fluctuations may be a result of a variety of factors, some of which are beyond our control. Our ability to attract and retain new customers and suppliers, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in these risk factors. As such, we may not accurately forecast our operating results. We base our expense levels and investment plans on estimates. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If we are unable to achieve sustained profits, our business, financial condition, and results of operations would be negatively impacted.
The market price of the shares of New Eagle Common Stock may be volatile, and the value of the shares of New Eagle Common Stock may decline.
If the benefits of the Transaction do not meet the expectations of investors or securities analysts, the market price of the SVII Ordinary Shares prior to the consummation of the Transaction may decline. The market values of the shares of New Eagle Common Stock at the time of the Transaction may vary significantly from their prices as SVII Ordinary Shares on the date the Merger Agreement was executed, the date of this proxy statement/prospectus or the date on which SVII shareholders vote on the Transaction. Because the number of shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of the shares of New Eagle Common Stock, the market value of shares issued in the Transaction may be higher or lower than the values of the SVII Ordinary Shares on earlier dates. The market price of the shares of New Eagle Common Stock is likely to be volatile and could be subject to wide fluctuations in response to the risk factors described in the proxy statement/prospectus, as well as others.
In addition, stock markets, and the trading of technology companies’ stocks in particular, have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, including transportation companies and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the shares of New Eagle Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers, hosts, guests and other parties.
Future sales of shares of New Eagle Common Stock after the consummation of the Transaction may cause the market price of the shares of New Eagle Common Stock to drop significantly, even if New Eagle’s business is doing well.
Sales of a substantial number of shares of the shares of New Eagle Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the shares of New Eagle Common Stock and may make it more difficult for investors to sell their shares of the shares of New Eagle Common Stock at a time and price that investors deem appropriate. All outstanding shares of the shares of New Eagle Common Stock previously held by the pre-transaction SVII Public Shareholders at the completion of the Transaction and a substantial number of shares of the shares of New Eagle Common Stock issued as merger consideration in the Transaction are freely tradable without restriction under the Securities Act, except for any shares of the shares of New Eagle Common Stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act. For more information, see the section entitled “Shares Eligible for Future Sale.”

We may file registration statements on Form S-8 under the Securities Act to register shares of the shares of New Eagle Common Stock that may be issued under our incentive award plans from time to time. Shares registered under these registration statements would be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.
We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant shareholders, may have on the prevailing market price of the shares of New Eagle Common Stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of the shares of New Eagle Common Stock in the public market, the trading price of the shares of New Eagle Common Stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.
There can be no assurance that the Transaction will achieve our objectives of providing the company with sufficient capital, and if we require additional capital to fund our operations or expected growth, there can be no assurance that we will be able to obtain such funds on attractive terms or at all, and you may experience dilution as a result.
We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our Shareholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.
New Eagle’s audited financial position and results of operations may differ materially from the unaudited pro forma financial information presented to investors.
SVII has been recently incorporated and has no operating history and no revenues. While the unaudited pro forma financial information contained in this proxy statement/prospectus represents the best estimates of SVII’s and Eagle’s management, it is presented for illustrative purposes only and may not be an accurate indication of SVII’s financial position or results of operations if the Transaction are completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of SVII, Eagle and Oregon Energy, and certain adjustments and assumptions have been made regarding New Eagle after giving effect to the Transaction. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and New Eagle’s financial position and future results of operations.
In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect New Eagle’s financial condition or results of operations following the Closing. Any potential decline in New Eagle’s financial condition or results of operations may cause significant fluctuations in the price of the shares of New Eagle Common Stock.

The Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement designate the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of SVII Public Warrants and SVII Rights (and following the Transaction, holders of New Eagle Public Warrants), which could limit the ability of warrant holders or rights holders to obtain a favorable judicial forum for disputes with our company.
The Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement), including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, (ii) any action proceeding or claim against us arising out of or relating in any way to the Rights Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and (iii) in each case we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the SVII Public Warrants or SVII Public Rights (or, following the Transaction, the New Eagle Public Warrants), as applicable, shall be deemed to have notice of and to have consented to the forum provisions in the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement, as applicable. If any action, the subject matter of which is within the scope the forum provisions of the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement, as applicable, is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of SVII Public Warrants or SVII Rights (or, following the Transaction, New Eagle Public Warrants), as applicable, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such warrant holder in or rights holder, as applicable, in any such action brought in such court to enforce the forum provisions by service upon such warrant or rights holder’s counsel in the foreign action as agent for such warrant holder or rights holder, as applicable.
This choice-of-forum provision may limit a warrant or rights holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to our choice-of-forum provisions. Alternatively, if a court were to find this provision of the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
While SVII and Eagle work to complete the Transaction, Eagle’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Transaction may place a significant burden on management and other internal resources of Eagle. The diversion of management’s attention and any difficulties encountered in the transition process could harm Eagle’s business, financial condition, results of operations and prospects and New Eagle’s following the Transaction. In addition, uncertainty about the effect of the Transaction on Eagle’s systems, employees, consultants, customers, distributors, suppliers, partners, and other third parties, including regulators, may have an adverse effect on New Eagle following the Transaction. These uncertainties may impair New Eagle’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Transaction.
Because Eagle has operated as a private company, New Eagle will have limited experience complying with public company obligations and fulfilling these obligations will be expensive and time consuming and may divert management’s attention from the day-to-day operation of its business.
Eagle has operated historically as a privately-owned company and, accordingly, many of its senior management may have limited experience managing a publicly-traded company and may have limited experience complying with the increasingly complex laws pertaining to public companies. In particular, the significant regulatory oversight and reporting obligations imposed on public companies will require substantial attention from Eagle’s senior management and may divert attention away from the day-to-day management of its businesses, which could have a material adverse effect on Eagle’s business, financial condition and results of operations. Similarly, corporate governance obligations, including with respect to the development and implementation of appropriate corporate governance policies, and concurrent service on the Eagle board of directors and possibly multiple board committees, will impose additional burdens on Eagle’s non-executive directors.
Eagle may be restricted during the pendency of the Transaction pursuant to terms of the Merger Agreement.
Prior to the consummation of the Transaction, Eagle is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without SVII’s consent. As a result, Eagle may be unable, during the pendency of the Transaction, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
The announcement of the Transaction could disrupt Eagle’s relationships with its customers and others, as well as its operating results and business generally.
The announcement of the Transaction could disrupt Eagle’s business in the following ways:
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Eagle’s employees may experience uncertainty about their future roles, which might adversely affect our ability to retain and hire key personnel and other employees;

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Customers, suppliers and other parties with whom Eagle maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us. or fail to extend an existing relationship with us; and

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Eagle has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Transaction.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact our business, financial condition, and results of operations.
Uncertainty about the effect of the Transaction may affect Eagle’s ability to retain key employees and integrate management structures and may negatively impact our management, strategy and results of operations.
Eagle’s success depends in large part on its ability to attract and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. Future challenges related to the Transaction could lead to attrition and difficulty attracting high-quality employees. Future leadership transitions and management changes may cause uncertainty in, or a disruption to, our business, and may increase the likelihood of senior management or other employee turnover. The loss of qualified executives and employees, or an inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.
In addition, Eagle’s failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles, for example, as a result of reductions in workforce and organizational changes that we have implemented, could have an adverse effect on our business and operating results. The unexpected or abrupt departure of one or more of Eagle’s key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of its business, and years of industry experience. If Eagle cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.
To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel Eagle requires to operate our business effectively. Further, the equity incentives Eagle currently uses to attract, retain, and motivate employees may not be as effective as in the past, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical stock price growth. If Eagle is unable to attract and retain high-quality management and operating personnel, our business, financial condition, and results of operations could be negatively impacted.
Following the consummation of the Transaction, New Eagle will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Transaction, New Eagle will face increased legal, accounting, administrative and other costs and expenses as a public company that Eagle does not incur as a private company, and these expenses may increase even more after New Eagle is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Eagle to carry out activities Eagle has not done previously. For example, New Eagle will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Eagle could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Eagle’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Eagle’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Eagle Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Eagle to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by Shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
New Eagle’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Transaction is consummated could have a material adverse effect on its business.
Eagle is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Transaction, New Eagle will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Eagle as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Transaction. If New Eagle is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

If, following the Transaction, securities or industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about New Eagle, its business, or its market, or if they change their recommendations regarding New Eagle’s securities adversely, the price and trading volume of New Eagle’s securities could decline.
The trading market for New Eagle’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Eagle, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Eagle. If no securities or industry analysts commence coverage of New Eagle, New Eagle’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Eagle change their recommendation regarding the shares of New Eagle Common Stock adversely, or provide more favorable relative recommendations about New Eagle’s competitors, the price of the shares of New Eagle Common Stock would likely decline. If any analyst who may cover New Eagle were to cease coverage of New Eagle or fail to regularly publish reports on it, New Eagle could lose visibility in the financial markets, and demand for the shares of New Eagle Common Stock could decrease, which in turn could cause its share price or trading volume to decline.
General Risk Factors
Our expectations regarding changes in the Sustainability industry may not materialize to the extent we expect, or at all.
We expect favorable changes and growth in the Sustainability industry based on certain macroeconomic and social trends as well as certain assumptions. These macroeconomic and social trends and assumptions relate to, among other things, population growth, increased government spending in the Sustainability industry, increased regulatory requirements at the federal, state and local level and increased focus on ESG practices and business models. No assurance can be given that these trends and assumptions, or that our expectations surrounding the Sustainability industry, will be accurate. Further, unanticipated events and circumstances may occur and change the outlook surrounding the Sustainability industry in material ways. Accordingly, our expectations of growth in the Sustainability industry may occur to a different extent or at a different time, or may not occur at all. If our expectations surrounding certain favorable changes in the Sustainability industry do not occur to the degree that we expect, or at all, our ability to consummate the Transaction may be hindered or delayed.
Changes in laws or regulations, or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect SVII’s business, including its ability to complete the Transaction, its investments or its results of operations.
SVII is subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional and local governments. In particular, SVII is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations, and interpretations and applications of such laws and regulations, may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on SVII’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SVII’s business, including its ability to complete the Transaction, its investments or its results of operations.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with the business combination transactions; the potential liability of certain participants in the proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide a safe harbor for such companies from the definition of “investment company” under the Investment Company Act. On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) that formally adopted certain of the SPAC Rule Proposals and provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company

Act. Compliance with the SPAC Rules and related guidance may materially adversely affect SVII’s ability to complete the Transaction and may increase the costs and time related thereto.
High inflation and interest rates in the United States and elsewhere could make it more difficult for SVII to complete its initial business combination, including the Transaction.
Higher than usual inflation remains a concern, as do interest rates in the United States and other regions. Although interest rates are declining, they are still relatively high compared to recent years. Elevated inflation and interest rates may lead to increased price volatility for publicly traded securities, including SVII’s, or other national, regional or international economic disruptions, any of which could make it more difficult for SVII to complete its initial business combination, including the Transaction.
Delays in the government budget process or a government shutdown may materially adversely affect SVII’s ability to complete its initial business combination, including the Transaction, or the operations of New Eagle following the Transaction.
Each year, the U.S. Congress must pass all spending bills in the federal budget. If any such spending bill is not timely passed, a government shutdown will close many federally run operations, which includes those of the SEC, and halt work for federal employees unless they are considered essential. If a government shutdown was to occur, and the SEC were to remain closed for a prolonged period of time, SVII may not be able to complete its initial business combination, including the Transaction, particularly if the SEC is unable to timely review SVII’s filings, or those of a target business or other entity that relate to SVII’s initial business combination, or to declare such filings effective as may be applicable. The U.S. government experienced its longest shutdown in history, lasting 43 days and ending on November 12, 2025. During this period, the SEC was closed, which led to delays in the review of our filings with the agency. Additionally, following consummation of SVII’s initial business combination, including the Transaction, New Eagle’s operations or its ability to raise additional capital to support its operations could be materially adversely affected by any prolonged government shutdown.
The parties’ ability to complete the Transaction, or the operations of SVII, Eagle or New Eagle, may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the invasion of Ukraine by Russia, subsequent sanctions against Russia, Belarus and related individuals and entities, global food shortages and other related consequences of prolonged military conflict.
United States and global markets have and may continue to experience volatility and disruption following the escalation of geopolitical tensions and the invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide substantial military aid and other assistance to Ukraine during the ongoing and prolonged military conflict, increasing geopolitical tensions with Russia, Belarus and other nations. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, continued escalations of the conflict may lead to further market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions, including further escalations with NATO, may continue to adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, could adversely affect the parties’ ability to complete the Transaction or the operations of SVII, Eagle or New Eagle. The extent and duration of the Russian invasion of Ukraine and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions or military assistance continues for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for SVII’s securities or the ability to raise financing in connection with the Transaction. If these disruptions or other matters of global concern continue for an extensive period of time, the operations of Eagle, and the Transaction, may be materially adversely affected.
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from our independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our financial statements.

THE EXTRAORDINARY GENERAL MEETING OF SVII
General
SVII is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the SVII Board for use at the Extraordinary General Meeting to be held on February 23, 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to SVII’s shareholders on or about February 2, 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.
Date, Time and Place of the Extraordinary General Meeting
The Extraordinary General Meeting will be held on February 23, 2026 at 10:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at One Vanderbilt Ave, New York, NY 10017, and via virtual meeting, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals set forth in this proxy statement/prospectus. The Extraordinary General Meeting will be conducted via live webcast, but the physical location of the Extraordinary General Meeting will remain at the location specified above for the purposes of the SVII Articles. You will be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://www.cstproxy.com/svacii/2026. Only shareholders who own SVII Ordinary Shares as of the close of business on the record date will be entitled to attend the Extraordinary General Meeting.
Registering for the Virtual Meeting
Pre-registration is recommended but is not required in order to attend the virtual meeting and will be available starting at 10:00 a.m., Eastern Time, on February 16, 2026 (five business days prior to the Extraordinary General Meeting). To pre-register for the Extraordinary General Meeting, please follow these instructions as applicable to the nature of your ownership of SVII Ordinary Shares:
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If your shares are registered in your name with Continental, SVII’s transfer agent, and you wish to attend and participate in the virtual meeting, go to https://www.cstproxy.com/svacii/2026, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Extraordinary General Meeting you will need to log back into the above website using your control number. If you do not have your control number, contact SVII’s transfer agent by telephone at 917-262-2373 or by e-mail at proxy@continentalstock.com.

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Beneficial shareholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend and participate in the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to SVII’s transfer agent at proxy@continentalstock.com. Beneficial shareholders who e-mail SVII’s transfer agent a valid legal proxy will be issued a 12-digit meeting control number that will allow them to pre-register to attend and participate in the virtual meeting. A beneficial shareholder who wishes to attend the virtual meeting but not vote may be issued a guest control number upon providing proof of ownership to SVII’s transfer agent. After contacting SVII’s transfer agent, a beneficial holder will receive an e-mail prior to the Extraordinary General Meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact SVII’s transfer agent at least five business days prior to the Extraordinary General Meeting date.

You may also attend the Extraordinary General Meeting telephonically by dialing (800) 450-7155 (toll-free within the United States and Canada) or (857) 999-9155 (outside of the United States and Canada, standard rates apply). The passcode for telephone access is 8414912#, but please note that you will not be able to vote or ask questions if you choose to attend the Extraordinary General Meeting telephonically.

Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, SVII will ask its shareholders to consider and vote upon the following Proposals:
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Proposal No. 1 — The Transaction Proposal;

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Proposal Nos. 2A through 2F — The Advisory Amendment Proposals;

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Proposal No. 3 — The Equity Plan Proposal;

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Proposal No. 4 — The Cayman Merger Proposal; and

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Proposal No. 5 — The Adjournment Proposal (if presented).

The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Transaction Proposal,” “Proposal Nos. 2A through 2F — The Advisory Amendment Proposals,” “Proposal No. 3  —  The Equity Plan Proposal,” “Proposal No. 4 — The Cayman Merger Proposal,” and “Proposal No. 5 — The Adjournment Proposal.”
Recommendation of the SVII Board
The SVII Board believes that each of the Transaction Proposal, the Advisory Amendment Proposals, the Equity Plan Proposal, the Cayman Merger and the Adjournment Proposal (if presented) is in the best interests of SVII and SVII’s shareholders and unanimously recommends that SVII shareholders vote “FOR” each of such Proposals presented for vote at the Extraordinary General Meeting.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned SVII Ordinary Shares at the close of business on January 5, 2026, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each SVII Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 9,879,945 SVII Ordinary Shares issued and outstanding, consisting of 9,879,944 SVII Class A Ordinary Shares and one SVII Class B Ordinary Share. The SVII Class A Ordinary Shares and the SVII Class B Ordinary Shares vote together as a single class, except in the election of directors, as to which only the SVII Class B Ordinary Shares vote. The issued and outstanding SVII Rights and SVII Warrants do not have voting rights at the Extraordinary General Meeting. See the section entitled “— Vote of SVII Initial Shareholders and SVII’s Directors and Officers” for more information on how such persons are expected to vote their SVII Ordinary Shares.
Voting Your Shares
Each SVII Ordinary Share that you own in your name entitles you to one vote on each of the Proposals presented at the Extraordinary General Meeting. Your one or more proxy cards show the number of SVII Ordinary Shares that you own. If you are a holder of record, there are three ways to vote your SVII Ordinary Shares at the Extraordinary General Meeting:

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by Internet:   To vote via the Internet, please go to www.cstproxyvote.com and follow the instructions. Please have your proxy card handy when you go to the website. Votes must be submitted electronically by 11:59 p.m., eastern time, on February 22, 2026.

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by Mail:   You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your SVII Ordinary Shares will be voted as recommended by the SVII Board. With respect to the Proposals for the Extraordinary General Meeting, that means: “FOR” the Transaction Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Plan Proposal, “FOR” the Cayman Merger Proposal and “FOR” the Adjournment Proposal. Proxies submitted by U.S. mail must be received before the start of the Extraordinary General Meeting.

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by attending the meeting:   You can attend the Extraordinary General Meeting and vote at the Extraordinary General Meeting. SVII will be hosting the Extraordinary General Meeting in person and via live webcast. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting in person or online at https://www.cstproxy.com/svacii/2026, in which case any vote that you previously submitted will be superseded by the vote that you cast at the Extraordinary General Meeting. See “— Registering for the Virtual Meeting” above for further details on how to attend the Extraordinary General Meeting online.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your SVII Ordinary Shares, you may contact SVII’s proxy solicitor:
Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Samford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SVII@info.sodali.com
Quorum and Vote Required for the Proposals
A quorum of SVII’s shareholders is necessary to hold a valid meeting. Holders of a majority in voting power of the issued and outstanding SVII Ordinary Shares entitled to vote at the Extraordinary General Meeting, present in person (including by virtual attendance) or by proxy, constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person or online at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within half an hour from the time appointed for the Extraordinary General Meeting, the Extraordinary General Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the SVII Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the Extraordinary General Meeting to commence, the shareholders present shall be a quorum. As of the record date for the Extraordinary General Meeting, 4,939,973 SVII Ordinary Shares would be required to achieve a quorum.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Approval of each of the Transaction Proposal, the Equity Plan Proposal and, if presented, the Adjournment Proposal, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of the Cayman Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting.
Approval of each of the Advisory Amendment Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. A vote to approve each of the Advisory Amendment Proposals is an advisory vote, and therefore, is not binding on SVII or Eagle or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII and Eagle intend that the New Eagle Organizational Documents, in the forms attached to this proxy statement/prospectus as Annexes B and C, and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.
Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast and will have no effect on the outcome of the vote on any of the Proposals set forth in this proxy statement/prospectus.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SVII believes the Proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Extraordinary General Meeting. Abstentions and broker non-votes will not count as votes cast and, if a valid quorum is otherwise established, will have no effect on the outcome of any vote on the Proposals set forth in this proxy statement/prospectus. Because all of the proposals to be voted on at the Extraordinary General Meeting are non-discretionary matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, SVII does not expect there to be any broker non-votes at the Extraordinary General Meeting.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Sodali & Co., SVII’s proxy solicitor, prior to the date of the Extraordinary General Meeting or by attending the Extraordinary General Meeting in person (including by virtual attendance) and voting or by voting again via the Internet as described above and in the proxy card. Attendance at the Extraordinary General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Sodali & Co., at 333 Ludlow Street, 5th Floor, South Tower, Samford, CT 06902, provided such revocation is received prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Vote of SVII Initial Shareholders and SVII’s Directors and Officers
The SVII Initial Shareholders and SVII’s directors and officers agreed to vote in favor of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement, and they are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
Redemption Rights
Pursuant to the SVII Articles, any holders of SVII Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. Holders of SVII Public Shares are not required to vote on any of the Proposals to be presented at the Extraordinary General Meeting in order to demand redemption of their SVII Public Shares. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Closing, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Transaction, including interest earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes (if any), upon the consummation of the Transaction. For illustrative purposes, based on funds in the Trust Account of approximately $26.4 million on September 30, 2025, the estimated per share redemption price would have been approximately $11.91.
Notwithstanding the foregoing, a SVII Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the SVII Public Shares without SVII’s prior consent. Under the SVII Articles, SVII does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold.
Redemption rights are not available to holders of SVII Rights or SVII Warrants in connection with the Transaction. The SVII Initial Shareholders and SVII’s directors and officers have agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of the Transaction. The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. The SVII Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
In order to exercise your redemption rights with respect to all or a portion of your SVII Public Shares, you must, prior to 5:00 p.m., Eastern time, on February 19, 2026 (two business days before the Extraordinary General Meeting):
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(a) hold SVII Public Shares or (b) hold SVII Public Shares through SVII Units and elect to separate your SVII Units into the underlying SVII Public Shares, SVII Rights and SVII Public Warrants prior to exercising your redemption rights with respect to such SVII Public Shares.

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Submit a request in writing that SVII redeem all or such portion of your SVII Public Shares for cash to Continental, SVII’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
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Tender or deliver your SVII Public Shares (and share certificates (if any) and other redemption forms) either physically or electronically through DTC to SVII’s transfer agent.

SVII requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your SVII Public Shares generally will be faster than delivery of physical share certificates.
A physical share certificate will not be needed if your shares are delivered to SVII’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and SVII’s transfer agent will need to act to facilitate the request. SVII Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is SVII’s understanding that shareholders should generally allot at least one week to obtain physical certificates from its transfer agent. However, SVII does not have any control over this process and it may take longer than one week. If it takes longer than anticipated to obtain a physical certificate, SVII Public Shareholders who wish to redeem their SVII Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their SVII Public Shares. SVII Public Shareholders who hold their SVII Public Shares in street name will have to coordinate with their bank, broker or other nominee to have such shares certificated or delivered electronically. If you do not submit a written request and deliver your SVII Public Shares as described above, such shares will not be redeemed.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with SVII’s consent. If you delivered your SVII Public Shares for redemption to SVII’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SVII’s transfer agent return the shares (physically or electronically). You may make such request by contacting SVII’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, SVII Public Shareholders should verify the market price of their SVII Public Shares as they may receive higher proceeds from the sale of their SVII Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SVII cannot assure you that you will be able to sell your SVII Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the SVII Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights with respect to your SVII Public Shares, such SVII Public Shares will cease to be outstanding immediately prior to the Closing and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. Each redemption of SVII Public Shares by the SVII Public Shareholders will decrease the amount in the Trust Account.
If the Transaction is not approved and SVII does not consummate an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, it will be required to dissolve and liquidate, and the SVII Rights and SVII Warrants will expire worthless.
Appraisal or Dissenters’ Rights
Holders of record of SVII Ordinary Shares may have appraisal or dissenters’ rights in connection with the Transaction under the Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of SVII Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its SVII Ordinary Shares must give written objection to the First Merger to SVII prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. SVII believes that such fair value would equal the amount that SVII shareholders would obtain if they exercised their redemption rights as described herein. A SVII shareholder which elects to exercise Dissent Rights must do so in respect of all of the SVII Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. SVII shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Companies Act. Public Shareholders who elect to exercise Dissent Rights will lose their right to exercise their redemption rights as described herein. However, SVII shareholders are otherwise still entitled to exercise redemption rights as set out in the section entitled “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights.”
Solicitation of Proxies
SVII will pay the cost of soliciting proxies for the Extraordinary General Meeting. SVII has engaged Sodali & Co. to assist in the solicitation of proxies for the Extraordinary General Meeting. SVII has agreed to pay Sodali & Co. a fee of $15,000. SVII will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. SVII also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SVII Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of SVII Ordinary Shares and in obtaining voting instructions from those owners. SVII’s directors, officers and employees (if any) may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Share Ownership and Permitted Purchases of SVII’s Securities
As of the record date, the SVII Initial Shareholders and SVII’s directors and officers beneficially own an aggregate of approximately 77.6% of the issued and outstanding SVII Ordinary Shares on the record date. In connection with SVII’s IPO, the SVII Initial Shareholders and SVII’s directors and officers agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement. The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. In addition, the Sponsor agreed, pursuant to the Sponsor Support Agreement, not to redeem its SVII Ordinary Shares in connection with the Transaction. The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
Subject to applicable securities laws, the Sponsor or our directors, officers, advisors or their affiliates may purchase SVII Public Shares, SVII Rights or SVII Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. There is no limit on the number of SVII Public Shares, SVII Rights or SVII Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase SVII Public Shares, SVII Rights or SVII Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of SVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or our directors, officers, advisors or their affiliates purchase SVII Public Shares in privately negotiated transactions from SVII Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Transaction Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1 — THE TRANSACTION PROPOSAL
Merger Agreement
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Transaction. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary. For the purposes of this section, capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Disclosure Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. SVII and Eagle do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SVII or Eagle or any other matter.
General
On September 29, 2025, SVII, New Eagle, the Merger Subs and Eagle entered into the Merger Agreement, pursuant to which the parties thereto will consummate the Transaction. Prior to the execution of the Initial Merger Agreement, SVII formed Merger Sub 1. Concurrently with the execution and delivery of the Merger Agreement, SVII and New Eagle entered into the Contribution Agreement, pursuant to which SVII contributed all of the shares of Merger Sub 1 Common Stock to New Eagle, and New Eagle accepted such contribution, and, as a result, Merger Sub 1 became a wholly owned, direct subsidiary of New Eagle.
Structure of the Transaction
Pursuant to the Merger Agreement, each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time, the sole outstanding SVII Class B Ordinary Share will convert into one SVII Class A Ordinary Share, (B) each outstanding SVII Unit will separate and convert into its component securities, and (C) each outstanding SVII Right will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the First Effective Time, (A) Merger Sub 1 will merge with and into SVII pursuant to the First Merger, with SVII surviving the First Merger as the Surviving Corporation, and, as a result, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (C) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a New Eagle Warrant and SVII shall assign all of its right, title and interests in the Warrant Agreements to New Eagle pursuant to the Warrant Assumption Agreement; (b) at the Second Effective Time, (i) Merger Sub 2 will merge with and into Eagle (the “Second Merger”), with Eagle surviving as the Surviving Company, and, as a result, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of Merger Sub 2 Common Stock, issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of Eagle Common Stock, (iii) at the Second Effective Time, each share of Existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle

Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to Eagle shareholders.
Contemporaneously with the execution and delivery of the Initial Merger Agreement, as more fully described below and in connection with the Transaction, SVII and Eagle entered into the PIPE Agreement with the PIPE Investor, pursuant to which the PIPE Investor, upon the terms and subject to the conditions set forth therein, will purchase shares of New Eagle Preferred Stock in the PIPE Financing to be consummated immediately prior to the consummation of the Transaction.
Contemporaneously with the execution and delivery of the Merger Agreement, as more fully described below and in connection with the Transaction, the Sponsor, SVII, New Eagle and Eagle entered into the Sponsor Support Agreement.
Contemporaneously with the execution and delivery of the Merger Agreement, as more fully described below and in connection with the Transaction, certain Eagle stockholders each entered into a Voting and Support Agreement with SVII, New Eagle and Eagle.
Contemporaneously with the Closing, as more fully described below and in connection with the Transaction, New Eagle, the Sponsor and certain holders of New Eagle securities will amend, restate and terminate the Existing Registration Rights Agreement and enter into the Registration Rights Agreement.
Prior to the consummation of the Transaction, as more fully described below, the Sponsor and certain New Eagle Stockholders will each enter into a Lock-Up Agreement with New Eagle.
Transaction Consideration
Subject to, and in accordance with the terms and conditions of the Merger Agreement, immediately prior to the First Effective Time, SVII shall cause each then issued and outstanding SVII Class B Ordinary Share to convert automatically, on a one-for-one basis, into one SVII Class A Ordinary Share following which all SVII Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.
Subject to, and in accordance with the terms and conditions of the Merger Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of SVII: (i) each then issued and outstanding SVII Class A Ordinary Share (including SVII Class A Ordinary Shares issued upon (a) the conversion of SVII Class B Ordinary Shares pursuant to the Merger Agreement, (b) the separation of the SVII Units and (c) conversion of the SVII Rights) will convert automatically, on a one-for-one basis, into one share of New Eagle Common Stock following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; and (ii) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire New Eagle Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted SVII Warrant. Each Merger Sub 1 Ordinary Share, issued and outstanding immediately prior to the First Effective Time shall be converted into one validly issued, fully paid and nonassessable Surviving Corporation Ordinary Share.
Each share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio, and each holder of a share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time, shall receive for each share of Eagle Common Stock such number of shares of duly authorized, validly issued, fully paid and nonassessable New Eagle Common Stock (collectively, the Eagle Common Stock and New Eagle Common Stock so issued, the “Merger Consideration”) equal to the Exchange Ratio, rounded down to the nearest whole share. Each share of Merger Sub 2 Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Surviving Company Common Stock.
The Aggregate Merger Consideration is a number of shares of New Eagle Common Stock equal to the quotient obtained by dividing (i) $233,500,000 by (ii) $10.00.

Earnout
Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), the VWAP of the shares of New Eagle Common Stock equals or exceeds $16.00 for any 20 trading days within a period of 30 consecutive trading days (the “Earnout Target”), then as soon as commercially practicable and in any event within five business days following the achievement of the Earnout Target, New Eagle will issue 1,500,000 shares of New Eagle Common Stock (the “Earnout Shares”) to the persons set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”).
If at any time during the Earnout Period there occurs any transaction resulting in a change of control of New Eagle, then New Eagle shall issue to the Earnout Recipients each such Earnout Recipient’s portion of the relevant Earnout Shares; provided that the Earnout Shares shall be issued only once upon the occurrence of the foregoing event.
The issuance of the Earnout Shares will be provided for by resolution of the New Eagle Board. To the extent that the Earnout Recipients are service providers of New Eagle after the Closing, the issuance of the Earnout Shares will be made under the New Eagle Equity Plan. The New Eagle Equity Plan will reserve the Earnout Shares for issuance to the Earnout Recipients, which shall be issued only upon achievement of the Earnout Target.
If the Earnout Shares are issued to the Earnout Recipients within 180 days of the Closing Date, the Earnout Recipients shall not Transfer (as defined in the Lock-Up Agreements) any of the Earnout Shares until 180 days after the Closing Date.
If the Earnout Target is not satisfied during the Earnout Period, the obligation to issue Earnout Shares pursuant to the Merger Agreement will terminate and no longer apply.
Proxy Statement/Prospectus and Shareholder Meeting
As promptly as reasonably practicable after the execution of the Merger Agreement, SVII, New Eagle and Eagle agreed to prepare, and New Eagle agreed to file with the SEC, this proxy statement/prospectus to be sent to SVII’s shareholders in connection with the Extraordinary General Meeting to be held to consider approval and adoption of the Proposals, and, in connection with the approval thereof, to provide the SVII Public Shareholders with the opportunity to redeem their SVII Public Shares in accordance with the redemption rights set forth in the SVII Articles.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by SVII, New Eagle, Eagle, and the Merger Subs as of the date of the Merger Agreement or other specific dates solely for the benefit of certain of the parties to the Merger Agreement, which in certain cases are subject to specified exceptions and materiality, Eagle Material Adverse Effect or SVII Material Adverse Effect, knowledge and other qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made under the Merger Agreement will not survive the Closing.
Representations and Warranties of Eagle
In the Merger Agreement, Eagle made certain customary representations to SVII including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) corporate authority, approval and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents and non-contravention; (3) government approvals; (4) capitalization; (5) financial statements and internal controls; (6) compliance with laws and permits; (7) absence of certain changes and events; (8) no undisclosed liabilities; (9) information supplied; (10) litigation; (11) contracts; (12) employee benefits; (13) labor and employment; (14) taxes; (15) intellectual property; (16) data protection; (17) information technology; (18) real property; (19) anti-bribery and trade compliance; (20) insurance; (21) competition regulation; (22) environmental matters; (23) customers and suppliers; (24) brokers; and (25) affiliate agreements.

Representations and Warranties of SVII, New Eagle and the Merger Subs
In the Merger Agreement, SVII, New Eagle and the Merger Subs made certain customary representations and warranties to Eagle, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) corporate authority, approval and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents, non-contravention and governmental approvals; (3) compliance with laws; (4) employee benefit plans; (5) financial ability and trust account; (6) taxes; (7) brokers; (8) SEC reports, financial statements and the Sarbanes-Oxley Act; (9) business activities and absence of certain changes; (10) information supplied and the registration statement; (11) litigation; (12) no outside reliance; (13) capitalization; (14) Nasdaq Stock Market Quotation; (15) affiliate agreements; and (16) anti-bribery and economic sanctions.
Material Adverse Effect
It is a condition to the obligations of all parties to the Merger Agreement that since the date of the Merger Agreement, no (a) Eagle Material Adverse Effect or (b) SVII Material Adverse Effect shall have occurred which is continuing and uncured.
Covenants
The Merger Agreement also contains certain customary covenants by each of the parties to, among other things, conduct their businesses in the ordinary course consistent with past practice and to refrain from taking certain actions specified in the Merger Agreement.
Covenants of Eagle
Eagle made certain covenants under the Merger Agreement, including, among others, the following: (i) the operation of its businesses in the ordinary course of business, in compliance with law; (ii) inspection of properties, books and personnel; (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and obtaining regulatory approvals; (iv) no claims against the trust account; (v) Eagle’s obligation to deliver financial statements, proxy solicitations and other actions; (vi) non-solicitation; and (vii) Eagle’s obligation to exercise the Aurora Option Agreement and fully satisfy the Listing Payment.
Covenants of SVII
SVII made certain covenants under the Merger Agreement, including, among others, the following: (i) compliance with HSR Act and obtaining regulatory approvals; (ii) trust account matters; (iii) conduct of SVII during the period between execution of the Merger Agreement and the Closing; (iv) inspection of books and records; (v) non-solicitation; (vi) indemnification and insurance; (vii) listing SVII’s securities on Nasdaq; (viii) SVII’s obligation to make certain public filings; (ix) litigation against shareholders; (x) additional insurance matters; (xi) post-Closing director and officer appointments; and (xii) extension of the deadline for SVII to consummate its initial business combination.
Mutual Covenants of the Parties
The parties made certain mutual covenants under the Merger Agreement, including, among others, the following: SVII, New Eagle and Eagle also agreed to jointly prepare, and New Eagle will file with the SEC, a registration statement on Form S-4 under the Securities Act, with respect to the shares of New Eagle Common Stock to be issued under the Merger Agreement, including the shares of New Eagle Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Eagle. The registration statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of SVII for the matters relating to the Transaction to be acted on at an extraordinary general meeting of SVII and providing such shareholders with an opportunity to redeem their SVII Class A Ordinary Shares. In addition, SVII, New Eagle, Eagle, and the Merger Subs agreed to other customary covenants for a transaction of this type.

Survival
The representations and warranties of the parties contained in the Merger Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements to be performed in whole or in part after the Closing, which covenants and agreements will survive until fully performed.
Conditions to Closing
Mutual Conditions
The obligations of SVII, the Merger Subs, New Eagle and Eagle to consummate the Transaction are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Closing of the following conditions:
The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived by all of the parties), including without limitation: (i) if applicable, waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have been terminated or expired; (ii) the absence of any law, ruling of any governmental authority, judgment or decree which has the effect of making the Transaction, including the Mergers, illegal or which otherwise prevents or prohibits consummation of the Transaction, including the Mergers; (iii) completion of the Offer in accordance with the terms of the Merger Agreement and the Proxy Statement; (iv) approvals being obtained by the stockholders of both SVII and Eagle; (v) the Registration Statement becoming effective; (vi) approval of New Eagle’s Nasdaq listing application and listing of New Eagle Common Stock to be issued in connection with the Transaction, including the Mergers; and (vii) adoption of adopted the New Eagle Charter and the New Eagle Bylaws.
SVII Conditions
The obligations of SVII to consummate the Transaction are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
The obligations of SVII, New Eagle and Merger Subs are subject to the satisfaction or waiver of certain closing conditions, including without limitation: (i) the accuracy of the representations and warranties of Eagle, subject to certain qualifiers; (ii) each of the covenants required to be performed or complied with by Eagle as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of Eagle certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.02(a) and Section 9.02(b) of the Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which Eagle, or any stockholder of Eagle is party; and (v) the absence of an Eagle Material Adverse Effect since the date of the Merger Agreement that is continuing and uncured.
Eagle Conditions
The obligations of Eagle to consummate the Transaction are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
The obligations of Eagle are subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the accuracy of the representations and warranties of SVII, New Eagle and the Merger Subs, in each case subject to certain qualifiers; (ii) performance of each of the covenants of SVII that are required performed or complied with as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of SVII certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.03(a) and Section 9.03(b) of the Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which SVII, New Eagle or the Sponsor is a party; and (v) no SVII Material Adverse Effect since the date of the Merger Agreement that is continuing and uncured.

Closing
In accordance with the terms and conditions of the Merger Agreement, on the Closing Date, the parties will exchange closing deliverables and cause the consummation of the Transaction, including the delivery of the Registration Rights Agreement and the Lock-Up Agreements.
Termination
The Merger Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:
The Merger Agreement may be terminated under certain circumstances prior to the Closing, including the Mergers, including, but not limited to, (i) by mutual written consent of SVII and Eagle, (ii) by written notice to Eagle from SVII (a) if Eagle is in breach of its respective representations, warranties or covenants or agreements of Eagle set forth in the Merger Agreement that is uncured and renders certain of the conditions listed under the Merger Agreement to obligations of SVII incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before December 31, 2025, as such date may be extended either by mutual agreement or automatically until the extension date set forth in the SVII Articles (currently July 17, 2026) (collectively, the “Termination Date”); or (c) if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iii) by written notice to SVII from Eagle (a) if SVII is in breach of its respective representations, warranties, covenants or agreements of SVII set forth in the Merger Agreement that is uncured and would render certain of the conditions to obligations of the Company incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before the Termination Date; or (c) if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iv) by written notice from Eagle to SVII if SVII shareholder approval is not obtained at the Special Meeting to approve the Transaction, including the Mergers; and (v) by written notice from SVII to Eagle if the Eagle stockholder approval is not obtained within ten (10) business days following the date on which the Registration Statement becomes effective.
Effect of Termination
If the Merger Agreement is terminated, it will become void and of no effect, without liability on the part of any party, except as set forth in Article X of the Merger Agreement or in the case of termination subsequent to a willful and material breach of the Merger Agreement by a party or in the case of fraud.
Trust Account Waiver
Eagle agreed that it would not have, and has irrevocably waived, any claim of any kind in or to any monies in the Trust Account held for the SVII Public Shareholders.
Governing Law and Jurisdiction
The Merger Agreement is governed by Nevada law. The parties are subject to the exclusive jurisdiction of the courts of the State of New York.
Amendments
The Merger Agreement may be amended in writing by the parties thereto. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.
Ancillary Agreements
This section of the proxy statement/prospectus describes certain Ancillary Agreements entered into or expected to be entered into in connection with the Transaction, or otherwise contemplated pursuant to the terms of the Merger Agreement, but does not purport to describe all of the terms thereof. The full text of the Ancillary Agreements described below, or forms thereof, if available, are included as exhibits to the Merger Agreement attached as Annex A hereto, as annexes to this proxy statement/prospectus or as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by reference to the full text of such annexes and exhibits. SVII shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its SVII Ordinary Shares and SVII Warrants other than (i) 3,100,000 SVII Founder Shares (inclusive of 120,000 SVII Founder Shares transferred to SVII’s independent directors at the time of the IPO and 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 7,000,000 SVII Private Warrants. Additionally, at the Closing, all of the outstanding Contributions as of the Closing Date will be converted into New Eagle Private Warrants, at the price of $1.00 per New Eagle Private Warrant.
Voting and Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, certain Eagle stockholders executed and delivered to SVII, New Eagle and Eagle the Amended and Restated Voting and Support Agreements, pursuant to which such Eagle stockholders agreed to, among other things, (a) vote in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not transfer any of such Eagle stockholders’ Covered Shares (as defined therein).
Registration Rights Agreement
Pursuant to the terms of the Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the Existing Registration Rights Agreement will be amended, restated and terminated as of the Closing. Such Registrable Securities are expected to include up to (i) 3,100,000 shares of New Eagle Common Stock to be issued in exchange for the SVII Founder Shares to be outstanding upon the Closing, (ii) 9,050,000 New Eagle Warrants (such number assumes $2,050,000 of Contributions outstanding as of September 30, 2025) resulting from the automatic adjustment of the SVII Private Warrants to be outstanding upon the Closing, including the conversion of Contributions made by the Sponsor outstanding as of Closing (and the shares of New Eagle Common Stock underlying such warrants), (iii) 1,500,000 shares of New Eagle Common Stock that may be issued as Earnout Shares subsequent to the Closing, and (iv) 5,000,000 shares of New Eagle Common Stock issued or issuable upon conversion of 29,700 shares of New Eagle Preferred Stock (at an initial conversion price of $11.88, pursuant to the terms of the PIPE Agreement) and 2,500,000 New Eagle PIPE Warrants to be issued in the PIPE Financing.
Lock-Up Agreements
Also pursuant to the terms of the Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements. The Lock-Up Securities include up to (i) 2,288,334 shares of New Eagle Common

Stock to be issued in exchange for the SVII Founder Shares to be held by the Sponsor upon the Closing and (ii) certain shares of New Eagle Common Stock to be held by former Eagle stockholders party thereto.
PIPE Agreement
In connection with the transactions contemplated by the Merger Agreement, SVII, New Eagle, and Eagle entered into the Amended and Restated PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of New Eagle Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).
The PIPE Agreement includes customary representations and warranties from SVII, Eagle and the PIPE Investor and customary closing conditions. The PIPE Agreement also includes customary covenants and agreements related to transfer restrictions, SEC reports, material non-public information and indemnification. The shares of New Eagle Common Stock underlying the shares of New Eagle Preferred Stock and the New Eagle PIPE Warrants will be “Registrable Securities” under the Registration Rights Agreement.
Dividends:   The shares of New Eagle Preferred Stock will accrue dividends daily at the rate of 12% per annum of the Stated Value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends will compound semi-annually.
Liquidation Preference:   Upon any liquidation or deemed liquidation event, the holders of shares of New Eagle Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of shares of New Eagle Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the New Eagle Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of New Eagle Preferred Stock been converted into shares of New Eagle Common Stock immediately prior to the liquidation event. Thereafter, the holders of shares of New Eagle Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to New Eagle Common Stock basis.
Voting:   The shares of New Eagle Preferred Stock will vote together with the shares of New Eagle Common Stock as a single class, except (i) as required by law and (ii) as noted below under “— Protective Provisions.” Each holder of shares of New Eagle Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of New Eagle Common Stock into which the shares of New Eagle Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions:   For as long as 20% of the shares of New Eagle Preferred Stock issued as of the Closing are held by the PIPE Investor, New Eagle shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of New Eagle Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Eagle; (ii) amend, alter, or repeal any provision of the New Eagle Certificate of Designation or any similar document of New Eagle in a manner adverse to the shares of New Eagle Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the shares of New Eagle Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of New Eagle Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the New Eagle Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under New Eagle’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Eagle, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Eagle; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness New Eagle and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the shares of New Eagle Preferred Stock shall not be considered indebtedness for purposes of this calculation.
Conversion:   Each share of New Eagle Preferred Stock will be convertible into shares of New Eagle Common Stock at any time at the option of the holder at rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $11.88, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of shares of New Eagle Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the shares of New Eagle Common Stock on the twenty-first trading day following the date that is six months after the effective date of the resale registration statement to be filed pursuant to the Registration Rights Agreement is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.
Proceeds:   New Eagle expects to use the proceeds from the PIPE Financing to help pay for transaction expenses incurred by New Eagle, SVII and Eagle in connection with the Transaction, to pay costs in connection with the acquisition and development of the Aurora Uranium Project, and for working capital and general corporate purposes.
Dilution:   The issuance of the New Eagle Preferred Stock and New Eagle PIPE Warrants at Closing on an as-converted and as-exercised basis would have a dilutive effect on the ownership percentage of any non-redeeming stockholders of SVII. See the table illustrating estimated ownership levels in New Eagle appearing on the Cover this proxy statement/prospectus.
Put Rights:   Unless prohibited by applicable law governing distributions to stockholders, the shares of New Eagle Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the fifth anniversary of the Closing at a price equal to the Accrued Value.
Call Rights:   Unless prohibited by applicable law governing distributions to stockholders, the shares of New Eagle Preferred Stock shall be redeemable at the option of New Eagle commencing any time (A) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.
New Eagle PIPE Warrants:   At the closing of the PIPE Financing, the PIPE Investor will receive the New Eagle PIPE Warrants. The New Eagle PIPE Warrants will be immediately exercisable upon issuance at the Closing and will expire five years from the Closing Date. The New Eagle PIPE Warrants include customary cash and cashless exercise provisions. Each New Eagle PIPE Warrant will be initially exercisable at $12.00 per share of New Eagle Common Stock, subject to the same anti-dilution and other adjustments as the New Eagle Preferred Stock.
Common Stock Purchase Agreement
Concurrently with the signing of the Merger Agreement, Eagle entered into the Common Stock Purchase Agreement with the PIPE Investor whereby Eagle sold a number of shares of Eagle Common Stock that will be exchanged for 2,750,000 shares of New Eagle Common Stock upon the First Merger, constituting a portion of the Aggregate Merger Consideration. The PIPE Investor paid an aggregate of $300,000 for the shares of Eagle Common Stock. In addition, Eagle agreed to redeem the shares for $300,000 if the Initial Merger Agreement is terminated and the Transaction does not occur.
Contribution Agreement
Concurrently with the execution and delivery of the Merger Agreement, SVII and New Eagle entered into the Contribution Agreement, pursuant to which SVII contributed all of the shares of Merger Sub 2

Common Stock to New Eagle, and New Eagle accepted such contribution, and, as a result, Merger Sub 2 became a wholly owned, direct subsidiary of New Eagle.
New Eagle Warrant Agreements
In connection with the Closing, SVII, New Eagle and Continental, as warrant agent, will enter into the Warrant Assignment Agreement. Such agreement will amend the Warrant Agreements, as SVII will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the SVII Warrants will no longer be exercisable for shares of SVII Class A Ordinary Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.
Background of the Transaction
The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of SVII and Eagle. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.
SVII is a blank check company incorporated as a Cayman Islands exempted company on January 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While SVII may pursue a merger opportunity in any industry or sector, SVII sought to capitalize on the ability of its management team and the Sponsor with an initial focus on identifying, acquiring and managing a business in the broadly-defined Sustainability industry described below. SVII’s targeted sectors include, but are not limited to, renewable energy (with a focus on solar and wind, energy storage and other decarbonization technologies), resource optimization (including energy efficiency and digitization), environmental services (including waste management, pollution control and recycling) and grid infrastructure (technologies to support an aging and intermittent grid) (collectively, “Sustainability”) in the United States and other developed countries.
SVII identified the following general criteria and guidelines that it believes are important in evaluating prospective target businesses and, in evaluating a prospective target business, it conducts a due diligence review that encompasses, among other things, meetings with incumbent management and employees, document reviews and inspection of facilities, as applicable, as well as a review of financial and other information that are made available to SVII.
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Sustainability Focus.   Sustainable businesses positioned to benefit from macroeconomic and social trends impacting the economy.

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Established Businesses and Recognized Market Leaders.   Businesses that are market leaders in their respective subsectors within the Sustainability industry, and may be better positioned to endure economic downturns, changes in the industry landscape and evolving customer, supplier and competitor preferences.

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Benefit from Being a Public Company.   Businesses that will benefit from being publicly traded and can effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

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Experienced Management Team.   Experienced target teams that can benefit from the distinct investment, advisory, operational experience, and contacts of SVII’s management team in the Sustainability industry.

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Attractive Financial Profile.   Businesses that have strong recurring revenues, a margin profile with high steady-state margins or high incremental margins, and/or compelling long-term growth prospects.

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Leader in Technology Driven Transformation.   Businesses or entities with a technological advantage that provides a high barrier to entry for new entrants, a defensible position in intellectual property and presents a low or manageable risk of technological obsolescence.

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Middle Market Businesses.   SVII believes targeting businesses or entities in the middle market will provide the greatest number of opportunities for investment and will maximize the network, contacts and experience of SVII’s management team. It may also provide the optimal platform for further consolidation.

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Strong Free Cash Flow Generation or Near-Term Potential.   Businesses or entities that already generate, or have the potential to generate, consistent and stable free cash flow.

The Transaction with Eagle is a result of an extensive search for a potential transaction utilizing SVII management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys. On an ongoing basis, SVII and the SVII Board, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives included, among other things, mergers, acquisitions and various capital markets transactions.
On October 17, 2022, SVII consummated the IPO of 23,000,000 SVII Units, including the issuance of 3,000,000 SVII Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per SVII Unit, generating gross proceeds of approximately $230.0 million. Simultaneously with the closing of the IPO, SVII consummated the Private Placement of 13,350,000 SVII Private Warrants at a price of $1.00 per SVII Private Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Upon the closing of the IPO and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account with Continental acting as trustee.
On January 10, 2024, SVII held the First SVII EGM at which its shareholders approved (a) the First SVII Articles Amendment, (b) the Insider Letter Agreement Amendment and (c) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the SVII Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471.
Following the approval of the First SVII Articles Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, and SVII’s independent directors voluntarily elected to convert an aggregate of 120,000 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles then in effect. After giving effect to the Class B Conversion, one SVII Class B Ordinary Share remains issued and outstanding and is held by the Sponsor. Following such redemptions and the Class B Conversion, 22,304,432 SVII Class A Ordinary Shares remained outstanding, comprising 14,637,766 SVII Public Shares and 7,666,666 SVII Founder Shares, and approximately $158,813,165 remained in the Trust Account.
On October 23, 2024, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), entered into an engagement letter with SVII pursuant to which CCM agreed to act as SVII’s advisor in seeking to extend the date by which it must enter into a business combination in anticipation of the Second SVII EGM as well as capital markets advisor in connection with SVII’s initial business combination.
On November 13, 2024, SVII held the Second SVII EGM at which its shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, SVII and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination. In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 SVII Class A Ordinary Shares remained outstanding.
In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor has agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note is non-interest bearing and is payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make SVII a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor are no longer required to make Contributions to the Trust Account. SVII received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
On October 15, 2025, SVII held the Third SVII EGM at which its shareholders approved the Third SVII Articles Amendment. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398 remained in the Trust Account and 9,879,944 SVII Class A Ordinary Shares remained outstanding.
In connection with the approval of Third SVII Articles Amendment, on October 8, 2025, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. Outstanding Contributions under the Second Extension Promissory Note at Closing are expected to be converted into New Eagle Private Warrants.
Prior to the consummation of the IPO, neither SVII, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to an initial business combination with SVII. After completion of the IPO, SVII’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of SVII were contacted by, and representatives of SVII contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. SVII’s officers and directors and their affiliates actively searched for and brought business combination targets to SVII’s attention.
From the closing of the IPO through the signing of the Initial Merger Agreement on July 30, 2025, members of SVII’s management reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to over 400 business combination opportunities, and commenced a review of potential business combination opportunities consistent with the criteria described in SVII’s IPO prospectus. As part of this process, representatives of SVII considered and evaluated over 100 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of over 60 such potential targets. From the closing of the IPO through July 30, 2025, SVII evaluated several companies in the energy sector through a combination of (i) proactive outreach by SVII’s management team and advisors, (ii) inbound inquiries from potential partners, and (iii) referrals from SVII’s network of industry contacts, private equity sponsors, and investment banks. SVII entered into 29 non-disclosure agreements with potential target companies, and representatives of SVII submitted non-binding letters of intent (“LOIs”) to 5 potential acquisition targets (including Eagle) following evaluation of, and discussions with, each such potential acquisition target. SVII negotiated letters of intent with two other companies but did not proceed towards negotiating a business combination with such companies based on its results of due diligence on these two companies, including, the lack of public company readiness (insufficient financial controls) for one company, and the lack of adequate funding of the other. Other letters of intent submitted to potential target companies proceeded with other capital sources outside of a SPAC or other competing SPAC partners.
Representatives of SVII engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the potential business combination targets that received non-binding LOIs from SVII. SVII did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including SVII’s views of industry, sector and/or business prospects, the target companies’ preparedness to become publicly listed, and divergent expectations on timing and/or valuation.
SVII decided to pursue a combination with Eagle because it determined that Eagle represented a compelling opportunity based upon its well-defined uranium resource and SMR technology. Compared to Eagle, SVII and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
In evaluating Eagle and other potential targets, the SVII Board and its management conducted a comparative assessment based on key criteria, including business prospects, management capabilities, readiness for public company status, transaction structure, and anticipated investor interest. Eagle was selected over other candidates because:
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Asset Quality and Market Position:   Eagle’s well-defined uranium resource and proprietary SMR technology directly aligned with SVII’s sustainability focus, while other candidates lacked similar asset quality or differentiation.

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Management Strength:   Eagle’s management team demonstrated substantial sector and public company experience, whereas other targets had less experienced teams or gaps in operational readiness.

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Public Company Readiness:   The results of the due diligence process confirmed Eagle’s preparedness for a public company transition, including financial controls and compliance, while other candidates were found to have deficiencies in these areas.

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Transaction Structure and Execution Certainty:   The proposed transaction with Eagle provided a clear path to completion, featuring continuity of Eagle’s management team post-closing, and a committed PIPE financing process. Additionally, the structure included customary closing conditions and clear governance arrangements, which minimized execution risk and enhanced deal certainty. In comparison, alternative targets either proposed more complex or less certain transaction, such as multi-step reorganizations, contingent consideration or requirements for significant pre-closing restructuring, which increased risk and uncertainty, making the alternatives less attractive to SVII and its shareholders.

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Investor Feedback and Valuation:   Eagle received more favorable feedback from PIPE investors and market participants, and its valuation was supported by comparable company analysis, while other alternatives faced valuation challenges and less market receptivity.

In summary, these factors led SVII to determine that Eagle was the most attractive candidate for a business combination, offering growth potential, more transaction certainty, and alignment with SVII’s strategic objectives.
Transaction Timeline
The following chronology summarizes the key meetings and events that led to the signing of an LOI, the Initial Merger Agreement, the Merger Agreement and other Transaction Documents with Eagle, but it does not purport to catalogue every conversation among representatives of SVII, Eagle and their respective advisors.
On November 19, 2024, a representative of CCM, reached out to Chris Sorrells and Robert Kaplan via email with introductory information on Eagle. The CCM representative informed Messrs. Sorrells and Kaplan that Eagle maintained rights to a large mineable uranium deposit in the U.S. The CCM representative said that Eagle was interested in going public and concurrently raising additional capital. The CCM representative noted that Eagle’s owners, Fortuna Investments (“Fortuna”), was in the process of merging two other portfolio assets using the SPAC product and understood the process. The CCM representative also provided Messrs. Sorrells and Kaplan with Eagle background materials, which Messrs. Sorrells and Kaplan reviewed.
On November 21, 2024, CCM facilitated an introductory meeting held at CCM’s offices (with Mr. Sorrells from the SVII team via video conference) between Justus Parmar of Fortuna; Mark Mukhija, P. Eng, Chief Executive Officer and Director of Eagle Energy; Sean Bromley, consultant to Eagle Energy; and Mr. Kaplan, which included a discussion of Eagle’s background and projects.
On November 23, 2024, Mr. Mukhija shared more information on Eagle’s business, development timeline, commodity pricing and objectives to be achieved through a business-combination transaction.
On November 25, 2024, SVII executed an LOI with a target company engaged in the business of engineering and infrastructure services in the energy industry. SVII commenced due diligence on the target company, but the target company terminated discussions on January 15, 2025 prior to any negotiation of transaction documents.
On February 17, 2025, SVII executed an LOI with a target company engaged in the business of developing and providing artificial intelligence technology in the education industry. SVII commenced due diligence on the target company and the parties drafted and began preliminary negotiations of the transaction documents, but the target company terminated discussions on April 1, 2025 due to its fundraising efforts.
On April 21, 2025, Robert Kaplan called Sean Bromley to reengage on a discussion involving Eagle and SVII.
On April 22, 2025, Messrs. Sorrells, Kaplan, Mukhija, Parmar, Bromley and representatives of CCM had a call to discuss Eagle’s business model, including projected costs, commodity pricing assumptions, completed and anticipated engineering work, as well as a detailed review of timing of key audit deliverables. Again, Eagle stated a strong preference for an investment made at the time the Initial Merger Agreement was executed.
On April 30, 2025, Messrs. Kaplan, Mukhija and Bromley had a call to discuss an illustrative timeline of a SPAC business combination. In addition, Messrs. Sorrells and Kaplan had a call with representatives of CCM to discuss the terms of a draft LOI.
On May 1, 2025, SVII submitted an initial draft of an LOI to Eagle Energy. The LOI reflected a pre-money equity value of $500 million in addition to certain other transaction terms, including a proposed $25 million private investment in public equity (“PIPE”) financing and a six-month lock-up period for Eagle shareholders after the consummation of the proposed transaction unless the stock price for the SPAC shares equals or exceeds certain thresholds. The valuation was based on a number of factors, including an analysis of what SVII viewed as comparable publicly traded companies that would result in a comparable public market once Eagle attains commercial scale at its Aurora Uranium Project and Cordex deposits, its preliminary economic assessment of the Aurora Uranium Project and Cordex deposits and the favorable legislative and regulatory backdrop. In making its valuation assessment, SVII considered the mineral resource estimates contained in a JORC-compliant technical report dated November 2022 prepared by an independent third-party engineering firm. SVII noted that the Aurora Uranium Project was currently in the exploration stage, and Eagle currently only holds rights to the Aurora Uranium Project. At that time, Eagle had not established the existence of any commercially exploitable quantities of mineral reserve as defined under SEC Industry Guide 7 or S-K 1300. The mineral resource estimates were benchmarked against the published resource bases of selected publicly traded uranium companies, with reference to enterprise value per pound of measured and indicated resources, and not per pound of proven or probable reserves. SVII further reviewed recent comparable merger and acquisition transactions in the uranium sector, focusing on announced and completed acquisitions of companies with development-stage uranium assets and evaluating transaction metrics on a $/lb resource basis. This analysis provided an additional market-based reference point to supplement the public trading comparables and informed SVII’s overall valuation assessment.
Shortly after the submission of the LOI, the SVII team (including Messrs. Sorrells and Kaplan); members of Eagle; and Adam Namoury and Jason Simon, Shareholders at Greenberg Traurig, LLP (“Greenberg Traurig”), U.S. counsel to SVII; held a call to discuss the legal requirements of a business combination. Following the call, on May 2, 2025, Greenberg Traurig distributed an illustrative timeline, signing and closing checklist and a registration statement on Form S-4 drafting responsibility checklist for the proposed transaction, to the SVII and Eagle teams.
On May 1, 2025, SVII held a call with Yana Popova, CFO of Eagle, to discuss the status of the financial statements audit for prior fiscal years and the review of the quarterly financial statements for 2025. Such discussion focused on the status of the PCAOB audits for Eagle and Oregon Energy for the fiscal years 2023 and 2024. SVII was informed that the PCAOB audits for Eagle for both 2023 and 2024 had been completed and finalized, and Eagle provided updates on the timeline for the PCAOB audit of Oregon Energy’s 2023 and 2024 financial statements and the review for the first and second quarters of 2025 for both Eagle and Oregon Energy. No specific concerns were raised regarding the delivery of the financial statements, and the parties reiterated the importance of adhering to the agreed-upon timelines. Ms. Popova followed up on May 2, 2025 with unaudited financial statements for the periods requested during the discussion.
On May 22, 2025, Messrs. Kaplan and Bromley met in New York to talk about accelerating the discussions between SVII and Eagle given positive recent developments in the broader macro environment.
On May 24, 2025, SVII, Eagle and CCM met by video conference to outline a “testing the waters” outreach to gauge interest in a PIPE by potential investors into the combined public company of SVII and Eagle. Following the video conference, the SVII team received Eagle’s financial model for the Uranium Project deposit and a draft use of proceeds for a PIPE capital raise.
Between May 24, 2025 and June 4, 2025, members of the SVII (including Messrs. Sorrells and Kaplan), Eagle, CCM and Greenberg Traurig teams worked to finalize the investor presentation and aggregate investor names for outreach.
On May 28, 2025, Messrs. Sorrells and Kaplan held a call with Ms. Popova to discuss the status of the audited financial statements for prior fiscal years and conduct initial diligence around the “back office” capabilities of Eagle, including finance, compliance and regulatory obligations. Such discussion centered on the progress and timing of the PCAOB audit process for the financial statements of Eagle and Oregon Energy, with a focus on ensuring timely delivery for inclusion in the applicable registration statement. No concerns were raised regarding the integrity or quality of the financial statements. The audit processes for both entities were indicated to be on track, with Eagle’s audits for fiscal years 2023 and 2024 completed, and Oregon Energy’s audits for the same periods advancing as planned. Given that the fiscal year-ends for Eagle and Oregon Energy differ, there were detailed discussions with the audit team to ensure proper presentation and alignment of the financial data in accordance with applicable accounting standards. Messrs. Sorrells and Kaplan reviewed and discussed the updated draft capitalization table for Eagle to confirm its accuracy and consistency with the audited financials.
On May 29, 2025, CCM began to wall-cross potential investors for the testing the waters outreach.
On May 30, 2025, Eagle sent to SVII a revised draft of the LOI, which provided that, (i) in case of either party’s termination of the definitive agreement, such party will reimburse the other party for fees in the amount up to $100,000 and (ii) for SVII’s consent right on the final composition of the New Eagle Board, such right could not be unreasonably withheld or conditioned. The structure of the Earnout was not addressed in the LOI as the parties agreed to leave it open for discussions during definitive agreement negotiations.
On June 2, 2025, Messrs. Kaplan and Bromley spoke by phone to discuss the various points of an LOI, including valuation, lock-ups, registration rights, post-closing governance and exclusivity. In addition, on June 2, 2025, Eagle retained Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) as counsel.
On June 4, 2025, SVII submitted a revised draft of an LOI to Eagle. The LOI maintained a pre-money equity value of $500 million in addition to certain other transaction terms, including a revised 12-month lock-up period for Eagle shareholders after the consummation of the proposed transaction unless the stock price for the SPAC shares equals or exceeds certain thresholds. Consistent with the initial LOI submitted on May 1, 2025, valuation was based on a number of factors, including an analysis of what SVII viewed as comparable publicly traded companies that would result in a comparable public market once Eagle attains commercial scale at the Aurora Uranium Project and Cordex deposits, its preliminary economic assessment of the Aurora Uranium Project and Cordex deposits and the favorable legislative and regulatory backdrop.

On June 4, 2025, Nelson Mullins, counsel to Eagle, sent an updated draft of the LOI that was mutually executed.
Between June 5, 2025 and June 13, 2025, Eagle and SVII conducted one-on-one video conference calls with potential investors. The investor presentation included a preliminary pre-money equity value of $500M, no minimum cash condition to close, anticipated transaction expenses of $7.0 million and a detailed use of proceeds.
On June 9, 2025, SVII updated the SVII Board on the progress of the investor meetings.
On June 11, 2025, representatives from CCM, SVII and Eagle met by video conference to gather feedback from the testing the waters outreach. Based on feedback from investors, CCM developed an illustrative PIPE term sheet for distribution to all accounts that had met, or would meet, Eagle during the process. The draft illustrative PIPE term sheet outlined a minimum capital raise of $10 million, no lock-up for the PIPE investors and best efforts to file a resale registration statement within 45 days of closing of the proposed transaction.
On June 13, 2025, representatives from CCM, SVII and Eagle met by video conference to discuss the outline of offers from two investors, including the PIPE Investor, that wanted to take a lead role in the PIPE investment. The representatives discussed the relative merits of each offer, highlighting distinctions in proposed structure and investment size as well as investor reputation and sector knowledge.
On June 16, 2025, members of the Eagle, SVII, CCM, Greenberg Traurig and Nelson Mullins teams held a kickoff call to discuss the timeline and workstreams regarding the negotiation and execution of the Initial Merger Agreement and the documentation related to a potential PIPE investment. Similar broad group calls were held weekly on June 19, June 24, July 3, July 10, July 17, July 22, July 24 and July 26, 2025 to cover topics including the status of the definitive transaction documents, the investor presentation related to the Transaction (the “Investor Presentation”), the joint Transaction announcement press release (the “Announcement Press Release”), the public relations firm to be engaged, the auditors to be engaged, and the registration statement filing timeline. During the same time period, Greenberg Traurig and Nelson Mullins had regular calls regarding status and negotiation of the transaction documents and the diligence process.
On June 16, 2025, members of the SVII team and Greenberg Traurig were granted access to a data room prepared and populated by Eagle, and between June 16, 2025 and July 30, 2025, SVII’s management team conducted due diligence on Eagle, including an in-depth review of the business lines, competitive landscape, governmental regulations, funding raised to date, and anticipated use of funds from a potential de-SPAC transaction.
On June 17, 2025, Greenberg Traurig sent its initial legal due diligence requests to Nelson Mullins. Throughout June and July 2025, Greenberg Traurig sent supplemental legal due diligence requests to Nelson Mullins and reviewed documents and written answers provided in response thereto.
On June 18, 2025, Mr. Sorrells spoke with a representative of the PIPE Investor regarding a lead investor role in the PIPE investment. The representative of the PIPE Investor outlined proposed terms, including size, structure and timing. Between June 18, 2025 and July 30, 2025, there were nearly daily calls with the PIPE Investor and representatives of CCM to discuss the terms of a PIPE transaction.
On June 20, 2025, SVII sent its initial business due diligence requests to Eagle to supplement materials that were provided by Eagle in the data room. Between June 20, 2025 and July 30, 2025, SVII reviewed documents and written answers and participated in calls to discuss workstreams, including operational and internal readiness, the financial model, IT, insurance and reference calls.
On June 20, 2025, Greenberg Traurig sent the initial draft of the Initial Merger Agreement to Nelson Mullins.
On June 21, 2025, Greenberg Traurig sent the initial draft of the Initial Voting and Support Agreements to Nelson Mullins, and on June 24, 2025, Greenberg Traurig sent the initial draft of the Initial Sponsor Support Agreement to Nelson Mullins.
Between June 22, 2025 and June 24, 2025, Mr. Sorrells and Mr. Bromley discussed over several calls a potential decrease in valuation of Eagle and corresponding modification to the size of Sponsor Promote Shares and Warrants, primarily as a result of feedback from the PIPE Investor.

On June 27, 2025, Nelson Mullins delivered a revised draft of the Initial Merger Agreement, proposing a five-member initial board post-closing and pushing back on SVII’s termination right upon failure by Eagle to deliver required financial statements. Between June 27 and July 28, 2025, Greenberg Traurig and Nelson Mullins exchanged drafts and held related discussions regarding the Initial Merger Agreement and related agreements to document and implement the Transaction, including with respect to potential extension of SVII’s deadline to consummate a business combination, adding a change of control trigger for the issue of Earnout Shares to the Earnout Recipients and revising the equity value to include the Aurora Option Agreement, the treatment of Eagle’s stock options, adding certain carveouts and thresholds to the interim operating covenants to acquire assets or equity and make capital expenditures, respectively, adding a carveout to the non-solicitation provisions, removing the termination right for SVII for the Company’s failure to deliver the required financial statements and the PIPE Financing.
In the first few weeks of July 2025, there were discussions regarding the valuation of Eagle. The SVII Board and Eagle decided to reduce the company’s valuation from $500,000,000 to $233,500,000. The reduction in Eagle’s valuation was primarily driven by feedback during the past several weeks from potential PIPE investors. Consistent PIPE investor feedback indicated that, although an investment opportunity in Eagle, including exposure to the uranium and nuclear energy industries, was attractive and may reflect significant potential upside, a significantly lower valuation of Eagle was needed in order for such investors to consider proceeding with further PIPE negotiations, in part because of how early Eagle was in developing its operations and interests and because of recent volatility in the uranium and broader energy markets, including, for example, fluctuations in uranium spot price and long-term contract prices and uncertainty regarding near-term demand as well as supply dynamics in the nuclear fuel cycle. The PIPE investor that appeared to be the most viable at the time provided the same feedback about requiring a significantly lower valuation. During this time, SVII engaged in discussions with this single PIPE investor regarding PIPE Financing including discussions relating to the company’s updated valuation, the convertibility features of the security, including the definition of VWAP, and redemption schedule, including the associated call premium. This investor’s feedback, together with the recent volatility and acknowledgement of how early Eagle was in developing its assets, indicated that a significantly more conservative valuation was necessary to ensure transaction completion and successful capital raising, which SVII considered critical to the future success of Eagle’s business and operations.
On July 1, 2025, Nelson Mullins sent initial drafts of the Registration Rights Agreement and the Lock-Up Agreements to Greenberg Traurig.
Between July 1, 2025 and July 3, 2025, members of SVII and Eagle interviewed several public relations firms in connection with the announcement of a potential transaction.
On July 4, 2025, SVII updated the SVII Board on the progress of the Transaction and the PIPE Financing.
On July 10, 2025, members of Eagle, SVII (including Messrs. Sorrells and Kaplan) and CCM met by video conference to discuss updated terms for the PIPE Financing from the PIPE Investor, who requested that certain shareholders of Eagle to be subject to a 6-month lock-up and SVII Founder Shares to be subject to a minimum of 6 months’ lock-up. Based on the updated terms provided by the PIPE Investor, CCM suggested that the applicable teams move to create draft PIPE documentation for the PIPE Financing.
On July 11, 2025, Nelson Mullins sent the initial draft of the Disclosure Schedules to Greenberg Traurig, and on July 16, 2025, Greenberg Traurig sent the revised draft of the Disclosure Schedules to Nelson Mullins.
On July 21, 2025, Greenberg Traurig delivered revised drafts of the Initial Merger Agreement, which introduced Earnout payments and Earnout Shares and revised to update PIPE investment timeframe, each as discussed between the parties, and Initial Sponsor Support Agreement to Nelson Mullins.
On July 21, 2025, CCM received initial comments from the PIPE Investor regarding the draft PIPE documentation. On July 22, 2025, representatives of CCM (including Brandon Sun), SVII (discussions were led by Christopher Sorrells), Eagle (discussions were led by Sean Bromley), Greenberg Traurig, Nelson Mullins met by video conference to discuss comments, including with respect to (i) feasibility of registering certain shares as contemplated under the draft PIPE documentation, (ii) the number of SVII Private Warrants to be outstanding following the Transaction and (iii) certain termination conditions and standstill provisions. The PIPE Investor negotiated the following deal terms be included in its favor in the PIPE documentation (a)

language to terminate the PIPE Agreement should be deleted if the Transaction is not consummated within twelve (12) months from the execution of the Merger Agreement, (b) a six-month company standstill (subject to Alyeska’s waiver) be included effective from the effectiveness of New Eagle’s S-4 registration statement filed after the closing of the Business Combination (“New Eagle Registration Statement”) and (c) the Measurement Date for the VWAP be revised to be six months following the effectiveness of the New Eagle Registration Statement. After this call, revised draft PIPE documentation was sent through CCM to the PIPE Investor on July 23, 2025.
On July 22, 2025, Greenberg Traurig sent to Nelson Mullins a revised draft of the Registration Rights Agreement, which was revised to include the PIPE Investor’s securities and the Earnout Shares and additional customary provisions on block trade, suspension of sales under certain circumstances and adverse disclosure, and Nelson Mullins sent to Greenberg Traurig revised drafts of the Initial Sponsor Support Agreement, which added a representation regarding the Sponsor’s organization, and Disclosure Schedules.
From July 21, 2025 until July 30, 2025, the parties and their respective counsel and advisors exchanged drafts to finalize the terms of the Announcement Press Release and the related current report on Form 8-K (the “Announcement 8-K”) as well as the Initial Merger Agreement and other Transaction Documents, which included comments relating to the Earnout payments and Earnout Shares, including setting forth the parameters and targets for making Earnout Payments by SVII to the Earnout Recipients, including that such Earnout Payments shall be fully vested upon a Change of Control of SVII, updating the timing of entry of the Lock-Up Agreement to be executed prior to the consummation of the Transactions by certain Eagle stockholders, updates to the confidentiality obligations of the parties. In addition, the terms of the Initial Sponsor Support Agreement were revised to include retention of a certain number of SVII Ordinary Shares and SVII Private Warrants by the Sponsor and a forfeiture by the Sponsor of a certain number of SVII Class A Ordinary Shares and SVII Class B Ordinary Shares and SVII Private Warrants. The parties’ final comments regarding the Initial Merger Agreement included Aurora’s listing payment shares pursuant to the Aurora Option Agreement being included in the Equity Value as well as the Aggregate Merger Consideration and the addition of a covenant in relation to the Aurora Option Agreement pursuant to which Eagle would be required to exercise its option to acquire all of the issued and outstanding equity interests of Oregon Energy and the parties agreed to add a provision that the Earnout Shares would fully vest if a Change of Control of SVII occurs at any time during the Earnout Period. Finally, the parties agreed to delete the provisions relating to the treatment of Eagle options, since there are no such options issued and outstanding and added reference to the PIPE documentation.
On July 24, 2025, representatives of Greenberg Traurig and Nelson Mullins participated in a video conference to discuss whether the Equity Value should be adjusted upwards to reflect the 2,750,000 shares of Eagle Common Stock issued to the PIPE Investor pursuant to the Common Stock Purchase Agreement that would be exchanged for New Eagle Common Stock (from $206,000,000 to $233,500,000), the date for Eagle’s interim financial statements being May 31, 2025 (as opposed to June 30, 2025) and a carveout for Eagle from the non-solicitation provisions relating to certain stock issuances it was obligated to make.
On July 22, 2025, Eagle finalized an agreement with Gateway Group (“Gateway”), the public relations firm for the Transaction.
On July 25, 2025, the SVII Board unanimously (i) approved the Initial Merger Agreement and other Transaction Documents to be entered into by SVII, and the Transaction contemplated thereby, and (ii) determined that the Transaction contemplated thereby was in the best interests of SVII and the SVII shareholders. In approving the Transaction contemplated thereby, the SVII Board also determined that the aggregate fair market value of the Transaction contemplated thereby was at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account).
On the evening of July 30, 2025, the parties entered into the Initial Merger Agreement and other Transaction Documents.
On July 31, 2025, Eagle and SVII issued the Announcement Press Release, and SVII filed the Announcement 8-K with the SEC, which included the Announcement Press Release and Investor Presentation as exhibits.

On July 31, 2025, representatives of CCM, SVII, Eagle, Greenberg Traurig, Nelson Mullins met by video conference to discuss the filing of a registration statement on Form S-4 by SVII (the “SVII Registration Statement”), including a responsibilities checklist and audit timing.
On August 5, 2025, SVII filed a current report on Form 8-K with the SEC, which summarized certain terms of the Transaction and included the Initial Merger Agreement and certain other Transaction Documents as exhibits.
From July 30, 2025 until August 22, 2025, SVII and Eagle, along with their respective counsel and advisors, worked jointly on the preparation and filing of the SVII Registration Statement with the SEC. On September 29, 2025, the parties entered into the Amended and Restated Agreement and Plan of Merger which provides that, among other things, New Eagle, as a newly formed subsidiary of SVII, will become the publicly listed entity instead of SVII.
Since September 29, 2025, SVII, New Eagle and Eagle, along with their respective counsel and advisors, have worked jointly on the preparation of this proxy statement/prospectus, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The parties have continued and expect to continue regular discussions regarding the timing to consummate the Transaction and necessary preparation in connection therewith, including with respect to the PIPE Financing.
SVII Board’s Reasons for the Approval of the Transaction
In evaluating the transaction with Eagle, the SVII Board consulted with its management, advisors and legal counsel, as well as financial and other consultants, and considered and evaluated several factors. In particular, the SVII Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Transaction:
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Reasonableness of Consideration.   Following a review of the financial data provided to SVII and the due diligence of Eagle’s business conducted by SVII’s management and SVII’s advisors, the SVII Board determined that the aggregate consideration to be paid in the Transaction was reasonable.

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Transaction Proceeds.   Depending on the extent of redemptions by SVII Public Shareholders and on the final amount of the expenses incurred in connection with the Transaction, the Transaction is expected to provide up to approximately $55 million of gross proceeds to Eagle.

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Due Diligence.   The SVII Board reviewed and discussed in detail the results of the due diligence examination of Eagle conducted by SVII’s management team and SVII’s financial and legal advisors, including virtual meetings with the management team and advisors of Eagle regarding Eagle’s business and business plan, operations and prospects, review of material contracts and other material matters, as well general financial, technical, legal, regulatory and accounting due diligence.

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Business and Financial Condition.   The SVII Board reviewed factors such as Eagle’s historical financial results, outlook and business and financial plans.

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Post-Closing Economic Interest in New Eagle.   If the Transaction is consummated, SVII shareholders (other than SVII shareholders that sought redemption of their SVII Class A Ordinary Shares) would have a meaningful economic interest in New Eagle and, as a result, would have a continuing opportunity to benefit from the success of New Eagle upon the Closing. The SVII Board considered the post-closing ownership of SVII shareholders as a factor in evaluating the proposed business combination with Eagle. The SVII Board did not view this factor in isolation as inherently positive or negative, but rather assessed it in the broader context of the overall transaction structure, valuation, and expected future performance of New Eagle. The Board considered that the Transaction would provide SVII shareholders with a meaningful ownership stake in a company positioned for long-term growth in the critical minerals and energy transition sector. At the same time, the SVII Board recognized the potential dilution to existing SVII shareholders as a result of the Transaction and considered this dilution in light of the anticipated benefits of the Transaction, including access to a high-quality asset base, an experienced management team, and the opportunity to participate in the projected value creation of New Eagle. Ultimately, the SVII Board concluded that the ownership structure of New Eagle upon the consummation of the Transaction would be fair and reasonable and supported the alignment of interests between Eagle’s stakeholders and SVII’s shareholders.

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Experienced Management Team.   The SVII Board believes that Eagle has a strong management team and that the senior management of Eagle, led by Mark Mukhija, P. Eng, intends to remain with Eagle in the capacity of officers or directors, which is expected to provide important continuity in advancing Eagle’s strategic and growth goals.

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Commitment of Eagle’s Owners.   The SVII Board considered the fact that Eagle’s Chief Executive Officer and the majority shareholders of Eagle, Fortuna Investments, are not selling any of their current shareholdings of Eagle in connection with the Transaction, and as such, will continue to own more than a majority of the share of New Eagle Common Stock on a pro forma basis, which the SVII Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of New Eagle going forward.

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Terms of the Merger Agreement and the Related Agreements.   The SVII Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Mergers, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions as well as the strong commitment by both Eagle and SVII to complete the Transaction.

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Post-Transaction Corporate Governance.   The fact that SVII will have certain post-closing corporate governance rights in New Eagle, including the right to nominate one director to the New Eagle Board, as further described in “Management of New Eagle Following the Transaction.”

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Negotiated Transaction.   The financial and other terms of the Merger Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between SVII and Eagle.

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Industry Growth Prospects.   Eagle operates in the nuclear industry, which the SVII Board believes is an attractive industry with strong growth prospects.

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Strong Bipartisan Political Support for Nuclear Energy.   The SVII Board considered that support for nuclear and advanced nuclear solutions currently reflects a growing consensus among policymakers, investors, and industry leaders that these technologies are essential to achieving long-term decarbonization and energy security goals.

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Multiple Avenues to Accelerate Organic Growth Opportunities.   The SVII Board considered that Eagle benefits from multiple opportunities to drive organic growth. Eagle’s value-creation strategies are focused on two distinct opportunities in the nuclear value chain as well as a range of existing and emerging applications critical to energy transition mandates both domestically and internationally.

The SVII Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transaction, including, but not limited to, the following:
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Macroeconomic Risks.   The risk that the future financial performance of New Eagle may not meet the SVII Board’s expectations due to factors in New Eagle’s control or out of its control.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Transaction may not be fully achieved or may not be achieved within the expected timeframe.

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Regulatory and Environmental Risks.   The risk of changes in Eagle’s regulatory environment, including changes to nuclear regulation or laws, particularly for Eagle’s Nevada-Oregon border projects. The SVII Board’s diligence included an independent Phase I environmental site assessment confirming no legacy contamination.

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Timeline Risks.   The risk that Eagle’s proposed timelines for any necessary approvals related to its operations may be delayed.

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Technology Risks.   The risk that the development of Eagle’s SMR technology, and the surrounding pricing environment, may diverge from expectations.

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Nuclear Risks.   The risk that nuclear accidents, even if wholly unrelated to Eagle’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoptions.

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Redemption Risk.   The potential that a significant number of SVII’s shareholders elect to redeem their shares prior to the consummation of the Transaction and pursuant to the SVII Articles, which could reduce the combined company's cash position and lead to significant dilution for non-redeeming shareholders.

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Execution Risk.   The potential risks and costs to SVII if the Transaction is not completed.

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Exclusivity.   The fact that the Merger Agreement includes exclusivity provisions that prohibit SVII from soliciting other business combination proposals, as further discussed above in “— The Merger Agreement — Covenants — Covenants of SVII.”

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Shareholder Vote.   The risk that SVII’s shareholders may fail to provide the votes necessary to approve and effect the Transaction.

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Closing Conditions.   The completion of the Transaction is conditioned on the satisfaction of certain closing conditions that are not within SVII’s control.

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Listing Risks.   The SVII Board considered the challenges associated with preparing Eagle, a privately held entity, to meet the disclosure, internal control, and ongoing compliance requirements applicable to publicly traded companies listed on Nasdaq. In its discussions, the SVII Board recognized the potential complexities and resource demands that this transition would entail for Eagle’s management and operations. However, after evaluating the depth and experience of Eagle’s leadership team, including their operational, financial, and regulatory expertise, the SVII Board concluded that Eagle was adequately equipped to meet the requirements of Nasdaq for a publicly-listed entity. Accordingly, SVII determined that the Nasdaq listing-related risks were manageable and did not outweigh the potential benefits of the transaction.

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Litigation.   The possibility of litigation challenging the Transaction or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transaction.

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Fees and Expenses.   The expected fees and expenses associated with the Transaction, some of which would be payable regardless of whether the Transaction is ultimately consummated.

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SVII Shareholders Receiving a Minority Position in New Eagle.   The fact that current SVII shareholders will hold a minority interest in New Eagle, which will limit or preclude the ability of SVII’s current shareholders to influence corporate matters, including any future potential change in control or other material transaction.

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Risk of Failure to Complete the Proposed Business Combination or Significant Delays.   The risk that the Transaction may not be completed in a timely manner or at all, which could result in SVII liquidating and distributing its trust account assets to public shareholders without completing an initial business combination.

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Volatility and Uncertainty in Uranium Prices and Nuclear Energy Demand.   The risk of volatility of commodity price, given Eagle's reliance on uranium as its primary asset. The SVII Board reviewed third-party forecasts projecting demand growth to 200 million pounds annually by 2030, driven by U.S. DOE incentives and AI-related power needs. For the adjacent Cordex deposit (with untapped exploration upside), permitting delays could compound this risk. Overall, the SVII Board concluded that while long-term fundamentals support upside, short-term price swings could pressure cash flows and necessitate cost deferrals.

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Integration and Operational Risks Post-Closing.   The challenges of combining a pre-revenue exploration-stage company like Eagle with a publicly-traded entity, including potential management bandwidth issues, Eagle's technical experts, and heightened public reporting obligations, as well as Eagle's limited operating history and dependence on key personnel.

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Market Competition in the Nuclear Sector.   Broader market dynamics, including competition from established uranium producers (e.g., Energy Fuels, Uranium Energy Corp.) and from alternative energy sources eroding Eagle’s market share.

•
Other Risks.   Various other risks associated with the Transaction, the business of SVII and the business of Eagle described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the SVII Board also considered that the SVII Initial Shareholders, including SVII’s directors and officers, have interests in the Transaction as individuals that are in addition to, and that may be different from, the interests of SVII shareholders (see “— Interests of SVII Initial Shareholders, Directors and Officers in the Transaction” below). SVII’s independent directors reviewed and considered these interests during the negotiation of the Transaction and in evaluating and approving, as members of the SVII Board, the Merger Agreement and the Transaction contemplated therein, and the SVII Board determined that that the interests of unaffiliated shareholders were adequately represented through the independent judgment and fiduciary duties of the SVII Board’s independent directors.
The SVII Board concluded that the potential benefits that it expected SVII and its shareholders to achieve as a result of the Transaction outweighed the potentially negative factors associated with the Transaction. Accordingly, the SVII Board determined that the Merger Agreement and the Transaction (including the Mergers), were advisable, fair to and in the best interests of, SVII and its shareholders. To SVII’s knowledge, no conflicts under the corporate opportunities doctrine impacted the search process or the selection of the acquisition target, or will materially affect SVII’s ability to complete the Transaction.
The majority of the directors of SVII have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of Merger Agreement and/or preparing a report concerning the approval of the Transaction. The SVII Board considered the absence of such a representative as a neutral factor in its evaluation of the potential Transaction. The SVII Board did not view it as a negative factor because it believed that the interests of unaffiliated shareholders were adequately represented through the independent judgment and fiduciary duties of the SVII Board’s independent directors. Additionally, the SVII Board relied on its combined extensive expertise and experience in complex mergers and acquisition transactions, corporate finance, and public company governance to examine, assess and analyze the fairness and advisability of the Transaction and its deal terms. The SVII Board also considered that the Transaction would ultimately be subject to approval by the SVII shareholders, including the unaffiliated holders, providing them with an opportunity to evaluate the merits of the Transaction independently. As a result, while acknowledging the absence of a separate unaffiliated representative, the SVII Board determined that this did not adversely affect its ability to evaluate or recommend the Transaction.
This explanation of the SVII Board’s reasons for approval of the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Underwriter Fee Waivers
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million.
The IPO Underwriters were previously paid an aggregate of $4.6 million in underwriting commissions at the time of the IPO. The IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, with any deferred fees payable to the IPO Underwriters contingent upon the closing of SVII’s initial business combination. As a result of the gratuitous Waivers, the transaction expenses payable by SVII at the consummation of the Transaction will be reduced by approximately $8.1 million.
SVII initiated the requests for the Waivers from the IPO Underwriters in light of industry conditions at the time. Specifically, SVII was aware of other SPACs that had received waivers of deferred fees, wherein no assistance was provided by IPO underwriters towards closing of a business combination transaction. However, waivers of fees for services that have already been rendered, such as the Waivers, are unusual and some investors may find the Transaction less attractive as a result. The IPO Underwriters did not provide any additional detail in the Waivers regarding their specific reasons for agreeing to provide the Waivers, and SVII did not correspond with the IPO Underwriters about such reasons. To SVII’s knowledge, the Waivers constitute the IPO Underwriters’ resignation and/or refusal to act, as applicable, as underwriters for all purposes related to SVII matters, including with respect to the Transaction. Such Waivers therefore indicate, to SVII’s knowledge, that none of the IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Transaction.
No IPO Underwriter has been involved in the preparation of any portion of this proxy statement/prospectus or the registration statement on Form S-4 of which such proxy statement/prospectus forms a part. There can be no assurances that the IPO Underwriters agree with the disclosure herein regarding the Waivers, and no inference can be drawn to this effect. No services were provided by the IPO Underwriters to SVII, the Sponsor or their respective affiliates following the IPO, and none of the IPO Underwriters has been engaged by SVII, the Sponsor or any other party to the Merger Agreement in connection with the Transaction.
As none of the IPO Underwriters were or are engaged in connection with the Transaction, SVII did not rely on any of the IPO Underwriters in the preparation and analysis of the materials provided to the SVII Board for use as a component of their overall evaluation of the Transaction. The SVII Board did not receive or rely upon any financial or valuation analyses conducted or prepared by the IPO Underwriters in making its determination that the Transaction is advisable, fair to and in the best interests of SVII and its shareholders (for more information on the factors and information the SVII Board considered, see “— SVII Board’s Reasons for the Approval of the Transaction” above).
Each IPO Underwriter was asked to confirm whether it agrees with the disclosure in this proxy statement/prospectus regarding the Waivers. Each IPO Underwriter declined to provide such confirmation. Therefore, as stated above, there can be no assurances that the IPO Underwriters agree with such disclosure, and no inference can be drawn to this effect.
Shareholders may believe that when financial institutions, such as the IPO Underwriters, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institutions and that the naming of one or more such financial institutions typically means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. As stated previously, the IPO Underwriters served as underwriters in the IPO and none of the IPO Underwriters has been engaged in connection with the Transaction. Although the IPO Underwriters did not discuss with SVII the specific reasons for delivering the Waivers other than generally indicating that their firms did not intend to participate in SVII’s initial business combination, SVII did not seek out these specific reasons upon receipt of the Waivers despite the IPO Underwriters having already completed their services at the time of the IPO. None of the IPO Underwriters communicated to SVII, and SVII is not aware, that the Waivers were the result of any dispute or disagreement with SVII, including any disagreement relating to the disclosure in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part or any matter relating to SVII’s or Eagle’s operations, prospects, policies, procedures or practices. However, as a result of the Waivers, you should not place any reliance on the prior participation of the IPO Underwriters in the IPO when you consider the Transaction and other transactions contemplated by this proxy statement/prospectus, and you should not assume that the IPO Underwriters are involved in the Transaction.
As is customary, certain provisions of the Underwriting Agreement survive the Waivers, such as SVII’s continuing obligations with respect to use of information, indemnification and contribution, including SVII’s obligation to indemnify and hold harmless each IPO Underwriter, its affiliates, directors, managers, members, employees, agents, representatives and officers and each person, if any, who controls such IPO Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Preliminary Prospectus, any Written Testing-the-Waters Communication, any road show or any Pricing Disclosure Package (including any Pricing Disclosure Package that has subsequently been amended) (all as defined in the Underwriting Agreement), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in a proxy statement, a prospectus (or any amendment or supplement thereto), any preliminary prospectus, any Written Testing-the-Waters Communication, or any road show, in each case used in connection with SVII’s initial business combination, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any IPO Underwriter furnished to SVII in writing by such IPO Underwriter through the Representatives (as defined in the Underwriting Agreement) expressly for use therein, it being understood and agreed that the only such information furnished by any IPO Underwriter consists of the information described as such in the Underwriting Agreement.
The SVII Board has considered the potential impact of the Waivers on the Transaction and does not view the Waivers as significant, primarily because (i) the IPO underwriting services provided by the IPO Underwriters were substantially complete at the time of the IPO, (ii) no services were provided by the IPO Underwriters to SVII, the Sponsor or their respective affiliates following the IPO, and (iii) none of the IPO Underwriters has been engaged by SVII, the Sponsor or any other party to the Merger Agreement in connection with the Transaction. In addition, the SVII Board understands and considered that other financial institutions have similarly waived deferred underwriting fees and refused to participate in business combination transactions as part of a broader market reaction to potential regulatory uncertainty regarding SPACs.
However, as a result of the Waivers, SVII Public Shareholders may be more likely to exercise their redemption rights with respect to their SVII Public Shares and the proceeds that New Eagle receives as a result of the Transaction may therefore be reduced. Additionally, as a result of the Waivers, SVII Public Shareholders may be more likely to vote against the Transaction. If the Condition Precedent Proposals are not approved, then SVII will not consummate the Transaction. If SVII does not consummate the Transaction and fails to complete an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII will be required to dissolve and liquidate, and the SVII Rights and SVII Warrants will expire worthless.
See the sections entitled “Risk Factors — Risks Related to SVII and the Transaction — Each of the IPO Underwriters were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the IPO that were substantially complete at the time of the IPO, yet the IPO Underwriters have instead gratuitously waived their entitlement to such compensation” and “Risk Factors — Litigation or legal proceedings could expose any of SVII, Eagle or New Eagle to significant liabilities and may have a negative impact on SVII’s, Eagle’s or New Eagle’s respective reputations or business, as applicable, and may be negatively impacted in light of the Waivers.”
Satisfaction of 80% Test
It is a requirement under the SVII Articles and Nasdaq listing rules that SVII’s initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of the date of the execution of the Initial Merger Agreement, the balance of the funds in the Trust Account was approximately $26.1 million, of which 80% thereof represents approximately $20.9 million. In reaching its conclusion that the Transaction meets the 80% asset test, the SVII Board considered an enterprise value of Eagle of approximately $289 million.
In determining whether the enterprise value described above represents the fair market value of Eagle, the SVII Board considered all of the factors described above in this section, including the fact that the purchase price for Eagle was the result of an arm’s length negotiation. As a result, the SVII Board concluded that the fair market value of the business to be acquired was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of SVII’s management team and the SVII Board, the SVII Board believes that the members of SVII’s management team and the SVII Board are qualified to determine whether the Transaction meets the 80% asset test.
Sources and Uses of Funds for the Transaction
The following table summarizes the sources and uses of funds for the Transaction assuming no additional redemptions by SVII shareholders. Where actual amounts are not known or knowable, the figures below represent SVII and Eagle’s good faith estimate of such amounts. Implied Eagle Rollover Equity Value represents the indicated value of shares, at $10 per share, to be issued by SVII for the Transaction, including $218 million attributable to shareholders of Eagle, and $16 million attributable to Aurora Energy for the Oregon Acquisition.
Sources		Uses
(In USD millions)		(In USD millions)
Implied Eagle Rollover Equity Value	$234	Implied Eagle Rollover Equity Value	$234
Cash in Trust	$26	Cash to Balance Sheet	$51
PIPE Financing – Series A preferred shares – redeemable	$30	Transaction expenses	$5
Total Sources	$290	Total Uses	$290
The following table summarizes the sources and uses of funds for the Transaction assuming 25% redemptions by SVII shareholders. Where actual amounts are not known or knowable, the figures below represent SVII and Eagle’s good faith estimate of such amounts.
Sources		Uses
(In USD millions)		(In USD millions)
Implied Eagle Rollover Equity Value	$234	Implied Eagle Rollover Equity Value	$234
Cash in Trust	$19.5	Cash to Balance Sheet	$44.5
PIPE Financing – Series A preferred shares – redeemable	$30	Transaction expenses	$5
Total Sources	$283.5	Total Uses	$283.5
The following table summarizes the sources and uses of funds for the Transaction assuming 75% redemptions by SVII shareholders. Where actual amounts are not known or knowable, the figures below represent SVII and Eagle’s good faith estimate of such amounts.
Sources		Uses
(In USD millions)		(In USD millions)
Implied Eagle Rollover Equity Value	$234	Implied Eagle Rollover Equity Value	$234
Cash in Trust	$6.5	Cash to Balance Sheet	$31.5
PIPE Financing – Series A preferred shares – redeemable	$30	Transaction expenses	$5
Total Sources	$270.5	Total Uses	$270.5
The following table summarizes the sources and uses of funds for the Transaction assuming maximum redemptions by SVII shareholders. Where actual amounts are not known or knowable, the figures below represent SVII and Eagle’s good faith estimate of such amounts.
Sources		Uses
(In USD millions)		(In USD millions)
Implied Eagle Rollover Equity Value	$234	Implied Eagle Rollover Equity Value	$234
Cash in Trust	$—	Cash to Balance Sheet	$25
PIPE Financing – Series A preferred shares – redeemable	$30	Transaction expenses	$5
Total Sources	$264	Total Uses	$264

Equity Ownership Following the Transaction
The following table illustrates estimated ownership levels in New Eagle immediately following the consummation of the Transaction, based on the varying levels of redemptions by SVII Public Shareholders and assumes that no New Eagle Warrants have been exercised and the following additional assumptions:
	No Additional Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
SVII Public Shareholders	6.56%	5.00%	3.39%	1.72%	0.00%
NRA Investors(6)	2.05%	2.08%	2.12%	2.15%	2.19%
Sponsor(7)	6.78%	6.89%	7.01%	7.13%	7.25%
Independent directors(7)	0.36%	0.36%	0.37%	0.37%	0.38%
SVII Rights	6.81%	6.93%	7.04%	7.16%	7.29%
Eagle Stockholders(8)	64.42%	65.49%	66.60%	67.75%	68.94%
PIPE Investor(9)	7.40%	7.53%	7.66%	7.79%	7.92%
Aurora Energy(10)	4.74%	4.82%	4.90%	4.99%	5.07%
SVII Service Provider	0.88%	0.90%	0.91%	0.94%	0.96%
Total	100%	100%	100%	100%	100%

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(6)
The NRA Investors, which agreed not to redeem an aggregate of 2,075,000 SVII Class A Ordinary Shares in connection with the Second SVII EGM, are entitled to receive an aggregate of 691,666 shares of New Eagle Common Stock from the Sponsor pursuant to the Non-Redemption Agreements. However, the NRA Investors may still redeem their SVII Class A Ordinary Shares in full in connection with the Transaction.

(7)
Assumes the Sponsor’s forfeiture of 4,566,667 shares of New Eagle Common Stock upon consummation of the Transaction and Sponsor’s transfer of 691,666 shares of New Eagle Common Stock to the NRA Investors. Independent directors of SVII retain 120,000 shares.

(8)
Upon consummation of the Transaction, a total of 21,750,000 shares of New Eagle Common Stock would be issued to Eagle stockholders (excluding the 1,600,000 shares of New Eagle Common Stock to be transferred to Aurora Energy).

(9)
Includes 29,700 shares of New Eagle Preferred Stock to be issued to the PIPE Investor, which are convertible at any time from and after issuance at the option of the holder, into 2,500,000 shares of New Eagle Common Stock at a ratio of 1-to-84.18.

(10)
Represents shares to be issued to Aurora Energy for the acquisition of Oregon Energy (including the Aurora Uranium Project) from Aurora Energy at a price of $16,000,000, which is settled by the issuance of 1,600,000 shares of New Eagle Common Stock at a price of $10.00 per share.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.
Dilution
The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Transaction itself):
	No Additional Redemptions(1)		25% Redemptions(2)		50% Redemptions(3)		75% Redemptions(4)		Maximum Redemptions(5)
	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share	Shares	Tangible Book Value per Share
SVII net tangible book value per share as of September 30, 2025 (unadjusted)(6)	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08	9,879,945	$2.08
Accretion (Dilution) of SVII shareholders assuming the redemption of shares	9,879,945	$2.08	9,326,626	$1.50	8,773,306	$0.84	8,219,987	$0.10	7,666,667	$(0.75)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Rights(7)	12,179,945	$1.69	11,626,626	$1.20	11,073,306	$0.67	10,519,987	$0.08	9,966,667	$(0.58)
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Public Warrants(8)	23,679,945	$6.45	23,126,626	$6.32	22,573,306	$6.19	22,019,987	$6.04	21,466,667	$5.89
Accretion (Dilution) of SVII shareholders assuming the exercise of SVII Private Warrants(9)(10)	30,679,945	$7.61	30,126,626	$7.53	29,573,306	$7.44	29,019,987	$7.36	28,466,667	$7.27
Initial offering price of SVII		$10.00		$10.00		$10.00		$10.00		10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Transaction		$7.61		$7.53		$7.44		$7.36		$7.27
Dilution to non-redeeming shareholders		$(2.39)		$(2.47)		$(2.56)		$(2.64)		$(2.73)

(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $13,996,010 as a result of the redemptions.
(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $7,405,593 as a result of the redemptions.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to $815,176 as a result of the redemptions.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025. Before accounting for potential issuance of shares from exercise of SVII Rights, SVII Public Warrants and SVII Private Warrants, the tangible book value of SVII decreased from $20,586,427 (see footnote 6) to negative $5,775,241 as a result of the redemptions.

(6)
The unadjusted net tangible book value of $2.08 as of September 30, 2025 is calculated by reference to the balance sheet position of SVII as of September 30, 2025. The calculation deducts the total liabilities of SVII of $5,865,194 from the total assets of SVII of $26,451,621, arriving at a tangible book value of $20,586,427 for SVII. This net tangible book value is then divided by 9,879,945, which is the total number of shares currently outstanding of SVII, after accounting for the redemption of 151 Class A ordinary shares on October 15, 2025. The shares currently outstanding of SVII consists of 2,213,278 Class A ordinary shares that are subject to possible redemption; 7,666,666 Class A ordinary shares that are nonredeemable; and 1 Class B ordinary share.

(7)
Assumes 23,000,000 SVII Rights are converted into 2,300,000 shares of New Eagle Common Stock. No proceeds are expected to be received from the conversion of SVII Rights, as such, the numerator of the calculation of tangible book value per share remains unchanged for each redemption scenario.

(8)
Assumes 11,500,000 SVII Public Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $132,250,000 are expected to be received upon the exercise of 11,500,000 SVII Public Warrants for 11,500,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is increased by $132,250,000 for each redemption scenario.

(9)
Assumes 7,000,000 SVII Private Warrants are exercised at an exercise price of $11.50 per share. Proceeds of $80,500,000 are expected to be received upon the exercise of 7,000,000 SVII Private Warrants for 7,000,000 New Eagle Common Stock, as such, the numerator of the calculation of tangible book value per share is further increased by $80,500,000 for each redemption scenario.

(10)
Assumes 6,350,000 SVII Private Warrants are forfeited by the Sponsor pursuant to the Merger Agreement.

The following table further illustrates the computation of tangible book value of SVII under each of the adjustments and redemption scenarios:
	No redemptions	25% redemptions	50% redemptions	75% redemptions	Maximum redemptions
Unadjusted tangible book value	$20,586,427	$20,586,427	$20,586,427	$20,586,427	$20,586,427
Impact from redemption	—	(6,590,417)	(13,180,834)	(19,771,251)	(26,361,668)
Tangible book value, adjusted for redemption	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Rights	—	—	—	—	—
Tangible book value, adjusted for SVII Rights	$20,586,427	$13,996,010	$7,405,593	$815,176	$(5,775,241)
Impact from exercise of SVII Public Warrants	132,250,000	132,250,000	132,250,000	132,250,000	132,250,000
Tangible book value, adjusted for SVII Public Warrants	$152,836,427	$146,246,010	$139,655,593	$133,065,176	$126,474,759
Impact from exercise of SVII Private Warrants	80,500,000	80,500,000	80,500,000	80,500,000	80,500,000
Tangible book value, adjusted for SVII Private Warrants	$233,336,427	$226,746,010	$220,155,593	$213,565,176	$206,974,759
For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
Structure of New Eagle Immediately After Closing
The following diagram illustrates the pro forma ownership of New Eagle immediately following the consummation of the Transaction (assuming no redemption by SVII Public Shareholders):

Sponsor 6.78%(1)
Public Shareholders 6.56%
Eagle Stockholders 64.42%(2)
PIPE Investor 7.40%(3)
Aurora Energy 4.74%(4)
Other Shareholders 10.1%(5)
New Eagle (a Nevada Corporation)
Eagle (a Nevada Corporation)
SSVII (a Cayman Islands company)
Oregon Energy (an Oregon LLC)

(1)
Assumes the Sponsor’s forfeiture of 4,566,667 shares of New Eagle Common Stock upon consummation of the Transaction and Sponsor’s transfer of 691,666 shares of New Eagle Common Stock to the NRA Investors.

(2)
Upon consummation of the Transaction, a total of 21,750,000 shares of New Eagle Common Stock would be issued to Eagle stockholders (excluding the 1,600,000 shares of New Eagle Common Stock to be transferred to Aurora Energy).

(3)
Includes 29,700 shares of New Eagle Preferred Stock to be issued to the PIPE Investor, which are convertible at any time from and after issuance at the option of the holder, into 2,500,000 shares of New Eagle Common Stock at a ratio of 1-to-84.18.

(4)
Represents shares to be issued to Aurora Energy for the acquisition of Oregon Energy (including the Aurora Uranium Project, as defined and described in this proxy statement/prospectus) from Aurora Energy at a price of $16,000,000, which is settled by the issuance of 1,600,000 shares of New Eagle Common Stock at a price of $10.00 per share.

(5)
Includes shares held by Independent directors of SVII, NRA Investors, SVII Rights, and the SVII Service Provider. The NRA Investors, which agreed not to redeem an aggregate of 2,075,000 SVII Class A Ordinary Shares in connection with the Second SVII EGM, are entitled to receive an aggregate of 691,666 shares of New Eagle Common Stock from the Sponsor pursuant to the Non-Redemption Agreements. Independent directors of SVII retain 120,000 shares following the Sponsor’s forfeiture described in footnote (1) above.

Interests of SVII Initial Shareholders, Directors and Officers in the Transaction
When you consider the recommendation of the SVII Board to vote in favor of approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. These interests include, among other things:
•
the beneficial ownership interests that the SVII Initial Shareholders and certain of SVII’s directors and officers have in the 7,666,667 SVII Founder Shares, acquired prior to the IPO for an aggregate purchase price of $25,000, which shares would become worthless if SVII does not complete an initial business combination within the applicable time period, as the holders have waived liquidation rights with respect to such shares. The SVII Founder Shares have an aggregate market value of approximately $91.2 million, based on the closing price of the SVII Class A Ordinary Shares of $11.90 on the OTC Pink Markets on January 5, 2026, the record date for the Extraordinary General Meeting (without taking into account the forfeiture of any SVII Founder Shares in connection with the Closing);

•
the beneficial ownership interests that the Sponsor has in the 13,350,000 SVII Private Warrants, acquired for an aggregate purchase price of $13,350,000, which warrants would become worthless if SVII does not complete an initial business combination within the applicable time period, as there will be no distribution from the Trust Account with respect to SVII Warrants. The SVII Private Warrants have an aggregate market value of approximately $10.2 million, based on the closing price of the SVII Public Warrants of $0.76 on the OTC Pink Markets on January 5, 2026, the record date for the Extraordinary General Meeting (without taking into account the forfeiture of any SVII Private Warrants in connection with the Closing);

•
even if the trading price of the shares of New Eagle Common Stock following the consummation of the Transaction was as low as approximately $5.55 per share, the aggregate market value of the shares of New Eagle Common Stock issued in exchange for the 2,408,334 SVII Founder Shares to be retained by the SVII Initial Shareholders at the Closing (without taking into account the value of the New Eagle Warrants received upon conversion of the SVII Private Warrants retained at the Closing and excluding the aggregate 691,666 SVII Founder Shares to be transferred to the NRA Investors at the Closing) would be approximately equal to the initial investment in SVII by the SVII Initial Shareholders. As a result, if the Transaction is completed, the SVII Initial Shareholders are likely to be able to make a substantial profit on their investment in SVII even at a time when the shares of New Eagle Common Stock have lost significant value. On the other hand, if the Condition Precedent Proposals are not approved and SVII does not consummate an initial business combination by July 17, 2026, or such later date as may be approved by SVII’s shareholders, the SVII Initial Shareholders will lose their entire investment in SVII (except as to any liquidating distributions to which they may be entitled as holders of SVII Public Shares);

•
in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by any claims by a third party for services rendered or products sold to SVII (other than SVII’s independent registered public accounting firm) or a prospective target business with which SVII has discussed entering into a transaction agreement;

•
the SVII Articles specify certain rights of directors and officers to be indemnified by SVII, and of SVII’s directors and officers to be exculpated from monetary liability with respect to prior acts or omissions, which rights will continue after SVII’s initial business combination. If an initial business combination is not approved and SVII liquidates, SVII will not be able to perform its obligations to its directors and officers under those provisions;

•
none of SVII’s directors or officers has received any cash compensation for services rendered to SVII;

•
the Sponsor and SVII’s directors and officers, or any of their respective affiliates, will not receive reimbursement for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated;

•
in connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction. The Sponsor will not have any claim against the Trust Account with respect to such loans and, accordingly, SVII may not be able to repay or otherwise satisfy such loans if it does not complete an initial business combination;

•
In connection with the approval of Third SVII Articles Amendment, on October 8, 2025, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. Outstanding Contributions under the Second Extension Promissory Note at Closing are expected to be converted into New Eagle Private Warrants in connection with the Transaction.

•
the potential continuation of one or more of SVII’s directors or officers as directors or officers New Eagle following the consummation of the Transaction; and

•
the anticipated continuation of directors’ and officers’ liability insurance after the Transaction.

These interests may influence SVII’s directors in making their recommendation to vote in favor of the approval of the Transaction Proposal and the other Proposals described in this proxy statement/prospectus. You should also read the section above entitled “— SVII Board’s Reasons for the Approval of the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Compensation Received or to be Received by, and Securities Issued or to be Issued to, the Sponsor, SVII’s Directors and Officers, and their Affiliates
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor, SVII’s directors and officers, and their affiliates in connection with the Transaction or any related financing transaction, the amount of securities issued or to be issued by SVII to the Sponsor, SVII’s directors and officers, and their affiliates, and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the SVII Founder Shares, or approximately $0.004 per share, and subsequently transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. In connection with the closing of the IPO, the Sponsor purchased the SVII Private Warrants for an aggregate purchase price of $13,350,000. At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit an amount of shares of New Eagle Common Stock and New Eagle Warrants such that the Sponsor will hold (i) 3,100,000 shares of New Eagle Common Stock (inclusive of shares representing the aggregate 120,000 SVII Founder Shares transferred to SVII’s independent directors as noted above and an aggregate of 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 9,050,000 New Eagle Warrants (such number assumes $2,050,000 of Contributions that were outstanding as of September 30, 2025 will be converted into New Eagle Warrants at Closing).
In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. In connection with the approval of SVII’s third extension, on October 8, 2025, SVII issued an unsecured promissory note (the “Second Extension Promissory Note”) in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory

SVII has agreed to reimburse the Sponsor for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by the Sponsor in connection with activities on SVII’s behalf. As of September 30, 2025, SVII has not reimbursed the Sponsor for any out-of-pocket expenses.

	Interest in Securities	Other Compensation

Note does not bear interest. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions listed above are anticipated to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

SVII Directors and Officers	In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors.
SVII has agreed to reimburse its directors and officers for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by its directors and officers in connection with activities on SVII’s behalf. As of September 30, 2025, SVII has not reimbursed its directors and officers for any out-of-pocket expenses.

NRA Investors
Pursuant to the Non-Redemption Agreements, the Sponsor is obligated transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.
None
Restrictions on the Transfer of Securities
Pursuant to the Lock-Up Agreements, each of the Sponsor and certain other New Eagle Stockholders will agree to certain restrictions on such holder’s ability to transfer, assign, or sell certain New Eagle securities, as summarized in the table below.
In addition, pursuant to the Insider Letter Agreement, each of the SVII directors and officers have agreed, and the NRA investors will agree, to certain restrictions on such holder’s ability to transfer, assign, or sell the shares of New Eagle Common Stock to be issued in exchange for the SVII Founder Shares held by such holder at the Closing, as summarized in the table below.
Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Any shares of New Eagle Common Stock, or any securities convertible into or exercisable or exchangeable for shares of New Eagle	180 days after the Closing Date	The Sponsor and certain other New Eagle Stockholders	Transfers are permitted (a) in the case of an entity, (A) to another entity that is an affiliate of the holder, or to any investment fund or other entity

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Common Stock, held immediately after the Merger Effective Time controlling, controlled by, managing or managed by or under common control with the holder or affiliates of the holder or who shares a common investment advisor with the holder or (B) as part of a distribution to members, partners or shareholders of the holder; (b) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (e) in the case of an individual, transfers to a partnership, limited liability company or other entity of which the holder and/or the immediate family (as defined below) of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (f) in the case of an entity that is a trust, transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (g) in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (h) transactions relating to shares of New Eagle Common Stock or other securities convertible into or exercisable or exchangeable for shares of New Eagle Common Stock acquired in open market transactions after the Merger Effective Time, provided, that

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

no such transaction is required to be, or is, publicly announced during the lock-up period; (i) the exercise of stock options or warrants to purchase shares of New Eagle Common Stock or the settlement of stock or unit appreciation rights that are based on, and settled with, New Eagle Common Stock or the vesting of stock awards of New Eagle Common Stock and any related transfer of shares of New Eagle Common Stock to New Eagle in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of New Eagle Common Stock, it being understood that all shares of New Eagle Common Stock received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of the Lock-Up Agreement during the lock-up period; (j) transfers to New Eagle pursuant to any contractual arrangement in effect at the Merger Effective Time that provides for the repurchase by New Eagle or forfeiture of shares of New Eagle Common Stock or other securities convertible into or exercisable or exchangeable for shares of New Eagle Common Stock in connection with the termination of the holder’s service to New Eagle; (k) the entry, by the holder, at any time after the Merger Effective Time, of any trading plan providing

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

for the sale of shares of New Eagle Common Stock by the holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of New Eagle Common Stock during the lock-up period and no public announcement or filing is voluntarily made or required regarding such plan during the lock-up period; (l) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of New Eagle’s securityholders having the right to exchange their shares of New Eagle Common Stock for cash, securities or other property; and (m) transactions to satisfy any U.S. federal, state, or local income tax obligations of the holder (or its direct or indirect owners) arising from a change in the Code, or the Treasury Regulations promulgated thereunder, after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

Shares of New Eagle Common Stock issued in exchange for the SVII Founder Shares	Until the earliest of (A) one year after the completion of the Transaction and (B) subsequent to the Transaction, (x) if the closing	SVII directors and officers; NRA Investors	Transfers are permitted (a) to SVII’s officers or directors, any affiliate or family member of any of

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

price of the shares of New Eagle Common Stock equals or exceeds $12.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Transaction, or (y) the date on which New Eagle completes a liquidation, merger, stock exchange or other similar transaction that results in all of the New Eagle Stockholders having the right to exchange their shares of New Eagle Common Stock for cash, securities or other property.

SVII’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (g) to SVII for no value for cancellation in connection with the consummation of an initial business combination, (h) in the event of the SVII’s liquidation prior to the completion of a business combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the SVII Public Shareholders having the right to exchange their SVII Ordinary Shares for cash, securities or other property subsequent to the completion of an initial business combination; provided, however, that in the case of clauses (a) through (f) these

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.
Certain Engagements in Connection with the Transaction
As described above under “— Background of the Transaction,” CCM agreed to serve as financial advisor to SVII in connection with the Transaction and as advisor in connection with the Second SVII EGM in exchange for up to $3 million of fees payable upon Closing.
On September 30, 2024 and October 18, 2024, each of Citi and Guggenheim, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred fee payable to the IPO Underwriters upon completion of SVII’s initial business combination pursuant to the Underwriting Agreement, totaling approximately $8.1 million. See “— Underwriter Fee Waivers” above.
Potential Actions to Secure Requisite Shareholder Approvals
Subject to applicable securities laws, the Sponsor or SVII’s directors, officers, advisors or their affiliates may purchase SVII Public Shares, SVII Rights or SVII Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. There is no limit on the number of SVII Public Shares, SVII Rights or SVII Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase SVII Public Shares, SVII Rights or SVII Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of SVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SVII’s directors, officers, advisors or their affiliates purchase SVII Public Shares in privately negotiated transactions from SVII Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem such shares.
Any such privately negotiated purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, in relevant part, through adherence to the following: (a) such purchases would only be effected at purchase prices that are equal to or below the redemption price of the SVII Public Shares in connection with the Transaction, (b) no such shares would be voted in favor of the Transaction and (c) no exercise of redemption rights would be made by the purchasers with respect to such shares.
SVII would disclose in a Current Report on Form 8-K prior to the Extraordinary General Meeting the following: (i) the number of SVII Public Shares purchased outside of the redemption offer, along with the purchase price(s) for such SVII Public Shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Transaction Proposal will be approved; (iv) the identities of the securityholders who sold to the Sponsor or SVII’s directors, officers, advisors or their affiliates (if not purchased on the open market) or the nature of the securityholders (e.g., five percent security holders) who sold such SVII Public Shares; and (v) the number of SVII Public Shares for which SVII has received redemption requests pursuant to the redemption offer. Further, any such purchases would be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
The purpose of any such purchases of shares would be to increase the likelihood of obtaining shareholder approval of the Transaction or otherwise limiting the number of SVII Public Shares electing to redeem. The purpose of any such purchases of rights or warrants could be to reduce the number of public rights or warrants outstanding. If such transactions are effected, the consequence could be to cause the Transaction to be consummated in circumstances where such consummation could not otherwise occur. Consistent with SEC guidance, purchases of shares by the persons described above would not be permitted to be voted for the Transaction Proposal. In addition, if such purchases are made, the public “float” of SVII’s securities (or New Eagle’s securities) and the number of beneficial holders of SVII’s securities (or New Eagle’s securities) may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of SVII’s securities (or New Eagle’s securities) on a national securities exchange.
The Sponsor or SVII’s directors, officers, advisors or their affiliates anticipate that they may identify the shareholders with whom such persons may pursue privately negotiated purchases by either the shareholders contacting SVII directly or by SVII’s receipt of redemption requests submitted in connection with the Transaction. To the extent that the Sponsor or SVII’s directors, officers, advisors or their affiliates enter into such a private purchase, such persons would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or to vote against the Transaction. The Sponsor or SVII’s directors, officers, advisors or their affiliates would only make such purchases that comply with Regulation M under the Exchange Act and other applicable federal securities laws.
Any such purchases by the Sponsor or SVII’s directors, officers, advisors or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor or SVII’s directors, officers, advisors or their affiliates would not make such purchases that would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section above entitled “— Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Regulatory Matters
SVII, New Eagle and Eagle are not aware of any regulatory approvals in the United States, Cayman Islands or elsewhere required for the consummation of the Transaction, other than the declaration of effectiveness by the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Listing of New Eagle Common Stock and New Eagle Public Warrants will be subject to the approval of Nasdaq, as set forth below under “— Listing of Securities.”
Under the HSR Act and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. As of the date of execution of the Merger Agreement, the parties concluded that the Transaction is not subject to the expiration or earlier termination of any waiting period under the HSR Act. However, additional pre-Closing regulatory approvals, including pursuant to the HSR Act, are subject to further review based on the identity, ownership percentage and governance rights (if any) of new investors in New Eagle prior Closing.
Non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Transaction or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Listing of Securities
New Eagle has applied to list the shares of New Eagle Common Stock and the New Eagle Public Warrants on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively, in connection with the Closing. There can be no assurance that the shares of New Eagle Common Stock and the New Eagle Public Warrants will be approved for listing on Nasdaq.
Interests of Eagle’s Directors and Officers in the Transaction
Eagle does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of SVII with respect to the Transaction, including whether to proceed with the Transaction, or the approval of the Condition Precedent Proposals.
Anticipated Accounting Treatment
The Transaction
The Transaction is expected to be accounted for as a reverse recapitalization as provided under U.S. GAAP. Under GAAP, SVII is expected to be treated as the “acquired” company. This determination was primarily based on existing Eagle equityholders comprising a relative majority of the expected voting power of the combined company, Eagle’s operations prior to the acquisition comprising the only ongoing operations of New Eagle, Eagle’s senior management comprising a majority of the senior management of New Eagle, and Eagle initially designating a majority of the New Eagle Board. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Eagle, with the Transaction being treated as the equivalent of Eagle issuing equity for the net assets of SVII, accompanied by a recapitalization. The net assets of Eagle will be stated at historical cost, with no incremental goodwill or other intangible assets recorded for the effects of the Transaction with SVII. The introduction of New Eagle, Merger Sub 1, and Merger Sub 2 as merger vehicles does not affect the conclusion that the Transaction will be accounted for as a reverse recapitalization, with Eagle as the accounting acquirer.
Oregon Acquisition
The Oregon Acquisition is expected to be accounted for as an asset acquisition as provided under U.S. GAAP. Under GAAP, Eagle is expected to be treated as the “accounting acquirer” of Oregon Energy. This determination was primarily based on Eagle shareholders retaining a majority of the voting power of New Eagle, initiating the transaction and issuing shares, Eagle’s relative size compared to Oregon Energy, Eagle’s senior management comprising the senior management of New Eagle and Eagle initially designating a majority of the New Eagle Board. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Eagle, with the Oregon Acquisition being treated as the acquisition of Oregon Energy. The consideration paid will be allocated to the net assets acquired on a relative fair value basis, with no goodwill recognized as appropriate under ASC 805.
Tax Consequences as a Result of the Transaction
For a discussion of the material U.S. federal income tax consequences of the Transaction, see the section entitled “Material U.S. Federal Income Tax Considerations.”
Vote Required for Approval
Approval of the Transaction Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Transaction Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Transaction Proposal and will have no effect on the outcome of the vote on the Transaction Proposal.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “— Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Resolution to be Voted Upon
The full text of the resolution to be voted upon in respect of the Transaction Proposal is as follows:
i.
“RESOLVED, as an ordinary resolution, that SVII’s entry into the Merger Agreement, dated as of September 29, 2025, by and among SVII, New Eagle, the Merger Subs and Eagle, and the consummation of the Transaction contemplated thereby and the performance of SVII of its obligations thereunder, be confirmed, ratified, approved and adopted in all respects.”

Recommendation of the SVII Board
THE SVII BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTION PROPOSAL.

PROPOSAL NO. 2 — THE ADVISORY AMENDMENT PROPOSALS
Overview
SVII is asking its shareholders to vote, on a non-binding and advisory basis only, on six separate proposals relating to certain material changes between the SVII Articles and the New Eagle Organizational Documents, which are being presented in accordance with SEC guidance and to give SVII shareholders the opportunity to present their separate views on important corporate governance procedures.
In the judgment of the SVII Board, these provisions are necessary to adequately address the needs of New Eagle following the Transaction. Furthermore, the Transaction is not conditioned on the separate approval of the Advisory Amendment Proposals. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII and Eagle intend that the New Eagle Organizational Documents, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals. SVII shareholders are encouraged to carefully review the terms of the New Eagle Organizational Documents.
There will be important differences between your current rights as a SVII shareholder and your rights as a New Eagle Stockholder. See “Comparison of Shareholder Rights and Corporate Governance Matters” for a further discussion of the different rights associated with the SVII Ordinary Shares and shares of New Eagle Common Stock.
Advisory Amendment Proposals
You are being asked to consider and vote upon, on a non-binding and advisory basis only, six separate governance proposals relating to the following material changes between the SVII Articles and the New Eagle Organizational Documents:
(A)
Proposal No. 2A — Changes to Authorized Capital Stock

The authorized share capital of SVII is US$33,100 and the SVII Articles authorize 331,000,000 shares, consisting of (a) 330,000,000 ordinary shares, of which (i) 300,000,000 shares were Class A ordinary shares, and (ii) 30,000,000 shares were Class B ordinary shares, and (b) 1,000,000 preference shares. The New Eagle Charter authorizes the issuance of 303,500,000 total shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share, and (b) 3,500,000 shares of preferred stock, par value $0.0001 per share. Upon the conversion of the Class B ordinary shares to Class A Ordinary Shares and the elimination of the blank check provisions in the SVII Articles, the SVII Board has determined that there will no longer be a need to continue with two series of ordinary shares and, therefore, this amendment eliminates the Class B ordinary shares (or their common stock equivalent) from the share structure of New Eagle.
(B)
Proposal No. 2B — Required Vote to Amend the Charter

At present, the SVII Articles may only be amended by special resolution of the shareholders, being the affirmative vote of the holders of not less than two-thirds (66 and 2/3%) of the issued and outstanding shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote, provided however that only holders of the SVII Class B Ordinary Shares are permitted to vote to amend or repeal certain provisions of the SVII Articles relating to appointment and removal of directors. Pursuant to the terms of the New Eagle Charter, the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, is required to amend or repeal provisions of the New Eagle Charter; provided, however, that the affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of New Eagle, voting together as a single class, shall be required to amend, alter, repeal or rescind certain provisions of the New Eagle Charter relating to stockholder action, directors, limitation of liability, amendment of the New Eagle Bylaws, and amendment of the New Eagle Charter. We believe that supermajority voting requirements are appropriate at this time to protect stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SVII Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Eagle Common Stock following the Transaction. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New Eagle to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
(C)
Proposal No. 2C — Director Removal

At present, the SVII Articles provide that, directors may be removed from office at any time, by an ordinary resolution of the holders of the Class B ordinary shares. The New Eagle Charter provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Eagle entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the SVII Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Transaction. The SVII Board further believes that going forward, a supermajority voting requirement encourages the person seeking control of the post-combination corporation to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
(D)
Proposal No. 2D — Exclusive Forum Provision

At present, the SVII Articles do not contain an exclusive forum provision. The New Eagle Bylaws will provide that the courts of the State of Nevada will be the sole and exclusive forum any complaint asserting any “internal corporate claims,” in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. “Internal corporate claims” means for any action, suit, proceeding or claim (i) brought in the name or right or on behalf of New Eagle, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of New Eagle in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), the New Eagle Charter or the New Eagle Bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or (iv) asserting a claim governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New Eagle Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Eagle, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this transaction.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Eagle or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New Eagle notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
(E)
Proposal No. 2E — Stockholder Action by Written Consent

A Cayman Islands company is permitted, unless the articles of association provide otherwise, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by unanimous written resolutions of the holders of the issued and outstanding shares. At present, the SVII Articles do not prohibit action to be taken by written consent. The New Eagle Charter provides that stockholders are required to take action at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New Eagle capital stock to take any action, including the removal of directors.
(F)
Proposal No. 2F — Removal of Blank Check Company Provisions

The SVII Articles contain various provisions applicable only to blank check companies. The New Eagle Charter eliminates certain provisions related to the company’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Transaction. For example, the New Eagle Charter will not include the requirement to dissolve the post-combination company and will allow it to continue as a corporate entity with perpetual existence following consummation of the Transaction. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for New Eagle following the Transaction. In connection with the Transaction, all Class B ordinary shares will automatically be converted into shares of Class A ordinary shares, pursuant to the terms of the SVII Articles. Upon the conversion of the Class B Ordinary Shares to Class A Ordinary Shares, the SVII Board has determined that there will no longer be a need to continue with two series of ordinary shares (or their common stock equivalents) and, therefore, this amendment eliminates the Class B ordinary shares. In addition, certain other provisions in the SVII Articles require that proceeds from the SVII IPO be held in the trust account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Transaction is consummated.
Vote Required for Approval
Approval of each of the Advisory Amendment Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. A vote to approve each of the Advisory Amendment Proposals is an advisory vote, and therefore, is not binding on SVII or Eagle or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Amendment Proposals, SVII and Eagle intend that the New Eagle Organizational Documents, in the forms attached to this proxy statement/prospectus as Annexes B and C and containing the provisions noted in the Advisory Amendment Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.

Resolution to Be Voted Upon
The full text of the resolution to be voted upon in respect of the Advisory Amendment Proposals is as follows:
“RESOLVED, as an ordinary resolution, on a non-binding and advisory basis only, to approve each of the following proposals:
(A)
Proposal No. 2A — Changes to Authorized Capital Stock;

(B)
Proposal No. 2B — Required Vote to Amend the Charter;

(C)
Proposal No. 2C — Director Removal;

(D)
Proposal No. 2D — Exclusive Forum Provision;

(E)
Proposal No. 2E — Stockholder Action by Written Consent; and

(F)
Proposal No. 2F — Removal of Blank Check Company Provisions.”

Recommendation of the Board
THE SVII BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY AMENDMENT PROPOSALS.

PROPOSAL NO. 3 — THE EQUITY PLAN PROPOSAL
Overview
SVII is asking its shareholders to approve and adopt the New Eagle Equity Plan and the material terms thereunder. The New Eagle Equity Plan is described in more detail below. A copy of the New Eagle Equity Plan is included in this proxy statement/prospectus as Annex D.
Summary of the New Eagle Equity Plan
The following is a brief summary of the New Eagle Equity Plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The New Eagle Equity Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs and other stock-based awards, as described below (collectively, “awards”).
Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the New Eagle Equity Plan for up to the number of shares of New Eagle Common Stock that is equal to the sum of 15% of the outstanding shares of all classes of New Eagle Common Stock as determined immediately after the Closing of the Transaction, subject to an annual increase, to be added on the first day of each fiscal year, commencing on January 1, 2027 and continuing until, and including, January 1, 2035, equal to the lesser of (i) 5% of the outstanding shares of all classes of New Eagle Common Stock on such date or (ii) such lesser number of shares of New Eagle Common Stock as determined by the New Eagle Board (the “Share Reserve”).
In addition to the Share Reserve, awards may be made for up to an additional 1,500,000 shares of New Eagle Common Stock (the “Earnout Share Pool”) to be granted to eligible Eagle shareholders as “Earnout Shares” in accordance with the terms of the Merger Agreement. The Earnout Shares are in addition to and will not reduce the Share Reserve. In the event no Earnout Shares are released in accordance with the terms of the Merger Agreement, the Earnout Share Pool hereunder shall expire and be of no further force or effect and no awards may be granted under such Earnout Share Pool.
Notwithstanding the foregoing, and subject to adjustment for stock splits, stock dividends, and certain other similar events, not more than the number of shares of New Eagle Common Stock included in the initial Share Reserve (without annual adjustments) may be issued as incentive stock options. In addition, in no event shall the fair market value of awards made under the New Eagle Equity Plan to non-employee directors of New Eagle or its affiliates exceed $750,000, in the aggregate, in any one calendar year.
Shares covered by awards under the New Eagle Equity Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will be added back to the Share Reserve or the Earnout Share Pool, as applicable, and again be available for the grant of awards under the New Eagle Equity Plan (subject, in the case of incentive stock options, to any limitations under the Code).
Shares of New Eagle Common Stock that are delivered (by actual delivery, attestation, or net exercise) to New Eagle by a participant to purchase shares of New Eagle Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the Share Reserve or Earnout Share Pool, as applicable, and again be available for the future grant of awards under the New Eagle Equity Plan.
In connection with a merger or consolidation of an entity with New Eagle or New Eagle’s acquisition of property or stock of an entity, the New Eagle Board may grant awards under the New Eagle Equity Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the New Eagle Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the New Eagle Equity Plan. No such substitute awards shall count against the Share Reserve or Earnout Share Pool, or any sublimit contained in the New Eagle Equity Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Options.   A participant who is awarded an option receives the right to purchase a specified number of shares of New Eagle Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of New Eagle Common Stock on the date of grant. If the New Eagle Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of New Eagle Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of New Eagle’s stock or any of New Eagle’s subsidiaries. Under the terms of the New Eagle Equity Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of New Eagle’s stock or any of New Eagle’s subsidiaries).
The New Eagle Equity Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the New Eagle Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the New Eagle Board, and subject to certain conditions, by delivery to New Eagle (either by actual delivery or attestation) of shares of New Eagle Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the New Eagle Board, by delivery of a notice of “net exercise” as a result of which New Eagle will retain a number of shares of New Eagle Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of New Eagle Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the New Eagle Board, by any other lawful means, or (vi) by any combination of these forms of payment to the extent approved by the New Eagle Board. No option granted under the New Eagle Equity Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the New Eagle Equity Plan may provide for the payment or accrual of dividend equivalents.
Stock Appreciation Rights (SARs).   A participant who is awarded a SAR receives, upon exercise, a number of shares of New Eagle Common Stock, or cash (or a combination of shares of New Eagle Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of New Eagle Common Stock over the measurement price. The New Eagle Equity Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of New Eagle Common Stock on the date the SAR is granted (provided, however, that if the New Eagle Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the New Eagle Equity Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the New Eagle Equity Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Options or SARs.   With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the New Eagle Equity Plan in connection with certain changes in capitalization and reorganization events, New Eagle may not (i) amend any outstanding option or SAR granted under the New Eagle Equity Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the New Eagle Equity Plan) and grant in substitution for the canceled award, new awards under the New Eagle Equity Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with New Eagle or an acquisition by New Eagle described above) covering the same or a different number of shares of New Eagle Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of New Eagle Common Stock, or (iv) take any other action under the New Eagle Equity Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which New Eagle’s stock is listed or traded.
Restricted Stock Awards.   A participant who is granted a restricted stock award is entitled to acquire shares of New Eagle Common Stock, subject to New Eagle’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by New Eagle with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.
Restricted Stock Unit (RSU) Awards.   A participant who is granted an RSU award is entitled to receive shares of New Eagle Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the New Eagle Board. The New Eagle Board may provide that the settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of New Eagle Common Stock. Any such dividend equivalent may be settled in cash and/or shares of New Eagle Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.
Other Stock-Based Awards.   Under the New Eagle Equity Plan, the New Eagle Board may grant other awards of shares of New Eagle Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of New Eagle Common Stock or other property, having such terms and conditions as the New Eagle Board may determine. These types of awards are referred to in this proxy statement/prospectus as “other stock-based awards.” Other stock-based awards may be available as a form of payment in settlement of other awards granted under the New Eagle Equity Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of New Eagle Common Stock or in cash, as the New Eagle Board may determine. The award agreement of another stock-based award may provide the participant who receives the other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of New Eagle Common Stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.
Performance-Compensation Awards
The Committee may designate any award as performance-based, in which case the award will vest based on achievement of performance goals. The Committee will select the length of the performance period, the performance criteria that will be used to establish the performance goals, the kinds and/or levels of the performance goals that are to apply, and the performance formula. Such performance criteria may be based on the attainment of specific levels of performance of New Eagle and/or one or more of its affiliates, divisions, business segments or operational units, or any combination of the foregoing (including as compared to a selected group of comparison or peer companies, or a published or special index or stock market index), and may include net earnings or net income (before or after taxes), basic or diluted earnings per share (before or after taxes), revenue or revenue growth (measured on a net or gross basis), gross profit or gross profit growth, operating profit (before or after taxes), return measures, cash flow, financing and other capital raising transactions, earnings before or after taxes, interest, depreciation and/or amortization, gross or operating margins, productivity ratios, share price, expense targets, margins, productivity and operating efficiencies, customer satisfaction, customer growth, working capital targets, measures of economic value added, inventory control, enterprise value, sales, debt levels and net debt, combined ratio, timely launch of new facilities, client retention, employee retention, timely completion of new product rollouts, cost targets, reductions and savings, productivity and efficiencies, strategic partnerships or transactions, and personal targets, goals or completion of projects. The Committee may accelerate vesting awards based on the achievement of performance goals. Performance criteria that are financial metrics may be determined in accordance with GAAP, but may be adjusted by the Committee to include or exclude items otherwise includable or excludable under GAAP. The Committee may also adjust or modify performance goals for a performance period to appropriately reflect certain extraordinary events.
Unless the Committee specifies otherwise in the award agreement, a participant must be employed on the last day of the performance period to be eligible for payment in respect of a performance compensation award. Payment in respect of a performance compensation award will only be made to the extent that the Committee determines after the close of the performance period that the performance goals have been achieved at a level that triggers vesting or payment.
Eligibility to Receive Awards
As of November 30, 2025, and assuming the Closing of the Transaction, approximately 14 persons would have been eligible to receive awards under the New Eagle Equity Plan, including 3 of New Eagle’s named executive officers (the “NEOs”) and 11 consultants, advisors and other service providers. Incentive stock options may only be granted to employees of New Eagle or of a present or future parent or subsidiary corporation as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the New Eagle Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if New Eagle would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the New Eagle Common Stock subject to such award to the proposed transferee. Further, New Eagle is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to New Eagle a written instrument in form and substance satisfactory to New Eagle confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to New Eagle.
No Rights as a Stockholder; Clawback
No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of New Eagle Common Stock to be distributed with respect to an award granted under the New Eagle Equity Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the New Eagle Equity Plan, a participant agrees to be bound by any clawback policy that New Eagle has in effect or may adopt in the future.
New Plan Benefits
No awards have been previously granted under the New Eagle Equity Plan as of the date hereof and no awards have been granted under the New Eagle Equity Plan subject to stockholder approval of the New Eagle Equity Plan.
Administration
The New Eagle Equity Plan will be administered by New Eagle’s Compensation Committee (the “Committee”), or in the absence of the Committee, the New Eagle Board. The Committee has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the New Eagle Equity Plan that it deems advisable and to construe and interpret the provisions of the New Eagle Equity Plan and any award agreements entered into under the New Eagle Equity Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the New Eagle Equity Plan or any award. All actions and decisions by the Committee with respect to the New Eagle Equity Plan and any awards made under the New Eagle Equity Plan will be made in the Committee’s discretion and will be final and binding on all persons having or claiming any interest in the New Eagle Equity Plan or in any award.
Pursuant to the terms of the New Eagle Equity Plan, the New Eagle Board and Committee may delegate any or all of its powers under the New Eagle Equity Plan to one or more committees or subcommittees of the New Eagle Board. New Eagle expects that the Compensation Committee will administer certain aspects of the New Eagle Equity Plan.
Subject to any requirements of applicable law, the Committee may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the New Eagle Equity Plan) to eligible service providers of New Eagle and to exercise such other powers under the New Eagle Equity Plan as the Committee may determine. In delegating the power to grant awards, the Committee must fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise of those awards, that may be issued by such Delegated Persons, (ii) the time period during which those awards, and during which the shares issuable upon exercise of those awards, may be issued, and (iii) the minimum amount of consideration (if any) for which those awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise of those awards. No Delegated Person may be authorized to grant awards to itself or to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).
Subject to applicable limitations contained in the New Eagle Equity Plan, the New Eagle Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Committee has delegated authority pursuant to the New Eagle Equity Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of New Eagle Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Except as otherwise provided in the New Eagle Equity Plan, each award under the New Eagle Equity Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Committee need not treat participants uniformly. The Committee will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.
The Committee may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
New Eagle will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the New Eagle Equity Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the New Eagle Board’s approval) arising out of any act or omission to act concerning the New Eagle Equity Plan unless arising out of such person’s own fraud or bad faith.
Amendment of Awards.   Except as otherwise provided under the New Eagle Equity Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, the Committee may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the Committee determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the New Eagle Equity Plan or the change is otherwise permitted under the terms of the New Eagle Equity Plan in connection with certain corporate events.
Changes in Capital Structure and Similar Events
Stock Split, Stock Dividend and Similar Events.   In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of shares of New Eagle Common Stock or other securities of New Eagle, issuance of warrants or other rights to acquire shares of New Eagle Common Stock or other securities of New Eagle, or other similar corporate transaction or event (including, without limitation, a “change in control” as defined in the New Eagle Equity Plan) that affects the shares of New Eagle Common Stock, or (b) unusual or infrequently occurring events affecting New Eagle or any of its affiliates, or their financial statements, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, to the extent that an adjustment is determined by the Committee to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the New Eagle Equity Plan, then the Committee must equitably adjust the number of shares of New Eagle Common Stock or other securities of New Eagle (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted and the terms of any outstanding award, including, without limitation, the number of shares subject to such award, the exercise price or strike price, or the applicable performance measures; (ii) providing for a substitution or assumption of awards in a manner that substantially preserves the applicable terms of such awards; (iii) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; (iv) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period after a “change in control”) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate; (v) deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Committee, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing; (vi) providing that for a period prior to the “change in control” any unvested options or SARs will be vested and exercisable (contingent upon the occurrence of the change in control) and that any options or SARs not exercised prior to the consummation of the change in control will terminate as of the change in control; and (vii) canceling outstanding awards in return for cash, shares of New Eagle Common Stock, other securities or other property, or any combination thereof, equal to the value of such awards, if any, as determined by the Committee (with any underwater option or SAR canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
Provisions for Foreign Participants
The Committee may establish one or more sub-plans under the New Eagle Equity Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Committee will establish such sub-plans by adopting supplements to the New Eagle Equity Plan containing any limitations on the Committee’s discretion under the New Eagle Equity Plan and any additional terms and conditions not otherwise inconsistent with the New Eagle Equity Plan as the Committee deems necessary or desirable. All supplements adopted by the Committee will be deemed to be part of the New Eagle Equity Plan, but each supplement will only apply to participants within the affected jurisdiction.
Withholding
The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before New Eagle will deliver stock certificates or otherwise recognize ownership of New Eagle Common Stock under an award. New Eagle may elect to satisfy the withholding obligations through additional withholding on salary or wages. If New Eagle elects not to or cannot withhold from other compensation, the participant must pay New Eagle the full amount, if any, required for withholding or have a broker tender to New Eagle cash equal to the withholding obligations. Payment of withholding obligations is due before New Eagle will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless New Eagle determines otherwise. If provided for in an award or approved by the New Eagle Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of New Eagle Common Stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Committee, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed New Eagle’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that New Eagle is able to retain shares of New Eagle Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or New Eagle is withholding in a jurisdiction that does not have a statutory minimum withholding tax, New Eagle may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as New Eagle shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
Amendment or Termination
Amendment and Termination of the Plan.   The New Eagle Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the New Eagle Equity Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the New Eagle Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary.
Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted shall not to that extent be effective without the consent of the affected participant; provided, further, that without shareholder approval, except as otherwise permitted under the New Eagle Equity Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Committee may not cancel any outstanding option or SAR where the fair market value of the New Eagle Common Stock underlying such option or SAR is less than its exercise price and replace it with a new option or SAR, another award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the New Eagle Common Stock are listed or quoted.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the New Eagle Equity Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options.   A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by New Eagle or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options.   A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights.   A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards.   A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units.   A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of New Eagle Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards.   The tax consequences associated with any other stock-based award granted under the New Eagle Equity Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying New Eagle Common Stock.
Tax Consequences to New Eagle.   There will be no tax consequences to New Eagle except that New Eagle will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Vote Required for Approval
Approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Equity Plan Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Equity Plan Proposal and will have no effect on the outcome of the vote on the Equity Plan Proposal.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Resolution to be Voted Upon
The full text of the resolution to be voted upon in respect of the Equity Plan Proposal is as follows:
“RESOLVED, as an ordinary resolution, the New Eagle Equity Plan and any form award agreements thereunder, be approved and adopted in all respects.”
Recommendation of the SVII Board
THE SVII BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY PLAN PROPOSAL.

PROPOSAL NO. 4 — THE CAYMAN MERGER PROPOSAL
Overview
In connection with the Transaction, SVII is requesting that its shareholders vote upon a proposal to approve by special resolution the merger of Merger Sub 1 with and into SVII with SVII surviving as the surviving company and as a wholly-owned subsidiary of New Eagle, the Plan of Merger, and the entry by SVII into the Plan of Merger in accordance with the Companies Act.
Vote Required for Approval
The approval of the Cayman Merger Proposal will require a special resolution, being a resolution passed at the Extraordinary General Meeting by the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Cayman Merger Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Cayman Merger Proposal and will have no effect on the outcome of the vote on the Cayman Merger Proposal.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/ prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Resolution to be Voted Upon
The full text of the resolution to be voted upon in respect of the Cayman Merger Proposal is as follows:
“RESOLVED, as a special resolution, that (i) Spring Valley Acquisition Corp. II be authorized to merge with Spring Valley Merger Sub III, Inc. so that the Spring Valley Acquisition Corp. II be the surviving company and all the undertaking, property and liabilities of Spring Valley Merger Sub III, Inc. vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and (ii) the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex K (the “Plan of Merger”) be authorized, approved and confirmed and Spring Valley Acquisition Corp. II be authorized to enter into the Plan of Merger.”
Recommendation of the SVII Board
THE SVII BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CAYMAN MERGER PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if approved, will direct, by way of ordinary resolution, the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to SVII shareholders in the event that, (i) based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Merger Agreement are not satisfied or waived or (ii) the SVII Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with one or more proposals presented to shareholders for vote. In no event will the SVII Board adjourn the Extraordinary General Meeting or consummate the Transaction beyond the date by which it may properly do so under the SVII Articles and applicable law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by SVII shareholders, the chairman of the Extraordinary General Meeting may not be able to exercise his or her ability to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, under the circumstances described above.
Vote Required for Approval
Approval of the Adjournment Proposal, if presented, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting. Failure to vote in person (including by virtual attendance) or by proxy at the Extraordinary General Meeting, if a valid quorum is otherwise established, will have no effect on the outcome of the vote on the Adjournment Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast for the Adjournment Proposal and will have no effect on the outcome of the vote on the Adjournment Proposal.
The Closing is conditioned on the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross conditioned on the approval of the other Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
The SVII Initial Shareholders and SVII’s directors and officers are expected to vote any SVII Ordinary Shares over which they have voting control in favor of each of the Proposals set forth in this proxy statement/prospectus. On the record date, the SVII Initial Shareholders and SVII’s directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Resolution to be Voted Upon
The full text of the resolution to be voted upon in respect of the Adjournment Proposal is as follows:
“RESOLVED, as an ordinary resolution, to direct the chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies if, based on the tabulated votes at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or if certain conditions under the Merger Agreement are not satisfied or waived or (ii) if the SVII Board determines before the Extraordinary General Meeting that it is not necessary or no longer desirable to proceed with one or more proposals presented to shareholders for vote.”
Recommendation of the SVII Board
THE SVII BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms under this section not otherwise defined in this proxy statement/prospectus have the respective meanings ascribed to them in the Merger Agreement.
SVII is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Transaction, other events contemplated by the Merger Agreement, and other transactions described below.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the Mergers and other related transactions, which includes:
•
The Mergers, including the following:

•
Acquisition of Eagle by SVII; and

•
PIPE Financing; and

•
The Oregon Acquisition by Eagle.

Background
SVII is a blank check company incorporated on January 19, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SVII has two classes of ordinary shares authorized: SVII Class A Ordinary Shares and SVII Class B Ordinary Shares.
On October 17, 2022, SVII consummated the IPO of 23,000,000 SVII Units, including the issuance of 3,000,000 SVII Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per SVII Unit, generating gross proceeds of approximately $230.0 million. Simultaneously with the closing of the IPO, SVII consummated the Private Placement of 13,350,000 SVII Private Warrants at a price of $1.00 per SVII Private Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Upon the closing of the IPO and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account with Continental acting as trustee.
On January 10, 2024, SVII held the First SVII EGM at which its shareholders approved (a) the First SVII Articles Amendment, (b) the Insider Letter Agreement Amendment and (c) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the SVII Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471.
Following the approval of the First SVII Articles Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, and SVII’s independent directors voluntarily elected to convert an aggregate of 120,000 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles then in effect. After giving effect to the Class B Conversion, one SVII Class B Ordinary Share remains issued and outstanding and is held by the Sponsor. Following such redemptions and the Class B Conversion, 22,304,432 SVII Class A Ordinary Shares remained outstanding, comprising 14,637,766 SVII Public Shares and 7,666,666 SVII Founder Shares, and approximately $158,813,165 remained in the Trust Account.
On November 13, 2024, SVII held the Second SVII EGM at which its shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, SVII and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination. In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 SVII Class A Ordinary Shares remained outstanding.
On October 15, 2025, SVII held the Third SVII EGM at which its shareholders approved the Third SVII Articles Amendment. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398 remained in the Trust Account and 9,879,944 SVII Class A Ordinary Shares remained outstanding.
In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor has agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note is non-interest bearing and is payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make SVII a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor are no longer required to make Contributions to the Trust Account. SVII received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
In connection with the approval of the Third SVII Articles Amendment, SVII and the Sponsor entered into the Second Extension Promissory Note in the principal amount of up to $1,500,000, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. Outstanding Contributions under the Second Extension Promissory Note at Closing are anticipated to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.
Eagle was incorporated under the laws of the State of Delaware on December 14, 2023, as Eagle Battery Metals Corp. On January 31, 2024, Eagle changed its name to Eagle Energy Metals Corp., and on October 18, 2024, Eagle filed articles of conversion with the Nevada Secretary of State to convert into a Nevada corporation.
Basis of Presentation
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described elsewhere in this proxy statement/ prospectus and are directly attributable to the Transaction and factually supportable.
The Transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVII will be treated as the “accounting acquiree” and Eagle as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Eagle issuing shares for the net assets of SVII, followed by a recapitalization. The net assets of SVII will be stated at historical cost. Operations prior to the Transaction will be those of Eagle. The introduction of New Eagle, Merger Sub 1, and Merger Sub 2 as merger vehicles does not affect the conclusion that the Transaction will be accounted for as a reverse recapitalization, with Eagle as the accounting acquirer.
The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP because the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Oregon Energy will be treated as a group of assets being acquired by Eagle for financial reporting purposes. Accordingly, for accounting purposes, the Oregon Acquisition will be treated as Eagle issuing shares for the net assets of Oregon Energy, with the consideration being allocated to the acquired assets based on their relative fair values.
We determined that Eagle is the predecessor entity as the former shareholders of Eagle will obtain a controlling financial interest in New Eagle and New Eagle’s operations, assets, and business activities consist primarily of those historically conducted by Eagle. The former owners of Oregon Energy will receive approximately 4.74% of New Eagle’s outstanding shares following the transaction, assuming no redemptions. This acquisition of Oregon Energy will not result in a change in control of New Eagle and does not affect the determination of the predecessor entity.
The unaudited pro forma combined balance sheet as of November 30, 2025 combines the historical audited balance sheet of Eagle as of November 30, 2025, with the historical unaudited balance sheet of SVII as of September 30, 2025, the historical unaudited balance sheet of Oregon Energy as of September 30, 2025, and the historical unaudited balance sheet of New Eagle as of September 30, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on November 30, 2025.
The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2025 combines the historical audited statement of operations of Eagle for the year ended November 30, 2025 with the historical unaudited statement of operations of SVII for the twelve months ended September 30, 2025, the historical unaudited statement of operations of Oregon Energy for the twelve months ended September 30, 2025, and the historical unaudited statement of operations of New Eagle from September 19, 2025 (date of incorporation) to September 30, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on December 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that Eagle is the acquirer for accounting purposes.
The twelve-month period of SVII’s historical statement of operations ended September 30, 2025 is calculated by taking the unaudited statement of operations of SVII for the nine months ended September 30, 2025 and adding the audited statement of operations results of SVII for the year ended December 31, 2024, and subtracting the unaudited statement of operations results of SVII for the nine months ended September 30, 2024.
The twelve-month period of Oregon Energy’s historical statement of operations ended September 30, 2025 is calculated by taking the audited statement of operations of Oregon Energy for the year ended June 30, 2025 and subtracting the unaudited statement of operations results of Oregon Energy for the three months ended September 30, 2024, and adding the unaudited statement of operations results of Oregon Energy for the three months ended September 30, 2025.
New Eagle was incorporated on September 19, 2025 and had no operations other than organizational activities as of September 30, 2025. Accordingly, Newco’s financial statements have not been included in the unaudited pro forma combined statement of operations for the twelve months ended November 30, 2024, as New Eagle was not in existence during the period presented.
The pro forma adjustments reflecting the consummation of the Transaction, the Oregon Acquisition, and other related transactions are based on certain currently available information and certain assumptions and methodologies that SVII believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SVII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction, the Oregon Acquisition, and other related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction and the Oregon Acquisition. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction, the Oregon Acquisition, and other transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SVII, Eagle, Oregon Energy, and New Eagle.
Description of Transaction and Other Transactions
The First Merger — The First Merger shall occur on the Closing Date. At the First Effective Time, the following will take place:
•
Merger of Merger Sub 1, a wholly-owned subsidiary of New Eagle, with and into SVII, with SVII as the Surviving Corporation;

•
The sole outstanding SVII Class B Ordinary Share will convert into one SVII Class A Ordinary Share (the “Class B Share Conversion”);

•
Each SVII Unit will separate and convert into its component securities;

•
The SVII Rights will be exchanged for shares of New Eagle Common Stock on a 10-for-1 basis;

•
SVII Class A Ordinary Shares (excluding the SVII Public Shares validly submitted for redemption and the Sponsor Forfeited Shares (defined below) but including the SVII Class A Ordinary Share issued.

•
upon the Class B Share Conversion), will automatically surrender and shall cease to exist, and will each be reclassified as one share of New Eagle Common Stock; and

•
Each SVII Warrant outstanding immediately prior to the Second Effective Time will convert to one outstanding New Eagle Warrant;

•
Each outstanding Merger Sub 1 Ordinary Share will be converted into one Surviving Corporation Ordinary Share; and

The Sponsor will surrender and forfeit the Sponsor Forfeited Shares, if any.
The Second Merger — On the Closing Date, the Second Merger will occur, and the following will take place:
•
Merger of Merger Sub 2, a wholly-owned subsidiary of New Eagle, with and into Eagle, with Eagle as the Surviving Corporation;

•
Each share of Eagle Common Stock that is issued and outstanding immediately prior to the First Effective Time (excluding treasury shares and dissenting shares), will automatically be canceled and converted into the right to receive a corresponding number of shares of New Eagle Common Stock based on the Exchange Ratio described below; and

Each outstanding share of Merger Sub 2 Common Stock will be converted into one share of Surviving Company Common Stock.
The Aggregate Merger Consideration to be issued to Eagle Stockholders in connection with the Second Merger will be determined by dividing (a) $233,500,000 by (b) $10.00. The Exchange Ratio is the number of shares of New Eagle Common Stock to be issued in exchange for issued and outstanding Eagle capital stock upon the Second Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by the Eagle Shares. For purposes of the pro forma condensed combined financial information presented, the following key assumptions have been used:
•
The Aggregate Fully Diluted Eagle Shares is 126,163,249 and represents the Eagle fully-diluted common stock as of September 29, 2025.

•
The Aggregate Merger Consideration that is estimated to be issued to Eagle Stockholders is 23,350,000 shares of New Eagle Common Stock and is calculated by dividing the Equity Value by $10.00 per share, which includes 2,750,000 shares of New Eagle Common Stock to be issued to the PIPE Investor and 1,600,000 shares to be issued to Aurora Energy.

The Other Transactions — Other related events that are contemplated to take place in connection with the Transaction are summarized:
•
PIPE Investment:   In connection with the transactions contemplated by the Merger Agreement, SVII and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. For more information regarding the key terms of the PIPE Financing, including the shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to be issued to the PIPE Investor, see the sections entitled “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — PIPE Agreement” and “Description of New Eagle Securities.”

•
Sponsor Support Agreement:   Concurrently with the execution and delivery of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its SVII Ordinary Shares and SVII Warrants other than (i) 3,100,000 SVII Founder Shares (inclusive of 120,000 SVII Founder Shares transferred to SVII’s independent directors at the time of the IPO and 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 7,000,000 SVII Private Warrants. Additionally, at the Closing, all of the outstanding Contributions as of the Closing Date will be converted into New Eagle Private Warrants, at the price of $1.00 per New Eagle Private Warrant.

•
Non-Redemption:   Pursuant to the Non-Redemption Agreements entered into by SVII, the Sponsor and the NRA Investors in connection with the Second SVII EGM, the Sponsor is obligated transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.

•
Class B Share Conversion:   Immediately prior to the First Effective Time, SVII shall cause the then sole outstanding SVII Class B Ordinary Share to convert into one SVII Class A Ordinary Share.

•
Sponsor Forfeited Shares:   At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will forfeit an amount of shares of New Eagle Common Stock and New Eagle Private Warrants such that the Sponsor will hold (i) 3,100,000 shares of New Eagle Common Stock (inclusive of shares representing the aggregate 120,000 SVII Founder Shares transferred to SVII’s independent directors and an aggregate of 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) (the “Sponsor Forfeited Shares”) and (ii) 9,050,000 New Eagle Private Warrants (including New Eagle Private Warrants to be received upon conversion of the Contributions and such number assumes $2,050,000 of Contributions outstanding as of September 30, 2025 are outstanding as of Closing).

No consideration has been or will be paid by SVII, New Eagle or Eagle to the Sponsor in connection with such agreements.
Following the Mergers and other related transactions, the estimated outstanding shares are summarized in the following table based on the redemptions scenarios (further described below). The following table excludes the dilutive effect of shares of New Eagle Common Stock that will initially be available for issuance under the New Eagle Incentive Plan.
Basic Share Capitalization	Assuming No Redemptions	% Ownership	Assuming Maximum Redemptions	% Ownership
Eagle Energy (Target)	21,750,000	64.42%	21,750,000	68.94%
SVII Public Shareholders	2,904,944	8.61%	691,666	2.19%
PIPE Investor – Series A Preferred	2,500,000	7.40%	2,500,000	7.92%
Aurora – Option payment for Oregon	1,600,000	4.74%	1,600,000	5.07%
Sponsor	2,288,334	6.78%	2,288,334	7.25%
Independent directors	120,000	0.36%	120,000	0.38%
SVII Rights	2,300,000	6.81%	2,300,000	7.29%
Shares Issued for the Transaction – SVII Service Provider	300,000	0.88%	300,000	0.96%
Pro forma Common Shares – Basic	33,763,278	100.00%	31,550,000	100.00%
Total Market Value ($10/share)	$337,632,780		$315,500,000

Unaudited Pro Forma Condensed Combined Balance Sheet
	November 30, 2025	September 30, 2025	September 30, 2025	September 30, 2025	Pro forma adjustments	Note	Pro forma Eagle (Assuming No Redemptions) (Combined)	Pro forma adjustments	Note	Pro forma Eagle (Assuming Maximum Redemptions) (Combined)
Presented in $	Eagle	Oregon	SV II	New Eagle
	USD	USD	USD	USD
CURRENT ASSETS
Cash	1,301,928	5,101	65,312	—	29,700,000	4	50,124,629	(26,361,668)	B	23,762,961
					(4,975,496)	8
					(25,000)	11
					(2,262,910)	12
					(7,975)	15
					(37,999)	16
					26,361,668	A
Prepaid expenses and deposits	162,897	75,847	22,840	—	—		261,584			261,584
Total current assets	1,464,825	80,948	88,152	—	48,752,288		50,386,213	(26,361,668)		24,024,545
Investment in Oregon Energy LLC					16,000,000	1	—			—
					(16,000,000)	2
Restricted cash	—	140,960	—	—			140,960			140,960
Cash and investment held in Trust Account	—	—	26,363,469	—	(1,801)	17	—			—
					(26,361,668)	A
Deposits	71,506	—	—	—			71,506			71,506
Property and equipment	—	247,217	—	—			247,217			247,217
Intangible asset	65,915	—	—	—			65,915			65,915
Mineral rights	1,201,390	—	—	—	15,534,761	2	16,736,151			16,736,151
Right of use asset, net	84,326	—	—	—			84,326			84,326
Total assets	2,887,962	469,125	26,451,621	—	37,923,580		67,732,288	(26,361,668)		41,370,620
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	530,339	3,886	79,823	11,999	(7,975)	15	606,073			606,073
					(11,999)	16
Due to related parties	280,025	—	—	26,000	(26,000)	16	280,025			280,025
Advance from sponsor	—	—	550,000	—	(550,000)	9	—			—
Extension promissory notes – related party	—	—	1,500,000	—	(1,500,000)	9	—			—
Lease liability, current	33,155	—	—	—			33,155			33,155
Total current liabilities	843,519	3,886	2,129,823	37,999	(2,095,974)		919,253	—		919,253
Non-redemption agreements derivate liability	—	—	3,735,371	—	(3,735,371)	7	—			—
Warrant liability	—	—	—	—	18,400,237	4	18,400,237			18,400,237
Lease liability	55,086	—	—	—			55,086			55,086
Total liabilities	898,605	3,886	5,865,194	37,999	12,568,892		19,374,576	—		19,374,576
Commitments and Contingencies
Class A ordinary shares – Redeemable	—	—	26,363,469	—	(1,801)	17	—			—

	November 30, 2025	September 30, 2025	September 30, 2025	September 30, 2025	Pro forma adjustments	Note	Pro forma Eagle (Assuming No Redemptions) (Combined)	Pro forma adjustments	Note	Pro forma Eagle (Assuming Maximum Redemptions) (Combined)
Presented in $	Eagle	Oregon	SV II	New Eagle
	USD	USD	USD	USD
					(26,361,668)	A
Series A preferred shares – redeemable	—	—	—	—	11,299,763	4	11,299,763			11,299,763
Common stock – redeemable	300,000	—	—	—	(300,000)	3
Shareholders’ equity (deficit)
Class A ordinary shares – Non redeemable	—	—	767	—	(767)	5	—			—
Common stocks	11,020	—	—	—	160	1	3,126	(221)	B	2,905
					275	3
					767	5
					(9,120)	6
					30	8
					(227)	13
					221	A
Member capital	—	13,882,354	—	—	(13,882,354)	2	—			—
Additional paid in capital	7,959,026	—	—	—	15,999,840	1	47,273,051	(26,361,447)	B	20,911,604
					299,725	3
					(5,777,809)	5
					9,120	6
					409,474	8
					2,050,000	9
					227	13
					(37,999)	16
					26,361,447	A
Deficit	(6,280,689)	(13,417,115)	(5,777,809)	(37,999)	13,417,115	2	(10,218,228)			(10,218,228)
					5,777,809	5
					3,735,371	7
					(5,385,000)	8
					(25,000)	11
					(2,262,910)	12
					37,999	16
Total shareholders’ equity (deficiency)	1,689,357	465,239	(5,777,042)	(37,999)	40,718,394		37,057,949	(26,361,668)		10,696,281
Total liabilities, mezzanine equity and shareholders’ equity (deficiency)	2,887,962	469,125	26,451,621	—	37,923,580		67,732,288	(26,361,668)		41,370,620

Unaudited Pro Forma Condensed Combined Statement of Operations
	12 months ended November 30, 2025	12 months ended September 30, 2025	12 months ended September 30, 2025	Period from September 19, 2025 (incorporation date) to September 30, 2025	Pro-Forma Adjustments	Notes	Pro-Forma Balance
Presented in $	Eagle	Oregon	SV II	New Eagle
	USD	USD	USD	USD
For the year ended November 30, 2025
Operating expenses
Bank charges	4,184	—	—	—	—		4,184
Business development	116,742	—	—	—	—		116,742
Amortization expense	1,515	—	—	—	—		1,515
Office and administrative	895,430	34,876	1,243,794	37,999	—		2,212,099
Professional fees	3,075,312	—	—	—	5,385,000	8	10,748,222
					25,000	11
					2,262,910	12
Rent expense	123,554	—	—	—	—		123,554
Investor relations	120,000	—	—	—	—		120,000
Salaries and wages	18,151	—	—	—	—		18,151
Licensing fee expense	29,436	—	—	—	—		29,436
Travel and entertainment	549,177	—	—	—	—		549,177
Mineral rights development expenditure	314,013	209,707	—	—	—		523,720
Total operating expenses	5,247,514	244,583	1,243,794	37,999	7,672,910		14,446,800
Foreign exchange gain (loss)	(13,118)	—	—	—	—		(13,118)
Interest income on operating account	—	—	15,586	—	—		15,586
Income from investments held in the Trust Account	—	—	1,973,113	—	(1,973,113)	10	—
Change in fair value of derivative liability	—	—	(3,735,371)	—	3,735,371	7	—
Other income	—	173,651	—	—	(173,651)	14	—
Net loss	(5,260,632)	(70,932)	(2,990,466)	(37,999)	(6,084,303)		(14,444,332)
Series A Cumulative Convertible Preferred Stock dividends paid-in-kind	—	—	—	—	(3,670,920)	4	(3,670,920)
Net loss attributable to shareholders	(5,260,632)	(70,932)	(2,990,466)	(37,999)	(9,755,223)		(18,115,252)
Basic and diluted loss per share	$(0.05)	$—	$(0.26)	$(379.99)			$(0.58)
Weighted average number of shares outstanding	110,872,375	—	11,377,824	100			31,263,278

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described elsewhere in this proxy statement/ prospectus and are directly attributable to the Transaction and factually supportable.
The Transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVII will be treated as the “accounting acquiree” and Eagle as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Transaction will be treated as the equivalent of Eagle issuing shares for the net assets of SVII, followed by a recapitalization. The net assets of SVII will be stated at historical cost. Operations prior to the Transaction will be those of Eagle. The introduction of New Eagle, Merger Sub 1, and Merger Sub 2 as merger vehicles does not affect the conclusion that the Transaction will be accounted for as a reverse recapitalization with Eagle as the accounting acquirer.
The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Oregon Energy will be treated as a group of assets being acquired by Eagle for financial reporting purposes. Accordingly, for accounting purposes, the Oregon Acquisition will be treated as Eagle issuing shares for the net assets of Oregon Energy, with the consideration being allocated to the acquired assets based on their relative fair values.
We determined that Eagle is the predecessor entity as the former shareholders of Eagle will obtain a controlling financial interest in New Eagle and New Eagle’s operations, assets, and business activities consist primarily of those historically conducted by Eagle. The former owners of Oregon Energy will receive approximately 4.74% of New Eagle’s outstanding shares following the transaction, assuming no redemptions. This acquisition of Oregon Energy will not result in a change in control of New Eagle and does not affect the determination of the predecessor entity.
The unaudited pro forma combined balance sheet as of November 30, 2025 combines the historical audited balance sheet of Eagle as of November 30, 2025, with the historical unaudited balance sheet of SVII as of September 30, 2025, the historical unaudited balance sheet of Oregon Energy as of September 30, 2025, and the historical unaudited balance sheet of New Eagle as of September 30, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on November 30, 2025.
The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2025 combines the historical audited statement of operations of Eagle for the year ended November 30, 2025 with the historical unaudited statement of operations of SVII for the twelve months ended September 30, 2025, the historical unaudited statement of operations of Oregon Energy for the twelve months ended September 30, 2025, and the historical unaudited statement of operations of New Eagle from September 19, 2025 (date of incorporation) to September 30, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on December 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that Eagle is the acquirer for accounting purposes.
The twelve-month period of SVII’s historical statement of operations ended September 30, 2025 is calculated by taking the unaudited statement of operations of SVII for the nine months ended September 30, 2025 and adding the audited statement of operations results of SVII for the year ended December 31, 2024, and subtracting the unaudited statement of operations results of SVII for the nine months ended September 30, 2024.
The twelve-month period of Oregon Energy’s historical statement of operations ended June 30, 2025 is calculated by taking the audited statement of operations of Oregon Energy for the year ended June 30, 2025 and subtracting the unaudited statement of operations results of Oregon Energy for the three months ended September 30, 2024, and adding the unaudited statement of operations results of Oregon Energy for the three months ended September 30, 2025.

New Eagle was incorporated on September 19, 2025 and had no operations other than organizational activities as of September 30, 2025. Accordingly, Newco’s financial statements have not been included in the unaudited pro forma combined statement of operations for the twelve months ended November 30, 2024, as New Eagle was not in existence during the period presented.
The pro forma adjustments reflecting the consummation of the Transaction, the Oregon Acquisition, and other related transactions are based on certain currently available information and certain assumptions and methodologies that SVII believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SVII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction, the Oregon Acquisition, and other related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction and the Oregon Acquisition. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction, the Oregon Acquisition, and other transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SVII, Eagle, Oregon Energy, and New Eagle.
Note 2.   Accounting Policies and Reclassifications
Management performed a comprehensive review of the four entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by SVII, Eagle, Oregon Energy, and New Eagle that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SVII’s, Oregon Energy’s, and New Eagle’s financial statement presentation with that of Eagle.
Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction, the Oregon Acquisition, and other related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. SVII has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. SVII, Eagle, Oregon Energy, and New Eagle have not had any historical relationship prior to the Transaction, other than reimbursement of exploration expenses of Oregon Energy by Eagle pursuant to the Aurora Option Agreement, and New Eagle being incorporated in order to effect the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies, other than the pro forma adjustment to eliminate other income in the unaudited pro forma condensed combined statement of operations for the twelve months ended November 30, 2025 (see Note 14 for further details).
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of New Eagle Common

Stock outstanding, assuming the Transaction, the Oregon Acquisition, and other related transactions occurred on December 1, 2024.
Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of November 30, 2025 are as follows:
1.
Represents the issuance of 9,280,975 shares of Eagle Common Stock, which will convert into 1,600,000 shares of New Eagle Common Stock, as Listing Payment of $16,000,000 in connection with the Oregon Acquisition. The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance since Oregon Energy lacked processes and outputs. It is assessed that the fair value of shares given up, being the listing payment of $16,000,000, is more clearly evident for the determination of purchase consideration, as the net assets acquired contain mining claims held by Oregon Energy of which a fair market value is not readily available. The adjustment results in an increase in $16,000,000 in Investment in Oregon Energy, a $160 increase in Common Stocks, and a $15,999,840 increase in Additional Paid-in Capital.

2.
Represents the elimination of historical equity of Oregon Energy in connection with the Oregon Acquisition. The adjustment results in a decrease of $16,000,000 in Investment in Oregon Energy, an increase in $15,534,761 in Mineral Property, a $13,882,354 decrease in Member Capital, and a $13,417,115 decrease in Deficit.

3.
Represents the reclassification from redeemable common stock to permanent equity of 15,951,675 shares of Eagle Common Stock issued on August 8, 2025 to Eagle Investor for $300,000, pursuant to a Common Stock Purchase Agreement dated July 30, 2025, as amended and restated on September 29, 2025. The contractual right for Eagle Investor to redeem the Eagle Common Stock ceases to exist upon the completion of the Transaction and issuance of New Eagle Common Stock in place of the Eagle Common Stock. The adjustment results in $300,000 decrease in Common Stock — Redeemable, $275 increase in Common Stock, and $299,275 increase in Additional Paid-in Capital.

4.
Represents Eagle’s pending issuance of 29,700 Series A Cumulative Convertible Preferred Stock (which are convertible into 2,500,000 shares of New Eagle Common Stock), and 2,500,000 New Eagle PIPE Warrants, in relation to a $29,700,000 PIPE Financing from PIPE Investor, in relation to a PIPE Agreement entered into on July 30, 2025, as amended and restated on September 29, 2025, and expected to close concurrently with the Transaction. New Eagle PIPE Warrants issued are classified as liabilities due to certain terms of the Warrant failing the criteria for equity classification under ASC 480-10. The adjustment results in an increase in Cash of $29,700,000. The net proceeds are allocated on a residual value basis, resulting in $18,400,237 being first allocated to Warrant Liability, and $11,299,763 being allocated to Commitment, in relation to the Series A Cumulative Convertible Preferred Stock, which is puttable at the option of the holder and thus classified as mezzanine equity. Each Series A Cumulative Convertible Preferred Stock is convertible into New Eagle Common Stock at a conversion ratio of 1-to-84.18. The allocation between Warrant Liability and Mezzanine Equity is based on a preliminary fair valuation of the Warrant Liability, and this accounting is subject to finalization. 12% Paid-in-kind dividends are accrued at $3,670,920 for the year ended November 30, 2025, to calculate the net loss attributable to shareholders.

5.
Represents the elimination of SVII’s historical equity and accumulated deficit upon the acquisition by Eagle as a reverse recapitalization of Eagle. The adjustment results in a $767 decrease in Class A Ordinary Shares — Non Redeemable, a $767 increase in Common Stocks, a $5,777,809 decrease in Deficit, and a $5,777,809 decrease in Additional Paid-in Capital.

6.
Represents the consolidation of existing Eagle Common Stock as of November 30, 2025 at a consolidation ratio of 0.17240 to reflect the number of shares of New Eagle Common Stock issuable to Eagle shareholders. The adjustment results in a $9,120 decrease in Common Stocks and a $9,120 increase in Additional Paid-in Capital.

7.
Represents the elimination of Non-redemption Agreement Derivative Liability of $3,735,371, wherein shares issuable pursuant to non-redemption agreements are settled by transfers by Sponsor, thus representing a capital contribution by sponsor, and thus an increase in Additional Paid-in Capital of $3,735,371.

8.
The total transaction costs are expected to be $7,515,620, of which $40,124 has already been expensed in Eagle and SVII’s historical financial statements, with $7,475,496 of transaction costs remaining to be incurred for the transaction. Of the $7,475,496, $2,500,000 will be settled by issuing 300,000 shares, and the remaining $4,975,496 will be settled in cash.

Eagle’s total transaction costs are expected to be $2,130,620. Eagle has incurred, and expensed in its financial statements, transaction costs to date totalling $40,124. The remaining costs to be incurred by Eagle, amounting to $2,090,496, have been charged to Additional Paid-in Capital as share issuance costs, as the transaction will be accounted for as a reverse capitalization. For the $2,090,496 costs remaining to be incurred by Eagle, $2,090,496 will be settled in cash.
SVII’s total transaction costs are expected to be $5,385,000. SVII has incurred, and expensed in its financial statements, transaction costs to date totalling $0. The remaining costs to be incurred by SVII, amounting to $5,385,000, have been charged to Deficit as Professional Fees. For the $5,385,000 costs remaining to be incurred by SVII, $2,500,000 will be settled by issuing 300,000 shares, and the remaining $2,885,000 will be settled in cash.
The impact of the $2,090,496 charged to Additional Paid-in Capital from Eagle’s costs representing the reverse capitalization and the $2,500,000 of shares issued in connection with the settlement of transaction costs for SVII, net to an adjustment of $30 addition to Common Stocks and $409,474 addition to Additional Paid-in Capital.
9.
Represents the settlement of $1,500,000 in Sponsor Promissory Note, and $550,000 in Advance from Sponsor by the issuance of Warrants at $1.00 each, with the Extension Promissory Notes — Related Party amount decreasing by $1,500,000, the Advance from Sponsor decreasing by $550,000, and Additional Paid-in Capital increasing by $2,050,000.

11.
Represents a cash bonus to the CEO, payable upon the completion of the Transaction. The adjustment is recognized as an increase of $25,000 in Professional Fees, and Cash decreasing by $25,000.

12.
Represents the recognition of $2,262,910 of previously deferred legal fees of SVII which become payable upon the completion of the Transaction. The adjustment results in an increase in Professional Fees by $2,262,910, with Cash decreasing by the $2,262,910.

13.
Represents the forfeiture of 4,566,667 SVII Founder Shares by the Sponsor in relation to the Transaction, and conversion of Public Rights into 2,300,000 shares upon consummation of the Transaction. The adjustment is a reclassification within share capital, decreasing Common Stocks by $227 and increasing Additional Paid-in Capital by $227.

15.
Represents the payment of $7,975 by Eagle for mining operations expenditures incurred by Oregon Energy, in accordance with the Oregon Acquisition agreement, for which Eagle is committed to provide funding for Oregon Energy’s operations for up to $500,000, in relation to an extension option exercised by Eagle. The adjustment decreases both Cash and accounts payable and accrued liabilities by $7,975.

16.
Represents the settlement of the incorporation costs of $37,999 of New Eagle, which was formed to effect the Transaction, for which costs are currently payable to vendors and the Sponsor. An adjustment to decrease cash of $37,999, due to related parties by $26,000, and accounts payable and accrued liabilities by $11,999.

17.
Represents the redemption of 151 Class A ordinary shares by Public Shareholders of SVII on October 15, 2025 at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801. The resulting adjustment is a decrease SVII’s Class A

Ordinary Shares — Redeemable by $1,801, with a corresponding decrease of Cash and Investment Held in Trust Account by $1,801.
A.
Assume no SVII public shareholders exercise the redemption rights with respect to SVII’s Class A Ordinary Shares — Redeemable (2,213,278 shares). The resulting adjustment will increase Cash by $26,361,668, decrease Cash and Investment Held in Trust Account by $26,361,668, decrease Commitments by $26,361,668, increase common stock by $221, and increase Additional Paid-in Capital by $26,363,248.

B.
Assume SVII public shareholders exercise the redemption rights to redeem 2,213,278 shares. The resulting adjustment will decrease Cash and Investment Held in Trust Account by $26,361,668 and Commitments by $26,361,668.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended November 30, 2025, are as follows:
4.
Represents Eagle’s pending issuance of 29,700 Series A Cumulative Convertible Preferred Stock (which are convertible into 2,500,000 shares of New Eagle Common Stock), and 2,500,000 New Eagle PIPE Warrants, in relation to a $29,700,000 PIPE Financing from PIPE Investor, in relation to a PIPE Agreement entered into on July 30, 2025, as amended and restated on September 29, 2025, and expected to close concurrently with the Transaction. New Eagle PIPE Warrants issued are classified as liabilities due to certain terms of the Warrant failing the criteria for equity classification under ASC 480-10. The adjustment results in an increase in Cash of $29,700,000. The net proceeds are allocated on a residual value basis, resulting in $18,400,237 being first allocated to Warrant Liability, and $11,299,763 being allocated to Commitment, in relation to the Series A Cumulative Convertible Preferred Stock, which is puttable at the option of the holder and thus classified as mezzanine equity. Each Series A Cumulative Convertible Preferred Stock is convertible into New Eagle Common Stock at a conversion ratio of 1-to-84.18. The allocation between Warrant Liability and Mezzanine Equity is based on a preliminary fair valuation of the Warrant Liability, and this accounting is subject to finalization. 12% Paid-in-kind dividends are accrued at $3,670,920 for the year ended November 30, 2025, to calculate the net loss attributable to shareholders.

7.
Change in Fair Value of Derivative Liability of $3,735,371 is eliminated from the pro forma statement of operations as of November 30, 2025, as if the Transaction consummated at the beginning of the earliest period presented in the statements of operations.

8.
The total transaction costs are expected to be $7,515,620, of which $40,124 has already been expensed in Eagle and SVII’s historical financial statements, with $7,475,496 of transaction costs remaining to be incurred for the transaction. Of the $7,475,496, $2,500,000 will be settled by issuing 300,000 shares, and the remaining $4,975,496 will be settled in cash.

Eagle’s total transaction costs are expected to be $2,130,620. Eagle has incurred, and expensed in its financial statements, transaction costs to date totalling $40,124. The remaining costs to be incurred by Eagle, amounting to $2,090,496, have been charged to Additional Paid-in Capital as share issuance costs, as the transaction will be accounted for as a reverse capitalization. For the $2,090,496 costs remaining to be incurred by Eagle, and $2,090,496 will be settled in cash.
SVII’s total transaction costs are expected to be $5,385,000. SVII has incurred, and expensed in its financial statements, transaction costs to date totalling $0. The remaining costs to be incurred by SVII, amounting to $5,385,000, have been charged to Deficit as Professional Fees. For the $5,385,000 costs remaining to be incurred by SVII, $2,500,000 will be settled by issuing 300,000 shares, and the remaining $2,885,000 will be settled in cash.
The impact of the $2,130,620 charged to Additional Paid-in Capital from Eagle’s costs representing the reverse capitalization and the $2,500,000 of shares issued in connection with the settlement of transaction costs for SVII, net to an adjustment of $30 addition to Common Stocks and $369,350 addition to Additional Paid-in Capital.
10.
Adjustments to the pro forma condensed combined statement of operations eliminate Income from Investments held in the Trust Account of $1,973,113 for the year ended November 30, 2025.

11.
Represents a cash bonus to the CEO, payable upon the completion of the Transaction. The adjustment is recognized as an increase of $25,000 in Professional Fees, and Cash decreasing by $25,000.

12.
Represents the recognition of $2,262,910 of previously deferred legal fees of SVII which become payable upon the completion of the Transaction. The adjustment results in an increase in Professional Fees by $2,262,910, with Cash decreasing by $2,262,910.

14.
Represents the elimination of other income of $173,651 from the statement of operations for the year ended November 30, 2025 which relates to reimbursement of exploration expenses of Oregon Energy by Eagle.

Note 4.   Net Loss per Share
Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, the Oregon Acquisition, and other related transactions. As the Transaction, the Oregon Acquisition, and other related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transaction, the Oregon Acquisition, and other related transactions have been outstanding for the entirety of all periods presented.
The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of Public Shares of common stock by Public Shareholders at the time of the Merger for the year ended November 30, 2025:
	For the twelve months ended November 30, 2025
Basic Share Capitalization	Assuming No Redemptions	% Ownership	Assuming Maximum Redemptions	% Ownership
Eagle Energy (Target)	21,750,000	64.42%	21,750,000	68.94%
SVII Public Shareholders	2,213,278	6.56%	—	0.00%
NRA Investors – shares transferred from Sponsor to settle non-redemption agreements	691,666	2.05%	691,666	2.19%
Independent directors	120,000	0.36%	120,000	0.38%
SVII Public Rights	2,300,000	6.81%	2,300,000	7.29%
PIPE Investors – Series A Preferred	2,500,000	7.40%	2,500,000	7.92%
Aurora – Option payment for Oregon	1,600,000	4.74%	1,600,000	5.07%
Sponsor Promote Shares	7,666,667	22.71%	7,666,667	24.30%
Sponsor Forfeited Shares	(5,378,333)	(15.93)%	(5,378,333)	(17.05)%
Shares Issued for the Transaction – SVII Service Provider	300,000	0.89%	300,000	0.95%
Pro forma WASO – Basic	33,763,278	100.00%	31,550,000	100.00%
Less: participating preferred stock, for net loss scenario	(2,500,000)		(2,500,000)
Denominator, WASO – Basic	31,263,278		29,050,000
For the twelve months ended Nov 30, 2025
Pro forma net loss attributable to common shareholders	$(18,115,252)		$(18,115,252)
Pro Forma Loss Per Share – Basic and Diluted	$(0.58)		$(0.62)

Upon consummation of the Transaction, the post-Closing share ownership will be:
	No additional redemptions		25% redemptions		50% redemptions		75% redemptions		Maximum redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVII Public Shareholders	2,213,278	6.56%	1,659,958	5.00%	1,106,639	3.39%	553,319	1.72%	—	0.00%
NRA Investors(6)	691,666	2.05%	691,666	2.08%	691,666	2.12%	691,666	2.15%	691,666	2.19%
Sponsor(7)	2,288,334	6.78%	2,288,334	6.89%	2,288,334	7.01%	2,288,334	7.13%	2,288,334	7.25%
Independent directors(7)	120,000	0.36%	120,000	0.36%	120,000	0.37%	120,000	0.37%	120,000	0.38%
Public Rights	2,300,000	6.81%	2,300,000	6.93%	2,300,000	7.04%	2,300,000	7.16%	2,300,000	7.29%
Eagle Energy shareholders(8)	21,750,000	64.42%	21,750,000	65.49%	21,750,000	66.60%	21,750,000	67.75%	21,750,000	68.94%
PIPE Investor, Series A preferred shares and commitment shares(9)	2,500,000	7.40%	2,500,000	7.53%	2,500,000	7.66%	2,500,000	7.79%	2,500,000	7.92%
Aurora Energy, acquisition of Oregon Energy(10)	1,600,000	4.74%	1,600,000	4.82%	1,600,000	4.90%	1,600,000	4.99%	1,600,000	5.07%
Shares issued to SVII Service Provider	300,000	0.88%	300,000	0.90%	300,000	0.91%	300,000	0.94%	300,000	0.96%
	33,763,278	100.00%	33,209,959	100.00%	32,656,639	100.00%	32,103,320	100.00%	31,550,000	100.00%
Potential sources of dilution:
Public Warrants	11,500,000	34.06%	11,500,000	34.63%	11,500,000	35.21%	11,500,000	35.82%	11,500,000	36.45%
Sponsor Warrants(11)	7,000,000	20.73%	7,000,000	21.08%	7,000,000	21.44%	7,000,000	21.80%	7,000,000	22.19%
Sponsor Warrants converted from promissory note	2,050,000	6.07%	2,050,000	6.17%	2,050,000	6.28%	2,050,000	6.39%	2,050,000	6.50%
PIPE Investor warrants	2,500,000	7.40%	2,500,000	7.53%	2,500,000	7.66%	2,500,000	7.79%	2,500,000	7.92%
Eagle Energy, earn-out shares(12)	1,500,000	4.45%	1,500,000	4.52%	1,500,000	4.59%	1,500,000	4.67%	1,500,000	4.75%

Notes:
(1)
Assumes that no SVII Public Shareholders exercise redemption rights with respect to their SVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that 25% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 553,319 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $6.6 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(3)
Assumes that 50% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,106,639 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $13.2 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(4)
Assumes that 75% of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 1,659,958 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $19.8 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(5)
Assumes that all of SVII Public Shareholders who are not subject to a non-redemption agreement, holding 2,213,278 SVII Class A Ordinary Shares, will exercise their redemption rights for an aggregate payment of approximately $26.4 million (based on the estimated per-share redemption price of approximately $11.91 per share) from the Trust Account based on funds in the Trust Account as of September 30, 2025.

(6)
The NRA Investors, which agreed not to redeem an aggregate of 2,075,000 SVII Class A Ordinary Shares in connection with the Second SVII EGM, are entitled to receive an aggregate of 691,666 shares of New Eagle Common Stock from the Sponsor pursuant to the Non-Redemption Agreements. However, the NRA Investors may still redeem their SVII Class A Ordinary Shares in full in connection with the Transaction.

(7)
Assumes the Sponsor’s forfeiture of 4,566,667 shares of New Eagle Common Stock upon consummation of the Transaction and Sponsor’s transfer of 691,666 shares of New Eagle Common Stock to the NRA Investors. Independent directors of SVII retain 120,000 shares.

(8)
Upon consummation of the Transaction, a total of 21,750,000 shares of New Eagle Common Stock would be issued to stockholders of Eagle Energy (excluding the 1,600,000 shares of New Eagle Common Stock to be transferred to Aurora Energy).

(9)
Includes 29,700 shares of New Eagle Preferred Stock to be issued to the PIPE Investor, which are convertible at any time from and after issuance at the option of the holder, into 2,500,000 shares of New Eagle Common Stock at a ratio of 1-to-84.18.

(10)
Represents shares to be issued to Aurora Energy for the acquisition of Oregon Energy (including the Aurora Uranium Project) from Aurora Energy at a price of $16,000,000, which is settled by the issuance of 1,600,000 shares of New Eagle Common Stock at a price of $10.00 per share.

(11)
Assumes forfeiture of 6,350,000 SVII Private Warrants by the Sponsor in accordance with the Merger Agreement.

(12)
Within 5 years after the consummation of the Transaction, certain individuals connected to Eagle Energy are eligible to receive 1,500,000 shares as earnout shares upon the achievement of the share price target of $16.00, or upon a change of control event. Preliminary assessment under ASC 815-40-15 concludes that the earnout shares are equity classified, as it only has contingent exercise provisions based on: (i) share price, and (ii) occurrence of change of control, neither of which fail ASC 815-40-15-7A, and the settlement provisions do not fail fixed for fixed, as there is no variability of settlement amount (1,500,000 shares are issuable if the contingent exercise provision is met, otherwise, no shares are issuable). As such, it is accounted for within equity of the pro-forma financial statements (Dr. APIC, Cr. APIC), with no net impact demonstrated.

Note 5.    Oregon Energy Statement of Profit or Loss Reconciliation
For purposes of preparing Oregon Energy, presented in the pro forma condensed combined statement of operations for the twelve-months ended September 30, 2025, the historical audited statement of operations for the year ended June 30, 2025 of Oregon Energy was adjusted by deducting Oregon Energy’s unaudited results for the three months ended September 30, 2024, and adding the unaudited results of Oregon Energy for the three months ended September 30, 2025.
For alignment of the financial statement presentation with that of Eagle, the financial statement line item “General and administration costs” in the historical statements of operations are re-labelled as “Office and administrative” in the pro forma condensed combined statement of operations.
The historical audited statement of operations of Oregon Energy for the years ended June 30, 2025 are included with this filing on page F-82. The unaudited results of Oregon Energy for the three months ended September 30, 2025 and 2024 are included with this filing on page F-98.
The following presents a reconciliation of Oregon Energy’s statement of profit or loss for the twelve months ended September 30, 2025:
Presented in $	Y/E June 30, 2025	3-months September 30, 2024	3-months September 30, 2025	12-months September 30, 2025
	USD (A)	USD (B)	USD (C)	USD (A – B + C)
Reconciliation of 12-months ended September 30, 2025
General and administration costs	35,408	8,669	8,137	34,876
Exploration and evaluation expenses	201,932	41,793	49,568	209,707
Total operating expenses	237,340	50,462	57,705	244,583
Other income	83,557	—	90,094	173,651
Net loss	(153,783)	(50,462)	32,389	(70,932)

Note 6.   SVII Statement of Profit or Loss Reconciliation
For purposes of preparing SVII, presented in the pro forma condensed combined statement of operations for the twelve-months ended September 30, 2025, the historical unaudited statement of operations for the nine months ended September 30, 2025 of SVII was adjusted by adding the audited statement of operations results of SVII for the year ended December 31, 2024, and subtracting the unaudited statement of operations results of SVII for the nine months ended September 30, 2024.
The historical audited statement of operations of SVII for the year ended December 31, 2024 are included with this filing on page F-5. The unaudited results of SVII for the nine months ended September 30, 2025 and 2024 are included with this filing on page F-28.
The following presents a reconciliation of SVII’s statement of profit or loss for the twelve months ended September 30, 2025:
Presented in $	9-months September 30, 2025	12-months December 31, 2024	9-months September 30, 2024	12-months September 30, 2025
	USD (A)	USD (B)	USD (C)	USD (A + B – C)
Reconciliation of 12-months ended September 30, 2025
General and administration expenses	1,017,784	842,565	616,555	1,243,794
Loss from operations	1,017,784	842,565	616,555	1,243,794
Other Income (Expense):
Interest income on operating account	8,168	43,004	35,586	15,586
Income from investments held in Trust Account	809,385	7,611,956	6,448,228	1,973,113
Change in fair value of derivative liability	(3,735,371)	—	—	(3,735,371)
Total other (expense) income, net	(2,917,818)	7,654,960	6,483,814	(1,746,672)
Net (loss) income	(3,935,602)	6,812,395	5,867,259	(2,990,466)

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations applicable to (i) U.S. Holders (as defined below) of SVII Class A Ordinary Shares or SVII Public Warrants (collectively, “SVII securities”), and Eagle Common Stock, as a consequence of (A) electing to have your shares redeemed for cash, (B) the First Merger, and (C) the Second Merger; and (ii) non-U.S. Holders as a consequence of the ownership and disposition of New Eagle Common Stock and New Eagle Warrants (collectively, “New Eagle securities”) after the Business Combination. This discussion addresses only those holders that hold SVII securities, Eagle Common Stock, or New Eagle securities, as applicable, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).
This discussion does not address the U.S. federal income tax consequences to the Sponsor, its affiliates, or any holders of SVII Class B Ordinary Shares and/or SVII Private Warrants. In addition, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:
•
banks, financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market tax accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
pension funds;

•
mutual funds;

•
regulated investment companies;

•
real estate investment trusts;

•
persons that acquired SVII securities or Eagle Common Stock, or who will hold New Eagle securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
tax-exempt organizations (including private foundations);

•
persons that hold SVII securities or Eagle Common Stock, or who will hold New Eagle securities as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

•
persons that have a functional currency other than the U.S. dollar;

•
U.S. expatriates or former long-term residents of the U.S.;

•
persons owning or considered as owning (directly, indirectly, or through attribution) five percent (5%) (measured by vote or value) or more of the SVII Class A Ordinary Shares, or, following the Business Combination, New Eagle Common Stock (except as specifically provided below);

•
persons who acquire New Eagle securities as part of or in connection with any Financing Agreement;

•
accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•
partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•
controlled foreign corporations or passive foreign investment companies, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds SVII securities, Eagle Common Stock, or New Eagle securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding SVII securities, Eagle Common Stock, or New Eagle securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the First Merger, the Second Merger, and/or the ownership and disposition of New Eagle securities by the partnership or other pass-through entity.
This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Neither Eagle nor SVII has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
This section applies to you if you are a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SVII securities, Eagle Common Stock, or New Eagle securities, as the case may be, that is, for U.S. federal income tax purposes:
•
an individual who is a U.S. citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Exercising Redemption Rights
If you are a U.S. Holder and elect to redeem some or all of your SVII Class A Ordinary Shares pursuant to the redemption provisions described in this proxy statement/prospectus (a “Redemption”), subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the SVII Class A Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxation of Sale or Exchange,” or rather as a distribution that is taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of SVII shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder as a result of owning SVII Public Warrants and taking into account any ownership in New Eagle Common Stock and/or New Eagle Warrants immediately after the Business Combination) relative to the total number of SVII shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of SVII Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SVII or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also SVII shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SVII Class A Ordinary Shares which could be acquired pursuant to the exercise of any SVII Public Warrants held by it (and, after the completion of the Business Combination, New Eagle Common Stock which could be acquired by exercise of New Eagle Warrants). In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of SVII (including the New Eagle Common Stock received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Because, prior to the First Merger, the SVII Class A Ordinary Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the SVII shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SVII Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SVII. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SVII will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”
U.S. Holders of the SVII Class A Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.
Taxation of Sale or Exchange
Subject to the PFIC rules discussed below, if a Redemption qualifies as a sale of a SVII Class A Ordinary Share (rather than a distribution with respect to such SVII Class A Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such SVII Class A Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such SVII Class A Ordinary Share exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the SVII Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain realized by a non-corporate U.S. Holder generally may be taxable at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Distributions
Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from SVII’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of SVII’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SVII Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SVII Class A Ordinary Shares and will be treated as described above under “— Taxation of Sale or Exchange.”
Amounts treated as dividends that SVII pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the SVII Class A Ordinary Shares are readily tradable on an established securities market in the United States, SVII is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because SVII believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year (as discussed below under “PFIC Rules”), dividends that SVII pays to a non-corporate U.S. Holder will not constitute “qualified dividends” that would be taxable at a reduced rate.
Tax Consequences of the First Merger
In General
In the opinion of Greenberg Traurig, LLP, counsel to SVII, the First Merger, taken together with the Second Merger and the PIPE Financing, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”). The parties to the Business Combination Agreement have agreed to report First Merger consistently with the Intended Tax Treatment for U.S. federal income tax purposes. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the First Merger that are beyond the control of SVII or New Eagle, the qualification of the First Merger for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the shares of New Eagle Common Stock are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for the Intended Tax Treatment may not be satisfied.
An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither SVII nor New Eagle has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the First Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the First Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.
As discussed below under the heading “PFIC Rules — Application of the PFIC Rules to the First Merger,” even if the First Merger qualifies for the Intended Tax Treatment, U.S. Holders could be required to recognize gain (but not permitted to recognize loss) on an exchange of shares pursuant to the First Merger by reason of the PFIC rules.
U.S. Holders of SVII Class A Ordinary Shares
If the First Merger, taken together with the First Merger and the PIPE Financing, qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges SVII Class A Ordinary Shares in the First Merger for New Eagle Common Stock generally should not recognize any gain or loss on such exchange, subject to the PFIC rules discussed below and subject to the discussion below regarding the treatment of U.S. Holders that exchange both SVII Class A Ordinary Shares and SVII Public Warrants. In such case, assuming gain recognition is not required under the PFIC rules as described below, the aggregate adjusted tax basis of the New Eagle Common Stock received in the First Merger by a U.S. Holder should be equal to the adjusted tax basis of the SVII Class A Ordinary Shares surrendered in the First Merger in exchange therefor and the holding period of the New Eagle Common Stock should include the holding period during which the SVII Class A Ordinary Shares surrendered in the First Merger in exchange therefor.
If the First Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges SVII Class A Ordinary Shares in the First Merger for New Eagle Common Stock generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Eagle Common Stock received by such U.S. Holder and (ii) such U.S.

Holder’s adjusted tax basis in the SVII Class A Ordinary Shares exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such SVII Class A Ordinary Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the SVII Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any New Eagle Common Stock received in the First Merger that is equal to the fair market value of such New Eagle Common Stock as of the effective date of the First Merger, and the holding period of such New Eagle Common Stock would begin on the day following the First Merger.
U.S. Holders of SVII Public Warrants
The SVII Public Warrants are currently each exercisable for one SVII Class A Ordinary Share and will become, pursuant to the First Merger, New Eagle Warrants each exercisable for one New Eagle Ordinary Share following the Business Combination.
A U.S. Holder of SVII Public Warrants that does not also exchange SVII Class A Ordinary Shares for New Eagle Common Stock in the First Merger generally would recognize gain or loss in an amount equal to the difference between the fair market value of the New Eagle Warrants deemed received and such holder’s tax basis in the SVII Public Warrants deemed exchanged therefor.
If a U.S. Holder of SVII Public Warrants also exchanges SVII Class A Ordinary Shares for New Eagle Common Stock in the First Merger, and if the First Merger, taken together with certain related transactions, qualifies for the Intended Tax Treatment, such holder generally would recognize gain, but not loss, equal to the lesser of (i) such holder’s “realized gain” from the exchange (generally the excess of the fair market value of the New Eagle securities received over such stockholder’s aggregate tax basis in the SVII securities exchanged therefor), and (ii) the fair market value of the New Eagle Warrants deemed received.
Subject to the PFIC rules discussed below, any gain recognized by a U.S. Holder whose SVII Public Warrants become New Eagle Warrants pursuant to the First Merger would generally be long-term capital gain if the holder’s holding period for the SVII Public Warrants was more than one year at the time of the First Merger, and the holder’s holding period in the New Eagle Warrants would begin on the day following the exchange. The U.S. Holder’s tax basis in the New Eagle Warrants received in the exchange would be equal to their fair market value at the time of the First Merger.
Tax Consequences of the Second Merger
In General
In the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Eagle, the Second Merger, taken together with the First Merger and the PIPE Financing, should constitute an integrated transaction that qualifies under Section 351(a) of the Code (the “Intended Tax Treatment”). The parties to the Business Combination Agreement have agreed to report the Second Merger consistently with the Intended Tax Treatment for U.S. federal income tax purposes. However, because the provisions of Section 351(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Second Merger that are beyond the control of Eagle or New Eagle, the qualification of the Second Merger for the Intended Tax Treatment is not free from doubt. For example, if more than 20% of the shares of New Eagle Common Stock are subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for the Intended Tax Treatment may not be satisfied.
An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. Neither Eagle nor New Eagle has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Second Merger. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Second Merger for the Intended Tax Treatment or that a court will not sustain such a challenge by the IRS.

U.S. Holders of Eagle Common Stock
If the Second Merger, taken together with the First Merger and the PIPE Financing, qualifies for the Intended Tax Treatment, a U.S. Holder that exchanges Eagle Common Stock in the Second Merger for New Eagle Common Stock generally should not recognize any gain or loss on such exchange, subject to the PFIC rules discussed below. In such case, assuming gain recognition is not required under the PFIC rules as described below, the aggregate adjusted tax basis of the New Eagle Common Stock received in the Second Merger by a U.S. Holder should be equal to the adjusted tax basis of the Eagle Common Stock surrendered in the Second Merger in exchange therefor and the holding period of the New Eagle Common Stock should include the holding period during which the Eagle Common Stock surrendered in the Second Merger in exchange therefor.
If the Second Merger, taken together with certain related transactions, does not qualify for the Intended Tax Treatment, a U.S. Holder that exchanges Eagle Common Stock in the Second Merger for New Eagle Common Stock generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Eagle Common Stock received by such U.S. Holder and (ii) such U.S. Holder’s adjusted tax basis in the Eagle Common Stock exchanged therefor. Subject to the PFIC rules discussed below, such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such Eagle Common Stock exceeds one year. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder would have an aggregate tax basis in any New Eagle Common Stock received in the Second Merger that is equal to the fair market value of such New Eagle Common Stock as of the effective date of the Second Merger, and the holding period of such New Eagle Common Stock would begin on the day following the Second Merger.
PFIC Rules
In General
The treatment of U.S. Holders of Eagle Common Stock or SVII securities could be materially different from that described above if Eagle or SVII is treated as a PFIC for U.S. federal income tax purposes.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Cash and cash equivalents generally are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to SVII Public Warrants if SVII were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to SVII Public Warrants prior to the finalization of the proposed Treasury Regulations.
If non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).
The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (each, a “PFIC Election”)
PFIC Status of Eagle
Because Eagle is a U.S. corporation, it believes it has never been, and will not be, a PFIC for future taxable years.
PFIC Status of SVII
Because SVII is a blank check company with no current active business (as determined for purposes of the PFIC rules), SVII believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.
Application of the PFIC Rules to a Redemption
If a U.S. Holder does not make or is not eligible to make a PFIC Election, the U.S. Holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition SVII securities, and (ii) any “excess distribution” on SVII securities (generally, any distributions in excess of 125% of the average of the annual distributions on SVII securities during the preceding three taxable years or the U.S. Holder’s Holding period, for the SVII securities that preceded the taxable year of the distribution whichever is shorter). Generally, under this excess distribution regime
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the SVII securities;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of SVII’s first taxable year in which SVII is a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

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an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Assuming that SVII is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of SVII Class A Ordinary Shares and that such U.S. Holder has not made a PFIC Election, such U.S. Holder generally will be subject to PFIC rules described above in connection with a Redemption. The application of such rules will depend upon whether the Redemption qualifies for sale or distribution treatment under the rules discussed above under “Tax Consequences of Exercising Redemption Rights.”
U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to the exercise of their redemption rights, including with regard to any PFIC Elections that may be available.
Application of PFIC Rules to the First Merger
Even if the exchange of SVII Class A Ordinary Shares in the First Merger for New Eagle Common Stock qualifies for the Intended Tax Treatment, a U.S. Holder that transfers SVII securities pursuant to the First Merger could nevertheless recognize gain if SVII is a PFIC for any taxable year (or portion thereof) that is included in that U.S. Holder’s holding period. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self- executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of SVII Class A Ordinary Shares may recognize gain in connection with the First

Merger if: (i) such U.S. Holder has not made a PFIC Election and (ii) New Eagle is not a PFIC in the taxable year that includes the day after the First Merger. Any such gain generally would be subject to the PFIC rules described above under “— Application of the PFIC Rules to a Redemption.”
It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of SVII Class A Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the First Merger. Moreover, if the exchange of SVII Class A Ordinary Shares in the First Merger for New Eagle Common Stock does not qualify for the Intended Tax Treatment, or if a U.S. Holder recognizes gain on the deemed exchange of SVII Public Warrants for New Eagle Warrants pursuant to the First Merger, any gain recognized on such exchange generally would be subject to the PFIC rules described above under “— Application of the PFIC Rules to a Redemption.”
THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE SVII MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
PFIC Reporting Requirements
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.
Non-U.S. Holders
This section applies to you if you are a non-U.S. Holder. For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of New Eagle securities, as the case may be, that is, for U.S. federal income tax purposes:
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a nonresident alien individual, other than certain former citizens and residents of the United States;

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a foreign corporation; or

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a foreign estate or trust estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition of New Eagle securities. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of New Eagle securities.
Ownership of New Eagle Securities
Distributions on New Eagle Common Stock
The gross amount of any distribution on New Eagle Common Stock to a non-U.S. holder will, to the extent paid out of New Eagle’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the

United States), or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds New Eagle’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its New Eagle Common Stock, and thereafter as gain realized from the sale of New Eagle Common Stock, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of New Eagle Common Stock as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of New Eagle Securities.” In addition, if New Eagle determines that it is likely to be classified as a “United States real property holding corporation” (as discussed below), the applicable withholding agent may withhold 15% of any distribution that exceeds New Eagle’s current and accumulated earnings and profits.
Dividends paid by New Eagle to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Sale, Exchange, Redemption or Other Taxable Disposition of New Eagle Securities
Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA”, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of New Eagle securities, unless either:
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the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder); or

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New Eagle is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the applicable New Eagle security, except, in the case where shares of the New Eagle Common Stock are “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations, referred to herein as “regularly traded”), (i) the non-U.S. holder is disposing of New Eagle Common Stock and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of New Eagle Common Stock outstanding within the shorter of the five-year period preceding such disposition of New Eagle Common Stock or such non-U.S. holder’s holding period for such New Eagle Common Stock or (ii) the non-U.S. holder is disposing of New Eagle Public Warrants and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of New Eagle Public Warrants (provided New Eagle Public Warrants are considered to be regularly traded) within the shorter of the five-year period preceding such disposition of such New Eagle Public Warrants or such non-U.S. holder’s holding period for such New Eagle Public Warrants.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).
With respect to the second bullet point above, New Eagle expects to be a USRPHC immediately after the Business Combination. However, because the determination of whether New Eagle is a USRPHC depends on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance as to New Eagle’s

USPRHC status in the future. If the second bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition if such shares of New Eagle Common Stock are not “regularly traded on an established securities market.”
Possible Constructive Distributions
The terms of each New Eagle Warrant may provide for an adjustment to the number of shares of New Eagle Common Stock for which the New Eagle Warrant may be exercised or to the exercise price of the New Eagle Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A non-U.S. Holder of a New Eagle Warrant would, however, be treated as receiving a constructive distribution from New Eagle if, for example, the adjustment increases the holder’s proportionate interest in New Eagle’s assets or earnings and profits (e.g., through an increase in the number of shares of New Eagle Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the New Eagle Common Stock that is taxable to the non-U.S. Holders of such shares as described under “— Distributions on New Eagle Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from New Eagle equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of SVII Class A Ordinary Shares, dividends received or deemed received with respect to SVII securities, Eagle Common Stock, or New Eagle securities, and the proceeds received on the disposition of SVII securities, Eagle Common Stock, or New Eagle securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and non-U.S. Holders may be subject to backup withholding on amounts received in respect of their SVII securities or New Eagle securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
FATCA
Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. Holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the possible implications of FATCA to the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the New Eagle securities.
The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

INFORMATION ABOUT EAGLE
Overview
Eagle Energy Metals Corp. is a next-generation nuclear energy company that will combine domestic uranium exploration and development with proprietary small modular reactor (SMR) technology. Eagle is an early-stage company and has limited operating history, no current revenues and has been operating at a net loss since incorporation. Eagle does not currently own, but holds an option to acquire, the largest mineable, measured and indicated uranium deposit in the United States, referred to as the Aurora Uranium Project, located in southeastern Oregon. The Aurora Uranium Project includes the Aurora deposit (“Aurora”), with an estimated resource of 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium and the adjacent Cordex zone (“Cordex” or the “Cordex Zone”) which based on initial geological assessments, Eagle believes offers the potential to significantly expand our overall resource inventory. Eagle’s exclusive SMR technology, developed under an exclusive license agreement with the University of New Mexico, is based on liquid metal-cooled reactors. It includes the Very-Small, Long-Life, and Modular Reactor (“VSLLIM”), with electrical generation capacities of less than 10MWth, and the Scalable Liquid Metal-cooled Modular Reactor (“SLIMM”), with output capacities between 10MWth and 100MWth. Eagle intends to exercise its option to acquire the Aurora Uranium Project in connection with the Merger and the Transactions.
Eagle’s mission is to supply uranium to the growing nuclear energy industry and play a leading role in the global transition to clean, reliable, and affordable energy. Eagle is committed to meeting rising demand for resilient, cost-effective energy and supporting advanced computing and artificial intelligence by providing uranium for both traditional nuclear reactors and the SMRs we plan to develop. Eagle may also enter into offtake agreements to sell excess uranium to energy producers, utilities, nuclear fuel fabricators, and advanced reactor developers seeking secure domestic supply. By combining a substantial uranium asset with advanced SMR technology, Eagle seeks to create an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.
Eagle was incorporated under the laws of the State of Delaware on December 14, 2023, as Eagle Battery Metals Corp. On January 31, 2024, Eagle changed its name to Eagle Energy Metals Corp., and on October 18, 2024, Eagle filed articles of conversion with the Nevada Secretary of State to convert into a Nevada corporation. Eagle does not have any subsidiaries as of the date of this proxy statement/prospectus.
Industry
According to the International Energy Agency’s (“IEA”) World Energy Outlook 2024 under the Stated Policies Scenario (STEPS), global energy demand is expected to continue to rise through 2035, with electricity demand increasing by nearly 1,000 Terawatt-hours (“TWh”) per year — equivalent to adding the electricity consumption of Japan annually. Historically, growth in energy demand has been met primarily by fossil fuels. Today, while STEPS anticipates ongoing contributions from fossil fuels, a series of technological, economic, regulatory, social and investor forces are leading the drive to decarbonize electricity and other sectors, such as transportation (electric vehicles) and buildings (electric heating). As such, STEPS projects that renewables and clean energy sources will play a dominant role going forward.
Technology Improvements.   Advancements in carbon-free generation technologies — such as next-generation solar, offshore wind, and energy storage — are driving increased adoption by improving reliability, reducing costs, and expanding scalability. According to the IEA, the cost of lithium-ion batteries declined by approximately 90%, from $1,400 per kWh in 2010 to under $140 per kWh in 2023, materially enhancing the economics of renewable integration. These developments improve grid stability, support decarbonization, and position clean energy as a primary source for meeting global electricity demand. We believe technological advancements in SMRs and other carbon-free generation sources may drive similar adoption trends in the future.
Economic.   Utilities are increasingly seeking economically viable clean energy solutions that can deliver reliable, around-the-clock power. While renewable sources such as wind and solar play an important role, their intermittency and substantial land use requirements present integration challenges. These factors are driving greater consideration of traditional nuclear power and SMRs, both of which provide carbon-free, high-capacity baseload generation with a compact footprint. We believe these characteristics position nuclear as a key component in meeting long-term decarbonization and energy security objectives for the utility sector.
Regulatory.   Recent domestic policy actions, including Executive Orders signed in May 2025, are accelerating demand for U.S. uranium supply and deployment of nuclear technologies, including SMRs. These measures streamline regulatory approvals, expand incentives for advanced reactor development, and invoke federal authorities to strengthen domestic uranium mining and fuel processing. As a result, nuclear — both traditional and SMR — is positioned to play a central role in delivering secure, carbon-free baseload power, supporting national energy security and decarbonization objectives.
Social and Investor Pressures.   The global social and environmental movement toward decarbonization is influencing policy, capital allocation, and corporate strategy. Increasing stakeholder focus on climate change, combined with ESG investment priorities, is accelerating the transition to low-carbon energy sources and technologies, creating long-term structural demand for sustainable, carbon-free power generation solutions such as nuclear and renewables.
Eagle’s Market Opportunity
According to the IEA’s World Energy Outlook 2024 under the STEPS scenario, global renewable power generation capacity is expected to grow from 4,250 GW today to nearly 10,000 GW by 2030 — a growth that more than covers rising electricity demand and accelerates the decline of coal-fired generation. Meeting this demand will require substantial investment: annual global energy investment is projected to reach $3.2 trillion by 2030, with approximately $2.1 trillion directed toward clean energy technologies and $1.1 trillion toward fossil fuel-related infrastructure.
Nuclear power, including both traditional reactors and SMRs, offers distinct advantages over other renewable energy sources in addressing intermittency and land use constraints. Nuclear facilities provide consistent, high-capacity baseload generation, operating at capacity factors exceeding 90% and remaining unaffected by weather or seasonal variability. Their compact physical footprint requires significantly less land per unit of electricity produced compared to wind or solar. Additionally, SMRs offer enhanced siting flexibility, modular scalability, and shorter construction timelines, enabling more efficient integration into existing grids. These attributes position nuclear as a critical complement to renewables in achieving long-term decarbonization and energy security goals.
Market Opportunity for Uranium
According to the U.S. Energy Information Administration’s Uranium Marketing Annual Report, U.S. civilian nuclear operators purchased 51.6 million pounds of U₃O₈ equivalent in 2023, a 27% increase from 2022, reflecting higher requirements driven by growing energy demand and confidence in nuclear as a carbon-free baseload source. The weighted-average price paid by utilities rose 12% year-over-year to $43.80 per pound, the highest level since 2015, underscoring upward pricing momentum amid tightening supply. As of July 2025, this momentum has persisted, with the long-term uranium price at $80 per pound U₃O₈.
Despite this demand growth, only 5% of uranium deliveries to U.S. reactors in 2023 originated from domestic production, highlighting continued reliance on imports from Canada, Kazakhstan, Australia, and other countries. Preliminary EIA production data for 2024 indicates output of approximately 680,000 pounds of U₃O₈, the highest since 2018 but still insufficient to materially reduce import dependence. These trends point to a widening structural gap between U.S. uranium requirements and available domestic supply, supporting the case for expanded U.S.-based production capacity. In addition to growing global energy demand, we believe this structural gap exists, and will persist for the foreseeable future, due to the following:
Replacement of Fossil Fuel Plants.   The replacement of fossil fuel plants with nuclear power is accelerating as utilities seek reliable, carbon-free generation to meet emissions reduction targets. Nuclear’s high-capacity factor and consistent output make it an ideal baseload replacement, enhancing grid stability while reducing greenhouse gas emissions and supporting long-term decarbonization objectives. According to the most recent update from the World Nuclear Association, approximately 70 reactors are currently under construction around the world, with about 100 additional reactors planned.

Historic Underinvestment.   Global and U.S. uranium mining operations have experienced prolonged underinvestment over the past decade, driven by sustained low prices following the Fukushima accident, reduced demand growth expectations, and reliance on secondary supplies. This underinvestment curtailed exploration, delayed new project development, and led to the closure or care-and-maintenance status of numerous mines. In the U.S., domestic production fell to historically low levels, with imports meeting the vast majority of reactor fuel requirements.
Geopolitical Turmoil.   Geopolitical instability in Russia and the enactment of the Prohibiting Russian Uranium Imports Act have significant implications for U.S. nuclear fuel supply. Russia has historically been a major supplier of enriched uranium to U.S. utilities, and the legislation, aimed at enhancing national security and reducing reliance on adversarial sources, effectively eliminates this supply channel. The ban is expected to tighten an already constrained global uranium market, placing greater pressure on limited domestic mining and enrichment capacity.
Long-Term Contracting by Utilities.   Utilities are increasingly engaging in long-term contracting for nuclear fuel to secure supply amid tightening global markets and geopolitical uncertainties. These agreements lock in pricing, reduce exposure to market volatility, and ensure reliable delivery.
As a result, the World Nuclear Association in its Reference Scenario expects global uranium demand to nearly double by 2040 (approximately 65,650 tU in 2023 to 130,000 tU in 2040), with higher cases above that on stronger build-outs. The EIA reports U.S. utilities have contracts covering up to ~249 Mlb U3O8e through 2033, with ~184 Mlb unfilled, implying total anticipated needs of ~433 Mlb over the decade.
Market Opportunity for SMRs
SMRs are advanced nuclear systems designed to produce up to 300 MWe of electricity per unit and can be deployed individually or in clusters to match specific capacity requirements. Their smaller physical footprint, modular construction, and ability to be factory-fabricated allow for deployment at sites unsuitable for conventional nuclear plants, shortening construction timelines, reducing capital risk, and improving project economics.
SMRs offer inherent safety features, simplified systems, and operational flexibility, making them suitable for a variety of applications, including grid-scale electricity, industrial process heat, hydrogen production, and remote or off-grid energy needs. Their compact design and ability to provide continuous, dispatchable power address the intermittency and land-use constraints of wind and solar.
Recently, the private technology sector has emerged as an influential early adopter of SMR technologies. Announcements from Alphabet, Amazon, Microsoft and other hyperscale data center operators highlight the sector’s need for reliable, carbon-free baseload power to meet rapidly growing energy requirements driven by artificial intelligence, cloud computing, and digital infrastructure expansion. This early commercial interest from large, creditworthy corporate buyers is expected to accelerate SMR deployment timelines and broaden the market beyond traditional utility customers.
The Aurora Uranium Project (The Aurora Deposit and Cordex Zone)
On August 8, 2025, an S-K 1300 Technical Report Summary on the Aurora Uranium Project was completed by BBA USA Inc. (“BBA”), which is an independent technical consulting firm engaged by Eagle. The full text of the S-K 1300 Technical Report Summary is attached as Exhibit 96.1 to the registration statement of which this proxy statement/prospectus forms a part.

The Aurora Deposit
The Aurora Deposit is the largest mineable, measured and indicated uranium deposit in the United States with an estimated resource of 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium.
Aurora is situated in the state of Oregon, within Malheur County in the Quinn River Valley. The site is three miles from the Nevada border and approximately six miles west of McDermitt, Nevada. The project centroid is approximately Lat/Long -117.90, 42.03. The climate in this region is characteristic of the high Nevada desert, with summer temperatures typically in the low 20s (°C) and winter temperatures frequently falling below zero. Additionally, Aurora is situated on public lands managed by the United States Bureau of Land Management (“BLM”) office in Vale, Oregon. Eagle has an option to acquire the Aurora Uranium Project pursuant to the terms of the Aurora Option Agreement. See “The Aurora Option Agreement” for additional details.

N
Salem
0 100 200 Miles
0 100 200 300 km
Boise
Oregon
Aurora Project Location
Idaho
McDermitt
California
Nevada
Reno
Sacramento
San Francisco

The Aurora deposit is covered by a thin layer of alluvium over lakebed sediments, which unconformably overlie interbedded dacite/rhyolite lava flows, tuffaceous units, pyroclastic breccia, and local fault breccia. Alteration is mainly clay, with opaline or chalcedonic silica, chlorite, gypsum, fluorite, and zeolites. Mineralization is associated with the porous and permeable volcanic rocks and includes pyrite-bearing clays with uranium minerals, leucoxene, marcasite, and arsenopyrite. Uranium minerals have been identified to include uraninite, coffinite, phosphorylite, umohoite and autunite (hydrous calcium uranium phosphate).
Exploration took place on the project on and off from 1974 to 2022 by various operators. Eagle has not conducted any exploration on the project to date. A total of 617 diamond drill and reverse circulation holes totaling 219,153 meters have been on the Aurora claims. The resource estimate is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 meters by 30 meters grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource. The geological and mineralization model created in the mineral resource estimate consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains. The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology.
We believe the Aurora deposit offers a number of key attributes that make the deposit attractive for investment, including:
•
Shallow & Near-surface.   The Aurora deposit’s uranium lies very close to the surface, under only a thin layer of cover. This near-surface location enables rapid, easy access to mineralized material without extensive pre-stripping. Early mining can focus directly on valuable higher-grade material instead of waste, which boosts project economics. The shallow depth also contributes to a very low strip ratio in open-pit mining, meaning far less waste rock must be moved per ton of ore. Overall, we believe the near-surface nature of the deposit significantly lowers mining complexity, cost, and development time.

•
Low-cost Open Pit.   The Aurora deposit is ideally suited to conventional open-pit extraction, which is typically the most efficient approach when orebodies lie close to the surface. The project’s projected plan emphasizes simple, low-cost open-pit mining techniques. Much of the overlying material is unconsolidated “free-dig” lakebed sediment (requiring no drilling or blasting), and Aurora’s shallow, flat orientation yields a very low waste-to-ore strip ratio. Open-pit mining also avoids the high costs and complexities of underground development, so these advantages combine to keep Aurora’s projected mining costs at highly competitive levels.

•
Extensive Drilling data.   The Aurora project benefits from an extensive drilling database accumulated over decades, underpinning a high-confidence resource model. Over 600 drill holes, totaling more than 90,000 meters (replacement value of approximately $45 million) have been completed, delineating the deposit’s shape, grade distribution, and continuity in detail. This substantial dataset provides exceptional geological understanding and validation of the resource, with tight drill spacing converting a large portion of the deposit into the “indicated” resource category. Few uranium projects in the U.S. boast a comparable level of drilling density, significantly de-risking Aurora’s resource estimate and future mine planning.

•
Low Geological Risk.   The combination of intensive drilling and simple deposit geometry translates into low geological uncertainty for Aurora. As noted, most of the uranium resource has been delineated to a high confidence level (predominantly “indicated”). This means the grade and extent of the orebody are well understood, reducing the likelihood of surprises during mining. Geologically, the deposit consists of laterally continuous, strata-bound uranium zones in predictable host rocks. There are no known complex structures or abrupt changes that would impede extraction. In short, the project’s geology is straightforward, which minimizes the risk of unforeseen issues in development or production.

•
Flat Tabular Deposit.   The Aurora deposit’s geometry is a distinct advantage: it is essentially flat-lying and laterally extensive, resembling a tabular blanket of mineralization. This shape is ideal for open-pit mining, as the mineralized material horizon can be mined in bulk with consistent, shallow benches rather than chasing narrow roll-front trends. Drilling has confirmed that uranium occurs in sub-horizontal layers with excellent continuity over large distances. This uniform, sheet-like orebody simplifies mine planning and reduces geotechnical complexity compared to deposits with steep or irregular geometries. Aurora’s simple geometry ensures efficient extraction.
Potential additional opportunities for the project include (i) upgrading of some or all the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher confidence material could potentially be converted to mineral reserves, and (ii) additional leach test work to focus on optimizing leach conditions to maximize uranium recovery.
Aurora Mineral Resource Estimate
The 2025 mineral resource estimate (the “MRE”) is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 m by 30 m grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource.
The geological and mineralization model created in the MRE consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains. The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology
The exploratory data analysis was conducted on raw drillhole data to determine the nature of the element distribution, correlation of grades within individual lithologic units, and the identification of high-grade outlier samples. A combination of descriptive statistics, histograms, probability plots, and X-Y scatter plots were used to analyze.
The resource estimation methodology constrains the mineralization by using hard wireframe boundaries. Ordinary kriging was employed with multiple search passes used for each domain. Search parameters were based on variography and continuity of mineralization. Validation checks were completed on the mineral resource estimates. These included visual comparison of estimated grade to composite grade, domain conformity, swath plots, and comparisons to alternate estimation methods.
Indicated and inferred classification was applied to the deposit based on BBA’s review that included the examination of drill spacing, visual comparison, kriging variance, distance to the nearest composite, and search pass, along with the search ellipsoid ranges. Collectively, this information was used to produce an initial classification script followed by manual wireframe application to further limit the mineral resource classification.
Mineral resources used commodity prices based on long-term analyst and bank forecasts. In the opinion of BBA, this price is generally aligned with pricing over the last one, three, and five years; forward-looking pricing from internationally recognized banks is appropriate for use in a mineral resource estimate. The following table summarizes the MRE:
Classification	Deposit	Cut-Off Grade (ppm U3O8)	Tonnage (Mt)	Grade (U3O8 ppm)	Contained Metal (U3O8 Mlb)
Indicated	Aurora	100	53.42	278	32.75
Inferred	Aurora	100	8.96	252	4.98
MRE Statement Notes:
1.
S-K 1300 definition standards were followed for the resource estimate.

2.
The 2025 MRE used ordinary kriging (OK) grade estimation within a three-dimensional block model with mineralized domains defined by wireframed solids.

3.
Mineral resources are constrained within pit shells.

4.
The 100 ppm U3O8 cut-off used for reporting is based on the following:

a.
Long-term metal prices of US$90/lb

b.
Metallurgical recoveries are based on mill recovery of 85%

c.
Average bulk density was determined for each mineralized domain within the deposit

d.
Mining cost of US$4.00/t mined for ore, US$3.00/t mined for waste, and US$2.50/t mined for overburden

e.
Processing and G&A costs of US$13/t milled

f.
Dilution of 5.0%

5.
Mineral Resources that are not mineral reserves do not have economic viability. Numbers may not add due to rounding.

6.
The resource estimate was prepared by BBA USA Inc. in accordance with S-K 1300 Standards of Disclosure for Mineral Projects.

The risks associated with the Aurora Uranium Project are generally those expected with an open pit project and include the accuracy of the mineral resource.
Quality Assurance and Quality Control — Eagle
Eagle has not conducted any drilling, sample preparation, assaying or analyses on the project, and therefore internal controls relating to quality assurance and quality control have not been necessary. However, prior to conducting exploration that involves drilling, sampling, assaying, and the reporting of results from those activities, we will establish sampling and analytical quality assurance and quality control protocols consistent with industry standards.
Quality Assurance and Quality Control — Previous Operators
The quality assurance/quality control protocols implemented by previous operators are not documented, and prior to 2002, quality assurance/quality control programs were not industry standard practice. Subsequent data verification procedures were conducted to validate the results obtained from earlier operators.
Previous exploration on site included the following:
Dates	Activities	Company(s)	Description	Notes
1974 – 1975	Prospecting	Placer	Mercury and gold exploration around Bretz Mine	Suspended activities due to unpromising results.
1977	Prospecting	Cordex Syndicate	Uranium exploration commences around the Bentz Mine	Cordex Syndicate leased the Bretz property and adjacent claims (excluding the Aurora Deposit) for uranium exploration.
1977	Geophysics	Locke Jacobs	Conducted an airborne geophysical survey	Discovered uranium mineralized outcrops at the Aurora site.
1977 – 1978	Drilling	Locke Jacobs	90 holes were drilled around the Aurora Project
Drilled around 90 holes in 1977 and 1978, totaling approximately 32,630 feet (9,946 meters). The drilling revealed a flat-lying mineralized zone over 100 feet (31 meters) thick in some areas, with assay averages of about 0.05%, eU3O8 (Roper, 1979).

1978	Drilling/Geophysics	Placer and Jacobs enter a joint venture agreement	Completed approximately 447 rotary drillholes, and 25 diamond drillholes
Placer completed approximately 447 rotary drillholes totaling about 151,590 feet (46,205 meters), as well as 25 diamond drillholes totaling about 6,650 feet (2,027 meters). The 562 drillholes completed by Jacobs and Placer were radiometrically logged by Century Geophysical Corp.

1980	Study	Placer	Initial PFS for the Aurora Project	Placer completed a PFS for the Aurora Project in 1980.
1975 – 1980	Metallurgical Study	Hazen Research Laboratories	Metallurgical testing	Between 1975 and 1980, Hazen Research Laboratories conducted extensive metallurgical tests on material from the Aurora Deposit.
1997	Acquisition	Energy Metals Corp.	Option agreement to acquire the Aurora Project	In 1997 Willam Sherriff restoked the uranium claims after Placer let the claims laps. Energy Metals Corp entered into an agreement to purchase the project rights

Dates	Activities	Company(s)	Description	Notes
from Sherrill and completed an initial 43 – 101 report in 2004. EMC acquired 100%, interest in the Properly from Sheriff on July 19, 2004.
2007	Acquisition	Uranium One Inc.	Uranium One Inc acquired Energy Metals Corp.	Uranium One Inc. acquired EMC in 2007.
2010	Acquisition	Eagle Ventures Limited	EVE acquired the project for Uranium One Inc.	EVE Subsequently acquired the project rights from Uranium One Incorporated in 2010.
2011	Drilling	Eagle Ventures Limited	Drilled 32 diamond core and 6 RC, updated MRE (JORC 2011)	Compiled and announced an updated JORC Mineral Resource (January 2011) and drilled 32 diamond core and 6 RC holes as a confirmation/QAQC program and to provide metallurgical sample.
2022	Acquisition	Aurora Energy Metals	Acquisition of the Aurora Project	Aurora Energy Metals Limited (1AE) — through its wholly owned subsidiary Oregon Energy LLC ).
2022	Drilling	Aurora Energy Metals	Drilled 5 diamond core and 12 RC holes	1AE announced an updated JORC Mineral Resource (November 2022) completed 17 holes totaling 11,201 feet (3,414 meters).
Century Geophysical completed historic geophysical data acquisition for Placer. Placer geologists collected check assays from diamond core drillholes and submitted them to commercial labs for analysis (Myers, 2005).
Procedures followed by these companies at the time are well documented and it is believed that they followed industry best practices at the time for data collection.
The 2011 downhole geophysical data acquisition was also completed by Century Wirelines Services under contract to Eagle Ventures Limited (“EVE”) with results transferred directly to EVE personnel electronically. Samples from all diamond core and some RC drillholes were collected by EVE geologists and submitted to ISO commercial laboratories for analysis including American Assay Laboratories Inc. (“AAL”), Acme Analytical Laboratories (“Acme”) and ALS Global (“ALS”).
The 2022 data acquisition by Aurora Energy followed the same process, Century Wirelines performed the downhole geophysical acquisition, and samples from the 2022 drilling were collected by Aurora Energy geologists and submitted to AAL for analysis.
Historically, downhole gamma data was collected and converted on site, thereby limiting possible tampering or contamination. Detailed logs and assay results exist in the hardcopy archive. All EVE samples collected in 2011 were transported directly from the drill site to AAL in Reno by EVE geologists and field crew. All samples collected in 2022 were transported directly to AAL in Reno from the drill site by Aurora Energy geologist and field crew.
Historical drilling samples and core from the Jacobs/Placer days, as far as Eagle is aware, no longer exist. Remaining sample pulps and core (that was not removed for metallurgical testwork purposes) from the EVE 2011 and Aurora Energy 2022 drilling are stored on site in two weatherproof shipping containers at a property in McDermitt.
The sampling and assay procedures by historical companies are considered appropriate.
The hardcopy database included approximately 43 archive boxes full of reports and drill logs as provided by Uranium One Incorporated to EVE in May 2010. An Access database was supplied by Uranium One at the time of the project acquisition by EVE using data sourced from historical drilling. No quality control data has been supplied for independent analysis.
Historic hole coordinates have been checked against plan maps. However, accuracy and quality of surveys (i.e., use of surveyors with theodolite or similar) used to locate drillholes has not been reported in these logs. All holes, with the exception of six, were drilled vertically. The dip/azimuth of the inclined holes was checked against hardcopy logs.
Assays were initially checked by (Myers, 2005) and validated by BBA, as follows:

The percentage of eU3O8 contained in drillholes was calculated from the downhole gamma logs by Century Geophysical at the time of the drilling and surveys. Original data was collected on 0.1 feet intervals and converted to eU3O8%. The converted values were then compiled on 2, 5-, 10-, 15-, and 20-feet intervals. The data available for this analysis were the original gamma logs and the 5 feet U3O8% composites. The original logs and 5 feet composites were compared to verify the values and there is a reasonable correlation in values. The 5 feet composites were double entered into an ACCESS database along with collar location data. The double entry data had less than 1% entry error and the current database is estimated to be error free. Further verification and correction of the data was completed during sectional interpretations. Several original gamma logs were re-run at the time of drilling as checks and the results were very similar to the original logs. Core and chip samples from the original drilling are not available for check assays.
The original downhole gamma logs have been reviewed in detail. Rotary chip samples apparently were not collected, or were discarded, and the diamond core samples were not preserved after Placer terminated the project and therefore it has not been possible to confirm assay values in comparison to gamma log estimations. Drillholes from the 1977-1979 program were not cased or capped and it is not possible to re-enter any drillholes in order to re-survey drillholes.
The position of the mineralized horizons was checked on the original logs to confirm the agreement of the original Century Geophysical logs and the 5 feet composite database generated by Placer. Data which did not agree between the two data sets were corrected where possible or were omitted from the resource evaluation when the data could not be confirmed.
In June 2025, BBA conducted a site visit to the project as part of the MRE update. The site visit was also attended by Eagle staff and on-site geologists, and included the following tasks:
•
Review of select drill core, representative of the geology and mineralization on site.

•
Site visit to the Aurora Deposit where drill collars were located where possible. Due to rehabilitation requirements on site, drill collar locations are marked by wooden markers with drillhole identification numbers written. Eleven drillholes were found during the site visit and recorded by GPS to verify against the provided database.

It is BBA’s opinion that the geological data collection and quality assurance/quality control procedures used by previous operators are consistent with industry practices at the time and that the geological database is of suitable quality to support the mineral resource estimates.
Processing Method and Products
At this time, Eagle Energy has neither determined a processing method nor the products that it intends to manufacture. Eagle Energy has not yet performed any processing-related test work at the Aurora project.
Recommended Work Program
The recommended work programs to advance the project to the next stage are broken down into two phases, Phase 1 budget is approximately $3 million and Phase 2 budget is approximately $7 million. The budget for recommended work is summarized in the table below:
Task	Unit	Budget (USD)
Phase 1
• Exploration Drilling	25 holes – 4,000 m	$1,400,000
• Metallurgical Testing	3 composites	$1,000,000
• Hydrogeology	1 study	$400,000
• Rock Mechanics	1 study	$200,000
Total – Phase 1		$3,000,000
Phase 2
• Prefeasibility Study & S-K 1300 Technical Report Summary	1	$7,000,000

Task	Unit	Budget (USD)
• Mine Design
• Process Flow Sheet
• Surface Infrastructure
• Tailings Design
• Environment
• Financials Analysis
Total – Phase 2		$7,000,000
The Phase 1 budget is focused on the collection of geological data to support future engineering studies. Phase 2 is dependent on the results of the Phase 1 program.
The Cordex Zone

Cordex Zone Snapshot

South West
North East
Schematic Cross Section
Topo Surface
AUD011
AUD010
AUD009
180-200m Thick
Base of Lake Sediments
Uranium Deposit
Cordex Uranium Discovery
Mineralisation Not JORC Classified
Horst
Graben
Fault
LEGEND
Li-Bearing Lake Sediments (LITHIUM TARGET)
Volcanics
U_3O_8 Mineralisation >300ppm
U_3O_8 Mineralisation 100 - 300ppm
2011 Drill Hole (Upper limit on assays 2000ppm)
Historical Drill Hole (Not assayed for Li)
200m
EAGLE
ENERGY METALS

In addition to the Aurora deposit, Eagle holds the rights to acquire an additional deposit in the Cordex Zone. The Cordex Zone is positioned immediately northeast of the Aurora deposit across a graben fault, and its location on the existing land package represents a high-impact growth opportunity for Eagle. Preliminary geological estimates indicate the potential that, with additional exploration, the Cordex Zone could significantly expand Eagle’s already substantial domestic resource base. An additional 110 diamond drill and reverse circulation holes totaling 71,822 meters have been on the Cordex claims. Eagle is actively digitizing this data set, including original chemical assay logs, to fast-track resource modeling and integration with the Aurora development plan. The mineralization identified on the Cordex claims requires additional drilling to support any future mineral resource estimation. By leveraging existing data and shared infrastructure, the Cordex Zone offers the potential for rapid, low-cost resource definition that could materially enhance mine life, production scale, and shareholder value. We believe the Cordex Zone offers a number of key attributes that make the deposit attractive for investment, including:
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High Upside Potential Adjacent to Aurora.   The Cordex Zone lies immediately adjacent to Aurora, offering significant resource expansion upside. Historical drilling by previous operators (over 100 holes) has already outlined multiple uranium intercepts in the area, suggesting a compelling opportunity to build on Aurora’s footprint. By leveraging shared infrastructure and permitting, we believe Cordex represents a highly accretive extension of the current project. Historic preserved drill hole logs and chemical assay logs are now being digitized to fast-track resource modeling.

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History of Structured Exploration.   Between 1978 and 1980, previous operators completed over 100 reverse-circulation and diamond drill holes on claims adjacent to Aurora. While the Aurora project has incorporated more recent drilling, these older logs remain valuable for outlining structure and intercepts at Cordex, guiding efficient follow-up exploration.

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Accessible Host Geology in the Same System.   Cordex lies within the same proven stratigraphic and volcanic system as the main Aurora deposit. This geological continuity enhances predictability and exploration targeting, drawing on well-understood models from Aurora.

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Infrastructure Synergies Reduce Development Risk.   By virtue of its proximity, Cordex benefits from Aurora’s existing infrastructure planning, access roads, permitting footprint, and processing options. This alignment allows for streamlined logistics, permitting efficiencies, and cost-sharing in mine development.

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Flexible Targeting Strategy for Maiden Resource.   Cordex offers flexible targeting, from follow-up on historical intercepts to systematic step-out drilling to define initial resource. Its strategic location next to Aurora enables rapid characterization and potential integration into the overall development pathway, creating investor optionality with minimal incremental spend.

Aurora and Cordex Infrastructure
Aurora and Cordex together form a contiguous uranium development corridor in Malheur County, Oregon, an Agreement State under the U.S. Nuclear Regulatory Commission (“NRC”) regulations, located entirely on federally administered BLM land. This location delivers both permitting clarity and strategic eligibility for federal project acceleration under the FAST-41 Dashboard, reinforced by the March 20, 2025 Executive Order prioritizing domestic mineral production.
In addition, the Aurora Uranium Project benefits from existing infrastructure, including government-maintained roads, reliable water access, and low-cost hydropower. The site is located only a short distance from a regional airport, enabling efficient movement of personnel and supplies. Situated on federally managed BLM land within an Agreement State, the project enjoys a well-defined permitting framework and a clear pathway for development. These advantages significantly reduce upfront capital requirements, have the potential to shorten construction timelines, and provide strong operational support. The combination of geological continuity, ready access to critical infrastructure, and regulatory clarity creates a solid foundation for advancing the Aurora Uranium Project toward production.
Pathway to Production
Eagle is advancing its projects through a coordinated dual-track work program, one stream driving the uranium program toward production readiness, and the other ensuring the permitting program keeps pace to enable timely development.
The uranium program’s initial phases focus on U₃O₈ metallurgical test work and exploration drilling to define mineral zones. Pre-feasibility preparation includes sample collection, metallurgical testing, and comprehensive technical evaluations to support the Pre-Feasibility Study (“PFS”). Upon completion of the PFS, the project advances to the Definitive Feasibility Study (DFS) stage. Commissioning activities include securing capital expenditures and potential U.S. Department of Energy (“DOE”) grants, initiating procurement and fabrication, conducting pre-stripping, constructing the process plant, and ramping up to full production.
The permitting program begins with baseline cultural and environmental studies to satisfy applicable regulatory requirements. This is followed by the submission of BLM permits for ensuring federal land access, environmental reviews, and development rights. In parallel, the company plans to submit permit applications to the Oregon Department of Geology and Mineral Industries (DOGAMI) to obtain state mining approvals. Coordination with federal agencies, including the DOE, the NRC, and the U.S. Environmental Protection Agency (EPA), occurs concurrently to secure the necessary environmental, safety, and operational authorizations in alignment with project development.
This dual-stream approach ensures that technical readiness and permitting progress in lockstep, reducing timeline risk and positioning the project for a seamless transition from feasibility into construction and production.

Permitting
The following table summarizes the material federal, state, and county permits and approvals required for the development and operation of Eagle’s uranium mining and milling activities, as well as the estimated timelines for obtaining such approvals. These permits are subject to change based on project scope, agency workload, public comment processes, and other factors beyond Eagle’s control.. Eagle has not obtained any of the below permits or regulatory approvals as of the date of this proxy statement/ prospectus.
Jurisdiction	Primary Authority	Key Approval or Permit	Timeline
Federal	U.S. Nuclear Regulatory Commission	Uranium Milling License and related environmental review	Approximately 45 to 54 months
Federal	U.S. Bureau of Land Management	Mine Plan of Operations and associated environmental review	Approximately 21 to 27 months
Federal	U.S. Environmental Protection Agency	Air and tailings related construction and operating permits	Approximately 12 to 18 months
State	State environmental and mining agencies	Mining, air quality, water discharge, and water rights permits	Approximately 6 to 18 months
State	Wildlife and historic preservation agencies	Cultural resource surveys and wildlife mitigation approvals	Approximately 3 to 12 months
County	Local county authorities	Conditional use and building permits	Approximately 6 to 9 months
Eagle’s operations are subject to extensive federal, state, and local permitting and regulatory requirements. The most significant regulatory approvals include obtaining a uranium milling license from the U.S. Nuclear Regulatory Commission and approval of a Mine Plan of Operations from the U.S. Bureau of Land Management, each of which requires the preparation and approval of environmental reviews under the National Environmental Policy Act. These approvals represent the longest lead time items and are expected to require multiple years to complete.
State and local permits, including mining, air quality, water use, wildlife mitigation, and land use approvals, are generally expected to be obtained in parallel with federal reviews but remain subject to agency discretion and public participation. There can be no assurance that required permits will be obtained on acceptable timelines or at all.
The Aurora Option Agreement
On November 18, 2024, Eagle entered into a property option agreement, which is referred to as the Aurora Option Agreement, with Aurora and its wholly owned subsidiary, Oregon Energy, which owns a 100% interest in the 365 mining claims that constitute the Aurora Uranium Project. Pursuant to the agreement, Aurora granted Eagle the sole and exclusive option to acquire sole ownership of Oregon Energy. To extend the date by which the option may be exercised to November 18, 2025, Eagle has paid Aurora $300,000 and placed $250,000 into escrow to cover mining expenditures. Prior to November 18, 2025, Eagle extended the date by which the option may be exercised to May 18, 2026, by paying Aurora $400,000 and placing an additional $250,000 into escrow to cover mining expenditures. In addition, on November 26, 2025, Eagle amended the Aurora Option Agreement to extend the date by which the option may be exercised to July 2, 2026, and to modify the conditions upon which the additional resource payments set forth in the next paragraph may be earned.
Upon completion of the Transaction, New Eagle will issue Aurora a number of shares of New Eagle Common Stock with an aggregate value of $16,000,000 (the “Aurora Option Payment Shares”). The Aurora Option Agreement, as amended on November 26, 2025, also provides that Eagle provide a resource payment of $4,000,000 in shares of New Eagle Common Stock in addition to the Aurora Option Payment Shares if Eagle identifies a measured SK1300 mineral resource of not less than 40 million pounds of U3O8 in the next newly prepared SK1300 mineral resource update issued by New Eagle, as well as $200,000 for every additional

1 million pounds of measured SK1300 mineral resource over 40 million pounds of U3O8 (prorated for amounts less than 1 million pounds and capped at $1,000,000).
Eagle has also granted Aurora a 1% NSR in the project’s future revenue, half or all of which may be repurchased by Eagle for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations.
Eagle agreed to issue Aurora additional Aurora Option Payment Shares based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the completion of the Transaction, with the value of these Aurora Option Payment Shares being equal to the product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price does not increase, there will be no adjustment to the number of Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following completion of the Transaction, Eagle will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of Eagle’s successor) during the 30 days prior to the announcement of the pre- feasibility study.
You should note that there are a number of risks associated with the Aurora Option Agreement. For additional information, see the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Eagle — Company Overview — Mineral Rights — Aurora Uranium Project,” and “Risk Factors — Risks Related to Eagle’s Business and Industry — The Aurora Uranium Project is in the exploration stage. There is no assurance that Eagle can establish the existence of any mineral reserve from the Aurora Uranium Project in commercially exploitable quantities. Until then, Eagle cannot earn any revenues from the Aurora Uranium Project, and its business could fail.” The full text of the Aurora Option Agreement and the November 26, 2025 amendment is filed as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.
Eagle’s Small Modular Nuclear Reactor Technology
Eagle is actively engaged in the advancement of SMR technology as a core component of its strategic growth plan. Through an exclusive license agreement with UNM Rainforest Innovations (“UNMRI”), the technology-transfer and economic-development organization for the University of New Mexico, Eagle has secured worldwide rights to a portfolio of proprietary patent applications and technologies covering the design, manufacture, and commercialization of advanced SMR and related systems.
Eagle’s SMR development business is focused on leveraging these intellectual property assets to create innovative, portable, and stationary nuclear power “micro” reactors with generation capacities of less than 10MWth, referred to as the Very-Small, Long-Life and Modular Reactor or VSLLIM. In addition, Eagle intends to utilize the technology underlying VSLLIM to build onto existing publicly available technology to develop SMRs with similar core architecture and fuel composition with output capacities between 10 and 100MWth, referred to as the Scalable Liquid Metal-cooled Modular Reactor or SLIMM.
Eagle is committed to the research, engineering, and commercialization of next-generation SMR technologies, including advanced heat exchangers and autonomous control systems, to address the growing demand for resilient, decentralized, and clean energy sources across commercial, residential, military, artificial intelligence, data center, and governmental markets. The SMR business represents a significant strategic initiative for Eagle, complementing its uranium supply operations and helping to position Eagle at the forefront of the nuclear energy value chain. By integrating proprietary reactor technology with its anticipated uranium production, Eagle aims to deliver a vertically integrated solution that supports the global transition to sustainable energy and enhances its long-term growth prospects.
Eagle’s Technology
Eagle’s portfolio of SMR technology is based on sodium-cooled, fast-spectrum technology. The design utilizes a fast neutron spectrum core fueled by enriched uranium nitride (UN) fuel and is cooled by natural circulation of liquid sodium metal. All heat removal is achieved passively: during operation and after shutdown, coolant flow is driven by gravity and buoyancy (no pumps), enabled by an in-vessel chimney and a helically coiled sodium heat exchanger in the primary vessel. This simple, sealed primary system allows the reactor to operate at or near atmospheric pressure, taking advantage of sodium’s very low vapor pressure.
The reactor’s fast spectrum and high fuel density support exceptional fuel longevity. For example, in a VSLLIM reactor design, a single core can run for approximately 5.9 full-power years at 10MWth output, or up to ~92 full-power years at 1 MWth before refueling is required. Independent control and safety systems are incorporated (e.g. control rods and shut-off rods) for redundant reactivity control, but the design’s inherent negative reactivity feedback and passive cooling confer a “walk-away safe” profile where no active intervention is needed to keep the reactor stable.
Eagle’s SMR technology introduces a number of key design innovations that we believe will allow Eagle to be amongst the most reliable provider of nuclear power.
The VSLLIM Reactor
VSLLIM is an ultra-compact “micro” reactor with a thermal output of roughly 1 – 10 MWth of electricity. Its key design features include:
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Modularity, Portability, and Long Life.   The VSLLIM reactor leverages a single core design with scalable output, by increasing the size of the in-vessel sodium-to-sodium (Na-Na) heat exchanger in the downcomer, nominal power can range from 1MWth to 10MWth without altering the core geometry. This modular approach means the entire power unit can be mounted on an 18-wheeler truck for rapid deployment. Designed for longevity, VSLLIM can operate for 5.9 full-power years at 10MWth (3.3MWe) output, or up to ~92 full-power years at 1MWth (0.3Mwe), before refueling is required.

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Low-Risk and Attractive Investment.   VSLLIM’s low unit cost, short 12 – 18 month construction and deployment window, and high-quality assurance make it a compelling investment. Units are portable but can also be installed permanently below ground and mounted on seismic isolation bearings for earthquake protection. Beyond power, VSLLIM produces high-temperature process heat suitable for industrial applications and district heating. Built with commercially available materials, operating below atmospheric pressure, and equipped with redundant passive safety systems, the design minimizes both technical and regulatory risks.

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Non-Proliferation and End-of-Life Handling.   The VSLLIM concept eliminates on-site storage of either fresh or used fuel. Each reactor unit is factory-fabricated, assembled, and sealed, arriving on-site ready for operation. At the end of its service life, the sealed unit can be safely returned to the factory or a reprocessing facility within 6 – 12 months of shutdown and replaced with a new module. This closed handling loop enhances security, reduces local environmental impact, and aligns with international non-proliferation best practices.

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Walk-Away Safe.   VSLLIM employs true passive safety, with natural circulation of in-vessel liquid sodium, aided by a chimney and Na-Na heat exchanger, providing redundant decay heat removal. Liquid metal heat pipes with passive thermoelectric modules, plus an independent air-cooling system, ensure stability without a pressure vessel and with a large thermal margin to boiling. Negative temperature reactivity feedback allows automatic shutdown and load-following, while LMHP-TE modules power safety systems even during total loss of external power.

The VSLLIM microreactor is being developed to serve off-grid and mobile power needs where traditional energy infrastructure is impractical. Its <10MWth scale and rapid deployment capability make it suitable for remote communities and mining sites, disaster relief operations, and military forward bases, providing reliable power in austere environments without the logistics of fuel resupply. Multiple VSLLIM units can also be installed incrementally to match growing power demand — for example, a cluster of units could collectively supply up to ~100 MWe by adding modules as needed. In civilian applications, VSLLIM reactors could support industrial process heat and district heating in regions lacking grid capacity, or serve as dedicated generators for critical facilities like hospitals and data centers. Longer-term, the ultra-compact design (small enough to fit within a rocket payload envelope) opens potential niche applications in space exploration, such as surface power for lunar or Martian outposts.

The SLLIM Reactor
The SLIMM reactor is a scalable small modular reactor concept based on the same sodium-cooled, fast-spectrum technology as VSLLIM, but designed for higher power output and larger energy applications:
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Scalable High-Power Output.   The SLIMM reactor builds on the proven sodium-cooled, fast-spectrum technology of the VSLLIM design, scaling it for significantly higher thermal and electrical output. Using the same UN fuel composition and core architecture, SLIMM can be configured from 10MWth (3Mwe) up to 100MWth (33MWe) of power in a single unit. At the top 100MWth rating, the reactor can operate for approximately 5.8 full-power years without refueling, while at 10MWth output it can run continuously for more than six decades. This scalability allows SLIMM to address a wider range of applications, from powering data centers to be used to address demand from quantum computing, automation, and cryptocurrencies. SLIMM can also be used for industrial process heat to utility-scale community power generation.

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Engineered for Safety and Reliability.   SLIMM retains all of VSLLIM’s inherent safety features, operating entirely on passive natural circulation of liquid sodium with no reliance on pumps for coolant flow. Decay heat removal is ensured by a combination of in-vessel heat exchangers, heat-pipe systems with thermoelectric power conversion, and independent ambient air cooling along the guard vessel wall. The reactor maintains large temperature margins to sodium boiling and incorporates strong negative temperature reactivity feedback, enabling load-following capability and passive shutdown in off-normal conditions.

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Optimized for Higher Capacity.   While the technology platform is the same, SLIMM’s scale is designed for higher power. The reactor vessel and internals are dimensioned to accommodate a taller chimney, ranging from 2 to 8 meters, and a larger heat exchanger surface area, which increases natural convective flow rates to handle higher thermal outputs efficiently. These design modifications allow SLIMM to deliver industrial-scale power without compromising the passive safety and operational simplicity that define the technology.

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Modular and Transportable Deployment.   Like its smaller counterpart, SLIMM is fully modular and transportable. Each reactor unit is factory-fabricated, sealed, and shipped by heavy truck, rail, or barge. At the deployment site, the module is installed in a below-ground silo, protected by shielding and seismic isolation bearings. This approach minimizes on-site assembly, accelerates deployment schedules, and enhances both physical security and quality assurance by concentrating manufacturing in controlled facilities.

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SMR Construction and Operational Advantages.   SLIMM delivers the hallmark benefits of SMR deployment: reduced construction timelines, predictable manufacturing quality, and enhanced operational security. Its ability to produce both electricity and high-temperature process heat, combined with its long refueling interval and passive safety design, makes SLIMM a compelling solution for utilities, industrial operators, and government customers seeking reliable, carbon-free energy at a range of scales.

With its larger power range, SLIMM is aimed at providing power needs for artificial intelligence, data centers, cryptocurrency, industrial and larger communities grid-support markets that require tens of megawatts of reliable generation. A single SLIMM unit could power a small city or a large industrial facility, or several could be combined for a distributed grid configuration for data centers. SLIMM could also serve utility clients looking to replace diesel generators or retire aging fossil fuel plants with a nuclear option that is simpler and faster to build than conventional reactors. Like the microreactor, SLIMM units can be added incrementally — for instance, an initial 33MWe unit at a remote mining co-located data center operation could later be augmented with additional modules up to 100MWe+ as demand grows, all while leveraging the same standardized design.
The SMR License Agreement
On June 20, 2025, Eagle entered into an Exclusive Patent License Agreement (“SMR License Agreement”), with UNMRI. Under the agreement, Eagle obtained exclusive, worldwide rights to use, develop, manufacture, and commercialize certain patent applications and technology related to small modular nuclear reactors and associated heat exchanger and control technologies that Eagle refers to as the Licensed Patents and Licensed Technology. Specifically, the SMR License Agreement includes one U.S. utility patent application for the VSLLIM reactor and three provisional applications for processes underlying VSLLIM and SLIMM. The Agreement covers all fields of use, with certain restrictions for specific technologies, and includes the right to grant commercial sublicenses, subject to UNMRI’s review and approval. For additional information, see the sections entitled “Information About Eagle — Eagle’s Small Modular Nuclear Reactor Technology,” “Information About Eagle — Intellectual Property,” “Risk Factors — Risks Related to Eagle’s Business and Industry — Eagle’s licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business,” “Risk Factors — Risks Related to Eagle’s Business and Industry — Eagle depends entirely on a single license for its SMR technology platform,” and “Risk Factors — Risks Related to Eagle’s Intellectual Property — If Eagle fails to develop, gain approval for, protect or enforce its intellectual property or proprietary rights, its business and operating results could be harmed.”
Competitive Strengths
Clear advantage in Carbon-Free Baseload Power.   Nuclear power delivers unparalleled carbon-free baseload electricity, outperforming other renewables in reliability and consistency. With capacity factors above 90%, it operates continuously, unaffected by weather or seasonal variability. This ensures stable grid performance and energy security, even when wind and solar output fluctuate. Its high energy density reduces land use, while long fuel cycles limit supply interruptions. Unlike intermittent renewables, nuclear requires minimal backup generation, lowering system costs and complexity. As nations pursue deep decarbonization, nuclear’s ability to provide scalable, always-available clean power makes it the strongest foundation for a sustainable energy mix, complementing and stabilizing variable renewable generation sources.
Strong bipartisan support.   Nuclear power enjoys growing bipartisan political support in the United States, driven by its role in delivering reliable, carbon-free baseload electricity essential to meeting climate and energy security goals. Recent federal initiatives, including tax incentives, production credits, and funding for advanced reactor development, underscore long-term government commitment. Both major political parties increasingly recognize nuclear’s strategic value in strengthening domestic energy independence, reducing emissions, and maintaining global technological leadership. This favorable policy environment, reinforced by public-private partnerships and streamlined regulatory pathways, positions nuclear to benefit from sustained legislative and financial backing, enhancing its competitive position in the evolving U.S. energy landscape.
Potential Low-Cost Domestic Producer of Uranium.   The Aurora deposit is positioned to be a low cost domestic producer, supported by a combination of shallow deposit depth, favorable geology, and operational scale. The shallow depth reduces development and extraction costs, while favorable mineral characteristics enable efficient mining with minimal waste. Proximity to established infrastructure, including roads, power, and viable access to water, lowers capital requirements and accelerates timelines. Additionally, Aurora’s significant resource size allows for economies of scale, reducing per-unit costs and enhancing margins. This simplicity of the Aurora deposit positions the Company to remain competitive through commodity price cycles and to supply reliable, domestically sourced uranium to U.S. markets.
Integrated Solution.   Eagle’s integrated strategy combines low-cost domestic uranium production with advanced SMR technology, creating a vertically aligned clean energy platform. Secure, in-house uranium supply enhances fuel cost stability and energy security, while SMR deployment delivers reliable, carbon-free baseload power. This unique combination positions the Eagle to capture value across the nuclear supply chain, mitigate market and supply risks, and leverage long-term demand growth for both uranium and next-generation nuclear power solutions.
Innovative SMR Technology.   Eagle’s VSLLIM (1 – 10MWth) and SLIMM (10 – 100MWth) reactors will provide reliable, carbon-free power solutions for rapidly growing energy markets. Both designs use sodium-cooled, fast-spectrum cores with UN fuel, factory-built for rapid deployment by truck, rail, or barge, and capable of operating years without refueling (up to 92 years at low output). The reactors are walk-away safe by design, they run entirely on passive natural circulation cooling with redundant decay heat removal and auxiliary power generation. This modular, long-life platform is ideal for powering data centers, quantum computing, cryptocurrency mining, advanced automation, and industrial hubs, where uptime, scalability, and low-cost, high-density energy are essential.

Experienced Management Team.   Eagle is led by a seasoned management team of mining executives with extensive experience in developing and operating large-scale resource projects. This leadership team’s combined knowledge in uranium production and SMR deployment positions Eagle to efficiently execute its integrated strategy, mitigate operational risks, and capitalize on growing demand for clean, reliable nuclear energy solutions.
Competition
Both the uranium mining and SMR markets are highly competitive and rapidly evolving. In uranium mining, Eagle faces competition from established participants with greater financial resources, technical capabilities, and operational scale. These competitors often benefit from diversified operations, longer operating histories, robust intellectual property portfolios, and lower-cost production. Eagle’s primary domestic mining competitors include Energy Fuels Inc., Cameco Corp., Uranium Energy Corp., UR Energy Inc., and EnCore Energy Corp. Many of these entities are able to negotiate more favorable acquisition terms, execute strategic decisions rapidly, and allocate capital more effectively. Industry consolidation and strategic partnerships may further enhance their market positions.
In the SMR sector, Eagle competes with multinational corporations such as Westinghouse Electric Company, General Electric, Rolls-Royce, and a range of innovative startups and technology developers such as Nano Nuclear Energy Inc., NuScale Power Corp., and Oklo Inc. These competitors possess deep technical expertise, established supply chains, and significant investment in research and development. The competitive environment is further shaped by government-sponsored demonstration projects, strategic alliances, and early commercial deployments.
For additional information, see the section entitled “Risk Factors — Risks Related to Eagle’s Business and Industry — Intense competition in the mining and SMR markets could limit Eagle’s ability to capture and retain market share.”
Sourcing and Suppliers
Eagle is actively building a dual supply chain to support both its uranium mining operations and its small modular nuclear reactor development business. For the mining segment, Eagle is in the process of evaluating and engaging drilling companies, geological consultants, permitting experts, metallurgical test work firms, and engineering firms to provide services as the company continues to explore and develop the Aurora Uranium Project. For its SMR business, Eagle intends to identify and assess suppliers of advanced nuclear-grade components, reactor pressure vessel manufacturers, specialized materials vendors, and engineering design firms with expertise in nuclear systems. In addition, Eagle intends to seek partnerships with research institutions, technology licensors, and regulatory consultants to support the design, prototyping, and eventual commercialization of its SMR technology. As both business lines progress, Eagle anticipates the need to qualify and manage a network of vendors capable of meeting the stringent quality, safety, and regulatory requirements unique to the nuclear energy sector.
Customers
Eagle does not have any customers at this time and does not expect to generate sales or revenue in the foreseeable future from either its mining or SMR business lines. For its uranium mining operations, Eagle’s future customers are expected to include energy generation companies, utilities, and nuclear fuel fabricators seeking secure, domestic uranium supply. As its SMR business advances, Eagle intends to engage with a broader range of potential customers, including commercial and industrial enterprises, data centers, remote communities, government agencies, and military installations interested in resilient, decentralized, and clean energy solutions. Eagle plans to initiate dialogues with both traditional energy sector participants and emerging end users of nuclear energy, such as operators of artificial intelligence data centers and critical infrastructure, as its development progresses.
Growth Strategy
Eagle intends to grow its business by leveraging its competitive advantages in cost, size, and scale. Eagle has a number of avenues to achieve its growth objectives:

Acquisition of Additional Domestic Uranium Deposits.   Eagle’s growth strategy includes the targeted acquisition of additional domestic uranium deposits to expand its resource base and strengthen supply security. Leveraging its operational expertise, industry relationships, and low-cost production platform, Eagle will seek to identify and acquire high-quality deposits with favorable geology and development potential. This disciplined acquisition approach is designed to increase production capacity, enhance economies of scale, and position the Company to meet rising U.S. demand.
Additional Deposits on the Existing Aurora and Cordex Land Package.   Eagle expects to expand its Aurora and Cordex resource base through the exploration and discovery of additional uranium deposits within the existing land package. With favorable geology, underexplored target areas, and proven exploration expertise, Eagle is well-positioned to identify new high-grade resources near existing operations. Eagle believes this approach has the ability to further reduce costs as it leverages its existing infrastructure and permits.
Explore for New Elements and Metals at the Existing Aurora and Cordex Zone.   Eagle believes there is the ability to develop and recover additional valuable minerals, such as lithium known to be contained in the project’s lakebeds, from its existing land package. Leveraging advanced metallurgical testing and processing technologies, Eagle aims to unlock by-product revenue streams that can enhance project economics and reduce overall production costs. This multi-commodity approach maximizes the value of the resource, diversifies revenue, and positions Eagle to benefit from growing demand for both clean energy fuels and critical battery materials.
New Technology Advancements.   Using Eagle’s innovative SMR platform and robust intellectual property, Eagle believes it is well positioned to make technological advancements over time. Building on the proven sodium-cooled, fast-spectrum foundation of VSLLIM and SLIMM, future developments may include new patents on advanced heat exchangers, modular fuel designs, enhanced passive safety systems, and higher-efficiency energy conversion cycles. These advancements will seek to strengthen performance, extend operational life, and expand applications, ensuring Eagle remains at the forefront of liquid metal-cooled SMR innovation.
Sales and Marketing Efforts
Given the early stages of its mining and SMR businesses, Eagle’s sales and marketing efforts are focused on building industry relationships and raising awareness of its capabilities. The company’s management team regularly attends conferences and industry events relevant to both uranium mining and advanced nuclear technologies, and holds meetings with industry professionals, investment banks, technology partners, research institutions, and the owners of other assets and related technologies. For the SMR business, Eagle intends to engage with potential strategic partners, government stakeholders, and early adopter customers in sectors such as defense, data infrastructure, and remote power generation. These efforts are designed to position Eagle as a credible supplier of both uranium and next-generation nuclear power solutions, and to lay the groundwork for future commercial agreements as its projects mature.
Intellectual Property
Eagle’s intellectual property portfolio is a critical asset underpinning both its uranium mining and SMR businesses. As of the date of this prospectus, Eagle’s rights to the intellectual property associated with the Aurora Uranium Project, including acquired geological data, technical reports, and proprietary exploration methodologies, are contingent upon the successful exercise and closing of the Aurora Option Agreement. Eagle does not currently own the Aurora Uranium Project or its related intellectual property, and its ability to acquire and utilize these assets is subject to the completion of the Transaction and satisfaction of all conditions precedent under the Aurora Option Agreement. If the Transaction does not close, Eagle will not acquire any rights to the Aurora Uranium Project or its associated intellectual property.
With respect to its advanced nuclear technologies, Eagle has secured, through an exclusive license agreement with UNMRI, the worldwide rights to a portfolio of patent applications and technologies covering the design, manufacture, and commercialization of SMRs and associated systems. This portfolio includes patent applications related to reactor core design, advanced heat exchangers, autonomous control systems, and other critical components necessary for the development and deployment of next-generation SMRs. Specifically, the SMR License Agreement includes one US utility patent application for the VSLLIM reactor and three provisional applications for processes underlying VSLLIM and SLIMM. The SLIMM technology itself is not the subject of any existing patent protection. The SMR License Agreement obligates Eagle to maintain the financial and technical capability to diligently develop, manufacture, and commercialize the licensed technology, and to comply with ongoing reporting, royalty, and patent maintenance requirements. For additional information, see the sections entitled “Risk Factors — Risks Related to Eagle’s Business and Industry — Eagle’s licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business,” “Risk Factors — Risks Related to Eagle’s Business and Industry — Eagle depends entirely on a single license for its SMR technology platform,” and “Risk Factors — Risks Related to Eagle’s Intellectual Property — If Eagle fails to develop, gain approval for, protect or enforce its intellectual property or proprietary rights, its business and operating results could be harmed.”
Eagle is committed to protecting its intellectual property and all corresponding rights globally, including any future trademarks, service marks, trade dress, logos, trade names, domain names, goodwill, patents, copyrights, works of authorship (whether or not copyrightable), software, trade secrets, know-how, and proprietary and other confidential information, together with all applications, registrations, renewals, extensions, improvements, and counterparts. As its business grows, Eagle expects to implement a comprehensive intellectual property protection program, which may include:
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Filing applications for patents, trademarks, and copyrights in the United States and international jurisdictions to protect its proprietary technologies, brands, and innovations;

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Establishing and enforcing contractual restrictions, such as confidentiality, non-disclosure, and invention assignment agreements with employees, consultants, and strategic partners;

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Relying on applicable laws and regulations, as well as administrative procedures, to secure, police, and enforce its intellectual property rights;

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Developing internal policies and procedures to safeguard trade secrets, proprietary data, and sensitive technical information;

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Monitoring and, where necessary, taking action against potential infringement or misappropriation of our intellectual property by third parties.

In addition, the SMR License Agreement with UNMRI includes customary confidentiality, indemnification, and insurance provisions, and provides for certain rights retained by the University of New Mexico and the United States government, including research, educational, and “march-in” rights for federally funded inventions. Eagle is required to comply with all diligence, reporting, and royalty obligations under the license to maintain its exclusive rights. As Eagle continues to advance both its mining and SMR business lines, the protection, management, and strategic use of its intellectual property will be essential to its ability to innovate, compete, and create long-term value for its stakeholders. Eagle expects to increase its focus and investment in intellectual property protection as its business and technology portfolio expand. However, Eagle’s ability to acquire and utilize the intellectual property associated with the Aurora Uranium Project remains subject to the successful closing of the Aurora Option Agreement.
Government Regulations
Eagle’s business operations are subject to an extensive and evolving array of government regulations at the federal, state, and international levels. These regulations govern virtually every aspect of the company’s activities, including the development, licensing, construction, operation, and commercialization of both its uranium mining projects and its SMR technology. The regulatory environment applicable to Eagle is complex and highly specialized, reflecting the unique safety, environmental, and security considerations inherent in the nuclear energy and mining industries. Compliance with these regulatory requirements is fundamental to Eagle’s ability to advance its projects, maintain its licenses and permits, and achieve its strategic objectives.
Uranium Mining Regulations
The Aurora Uranium Project is subject to extensive laws and regulations overseen and enforced by multiple federal, state, and local authorities. These laws govern exploration, construction, extraction, recovery, processing, exports, taxes, labor standards, occupational health and safety, waste disposal, environmental protection and remediation, the safeguarding of endangered and protected species, the handling of toxic and hazardous substances, and other matters. Activities involving uranium minerals, such as exploration, extraction, recovery, and processing, carry specific risks and potential liabilities related to perceived environmental impacts and waste disposal. Compliance with these laws and regulations may impose substantial costs on Eagle and expose the company to significant potential liabilities. Any changes to the regulatory framework, or shifts in regulatory attitudes or interpretations, could require Eagle to expend significant resources to address new rules or standards, which could have a material adverse effect on its business operations. Nonetheless, maintaining compliance with government regulations, including environmental requirements, is intrinsic to Eagle’s daily operations at the Aurora Uranium Project and factors into all major capital expenditures, project assessments, and cost and earnings projections. Eagle does not believe that these regulatory requirements place it at a competitive disadvantage relative to other uranium mining companies operating in the United States, as its competitors face similarly rigorous federal, state, and local regulations.
Eagle’s operations at the Aurora Uranium Project in Malheur County, Oregon, are also subject to federal, state, and local environmental regulations governing exploration, development, and potential future extraction activities. These laws and permitting requirements address emissions, water quality, waste management, site reclamation, and worker safety, among other factors. Compliance with these regulations may increase operational costs, delay timelines, or impose restrictions on Eagle’s activities. At the federal level, uranium recovery is regulated by the Nuclear Regulatory Commission, or NRC, under the Atomic Energy Act. However, Oregon is an NRC Agreement State, delegating primary regulatory authority to the Oregon Health Authority, or OHA, for licensing and oversight of radioactive materials, including uranium. This requires adherence to OHA-administered standards, which incorporate NRC rules, such as licensing for uranium recovery facilities, groundwater protection through permits like the Groundwater Discharge Permit, or GWDP, and air quality controls managed by the Oregon Department of Environmental Quality referred to as the DEQ.
As the project advances, Eagle will engage with multiple agencies, including the BLM, for public land use compliance, the EPA for emissions standards, and the Mine Safety and Health Administration, or MSHA, for worker safety protocols. Oregon also mandates rigorous site reclamation plans under the Mineral Land Regulation and Reclamation, or MLRR, Program, enforced by the DOGAMI. This program requires financial assurances to ensure post-operational environmental restoration. To date, exploration activities on the property have complied with all applicable regulations without material deviations from industry cost norms. However, future phases, such as extraction or processing, would require additional permits (e.g., DEQ’s 700-PM Water Quality General Permit for mining discharges), heightened oversight, and potentially more stringent safeguards, introducing risks of delays or cost escalations. Eagle intends to collaborate proactively with regulators, including OHA, DEQ, and DOGAMI, to align the project with evolving standards. While Eagle does not believe that any material compliance issues have arisen thus far, the dynamic regulatory landscape in Oregon and at the federal level necessitates ongoing diligence to mitigate risks. Changes in policy (e.g., updates to Oregon’s radioactive materials licensing fees), permit approval timelines, or legal challenges could impact Eagle’s plans. The project’s location in a jurisdiction without uranium mining moratoriums positions it favorably, but proactive engagement with stakeholders and regulators remains critical to advancing Eagle’s mission of becoming a reliable domestic uranium supplier.
Nuclear Energy Technologies Regulation
The regulatory environment governing nuclear technologies is complex, highly specialized, and subject to significant oversight by multiple governmental authorities. Compliance with these regulations is critical to Eagle’s operations and may materially impact the company’s ability to advance, commercialize, and derive economic benefit from its SMR technology. At the federal level, the principal regulatory authority overseeing the design, licensing, construction, and operation of nuclear reactors in the United States is the U.S. Nuclear Regulatory Commission, or the NRC. The NRC’s jurisdiction extends to all civilian nuclear facilities, including SMRs, and encompasses a broad range of requirements related to nuclear safety, security, environmental protection, and emergency preparedness. To progress from conceptual design to commercial deployment, Eagle must obtain a series of NRC approvals, including but not limited to:
•
Design Certification:   Before a new reactor design can be constructed, it must undergo a rigorous design certification process. This process requires the submission of comprehensive technical documentation demonstrating that the reactor meets all applicable safety and performance standards. The NRC may require additional data, impose new review criteria, or convene contested hearings at any stage of the process.
•
Combined License:   For the construction and operation of a specific SMR facility, a combined license, or COL, must be obtained. The COL process involves detailed site-specific safety, security, and environmental reviews, as well as public participation and potential adjudicatory proceedings.

•
Ongoing Compliance:   Once licensed, SMR facilities are subject to continuous NRC oversight, including inspections, reporting obligations, and compliance with evolving regulatory requirements. The NRC retains the authority to modify, suspend, or revoke licenses in response to safety concerns or non-compliance.

In addition to NRC requirements, Eagle’s SMR technology may be subject to oversight by other federal agencies, including the Department of Energy for matters involving nuclear research, development, and demonstration projects, and the Department of Transportation for the transport of nuclear materials. The U.S. Environmental Protection Agency may also impose requirements related to radiological emissions, waste management, and environmental impact assessments.
In addition to federal regulations, the states in which Eagle’s SMRs or demonstration plants may operate in the future could exercise regulatory authority over certain aspects of nuclear facility siting, construction, and operation, particularly with respect to land use, environmental permitting, and public health and safety. While the NRC maintains exclusive jurisdiction over radiological safety, state agencies may impose additional requirements related to non-radiological environmental impacts, water use, air quality, and emergency response planning. The interplay between federal preemption and state authority can introduce additional complexity and potential for regulatory delay.
Furthermore, if Eagle pursues commercialization of its SMR technology outside the United States, the company will be subject to the nuclear regulatory regimes of each host country. International deployment of nuclear technologies typically requires compliance with the International Atomic Energy Agency safety standards, as well as country-specific licensing, export control, and non-proliferation requirements. Many jurisdictions require local regulatory approvals analogous to the NRC’s design certification and operating license processes, which may involve additional technical, security, and environmental reviews. Furthermore, international treaties and agreements, such as the Treaty on the Non-Proliferation of Nuclear Weapons, may impose restrictions on the transfer of nuclear technology and materials.
Eagle’s ability to successfully develop, commercialize, and deploy its SMR technology is highly dependent on its ongoing compliance with a complex and evolving regulatory framework at the federal, state, and international levels, as well as its adherence to the terms of its intellectual property license. Regulatory delays, changes in law or policy, or loss of license rights could materially and adversely affect Eagle’s business, financial condition, and results of operations. The company intends to allocate significant resources to regulatory compliance and to engage proactively with relevant authorities to mitigate these risks and support the advancement of its SMR technology.
Non-Mining Properties
Eagle primarily operates out of a shared office space in Vancouver, British Columbia, where most of its management is currently based. The company also maintains a Reno, Nevada office to provide a workspace for management during visits to asset sites. However, office space is not critical to Eagle’s operations since the company’s management team can work from anywhere.
Human Capital
As of the date of this proxy statement/prospectus, Eagle’s personnel consists of its Chief Executive Officer, Chief Financial Officer, Vice President of Development and seven non-executive officers, all of whom are engaged as independent contractors. As Eagle executes on its growth strategy, in particular with respect to developing its SMR program, the company will seek to attract, retain and develop top quality talent with relevant nuclear industry education and expertise as new employees.

Indebtedness
Eagle does not have any indebtedness.
Legal Proceedings
Eagle may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. Eagle is currently not aware of any such legal proceedings or claims that it believe will have a material adverse effect on its business, financial condition, or operating results.
Seasonality
Seasonal fluctuations, such as extreme weather conditions, can disrupt Eagle’s mining development operations, leading to operational delays, increased costs, and reduced productivity. These disruptions may hinder Eagle’s ability to meet development targets and achieve the company’s strategic growth objectives. Additionally, once mining operations have begun, seasonal variations in demand within the nuclear energy sector could affect Eagle’s sales and profitability. Seasonality does not materially affect Eagle’s SMR technology business.

EXECUTIVE AND DIRECTOR COMPENSATION OF EAGLE
Unless the context requires otherwise, references to “Eagle,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Eagle prior to the Transaction and the business and operations of New Eagle as directly or indirectly affected by Eagle by virtue of New Eagle’s ownership of the business of Eagle following the Transaction.
This section discusses the material components of the executive compensation program for (i) the individual who served as Eagle’s principal executive officer during fiscal year 2025; (ii) Eagle’s next two most highly compensated executive officers who were serving as executive officers as of November 30, 2025; and (iii) one of Eagle’s former executive officers who was not serving as an executive officer at the end of fiscal year 2025. We refer to these individuals in this section as Eagle’s “named executive officers.”
This discussion may contain forward-looking statements that are based on Eagle’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Eagle or New Eagle adopts following the Transaction may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, Eagle is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
For the fiscal year ended November 30, 2025, Eagle’s “named executive officers” and their positions were as follows:
•
Mark Mukhija, Chief Executive Officer;

•
Ajay Toor, Chief Financial Officer;

•
Kuljit Basi, Vice President of Project Development; and

•
Yana Popova, Eagle’s former Chief Financial Officer

2025 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to Eagle’s named executive officers, “NEOs”, for the fiscal year ended November 30, 2025.
Name and Principal Position	Year	Salary ($)	Equity Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark Mukhija, Chief Executive Officer	2025	180,000	Nil	Nil	180,000
	2024	97,500	Nil	Nil	97,500
Ajay Toor, Chief Financial Officer(2)(3)	2025	16,645	Nil	Nil	16,645
Kuljit Basi, Vice President of Project Development	2025	180,000	Nil	Nil	180,000
	2024	75,000	Nil	Nil	75,000
Yana Popova, Chief Financial Officer(4)	2025	157,500	Nil	Nil	157,500
	2024	75,000(5)	Nil	Nil	75,000

(1)
Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to Eagle’s financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect actual compensation earned or to be earned by Eagle’s NEOs.

(2)
The Board of Directors of Eagle appointed Ajay Toor as the new Chief Financial Officer on October 15, 2025.

(3)
Executive compensation information for the fiscal year ended November 30, 2024 is not provided, as the individual was not NEO for that period.

(4)
The Board of Directors of Eagle formally appointed Yana Popova, principal of Eagle’s financial consultant, as the Chief Financial Officer of Eagle on October 17, 2024. On October 15, 2025, Yana Popova resigned as the Chief Financial Officer of the Company.

(5)
$30,000 as CFO fees and $45,000 for accounting services.

Narrative Disclosure to the 2025 Summary Compensation Table
The compensation of Eagle’s NEOs generally consists of base salary, annual cash bonus opportunities, long term incentive compensation in the form of phantom equity awards, and other benefits, as described below.
Base Salary
The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities and contributions. Each NEO’s initial base compensation was specified in their consulting agreement as described below.
Executive Compensation Arrangements
Mark Mukhija
On January 1, 2024, Eagle entered into a consulting agreement with Mark Mukhija, its Chief Executive Officer. Under the agreement, Mr. Mukhija receives a monthly fee in exchange for his provision of Chief Executive Officer services to Eagle. The consulting fee paid to Mr. Mukhija escalates quarterly beginning on its effective date: $3,750 per month for the first three months, $7,500 per month for the fourth through sixth months, $11,250 per month for the seventh through ninth months, and $15,000 per month beginning in month ten. Further, if Eagle completes an initial public offering or lists its shares on a U.S. national securities exchange, Mr. Mukhija will receive a one-time $25,000 cash payment at the time of listing, subject to acceleration by Eagle’s board of directors. He is also eligible to participate in Eagle’s future equity incentive plan, with an initial grant of 1,000,000 stock options at a board-determined exercise price. Eagle anticipates that Mr. Mukhija will also receive the right to 43,873 Earnout Shares as his pro rata share of Eagle equity on a fully-diluted basis, giving effect to the issuance of such stock options. Eagle will also reimburse Mr. Mukhija for pre-approved business expenses, provided they are documented in accordance with Eagle’s company policy. Mr. Mukhija receives no additional compensation for serving on Eagle’s Board of Directors. The agreement may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or Mr. Mukhija’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.
Ajay Toor
On October 15, 2025, Eagle entered into a consulting agreement (the “Toor Consulting Agreement”) with 1268966 B.C. Ltd., a British Columbia corporation (the “Consultant”), owed by Ajay Toor. Pursuant to that agreement, Eagle pays the Consultant a fee of $10,750 per month to compensate it for the provision of Mr. Toor’s Chief Financial Officer services to Eagle. Further, Eagle agreed to reimburse Mr. Toor for pre-approved business expenses, provided they are documented in accordance with its company policy. The agreement continues month-to-month until terminated. The Company may terminate the agreement for cause immediately or without cause on 90 days’ notice (or payment in lieu of notice). The Consultant may terminate the agreement on 30 days’ notice. The agreement also terminates automatically upon bankruptcy, dissolution, or upon Mr. Toor’s death. The agreement includes standard confidentiality, invention assignment, and indemnification provisions. In addition, that agreement provides that upon Closing, Eagle will use its commercially reasonable efforts to cause New Eagle to issue the Consultant 90,000 stock options to purchase New Eagle Common Stock at a price equal to the deemed price of the New Eagle Common Stock being issued to the Eagle stockholders in connection with the Transaction, such stock options to be issued under the New Eagle Equity Plan.
Kuljit Basi
On April 1, 2024, Eagle entered into a consulting agreement with SVK Metrix Inc., a British Columbia corporation owned by Kuljit Basi. Pursuant to that agreement, Eagle pays SVK Metrix Inc. a consulting fee of

$7,500 per month for the first 6 months and $15,000 per month thereafter to compensate it for the provision of Mr. Basi’s Vice President — Project Development services to Eagle. Further, Eagle agreed to reimburse Mr. Basi for pre-approved business expenses, provided they are documented in accordance with its company policy. Mr. Basi receives no additional compensation for serving on the Board of Directors. Eagle’s agreement with SVK Metrix Inc. may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or upon Mr. Basi’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.
Yana Popova
On November 1, 2024, Eagle entered into a consulting agreement with 727 Consulting Ltd, a British Columbia corporation owned by Yana Popova. Pursuant to that agreement, Eagle pays 727 Consulting Ltd. a fee of $15,000 per month to compensate it for the provision of Ms. Popova’s Chief Financial Officer services to Eagle. Further, Eagle agreed to reimburse Ms. Popova for pre-approved business expenses, provided they are documented in accordance with its company policy. Eagle’s agreement with 727 Consulting Ltd. may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or upon Ms. Popova’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.
Executive Employment Arrangements Following the Transaction
In connection with Closing, Mark Mukhija and Ajaypreet Toor (each an “Executive”) will enter into executive employment agreements (the “Executive Employment Agreements”) with New Eagle to serve as Chief Executive Officer and Chief Financial Officer, respectively. Each agreement will provide for at-will employment commencing on the effective date and continuing until terminated in accordance with its terms (the “Term”). Mr. Mukhija and Mr. Toor will initially receive annualized base salaries of $350,000 and $180,000, respectively, payable in accordance with New Eagle’s regular payroll practices (each, a “Base Salary”), and will be eligible for a discretionary annual performance bonus determined by the New Eagle Board based on corporate and individual performance. The Executives will also be eligible to participate in New Eagle’s equity incentive plans, including the New Eagle Equity Plan, subject to the terms of those plans and applicable award agreements. In addition, each Executive will be entitled to participate in New Eagle’s employee benefit plans and programs available to executives, reimbursement of reasonable business expenses, and vacation in accordance with New Eagle’s policies.
The Executive Employment Agreements provide that employment may be terminated at any time (a) by New Eagle with or without Cause, (b) by New Eagle in the event that the Executive has incurred a Disability, (c) by the Executive with Good Reason (each as defined in the Executive Employment Agreements), (d) by the Executive without Good Reason, or (e) due to the Executive’s death.
If employment is terminated by New Eagle for Cause, by the Executive without Good Reason, or due to Disability or the Executive’s death (in any case, the date that the Executive’s employment by New Eagle terminates is referred to as the “Severance Date”), New Eagle shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from New Eagle, any payments or benefits other than payment, within 30 days after the Severance Date, of (i) any Base Salary that has accrued but has not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) in the case of death or Disability, any bonus payment as provided pursuant to the Executive Employment Agreements, and (iii) any reimbursement due to the Executive for expenses incurred by the Executive on or before the Severance Date.
If employment is terminated by New Eagle without Cause or by the Executive for Good Reason, the Executive will receive the (i) severance equal to six months of Base Salary (the “Severance Period”), payable in installments, (ii) any earned but unpaid bonus for prior years, plus an amount equal to the average of the three most recent annual bonuses earned by the Executive prior to the Severance Date, and (iii) COBRA premium reimbursement for the Severance Period, subject to eligibility and timely election.
If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, in either case within one year after a Change in Control (as defined in the Executive Employment Agreements) shall have occurred, all of the Executive’s then-unvested time-based equity awards shall automatically vest in full as of the date of such termination of employment, without the need for any further action by the Company, the Board, or any committee thereof.
The Executive Employment Agreements also include standard confidentiality, non-competition (12 months post- termination), non-solicitation, and non-disparagement provisions.
The foregoing description of the Executive Employment Agreements does not purport to be complete and is qualified in its entirely by the full text of the Form of Executive Employment Agreement, which is filed as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.
Ajaypreet Toor
Pursuant to the terms of the Toor Consulting Agreement, upon Closing Eagle will use its commercially reasonable efforts to cause New Eagle to issue 90,000 stock options to purchase New Eagle Common Stock at a price equal to the fair market value of the New Eagle Common Stock on the date of grant, such stock options to be issued under the New Eagle Equity Plan. Mr. Toor will also receive an additional equity award of 10,000 RSUs, which will vest in quarterly installments over two years. Any such grants shall be subject to the approval of the New Eagle Board.
Mark Mukhija
In addition to the employment terms described above, Mr. Mukhija will be entitled to receive a $50,000 cash bonus payable upon the commencement of Eagle’s 2026 technical work program at the Aurora Uranium Project. Subject to the approval of the New Eagle Board, Mr. Mukhija will also receive (i) a grant of 183,333 RSUs, and (ii) additional equity awards consisting of a mix of stock options and RSUs totaling 1,000,000 shares, with exact allocations to be determined by the New Eagle Board immediately after the Closing of the Transaction, each issuable under the New Eagle Equity Plan. The stock options will vest immediately and the RSUs will vest in quarterly installments over two years. Eagle anticipates that Mr. Mukhija will also receive the right to 43,873 Earnout Shares as his pro rata share of Eagle equity on a fully-diluted basis, giving effect to the issuance of such stock options and RSUs in clause (ii), above.
Outstanding Equity Awards as of the Year Ended November 30, 2025
The following table summarizes the number of units underlying outstanding equity incentive plan awards for each NEO as of November 30, 2025.
Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Mark Mukhija	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ajay Toor	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Kuljit Basi	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Yana Popova	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
New Eagle Equity Plan
Prior to the Closing, New Eagle intends to adopt the New Eagle Equity Plan, subject to shareholder approval at the special meeting. For more information on the New Eagle Equity Plan see the section entitled “Proposal No. 3 — The Equity Plan Proposal.”

Non-Employee Director Compensation
Eagle had no non-employee directors for the year ended November 30, 2025, and therefore did not pay any compensation to non-employee directors for their services as a directors for the year ended November 30, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE
The following discussion and analysis should be read in conjunction with the financial statements and related notes which have been prepared in accordance with US GAAP and are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires, for the purposes of this section, “Eagle Energy”, “we”, “us”, “our”, or the “Company” refer to Eagle Energy Metals Corp.
Company Overview
Eagle Energy Metals Corp. was founded and incorporated under the laws of the state of Delaware on December 14, 2023. The Company is a mining and exploration company focused on mineral exploration and development in North America.
The Company’s corporate office and mailing address are located at 5470 Kietzke Lane, Suite 3000, Reno, NV 89511 and the Company’s phone number is 775-335-2029. The Company’s registered and records office is located at Capitol Services Inc. 108 Lakeland Avenue, Kent County, Dover, DE 19901. The Company’s website address is https://eagleenergymetals.com/.
On October 17, 2024, the Company completed a conversion into a Nevada corporation (the “Conversion”), under the name Eagle Energy Metals Corp. pursuant to a plan of conversion. Each common share outstanding, par value of $0.0001 per share, of the Company as a Delaware entity was converted into 4.081617 common shares, par value of $0.0001 of the Company as a Nevada entity and all share amounts included in the accompanying financial statements reflect the conversion amount.
On July 30, 2025, the Company entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA was subsequently amended on September 29, 2025 (“Amended BCA”), to amend the legal structure of the “de-SPAC”, such that each of SVII and the Company will become a subsidiary of Eagle Nuclear Energy Corp. (“PubCo”), a newly incorporated entity, with the intention of obtaining a listing of PubCo on the NASDAQ.
Mineral Properties
Fish Lake Valley Property
On January 12, 2024, the Company entered into a property option agreement with Acme Lithium US Inc. (“Acme”), whereby Acme agreed to grant the Company the sole, exclusive option to acquire their 100% interest in 207 lode claims at the Fish Lake Valley property located in Esmerelda County, Nevada. The agreement was amended on June 14, 2024 (the “Fish Lake Valley Effective Date”). The Company paid $20,000 as consideration for entering into an amended agreement.
In order to exercise the option, the Company is required to make a series of cash payments, issuance of common shares of the Company with a total value of $3,300,000, and the incurrence of expenditures towards mining operations in respect of the Fish Lake Valley Property. The breakdown of payments and issuance of common shares are as follows:
•
Pay $50,000 within five days of the Fish Lake Valley Effective Date (paid);

•
Pay $100,000 within six months of the Fish Lake Valley Effective Date;

•
Incur $500,000 in expenditures toward mining operations of the Property, on or before the 12-month anniversary of the Fish Lake Valley Effective Date;

•
Pay $450,000 and issue common shares of the Company equal to $675,000, on the date the Company completes an initial public offering or otherwise becomes listed on a stock exchange (the “Listing Date”), using a deemed price per share on the Listing Date equal to:

•
the price per share of the Company’s common share used in the Company’s initial public offering

•
the deemed transaction price per share of the Company’s common shares in the event the listing is competed by way of a reverse takeover, merger or business combination; or

•
the reference price per share of the Company’s common share calculated in accordance with the stock exchange’s policies in the event the listing is completed by way of a direct listing on the stock exchange

•
Pay $375,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the 12-month anniversary of the Listing Date; and

•
Pay $500,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the second-year anniversary of the Listing Date.

The Optionor will receive Net Smelter Returns Royalty (“NSR Royalty”) equal to 1.0% of Net Smelter Returns.
The Company capitalized the following acquisition costs during the period from December 14, 2023 (inception) through November 30, 2025.
Fish Lake Valley Property $
Balance, December 14, 2023 (inception)	—
Property acquisition	70,000
Impairment	(70,000)
Balance, November 30, 2024 and 2025	—
During the period from December 14, 2023 (inception) through November 30, 2024, an impairment of $70,000 on the Property was incurred as a result of the Company’s decision to not pursue this project any further. On December 14, 2024, the Company terminated the property option agreement.
Aurora Uranium Project
On November 18, 2024 (the “Aurora Effective Date”), the Company entered into a property option agreement (the “Aurora Option Agreement”) with Aurora Energy Metals Ltd. (“Aurora Energy”) and its wholly owned subsidiary Oregon Energy LLC (“Oregon Energy”) who, through Oregon Energy, is the owner of 100% interest in the Aurora Uranium project composed of 365 mining claims. As part of the Aurora Option Agreement, Aurora Energy, agreed to grant the Company the sole, exclusive option to acquire all of the issued and outstanding equity interests in Oregon Energy. Upon exercise of the option, the Company would acquire 100% of Oregon Energy including all of its right, title and interest in the Aurora Uranium project.
In order to exercise the option, the Company must:
•
Grant Aurora Energy a 1% NSR in the project’s future revenue, half or all of which may be repurchased by the company for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations;

•
Pay $300,000 cash consideration on or before December 18, 2024 (paid);

•
Complete a measured and/or indicated SK1300 technical report and mineral resource estimate (an “SK1300 Report”) for the project, in accordance with the standards of Subpart 1300 of Regulation S-K of the Securities Act (completed);

•
Issue shares of common stock in the Company with a value of $16,000,000 (“Aurora Option Payment Shares”) on the closing date of:

•
an initial public offering of the Company’s shares and listing thereof on a national securities exchange, or

•
a different transaction which results in the listing of the Company’s shares on a national securities exchange, or

•
the acquisition of substantially all the Company’s outstanding equity securities or substantially all of the Company’s assets by a public company with common equity that is listed on a national securities exchange, in each case prior to May 18, 2025 (the “Listing Event”); and

•
Raise a minimum of $6,800,000 in connection with the Listing Event.

The number of Aurora Option Payment Shares the Company will issue shall be calculated based on the initial listing price of the Company’s shares (or the trading price of the Company’s successor’s shares) upon completion of the Listing Event. If the Company identifies a measured and/or indicated SK1300 mineral resource of at least 40 million pounds of U3O8, the total value of the Aurora Option Payment Shares will increase by $4,000,000, bringing the aggregate value to $20,000,000. Each additional 1,000,000 pounds of U3O8 above 40 million pounds will further increase the total value of the Aurora Option Payment Shares by $200,000, up to a maximum of $1,000,000, resulting in an overall maximum of $21,000,000 (collectively, the “Resource Payment”).
The Company also agreed to issue Aurora Energy additional Aurora Option Payment Shares based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the Listing Event, with the value of these Aurora Option Payment Shares being equal to the product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price does not increase, there will be no adjustment to the number of Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following a Listing Event, the Company will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of our successor) during the 30 days prior to the announcement of the pre-feasibility study.
The Aurora Option Agreement will terminate, and we will forfeit our option, if we do not complete a Listing Event on or before May 18, 2025. However, the Company may extend the agreement by six months (up to two times) by making additional payments to Aurora Energy and allocations of funds to the Company’s mining operations. For the first six-month extension, the Company must pay Aurora Energy $300,000 and allocate $250,000 to the Company’s mining operations expenditures; for the second six-month extension, the Company must pay Aurora Energy $400,000 and allocate an additional $250,000 to those expenditures.
On May 18, 2025, the Company exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora. On November 18, 2025, the Company exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, the Company is obligated to reimburse up to $500,000 of mining operations expenditures of Oregon Energy. As of November 30, 2025, the Company has made reimbursements of $193,415, with a further $7,975 recorded in accounts payable and accrued liabilities.
On July 14, 2025, Oregon Energy received correspondences from the Bureau of Land Management in respect of 4 mining claims being declared null and void due to the lands being closed to mineral entry. As such, the Aurora Uranium Project consists of 361 mining claims currently
On November 26, 2025, the Company, Aurora Energy, and Oregon Energy executed a First Amendment to the Property Option Agreement. The amendment (i) revised the second extension to complete a Listing Event from a six month period (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and

(ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by the Company..
The Company capitalized the following acquisition costs for the payments made to Aurora beginning on December 18, 2024 through November 30, 2025.
Aurora Uranium Property
Balance, November 30, 2024	$—
Property option payment	1,000,000
Reimbursement of mining operations expenditures	201,390
Balance, November 30, 2025	$1,201,390
Material Events During the Year Ended November 30, 2025
On December 1, 2024, the Company issued 300,000 shares to a stockholder as a bonus for consulting services rendered to the Company during the one-year service period from January to December 2024.
On December 18, 2024, the Company closed the first tranche of a private placement through the issuance of 1,280,000 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $780,800.
On December 20, 2024, the Company closed the second tranche of a private placement through the issuance of 540,540 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $329,729.
On March 6, 2025, the Company closed a third tranche of a private placement through the issuance of 2,794,173 shares at a price of $0.61 per share, for gross proceeds $1,704,446. In conjunction with closing this financing round, the Company incurred issuance costs of $24,899.
On March 10, 2025, the Board of Directors of the Company implemented a 2025 Equity Incentive Plan (“EIP”). The maximum number of shares the Company may issue pursuant to awards granted under the 2025 EIP is 15,137,213 shares, subject to certain automatic increases except that the maximum number of shares that the Company may issue as incentive stock options is equal to the maximum number of shares available for issuance under the EIP without taking into account any automatic increases in the share reserve of the EIP. The Company has not granted any awards under the EIP.
On April 30, 2025, the Company closed the first round of Regulation Crowdfunding (“Reg CF”) financing through the issuance of 7,692,086 shares at a price of $0.61 per share, for gross proceeds of $4,692,172. In conjunction with closing this financing round, the Company incurred issuance costs of $464,016.
On May 23, 2025, the Company closed the second round of Reg CF financing through the issuance of 383,775 shares at a price of $0.61 per share, for gross proceeds of $234,103. In conjunction with closing this financing round, the Company incurred issuance costs of $22,238.
On May 29, 2025, the Company closed the third round of Reg CF financing through the issuance of 69,280 shares at a price of $0.61 per share, for gross proceeds of $42,261. Subscription proceeds amounting to $41,834 has been received, an amount of $427 is yet to be received in relation to this financing and recognized as a subscription receivable. In conjunction with closing this financing round, the Company incurred issuance costs of $24,907.
On May 29, 2025, the Company also issued 570,810 common shares with a deemed fair value of $0.61 per share to the agents in its Reg CF financing as compensation, which is included in share issuance costs.
On May 30, 2025, the Company closed the fourth tranche of a private placement through the issuance of 380,870 shares at a price of $0.61 per share, for gross proceeds of $232,331. In conjunction with closing this financing round, the Company incurred issuance costs of $3,618. The Company also issued 200,000 shares to a consultant at an implied fair value of $0.61 per share for consulting services to be performed in May 2025 to November 2025.
On June 20, 2025, the Company entered into an exclusive patent license agreement with UNM Rainforest Innovations (“UNMRI”) for the use and commercialization of certain patents and technologies, including the grant of commercial sub-licenses, in relation to designs and technologies of small modular nuclear reactors. The term of the agreement is for the longer of 10 years or the length of the underlying patents. The Company paid a license fee of $50,000 and patent expense reimbursement of $17,430 upon execution of the agreement, and is to pay a license maintenance fee of $35,000 due on January 31, 2026, and $50,000 due on each of January 31, 2027 and January 31, 2028. The Company shall also pay to UNMRI certain royalties on commercial sublicenses and on gross receipts from sale of commercial reactors, subject to minimum annual royalties of $65,000 from the calendar year 2028 onwards.
On July 30, 2025, the Company entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA is subsequently amended on September 29, 2025.
On July 30, 2025, the Company issued 15,951,675 common shares, with a par value of $0.0001 per share, to an investor pursuant to a Common Stock Purchase Agreement for total proceeds of $300,000. The issuance is in connection with the planned business combination between the Company and SVII. The shares are subject to automatic redemption if the business combination does not close.
On September 29, 2025, related to the contemplated BCA transaction, the Company entered into an amended and restated agreement and plan of merger (“Amended BCA”) with SVII and ancillary agreements, to amend the legal structure of the “de-SPAC”, such that each of SVII and the Company will become a subsidiary of Eagle Nuclear Energy Corp. (“PubCo”), a newly incorporated entity, with the intention of obtaining a listing of PubCo on the NASDAQ.
On September 29, 2025, the Company also entered into an amendment to the Common Stock Purchase Agreement to reflect the revised legal structure of the Amended BCA, in relation to the potential redemption scenario of the redeemable common stock issued by the Company in July 2025.
On September 29, 2025, the Company also entered into an amended and restated securities purchase agreement (“PIPE Agreement”) with PubCo and a private investor, regarding a potential issuance by PubCo, of 29,700 shares of Series A Cumulative Convertible Preferred Stock for $29,700,000 (“PIPE Issuance”), upon the completion of the “de-SPAC” transaction as contemplated by the Amended BCA. The PIPE Issuance would accrue dividends at 12% annually (if paid in kind), or 10% annually (if paid in cash). At the option of holder, the PIPE Issuance is convertible to common stock of PubCo at a conversion price of $11.88, representing a conversion ratio of 1-to-84.18. Pursuant to the PIPE Agreement, concurrently to the PIPE Issuance, PubCo is also to issue to the investor 2,500,000 warrants with an exercise price of $12.00 per share.
On September 30, 2025, the Company, as a co-registrant with PubCo, filed a Form S-4 with the Securities and Exchange Commission (“SEC”) in respect of the “de-SPAC” transaction in accordance with the Amended BCA.
On October 15, 2025, the Company entered into a consulting agreement (the “126 Agreement”) with the CFO of the Company. Pursuant to the 126 Agreement, the Company will use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options to the CFO upon completion of listing on the Nasdaq Stock Exchange.
On October 16, 2025, the Company entered into an office lease agreement in New York, NY for 5 years and 2 months from the lease commencement date.
On November 3, 2025, the Company entered into an office lease agreement in Vancouver, Canada for 2 years.

For the year ended November 30, 2025, the Company incurred a total of $579,597 in share issuance costs paid in cash related to its Reg CF offering and private placements.
During the year ended November 30, 2025 the Company made a total payment of $1,193,415 with a further $7,975 recorded in accounts payable and accrued liabilities to Aurora Energy towards the Aurora Option Agreement.
Summary of Significant Accounting Policies
a) Cash
Cash includes cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of November 2025. At times, the Company’s cash balance exceeds the federally insured limits. The total uninsured cash balance as of November 30, 2025 was $980,411 (November 30, 2024 — $Nil).
b) Impairment of long-lived assets
Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.
When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. During the period from December 14, 2023 through November 30, 2024, an impairment of $70,000 was incurred on the mineral rights.
c) Financial instruments measurements and fair value of financial instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.
Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.
Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.
Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:
•
Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•
Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.
d) Income taxes
The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than note that some portion of the deferred tax asset will not be realized.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the tax years ended 2024 and 2025.
e) Loss per share
Basic earnings (loss) per share (“EPS”) is calculated by dividing profit or loss attributable to common equity holders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. The denominator is calculated by adjusting the shares issued at the beginning of the period by the number of shares issued or bought back during the period, multiplied by a time-weighting factor.
Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential units. The effects of anti-dilutive options and potential units are ignored in calculating diluted EPS. All options and potential units are considered anti-dilutive when the Company is in a loss position.
The Company had no anti-dilutive securities as of November 30, 2025 and 2024.

f) Offering cost
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs associated with the issuance of common stock were charged against the proceeds received from and carrying value of the common stock.
g) Related parties
The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.
h) Leases
The Company determines if an arrangement contains a lease at inception as defined by ASC 842, Leases (“ASC 842”). To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
i) Mineral rights
Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.
To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.
ASC 930-805, Extractive Activities-Mining: Business Combinations (“ASC 930-805”) states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.
For the years ended November 30, 2025 and 2024, the Company has incurred acquisition costs for mineral rights of $1,201,390 and $70,000, respectively. The $70,000 incurred in the prior period was subsequently written off due to impairment as of November 30, 2024 as discussed above.
j) Redeemable common stock
The Company accounts for its redeemable common stock in accordance with the guidance of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Shares of common stock subject to mandatory redemption, if any, is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder, or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Certain common stock of the Company features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, such redeemable common stock is presented at redemption value as mezzanine equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.
k) Subsequent Events
The Company evaluated subsequent events through the date in which the financial statements were issued.
l) Recent accounting pronouncements
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of December 1, 2024, which had no material impact on the Company’s financial statements.
ASC 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally mineral exploration and development in North America.
Results of Operations — For the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024
	For the year ended November 30, 2025	For the period from December 14, 2023 (inception) through November 30, 2024	Change $	Change %
Operating expenses
Bank charges	$4,184	$389	3,795	976
Business development	116,742		116,742	100
Amortization expense	1,515	—	1,515	100
Mineral rights development expenditures	314,013	—	314,013	100
Office and administrative	895,430	41,027	854,403	2,083
Professional fees	3,075,312	758,143	2,317,169	306
Rent expense	123,554	27,589	95,965	348
Investor relations	120,000	—	120,000	100
Salaries and wages	18,151	—	18,151	100
Licensing fee expense	29,436	—	29,436	100
Travel and entertainment	549,177	123,483	425,694	345
Total operating expenses	(5,247,514)	(950,631)	(4,296,883)	452
Other income (expense)
Loss on impairment	—	(70,000)	70,000	(100)
Gain (loss) on foreign currency transactions	(13,118)	574	(13,692)	(2,385)
Net loss	(5,260,632)	(1,020,057)	(4,240,575)	416
The net loss for the year ended November 30, 2025, was $5,260,632, representing an increase of $4,240,575 compared to the net loss of $1,020,057 for the similar period from December 14, 2023 (inception)

through November 30, 2024. This change in net loss is primarily attributed to office and administrative, mineral rights development expenditure, and travel and entertainment, and higher professional fees, including increased consulting and legal expenses, as operations expand.
Business development for the year ended November 30, 2025, was $116,742, an increase of $116,742 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the Company’s engagement of external business development firms as part of its ongoing efforts to go public, which did not occur in the prior period.
Mineral rights development expenditures for the year ended November 30, 2025, were $314,013, an increase of $314,013 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. The increase is primarily driven by commencement of mineral rights assessments and other related work undertaken by the Company in connection with the Aurora Uranium Project.
Office and administrative expenses for the year ended November 30, 2025, were $895,430, an increase of $854,403 compared to $41,027 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by expanded operations.
Professional fees for the year ended November 30, 2025, were $3,075,312, an increase of $2,317,169 compared to $758,143 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by higher consulting fees related to marketing, geological consulting, and other consulting services. Legal fees increased due to the equity private placement, and accounting fees also rose in connection with ongoing audit and review engagements.
Rent expense for the year ended November 30, 2025, was $123,554, an increase of $95,965 compared to $27,589 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by a new short-term lease for the office location which commenced June 2024. The Company also entered into a lease for a new office in Vancouver commencing November 2025 as mentioned above.
Investor relations for the year ended November 30, 2025, was $120,000, an increase of $120,000 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the Company’s engagement of an external investor relations firm as part of its ongoing efforts to go public, which did not occur in the prior period.
Licensing fee expense for the year ended November 30, 2025, was $29,436, an increase of $29,436 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. The increase mainly reflects the 2025 license maintenance fee under the exclusive patent license agreement with UNMRI.
Travel and entertainment expense for the year ended November 30, 2025, was $549,177, an increase of $425,694 compared to $123,483 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the increase in travel relating to increased operations.
Comparison of the Three Months Ended November 30, 2025 and 2024:
	For the three months ended November 30, 2025	For the three months ended November 30, 2024	Change $	Change %
Operating expenses
Bank charges	$1,261	$249	1,012	406
Business development	116,742	—	116,742	100
Amortization expense	841	—	841	100
Mineral rights development expenditures	102,733	—	102,733	100
Office and administrative	755,448	7,578	747,870	9,869
Professional fees	955,631	427,290	528,341	124
Rent expense	46,129	13,849	32,280	233

	For the three months ended November 30, 2025	For the three months ended November 30, 2024	Change $	Change %
Investor relations	99,677	—	99,677	100
Salaries and wages	18,151	—	18,151	100
Licensing fee expense	16,333	—	16,333	100
Travel and entertainment	169,751	71,512	98,239	137
Total operating expenses	(2,282,697)	(520,478)	(1,762,219)	339
Other income (expense)
Loss on impairment	—	(70,000)	70,000	(100)
Gain (loss) on foreign currency transactions	(3,503)	527	(4,030)	(765)
Net loss	(2,286,200)	(589,951)	(1,696,249)	288
The net loss for the three months ended November 30, 2025, was $2,286,200, representing an increase of $1,696,249 compared to the net loss of $589,951 for the three months ended November 30, 2024. This change in net loss is primarily attributed to business development, office and administrative, mineral rights development expenditure, and travel and entertainment, and higher professional fees, including increased consulting and legal expenses, as operations expand.
Business development for the three months ended November 30, 2025, were $116,742, an increase of $116,742 compared to $Nil for the three months ended November 30, 2024. This increase is primarily driven by the Company’s engagement of external business development firms as part of its ongoing efforts to go public, which did not occur in the prior period.
Mineral rights development expenditures for the three months ended November 30, 2025, were $102,733, an increase of $102,733 compared to $Nil for the three months ended November 30, 2024. The increase is primarily driven by commencement of mineral rights assessments and other related work undertaken by the Company in connection with the Aurora Uranium Project.
Office and administrative expenses for the three months ended November 30, 2025, were $755,448, an increase of $747,870 compared to $7,578 for the three months ended November 30, 2024. This increase is primarily driven by expanded operations.
Professional fees for the three months ended November 30, 2025, were $955,631, an increase of $528,341 compared to $427,290 for the three months ended November 30, 2024. This increase is primarily driven by higher consulting fees related to marketing, geological consulting, and other consulting services. Legal fees increased due to the equity private placement, and accounting fees also rose in connection with ongoing audit and review engagements.
Rent expense for the three months ended November 30, 2025, was $46,129, an increase of $32,280 compared to $13,849 for the three months ended November 30, 2024. This increase is primarily driven by a new short-term lease for the office location which commenced June 2024. The Company also entered into a lease for a new office in Vancouver commencing November 2025 as mentioned above.
Investor relations for the year ended November 30, 2025, was $99,677, an increase of $99,677 compared to $Nil for the three months ended November 30, 2024. This increase is primarily driven by the Company’s engagement of an external investor relations firm as part of its ongoing efforts to go public, which did not occur in the prior period.
Travel and entertainment expense for the year ended November 30, 2025, was $169,751, an increase of $98,239 compared to $71,512 for the three months ended November 30, 2024. This increase is primarily driven by the increase in travel relating to increased operations.
Liquidity and Capital Resources
We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of November 30, 2025, we had a working capital of $621,306 (current assets of $1,464,825, less current liabilities of $843,519). As of November 30, 2024, we had a working capital deficit of $623,569 (current assets of $1,144, less current liabilities of $624,713).
Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.
Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. See further discussion related to our ability to continue as a going concern within Note 2 in the financial statements for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024.
As of November 30, 2025, we had $1,301,928 in cash. We are actively managing current cash flows until such time that we are profitable.
The chart below highlights our cash flows for the period indicated:
	For the year ended November 30, 2025 $	For the period from December 14, 2023 (Inception) through November 30, 2024 $
Net cash provided by (used in):
Operating activities	(5,161,413)	(163,524)
Investing activities	(1,260,845)	(70,000)
Financing activities	7,736,308	233,667
Effects of foreign currency transactions on cash	(12,839)	574
Increase in cash	1,301,211	717
Cash Used in Operating Activities
Our net cash used in operating activities is primarily due to cash payments for operating expenses that we incur in the day-to-day operations of the business. During the year ended November 30, 2025, net cash used in operating activities was $5,161,412. The loss for the year ended November 30, 2025 of $5,260,632 was affected by the changes in operating working capital of $56,326 and an increase of $155,545 in non-cash items consisting mainly of non-cash consulting fees.
During the period from December 14, 2023 (inception) through November 30, 2024, net cash used in operating activities was $163,524. The loss for the year period from December 14, 2023 (inception) through November 30, 2024 of $1,020,057 was affected by the changes in operating working capital of $619,357 and an increase of $237,176 in non-cash items consisting mainly of the impairment of the mineral property and non-cash consulting fees.
Cash Used in Investing Activities
During the year ended November 30, 2025, net cash used in investing activities totaled $1,260,845, primarily related to the option to acquire the Aurora Uranium Project and an intangible asset arising from the exclusive patent license agreement with UNMRI.
During the period from December 14, 2023 (inception) through November 30, 2024, net cash used in investing activities totaled $70,000, primarily related to the acquisition of Fish Lake Valley Property.

Cash Provided by Financing Activities
We have funded our business to date from the issuance of our common stock through private placements.
During the year ended November 30, 2025, net cash provided by financing activities totaled $7,736,308, primarily related to the proceeds from the issuance of shares of $8,364,042 net of $927,734 of share issuance costs paid in cash for a net amount of $7,436,308. The Company also received proceeds from the issuance of redeemable common stock of $300,000.
During the period from December 14, 2023 (inception) through November 30, 2024, net cash provided by financing activities totaled $233,667, primarily related to the proceeds from the issuance of shares of $235,201 net of $1,534 of share issuance costs paid in cash for a net amount of $233,667.
Quantitative and Qualitative Disclosures about Market Risk
Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.
Our financial instruments consist of cash and accounts payable and accrued liabilities. The carrying value of the Company’s cash, and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.
Our risk exposures and the impact on our financial instruments are summarized below:
Credit Risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial assets are cash. Our maximum exposure to credit risk, as of period end, is the carrying value of our financial assets, being $1,301,928 (November 30, 2024 — $717) as of November 30, 2025. We hold cash with major financial institutions, therefore minimizing our credit risk.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.
As of November 30, 2025, we had cash of $1,301,928 (November 30, 2024 — $717) to settle current liabilities of $843,519 (November 30, 2024 — $624,713) which fall due for payment within 12 months of the date of the balance sheet.
Market Risk
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of November 30, 2025, our exposure to market risk was insignificant as we did not hold material amounts of financial instruments in foreign currencies, nor did we hold any debt that was subject to variable interest rates.
Inflation Risk
We do not believe that inflation had a significant impact on our results of operations for any period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management
Capital is comprised of our stockholders’ deficiency and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.
There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.
Off-Balance Sheet Arrangements
We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.
Emerging Growth Company Status
The Jumpstart Our Business Startups (“JOBS”) Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. However, we may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
Evaluation of Disclosure of Controls and Procedures
Based on an evaluation as of November 30, 2025, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective.
We and our independent registered public accounting firm did not and were not required to perform an audit of our internal control over financial reporting, in connection with the audit of our 2025 financial statements.

Material Weakness
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected in a timely manner.
Subsequent Events
The Company evaluated all events and transactions occurring subsequent to November 30, 2025, through the date the financial statements were issued for items requiring adjustment to or disclosure in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than those described below.
On December 17, 2025, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.
On January 9, 2026, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OREGON ENERGY LLC
The following discussion and analysis should be read in conjunction with the unaudited condensed financial statements for the three months ended September 30 2025, and related notes which have been prepared in accordance with US GAAP. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires, for the purposes of this section, “Oregon Energy”, “we”, “us”, “our”, or the “Company” refer to Oregon Energy LLC.
Company Overview
The Company is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in the states of Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011 to facilitate its business activities.
The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.
On November 18, 2024, Aurora and the Company entered into a property option agreement with Eagle Energy Metals Inc. (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified technical and financing milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.
On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. As part of the extension, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $250,000. For the three months ended September 30, 2025, Eagle has reimbursed the Company $90,094 resulting in a cumulative reimbursement total of $173,651 as of September 30, 2025. Eagle may be subject to additional obligations upon the exercise of further extensions.
Mineral Rights
In 2010, we acquired mining claims to explore and extract uranium and other valuable minerals in certain uranium properties (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of September 30, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 27 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2025, the Company held 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.
On July 14, 2010, we completed the acquisition of certain mineral rights located in Malheur County, Oregon at a total purchase price of $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired claims remained subject to a 1.5% Net Smelter Royalty (NSR) payable to a third party. In accordance with the agreement, we assumed all reclamation, bonding, environmental, and regulatory obligations related to the properties.
In accordance with Accounting Standards Codification (“ASC”) 930, “Extractive Activities — Mining”, the initial acquisition costs of $2,000,000 were capitalized as mineral rights. As of June 30, 2016, the carrying value was fully impaired.
During the three months ended September 30, 2025, the Company paid annual maintenance fees on mining claims amounting to $75,368 (three months ended September 30, 2024 — $76,227). Such annual maintenance fees are included in exploration and evaluation expenses in the accompanying unaudited condensed statements of operations in the periods that they are incurred.
As of September 30, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.
In 2025, Eagle engaged BBA USA Inc, to complete a S-K 1300 Technical Report Summary on the AUP (the “S-K 1300 AUP TRS”). BBA USA Inc, completed the S-K 1300 AUP TRS which is entitled S-K 1300 Technical Report Summary Mineral Resources Estimate for the Aurora Uranium Project; Report Date: August 8, 2025. The report was filed with the Securities and Exchange Commission on September 30, 2025, as an exhibit to a Form S-4 for which Eagle is a co-registrant of.
Selected Quarterly Financial Information
The following table sets out selected quarterly financial information for our Company, which has been prepared in accordance with US GAAP:
	(Unaudited)
	Three Months Ended September 30,
	2025	2024
Exploration and evaluation expenses	$49,568	$41,793
General and administration costs	8,137	8,669
Other income	(90,094)	—
Net income (loss)	32,389	(50,462)
	September 30, 2025
As at	(Unaudited)	June 30, 2025
Cash	$5,101	$16,731
Current assets	80,948	39,092
Total assets	469,125	430,549
Total liabilities	3,886	7,115
Member’s capital	465,239	423,434
Results of Operations for the three months ended September 30, 2025 (Unaudited)
The net income for the three months ended September 30, 2025, was $32,389, an increase of $82,851 compared to the net loss from the three months ended September 30, 2024, which was $50,462. The change in net loss is driven by the reimbursement of $90,094 made by Eagle recognized in other income for the three months ended September 30, 2025 compared to no such reimbursement in the same period of the prior year.
Exploration and evaluation expenses for the three months ended September 30, 2025, were $49,568, an increase of $7,775 compared to the three months ended September 30, 2024, which were $41,793. The change is primarily due to an increase in salaries and wages, which was partially offset by a decrease in consulting fees in exploration and evaluation activities compared to the same period in the prior year.

General and administrative expenses for the three months ended September 30, 2025, were $8,137, a decrease of $532 compared to the three months ended September 30, 2024, which were $8,669. The change is primarily due to a decrease in insurance expenses, which was partially offset by an increase in office expenses in general and administrative expenses activities compared to the same period in the prior year.
The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures,” has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital.
During the three months ended September 30, 2025, the Company incurred consulting fees of $6,414 under exploration and evaluation expenditures to Mitchell River Group, the company affiliated with a director of the Company’s member. These fees related to salary recharges for administrative support services rendered to the Company, and were paid by Aurora forming part of the member’s capital contributions.
During the three months ended September 30, 2025 and 2024, capital contributions by Aurora, being sole member of the Company, were made amounting to $9,416 and $96,395, respectively. As of September 30, 2025 and September 30, 2024, the total member’s capital contributions amount to $13,882,354 and $13,819,469 respectively.
Liquidity and Capital Resources
We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of September 30, 2025, we had a working capital of $77,062 (current assets of $80,948, less current liabilities of $3,886) and as of June 30, 2025, we had a working capital of $31,977 (current assets of $39,092, less current liabilities of $7,115).
Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.
Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. See further discussion related to our ability to continue as a going concern within Note 2 in the unaudited condensed financial statements for the three months ended September 30, 2025 and 2024.
As of September 30, 2025 and June 30, 2025, we had $5,101 and $16,731 in cash, respectively. We are actively managing current cash flows until such time that we are profitable.
The chart below highlights our cash flows for the periods indicated (unaudited):
	For the three months ended September 30,
	2025	2024
Net cash provided by (used in):
Operating activities	$(21,046)	$(148,254)
Financing activities	9,416	96,395
Change in cash	(11,630)	(51,859)
Cash Used in Operating Activities
The net cash used in operating activities is primarily due to cash payments for operating expenses incurred in the day-to-day operations of the business, including exploration and evaluation activities. Net cash used in operating activities for the three months ended September 30, 2025, was $21,046 compared to $148,254 for the three months ended September 30, 2024. The net income for the three months ended September 30, 2025 of $32,389, was increased by $3,280 of non-cash depreciation and partially offset decreased by $56,715 in changes in working capital items. This compares to a loss of $50,462 for the prior period, that was further decreased by $101,071 in changes in working capital items and offset by $3,279 in non-cash depreciation.
Cash Used in Investing Activities
There were no investing activities during the three months ended September 30, 2025, and 2024.
Cash Provided by Financing Activities
Financing activities for the three months ended September 30, 2025 and 2024, amounting to $9,416 and $96,395, respectively, represent cash contributions from Aurora. These contributions were made without any interest or repayment terms and have been classified as member’s capital.
Quantitative and Qualitative Disclosures about Market Risk
Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.
Our financial instruments consist of cash, restricted cash, and accounts payable and accrued liabilities. The carrying value of the Company’s cash, restricted cash, and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.
Our risk exposures and the impact on our financial instruments are summarized below:
Credit Risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial asset is cash. Our maximum exposure to credit risk, as of period end, is the carrying value of our financial asset, being $5,101 and $16,731 as of September 30, 2025 and June 30, 2025, respectively. We hold cash with major financial institutions, therefore minimizing our credit risk.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through contribution of capital by our sole member.
As of September 30, 2025, we had cash of $5,101 to settle current liabilities of $3,886 which fall due for payment within 12 months of the date of the unaudited condensed balance sheet.
Market Risk
Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of September 30, 2025 and June 30, 2025, our exposure to market risk was insignificant as we did not hold material amounts of financial instruments in foreign currencies, nor did we hold any debt that was subject to variable interest rates.
Inflation Risk
We do not believe that inflation had a significant impact on our results of operations for any period presented in our unaudited condensed financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.
Capital Management
Capital is comprised of our member’s capital and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our member over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by adjusting in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.
There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.
Critical Accounting Policies and Estimates
A summary of our significant accounting policies is described in more detail in Note 3 of the notes to our audited financial statements for the year ended June 30, 2025. Our audited financial statements are prepared in accordance with US GAAP. The preparation of our audited financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our audited financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.
Off-Balance Sheet Arrangements
We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.
Evaluation of Disclosure Controls and Procedures
Based on an evaluation as of September 30, 2025, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective. There have been no changes during the three months ended September 30, 2025.
Material Weakness
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected in a timely manner.
Subsequent Events
Management of the Company has evaluated all events and transactions occurring subsequent to September 30, 2025, through the date the accompanying unaudited condensed financial statements were issued for items that should be adjusted for or disclosed in the accompanying unaudited condensed financial statements and notes to the unaudited condensed financial statements noting no such events or transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF EAGLE
On December 14, 2023, Eagle issued 408 shares to Mark Mukhija, its Chief Executive Officer, in connection with its formation under the law of the state of Delaware. Mr. Mukhija paid a total of $1.00 for these shares. This issuance was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof.
On January 1, 2024, Eagle entered into a Consulting Agreement (the “Mukhija Agreement”) with Mr. Mukhija. Pursuant to the Mukhija Agreement, Mr. Mukhija provides Eagle with services usual and customary for a chief executive officer. The term of the Mukhija Agreement is indefinite and subject to termination for cause or upon 30 days’ prior written notice by the other party. Eagle currently pays Mr. Mukhija pursuant to the Mukhija Agreement $15,000 per month. Mr. Mukhija is also eligible to receive a one-time cash payment of $25,000 upon completion of an initial public offering, an initial grant of 1,000,000 stock options upon establishment of an incentive stock option plan, and expense reimbursement at Eagle’s discretion. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid Mr. Mukhija $117,157.14 and $270,012.46, respectively, inclusive of fees and expenses.
On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 1,428,566 shares, for $0.0025 per share to 1143373 BC Ltd., a company controlled by Yana Popova, its former Chief Financial Officer, for gross proceeds of $3,500. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).
On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 408,162 shares, for $0.0025 per share to SVK Metrix Inc., a company controlled by Kuljit Basi, an Eagle director, for gross proceeds of $1,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).
On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 35,979,454 shares, for $0.0025 per share to Blue Bird Capital Corp., a company controlled by Justus Parmar, a beneficial owner of more than 20% of Eagle’s voting securities, for gross proceeds of $88,150. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).
On April 1, 2024, Eagle entered into a Consulting Agreement (the “SVK Agreement”) with SVK Metrix Inc (“SVK”), a company controlled by Kuljit Basi. Pursuant to the SVK Agreement, SVK provides Eagle with services including (i) developing Eagle’s mining projects, (ii) leading management and definition of project scope, permitting processes, technical and economic evaluations and project implementation plans, (iii) managing internal and external consultants, (iv) managing technical analysis, strategic planning and project due diligence activities and (v) developing enterprise short-term and long-term alignment. The term of the SVK Agreement is indefinite and subject to termination for cause or upon 30 days’ prior written notice by the other party. Eagle agreed to pay $7,500 per month for the first six months, and $15,000 per month thereafter, with discretionary performance bonuses, expense reimbursement and eligibility for SVK to participate in Eagle’s equity incentive plan once established. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid SVK $93,839.32 and $219,236.04, respectively, inclusive of fees and expenses.
On August 7, 2024, Eagle issued 1,428,566 shares to Mark Mukhija, its Chief Executive Officer, at $0.0025 per share, for gross proceeds of $3,500, in an exempt offering under Section 4(a)(2) of the Securities Act.
On October 15, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 408,162 shares, for $0.0025 per share to Mark Mukhija, its Chief Executive Officer, for gross proceeds of $1,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).
On October 15, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 3,265,293 shares, for $0.0025 per share to SVK Metrix Inc., a company controlled by Kuljit Basi, an Eagle director, for gross proceeds of $8,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).
On November 1, 2024, Eagle entered into a Consulting Agreement (the “727 Agreement”) with 727 Consulting Ltd (“727”), a company controlled by Yana Popova. Pursuant to the 727 Agreement, 727 will perform the services of Eagle’s CFO, including (1) cash flow management, (2) financial reporting, (3) forecasting and (4) compliance. The term of the 727 Agreement is indefinite, subject to termination for cause, termination upon 90 days’ notice by the Company or 30 days’ notice by 727. Eagle agreed to pay $15,000 per month plus applicable taxes, and acknowledged and confirmed that it had paid 727 $7,500 per month from April 1, 2024 to September 30, 2024. The 727 Agreement also provides for discretionary bonus payments, participation in Eagle’s equity incentive plan once established, and expense reimbursement. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid 727 $77,717.16 and $231,399.26, respectively, inclusive of fees and expenses. Yana Popova ceased acting as Eagle’s CFO on October 15, 2025.
On December 1, 2024, Eagle issued a discretionary bonus of 300,000 shares to Blue Bird Capital Corp., (“Blue Bird”) a company controlled by Justus Parmar, a beneficial owner of more than 20% of Eagle’s voting securities, pursuant to the terms of a consulting agreement with Blue Bird Capital Corp. dated January 1, 2024 (the “Blue Bird Agreement”). Pursuant to the Blue Bird Agreement, Blue Bird (1) advised Eagle on capital markets, corporate finance and in connection with asset acquisitions and mergers and acquisitions transactions, (2) reviewed potential business development opportunities for Eagle, (3) evaluated financing options for Eagle and sourcing financing partners, (4) advised on suitable financial structures for Eagle, (5) attended strategy meetings with senior management and (6) engaged in general additional duties. Eagle paid Blue Bird $16,000 per month plus applicable taxes, in addition to discretionary bonus payments in cash or securities of Eagle to Blue Bird as well as reimbursable expenses incurred by Blue Bird. On December 31, 2024, the Eagle and Blue Bird mutually terminated the Blue Bird Agreement effective immediately. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid Blue Bird $284,479.67 and $134,423.99, respectively, inclusive of fees and expenses.
On January 1, 2025, Eagle entered into a Consulting Agreement (the “Fortuna Agreement”) with Fortuna Advisors LLC, a Delaware limited liability company (“Fortuna”), also controlled by Justus Parmar. Fortuna provides the same services to Eagle as outlined in the Blue Bird Agreement. The Term of the Fortuna Agreement is for a period of 12 months, subject to termination for cause or upon 30 days’ written notice. Eagle agreed to pay Fortuna $25,000 per month plus applicable taxes on a monthly basis. In addition, Fortuna may be reimbursed for expenses and receive a performance bonus, each at the discretion of Eagle. For the year ended November 30, 2025, Eagle paid Fortuna $553,210.24, inclusive of fees and expenses.
On October 15, 2025, Eagle entered into a Consulting Agreement (the “126 Agreement”) with 1268966 B.C. LTD, a company controlled by Ajaypreet Toor. Pursuant to the 126 Agreement, 1268966 B.C. LTD will perform the services of Eagle’s CFO, including financial reporting; overseeing treasury duties; assisting with development and realization of revenue projections; assisting with executive recruitment; and, compliance. The term of the 126 Agreement is indefinite, subject to termination for cause, termination upon 90 days’ notice by the Company or 30 days’ notice by 1268966 B.C. LTD. Eagle agreed to pay $10,750 per month plus applicable taxes. The 126 Agreement also provides for expense reimbursement, and the Company’s commitment to use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options upon completion of listing on the Nasdaq Stock Exchange. For the year ended November 30, 2025, Eagle paid 1268966 B.C. LTD $19,859.90, inclusive of fees and expenses.

INFORMATION ABOUT SVII
References in this section of the proxy statement/prospectus to “the Company”, “our”, “we” and “us” are intended to refer to SVII, unless the context indicates otherwise.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on January 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
We seek to capitalize on the significant experience and vast network of our management team (including the SVII Board) and Pearl, a Dallas, Texas-based investment firm founded by William Quinn in 2015 (Pearl, together with our management team, our “Team”). While we may pursue a merger opportunity in any industry or sector, we have sought to capitalize on the ability of our management team and the Sponsor with an initial focus on identifying, acquiring and managing a business in the broadly-defined Sustainability industry. SVII’s targeted sectors include, but are not limited to, renewable energy (with a focus on solar and wind, energy storage and other decarbonization technologies), resource optimization (including energy efficiency and digitization), environmental services (including waste management, pollution control and recycling) and grid infrastructure (technologies to support an aging and intermittent grid) in the United States and other developed countries.
On January 26, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on our behalf in consideration of 5,750,000 SVII Founder Shares. In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of our three independent directors. On March 18, 2022, we effectuated a share capitalization with respect to the SVII Class B Ordinary Shares of 1,916,667 shares thereof, resulting in the SVII Initial Shareholders holding an aggregate of 7,666,667 SVII Founder Shares. On January 25, 2024, the Sponsor and our independent directors each voluntarily elected to convert 7,546,666 and 120,000 of their SVII Founder Shares, respectively, to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles. After giving effect to the Class B Conversion, the number of SVII Class B Ordinary Shares issued and outstanding consists of one share held by the Sponsor.
The registration statement for the IPO was declared effective on October 12, 2022. On October 17, 2022, we consummated the IPO of 23,000,000 SVII Units, including the issuance of 3,000,000 SVII Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per SVII Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions. Each SVII Unit consists of one SVII Class A Ordinary Share, one SVII Right to receive one-tenth (1/10) of one Class A Ordinary Share, and one-half of one redeemable SVII Public Warrant. Each SVII Public Warrant entitles the holder to purchase one SVII Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.
On October 28, 2022, we announced that the holders of the SVII Units may elect to separately trade the SVII Class A Ordinary Shares, the SVII Rights and the SVII Public Warrants included in the SVII Units commencing on October 28, 2022. Following delisting from Nasdaq, the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants are currently quoted on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively. Any SVII Units not separated will continue to be quoted on the OTC Pink Market under the symbol “SVIUF.”
Simultaneously with the closing of the IPO, we consummated the Private Placement of 13,350,000 SVII Private Warrants at a price of $1.00 per SVII Private Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each SVII Private Warrant entitles the holder to purchase one SVII Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.

Upon the closing of the IPO and the Private Placement, approximately $235.8 million ($10.25 per SVII Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account, with Continental acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account, if any, and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we only intend to complete a business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
We will provide the SVII Public Shareholders with the opportunity to redeem all or a portion of their SVII Public Shares upon the completion of a business combination either (i) in connection with a shareholders meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a business combination or conduct a tender offer will be made by us, solely at our discretion. The SVII Public Shareholders will be entitled to redeem their SVII Public Shares for a pro-rata portion of the amount then held in the Trust Account.
Initially, we had 15 months from the closing of the IPO or until January 17, 2024, to consummate an initial business combination. On January 10, 2024, we held the First SVII EGM at which our shareholders approved certain proposals including the First SVII Articles Amendment, which, among other matters, changed the date by which we must consummate a business combination to October 17, 2025 or such later date as is determined by the SVII Board. On November 13, 2024, we held the Second SVII EGM at which our shareholders approved the Second SVII Articles Amendment, which further changed the date by which we must consummate a business combination to October 17, 2025 or such earlier date as is determined by the SVII Board. On October 15, 2025, we held the Third SVII EGM at which our shareholders approved the Third SVII Articles Amendment, which further changed the date by which we must consummate a business combination to July 17, 2026 or such earlier date as is determined by the SVII Board.
If we are unable to complete a business combination by July 17, 2026, or such later date as may be approved by our shareholders, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the SVII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding SVII Public Shares, which redemption will completely extinguish SVII Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SVII Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
First SVII EGM
On January 10, 2024, we held the First SVII EGM at which our shareholders approved: (a) the First SVII Articles Amendment, (b) the Insider Letter Agreement Amendment and (c) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the SVII Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471.
Following the approval of the First SVII Articles Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, and our independent directors voluntarily elected to convert an aggregate of 120,000 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles then in effect. After giving effect to the Class B Conversion, one SVII Class B Ordinary Share remains issued and outstanding and is held by the Sponsor. Following such redemptions and the Class B Conversion, 22,304,432 SVII Class A Ordinary Shares remained outstanding, comprising 14,637,766 SVII Public Shares and 7,666,666 SVII Founder Shares, and approximately $158,813,165 remained in the Trust Account. The Sponsor and our independent directors waived any right to receive funds from the Trust Account with respect to any SVII Class A Ordinary Shares issued pursuant to the Class B Conversion, and no additional funds were deposited into the Trust Account in respect of any such shares. The SVII Class A Ordinary Shares issued pursuant to the Class B Conversion remain subject to the existing transfer restrictions on the SVII Founder Shares.
Second SVII EGM
On November 13, 2024, we held the Second SVII EGM at which our shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, the Company and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with our completion of an initial business combination. We account for the Non-Redemption Agreements on a derivative liability basis and record any changes in their fair value in the statements of operations. The amount of such liability was $730,150 as of June 30, 2025.
In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 SVII Class A Ordinary Shares remain outstanding.
Delisting
On October 14, 2025, the Company received a written notice from the Nasdaq Listing Qualifications Department of Nasdaq that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the SEC, which removed the Company’s securities from listing and registration on Nasdaq.
Third SVII EGM
On October 15, 2025, we held the Third SVII EGM at which our shareholders approved the Third SVII Articles Amendment. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398 remained in the Trust Account and 9,879,944 SVII Class A Ordinary Shares remained outstanding.

Extension Promissory Notes
In connection with the approval of the First SVII Articles Amendment, the Company and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor has agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note is non-interest bearing and is payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make the Company a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make Contributions to the Trust Account. We received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
In connection with the approval of Third SVII Articles Amendment, on October 8, 2025, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. All of such Contributions under the Second Extension Promissory Note outstanding at Closing are expected to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.
Business Strategy
Our acquisition and value creation strategy is to complete our initial business combination with a Sustainability-focused company that builds upon the vast industry experience and expertise of our Team.
We have developed our pipeline of opportunities for a potential business combination through our management team’s over 100 cumulative years of experience, deep relationships and extensive network of corporate executives, board members, venture capital and private equity firms, family offices, investment bankers, lawyers, investors and other service providers to the Sustainability industry. We have an extensive history of launching successful investment platforms through proactive and highly selective sourcing of potential targets by analyzing the entire value chain to determine the best balance of risk and reward segment. Utilizing this approach, we have helped build large public and private platforms in the global sustainability and energy markets.
Our selection process has leveraged our Team’s broad and deep relationship network, distinct industry experiences and extensive deal-sourcing capabilities to access a broad spectrum of differentiated opportunities. We have developed this network through our Team’s broad experience, with demonstrated success in both investing in and operating businesses across a variety of industries and at numerous stages of these companies’ life cycles. We have developed a distinctive combination of capabilities, which includes:
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an established record of building industry-leading companies and strong ability to deliver shareholder value over an extended time period;

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experience using acquisitions to grow companies during periods of both economic growth and decline by using extensive deal-sourcing and differentiated transaction execution/structuring capabilities;

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experience deploying value creation strategies, including recruiting talented personnel, implementing system upgrades with the back-office systems, and delivering operating efficiency by implementing an analytical based approached to business metrics; and

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extensive capital markets experience across various business cycles, including financing businesses and assisting companies with transition to public ownership.

We have focused our efforts on opportunities where our Team’s strategic vision, operating expertise, deep relationships and capital markets experience can be catalysts to enhance the growth, competitive position and financial upside in an initial business combination. We intend to execute an initial business combination within the Sustainability industry in the United States or other developed countries, although we may pursue targets in any business, industry, sector, or geographical location. Our Team has an established history in identifying and capitalizing on key trends that have shaped the global sustainability and energy markets and has helped build leading platforms to scale within the marketplace.
Initial Business Combination
So long as our securities are then listed on Nasdaq, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into our initial business combination. If the SVII Board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. As discussed in the section entitled “Proposal No. 1 — The Transaction Proposal — Satisfaction of 80% Test,” the SVII Board determined that this test was met in connection with the Transaction. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of SVII’s independent directors. As discussed in the section entitled “Proposal No. 1 — The Transaction Proposal — Background of the Transaction,” the Transaction was unanimously approved by the SVII Board.
Submission of the Transaction to a Shareholder Vote
We will consummate the Transaction only upon shareholder approval of (i) the Transaction Proposal pursuant to an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least a majority of the issued and outstanding SVII Ordinary Shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote thereon, vote at the Extraordinary General Meeting, and (ii) requisite shareholder approval of each of the Proposals upon which the Transaction Proposal is cross-conditioned. See “The Extraordinary General Meeting of SVII Shareholders” for more information.
The SVII Initial Shareholders and our officers and directors have agreed to vote their SVII Founder Shares and any SVII Public Shares they may hold in favor of the Transaction Proposal and are expected to vote any SVII Ordinary Shares over which they have voting control in favor of the Proposals set forth in this proxy statement/prospectus. On the record date for the Extraordinary General Meeting, the SVII Initial Shareholders and our directors and officers and their affiliates collectively beneficially owned an aggregate of 7,666,667 SVII Founder Shares, representing approximately 77.6% of the issued and outstanding SVII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, no votes of holders of SVII Public Shares will be required to approve any of the Proposals, even if all the SVII Public Shares are voted against such Proposals.
We are providing the SVII Public Shareholders with redemption rights in connection with the Transaction in accordance with the SVII Articles. See the sections entitled “— Redemption Rights for SVII Public Shareholders” and “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights” for more information.
Permitted Purchases and Other Transactions with Respect to Our Securities
Subject to applicable securities laws, the Sponsor or our directors, officers, advisors or their affiliates may purchase SVII Public Shares, SVII Rights or SVII Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. There is no limit on the number of SVII Public Shares, SVII Rights or SVII Public Warrants such persons may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. None of the funds held in the Trust Account will be used to purchase SVII Public Shares, SVII Rights or SVII Public Warrants in such transactions. Such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such purchases may include a contractual acknowledgment that a shareholder, although still the record holder of SVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or our directors, officers, advisors or their affiliates purchase SVII Public Shares in privately negotiated transactions from SVII Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem such shares. See the section entitled “Proposal No. 1 — The Transaction Proposal — Potential Actions to Secure Requisite Shareholder Approvals” for more information.
Redemption Rights for SVII Public Shareholders
SVII is providing the SVII Public Shareholders with the opportunity to redeem all or a portion of their SVII Public Shares in connection with the Transaction at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Transaction, including interest and other income earned on the funds held in the Trust Account and not previously released to SVII to pay its taxes, if any, divided by the number of then outstanding SVII Public Shares, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus (see “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights”). If the Transaction is not completed, then SVII Public Shareholders electing to exercise their redemption rights in connection with the Transaction will not be entitled to receive such payments.
Each SVII Public Shareholder may elect to redeem his, her or its SVII Public Shares irrespective of whether he, she or it votes for or against the Transaction Proposal or any other Proposal set forth in this proxy statement/prospectus. In addition, in connection with SVII’s IPO the SVII Initial Shareholders and SVII’s directors and officers agreed to waive their redemption rights with respect to their SVII Founder Shares and any SVII Public Shares they may hold in connection with the completion of SVII’s initial business combination, which would include the Transaction, pursuant to the Insider Letter Agreement. The SVII Initial Shareholders and SVII’s officers and directors did not receive compensation in exchange for their agreement to waive their redemption rights. In addition, the Sponsor agreed, pursuant to the Sponsor Support Agreement, not to redeem its SVII Ordinary Shares in connection with the Transaction. There are no redemption rights in connection with the Transaction with respect to the SVII Rights or the SVII Warrants.
Limitation on Redemption Rights
The SVII Articles provide that a SVII Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the SVII Public Shares, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of SVII Public Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, the Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the SVII Public Shares without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Under the SVII Articles, SVII does not have a specified maximum redemptionthreshold, other than the aforementioned 15% threshold.
Redemption of SVII Public Shares and Liquidation If No Initial Business Combination
If we have not consummated an initial business combination by July 17, 2026, or such later date as may be approved by our shareholders, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SVII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding SVII Public Shares, which redemption will completely extinguish SVII Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SVII Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the SVII Rights or SVII Warrants, which will expire worthless if we fail to consummate an initial business combination within the time period required by the SVII Articles. The SVII Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor and each member of our management team have entered into the Insider Letter Agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SVII Founder Shares they hold if we fail to consummate an initial business combination within the time period required by the SVII Articles (although they will be entitled to liquidating distributions from the Trust Account with respect to any SVII Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
The Sponsor and our executive officers and directors have agreed, pursuant to the Insider Letter Agreement, that they will not propose any amendment to the SVII Articles (A) that would modify the substance or timing of our obligation to provide holders of the SVII Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SVII Public Shares if we do not complete our initial business combination within the time period required by the SVII Articles or (B) with respect to any other provision relating to the rights of holders of the SVII Class A Ordinary Shares, unless we provide the SVII Public Shareholders with the opportunity to redeem their SVII Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding SVII Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor or our officers or directors or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of the IPO and the Private Placement, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account or the Contributions from the Sponsor, the per-share redemption amount received by SVII shareholders upon our dissolution would be $10.25. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the SVII Public Shareholders. We cannot assure you that the actual per-share redemption amount received by SVII shareholders will not be less than $10.25. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SVII Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. The IPO Underwriters will not execute an agreement with us waiving such claims to the monies held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.25 per SVII Public Share and (ii) the actual amount per SVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SVII Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of the Company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.25 per SVII Public Share and (ii) the actual amount SVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.25 per SVII Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, if any, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.25 per SVII Public Share.
We seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the IPO Underwriters against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $0.2 million of funds held outside the Trust Account (as of June 30, 2025) with which to pay any such potential claims (plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, SVII shareholders who received funds from the Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.25 per SVII Public Share to the SVII Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some, or all amounts received by our shareholders. Furthermore, the SVII Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying SVII Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
The SVII Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the SVII Public Shares if we do not complete our initial business combination within the time period required by the SVII Articles, (ii) in connection with a shareholder vote to amend the SVII Articles (A) to modify the substance or timing of our obligation to provide holders of the SVII Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of the SVII Public Shares if we do not complete our initial business combination within the time period required by the SVII Articles or (B) with respect to any other provision relating to the rights of holders of the SVII Class A Ordinary Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. SVII Public Shareholders who redeem their SVII Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within the time period required by the SVII Articles, with respect to such SVII Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the SVII Articles, like all provisions of the SVII Articles, may be amended with a shareholder vote.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we have encountered competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. If we succeed in effecting the Transaction, there will be, in all likelihood, significant competition from Eagle’s competitors. We cannot assure you that, subsequent to the Transaction, New Eagle will have the resources or ability to compete effectively. Information regarding Eagle’s competition is set forth in the section entitled “Information about Eagle — Competition.”
Facilities
We currently maintain our executive offices at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. The cost for our use of this space was included in the $10,000 per month fee payable to an affiliate of the Sponsor for office space, administrative and support services, which monthly fee was terminated as of November 2024 and, in June 2025, the Sponsor forgave all accrued fees under the administrative services agreement. We consider our current office space adequate for our current operations.
Corporate Website
We maintain a corporate website at www.sv-ac.com. Our website and information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus, and any references to such website in this proxy statement/prospectus are intended to be inactive textual references only.
Employees
We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Periodic Reporting and Financial Information
We registered the SVII Units, SVII Class A Ordinary Shares, SVII Rights and SVII Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We were required to evaluate our internal control procedures for the fiscal year ending December 31, 2024 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. We are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and have received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (as amended) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of the SVII Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of the SVII Ordinary Shares held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of the SVII Ordinary Shares held by non-affiliates did not equal or exceed $700.0 million as of the last business day of the most recently completed second fiscal quarter. To the extent we take advantage of any reduced disclosure obligations, it may also make comparison or our financial statements with other public companies difficult or impossible.
The Sponsor
Spring Valley Acquisition Sponsor II, LLC, the Sponsor, is a Delaware limited liability company. The Sponsor was formed prior to the IPO for the purpose of acting as our sponsor. Other than its investment in and support of our Company, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of the SVII Founder Shares, or approximately $0.004 per share, and subsequently transferred 40,000 SVII Founder Shares to each of our three independent directors. In connection with the closing of the IPO, the Sponsor purchased the SVII Private Warrants for an aggregate purchase price of $13,350,000.
The Sponsor owns 76.4% of the issued and outstanding SVII Ordinary Shares as of the date of this proxy statement/prospectus. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn, and is an affiliate of Pearl, a Dallas, Texas-based investment firm founded by Mr. Quinn in 2015. Pearl focuses on partnering with best-in-class management teams to invest in the North American energy industry, typically targeting opportunities requiring $25 million to $100 million of equity capital. Over the course of their careers, the principals at Pearl have executed on billions of dollars of aggregate transaction value through direct investment, financing and acquisitions, with experience spanning venture to late stage buyout and across all parts of the business cycle.
An affiliate of Pearl also formed and sponsored Spring Valley I, a SPAC similar to our Company that was formed to consummate an initial business combination. Spring Valley I completed its initial public offering in November 2020, in which it sold 23,000,000 units, each consisting of one Class A ordinary share of Spring Valley I and one-half of one redeemable warrant to purchase one Class A ordinary share of Spring Valley I, for an offering price of $10.00 per unit, generating aggregate gross proceeds of $230,000,000. In December 2021, Spring Valley I announced its plans to consummate a business combination transaction with NuScale Power, LLC, an industry leading provider of proprietary and innovative advanced nuclear SMR technology. The NuScale Merger, which had an enterprise value of approximately $1.9 billion, closed in May 2022. Concurrently with the execution of the merger agreement in December 2021 (other than two investors who entered into subscription agreements in March 2022 and April 2022, respectively), Spring Valley I entered into subscription agreements with certain investors to subscribe for an aggregate of 23,700,002 shares of common stock of the post-closing company, NuScale Power Corporation, for an aggregate commitment amount of $235,000,000. The NuScale PIPE Investment was consummated concurrently with the closing of the NuScale Merger.
Past performance by our management team, including with respect to Pearl and Spring Valley I, is not a guarantee of success with respect to the Transaction. You should not rely on the historical record of the performance of our management team or businesses associated with them, including Pearl and Spring Valley I, as indicative of the future performance of an investment in our Company or Eagle or the returns New Eagle will, or is likely to, generate going forward.

Directors and Officers
As of the date of this proxy statement/prospectus, our directors and officers are as set forth in the table below. There are no family relationships between any of our directors or senior management. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to below was selected as a director or member of senior management. We are not aware of any agreements or arrangements between any director and any person or entity other than the Company relating to the compensation or other payments in connection with such director’s service as a director of the Company.
Name	Age	Position
Christopher Sorrells	57	Chief Executive Officer and Chairman
Robert Kaplan	52	Chief Financial Officer and Vice President of Business Development
David Buzby	65	Director
Richard Thompson	76	Director
David Levinson	54	Director
Kevin Pohler	34	Director
Sharon Youngblood	72	Director
Christopher Sorrells serves as our Chief Executive Officer and as Chairman of the SVII Board. Mr. Sorrells served as the Chief Executive Officer and a director of Spring Valley I from its inception in November 2020 until the closing of the NuScale Merger in May 2022 at which time Mr. Sorrells began serving as a member of the board of directors of the post-closing company, NuScale Power Corporation, until May 2024. Mr. Sorrells has also served as the Chairman and Chief Executive Officer of Spring Valley Acquisition Corp. III (“Spring Valley III”) since March 2025. Mr. Sorrells has been an investor, operator, advisor, and board member in the energy and decarbonization industries for over 30 years. Mr. Sorrells served as Lead Director and Chairman of the compensation committee for Renewable Energy Group, Inc. (Nasdaq: REGI) until the completion of its merger with Chevron Corporation for $3.1 billion in June 2022, having previously served as Vice Chairman of its board and led the $100 million financing in 2006 to create the company, ultimately witnessing revenues increase from approximately $85 million in 2008 to over $3.0 billion in 2021, via organic growth and an aggressive acquisition strategy. In addition, the stock price for REGI appreciated significantly following its initial public offering in January 2012 of $10 per share to the $61.50 acquisition price paid by Chevron. Previously, Mr. Sorrells served as a Managing Director and then as an Operating Partner of NGP Energy Technology Partners (“NGP ETP”), an affiliate of Natural Gas Partners (“NGP”), a leading energy private equity fund with $25 billion of capital commitments, which he helped grow into one of the most successful Decarbonization-focused private equity funds. Mr. Sorrells and/or his former firms including NGP ETP have invested in over 30 Decarbonization platforms in a broad range of companies across the Decarbonization industry, including Renewable Energy Group, Inc. (Nasdaq: REGI), Power-One, Inc. (formerly Nasdaq: PWER), Caminus Corporation (formerly Nasdaq: CAMZ), Waste Resource Management, Inc. (sold to Ridgewood Infrastructure), TPI Composites, Inc. (Nasdaq: TPIC) and others. In addition to leading investments, Mr. Sorrells has held a number of board positions for numerous public and private firms, including ENGlobal Corporation, groSolar (which was later sold to EDF Renewables Inc.), Community Energy (which was later sold to AES Corporation), GSE Systems, Inc. (formerly Nasdaq: GVP before being sold to Pelican Energy Partners) and Living Earth (which was later sold to Bain Capital Double Impact). As an operator, Mr. Sorrells has held a variety of senior executive leadership roles at Decarbonization-focused companies including serving as Chief Operating Officer and Director of GSE Systems, Inc. Mr. Sorrells started his career in the energy, power and Decarbonization industries as an investment banker at Salomon Smith Barney in 1996 and later at Banc of America Securities LLC where he created one of the first Decarbonization -focused investment banking teams in 2000. Since September 2025, Mr. Sorrells has also served as President, Treasurer, Secretary and Director of New Eagle. Mr. Sorrells received his Master of Accounting from the University of Southern California, an M.B.A. from The College of William and Mary and a B.A. from Washington and Lee University. We believe Mr. Sorrells’ significant experience in the energy and decarbonization industries in both private and public companies makes him well-qualified to serve as a member of the SVII Board.

Robert Kaplan serves as our Chief Financial Officer and Vice President of Business Development. Mr. Kaplan served as the Vice President of Business Development of Spring Valley I from its inception in November 2020 until the closing of the NuScale Merger in May 2022. Mr. Kaplan has also served as the Chief Operating Officer and Head of Business Development of Spring Valley III since June 2025. Mr. Kaplan has over 20 years of investment banking experience in the Sustainability industry. Mr. Kaplan has been involved in over 60 transactions totaling approximately $6 billion in transaction value, with notable deals including First Solar, Plug Power, FuelCell Energy, Renewable Energy Group and SunPower Corporation. Mr. Kaplan was most recently Managing Director of Clean Technologies/Renewables at Stifel Financial Corp. (“Stifel”). In this role, Mr. Kaplan was responsible for the firm’s capital markets and advisory services in various sustainability subsectors, including clean energy, biofuels, energy storage, energy efficiency, mobility and environmental technologies. He joined Stifel in 2010 in connection with Stifel’s acquisition of Thomas Weisel Partners Group, Inc. (“TWP”) in 2010. Mr. Kaplan joined TWP in 2007 as a Vice President in the Technology investment banking group with a focus on sustainable technologies. Prior to joining TWP, Mr. Kaplan started his investment banking career at First Albany where he was a founding member of one of the first Sustainability-focused banking franchises on Wall Street. During his tenure at First Albany, he completed many of the industry’s first public offerings in various sustainability subsectors, such as solar, alternative fuels, mobility, fuel cells and the smart grid. Mr. Kaplan received a B.S. in Finance from Lehigh University and an M.B.A. from the NYU Stern School of Business.
David Buzby has served as a member of the SVII Board since October 2022. Mr. Buzby has over 30 years of business experience in sustainability, renewable energy, and technology, including forming several billion-dollar public companies in the Sustainability industry as well as raising over $1 billion of co-investment from institutional investors over a period of 30 years. Currently, Mr. Buzby is Chairman of the board of directors of Stem, Inc. (NYSE: STEM), a leading energy storage/grid services company in North America, where he has served since 2010. He also currently serves as the Chairman of Wondrwall Holdco Ltd., a UK-based provider of software to integrate the hardware and grid systems needed to electrify and decarbonize the home. In addition, he was an early investor and board member in Sunrun Inc. (Nasdaq: RUN) from 2008 through 2012, helping lead the company to complete its initial public offering in 2015. He has also played key roles as an early investor and a board member for Leading Edge Equipment Technologies, a major renewable energy company. Mr. Buzby was also a founding investor, Chairman and Chief Executive Officer, of SunEdison (Nasdaq: SUNE) helping create one of North America’s leading solar developers before selling the company to MEMC Electronic Materials, Inc. (NYSE: WFR) in 2009 for approximately $323 million. Mr. Buzby was also a founding investor and board member and chair of the audit committee of ValueClick (Nasdaq: VCLK) which conducted its initial public offering in 2000 and subsequently sold to Alliance Data Systems Corporation (NYSE: ADS) in 2014 for approximately $2.3 billion. Mr. Buzby has held other board seats of both public and private companies and held various senior executive roles in numerous companies, including Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Mr. Buzby received his M.B.A. from Harvard Business School and a B.A. from Middlebury College. We believe Mr. Buzby’s significant experience in the Sustainability industry in both private and public companies makes him well-qualified to serve as a member of the SVII Board.
Richard Thompson has served as a member of the SVII Board since October 2022. Mr. Thompson served as a member of the board of directors of Spring Valley I from its inception in November 2020 until the closing of the NuScale Merger in May 2022. Mr. Thompson has over 35 years of international business experience in renewable energy, power electronics and semiconductors, including several billion — dollar public exits in the Sustainability industry. Currently, Mr. Thompson is a strategic adviser to Sumeru Equity Partners, a technology-focused private equity firm, in which he has served since 2014. From 2014 to 2016, he was Executive Chairman of AVI-SPL, an approximately $700 million privately held, global leader in video communications. From 2008 to October 2013, Mr. Thompson was President, Chief Executive Officer and a Director of Power-One, Inc. (formerly Nasdaq: PWER), a leading provider of renewable energy and power conversion solutions. During his tenure, he successfully led the company through restructuring to become one of the largest renewable energy inverter suppliers worldwide, generating over $1 billion in sales in 2012, along with its sale to ABB (NYSE: ABB) for approximately $1 billion in equity value. Prior to joining Power-One, Inc., Mr. Thompson was Chief Financial Officer of American Power Conversion Corporation (Nasdaq: APCC) from 2005 to 2007, which was acquired in March 2007 by a French competitor, Schneider Electric SA (Paris: SU.PA), in an auction for approximately $5.5 billion in enterprise value. From 1997 to 2005, Mr. Thompson was Chief Financial Officer of Artesyn Technologies (Nasdaq: ATSN) and was instrumental in creating one of the leading power component companies in the industry which was later sold to Emerson (NYSE: EMR) for $500 million. In addition to his role at Artesyn, he was also General Manager of Spider Software and led the company’s merger with Zytec Inc. that created a robust power component and computer board business. Mr. Thompson received a B.B.A. in Accounting from Lamar University. We believe Mr. Thompson’s significant experience in the Sustainability industry in both private and public companies makes him well-qualified to serve as a member of the SVII Board.
Sharon Youngblood has served as a member of the SVII Board since October 2022. Dr. Youngblood is a biologist with training in the fields of immunology and molecular genetics. She has served on the faculty of several institutions, and has been a consultant in the Biomedical applications in the semiconductor industry. Dr. Youngblood has held research associate positions at both the Howard Hughes Institute and the Molecular Cardiology department at University of Texas Southwestern. After completing almost 20 years in scientific research, she moved into non-profit work. She has served on five boards over the past 30 years with a focus on wildlife, conservation, sustainability and education. As a current board member of WWF, on which she has served since 2013, she currently serves on the conservation and development committees. WWF is a non-for-profit corporation whose mission is to conserve nature and reduce the most pressing threats to the diversity of life on Earth. In addition to wildlife conservation, the organization aims to create a sustainable, healthy, and productive environment for nature and humans to co-exist. In addition, she has served on the board of directors of the Dallas Zoological Society from 1991 to 1994 and Presbyterian Health Resources from 2005 to 2011. She has also served as a trustee at the Hockaday School from 2008 to 2014 and the St. Philips School from 2012 to 2018. After receiving a BS in biophysics from Southern University, she completed her PhD at MIT, followed by postdoctoral training at University of Texas Southwestern. Dr. Youngblood belongs to numerous organizations including the National Wildlife Federation, The Humane Society of the United States, ASPCA, WWF, The Sierra Club, Ocean Conservancy and Nature Conservancy. We believe Dr. Youngblood’s significant experience in the Sustainability industry in various academic and non-profit institutions makes her well-qualified to serve as a member of the SVII Board.
David Levinson has served as a member of the SVII Board since October 2022. Mr. Levinson is a Managing Director and Chief Operating Officer of Pearl, where he concentrates on transaction due diligence and execution, serves on Pearl portfolio company Boards and maintains Pearl’s compliance program. Prior to joining Pearl, Mr. Levinson worked in William J. Quinn’s family office starting in 2013 managing the office and his investment portfolio until forming Pearl in 2015. From 2003 to 2013, Mr. Levinson worked at GTx, Inc., a biotechnology company located in Memphis, Tennessee, in various positions before departing in 2013 as Director of Business Development, Licensing and Financial Analysis. While at GTx, Mr. Levinson was involved in all aspects of the transaction process, including deal sourcing, due diligence, financial analysis, term sheet negotiation and execution for numerous completed transactions. Mr. Levinson was also a part of the finance team where he created and implemented GTx’s budgeting and forecasting processes and worked on the company’s initial public offering in 2004 and subsequent follow-on offerings. In addition, while at GTx, he served on the disclosure control committee, was Secretary of the Audit Committee and served on the executive steering committee. From 1996 – 2000, Mr. Levinson previously gained valuable deal execution experience working as a corporate associate at Dechert LLP, a Philadelphia-based law firm. Mr. Levinson’s practice focused on mergers and acquisitions of both public and private companies, as well as public securities work. Mr. Levinson graduated summa cum laude and Phi Beta Kappa from the University of Pennsylvania, where he earned his B.A. in Economics in 1993. Mr. Levinson also earned his J.D. with honors from the University of Chicago in 1996 and earned his M.B.A. from the Fuqua School of Business at Duke University in 2002, where he was a Fuqua Scholar. We believe Mr. Buzby’s significant experience in the Sustainability industry in both private and public companies makes him well-qualified to serve as a member of the SVII Board.
Kevin Pohler has served as a member of the SVII Board since October 2022. Mr. Pohler is a Partner at Pearl, where he concentrates on investment strategy and sourcing, transaction due diligence and execution, monitoring portfolio companies and investor relations. Prior to joining Pearl in 2015, Mr. Pohler was an Analyst at Goldman, Sachs & Co. Group in New York. Mr. Pohler received a B.A. in Economics with honors from Harvard College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Buzby’s significant experience in the Sustainability industry in both private and public companies makes him well-qualified to serve as a member of the SVII Board.

Number and Terms of Office of Officers and Directors
The SVII Board is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Following their re-election at the First SVII EGM, the term of office of the first class of directors, consisting of Mr. Thompson and Dr. Youngblood, will expire at our fourth annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Buzby and Mr. Pohler, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Sorrells and Mr. Levinson, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the SVII Board may be filled by a nominee chosen by holders of a majority of the SVII Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of the SVII Class B Ordinary Shares may remove a member of the SVII Board for any reason.
Our officers are appointed by the SVII Board and serve at the discretion of the SVII Board, rather than for specific terms of office. The SVII Board is authorized to appoint persons to the offices set forth in the SVII Articles as it deems appropriate. The SVII Articles provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the SVII Board.
Director Independence
While SVII’s ordinary shares were recently delisted from Nasdaq, SVII Board has determined to continue to evaluate the independence of its directors and committee members by applying the independence principles and standards established by the Nasdaq, specifically the Nasdaq Capital Market tier. Nasdaq listing standards require that a majority of the SVII Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The SVII Board has determined that Mr. Buzby, Mr. Thompson, Mr. Levinson and Dr. Youngblood are “independent directors” as defined in Nasdaq listing standards. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the SVII Board
The SVII Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the SVII Board. Mr. Buzby, Mr. Thompson and Dr. Youngblood serve as members of our audit committee. The SVII Board has determined that each of Mr. Buzby, Mr. Thompson and Dr. Youngblood are independent under Nasdaq listing standards and applicable SEC rules. Mr. Thompson serves as the chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate, and the SVII Board has determined that Mr. Thompson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the SVII Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee
We have established a nominating committee of the SVII Board. The members of our nominating committee are Mr. Buzby, Mr. Thompson and Dr. Youngblood, and Mr. Buzby serves as chairman of the nominating committee. Under Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. The SVII Board has determined that each of Mr. Buzby, Mr. Thompson and Dr. Youngblood are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the SVII Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the SVII Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee
We have established a compensation committee of the SVII Board. The members of our compensation committee are Mr. Buzby, Mr. Thompson and Dr. Youngblood, and Dr. Youngblood serves as chairman of the compensation committee. Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. The SVII Board has determined that each of Mr. Buzby, Mr. Thompson and Dr. Youngblood are independent.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the SVII Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees (if any). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

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In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the SVII Articles or alternatively by shareholder approval at general meetings.
The Sponsor and its affiliates manage numerous investment vehicles which may compete with us for acquisition opportunities and if pursued by them we may be precluded from such opportunities for our initial business combination. In addition, certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity subject to his or her fiduciary duties. As a result, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same.
However, we do not expect these duties to materially affect our ability to complete our initial business combination. The SVII Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Christopher Sorrells	Spring Valley III	SPAC	Chairman and CEO
Robert Kaplan	Arkay Management, Inc.	Management/Consulting	Founder
	Spring Valley III	SPAC	Chief Operating Officer and Head of Business Development
David Buzby	Wondrwall Holdco Ltd.	Software	Chairman
	Stem, Inc.	Energy Storage/Grid Services	Chairman
Richard Thompson	Sumeru Equity Partners	Private Equity	Strategic Advisor
David Levinson	Pearl Energy Investment Management, LLC(1)	Private Equity	Managing Director and Chief Operating Officer
Kevin Pohler	Pearl Energy Investment Management, LLC(1)	Private Equity	Partner
Sharon Youngblood	The World Wildlife Fund	Conservation	Director

(1)
Includes certain of its funds and other affiliates.

The Sponsor and our officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates. However, we do not currently expect that any such other SPAC would materially affect our ability to complete our initial business combination. In addition, the Sponsor and our officers and directors, are not required to commit any specified amount of time to our affairs, and, accordingly, may have conflicts of interest in allocating management time among various business activities.
When you consider the recommendation of the SVII Board to vote in favor of approval of the Proposals described in this proxy statement/prospectus, you should keep in mind that the SVII Initial Shareholders and certain of SVII’s directors and officers have interests in the Transaction that are different from, in addition to, or in conflict with, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Transaction Proposal — Interests of SVII Initial Shareholders, Directors and Officers in the Transaction.” See also the sections entitled “Risk Factors” and “Beneficial Ownership of Securities” for more information and other risks.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The SVII Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the SVII Articles. We have also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of SVII Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insider Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing standards.
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we agreed to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. We ceased paying such fees in November 2024 upon termination of the related administrative services agreement and, in June 2025, the Sponsor forgave all accrued fees under the administrative services agreement. In addition, the Sponsor, our executive officers and directors, or their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to the Sponsor, our executive officers or directors, or their affiliates. Any such payments prior to our initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees or options, have been or will be paid by the Company to the Sponsor, our executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination. In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of our three independent directors.
After the Transaction, certain of our current directors or officers may serve as directors or officers of New Eagle and may be paid director fees or other compensation by New Eagle. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management of New Eagle Following the Transaction.”
Clawback Policy
The SVII Board has adopted a clawback policy permitting the Company to seek the recovery of incentive compensation received by any of the Company’s current and former executive officers (as determined by the SVII Board in accordance with Section 10D of the Exchange Act and Nasdaq rules) and such other senior executives/employees who may from time to time be deemed subject to such clawback policy by the SVII Board (collectively, the “Covered Executives”). The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the SVII Board. If the SVII Board cannot determine the amount of excess incentive compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against the Company or any members of its management team in their capacity as such.
New Eagle
New Eagle is a Nevada corporation and wholly owned, direct subsidiary of SVII. New Eagle does not own any material assets or operate any business and was formed solely for the purpose of participating in the Transaction. See “Information About New Eagle” for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SVII
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVII” should be read in conjunction with the section entitled “Information About SVII” and SVII’s financial statements, including the related notes, which are included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements. Actual results of SVII could differ materially from those that are discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” References in this section of the proxy statement/prospectus to “we,” “us,” “our” or “the Company” are intended to refer to SVII, unless the context indicates otherwise.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on January 19, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
As of June 30, 2025, we had not commenced any operations. All activity for the period from January 19, 2021 (inception) through June 30, 2025 relates to our formation and the IPO and, since the closing of the IPO, the search for and efforts toward completing an initial business combination. We will not generate any operating revenues until after the completion of its initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from the IPO.
The registration statement for the IPO was declared effective on October 12, 2022. On October 17, 2022, we consummated the IPO of 23,000,000 SVII Units, including the issuance of 3,000,000 SVII Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per SVII Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions. Each SVII Unit consists of one SVII Class A Ordinary Share, one SVII Right to receive one-tenth (1/10) of one Class A Ordinary Share, and one-half of one redeemable SVII Public Warrant. Each SVII Public Warrant entitles the holder to purchase one SVII Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.
On October 28, 2022, we announced that the holders of the SVII Units may elect to separately trade the SVII Class A Ordinary Shares, the SVII Rights and the SVII Public Warrants included in the SVII Units commencing on October 28, 2022. Following delisting from Nasdaq, the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants are currently quoted on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively. Any SVII Units not separated will continue to be quoted on the OTC Pink Market under the symbol “SVIUF.”
Simultaneously with the closing of the IPO, we consummated the Private Placement of 13,350,000 SVII Private Warrants at a price of $1.00 per SVII Private Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each SVII Private Warrant entitles the holder to purchase one SVII Class A Ordinary Share at a price of $11.50 per share, subject to adjustment.
Upon the closing of the IPO and the Private Placement, approximately $235.8 million ($10.25 per SVII Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account, with Continental acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account, if any, and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we only intend to complete a business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
We will provide the SVII Public Shareholders with the opportunity to redeem all or a portion of their SVII Public Shares upon the completion of a business combination either (i) in connection with a shareholders meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a business combination or conduct a tender offer will be made by us, solely at our discretion. The SVII Public Shareholders will be entitled to redeem their SVII Public Shares for a pro-rata portion of the amount then held in the Trust Account.
Initially, we had 15 months from the closing of the IPO or until January 17, 2024, to consummate an initial business combination. On January 10, 2024, we held the First SVII EGM at which our shareholders approved certain proposals including the First SVII Articles Amendment, which, among other matters, changed the date by which we must consummate a business combination to October 17, 2025 or such later date as is determined by the SVII Board. On November 13, 2024, we held the Second SVII EGM at which our shareholders approved the Second SVII Articles Amendment, which further changed the date by which we must consummate a business combination to October 17, 2025 or such earlier date as is determined by the SVII Board. On October 15, 2025, we held the Third SVII EGM at which our shareholders approved the Third SVII Articles Amendment, which further changed the date by which we must consummate a business combination to July 17, 2025 or such earlier date as is determined by the SVII Board.
If we are unable to complete a business combination by July 17, 2026, or such later date as may be approved by our shareholders, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the SVII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding SVII Public Shares, which redemption will completely extinguish SVII Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SVII Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Recent Developments
On January 10, 2024, we held the First SVII EGM at which our shareholders approved: (a) the First SVII Articles Amendment, (b) the Insider Letter Agreement Amendment and (c) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the SVII Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471.

Following the approval of the First SVII Articles Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, and our independent directors voluntarily elected to convert an aggregate of 120,000 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles then in effect. After giving effect to the Class B Conversion, one SVII Class B Ordinary Share remains issued and outstanding and is held by the Sponsor. Following such redemptions and the Class B Conversion, 22,304,432 SVII Class A Ordinary Shares remained outstanding, comprising 14,637,766 SVII Public Shares and 7,666,666 SVII Founder Shares, and approximately $158,813,165 remained in the Trust Account. The Sponsor and our independent directors waived any right to receive funds from the Trust Account with respect to any SVII Class A Ordinary Shares issued pursuant to the Class B Conversion, and no additional funds were deposited into the Trust Account in respect of any such shares. The SVII Class A Ordinary Shares issued pursuant to the Class B Conversion remain subject to the existing transfer restrictions on the SVII Founder Shares.
On November 13, 2024, we held the Second SVII EGM at which our shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, the Company and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with our completion of an initial business combination. We account for the Non-Redemption Agreements on a derivative liability basis and record any changes in their fair value in the statements of operations. The amount of such liability was $730,150 as of June 30, 2025.
In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 SVII Class A Ordinary Shares remain outstanding.
In connection with the approval of the First SVII Articles Amendment, the Company and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor has agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note is non-interest bearing and is payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make the Company a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make Contributions to the Trust Account. We received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
On October 8, 2025, in connection with the approval of Third SVII Articles Amendment, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. All of such Contributions under the Second Extension Promissory Note outstanding at Closing are expected to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

On October 14, 2025, the Company received a written notice from the Nasdaq Listing Qualifications Department of Nasdaq that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the SEC, which removed the Company’s securities from listing and registration on Nasdaq.
On October 15, 2025, we held the Third SVII EGM at which our shareholders approved the Third SVII Articles Amendment. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398 remained in the Trust Account and 9,879,944 SVII Class A Ordinary Shares remained outstanding.
Proposed Business Combination
On July 30, 2025, the Company entered into (i) the Initial Merger Agreement with Merger Sub 1 and New Eagle, (ii) the Initial Sponsor Support Agreement with the Sponsor and Eagle and (iii) the Initial Voting and Support Agreements with Eagle and certain Eagle stockholders.
On September 29, 2025, the Company entered into the Merger Agreement with the Merger Subs, New Eagle and Eagle, which amended and restated the Initial Merger Agreement to reflect a new structure. Subject to its terms and conditions, the Merger Agreement provides that (i) at the First Effective Time, Merger Sub 1 will merge with and into SVII, with SVII surviving the First Merger as the Surviving Corporation, and, as a result of the First Merger, SVII will become a direct, wholly owned subsidiary of New Eagle, and (ii) at the Second Effective Time, Merger Sub 2 will merge with and into Eagle, with Eagle surviving the Second Merger as the Surviving Company, and, as a result of the Second Merger, Eagle will become a direct, wholly owned subsidiary of New Eagle.
Concurrently with the execution and delivery of the Merger Agreement, the Company, the Sponsor, New Eagle and Eagle entered into the Sponsor Support Agreement, which amended and restated the Initial Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, among other things, the Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its Owned Shares and Owned Warrants (each as defined in the Sponsor Support Agreement) other than (i) 3,100,000 shares of New Eagle Common Stock (inclusive of 120,000 SVII Founder Shares transferred to SVII’s independent directors at the time of the IPO and 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 7,000,000 New Eagle Private Warrants. At the Closing, all of the outstanding Contributions as of the Closing Date will be converted by the Company and the Sponsor into New Eagle Warrants, at the price of $1.00 per warrant.
Concurrently with the execution and delivery of the Merger Agreement, certain Eagle stockholders executed and delivered to the Company and Eagle the Voting and Support Agreements, which amended and restated the Initial Voting and Support Agreements. Pursuant to the Voting and Support Agreements, such Eagle stockholders party thereto agreed to, among other things, (a) vote in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions, and (b) not transfer any of such stockholders’ Covered Shares (as defined in the Voting and Support Agreements).
In connection with the transactions contemplated by the Merger Agreement, on September 29, 2025, the Company and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase 2,500,000 shares of New Eagle

Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of New Eagle Preferred Stock will have a Stated Value of $1,000.00.
Pursuant to the terms of the Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor, and certain Eagle stockholders will enter into the Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the Existing Registration Rights Agreement will be amended, restated and terminated as of the Closing.
Also pursuant to the terms of the Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Closing, on the terms and subject to the conditions set forth in the Lock-Up Agreement.
Results of Operations
As of September 30, 2025, we had not commenced any operations. All activity for the period from January 19, 2021 (inception) through September 30, 2025, relates to our formation and the IPO described below and, since the closing of the IPO, the search for and efforts toward completing an initial business combination. We will not generate any operating revenues until after the completion of an initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from the IPO.
For the three months ended September 30, 2025, we had a net loss of approximately $3.4 million, which consisted of approximately $0.7 million in general and administrative expenses and $3.0 million in change of fair value of derivative liability, partially offset by $0.3 million in income from investments held in the Trust Account and interest income on the operating account.
For the nine months ended September 30, 2025, we had a net loss of approximately $3.9 million, which consisted of approximately $1.02 million in general and administrative expenses and $3.7 million in change of fair value of derivative liability, partially offset by $0.82 million in income from investments held in the Trust Account and interest income on the operating account.
For the three months ended September 30, 2024, we had a net income of approximately $2.0 million, which consisted of approximately $2.1 million in income from investments held in the Trust Account and interest income on the operating account, offset by $184,576 in general and administrative expenses (of which $30,000 was for administrative expenses for the related party).
For the nine months ended September 30, 2024, we had a net income of approximately $5.9 million, which consisted of approximately $6.5 million in income from investments held in the Trust Account and interest income on the operating account, offset by $616,555 in general and administrative expenses (of which $90,000 was for administrative expenses for related party).
Going Concern Consideration
As of September 30, 2025, the Company had approximately $65,000 in cash held outside of the Trust Account and a working capital deficit of approximately $2.04 million.
The Company’s liquidity needs to date were satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for issuance of the SVII Founder Shares, and loan from the Sponsor of approximately $269,000 under the IPO Promissory Note and the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account. The Company repaid the IPO Promissory Note in full on October 18, 2022.
In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with

Working Capital Loans as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the SVII Private Warrants. As of September 30, 2025 and December 31, 2024, there was no Working Capital Loan outstanding.
Based on the current operating plan, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of consummation of an initial business combination or mandatory liquidation date.
Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the unaudited condensed consolidated financial statements are issued.
Management plans to complete an initial business combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial business combination. There is no financing that is currently committed and no assurance that the Company’s plans to consummate the initial business combination will be successful by July 17, 2026, or such later date as may be approved by the Company’s shareholders. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Arrangements
As of September 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303 of Regulation S-K and did not have any commitments or contractual obligations (except as set forth below under “— Contractual Obligations”).
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.
On October 7, 2023, the State of Israel was attacked by Hamas, a Palestinian militant group designated as a Foreign Terrorist organization by the U.S. Department of State. As a result of this attack, the State of Israel has commenced a military operation against Hamas which is supported by various nations including the United States. The conflicts in Gaza is in a state of cease fire under accords signed between the parties. However, the duration and intensity of the ongoing conflicts in Gaza and the broader region remain uncertain.
In addition, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our ability to complete our initial business combination.
The impact of the above actions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements. The Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations, or ability to consummate an initial business combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations
Administrative Services Agreement
On October 12, 2022, we entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor an amount of $10,000 per month for office space, secretarial and administrative support services provided to members of the management team through the earlier of consummation of our initial business combination and our liquidation. In November 2024, we terminated the administrative services agreement. The Company incurred $0 in such fees for the three and nine months ended September 30, 2025. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the three and nine months ended September 30, 2024. On June 18, 2025, the Sponsor forgave the accrued administrated fees, as a result the accrued expense was eliminated and considered a capital contribution. The Company had no unpaid fees as of September 30, 2025, and $120,000 as of December 31, 2024.
In addition, the Sponsor and our officers and directors, or their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor or our officers or directors, or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. For the nine months ended September 30, 2025, there were no expenses to be reimbursed. For the year ended December 31, 2024, there were no expenses to be reimbursed.
Shareholder and Registration Rights
The holders of SVII Founder Shares, SVII Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any SVII Class A Ordinary Shares issuable upon the exercise of the SVII Private Warrants or warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to the Existing Registration Rights Agreement. These holders are entitled to certain demand and “piggyback” registration rights. However, the Existing Registration Rights Agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until the termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements. The Sponsor is also entitled to certain shareholder rights, including board nomination rights, pursuant to the Existing Registration Rights Agreement. The Existing Registration Rights Agreement is expected to be amended, restated and terminated as of the Closing, to be replaced by the Registration Rights Agreement.
Underwriting Agreement
The IPO Underwriters were entitled to an underwriting discount of $0.20 per SVII Unit, or $4.6 million in the aggregate, which was paid in connection with the closing of the IPO. An additional fee of $0.35 per SVII Unit, or approximately $8.1 million in the aggregate was to be payable to the IPO Underwriters for deferred underwriting commissions. The deferred fee was to become payable to the IPO Underwriters from the amounts held in the Trust Account solely in the event that the Company completed an initial business combination, subject to the terms of the underwriting agreement.
On September 30, 2024, one of the IPO Underwriters, Citigroup Global Markets Inc., elected to waive its rights to receive its portion of the deferred underwriting commissions. This portion accounted for approximately $5.2 million of the total deferred underwriting commission liability of approximately $8.0 million.
On October 18, 2024, one of the IPO Underwriters, Guggenheim Securities, LLC, elected to waive its rights to receive its portion of the deferred underwriting commissions. This portion accounted for approximately $2.8 million of the total deferred underwriting commission liability of approximately $8.0 million. Therefore, as of October 18, 2024, the total amount of deferred underwriting commissions of $8.0 million was waived.

Non-Redemption Agreements
In connection with the Second SVII EGM, the Company and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with our completion of an initial business combination. We account for the Non-Redemption Agreements on a derivative liability basis and record any changes in their fair value in the statements of operations. The amount of such liability was $3,735,371 as of September 30, 2025.
Deferred Legal Fees
The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer a portion of their fees. The deferred fee will become payable solely in the event that we completes a business combination. As of September 30, 2025, and December 31, 2024, we had deferred legal fees of approximately $2,262,910 and $1,640,000 in connection with such services, respectively. The Company will recognize an expense for these services when the performance trigger is considered probable.
Critical Accounting Policies and Estimates
The preparation of unaudited condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of these unaudited condensed consolidated financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies and estimates:
Redeemable Class A Ordinary Shares
All of the 23,000,000 SVII Class A Ordinary Shares sold as parts of the SVII Units in the IPO contain a redemption feature. In accordance with the Accounting Standards Codification (“ASC”) 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of our company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. We classified all of the SVII Class A Ordinary Shares as redeemable. Immediately upon the closing of the IPO, we recognized a charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the SVII Class A Ordinary Shares and the redemption value. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable SVII Ordinary Shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.
Net Income (Loss) per Ordinary Share
We comply with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” We have three classes of shares, which are referred to as: (i) SVII Class A Ordinary Shares subject to possible redemption (consisting of 2,213,278 SVII Public Shares); (ii) SVII Class A Ordinary Shares not subject to redemption (consisting of 7,666,666 SVII Class A Ordinary Shares held by the Sponsor and our independent directors); and (iii) SVII Class B Ordinary Shares. Income and losses are shared pro rata between the three classes of shares.
Net income (loss) per ordinary share is computed by dividing net income by the weighted-average number of SVII Ordinary Shares outstanding during the periods. Remeasurement associated with the redeemable SVII Class A Ordinary Shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value. Therefore, the net income (loss) per ordinary share calculation allocates income (loss)

shared pro rata between SVII Class A Ordinary Shares and SVII Class B Ordinary Shares. We have not considered the effect of the exercise of the SVII Public Warrants and SVII Private Warrants to purchase an aggregate of 24,850,000 SVII Class A Ordinary Shares and the effect of the SVII Rights to receive 2,300,000 SVII Class A Ordinary Shares in the calculation of diluted income (loss) per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events.
Derivative Financial Instruments
We evaluate our equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the unaudited condensed consolidated statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.
Upon the consummation of the IPO and the Private Placement on October 17, 2022, we accounted for the SVII Rights and SVII Public Warrants to be issued in connection with the IPO and the SVII Private Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that the SVII Rights and SVII Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the instruments continue to be classified in equity.
Recent Accounting Pronouncements
In October 2021, the FASB issued Accounting Standard Update (“ASU”) No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. The ASU requires companies to apply the definition of a performance obligation under ASC 606, “Revenue from Contracts with Customers”, to recognize and measure contract assets and contract liabilities relating to contracts with customers acquired in a business combination.
Prior to the adoption of this ASU, an acquirer generally recognized assets acquired, and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. The ASU results in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this guidance on January 1, 2023, using a prospective method, and the adoption did not have any impact on the audited financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company adopted the provisions of this guidance with effect from January 1, 2023. The adoption did not have a material impact on the Company’s condensed financial statements.
In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” to clarify the guidance in Topic 820 when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security. The amendments in ASU 2022-03 clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, the amendments in ASU 2022-03 require certain additional disclosures related to investments in equity securities subject to contractual sale restrictions. The amendments in ASU 2022-03 became effective for us as of the beginning of our 2025 fiscal year. Early adoption is permitted. As of September 30, 2025, we do not hold any investments in equity securities, therefore we do not currently expect that this guidance will have a material impact upon our financial position and results of operations.
In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company adopted this ASU on December 31, 2024.
In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic ASC 740) Income Taxes.” The ASU improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in ASU 2023-09 will become effective for us as of the beginning of our 2026 fiscal year. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. We do not expect that this guidance will have a material impact on our financial position and the results of operations.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF SVII
SVII Founder Shares
On January 26, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on SVII’s behalf in consideration of 5,750,000 SVII Founder Shares. In February 2021, the Sponsor transferred 40,000 SVII Founder Shares to each of SVII’s three independent directors. On March 18, 2022, SVII effectuated a share capitalization with respect to the SVII Class B Ordinary Shares of 1,916,667 shares thereof, resulting in the SVII Initial Shareholders holding an aggregate of 7,666,667 SVII Founder Shares. On January 25, 2024, the Sponsor and the independent directors each voluntarily elected to convert 7,546,666 and 120,000 of their SVII Founder Shares, respectively, to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles. After giving effect to the Class B Conversion, the number of SVII Class B Ordinary Shares issued and outstanding consists of one share held by the Sponsor.
The Sponsor and each member of SVII’s management team, as applicable, have agreed to (i) waive their redemption rights with respect to their SVII Founder Shares; (ii) waive their redemption rights with respect to their SVII Founder Shares and SVII Public Shares in connection with a shareholder vote to approve an amendment to the SVII Articles (A) that would modify the substance or timing of SVII’s obligation to provide holders of the SVII Class A Ordinary Shares the right to have their shares redeemed in connection with SVII’s initial business combination or to redeem 100% of the SVII Public Shares if SVII does not complete its initial business combination within the time period required by the SVII Articles or (B) with respect to any other provision relating to the rights of holders of the SVII Class A Ordinary Shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any SVII Founder Shares they hold if SVII fails to consummate an initial business combination within the time period required by the SVII Articles (although they will be entitled to liquidating distributions from the Trust Account with respect to any SVII Public Shares they hold if SVII fails to complete its initial business combination within the prescribed time frame).
SVII Private Warrants
Simultaneously with the closing of the IPO and the full exercise of the over-allotment option by the IPO Underwriters, SVII consummated the Private Placement of 13,350,000 SVII Private Warrants to the Sponsor at a price of $1.00 per SVII Private Warrant, generating gross proceeds of $13,350,000. Each SVII Private Warrant is exercisable to purchase one SVII Class A Ordinary Share.
Extension Promissory Note
In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor has agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note is non-interest bearing and is payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make SVII a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make Contributions to the Trust Account. SVII received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor has made Contributions to SVII as working capital loans and, as of September 30, 2025, there was $550,000 outstanding under such working capital loans. Such Contributions are anticipated to be converted into 2,050,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
Second Extension Promissory Note
On October 8, 2025, in connection with the approval of Third SVII Articles Amendment, SVII issued the Second Extension Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor may make Contributions. Such Second Extension Promissory Note does not bear interest and is payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. All of such Contributions outstanding under the Second Extension Promissory Note at Closing are expected to be converted into New Eagle Private Warrants in connection with the consummation of the Transaction.
Non-Redemption Agreements
On November 13, 2024, SVII held the Second SVII EGM at which SVII shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, SVII and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination.
Other Transactions
The Sponsor is controlled by an affiliate of Pearl, and NGP Energy Capital Management, LLC has a passive minority interest in the Sponsor.
If any of SVII’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. SVII’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to SVII.
SVII currently maintains its executive offices at 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. The cost for SVII’s use of this space was included in the $10,000 per month fee payable to an affiliate of the Sponsor for office space, administrative and support services, which monthly fee was terminated as of November 2024 and, in June 2025, the Sponsor forgave all accrued fees under the administrative services agreement.
No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, SVII’s officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SVII’s audit committee reviews on a quarterly basis all payments that were made by SVII to the Sponsor, SVII’s officers or directors, or their affiliates, and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SVII’s behalf.
The Sponsor agreed to loan SVII up to $300,000 to be used for the payment of costs related to the IPO pursuant to the IPO Promissory Note. The IPO Promissory Note was non-interest bearing, unsecured and due upon the closing of the IPO. SVII borrowed approximately $269,088 under the IPO Promissory Note, which was fully repaid on October 18, 2022. Upon consummation of the IPO, the IPO Promissory Note was no longer available to SVII.
In addition, in order to finance the transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor or certain of SVII’s officers or directors may provide SVII with Working Capital Loans as may be required. If SVII completes an initial business combination, SVII may repay such loaned amounts out of the proceeds of the Trust Account released to SVII. In the event that the initial business combination does not close, SVII may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the SVII Private Warrants.

Contributions of $1,500,000 under the Extension Promissory Note are anticipated to be converted into 1,500,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
On September 29, 2025, SVII, New Eagle, Eagle and the Merger Subs entered into the Merger Agreement and certain Ancillary Agreements with respect to the Transaction. Concurrently with the execution of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor executed the Sponsor Support Agreement with respect to certain matters to support the consummation of the Transaction. The consummation of the Transaction is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite approval of SVII’s shareholders and execution of various transaction agreements. There can be no assurance as to whether or when the Transaction will be consummated. The Transaction, the Merger Agreement and certain Ancillary Agreements are in each case described in more detail in the section of this proxy statement/prospectus entitled “The Proposal No. 1 — The Transaction Proposal.”
After the Transaction, certain of SVII’s current directors or officers may serve as directors or officers of New Eagle and may be paid director fees or other compensation by New Eagle. For further details on such anticipated compensation, to the extent currently known, see the section entitled “Management of New Eagle Following the Transaction.”
Policy for Approval of Related Party Transactions
The audit committee of the SVII Board have adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

INFORMATION ABOUT NEW EAGLE
New Eagle was incorporated as a Nevada corporation on September 19, 2025. New Eagle owns no material assets and does not operate any business. Prior to the consummation of the Transaction, the sole director of New Eagle is Christopher Sorrells, and the sole shareholder of New Eagle is SVII. Mr. Sorrells also currently serves as the President, Treasurer and Secretary of New Eagle. Mr. Sorrells’ biographical information is included in the section of this proxy statement/prospectus titled “Information about SVII — Directors and Officers.”
New Eagle will become the parent company of SVII (as the Surviving Corporation in the First Merger) and Eagle (as the Surviving Company in the Second Merger) upon the consummation of the Transaction. New Eagle has applied to list the shares of New Eagle Common Stock and the New Eagle Public Warrants on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively, in connection with the Closing. There can be no assurance that the shares of New Eagle Common Stock and the New Eagle Public Warrants will be approved for listing on Nasdaq.
As of the date hereof, 100 shares of New Eagle Common Stock are issued and outstanding, all of which are held by SVII. New Eagle owns no material assets and has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Merger Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus.
The address of New Eagle’s principal executive office is 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. After the consummation of the Transaction, its principal executive office will be that of Eagle, located at 5470 Kietzke Lane, Suite 300, Reno, NV 89511, and its telephone number will be 775-335-2029.

MANAGEMENT OF NEW EAGLE FOLLOWING THE TRANSACTION
Unless the context requires otherwise, references to “Eagle,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Eagle prior to the Transaction and the business and operations of New Eagle as directly or indirectly affected by Eagle by virtue of New Eagle’s ownership of the business of Eagle following the Transaction.
Board of Directors and Management of New Eagle
The following is a list of the persons who we anticipate will be New Eagle’s executive officers, directors and other significant employees following the Transaction, and their ages and positions.
Name	Age	Position
Mark Mukhija	39	Chief Executive Officer and Director
Ajaypreet Toor	31	Chief Financial Officer
Robert Kaplan	52	Director
Michael Kobler	67	Director
Brian Goldmeier	42	Director
Jeffrey Lipton	68	Director
Executive Officers and Significant Employee
Mark Mukhija, P.Eng., has been our Chief Executive Officer and a member of our board of directors since December 2023. Mr. Mukhija has also served as the Global Head of Business Development for Plotlogic, a mining technology company which utilizes artificial intelligence technology aimed at sustainably increasing mineral production and reducing waste from June 2023 to August 2024. Mr. Mukhija was the General Manager Australia (January 2020 to May 2023) and Regional Manager (September 2018 to January 2020) for Motion Metrics Pty Australia Ltd., an industrial artificial intelligence and machine learning company catering to the mining industry with a specific focus on safety and productivity. Mr. Mukhija was responsible for the P&L, business development, project management, and logistics of the Motion Metrics (Australia) operations. From 2014 to 2015, Mr. Mukhija began at TransAlta as the Engineering Team Leader at the Sunhills Mine with 14 direct reports and then moved into a capital planning supervisory role where he was responsible for a $60 million annual sustaining capital budget for the operation. From 2008 to 2013, Mr. Mukhija was responsible for life of mine planning and asset value optimization at BHP. Mr. Mukhija also previously worked at global mining companies such as Barrick (2007) and Teck Resources (2006). He currently serves on the board of the following public companies: Tactical Resources Corp. (CSE:RARE) (OTC:USREF) and POWR Lithium Corp. (CSE: POWR) (OTC:CSKYF). Mr. Mukhija is a Professional Engineer and graduate from the University of British Columbia with a Bachelor of Applied Science in Mining Engineering (2003) and has passed Level I of the CFA Program.
Ajaypreet Toor, CPA, has served as Chief Financial Officer of Eagle Energy Metals Corp. since October 2025. Mr. Toor is a Chartered Professional Accountant (CPA) with over nine years of experience in corporate finance, financial reporting, and public company compliance within the mining and technology sectors. He has served as Director, Chief Financial Officer, and Corporate Secretary of NextGen Digital Platforms Inc. (CSE: NXT; OTCQB: NXTDF) since December 2024; he resigned his positions in December 2025. Mr. Toor also served as Chief Financial Officer and Corporate Secretary of American Tungsten Corp. (CSE: TUNG; OTCQB: TUNGF) beginning in September 2024 and as a Director beginning in November 2024; he resigned as Chief Financial Officer in July 2025 and as Director and Corporate Secretary in October 2025. In addition, from February 2023 to January 2025, he served as Chief Financial Officer and Corporate Secretary of Rush Gold Corp., at the time a private junior mining exploration company, where he assisted with financial reporting, audit coordination, and regulatory filings. Mr. Toor previously held accounting roles with Windset Farms from January 2024 to June 2025 and with BroadbandTV Corp. (rebranded as RHEI, formerly TSX: BBTV) from March 2022 to December 2023. Earlier in his career, from September 2017 to December 2020, he was a Corporate Finance Analyst at Baron Global Financial Canada Ltd., providing financial reporting and advisory services to public issuers completing listings and financings, and from 2016 to 2017 articled with MNP LLP, where he gained audit and tax experience. Mr. Toor obtained a Bachelor of Business

Administration in Accounting from Simon Fraser University’s Beedie School of Business in 2017 and successfully completed the Common Final Examination (CFE) in 2019, required for the CPA designation in Canada.
New Eagle Board
We expect the board of directors and management of New Eagle after the Transaction to consist of Mark Mukhija, Robert Kaplan (the Chief Financial Officer and Vice President of SVII), Michael Kobler, Brian Goldmeier and Jeffrey Lipton. Mr. Kaplan’s biographical information is included in the section of this proxy statement/prospectus titled “Information about SVII — Directors and Officers.”
Michael Kobler has agreed to serve as a member of the board of directors of New Eagle following the Transaction. Mr. Kobler currently serves as Chief Executive Officer of Mogul Mountain Ventures Corp., a privately held exploration and development company focused on gold, silver, lithium, and rare earth elements in the San Antonio Mountains of Nevada, a role he has held since August 2023. He is also the Founder and Chief Executive Officer of Global Subsurface Strategies, a consulting firm specializing in energy metals exploration and development, where he has served since April 2016. In addition, Mr. Kobler is the Founder and Chief Executive Officer of Canamera Inc., an early-stage resource development company with exploration projects in Uruguay, Paraguay, and Brazil, a role he has held since March 2022. Mr. Kobler has served as a member of the board directors of United Lithium Corp. (CSE: ULTH), a publicly traded lithium exploration company, since May 2023. From March 2016 to March 2022, Mr. Kobler served as Co-Founder and Chief Executive Officer of American Lithium Corp. (TSXV: LI), where he led the discovery and early development of the TLC Lithium Project in Nevada — one of the largest known lithium deposits in North America. Under his leadership, American Lithium grew from inception to a peak market capitalization of approximately CAD $1.2 billion. Earlier in his career, Mr. Kobler co-founded and served as Chief Executive Officer of Osum Oil Sands Corp. from 2004 to 2007, helping grow the company’s valuation to over CAD $2 billion. He has also held senior leadership roles at Underground Energy, Inc. and Underground Construction Managers, oil and gas exploration and development firms. From 2013 to 2016, he worked as a Resident Engineer at McMillen Jacobs Associates, where he contributed to large-scale tunneling and infrastructure projects. Mr. Kobler holds a Bachelor of Science in Mining Engineering from Montana Technological University. He is also the named inventor on multiple U.S. patents related to mining and hydrocarbon extraction methods. We believe Mr. Kobler’s extensive experience in mineral exploration, project development, and capital markets make him well qualified to serve on New Eagle’s board of directors.
Brian Goldmeier has agreed to serve as a member of the board of directors of New Eagle following the Transaction. Mr. Goldmeier is the founder and president of BYG Strategies, Inc., a strategic advisory and political consultancy firm headquartered in Miami, Florida, which he founded in November 2010. Through his firm, Mr. Goldmeier advises public and private sector clients across the United States on market entry, expansion strategies, capital development, and stakeholder engagement. He has extensive experience supporting early-stage companies, including those in the technology, cryptocurrency, and financial services sectors, and has worked closely with C-suite executives and corporate boards to advance growth strategies and public-private initiatives. Mr. Goldmeier has served as a senior advisor and principal fundraiser to numerous political campaigns, issue-based initiatives, and nonprofit organizations. Over the course of his career, he has led efforts that have raised more than $300 million for political and policy campaigns and has supported capital raises and business development projects valued at over $500 million. His experience includes structuring and advising on complex multi-stakeholder initiatives, public-private partnerships, and major investment and infrastructure projects. Mr. Goldmeier is also engaged in civic and professional training, offering strategic networking and fundraising guidance to elected officials, trade associations, and business coalitions. He is widely regarded for his ability to navigate government relations, investment strategy, and corporate positioning at both the local and national level holds a Master of Business Administration and a Bachelor of Science in Sports Management, both from Endicott College. We believe Mr. Goldmeier’s extensive experience in strategic advisory, capital development, and public-private initiatives makes him well qualified to serve on New Eagle’s board of directors.
Jeffrey Lipton has agreed to serve as a member of the board of directors of New Eagle following the Transaction. Mr. Lipton has served as Chief Legal Officer of Abaxx Technologies Inc. since 2018. From 2014 to 2018, he was President of Fordham Hillsworth Financial Services Inc., a financial services firm. Mr. Lipton is both a lawyer and a financial analyst with experience in various areas of investment management. He holds a Bachelor of Arts from the University of Western Ontario (1979), a Master of Business Administration (1981), and a Bachelor of Laws (1984) from the University of Windsor. He was admitted to the Law Society of Upper Canada in 1986 and as a Solicitor of the Supreme Court of England and Wales in 2007. Mr. Lipton has held the Chartered Financial Analyst designation since 1987. We believe Mr. Lipton’s extensive legal and financial experience, including his background in investment management and corporate governance, make him well qualified to serve on New Eagle’s board of directors.
Corporate Governance
New Eagle will structure its corporate governance in a manner that New Eagle and SVII believe will closely align New Eagle’s interests with those of its stockholders following the Merger. Notable features of this corporate governance structure include:
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independent director representation on the audit committee immediately at the time of the Merger, and the independent directors will meet regularly in executive sessions without the presence of New Eagle’s corporate officers or non-independent directors;

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at least one of New Eagle’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and

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other corporate governance best practices such as implementing a robust director education program.

Role of Board in Risk Oversight
The New Eagle Board will have extensive involvement in the oversight of risk management related to New Eagle and its business and will accomplish this oversight through the regular reporting to the New Eagle Board by the audit committee. The audit committee will represent the New Eagle Board by periodically reviewing New Eagle’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Eagle’s business and summarize for the New Eagle Board all areas of risk and the appropriate mitigating factors. In addition, the New Eagle Board will receive periodic detailed operating performance reviews from management.
Board Committees
After the completion of the Merger, the standing committees of the New Eagle Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Eagle Board may from time to time establish other committees.
New Eagle’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the New Eagle Board will provide appropriate risk oversight of New Eagle’s activities.
Audit Committee
Upon the completion of the Transaction, we expect New Eagle to have an audit committee consisting of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler. Each proposed member of the audit committee is financially literate, qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Merger, the New Eagle Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Eagle’s proxy statement and to assist the New Eagle Board in overseeing and monitoring

(1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Eagle’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Eagle’s internal audit function and (5) the performance of New Eagle’s independent registered public accounting firm.
The New Eagle Board will adopt a written charter for the audit committee which will be available on New Eagle’s website upon the completion of the Transaction.
Compensation Committee
Upon the completion of the Transaction, we expect New Eagle to have a compensation committee consisting of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler.
The purpose of the compensation committee is to assist the New Eagle Board in discharging its responsibilities relating to (1) setting New Eagle’s compensation program and compensation of its executive officers and directors, (2) monitoring New Eagle’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Eagle’s proxy statement under the rules and regulations of the SEC.
The New Eagle Board will adopt a written charter for the compensation committee which will be available on New Eagle’s website upon the completion of the Transaction.
Nominating and Corporate Governance Committee
Upon the completion of the Transaction, we expect New Eagle to have a nominating and corporate governance committee consisting of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler.
The purpose of the nominating and corporate governance committee will be to assist the New Eagle Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new members of the New Eagle Board, consistent with criteria approved by the New Eagle Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the New Eagle Board select, the director nominees for the next annual meeting of stockholders, (3) identifying potential members qualified to fill vacancies on any New Eagle Board committee and recommending that the New Eagle Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the New Eagle Board corporate governance principles applicable to New Eagle, (5) overseeing the evaluation of the New Eagle Board and management and (6) handling such other matters that are specifically delegated to the committee by the New Eagle Board from time to time.
The New Eagle Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Eagle’s website upon completion of the Transaction.
Code of Business Conduct
New Eagle will adopt a code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Eagle’s website upon the completion of the Transaction. New Eagle’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that New Eagle’s Internet website address is provided as an inactive textual reference only. New Eagle will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2024, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the New Eagle Board or member of our compensation committee.

Independence of the Board of Directors
Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that Michael Kobler, Brian Goldmeier and Jeffrey Lipton are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Related Party Transactions Policy Following the Transaction
Effective upon the consummation of the Transaction, the New Eagle Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, New Eagle will develop and implement processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, New Eagle’s audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of New Eagle’s code of business conduct and ethics (which will also be put in place in connection with the Transaction), and either approve or disapprove the related person transaction. In particular, New Eagle’s policy will require New Eagle’s audit committee to consider, among other factors it deems appropriate:
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the related person’s relationship to New Eagle and interest in the transaction;

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the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

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the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

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the benefits to New Eagle of the proposed transaction;

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if applicable, the availability of other sources of comparable products or services; and

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an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. New Eagle’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related person.
In addition, under New Eagle’s code of business conduct and ethics, which will be adopted effective upon the consummation of the Transaction, New Eagle’s employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

DESCRIPTION OF NEW EAGLE SECURITIES
The following description summarizes the most important terms of the New Eagle securities, as expected to be in effect upon the consummation of the Transaction. We expect to adopt the New Eagle Charter and the New Eagle Bylaws in connection with the Closing, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of New Eagle Securities,” you should refer to the New Eagle Charter and the New Eagle Bylaws, the forms of which are attached as Annexes B and C to this proxy statement/prospectus, respectively, and to the NRS and other applicable provisions of Nevada law.
Authorized Capitalization
Upon the consummation of the Transaction, New Eagle’s authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share, and 3,500,000 shares of preferred stock, par value $0.0001 per share. In connection with the Closing of the Transaction, New Eagle will file the New Eagle Certificate of Designation with the Nevada Secretary of State to establish the New Eagle Preferred Stock and authorize the issuance of 29,700 shares of New Eagle Preferred Stock. Unless the New Eagle Board determines otherwise, New Eagle will issue all shares of its capital stock in uncertificated form.
New Eagle Common Stock
Voting rights.   Holders of shares of New Eagle Common Stock will be entitled to one (1) vote for each share of New Eagle Common Stock held as of the record date on all matters submitted to a vote of stockholders, provided, however, that, except as otherwise required in the New Eagle Charter or by applicable law, the holders of New Eagle Common Stock will not be entitled to vote on any amendment to the New Eagle Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the New Eagle Charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the NRS.
Dividend rights.   Subject to applicable law and the rights and preferences of the holders of any outstanding series of New Eagle preferred stock, including the New Eagle Preferred Stock, and to the other provisions of the New Eagle Charter, the holders of New Eagle Common Stock shall be entitled to the payment of dividends on the New Eagle Common Stock in cash, in property or in shares of New Eagle Common Stock when, as and if declared thereon by the New Eagle Board from time to time out of assets or funds of the New Eagle legally available therefor.
Rights upon liquidation.   Subject to the rights of holders of New Eagle preferred stock, including the New Eagle Preferred Stock, upon New Eagle’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, including the New Eagle Preferred Stock, the holders of New Eagle Common Stock will be entitled to receive pro rata New Eagle’s remaining assets available for distribution.
New Eagle Preferred Stock
Under the terms of the New Eagle Charter, the New Eagle Board is authorized to direct New Eagle to issue shares of preferred stock in one or more series without stockholder approval. The New Eagle Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the New Eagle Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Eagle Common Stock by restricting dividends on the New Eagle Common Stock, diluting the voting power of the New Eagle Common Stock or subordinating the liquidation rights of the New Eagle Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the New Eagle Common Stock.
New Eagle Preferred Stock
In connection with the Closing of the Transaction, New Eagle will file the New Eagle Certificate of Designation and authorize the issuance of 29,700 shares of New Eagle Preferred Stock. For a complete description of the rights and preferences of the New Eagle Preferred Stock, you should refer to the New Eagle Certificate of Designation, the form of which is attached as Exhibit A to the PIPE Agreement included as Annex G to this proxy statement/prospectus.
Dividends.   The New Eagle Preferred Stock will accrue dividends daily at the rate of 12% per annum of $1,000.00 (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends will compound semi-annually.
Liquidation Preference.   Upon any liquidation or deemed liquidation event, the holders of New Eagle Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the New Eagle Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of New Eagle Preferred Stock been converted into New Eagle Common Stock immediately prior to the liquidation event. Thereafter, the holders of New Eagle Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to New Eagle Common Stock basis.
Voting.   The New Eagle Preferred Stock will vote together with the New Eagle Common Stock as a single class, except (i) as required by law and (ii) as noted below under “Protective Provisions.” Each holder of New Eagle Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of New Eagle Common Stock into which the shares of New Eagle Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Protective Provisions.   For as long as 20% of the shares of New Eagle Preferred Stock issued as of the Closing are held by the PIPE Investor, New Eagle shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of New Eagle Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Eagle; (ii) amend, alter, or repeal any provision of the New Eagle Certificate of Designation or any similar document of the New Eagle in a manner adverse to the New Eagle Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the New Eagle Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of New Eagle Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the New Eagle Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under New Eagle’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Eagle, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Eagle; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of New Eagle and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the New Eagle Preferred Stock shall not be considered indebtedness for purposes of this calculation.
Conversion.   Each share of New Eagle Preferred Stock will be convertible into shares of New Eagle Common Stock at any time at the option of the holder at rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $11.88, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Eagle Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the New Eagle Common Stock on the twenty-first trading day following the date that is six months after the effective date of the resale registration statement to be filed pursuant to the Registration Rights Agreement is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.
Put Rights.   Unless prohibited by applicable law governing distributions to stockholders, the New Eagle Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the fifth anniversary of the Closing at a price equal to the Accrued Value.
Call Rights.   Unless prohibited by applicable law governing distributions to stockholders, the New Eagle Preferred Stock shall be redeemable at the option of New Eagle commencing any time (A) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.
New Eagle Warrants
New Eagle Public Warrants
There is currently outstanding an aggregate of 11,500,000 SVII Public Warrants, which, following the consummation of the Transaction, will entitle the holders to acquire New Eagle Common Stock. Each whole warrant will entitle the registered holder to purchase one share of New Eagle Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Transaction, except as discussed in the immediately succeeding paragraph. Pursuant to the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement), a warrant holder may exercise its SVII Public Warrants (or, following the Transaction, New Eagle Public Warrants) only for a whole number of shares of New Eagle Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SVII Units and only whole warrants will trade. Accordingly, unless you hold at least two SVII Units upon such separation, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York City time.
New Eagle will not be obligated to deliver any shares of New Eagle Common Stock pursuant to the exercise of a New Eagle Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Eagle Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Eagle satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No New Eagle Public Warrants will be exercisable for cash or on a cashless basis, and New Eagle will not be obligated to issue New Eagle Common Stock upon exercise of a New Eagle Public Warrant unless the New Eagle Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the New Eagle Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Eagle Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Eagle be required to net cash settle any New Eagle Public Warrant. In the event that a registration statement is not effective for the exercised New Eagle Public Warrants, the purchaser of a SVII Unit containing such warrant will have paid the full purchase price for the SVII Unit solely for the New Eagle Common Stock underlying such SVII Unit.
Pursuant to the New Eagle Public Warrant Agreement, New Eagle will agree that as soon as practicable, but in no event later than 30 calendar days after the closing of the Transaction, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New Eagle Common Stock issuable upon exercise of the New Eagle Public Warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 90 calendar days (or one hundred twenty (120) days if the SEC notifies New Eagle that it will “review” the registration statement) after the closing of the Transaction, and to maintain the effectiveness of such registration statement and a current prospectus relating to the New Eagle Common Stock until the New Eagle Public Warrants expire or are redeemed, as specified in the New Eagle Public Warrant Agreement; provided that if the New Eagle Common Stock is at the time of any exercise of a New Eagle Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Eagle may, at its option, require holders of New Eagle Public Warrants who exercise their New Eagle Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Eagle so elects, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the New Eagle Common Stock issuable upon exercise of the warrants is not effective by the 90th calendar day after the closing of the Transaction, warrant holders may, until such time as there is an effective registration statement and during any period when New Eagle will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New Eagle will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares New Eagle Common Stock per warrant equal to the quotient obtained by dividing (x) the product of the number of shares of New Eagle Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is received.
Redemption of Public Warrants.   Once the New Eagle Public Warrants become exercisable, New Eagle may redeem the outstanding New Eagle Public Warrants (except as described herein with respect to the New Eagle Public Warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the closing price of the New Eagle Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “— New Eagle Warrants — New Eagle Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before New Eagle sends the notice of redemption to the New Eagle Public Warrant holders.

New Eagle will not redeem the New Eagle Public Warrants as described above unless a registration statement under the Securities Act covering the New Eagle Common Stock issuable upon exercise of the New Eagle Public Warrants is then effective and a current prospectus relating to the New Eagle Common Stock is available throughout the 30-day redemption period or if New Eagle has elected to require the exercise of the New Eagle Public Warrants on a “cashless basis” as described below. If and when the New Eagle Public Warrants become redeemable by New Eagle, New Eagle may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Eagle may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
New Eagle has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Eagle issues a notice of redemption of the New Eagle Public Warrants, each warrant holder will be entitled to exercise his, her or its New Eagle Public Warrant prior to the scheduled redemption date. However, the price of the New Eagle Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— New Eagle Warrants — New Eagle Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New Eagle calls the New Eagle Public Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its New Eagle Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their New Eagle Public Warrants on a “cashless basis,” New Eagle will consider, among other factors, its cash position, the number of New Eagle Public Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of New Eagle Common Stock issuable upon the exercise of the New Eagle Public Warrants. If New Eagle takes advantage of this option, all holders of New Eagle Public Warrants would pay the exercise price by surrendering their New Eagle Public Warrants for that number of shares of New Eagle Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Eagle Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the warrants. If New Eagle takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Eagle Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Eagle believes this feature is an attractive option to if it does not need the cash from the exercise of the warrants after the Transaction. If New Eagle calls its warrants for redemption and it does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their New Eagle Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
Redemption Procedures.   A holder of a New Eagle Public Warrant may notify New Eagle in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New Eagle Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of New Eagle Common Stock is increased by a capitalization or share dividend payable in New Eagle Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of New Eagle Common Stock issuable on exercise of each New Eagle Public Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New Eagle Common Stock at a price less than the fair market value (as defined below) will be deemed a share dividend of a number of shares of New Eagle Common Stock equal to the product of (i) the number of shares of New Eagle Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Eagle Common Stock) and (ii) one minus the quotient of (x) the price per share of New Eagle Common Stock paid in such rights offering and (y) the fair market value. For these purposes, if the rights offering is for securities convertible into or exercisable for shares of New Eagle Common Stock, in determining the price payable for shares of New Eagle Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. “Fair market value” means the 10-day average closing price as of the first date on which the shares of New Eagle Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. “10-day average closing price” shall mean, as of any date, the average last reported sale price of the New Eagle Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. Notwithstanding anything to the contrary, no shares of New Eagle Common Stock shall be issued at less than their par value.
In addition, if New Eagle, at any time while the New Eagle Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the New Eagle Common Stock on account of such shares of New Eagle Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends.

If the number of outstanding shares of New Eagle Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of New Eagle Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Eagle Common Stock issuable on exercise of each New Eagle Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Eagle Common Stock.
Whenever the number of shares of New Eagle Common Stock purchasable upon the exercise of the New Eagle Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Eagle Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Eagle Common Stock so purchasable immediately thereafter. The New Eagle Warrant Agreements provide that no adjustment to the number of shares of New Eagle Common Stock issuable upon exercise of a warrant will be required until cumulative adjustments amount to 1% or more of the number of shares of New Eagle Common Stock issuable upon exercise of a warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of New Eagle Common Stock issuable upon exercise of a warrant and (ii) on the exercise date of any warrant.
In case of any reclassification or reorganization of the issued and outstanding New Eagle Common Stock (other than those described above or that solely affects the par value of such New Eagle Common Stock), or in the case of any merger or consolidation of New Eagle with or into another corporation (other than a consolidation or merger in which New Eagle is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding New Eagle Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Eagle as an entirety or substantially as an entirety in connection with which New Eagle is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the New Eagle Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New Eagle Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their New Eagle Public Warrants immediately prior to such event.
If less than 70% of the consideration receivable by the holders of New Eagle Common Stock in such a transaction is payable in the form of New Eagle Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New Eagle Public Warrant properly exercises the New Eagle Public Warrant within thirty days following public disclosure of such transaction, the New Eagle Public Warrant exercise price will be reduced as specified in the New Eagle Public Warrant Agreement based on the Black-Scholes value (as defined in the New Eagle Public Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New Eagle Public Warrants when an extraordinary transaction occurs during the exercise period of the New Eagle Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the New Eagle Public Warrants.
The New Eagle Public Warrants will be issued in registered form under the New Eagle Public Warrant Agreement between Continental, as warrant agent, and New Eagle. The New Eagle Public Warrant Agreement provides that the terms of the New Eagle Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the New Eagle Public Warrant Agreement to the description of the terms of the SVII Public Warrants and the Public Warrant Agreement set forth in the IPO Prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the New Eagle Public Warrant Agreement as the parties to the New Eagle Public Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New Eagle Public Warrants, provided that the approval by the holders of at least 50% of the then-outstanding New Eagle Public Warrants is required to make any change that adversely affects the interests of the registered holders.
The New Eagle Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Eagle, for the number of New Eagle Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of New Eagle Common Stock and any voting rights until they exercise their New Eagle Public Warrants and receive New Eagle Common Stock. After the issuance of New Eagle Common Stock upon exercise of the New Eagle Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrants may be exercised only for a whole number of shares of New Eagle Common Stock. No fractional warrants will be issued upon separation of the SVII Units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Eagle will, upon exercise, round down to the nearest whole number the number of shares of New Eagle Common Stock to be issued to the warrant holder.
New Eagle will agree that, subject to applicable law, any action, proceeding or claim against New Eagle arising out of or relating in any way to the New Eagle Public Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New Eagle irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to Ownership of New Eagle Securities — The Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement)and the Rights Agreement designate the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of SVII Public Warrants and SVII Rights (and following the Transaction, holders of New Eagle Public Warrants), which could limit the ability of warrant holders or rights holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
New Eagle Private Warrants
There is currently outstanding an aggregate of 13,350,000 New Eagle Private Warrants (of which 6,350,000 will be forfeited by the Sponsor in connection with the Closing pursuant to the Sponsor Support Agreement), which, following the consummation of the Transaction, will entitle the holder to acquire New Eagle Common Stock. The New Eagle Private Warrants (including the New Eagle Common Stock issuable upon exercise of the New Eagle Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Transaction (except pursuant to limited exceptions) and they will not be redeemable by New Eagle. The New Eagle Private Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Transaction, or earlier upon liquidation. In addition, the New Eagle Private Warrants purchased by the Sponsor will not be exercisable more than five years from October 12, 2022 (the effective date of the registration statement of which the IPO Prospectus forms a part), in accordance with FINRA Rule 5110(g)(8), as long as the Sponsor or any of its related persons beneficially own such New Eagle Private Warrants. The New Eagle Private Warrants will be non-redeemable and will be exercisable on a cashless basis.
If holders of the New Eagle Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Eagle Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Eagle Common Stock underlying the warrants, multiplied by the excess of the “10-day average closing price” as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10-day average closing price. The “10-day average closing price” means, as of any date, the average last reported sale price of the New Eagle Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the New Eagle Common Stock on the date prior to the date on which notice of exercise of the warrant is sent to the warrant agent. The reason that New Eagle has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with New Eagle following the Transaction. If they remain affiliated with New Eagle, their ability to sell New Eagle’s securities in the open market will be significantly limited. New Eagle expects to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell its securities, an insider cannot trade in New Eagle’s securities if he or she is in possession of material non-public information. Accordingly, unlike New Eagle public stockholders who could exercise their warrants and sell the New Eagle Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, New Eagle believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. Such Contributions are anticipated to be converted into 1,500,000 New Eagle Private Warrants in connection with the consummation of the Transaction.
New Eagle PIPE Warrants
In connection with the transactions contemplated by the Merger Agreement, SVII, New Eagle and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, subject to the same anti-dilution and other adjustments as the New Eagle Preferred Stock. The New Eagle PIPE Warrants will be immediately exercisable upon issuance at the Closing and will expire five years from the date of Closing. The New Eagle PIPE Warrants include customary cash and cashless exercise provisions.
Anti-Takeover Provisions of the New Eagle Charter and the New Eagle Bylaws
The New Eagle Charter and the New Eagle Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Eagle. New Eagle expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Eagle to first negotiate with the New Eagle Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the New Eagle Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of New Eagle Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Eagle by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The New Eagle Charter provides that the New Eagle Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-half of the New Eagle Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New Eagle Board.
Stockholder Action; Special Meetings of Stockholders
The New Eagle Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of

New Eagle capital stock would not be able to amend the New Eagle Bylaws or remove directors without holding a meeting of stockholders called in accordance with the New Eagle Bylaws. Further, the New Eagle Bylaws will provide that only the chairperson of the New Eagle Board, a majority of the New Eagle Board or the Chief Executive Officer of New Eagle may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New Eagle capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the New Eagle Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the New Eagle Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the New Eagle Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder at the time of giving the notice, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the New Eagle Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the New Eagle Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, New Eagle’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Eagle Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to New Eagle of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
No Cumulative Voting
Under the NRS, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The New Eagle Charter does not authorize cumulative voting.
Amendment of New Eagle Charter or New Eagle Bylaws
The New Eagle Bylaws may be amended or repealed by a majority vote of the New Eagle Board or by the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the New Eagle Board and at least 66 2∕3% in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the New Eagle Charter.
Limitations on Liability and Indemnification of Officers and Directors
The New Eagle Charter and New Eagle Bylaws provide indemnification and advancement of expenses for New Eagle’s directors and officers to the fullest extent permitted by the NRS, subject to certain limited exceptions. New Eagle intends to enter into indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Nevada law. In addition, as permitted by Nevada law, the New Eagle Charter and New Eagle Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict New Eagle’s rights and the rights of New Eagle Stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the NRS, with certain exceptions, New Eagle Stockholders will have appraisal rights in connection with a merger or consolidation of New Eagle. Pursuant to Nevada’s dissenter’s rights statutes (NRS 92A.300 through 92A.500, inclusive), a stockholder who properly demands and perfects appraisal rights in connection with such merger or consolidation will have the right to receive payment of the “fair value” (as defined in NRS 92A.320) of its shares, subject to a number of limitations and procedural requirements.
Stockholders’ Derivative Actions
Under the Nevada law, any of the New Eagle Stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, subject to the requirements of applicable law.
Forum Selection
The New Eagle Bylaws provide that the courts of the State of Nevada will be the sole and exclusive forum for any complaint asserting any “internal corporate claims,” in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. “Internal corporate claims” means any action, suit, proceeding or claim (i) brought in the name or right or on behalf of New Eagle, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of New Eagle in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), the New Eagle Charter or the New Eagle Bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or (iv) asserting a claim governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New Eagle Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Eagle, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this transaction.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Eagle or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New Eagle notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
The transfer agent and registrar for the New Eagle Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market
The shares of New Eagle Common Stock and the New Eagle Public Warrants are expected to be listed on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively.

COMPARISON OF SHAREHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
SVII is an exempted company incorporated under the Companies Act. The Companies Act, Cayman Islands law generally and the SVII Articles govern the rights of its shareholders. The Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the SVII Articles differ in certain material respects from the New Eagle Organizational Documents. Eagle is a corporation incorporated under the laws of the State of Nevada and is currently governed by the Eagle Charter and Eagle Bylaws. As a result, when you become a stockholder of New Eagle, your rights will differ in some regards as compared to when you were a shareholder of SVII. In addition, the rights of current Eagle shareholders will differ in certain material respects from those of the shareholders of New Eagle following the completion of the Transaction.
Since the SVII Articles will, if approved, ultimately be replaced by the New Eagle Organizational Documents at Closing, the chart below is a summary outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SVII Eagle and New Eagle according to applicable law and/or the organizational documents of SVII, Eagle and New Eagle. You also should review the New Eagle Charter and the New Eagle Bylaws attached to this proxy statement/prospectus as Annexes C and D, respectively, as well as the Nevada corporate law, including the NRS, and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to SVII, Eagle and New Eagle.
SVII	Eagle	New Eagle
Organizational Documents
The rights of SVII’s shareholders are governed by the SVII Articles and the Companies Act.	The rights of Eagle’s shareholders are governed by the Eagle Charter and Eagle Bylaws.	The rights of New Eagle Stockholders will be governed by the New Eagle Charter, the New Eagle Bylaws and the NRS.
Authorized Capital Stock
SVII is authorized to issue up to 330,000,000 ordinary shares, including 300,000,000 Class A ordinary shares and 30,000,000 Class B ordinary shares, as well as 1,000,000 preference shares, $0.0001 par value each.
Eagle is authorized to issue up to 400,000,000 shares of capital stock, including 350,000,000 shares of Eagle Common Stock and 50,000,000 preferred shares, $0.0001 par value each.
New Eagle will be authorized to issue two classes of capital stock which will be designated, respectively, “common stock” and “preferred stock.” The total number of shares that New Eagle will be authorized to issue is 303,500,000, of which 300,000,000 shares will be common stock, par value $0.0001 per share, and 3,500,000 shares will be preferred stock, par value $0.0001 per share. The number of authorized shares of New Eagle common stock or preferred stock may be increased or decreased by an amendment to the New Eagle Charter adopted by resolution of New Eagle’s board of directors and approved by the stockholders holding shares representing at least a majority of the voting power, as long as the proposed amendment does not adversely alter or change any preference or relative or other right given to any class or series of outstanding shares (in which

SVII	Eagle	New Eagle

event, unless the articles specifically deny the right to vote on such an amendment, the amendment must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof). The number of authorized shares of New Eagle common stock or preferred stock may also be increased or decreased by resolution of New Eagle’s board of directors, without a vote of the stockholders, as long as the corporation simultaneously and correspondingly increases or decreases the number of issued and outstanding shares of common stock or preferred stock held by each stockholder of record and the action taken (i) does not adversely alter or change any preference or relative or other right given to any other class or series of outstanding shares and (ii) does not include any provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all of their outstanding shares.

Common Stock
SVII’s authorized ordinary shares consists of 300,000,000 SVII Articles Class A Ordinary Shares and 30,000,000 SVII Articles Class B Ordinary Shares.
Each holder of a SVII Ordinary Share is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of shareholders.

Eagle’s authorized common stock consists of 350,000,000 shares of Eagle Common Stock.
Each holder of a share of Eagle Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

New Eagle’s authorized common stock will consist of 300,000,000 shares of common stock.
Each holder of a share of New Eagle Common Stock will be entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

SVII	Eagle	New Eagle
Preferred Stock
SVII’s authorized preference shares consists of 1,000,000 preference shares. No SVII preference shares are currently issued and outstanding.
Subject to applicable law, the directors may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Act and the SVII Articles) vary such rights.

Eagle’s authorized preferred shares consists of 50,000,000 preferred shares. No Eagle preferred shares are currently issued and outstanding.
Eagle has the authority to issue the preferred shares in one or more series with such rights, preferences and designations as determined by the board of directors of Eagle.

New Eagle’s authorized preferred stock will consist of 3,500,000 shares of preferred stock.
New Eagle will have approximately 29,700 shares of the New Eagle Preferred Stock through the New Eagle Certificate of Designation, the form of which is attached as Exhibit A to the PIPE Agreement included as Annex G to this proxy statement/ prospectus. For as long as 20% of the shares of New Eagle Preferred Stock issued as of the Closing are held by the PIPE Investor, New Eagle shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of New Eagle Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Eagle; (ii) amend, alter, or repeal any provision of New Eagle Certificate of Designation or any similar document of New Eagle in a manner adverse to the New Eagle Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the New Eagle Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of New Eagle Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the New Eagle Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the New Eagle’s incentive plan, equity plan or

SVII	Eagle	New Eagle

equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Eagle, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Eagle; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of New Eagle and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the New Eagle Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Number and Qualification of Directors
There shall be a board of directors consisting of not less than one person provided however that SVII may by ordinary resolution increase or reduce the limits in the number of directors. A director is not required to hold any shares in SVII by way of qualification.
The Eagle Bylaws sets the initial number of directors at three. The number of directors of Eagle is fixed by the Eagle board of directors, as the board of directors may from time to time determine.
The number of New Eagle directors will be fixed from time to time by the New Eagle Board. The New Eagle Board is expected to consist of seven members at the Redomicile Effective Time. No decrease in the authorized number of directors constituting the New Eagle Board will shorten the term of any incumbent director. Directors need not be stockholders of New Eagle.

Structure of Board of Directors; Term of Directors; Election of Directors
The SVII Board is divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the SVII Board. At each annual general meeting, directors are appointed for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, directors appointed to each class hold office until their successors are duly appointed or until their earlier resignation, death or removal.

The board of directors of Eagle is not classified and directors are elected annually by the stockholders.
Each director will serve until his or her successor is duly elected and qualified or until his or her earlier resignation, death, or removal. Directors are elected by a plurality of the votes properly cast.

Other than any directors elected by the separate vote of the holders of any class or series of New Eagle’s preferred stock, the New Eagle Board will be divided into three classes, designated as Class I, Class II and Class III, respectively, with directors assigned to each class by the New Eagle Board. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting (but at least one-fourth of the total number of the directors must be elected annually).

SVII	Eagle	New Eagle

Notwithstanding the foregoing, directors elected to each class will hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Directors will be elected by a plurality of the votes properly cast.

Removal of Directors
The SVII Articles provide that before a business combination, holders of SVII Class B Ordinary Shares may remove any director, and that after a business combination, shareholders may by ordinary resolution remove any director.

The Eagle Bylaws provide that directors may be removed, with or without cause, only by the affirmative vote of stockholders representing not less than two-thirds (2/3) of the voting power of the shares entitled to vote.

Subject to the rights of the holders of any series of New Eagle’s preferred stock to elect directors, or except as otherwise provided by the NRS or the New Eagle Charter, any director may be removed from office only (i) with cause and (ii) by the affirmative vote of the holders of not less than two-thirds (2/3%) of the voting power of the outstanding shares of capital stock of New Eagle then entitled to vote in an election of directors.

Vacancies on the Board of Directors
The office of a director shall be vacated if:
(a)   the director gives notice in writing to SVII that he or she resigns the office of director; or
(b)   the director is absents (without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or
(c)   the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or
(d)   the director is found to be or becomes of unsound mind; or
(e)   all of the other directors (being not less than two in number) determine that he or she should be removed as a director, either by a resolution passed by all of the other directors at a meeting

Any vacancies on the Eagle board of directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Any director may resign at any time upon notice given in a writing (including one sent by electronic transmission) to the New Eagle Board, the Chair of the board of directors or Secretary. Such resignation shall be effective upon delivery, unless the resignation otherwise provides. Subject to any limitations imposed by applicable law and the rights of the holders of any class or series of New Eagle’s preferred stock, all vacancies, however occurring, including, without limitation, by reason of an increase in the size of the New Eagle Board, shall be filled solely and exclusively by a majority of the remaining directors then in office, even if less than a quorum, and not by the stockholders. Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy was created or occurred and until such director’s successor is elected and qualified

SVII	Eagle	New Eagle
of the directors duly convened and held in accordance with the SVII Articles or by a resolution in writing signed by all of the other directors.
The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the SVII Articles as the maximum number of directors.
or until his or her earlier resignation, death or removal.
Stockholder Action by Written Consent
Action may be taken by the shareholders by unanimous written resolution.
Any action be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

No action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the New Eagle Bylaws, and no action may be taken by the stockholders by written consent.

Quorum
No business shall be transacted at any general meeting unless a quorum is present. The holders of at least a majority of the issued and outstanding share capital of SVII being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Except as otherwise required by law, the Eagle Charter or the Eagle Bylaws, at any meeting of stockholders, the holders of one-third (1/3) of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.
If a quorum is not present or represented at any meeting, then the chair of the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time, until a quorum is present or represented.

Except as otherwise required by law, the New Eagle Charter or the New Eagle Bylaws, at any meeting of stockholders, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting, then the chair of the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time, until a quorum is present or represented.

SVII	Eagle	New Eagle
Special Meetings of Stockholders
Extraordinary general meetings of shareholders may be called by the SVII Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the chief executive officer or the chairman of the board of directors. Extraordinary general meetings may not be called by any other person or persons, including the shareholders of SVII.
Only those matters set forth in the notice of the extraordinary general meeting may be considered or acted upon at such special meeting. Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of SVII not less than 120 calendar days before the date of SVII’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if SVII did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before SVII begins to print and send its related proxy materials.

Except as otherwise required by statute and subject to the rights, if any, of the holders of any class or series of preferred stock, special meetings of stockholders may be called by the chief executive officer or the president, or must be called by the president or secretary at the written request of a majority of the board of directors or the holders of at least 30% of the shares issued, outstanding, and entitled to vote. Special meetings may not be called by any other person or persons.
Only those matters set forth in the notice of the special meeting may be considered or acted upon at such meeting, unless all stockholders entitled to vote are present and consent to the consideration of additional matters.

Except as otherwise required by statute and subject to the rights, if any, of the holders of any class or series of preferred stock, special meetings of stockholders may be called only by the New Eagle Board, chairman of the New Eagle Board or Chief Executive Officer. Special meetings may not be called by any other person or persons.
Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting. Nominations of persons for election to the New Eagle Board may be made at a special meeting of stockholders pursuant to notice of the special meeting (i) by or at the direction of the New Eagle Board or a committee thereof or (ii) provided the New Eagle Board determines that one or more directors are to be elected at such special meeting by any stockholder of New Eagle who is a stockholder of record at the time of giving notice provided for in the New Eagle Bylaws, who is entitled to vote and who otherwise complies with the requirements of the New Eagle Bylaws.

Notice of Stockholder Meetings
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

Written notice of stockholder meetings must be given to each stockholder of record entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting. The notice must state the date and time of the meeting, the means of remote communication, if any, by which stockholders may be deemed present and vote, the physical

Notice of each meeting of stockholders stating the date, time and physical location, if any, of such meeting and the means of remote communication, if any, by which stockholders and proxies may be deemed to be present in person and vote at such meeting shall be given not less than ten (10) days nor more than sixty (60) days before the meeting, to each

SVII	Eagle	New Eagle

location of the meeting (unless held solely by remote communication), and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice may be delivered personally, by mail, or as otherwise provided in the Eagle Bylaws.

stockholder entitled to vote thereat by delivering such notice to such stockholder, by mailing it to the stockholder’s address of record or by timely filing a proxy statement or an amendment thereto with the SEC, containing the notice, pursuant to Section 14(a) of the Exchange Act. Notice of special meetings will also be required to state the purpose(s) for which the meeting has been called.

Advance Notice Requirements for Stockholder Proposals
Nominations of persons for election to the SVII Board and the proposal of business other than nominations to be considered by the shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the SVII Board or (ii) by any shareholder of SVII who is a shareholder of record at the time of giving notice provided for in the SVII Articles, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in the SVII Articles. For the avoidance of doubt, the foregoing clause (ii) is the exclusive means for a shareholder to make director nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of shareholders and proxy statement under Rule 14a-8 under the Exchange Act) before an annual meeting of shareholders.

Nominations of persons for election to the Eagle Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to Eagle’s notice of the meeting of stockholders, (ii) by or at the direction of the Eagle board of directors, or (iii) by any stockholder of Eagle who is a stockholder of record at the time of giving notice as required by the Eagle Bylaws, who is entitled to vote at the meeting, and who complies with the advance notice procedures set forth in the Eagle Bylaws.

Nominations of persons for election to the New Eagle Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) by or at the direction of the New Eagle Board or (ii) by any stockholder of New Eagle who is a stockholder of record at the time of giving notice provided for in the New Eagle Bylaws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in the New Eagle Bylaws. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to make director nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Exchange Act) before an annual meeting of stockholders.

SVII	Eagle	New Eagle
Amendment of Certificate or Articles of Incorporation
Subject to the Companies Act, SVII may at any time and from time to time by special resolution (requiring the approval of which requires: (i) the affirmative vote of a majority of at least two-thirds of SVII shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter or add to the SVII Articles; provided, however, that the affirmative vote of not less than two-thirds (2/3) of the issued and outstanding SVII Class B Ordinary Shares required to amend or repeal any provision of Article 29 (Appointment and Removal of Directors).

The affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, and the affirmative vote of a majority of the voting power of the outstanding shares of each class of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, will be required to amend or repeal provisions of the Eagle Charter.

The affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, and the affirmative vote of a majority of the voting power of the outstanding shares of each class of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, will be required to amend or repeal provisions of the New Eagle Charter; provided, however, that the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Amendment of Bylaws) or Article IX (Amendment of Articles of Incorporation) of the New Eagle Charter.

Amendment of Bylaws
Subject to the Companies Act, SVII may at any time and from time to time by special resolution (requiring the approval of which requires: (i) the affirmative vote of a majority of at least two-thirds of SVII shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter or add to the SVII Articles; provided, however, that the affirmative vote of not less than two-thirds (2/3) of the issued and outstanding SVII Class B Ordinary Shares required to amend or repeal any provision of Article 29 (Appointment and
The board of directors of Eagle has the exclusive power to amend the Eagle Bylaws.
The affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class, will be required to amend or repeal the New Eagle Bylaws; provided, however, that if the New Eagle Board recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such

SVII	Eagle	New Eagle
Removal of Directors).		amendment or repeal at such meeting of stockholders, voting together as a single class. Except as otherwise provided by law, the New Eagle Bylaws may be amended or repealed by the New Eagle Board.
Limitation on Director and Officer Liability
The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

The Eagle Charter provides that no director or officer shall be personally liable to Eagle or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability arising from acts or omissions involving intentional misconduct, fraud, or a knowing violation of law, or for the payment of dividends in violation of Nevada law.

The New Eagle Charter will provide that liability of the directors and officers of New Eagle is eliminated or limited to the fullest extent permitted by the NRS. Under the NRS, New Eagle’s directors and officers will not be personally liable to New Eagle or its stockholders or creditors for any damages for breach of fiduciary duty as a director or officer as a result of any act or failure to act in their capacity as a director or officer, unless the presumption of Nevada’s codified business judgment rule has been rebutted and it is proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Indemnification
The SVII Articles provide for indemnification of SVII’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

To the fullest extent permitted by the NRS, Eagle is authorized to provide indemnification of (and advancement of expenses to) directors, officers and non-officer employees of Eagle (and any other persons to which applicable law permits Eagle to provide indemnification) through provisions of the Eagle Bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by the NRS.

To the fullest extent permitted by the NRS, New Eagle will be authorized to provide indemnification of (and advancement of expenses to) directors, officers and non-officer employees of New Eagle (and any other persons to which applicable law permits New Eagle to provide indemnification) through provisions of the New Eagle Bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by the NRS.

SVII	Eagle	New Eagle
Conversion Rights
The SVII Class B Ordinary Shares shall automatically convert into SVII Class A Ordinary Shares on a one- for-one basis: (a) at any time and from time to time at the option of the holders thereof; or (b) automatically on the day of the consummation of a business combination.
Eagle does not have any capital stock outstanding with conversion rights.
New Eagle will designate 29,700 shares of New Eagle Preferred Stock through the New Eagle Certificate of Designation. Each share of New Eagle Preferred Stock will be convertible into shares of New Eagle Common Stock at any time at the option of the holder at rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $11.88, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New Eagle Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the New Eagle Common Stock on the twenty-first trading day following the date that is six months after the effective date of the resale registration statement to be filed pursuant to the Registration Rights Agreement is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.

Preemptive Rights
SVII shareholders do not have preemptive rights. Thus, if additional shares of SVII ordinary share are issued, the current holders of SVII Ordinary Shares will own a proportionately smaller interest in a larger number of outstanding ordinary shares to the extent that they do not participate in the additional issuance.
Eagle stockholders do not have preemptive rights.
New Eagle Stockholders will not have preemptive rights. Thus, if additional shares of New Eagle Common Stock are issued, the then current holders of New Eagle Common Stock will own, after such issuance, a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

SVII	Eagle	New Eagle
Distributions to Stockholders
Subject to the provisions of the SVII Articles and applicable law, and except as otherwise provided by the rights attached to any SVII Ordinary Shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of SVII lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of SVII, out of the share premium account or as otherwise permitted by law.

Subject to any preferential rights to dividends and other distributions of any outstanding shares of preferred stock and subject to the provisions of applicable law, dividends and other distributions may be declared and paid or set apart for payment upon Eagle Common Stock out of any assets or funds of Eagle legally available for the payment of dividends and other distributions, but only when and as declared by the board of directors.

Subject to any preferential rights to dividends and other distributions of any outstanding shares of preferred stock and subject to the provisions of applicable law, dividends and other distributions may be declared and paid or set apart for payment upon New Eagle Common Stock out of any assets or funds of New Eagle legally available for the payment of dividends and other distributions, but only when and as declared by the board of directors or any authorized committee thereof.

Exclusive Forum
The SVII Articles do not contain exclusive forum provisions.	The Eagle Charter and Eagle Bylaws do not contain exclusive forum provisions.
The New Eagle Bylaws provide that the courts of the State of Nevada will be the sole and exclusive forum for any complaint asserting any “internal corporate claims,” in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. “Internal corporate claims” means any action, suit, proceeding or claim (i) brought in the name or right or on behalf of New Eagle, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of New Eagle in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), the New Eagle Charter or the New Eagle Bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or

SVII	Eagle	New Eagle

(iv) asserting a claim governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New Eagle Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Eagle, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this transaction.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Eagle or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could

SVII	Eagle	New Eagle
find these types of provisions to be inapplicable or unenforceable. New Eagle notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Registration Rights
Certain SVII shareholders are party to the Existing Registration Rights Agreement and have demand registration rights, short-form registration rights and piggyback registration rights. In accordance with the terms of the Registration Rights Agreement, the Existing Registration Rights Agreement will terminate upon the closing of the Transaction and be replaced by the Registration Rights Agreement.
	None of the existing Eagle shareholders have registration rights.	Assuming SVII enters into the Registration Rights Agreement, New Eagle will have comparable obligations pursuant to the Registration Rights Agreement.
Stock Transfer Restrictions Applicable to Stockholders
Shares of SVII are transferable in the manner prescribed by the Companies Act.	Shares of Eagle are transferable in the manner prescribed by the NRS.	Shares of New Eagle will be transferable in the manner prescribed by the NRS.
Comparison of Stockholder or Shareholder Rights under Cayman Islands and Nevada Law
The statutory corporate laws of Nevada, as governed by the NRS, are similar in many respects to those of the Cayman Islands, as governed by the Companies Act. However, there are certain differences that may affect the rights of a stockholder of New Eagle, as well as the corporate governance of New Eagle. The following are brief summaries of material differences between the current rights of shareholders of SVII under the Companies Act and the rights of stockholders of New Eagle following completion of Transaction under the NRS.
Increasing or Decreasing Authorized Capital Stock
Under both Cayman Islands and Nevada law, stockholders or shareholder must approve an amendment to the corporation’s charter or company’s memorandum and articles of association to increase or decrease in the number of authorized shares in accordance with the provisions of the applicable statutes. The NRS also allows the New Eagle Board, unless otherwise provided in the articles of incorporation (and the New Eagle Charter does not otherwise provide), to increase or decrease the number of authorized shares of a class or series of the corporation’s shares and correspondingly effect a proportional forward or reverse split of the same class or series of the corporation’s shares (and change the par value thereof) without a vote of the stockholders. However, if the action taken (i) adversely changes or alters any right or preference of the stockholders and (ii) includes any provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all of their outstanding shares, then the proposed increase or decrease must be approved by the stockholders holding a majority of the voting power of the affected class or series. Cayman Islands law has no similar provision to these Nevada statutes.
Classified Board of Directors
As permitted by the Companies Act, the SVII Articles provides for a classified board of directors, with only one class appointed each year, each to serve a term of three years in office. The NRS also permits any

New Eagle to classify its board of directors into classes with staggered terms of office, as long as at least one-fourth of the total number of directors is elected annually. The New Eagle Charter provides for a board of directors classified into three classes, and thus our stockholders will continue to elect one class of directors each year for a three-year term following the consummation of the Transaction.
Cumulative Voting
Cumulative voting for directors entitles each stockholder or shareholder to cast a number of votes that is equal to the number of voting shares held by such stockholder or shareholder, multiplied by the number of directors to be elected or appointed, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or shareholder or group of stockholders or shareholder to elect or appoint at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.
Although the Companies Act does not generally grant shareholders cumulative voting rights, a company may provide in its articles of association for cumulative voting in the appointment of directors. The NRS also permits any company to provide in its articles of incorporation the right to cumulative voting in the appointment of directors if certain procedures are followed.
The SVII Articles do not provide for cumulative voting in the appointment of directors. Similarly, the New Eagle Charter does not provide for cumulative voting.
Vacancies
Under both the Companies Act and the NRS, subject to the organizational documents, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board. Both the SVII Articles and the New Eagle Charter provide that only the board of directors, and not the stockholders or shareholders, may fill vacancies on the board.
Removal of Directors
Under the Companies Act, and the SVII Articles, the holders of a majority of the issued and outstanding shares of such class or classes entitled to vote at an appointment of directors may vote to remove any director or the entire board. Currently, as permitted by the Companies Act when a company’s board of directors is classified, the SVII Articles provide that directors may be removed without cause by ordinary resolution which, prior to a business combination, may only be voted on by the holders of the SVII Class B Ordinary Shares.
The NRS requires the vote of the holders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove a director or all of the directors. The NRS does not make a distinction between removal for or without cause; however, in addition to the vote of two-thirds of the voting power referenced in the preceding sentence, the New Eagle Charter will permit removal only with cause.
Fiduciary Duties and Business Judgment
Nevada, like most jurisdictions, requires that directors and officers of a corporation exercise their powers in good faith and with a view to the interests of the corporation but, unlike some other jurisdictions (such as Cayman Islands), fiduciary duties of directors and officers are codified. As a matter of statute, directors and officers, in exercising their respective powers, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Reliance may also be based upon: (i) advice or information provided by legal counsel, public accountants, advisers, bankers or other persons reasonably believed to be competent; and (ii) the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and relates to matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.
Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) duty to not improperly fetter the exercise of future discretion; (iv) duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders; (v) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (vi) duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.
In addition, under Cayman Islands law, members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the company and upon such information, opinions, reports and statements presented to the company by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such reliance cannot be unquestioning and must take into account any actual or potential conflicts of interest of the person or entity providing the information or advice.
Flexibility for Decisions, Including Takeovers
Nevada provides directors with more discretion than Cayman Islands in making corporate decisions, including decisions made in takeover situations. Under Nevada law, director and officer actions taken in response to a change or potential change in control are generally protected by the statutory business judgment rule. In exercising their powers, including in response to a change or potential change of control, directors and officers of a corporation may consider all relevant facts, circumstances, contingencies or constituencies, which may include, without limitation, the effect of the decision on several corporate constituencies in addition to the stockholders, including the corporation’s employees, suppliers, creditors and customers, the economy of the state and nation, the interests of the community and society in general, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The NRS specifically states that such directors and officers are not required to consider the effect of a proposed corporate action upon any constituent as a dominant factor. Further, a director may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change of control is opposed to or not in the best interest of the corporation, upon consideration of any relevant facts, circumstances, contingencies or constituencies, including that there are reasonable grounds to believe that, within a reasonable time the corporation or any successor would be or become insolvent and subjected to bankruptcy proceedings. However, in the case of an action to resist a change or potential change in control that impedes the rights of stockholders to vote for or remove directors, directors will only be given the benefit of the presumption of the business judgment rule if the directors have reasonable grounds to believe a threat to corporate policy and effectiveness exists, and if the action taken that impedes the exercise of the stockholders’ rights is reasonable in relation to such threat.
Significantly, the Companies Act does not provide a similar list of statutory factors that company directors and officers may consider in making decisions. Instead, in a number of cases and in certain situations, Cayman Islands law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the shareholder or stockholders. Thus, the flexibility granted to directors of New Eagle when making business decisions, including in the context of a hostile takeover, are significantly greater than those granted to directors of SVII. In light of the Nevada constituency statute, the New Eagle Board will have greater discretion in determining the appropriate factors to take into consideration when making corporate decisions under Nevada law than under Cayman Islands law.
Limitation on Personal Liability of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
Under the NRS, in order for a director or officer to be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act, the presumption of the codified business judgment rule must be rebutted and it must be proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The limitation on director and officer liability under the NRS does not distinguish the duty of loyalty or transactions from which a director derives an improper personal benefit, but it does, pursuant to NRS 78.300, impose limited personal liability on directors for distributions made in violation of NRS 78.288. Further, the NRS permits a corporation to renounce in its articles of incorporation any interest or expectancy to participate in specific or specified classes or categories of business opportunities. Both the Companies Act and the NRS permit limitation of liability which applies to both directors and officers, though the NRS also expressly applies this limitation to individual liabilities of directors or officers to creditors of the corporation. Furthermore, under the NRS, it is not necessary for a corporation to adopt provisions in its articles of incorporation limiting personal liability of directors or officers, as this limitation is provided by statute.
As described above, the NRS provides broader protection from personal liability for directors and officers than the Companies Act.
Indemnification
The NRS and the Companies Act each have statutory mechanisms that permit corporations or companies to indemnify directors, officers, employees and agents in similar circumstances, subject to the differences discussed below.
In suits that are not brought by or in the right of the corporation, both jurisdictions’ statutory indemnification mechanisms permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and believed their actions were either in the best interests of or not opposed to the best interests of the corporation. Under the indemnification mechanism provided under the NRS, the person seeking indemnity may also be indemnified if they are not held liable for breach of their fiduciary duties. Similarly, with respect to a criminal proceeding, the person seeking indemnification must not have had any reasonable cause to believe their conduct was unlawful. The articles of incorporation may provide for further indemnification than that described in the statutory mechanism provided under the NRS.
In derivative suits, a corporation in either jurisdiction may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.
Under the statutory indemnification mechanism in either jurisdiction, no corporation may indemnify a party unless it decides that indemnification is proper. Similarly, under the statutory indemnification mechanisms under the NRS, the corporation through its stockholders, directors or independent counsel must determine that the indemnification is proper.
The indemnification pursuant to the statutory mechanisms available under the NRS, as described above, does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. However, unless otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
Advancement of Expenses
The SVII Articles provide that the remuneration to be paid to the SVII directors, if any, shall be such remuneration as the SVII directors shall determine, and that the directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors, or general meetings of SVII, or separate meetings of the holders of any class of shares or debentures of SVII, or otherwise in connection with the business of SVII or the discharge of their duties as a director, or to receive a fixed allowance in respect thereof as may be determined by the directors, or a combination partly of one such method and partly the other.
The NRS similarly provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay defense expenses of a director or officer in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the corporation. Similar to Cayman Islands, such advancement of expenses would be discretionary unless the articles of incorporation, the bylaws, or an agreement made by the corporation require the corporation to pay such expenses upon receipt of such an undertaking.
Director Compensation
The Companies Act does not have a specific statute governing either the establishment of director compensation, or the fairness of director compensation. In contrast, the NRS provides that, unless otherwise provided in the articles of incorporation or bylaws, the board of directors, without regard to personal interest, may establish the compensation of directors for services in any capacity, and, if the board of directors so establishes the compensation of directors, such compensation is presumed to be fair to the corporation unless proven unfair by a preponderance of the evidence. The New Eagle Board after the Transaction will establish the compensation of its directors.
Action by Written Consent of Directors
Both the Companies Act and the NRS provide that, unless the memorandum and articles of association or articles of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.
Neither the SVII Articles, nor the New Eagle Charter or the New Eagle Bylaws, limit the type or nature of a board action taken by written consent.
Actions by Written Consent of Stockholders
A Cayman Islands company is permitted, unless the articles of association provides otherwise, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by unanimous written resolution of the holders of issued and outstanding shares. The NRS provides that, unless the articles of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent to such action is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.
The NRS also permits a corporation to prohibit stockholder action by written consent in lieu of a meeting of stockholders by including such prohibition in its articles of incorporation or bylaws. Both the SVII Articles and the New Eagle Charter prohibit action by written consent of the stockholders.

Dividends and Distributions
Cayman Islands law is more restrictive than Nevada law with respect to dividend payments. Unless further restricted in the memorandum and articles of association, the Companies Act permits a company to declare and pay dividends out of either profit or share premium account. Even if a company has sufficient profit or share premium, a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business (and in relation to a dividend paid out of share premium, any director knowingly and willfully authorizing such a dividend commits a criminal offence).
The NRS provides that no distribution (including, without limitation, dividends, redemptions or purchases of shares of capital stock or distributions of indebtedness, in each case to or for the benefit of all holders of shares of any one or more classes or series of the capital stock of the corporation with respect to such shares) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or, (ii) except as otherwise specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders. Directors may consider financial statements prepared on the basis of accounting practices that are reasonable under the circumstances, a fair valuation, including but not limited to unrealized appreciation and depreciation, and any other method that is reasonable under the circumstances.
Restrictions on Business Combinations
Nevada law provide certain protections to stockholders in connection with certain business combinations. These protections can be found in NRS 78.411 through 78.444, respectively.
In contrast, the NRS imposes a maximum moratorium of two years on business combinations. However, NRS 78.411 through 78.444 regulate business combinations more stringently. First, an interested stockholder is defined as a beneficial owner of 10% or more of the voting power. Second, the two-year moratorium under Nevada law can be lifted only by the approval by the corporation’s board of directors, in advance, of the combination or the transaction by which such person first becomes an interested stockholder, or if the combination is approved by the board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Finally, after the two-year period, a combination remains prohibited unless (i) it is approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the terms of the combination satisfy certain fair value requirements. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. These combinations statutes in Nevada apply only to corporations with 200 or more stockholders of record.
Companies are entitled to opt out of the business combination provisions of the Companies Act and NRS. New Eagle has not opted out of the business combination provisions of NRS 78.411 through 78.444. Any opt-out of the business combinations provisions of the NRS must be contained in an amendment to the New Eagle Charter approved by a majority of the outstanding voting power not then owned by interested stockholders, but the amendment would not be effective until 18 months after the vote of the stockholders to approve the amendment and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.
Acquisition of Controlling Interests
In addition to the restrictions on business combinations with interested stockholders, Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. The provisions can be found in NRS 78.378 through 78.3793. Cayman Islands law does not have similar provisions.
Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under NRS Chapter 92A.
NRS 78.378(1) provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, NRS 78.3788 provides that the controlling interest statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or indirectly or through an affiliated corporation. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires.
Corporations are entitled to opt out of the above controlling interest provisions of the NRS. New Eagle will opt out of these provisions in the New Eagle Bylaws.
Stockholder Vote for Mergers and Other Corporate Reorganizations
Under the Companies Act, unless the memorandum and articles of association specifies a higher percentage, the shareholders of a company that is being acquired in a merger must authorize such merger by special resolution. The company’s board of directors must also approve such transaction. Similarly, under the NRS, a merger or sale of all assets requires authorization by stockholders of the corporation being acquired or selling its assets by at least a majority of the voting power of the outstanding shares entitled to vote, as well as approval of such corporation’s board of directors. It is difficult to determine the point at which a sale of virtually all, but less than all, of a corporation’s assets would be considered a “sale of all of the assets” of the corporation for purposes of Nevada law.
The Companies Act and NRS have substantially similar provisions with respect to approval by stockholders of a surviving company or corporation in a merger. The Companies Act requires a shareholder vote of a constituent corporation in a merger. The NRS does not require a stockholder vote of the surviving corporation in a merger under substantially similar circumstances.
Appraisal or Dissenter’s Rights
In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal or dissenter’s rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.
Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of (i) certain acquisitions of a controlling interest in the corporation, (ii) consummation of a plan of merger, if approval by the stockholders is required for the merger, regardless of whether the stockholder is entitled to vote on the merger or if the domestic corporation is a subsidiary and is merged with its parent, or if the domestic corporation is a constituent entity in a merger pursuant to NRS 92A.133, (iii) consummation of a plan of conversion to which the corporation is a party, (iv) consummation of a plan of exchange in which the corporation is a party, (v) any corporate action taken pursuant to a vote of the stockholders, if the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares, or (vi) any corporate action to which the stockholder would be obligated, as a result of the corporate action, to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.
Also under the NRS, holders of covered securities (generally those that are listed on a national securities exchange), any shares traded in an organized market and held by at least 2,000 stockholders of record with a market value of at least $20,000,000, and any shares issued by an open-end management investment company registered under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, are generally not entitled to dissenter’s rights. However, this exception is not available in connection with accordance of full voting rights to “control shares” under Nevada’s acquisitions of a controlling interest statutes, or if (i) the articles of incorporation of the corporation issuing the shares provide that such exception is not available, (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provides otherwise or (iii) the holders of the class or series of stock are required by the terms of the corporate action to accept for the shares anything except cash, shares of stock or other securities as described in NRS 92A.390(3) or any combination thereof.
The NRS prohibits a dissenting stockholder from voting their shares or receiving certain dividends or distributions after their dissent. As with the SVII Articles, the New Eagle Charter and the New Eagle Bylaws do not provide for dissenter’s rights in addition to those provided by the NRS.
The mechanics and timing procedures vary somewhat between Cayman Islands and Nevada, but both require technical compliance with specific notice and payment protocols.
Special Meetings of Stockholders
The Companies Act permits extraordinary general meetings to be called by the board of directors or by any other person authorized in the memorandum and articles of association to call an extraordinary general meeting. The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise.
The SVII Articles and the New Eagle Charter provide that special meetings of stockholders may be called only by the corporation’s board of directors. Special meetings may not be called by any other person or persons.
Meetings Pursuant to Petition of Stockholders
Shareholders of a Cayman Islands company may only requisition an extraordinary general meeting if permitted to do so by its articles of association; the SVII Articles do not contain such right.
Under the NRS, stockholders having not less than 15% of the voting power may petition the district court to order a stockholder meeting for the election of directors if a corporation fails to call a meeting for that purpose within 18 months after the last meeting at which directors were elected.
Adjournment of Stockholder Meetings
Under the SVII Articles, if a general meeting is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At the adjourned meeting the company may transact any business that might have been transacted at the original meeting.
In contrast, under the NRS, a corporation is not required to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board of directors of the corporation fixes a new record date for the adjourned meeting or the meeting date is adjourned to a date more than 60 days later than the date set for the original meeting, in which case a new record date must be fixed and notice given.
Duration of Proxies
The Companies Act does not prescribe the period for which a proxy executed by a shareholder will remain valid.

Under the NRS, a proxy is effective only for a period of six months, unless it is coupled with an interest or unless otherwise provided in the proxy, which duration may not exceed seven years. The NRS also provides for irrevocable proxies, without limitation on duration, in limited circumstances.
Quorum and Voting
The articles of association of a Cayman Islands company shall establish quorum and voting requirements.
The NRS provides that, unless the articles of incorporation or bylaws provide otherwise, a majority of the voting power of the corporation, present in person or by proxy at a meeting of stockholders (regardless of whether the proxy has authority to vote on any matter), constitutes a quorum for the transaction of business. Under the NRS, unless the articles of incorporation or bylaws provide for different proportions, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Unless provided otherwise in the corporation’s articles of incorporation or bylaws, directors are elected at the annual meeting of stockholders by plurality vote.
Stockholder Inspection Rights
The Companies Act does not provide a shareholder or beneficial owner of shares the right to inspect and make copies and extracts other books and records, such right may be provided by the articles of association of a company or by other agreement.
Inspection rights under Nevada law are more limited. The NRS grants any person who has been a stockholder of record of a corporation for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5% of all of its outstanding shares, upon at least five days’ written demand the right to inspect in person or by agent or attorney, during usual business hours (i) the articles of incorporation and all amendments thereto, (ii) the bylaws and all amendments thereto and (iii) a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are record stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively. New Eagle may require a stockholder to furnish the corporation with an affidavit that such inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation.
In addition, the NRS grants certain stockholders the right to inspect the books of account and financial statements of a corporation, provided that an affidavit from the stockholders making such demand is provided to the corporation stating that the inspection is not desired for any purpose not related to his or her interest as a stockholder. The right to inspect the books of account and financial statements of a corporation, to make copies of records and to conduct an audit of such records is available only to a stockholder who owns at least 15% of the issued and outstanding shares of New Eagle, or who has been authorized in writing by the holders of at least 15% of such shares. In addition, the board of directors may condition such inspection on the stockholders exercising such rights to enter into and comply with a confidentiality agreement having such terms and scope as reasonably related to protecting the legitimate interests of the corporation. However, these requirements do not apply to any corporation that furnishes to its stockholders a detailed annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.

Business Opportunities
The NRS permits New Eagle to renounce, in its articles of incorporation or by action of the board of directors, any interest or expectancy to participate in specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, New Eagle will have 300,000,000 shares of New Eagle Common Stock authorized and, based on the unaudited pro forma condensed combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, up to 33,763,278 shares of New Eagle Common Stock issued and outstanding, assuming no SVII Class A Ordinary Shares are redeemed in connection with the Transaction. Except pursuant to the Lock-Up Agreements and the Insider Letter Agreement, all of the shares of New Eagle Common Stock issued in connection with the Transaction will be freely transferable by persons other than by New Eagle’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of New Eagle Common Stock in the public market could adversely affect prevailing market prices of the shares of New Eagle Common Stock. See “Risk Factors — Future sales of shares of New Eagle Common Stock after the consummation of the Transaction may cause the market price of the shares of New Eagle Common Stock to drop significantly, even if New Eagle’s business is doing well.”
Registration Rights Agreement
Pursuant to the terms of the Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into the Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the Existing Registration Rights Agreement will be amended, restated and terminated as of the Closing. For more information regarding the New Eagle securities anticipated to be subject to the Registration Rights Agreement, please see “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — Registration Rights Agreement.”
Lock-Up Agreements
Also pursuant to the terms of the Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the effective time of the Merger, on the terms and subject to the conditions set forth in the Lock-Up Agreements. For more information regarding the New Eagle securities anticipated to be subject to the Lock-Up Agreements, please see “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — Lock-Up Agreements.”
Insider Letter Agreement
The shares of New Eagle Common Stock to be issued in exchange for the SVII Founder Shares held by SVII’s independent directors and the NRA Investors upon the Closing will be subject to the existing transfer restrictions applicable to the SVII Founder Shares under the Insider Letter Agreement. Pursuant to the Insider Letter Agreement, such persons may not transfer, assign or sell any of the shares of New Eagle Common Stock to be issued in exchange for their SVII Founder Shares until the earliest of (A) one year after the completion of the Transaction and (B) subsequent to the Transaction, (x) if the closing price of the shares of New Eagle Common Stock equals or exceeds $12.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Transaction, or (y) the date on which New Eagle completes a liquidation, merger, stock exchange or other similar transaction that results in all of the New Eagle Stockholders having the right to exchange their shares of New Eagle Common Stock for cash, securities or other property.
Rule 144
Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted shares of New Eagle Common Stock for at least six months would be entitled to sell their securities provided that

(i) such person is not deemed to have been an affiliate of New Eagle at the time of, or at any time during the three months preceding, a sale and (ii) New Eagle is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Eagle was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as New Eagle was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of New Eagle Common Stock for at least six months but who are affiliates of New Eagle at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of New Eagle Common Stock then outstanding; or

•
the average weekly reported trading volume of shares of New Eagle Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Eagle under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Eagle.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Eagle’s employees, consultants or advisors who purchases shares of New Eagle Common Stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transaction is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period, if applicable, expires.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of SVII
The following table sets forth information regarding the beneficial ownership of SVII Ordinary Shares as of the date of this proxy statement/prospectus, by:
•
each person known by SVII to beneficially own more than 5% of the outstanding SVII Ordinary Shares;

•
each of SVII’s officers and directors; and

•
all of SVII’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, SVII believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the SVII Rights or SVII Warrants because such securities are not exercisable within 60 days of the date of this proxy statement/prospectus. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 9,879,945 SVII Ordinary Shares issued and outstanding, consisting of 9,879,944 SVII Class A Ordinary Shares and one SVII Class B Ordinary Share. See also the section entitled “Proposal No. 1 — The Transaction Proposal — Potential Actions to Secure Requisite Shareholder Approvals.”
	SVII Class A Ordinary Shares		SVII Class B Ordinary Shares		Approximate Percentage of Outstanding SVII Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class
Five percent holders:
Spring Valley Acquisition Sponsor II, LLC(3)	7,546,666	76.4%	1	100.0%	76.4%
Millennium Management LLC(4)	1,042,000	10.5%	—	—	10.5%
The Goldman Sachs Group, Inc.(5)	722,419	7.3%	—	—	7.3%
Merus Global Investments, LLC(6)	510,125	5.2%	—	—	5.2%
Officers and directors:
Christopher Sorrells	—	—	—	—	—
Robert Kaplan	—	—	—	—	—
David Buzby	40,000	*	—	—	*
Richard Thompson	40,000	*	—	—	*
Sharon Youngblood	40,000	*	—	—	*
David Levinson	—	—	—	—	—
Kevin Pohler	—	—	—	—	—
All officers and directors as a group (7 individuals)	120,000	1.2%	—	—	1.2%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the persons and entities is c/o Spring Valley Acquisition Corp. II, 2100 McKinney Ave, Suite 1675, Dallas, TX 75201.

(2)
The sole issued and outstanding SVII Class B Ordinary Share will automatically convert into one SVII Class A Ordinary Share at the time of SVII’s initial business combination, subject to adjustment, or earlier at the option of the holder.

(3)
The shares reported above are held in the name of the Sponsor. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn.

(4)
Based on a Schedule 13G/A filed on January 24, 2023, by Millennium Management LLC, a Delaware limited liability company; Millennium Group Management LLC, a Delaware limited liability company; and Israel A. Englander, a United States citizen. The securities disclosed herein as potentially beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Mr. Englander are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities held by such entities. The address of principal business office of each of the reporting persons is 399 Park Avenue, New York, New York 10022.

(5)
Based on a Schedule 13G/A filed on February 13, 2024, by the Goldman Sachs Group, Inc., a Delaware corporation and Goldman Sachs & Co. LLC, a New York limited liability company. The address of principal business office of each of the reporting persons is 200 West Street, New York, NY 10282.

(6)
Based on a Schedule 13G filed on October 22, 2025, by Merus Global Investments, LLC, a Delaware limited liability company. The address of the principal business office of the reporting person is 3 Park Ave, Suite 2900, New York, NY 10016.

Security Ownership of Certain Beneficial Owners and Management of Eagle
The following table sets forth information regarding the beneficial ownership of shares of Eagle Common Stock as of the date of this proxy statement/prospectus, by:
•
each person known by Eagle to beneficially own more than 5% of its outstanding shares;

•
each of Eagle’s officers and directors; and

•
all of Eagle’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, Eagle believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise indicated, the calculation of the percentage of beneficial ownership is based on 126,163,249 shares of Eagle Common Stock issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Blue Bird Capital Enterprises LLC(2)	36,279,454	28.76%
Alyeska Master Fund, L.P.(3)	15,951,675	12.64%
Steven Parhar	12,306,075	9.75%
Balvinder Parhar	11,836,689	9.38%
Naranjan Parhar	11,836,689	9.38%
Directors and officers of Eagle
Kuljit Basi(4)	3,673,455	2.91%
Mark Mukhija	1,837,136	1.46%
Ajaypreet Toor	—	—
Remaining shareholders	31,263,510	24.78%
Total	126,163,249	100%

(1)
The business address of each of the individuals is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

(2)
The business address of Blue Bird Capital Enterprises LLC (“Blue Bird”) 1-1800 Sunset Harbour Dr., Miami Beach, FL 33139. Justus Parmar is the Manager of Blue Bird and has voting and investment control over the shares held by Blue Bird.

(3)
The business address of Alyeska Master Fund, L.P., is 77 W. Wacker, Suite 700, Chicago, IL 60601. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(4)
The shares reported above are held in the name of the SVK Metrix Inc. SVK Metrix Inc. is controlled by Kuljit Basi.

Security Ownership of Certain Beneficial Owners and Management of New Eagle
The following table sets forth information regarding the beneficial ownership of shares of New Eagle Common Stock following the consummation of the Transaction, assuming both (1) no further redemptions by SVII shareholders and (2) the maximum potential number of redemptions by SVII shareholders, by:
•
each person expected to be the beneficial owner of more than 5% of the outstanding shares of New Eagle Common Stock at the Closing;

•
each of New Eagle’s officers and directors; and

•
each of New Eagle’s officers and directors as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, SVII and Eagle believe, as applicable, that all persons named in the table have sole voting and investment power with respect to all shares of New Eagle Common Stock beneficially owned by them.

The expected beneficial ownership of shares of New Eagle Common Stock immediately following consummation of the Transaction is based on 33,763,278 shares of New Eagle Common Stock issued and outstanding, assuming no further redemptions, and 31,550,000 shares of New Eagle Common Stock issued and outstanding, assuming the maximum redemption scenario of 2,213,278 redemptions (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein).
Unless otherwise indicated, the address of each person named below is 5470 Kietzke Lane, Suite 3000, Reno, NV 89511.
	Post-Transaction
Name and Address of Beneficial Owner	Assuming No Redemptions of SVII Ordinary Shares		Assuming Maximum Redemptions of SVII Ordinary Shares
	Number	Percentage	Number	Percentage
Directors and officers after the Transactions:
Mark Mukhija	316,714	*	316,714	1.00%
Ajaypreet Toor	—	—	—	—
Robert Kaplan	—	—	—	—
Michael Kobler
Brian Goldmeier
Jeffrey Lipton
All Directors and Executive Officers as a group (7 individuals)	1,196,279	3.54%	1,196,279	3.79%
Five Percent Shareholders
Blue Bird Capital Enterprises LLC(1)	6,211,322	18.40%	6,211,322	19.69%
Alyeska Master Fund, L.P.(2)	2,750,000	8.14%	2,750,000	8.72%
Spring Valley Acquisition Sponsor II, LLC(3)	2,288,334	6.78%	2,288,334	7.25%
Steven Parhar(4)	2,121,514	6.28%	2,121,514	6.72%
Balvinder Parhar(4)	2,040,594	6.04%	2,040,594	6.47%
Naranjan Parhar(4)	2,040,594	6.04%	2,040,594	6.47%

*
Less than one percent.

(1)
The business address of Blue Bird 1-1800 Sunset Harbour Dr., Miami Beach, FL 33139. Justus Parmar is the Manager of Blue Bird and has voting and investment control over the shares held by Blue Bird.

(2)
The business address of Alyeska Master Fund, L.P., is 77 W. Wacker, Suite 700, Chicago, IL 60601. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(3)
The shares reported above are held in the name of the Sponsor. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn.

(4)
The business address of each of the individuals is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

MARKET INFORMATION AND DIVIDENDS
SVII
Market Information
The SVII Units commenced public trading on Nasdaq on October 13, 2022. The SVII Class A Ordinary Shares, SVII Rights and SVII Warrants began separate trading on Nasdaq on October 28, 2022. Following suspension from trading on Nasdaq on October 14, 2025, the SVII Units, SVII Public Shares, SVII Rights and SVII Public Warrants are currently quoted on the OTC Pink Market under the symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF,” respectively.
Holders of Record
As of January 5, 2026, there was one holder of record of SVII Units, five holders of record of SVII Class A Ordinary Shares, one holder of record of SVII Class B Ordinary Shares, one holder of record of SVII Rights, one holder of record of SVII Private Warrants and one holder of record of SVII Public Warrants. Such numbers do not include beneficial owners holding SVII securities through nominee names.
Dividends
SVII has not paid any cash dividends on the SVII Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Transaction. The payment of cash dividends in the future will be dependent upon New Eagle’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Transaction. The payment of any cash dividends subsequent to the Transaction will be within the discretion of the New Eagle Board at such time. Further, if SVII incurs any indebtedness in connection with the Transaction, SVII’s or the New Eagle Board’s ability to declare dividends may be limited by restrictive covenants SVII may agree to in connection therewith.
Eagle
There is currently no public market for Eagle securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Eagle.”
New Eagle
There is currently no public market for New Eagle securities. See “Description of New Eagle Securities.”

APPRAISAL OR DISSENTERS’ RIGHTS
Holders of record of SVII Ordinary Shares may have appraisal or dissenters’ rights in connection with the Transaction under the Companies Act. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.” Holders of record of SVII Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its SVII Ordinary Shares must give written objection to the First Merger to SVII prior to the shareholder vote at the extraordinary general meeting to approve the First Merger and follow the procedures set out in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. SVII believes that such fair value would equal the amount that SVII shareholders would obtain if they exercised their redemption rights as described herein. A SVII shareholder which elects to exercise Dissent Rights must do so in respect of all of the SVII Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. SVII shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Companies Act. Public Shareholders who elect to exercise Dissent Rights will lose their right to exercise their redemption rights as described herein. However, SVII shareholders are otherwise still entitled to exercise redemption rights as set out in the section entitled “The Extraordinary General Meeting of SVII Shareholders — Redemption Rights.”
SHAREHOLDER PROPOSALS
The SVII Board is aware of no other matter that may be brought before the Extraordinary General Meeting. Under Cayman Islands law, only business that is specified in the notice of Extraordinary General Meeting may be transacted at the Extraordinary General Meeting.
If SVII does not consummate an initial business combination by July 17, 2026, or such later date as may be approved by SVII shareholders, SVII is required to begin the dissolution process provided for in the SVII Articles. SVII will liquidate as soon as practicable following such dissolution and will conduct no annual general meetings thereafter. If SVII holds a 2026 annual general meeting of shareholders, SVII will provide notice of or otherwise publicly disclose the date on which the 2026 annual general meeting of shareholders will be held. If the 2026 annual general meeting of shareholders is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2026 annual general meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act.
If the Transaction is completed, New Eagle Stockholders will be entitled to attend and participate in New Eagle’s annual stockholder meetings. The New Eagle Bylaws establish the following procedures for stockholder proposals and director nominations:
For nominations or other business to be properly brought before an annual meeting by a New Eagle Stockholder pursuant to Section 2.10(a)(i)(C) of the New Eagle Bylaws, the stockholder must have given timely notice thereof in writing to the secretary of New Eagle and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary of New Eagle at the principal executive offices of New Eagle not later than the close of business (as defined in Section 2.10(c)(iii) of the New Eagle Bylaws) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(iii) of the New Eagle Bylaws) of the date of such meeting is first made by New Eagle.

OTHER SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the SVII Board, any committee chairperson or the non-management directors as a group by writing to the SVII Board or committee chairperson in care of Spring Valley Acquisition Corp. II, 2100 McKinney Ave, Suite 1675, Dallas, TX 75201. Each communication will be forwarded, depending on the subject matter, to the SVII Board, the appropriate committee chairperson or all non-management directors. Following the Closing, such communications should be sent to Eagle Nuclear Energy Corp., 5470 Kietzke Lane, Suite 300, Reno, NV 89511. Each communication will be forwarded, depending on the subject matter, to the New Eagle Board, the appropriate committee chairperson or all non management directors.
LEGAL MATTERS
Greenberg Traurig, LLP will pass upon the validity of the securities of New Eagle to be issued in connection with the Transaction.
EXPERTS
The financial statements of Spring Valley Acquisition Corp. II as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Spring Valley Acquisition Corp. II’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Eagle Energy Metals Corp. as of November 30, 2025 and 2024, and for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024, included in this proxy statement/prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Eagle Energy Metals Corp.’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Oregon Energy LLC as of June 30, 2025 and 2024, and for each of the two years in the period ended June 30, 2025, included in this proxy statement/prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Oregon Energy LLC’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The technical and scientific information contained herein relating to the Aurora Uranium Project was derived from the S-K 1300 Report prepared by, and has been incorporated by reference upon the authority of BBA USA Inc. BBA USA Inc. is a qualified person with respect to the matters covered by such report and in giving such reports, and as of the date of this proxy statement/prospectus, does not own any shares of Eagle Common Stock.
ENFORCEMENT OF CIVIL LIABILITIES
SVII is a Cayman Islands exempted company, and you may have difficulty serving legal process within the United States upon SVII. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SVII in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SVII may be served with process in the United States with respect to actions against SVII arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SVII’s securities by serving SVII’s U.S. agent irrevocably appointed for that purpose.

HOUSEHOLDING INFORMATION
Pursuant to the rules of the SEC, SVII and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, SVII will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Shareholders may notify SVII of their requests by calling or writing SVII at its principal executive offices at (214) 308-5230 or 2100 McKinney Ave, Suite 1675, Dallas, TX 75201.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for SVII securities is Continental Stock Transfer & Trust Company. The transfer agent and registrar for New Eagle securities is expected to be Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION
SVII files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may access SVII’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Transaction or the Proposals to be presented at the Extraordinary General Meeting, you should contact SVII by telephone or in writing:
Spring Valley Acquisition Corp. II
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
(214) 308-5230
You may also obtain these documents by requesting them in writing or by telephone from SVII’s proxy solicitor at the following address, telephone number and email:
Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Samford, CT 06902
Telephone: (800) 662-5200
Banks and brokers: (203) 658-9400
Email: SVII@info.sodali.com
If you are a SVII shareholder and would like to request documents, please do so by February 16, 2026 (five business days prior to the Extraordinary General Meeting) to receive them before the Extraordinary General Meeting. If you request any documents from SVII, SVII will mail them to you by first class mail or another equally prompt means.
All information contained in this document relating to SVII has been supplied by SVII, all such information relating to New Eagle has been supplied by New Eagle, and all such information relating to Eagle has been supplied by Eagle. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.
None of SVII, New Eagle or Eagle has authorized anyone to give any information or make any representation about the Transaction or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. SVII, New Eagle and Eagle take no responsibility for any other information that others may provide you. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
SPRING VALLEY ACQUISITION CORP. II
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #100)	F-3
Balance Sheets as of December 31, 2024 and 2023	F-4
Statements of Operations for the year ended December 31, 2024 and 2023	F-5
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2024 and 2023	F-6
Statements of Cash Flows for the year ended December 31, 2024 and 2023	F-7
Notes to the Financial Statements	F-8
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of September 30, 2025 (unaudited) and December 31, 2024	F-27
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2025 and 2024	F-28
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2025 and 2024	F-29
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2025 and 2024	F-30
Notes to the Unaudited Condensed Financial Statements	F-31
EAGLE ENERGY METALS CORP.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #3686)	F-57
Balance Sheet as of November 30, 2025 and 2024	F-58
Statement of Operations for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-59
Statement of Changes in Stockholders’ Deficit for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-60
Statement of Cash Flows for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-61
Notes to the Financial Statements	F-62
OREGON ENERGY LLC
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #3686)	F-80
Balance Sheets as of June 30, 2025 and 2024	F-81
Statements of Operations for the years ended June 30, 2025 and 2024	F-82
Statements of Changes in Member’s Capital for the years ended June 30, 2025 and 2024	F-83
Statements of Cash Flows for the years ended June 30, 2025 and 2024	F-84
Notes to the Financial Statements	F-85

Page
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of September 30, 2025 and June 30, 2025	F-97
Condensed Statements of Operations for the three months ended September 30, 2025 and the three months ended September 30, 2024 (unaudited)	F-98
Condensed Statements of Changes in Member’s Capital for the three months ended September 30, 2025 and the three months ended September 30, 2024 (unaudited)	F-99
Condensed Statements of Cash Flows for the three months ended September 30, 2025 and the three months ended September 30, 2024 (unaudited)	F-100
Notes to the Unaudited Condensed Financial Statements	F-101
EAGLE NUCLEAR ENERGY CORP.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #100)	F-106
Balance Sheets as of September 22, 2025	F-107
Statement of Operations for the period from September 19, 2025 (inception) through September 22, 2025	F-108
Statements of Changes in Shareholders’ Deficit for the period from September 19, 2025 (inception) through September 22, 2025	F-109
Statements of Cash Flows for the period from September 19, 2025 (inception) through September 22, 2025	F-110
Notes to the Financial Statements	F-111

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Spring Valley Acquisition Corp. II:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Spring Valley Acquisition Corp. II (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 17, 2025, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.
New York, New York
April 11, 2025
PCAOB ID Number 100

SPRING VALLEY ACQUISITION CORP. II
BALANCE SHEETS
	December 31, 2024	December 31, 2023
Assets:
Current assets:
Cash	$495,352	$1,240,671
Prepaid expenses	61,361	80,895
Total current assets	556,713	1,321,566
Non-current assets:
Investments held in Trust Account	25,554,084	249,254,022
Total non-current assets	25,554,084	249,254,022
Total Assets	$26,110,797	$250,575,588
Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$88,768	$82,462
Accrued expenses	120,000	91,600
Extension promissory notes – related party	1,500,000	—
Total current liabilities	1,708,768	174,062
Deferred underwriting commissions	—	8,050,000
Total Liabilities	1,708,768	8,224,062
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,213,429 and 23,000,000 shares subject to possible redemption at $11.55 and $10.84 per share as of December 31, 2024 and 2023, respectively	25,554,084	249,254,022
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 7,666,666 and zero non-redeemable shares issued and outstanding as of December 31, 2024 and 2023, respectively	767	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 1 and 7,666,667 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	767
Additional paid-in capital	—	—
Accumulated deficit	(1,152,822)	(6,903,263)
Total shareholders’ deficit	(1,152,055)	(6,902,496)
Total Liabilities and Shareholders’ Deficit	$26,110,797	$250,575,588
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP. II
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2024	For the year ended December 31, 2023
General and administrative expenses	$842,565	$875,462
Loss from operations	(842,565)	(875,462)
Other income:
Interest income on operating account	43,004	30,897
Income from investments held in Trust Account	7,611,956	11,815,666
Total other income	7,654,960	11,846,563
Net income	$6,812,395	$10,971,101
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	13,236,821	23,000,000
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.33	$0.36
Basic and diluted weighted average shares outstanding, non-redeemable Class A Ordinary Shares	7,142,987	—
Basic and diluted net income per share, non-redeemable Class A Ordinary Shares	$0.33	$—
Basic and diluted weighted average shares outstanding, Class B ordinary shares	523,680	7,666,667
Basic and diluted net income per share, Class B ordinary shares	$0.33	$0.36
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP. II
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR END DECEMBER 31, 2024 AND 2023
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	—	$—	7,666,667	$767	$—	$(6,903,263)	$(6,902,496)
Conversion of Class B ordinary shares to Class A ordinary shares not subject to possible redemption	7,666,666	767	(7,666,666)	(767)	—	—	—
Deferred underwriting commission waiver	—	—	—	—	—	8,050,000	8,050,000
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(9,111,954)	(9,111,954)
Net income	—	—	—	—	—	6,812,395	6,812,395
Balance – December 31, 2024	7,666,666	$767	1	$—	$—	$(1,152,822)	$(1,152,055)
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class B Ordinary Shares
	Shares	Amount
Balance – December 31, 2022	7,666,667	$767	$—	$(6,058,698)	$(6,057,931)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(11,815,666)	(11,815,666)
Net income	—	—	—	10,971,101	10,971,101
Balance – December 31, 2023	7,666,667	$767	$—	$(6,903,263)	$(6,902,496)
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP. II
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2024	For the year ended December 31, 2023
Cash Flows from Operating Activities:
Net income	$6,812,395	$10,971,101
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(7,611,956)	(11,815,666)
Changes in operating assets and liabilities:
Prepaid expenses	19,534	319,625
Accounts payable	6,306	43,497
Accrued expenses	28,402	(9,612)
Net cash used in operating activities	(745,319)	(491,055)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(1,500,000)	—
Cash withdrawn from trust account for redemption of Class A ordinary shares	232,811,894	—
Net cash provided by investing activities	231,311,894	—
Cash Flows from Financing Activities:
Proceeds from promissory note to related party-extension	1,500,000	—
Redemption of Class A ordinary shares	(232,811,894)	—
Net cash used in financing activities	(231,311,894)	—
Net change in cash	(745,319)	(491,055)
Cash – beginning of the year	1,240,671	1,731,726
Cash – end of the year	$495,352	$1,240,671
The accompanying notes are an integral part of these financial statements.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
Note 1 — Description of Organization, Business Operations and Liquidity
Spring Valley Acquisition Corp. II (the “Company”) is a blank check company incorporated in the Cayman Islands on January 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2024, the Company had not commenced any operations. All activities for the period from January 19, 2021 (inception) through December 31, 2024, relate to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below and, since the closing of the Initial Public Offering, the search for and efforts towards completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating interest income on investments held in the Trust Account (as defined below).
The Company’s Sponsor is Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 12, 2022. On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions (see Note 5). Each Unit consists of one Class A ordinary share, one right to receive one-tenth (1/10) of one Class A ordinary share (the “Right”), and one-half of one redeemable warrant (the “Public Warrant”).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 13,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the Target (as defined below) or otherwise acquires a controlling interest in the Target sufficient for it not to be required to register as an investment company under the Investment Company Act.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
The Company will provide the holders of the Company’s issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata portion of the amount then held in the Trust Account ($10.25 per Public Share initially, $11.55 per Public Share as of December 31, 2024). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
The Public Shares were recorded at a redemption value and classified as temporary equity upon consummation of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the majority of the shares voted are in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Memorandum and Articles of Association, as amended, provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
Shares if the Company does not complete a Business Combination within 36 months from the closing of the Initial Public Offering, or October 17, 2025 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
Initially, the Company had 15 months from the closing of the initial public offering or until January 17, 2024, to consummate an initial Business Combination. However, on January 11, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to: (i) to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Company’s board of directors (the “Board”), in its sole discretion, to be in the best interests of the Company; (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its Initial Public Offering prior to the consummation of a Business Combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial Business Combination (the “Conversion Amendment” and, together with the Extension Amendment and the Redemption Limitation, the “Charter Amendments”). On November 13, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company.
On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Meeting, the Company and the Company’s Sponsor, entered into non-redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination.
On January 10, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting (the “Shareholder Meeting”) at which their shareholders approved: (a) an amendment to our Amended and Restated Memorandum and Articles of Association: (i) to change the date by which the Company must consummate a business combination to October 17, 2025, or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company (the “Extension Amendment”); (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its initial public offering prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial business combination (the “Conversion Amendment”), and (b) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed.
Additionally, shareholders holding 8,362,234 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of $90,726,471. In connection with the approval of the Conversion Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis in accordance with the articles (such conversions collectively, the “Founder Share Conversion,” and the Class A ordinary shares issued upon such conversion, the “Converted Class A Shares”). After giving effect to the Founder Share Conversion, one Sponsor-held Class B ordinary share remains issued and outstanding. Following such redemptions and the conversion of Class B ordinary shares, 22,304,432 Class A ordinary shares remain outstanding, including 14,637,766 publicly held Class A ordinary shares. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A Shares, and no additional funds were deposited into the Trust Account in respect of any such shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
In connection with the approval of the Extension Amendment, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month (each deposit is a “Contribution”). The maximum aggregate amount of all Contributions under the promissory note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period. The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Board. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. The Company received an aggregate amount of Contributions from the Sponsor totaling $1,500,000 for the period from January 11, 2024, through December 31, 2024, under the promissory note.
On November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to October 17, 2025.
In connection with the vote to approve the Amendment at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remains in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.
The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.25 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2024, the Company had approximately $0.5 million in cash held outside of the Trust Account and a working capital deficit of approximately $1.2 million after considering the extension promissory note of $1.5 million.
The Company’s liquidity needs to date were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 4), and loan from the Sponsor of approximately $269,000 under the Note (as defined in Note 4) and the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company repaid the Note in full on October 18, 2022, and the facility is no longer available.
In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). As of December 31, 2024 and 2023, there was no Working Capital Loan outstanding.
Based on the current operating plan, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of consummation of an initial Business Combination or mandatory liquidation date.
Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to complete the initial Business Combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial Business Combination. There is no financing that is currently committed and no assurance that the Company’s plans to consummate the initial Business Combination will be successful within the Combination Period (by October 17, 2025). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.
On October 7, 2023, the State of Israel was attacked by Hamas, a Palestinian militant group designated as a Foreign Terrorist organization by the U.S. Department of State. As a result of this attack, the State of Israel commenced a military operation against Hamas which is supported by various nations including the United States.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
The impact of the above actions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements. The Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations, or ability to consummate an initial business combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying audited financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting periods. Actual results could differ from those estimates.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of these financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of operating cash accounts and investments held in the Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2024 and 2023.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of mutual funds invested primarily invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. In contrast, when the investments held in Trust Account are comprised of money market funds, these are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2024 and 2023, the assets held in the Trust Account were in mutual funds.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
or similar instruments in markets that are not active; and• Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.
The Company accounted for the Rights and warrants to be issued in connection with the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Rights and warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the instruments continue to be classified in equity.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants and Rights were charged to equity. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
As discussed in Note 1, all of the 23,000,000 Class A ordinary shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.
As discussed in Note 1, the Company held the Shareholder Meeting to, among other things, extend the time the Company has to complete a business combination from January 17, 2024, to October 17, 2024. In connection with the Shareholder Meeting, the Company’s shareholders holding 8,362,234 Class A ordinary shares exercised their right to redeem such shares for a pro-rata portion of the funds in the Trust Account, and as a result, $90,726,471 (approximately $10.85 per share) was redeemed from the Trust Account to pay such

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
holders. Following the redemptions, the Company had 14,637,766 Class A ordinary shares (subject to possible redemption) outstanding.
Additionally, on November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination from October 17, 2024 to October 17, 2025.
In connection with the vote to approve the Amendment at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remains in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.
As described in Note 1, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note (“note”) will not exceed $3,150,000. As of December 31, 2024, $1,500,000 has been borrowed against the note and deposited into the trust account. The contributions received are reflected as accretion to redemption value in the table below.
As of December 31, 2024, the amounts of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:
Class A ordinary shares subject to possible redemption – December 31, 2022	$237,438,356
Plus:
Adjustment for accretion of Class A ordinary shares subject to possible redemption	11,815,666
Class A ordinary shares subject to possible redemption – December 31, 2023	249,254,022
Less:
Redemption	(232,811,894)
Plus:
Waiver of deferred underwriting fees	8,050,000
Adjustment for accretion of Class A ordinary shares subject to possible redemption	(438,044)
Adjustment for Contributions under promissory note	1,500,000
Class A ordinary shares subject to possible redemption – December 31, 2024	$25,554,084
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has three classes of shares, which are referred to as (i) Class A ordinary shares subject to possible redemption (consisting of 14,637,766 publicly held Class A ordinary shares); (ii) Class A ordinary shares not subject to redemption (consisting of 7,666,666 Class A ordinary shares held by the Sponsor and the Company’s independent directors); and (iii) Class B ordinary shares. Income and losses are shared pro rata between the three classes of shares. Any of the Company’s Class B ordinary shares that are converted into Class A ordinary shares on a one-for-one basis, herein after referred to as the “Converted Class A shares.”
Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value. Therefore, the net income per ordinary share calculation allocates the income pro rata between Class A ordinary shares subject to possible redemption, Class A ordinary shares not subject to possible redemption, and Class B ordinary shares. The Company has not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 24,850,000 Class A ordinary shares and the effect of the Rights to receive 2,300,000 Class A ordinary shares in the calculation of diluted income per ordinary share since the exercise of the warrants is contingent upon the occurrence of future events.
The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the year ended December 31,
	2024			2023
	Class A (subject to redemption)	Class A (not subject to redemption)	Class B	Class A (subject to redemption)	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$4,313,847	$2,327,882	$170,666	$8,228,326	$2,742,775
Denominator:
Basic and diluted weighted average ordinary shares outstanding	13,236,821	7,142,987	523,680	23,000,000	7,666,667
Basic and diluted net income per ordinary share	$0.33	$0.33	$0.33	$0.36	$0.36
Income Taxes
The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes.” FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2024 and 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company has not been subject to income tax examinations by major taxing authorities since its inception.
There is currently no taxation imposed on income by the government of the Cayman Islands (“Cayman”). In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
In October 2021, the FASB issued Accounting Standard Update (“ASU”) No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. The ASU requires companies to apply the definition of a performance obligation under ASC 606, “Revenue from Contracts with Customers”, to recognize and measure contract assets and contract liabilities relating to contracts with customers acquired in a business combination.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
Prior to the adoption of this ASU, an acquirer generally recognized assets acquired, and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. The ASU results in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this guidance on January 1, 2023, using a prospective method, and the adoption did not have any impact on the financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company adopted the provisions of this guidance with effect from January 1, 2023. The adoption did not have a material impact on the Company’s financial statements.
In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” to clarify the guidance in Topic 820 when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security. The amendments in ASU 2022-03 clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, the amendments in ASU 2022-03 require certain additional disclosures related to investments in equity securities subject to contractual sale restrictions. The amendments in ASU 2022-03 will become effective for the Company as of the beginning of the Company’s 2025 fiscal year. Early adoption is permitted. As of December 31, 2024, the Company does not hold any investments in equity securities, therefore the Company does not currently expect that this guidance will have a material impact upon the Company’s financial position and results of operations.
In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its financial statements.
In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic ASC 740) Income Taxes.” The ASU improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in ASU 2023-09 will become effective for the Company as of the beginning of the Company’s 2026 fiscal year. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company does not expect that this guidance will have a material impact on the Company’s financial position and results of operations.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.
Note 3 — Initial Public Offering
On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their over-allotment

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one share of Class A ordinary shares, one-half of one redeemable warrant and one Right to receive one-tenth (1/10) of one Class A ordinary share. Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On January 26, 2021, the Sponsor purchased 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), to cover certain expenses on the Company’s behalf for an aggregate purchase price of $25,000. On March 18, 2022, the Company effectuated a share capitalization with respect to its Class B ordinary shares of 1,916,667 shares thereof, resulting in an aggregate of 7,666,667 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or is reduced so that the Founder Shares would represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 17, 2022, the underwriters consummated the exercise in full of the over-allotment; thus, these 1,000,000 Founder Shares were no longer subject to forfeiture.
The initial shareholders, and the executive officers and directors of the Company, agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, excluding ordinary shares subject to forfeiture.
The Founder Shares are subject to performance and market condition vesting terms. The Sponsor agreed that upon and subject to the completion of the initial Business Combination, 25% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of the Company’s Class A ordinary shares on the Nasdaq equals or exceeds $12.50 for any 20 trading days within a 30 trading day period commencing at least 120 days after the closing of the initial Business Combination but before the fifth anniversary. The Sponsor agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Founder Shares, if any, that remain unvested at the fifth anniversary of the closing of the initial Business Combination will be forfeited, subject to certain exceptions. Notwithstanding the foregoing, and subject to the satisfaction of the other transfer restrictions on the Founder Shares described herein, the Sponsor may be able to transfer up to 80% of its Founder Shares even if it is required to forfeit all of its unvested Founder Shares and even if the trading price of Class A ordinary shares declines materially. The issuance of Founder Shares to the Sponsor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”).
Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition and a market condition. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of October 17, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied by the grant date fair value per share, which considers the market condition in the valuation, less the amount initially received for the purchase of the Founder Shares.
In February 2021, the Sponsor transferred 40,000 Class B ordinary shares to each of the Company’s directors. The sale of the Founder Shares is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.
The fair value of these 120,000 shares granted to the Company’s directors was $452,000 or $3.77 per share. The Company estimates grant date fair value using Monte Carlo Simulation, considering the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820. The following assumptions were used for the determination of grant date fair value for the shares transferred to directors.
Risk-free interest rate	0.30%
Expected term (in years)	3.96
The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.
As discussed in Note 1, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis and Company issued an aggregate of 7,666,666 shares of Class A ordinary shares not subject to redemption. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
As of December 31, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 13,350,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per ordinary share.
A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
Related Party Loans
Promissory Note to Sponsor
The Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, dated January 26, 2021, and was later amended and restated on January 28, 2022, and subsequently amended and restated a second time on September 26, 2022 (the “Note”). The Note was non-interest bearing, unsecured, and due upon the closing of the Initial Public Offering. The Company fully repaid the Note on October 18, 2022. Upon consummation of the Initial Public Offering, the Note was no longer available to the Company.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post — Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2024 and 2023, no amounts have been drawn on the Working Capital Loans.
Extension Loans
As described in Note 1, in connection with the extension on January 10, 2024, Sponsor issued an unsecured promissory note to the Company pursuant to which Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note will not exceed $3,150,000. The deposits are paid monthly (or a pro-rata portion thereof if less than a full month), began on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period.
The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Company’s board of directors. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. As of December 31, 2024, $1,500,000 has been borrowed against the promissory note and deposited in the Trust Account.
Administrative Services Agreement
On October 12, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor an amount of $10,000 per month for office space, secretarial and

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
administrative support services provided to members of the management team through the earlier of consummation of the initial Business Combination and the liquidation. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying statement of operations for year ended December 31, 2024, and 2023. The Company had unpaid fees of $120,000 as of December 31, 2024, and $30,000 as of December 31, 2023.
In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the year ended December 31, 2024, and 2023, there were no expenses to be reimbursed.
Note 5 — Commitments and Contingencies
Shareholder and Registration Rights
The holders of Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On December 31, 2024, one of the underwriters in the Initial Public Offering, Citigroup Global Markets Inc., elected to waive its rights to receive its portion of the deferred underwriting commission. This portion accounted for approximately $5.2 million of the total deferred underwriting commission liability of $8.0 million.
On October 18, 2024, one of the underwriters in the Initial Public Offering, Guggenheim Securities, elected to waive its rights to receive its portion of the deferred underwriting commission amounting to $2.8 million. Therefore, as of October 18, 2024, the total amount of deferred underwriting commission of $8.0 million was waived.
Deferred Legal Fees
The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer a portion of their fees (“Deferred Legal Fees”). The deferred fee will become payable solely in the event that the Company completes a Business Combination. As of ended December 31, 2024, and 2023, the Company had Deferred Legal Fees of approximately $1,640,000 and $1,054,000 in connection with such

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
services, respectively. The Company will recognize an expense for these services when the performance trigger is considered probable.
Non-Redemption Agreements
On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Meeting, the Company and the Company’s Sponsor, entered into non-redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination. The impact of the non-redemption agreements was deemed to be immaterial as of December 31, 2024, as such no amounts have been recorded.
Note 6 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares, par value $0.0001 per share, with such designations, voting, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of ended December 31, 2024, and 2023, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2024 and 2023, there were 2,213,429 and 23,000,000 shares of Class A ordinary shares subject to possible redemption issued and outstanding, respectively, and were classified outside of permanent deficit on the balance sheets.
On January 25, 2024, the Company issued an aggregate of 7,666,666 shares of Class A ordinary shares, upon conversion of an equal number of shares of Class B ordinary shares. The 7,666,666 shares of Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B ordinary shares before the conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering. After giving effect to the Founder Share Conversion, prior to the redemptions in connection with Amendment, the total number of shares of Class A ordinary shares that are issued and outstanding consists of 9,880,095 Class A ordinary shares (consisting of 2,213,429 publicly-held Class A ordinary shares, 7,546,666 Converted Class A shares held by Spring Valley Acquisition Sponsor II, LLC, and 120,000 Converted Class A shares not subject to redemption held by the registrant’s independent directors).
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
As described in Note 1, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A shares, and no additional funds were deposited into

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
the Trust Account in respect of any such Converted Class A shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
As of ended December 31, 2024, and 2023, there were 1 and 7,666,667 Class B ordinary shares issued and outstanding, respectively.
Rights — As of ended December 31, 2024, and 2023, there were 2,300,000 Rights outstanding. Each holder of a whole Right will receive one-tenth of one Class A ordinary share upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a Right will be required to affirmatively convert his, her, or its Rights in order to receive the one share underlying each Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.
Warrants — As of ended December 31, 2024, and 2023, the Company had 11,500,000 Public Warrants and 13,350,000 Private Placement Warrants outstanding, respectively. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if the Company’s ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
•
if, and only if the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”
In no event, the Company will be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Fair Value Measurements
The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of ended December 31, 2024, and 2023, by level within the fair value hierarchy:
December 31, 2024
	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and Investments held in Trust Account – U.S. Treasury Securities	$25,554,084	$—	$—
December 31, 2023
	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and Investments held in Trust Account – U.S. Treasury Securities	$249,254,022	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There was no transfer between levels during the year ended December 31, 2024 and 2023.
Note 8 — Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which

SPRING VALLEY ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2024
it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:
	December 31, 2024	December 31, 2023
Trust Account	$25,554,084	$249,254,022
Cash	$495,352	$1,240,671
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative expenses	$842,565	$875,462
Income from investments held in Trust Account	$7,611,956	$11,815,666
The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.
All other segment items included in net income are reported on the statement of operations and described within their respective disclosures.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

SPRING VALLEY ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2025	December 31, 2024
	(unaudited)
Assets:
Current assets:
Cash	$65,312	$495,352
Prepaid expenses	22,840	61,361
Total current assets	88,152	556,713
Non-current assets:
Cash and investments held in Trust Account	26,363,469	25,554,084
Total non-current assets	26,363,469	25,554,084
Total Assets	$26,451,621	$26,110,797
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$79,823	$88,768
Advance from sponsor	550,000	—
Accrued expenses	—	120,000
Extension promissory notes – related party	1,500,000	1,500,000
Total current liabilities	2,129,823	1,708,768
Non-redemption agreements derivative liability	3,735,371	—
Total Liabilities	5,865,194	1,708,768
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,213,429 and 2,213,429 shares subject to possible redemption at $11.91 and $11.55 per share as of September 30, 2025 and December 31, 2024, respectively	26,363,469	25,554,084
Shareholders’ Deficit:
Preference shares, $0.0001 par value 1,000,000 shares authorized; none issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 7,666,666 non-redeemable shares issued and outstanding as of September 30, 2025 and December 31, 2024	767	767
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 1 share issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	—	—
Accumulated deficit	(5,777,809)	(1,152,822)
Total shareholders’ deficit	(5,777,042)	(1,152,055)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$26,451,621	$26,110,797
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
General and administrative expenses	$701,281	$184,576	$1,017,784	$616,555
Loss from operations	(701,281)	(184,576)	(1,017,784)	(616,555)
Other Income (Expense):
Interest income on operating account	1,284	9,504	8,168	35,586
Income from investments held in Trust Account	272,584	2,131,750	809,385	6,448,228
Change in fair value of derivative liability	(3,005,221)	—	(3,735,371)	—
Total other (expense) income, net	(2,731,353)	2,141,254	(2,917,818)	6,483,814
Net (loss) income	$(3,432,634)	$1,956,678	$(3,935,602)	$5,867,259
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	2,213,429	14,637,766	2,213,429	14,942,957
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.35)	$0.09	$(0.40)	$0.26
Basic and diluted weighted average shares outstanding, non-redeemable Class A Ordinary Shares	7,666,666	7,666,666	7,666,666	6,967,153
Basic and diluted net (loss) income per share, non-redeemable Class A Ordinary Shares	$(0.35)	$0.09	$(0.40)	$0.26
Basic and diluted weighted average shares outstanding, Class B ordinary shares	1	1	1	699,514
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.35)	$0.09	$(0.40)	$0.26
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2024	7,666,666	$767	1	$—	$—	$(1,152,822)	$(1,152,055)
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(267,593)	(267,593)
Net loss	—	—	—	—	—	(476,300)	(476,300)
Balance – March 31, 2025 (unaudited)	7,666,666	767	1	—	—	(1,896,715)	(1,895,948)
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	(120,000)	(149,208)	(269,208)
Forgiveness of accrued administrative fees	—	—	—	—	120,000	—	120,000
Net loss	—	—	—	—	—	(26,668)	(26,668)
Balance – June 30, 2025 (unaudited)	7,666,666	767	1	—	—	(2,072,591)	(2,071,824)
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(272,584)	(272,584)
Net loss	—	—	—	—	—	(3,432,634)	(3,432,634)
Balance – September 30, 2025 (unaudited)	7,666,666	$767	1	$—	$—	$(5,777,809)	$(5,777,042)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	—	$—	7,666,667	$767	$—	$(6,903,263)	$(6,902,496)
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(2,664,919)	(2,664,919)
Conversion of Class B ordinary shares to Class A ordinary shares not subject to possible redemption	7,666,666	767	(7,666,666)	(767)	—	—	—
Net income	—	—	—	—	—	1,979,098	1,979,098
Balance – March 31, 2024 (unaudited)	7,666,666	767	1	—	—	(7,589,084)	(7,588,317)
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(2,551,559)	(2,551,559)
Net income	—	—	—	—	—	1,931,483	1,931,483
Balance – June 30, 2024 (unaudited)	7,666,666	767	1	—	—	(8,209,160)	(8,208,393)
Deferred underwriting commission waiver	—	—	—	—	—	5,232,500	5,232,500
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(2,581,750)	(2,581,750)
Net income	—	—	—	—	—	1,956,678	1,956,678
Balance – September 30, 2024 (unaudited)	7,666,666	$767	1	$—	$—	$(3,601,732)	$(3,600,965)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For The Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(3,935,602)	$5,867,259
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from investments held in the Trust Account	(809,385)	(6,448,228)
Change in fair value of derivative liability	3,735,371	—
Changes in operating assets and liabilities:
Prepaid expenses	38,521	59,623
Accounts payable	(8,945)	(6,012)
Accrued expenses	—	14,400
Net cash used in operating activities	(980,040)	(512,958)
Cash Flows from Investing Activities:
Cash deposited in the trust account for the extension	—	(1,350,000)
Cash withdrawn from trust account for redemption of Class A ordinary shares	—	90,726,471
Net cash provided by investing activities	—	89,376,471
Cash Flows from Financing Activities:
Proceeds from promissory note to related party-extension	—	1,350,000
Advance from sponsor	550,000	—
Redemption of Class A ordinary shares	—	(90,726,471)
Net cash provided by (used in) financing activities	550,000	(89,376,471)
Net change in cash	(430,040)	(512,958)
Cash – beginning of the period	495,352	1,240,671
Cash – end of the period	$65,312	$727,713
Supplemental Disclosure of Cash Flow Information
Sponsor contributed capital for the forgiveness of accrued expenses	$120,000	$—
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
Note 1 — Description of Organization, Business Operations and Liquidity
Spring Valley Acquisition Corp. II (the “Company”) is a blank check company incorporated in the Cayman Islands on January 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
In September 2025, Eagle Nuclear Energy Corp. (the “New Eagle”), a wholly owned subsidiary of the Company was formed for the sole purpose of effecting a business combination between the Company and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Spring Valley Merger Sub II, Inc., a Nevada corporation, and Sprin Valley Merger Sub III, Inc., a Cayman Islands exempted company, are wholly owned subsidiaries of New Eagle.
As of September 30, 2025, the Company had not commenced any operations. All activities for the period from January 19, 2021 (inception) through September 30, 2025, relate to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below and, since the closing of the Initial Public Offering, the search for and efforts towards completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating interest income on investments held in the Trust Account (as defined below).
The Company’s sponsor is Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 12, 2022. On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions (see Note 5). Each Unit consists of one Class A ordinary share, one right to receive one-tenth (1/10) of one Class A ordinary share (the “Right”), and one-half of one redeemable warrant (the “Public Warrant”).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 13,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million (see Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
discounts held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the Target (as defined below) or otherwise acquires a controlling interest in the Target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Company’s issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata portion of the amount then held in the Trust Account ($10.25 per Public Share initially, $11.91 per Public Share as of September 30, 2025). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
The Public Shares were recorded at a redemption value and classified as temporary equity upon consummation of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the majority of the shares voted are in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Memorandum and Articles of Association, as amended, provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such

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shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 36 months from the closing of the Initial Public Offering, or October 17, 2025 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
Initially, the Company had 15 months from the closing of the initial public offering or until January 17, 2024, to consummate an initial Business Combination. However, on January 11, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to: (i) to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Company’s board of directors (the “Board”), in its sole discretion, to be in the best interests of the Company; (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its Initial Public Offering prior to the consummation of a Business Combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial Business Combination (the “Conversion Amendment” and, together with the Extension Amendment and the Redemption Limitation, the “Charter Amendments”). On November 13, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company.
On January 10, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting (the “Shareholder Meeting”) at which their shareholders approved: (a) an amendment to our Amended and Restated Memorandum and Articles of Association: (i) to change the date by which the Company must consummate a business combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company (the “Extension Amendment”); (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its initial public offering prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial business combination (the “Conversion Amendment”), and (b) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed.
Additionally, shareholders holding 8,362,234 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of $90,726,471. In connection with the approval of the Conversion Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis in accordance with the articles (such conversions collectively, the “Founder Share Conversion,” and the Class A ordinary shares issued upon such conversion, the “Converted Class A Shares”). After giving effect to the Founder Share Conversion, one Sponsor-held Class B ordinary share remains issued and outstanding. Following such

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redemptions and the conversion of Class B ordinary shares, 22,304,432 Class A ordinary shares remain outstanding, including 14,637,766 publicly held Class A ordinary shares. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A Shares, and no additional funds were deposited into the Trust Account in respect of any such shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
In connection with the approval of the Extension Amendment, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month (each deposit is a “Contribution”). The maximum aggregate amount of all Contributions under the promissory note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period. The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Board. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. The Company received an aggregate amount of Contributions from the Sponsor totaling $1,500,000 for the period from January 11, 2024, through September 30, 2025, under the promissory note.
On November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to October 17, 2025.
In connection with the vote to approve the Amendment (as defined below) at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,010,171. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.
On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Meeting, the Company and the Company’s Sponsor, entered into non-redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination.
On October 14, 2025, the Company received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with

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the Securities and Exchange Commission, which removed the Company’s securities from listing and registration on Nasdaq. The Company’s Units, Class A Ordinary Shares, Rights and Warrants began trading on the Pink Limited Market of the OTC Markets on October 21, 2025 under symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF”, respectively.
On October 15, 2025, the Company held an extraordinary general meeting of shareholders of the Company (the “Extension Meeting”) to vote on a proposal (the “Amendment Proposal”) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association, as previously amended by the Second Amendment to the Amended and Restated Articles, dated November 14, 2024 (the “Articles”, as amended, the “Amended Articles”), to amend the date by which the Company has to consummate a business combination to 45 months from the closing of the initial public offering, July 17, 2026 (the “Combination Period”), or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company (the “Amendment”), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the vote to approve the Amendment Proposal, holders of 151 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398.04 remained in the Trust Account and 2,213,278 Class A ordinary shares remained outstanding immediately following the Extension Meeting.
The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.25 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On July 30, 2025, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”) and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Subject to its terms and conditions, the Original Merger Agreement provides that (i) on the day prior to the closing date, the Company shall domesticate as a

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corporation in the State of Nevada (“Redomicile”), and, in connection with the Redomicile, adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed between the Company and Eagle Energy and (ii) subject to the terms and conditions of the Original Merger Agreement and in accordance with the Nevada Revised Statues (“NRS”), at the Closing, Merger Sub 2 will merge with and into Eagle Energy, (the “Merger”), with Eagle Energy surviving the Merger as the surviving corporation. As a result of the Merger, Eagle Energy will become a direct wholly owned subsidiary of the Company.
Concurrently with the execution and delivery of the Original Merger Agreement, the Company, Sponsor and Eagle Energy entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its owned shares and owned warrants other than (i) 3,100,000 shares of the Company’s Common Stock and (ii) 7,000,000 of the Company’s Private Warrants. At the Closing, all of the outstanding principal amounts as of the closing date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into the Company’s warrants, at the price of $1.00 per warrant.
Concurrently with the execution and delivery of the Original Merger Agreement, certain Company stockholders executed and delivered to the Company and Eagle Energy the Voting and Support Agreement, pursuant to which, Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions and (b) not transfer any of Eagle Energy stockholders’ covered shares.
In connection with the transactions contemplated by the Original Merger Agreement, on July 30, 2025, the Company and Eagle Energy entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Investor”). Pursuant to the SPA, the Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation and a warrant to purchase 2,500,000 shares of the Company’s common stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of Series A Preferred Stock will have a stated value of $1,000.00.
On September 29, 2025, the Company, Merger Sub 2, and Eagle Energy restructured the transactions contemplated under the Original Merger Agreement by entering into an Amended and Restated Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time, the “A&R Merger Agreement”) by and among New Eagle, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merger Sub 2 (and together with Merger Sub 1, the “Merger Subs”), the Company, and Eagle Energy. The A&R Merger Agreement amends and restates, in its entirety, the Original Merger Agreement. The restructured business combination transactions contemplated under the A&R Merger Agreement are referred to collectively as the “New Eagle Business Combination,” “Proposed Business Combination” or the “Transactions”. Capitalized terms used below and not otherwise defined herein have the meanings assigned to them in the A&R Merger Agreement.
Concurrently with the execution and delivery of the A&R Merger Agreement, the Company, New Eagle, Eagle Energy and the Sponsor entered into the Amended and Restated Sponsor Support Agreement (the “Amended and Restated Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote all of the Company’s ordinary shares (the “Ordinary Shares”) held by the Sponsor in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not redeem the Ordinary Shares held by the

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Sponsor, in each case, on the terms and subject to the conditions set forth in the Amended and Restated Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its Ordinary Shares and Company’s warrants (the “Warrants”) other than (i) 3,100,000 Class A Ordinary Shares (the “Company Founder Shares”), and (ii) 7,000,000 private placement warrants of the Company (the “Company Private Warrants”). Additionally, at the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into New Eagle private warrants (the “New Eagle Private Warrants”), at the price of $1.00 per New Eagle Private Warrant.
Concurrently with the execution and delivery of the A&R Merger Agreement, certain Eagle Energy stockholders executed and delivered to the Company, New Eagle and Eagle the Amended and Restated Voting and Support Agreements (each, a “Amended and Restated Voting and Support Agreement”), pursuant to which, such Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not transfer any of such Eagle Energy stockholders’ Covered Shares (as defined therein).
Pursuant to the terms of the A&R Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing registration and shareholder rights agreement, dated as of October 12, 2022, between the Company and the Sponsor will be amended, restated and terminated as of the Closing.
Also pursuant to the terms of the A&R Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a lock-up agreement (each, a “Lock-Up Agreement”), pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.
In connection with the transactions contemplated by the A&R Merger Agreement, the Company, New Eagle, and Eagle Energy entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated PIPE Agreement”) with an accredited investor (the “PIPE Investor”). Pursuant to the Amended and Restated PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant (the “Investor Warrants”) to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).
In connection with the Closing, the Company, New Eagle and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Assumption Agreement. Such agreement will amend the warrant agreements governing the terms of the Warrants (the “Warrant Agreements”), as the Company will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the Warrants will no longer be exercisable for the Company’s Class A Ordinary

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Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.
Going Concern Consideration
As of September 30, 2025, the Company had approximately $65 thousand in cash held outside of the Trust Account and a working capital deficit of approximately $2.04 million after considering the extension promissory note of $1.5 million.
The Company’s liquidity through IPO were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 4), and loan from the Sponsor of approximately $269,000 under the Note (as defined in Note 4) and the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company repaid the Note in full on October 18, 2022, and the facility is no longer available.
In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). As of September 30, 2025 and December 31, 2024, there was no Working Capital Loan outstanding.
Based on the current operating plan, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of consummation of an initial Business Combination or mandatory liquidation date.
Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the unaudited condensed consolidated financial statements are issued. Management plans to complete the initial Business Combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial Business Combination. There is no financing that is currently committed and no assurance that the Company’s plans to consummate the initial Business Combination will be successful within the Combination Period (by July 17, 2026, assuming all extensions are exercised). The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.
On October 7, 2023, the State of Israel was attacked by Hamas, a Palestinian militant group designated as a Foreign Terrorist organization by the U.S. Department of State. As a result of this attack, the State of Israel commenced a military operation against Hamas which is supported by various nations including the United States. The conflicts in Gaza is in a state of cease fire under accords signed between the parties. However, the duration and intensity of the ongoing conflicts in Gaza and the broader region remain uncertain.
In addition, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our ability to complete our initial business combination.

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The impact of the above actions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements. The Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations, or ability to consummate an initial business combination are not yet determinable. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 11, 2025. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for three and nine months ended September 30, 2025, are not necessarily indicative of the results that may be expected for the year ending December 31, 2025, or any future period.
Principles of Consolidation
On September 19, 2025, New Eagle was incorporated. Spring Valley Merger Sub II, Inc., a Nevada corporation, and Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company, are wholly owned subsidiaries of New Eagle.
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have

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not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting periods. Actual results could differ from those estimates.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of these unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of operating cash accounts and investments held in the Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2025 and December 31, 2024.
Cash and Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. In contrast, when the investments held in Trust Account are comprised of money market funds, these are recognized at fair value. Trading securities and investments in money market funds are presented on the unaudited condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of September 30, 2025 and December 31, 2024, the assets held in the Trust Account were in mutual funds.

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Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the unaudited condensed consolidated statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.
The Company accounted for the Rights and warrants to be issued in connection with the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Rights and warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the instruments continue to be classified in equity.
The Company accounts for the Non-Redemption Agreements in accordance with the guidance contained in ASC 815. Such guidance provides that the Non-Redemption Agreements are classified as liabilities. As such, the non-redemption agreements derivative liability was recorded at its initial fair value on the date of issuance, and is adjusted at each balance sheet date thereafter. Changes in the estimated fair value of the non-redemption agreements derivative liability are recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations. The fair value of the derivative liability is discussed in Note 7.

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Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants and Rights were charged to equity. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.
Class A Ordinary Shares Subject to Possible Redemption
As discussed in Note 1, all of the 23,000,000 Class A ordinary shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.
As discussed in Note 1, the Company held the Shareholder Meeting to, among other things, extend the time the Company has to complete a business combination from January 17, 2024, to October 17, 2025. In connection with the Shareholder Meeting, the Company’s shareholders holding 8,362,234 Class A ordinary shares exercised their right to redeem such shares for a pro-rata portion of the funds in the Trust Account, and as a result, $90,726,471 (approximately $10.85 per share) was redeemed from the Trust Account to pay such holders. Following the redemptions, the Company had 14,637,766 Class A ordinary shares (subject to possible redemption) outstanding.
Additionally, on November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination from October 17, 2024 to October 17, 2025.
In connection with the vote to approve the Amendment at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remains in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.
As described in Note 1, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note (“note”) will not exceed $3,150,000. As of September 30, 2025, $1,500,000 has been borrowed against the note and deposited into the trust account. The contributions received are reflected as accretion to redemption value in the table below.
On October 15, 2025, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to July 17, 2026, or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company, provided that the Sponsor (or its

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affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.
As of September 30, 2025, the amounts of Class A ordinary shares reflected on the unaudited condensed consolidated balance sheets are reconciled in the following table:
Class A ordinary shares subject to possible redemption – December 31, 2023	$249,254,022
Less:
Redemption	(232,811,894)
Plus:
Waiver of deferred underwriting fees	8,050,000
Adjustment for accretion of Class A ordinary shares subject to possible redemption	(438,044)
Adjustment for Contributions under promissory note	1,500,000
Class A ordinary shares subject to possible redemption – December 31, 2024	$25,554,084
Plus:
Adjustment for accretion of Class A ordinary shares subject to possible redemption	809,385
Class A ordinary shares subject to possible redemption – September 30, 2025	$26,363,469
Net (Loss) Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has three classes of shares, which are referred to as (i) Class A ordinary shares subject to possible redemption (consisting of 9,880,095 publicly held Class A ordinary shares); (ii) Class A ordinary shares not subject to redemption (consisting of 7,666,666 Class A ordinary shares held by the Sponsor and the Company’s independent directors); and (iii) Class B ordinary shares. Income and losses are shared pro rata between the three classes of shares. Any of the Company’s Class B ordinary shares that are converted into Class A ordinary shares on a one-for-one basis, herein after referred to as the “Converted Class A shares.”
Net (loss) income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per ordinary share as the redemption value approximates fair value. Therefore, the net (loss) income per ordinary share calculation allocates the (loss) income pro rata between Class A ordinary shares subject to possible redemption, Class A ordinary shares not subject to possible redemption, and Class B ordinary shares. The Company has not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 24,850,000 Class A ordinary shares and the effect of the Rights to receive 2,300,000 Class A ordinary shares in the calculation of diluted (loss) income per ordinary share since the exercise of the warrants is contingent upon the occurrence of future events.

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The following tables reflect the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):
	For The Three Months Ended September 30,
	2025			2024
	Class A (subject to redemption)	Class A (not subject to redemption)	Class B	Class A (subject to redemption)	Class A (not subject to redemption)	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(769,010)	$(2,663,624)	$—	$3,877,738	$1,807,995	$181,526
Denominator:
Basic and diluted weighted average ordinary shares outstanding	2,213,429	7,666,666	1	14,637,766	7,666,666	1
Basic and diluted net (loss) income per ordinary share	$(0.35)	$(0.35)	$(0.35)	$0.09	$0.09	$0.09
	For The Nine Months Ended September 30,
	2025			2024
	Class A (subject to redemption)	Class A (not subject to redemption)	Class B	Class A (subject to redemption)	Class A (not subject to redemption)	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(881,689)	$(3,053,913)	$—	$1,284,112	$672,566	$—
Denominator:
Basic and diluted weighted average ordinary shares outstanding	2,213,429	7,666,666	1	14,942,957	6,967,153	699,514
Basic and diluted net (loss) income per ordinary share	$(0.40)	$(0.40)	$(0.40)	$0.26	$0.26	$0.26
Income Taxes
The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes.” FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2025 and December 31, 2024. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company has not been subject to income tax examinations by major taxing authorities since its inception.
There is currently no taxation imposed on income by the government of the Cayman Islands (“Cayman”). In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial

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statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.
Note 3 — Initial Public Offering
On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one share of Class A ordinary shares, one-half of one redeemable warrant and one Right to receive one-tenth (1/10) of one Class A ordinary share. Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4 — Related Party Transactions
Founder Shares
On January 26, 2021, the Sponsor purchased 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), to cover certain expenses on the Company’s behalf for an aggregate purchase price of $25,000. On March 18, 2022, the Company effectuated a share capitalization with respect to its Class B ordinary shares of 1,916,667 shares thereof, resulting in an aggregate of 7,666,667 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or is reduced so that the Founder Shares would represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 17, 2022, the underwriters consummated the exercise in full of the over-allotment; thus, these 1,000,000 Founder Shares were no longer subject to forfeiture.
The initial shareholders, and the executive officers and directors of the Company, agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, excluding ordinary shares subject to forfeiture.
The Founder Shares are subject to performance and market condition vesting terms. The Sponsor agreed that upon and subject to the completion of the initial Business Combination, 25% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of the Company’s Class A ordinary shares on the Nasdaq equals or exceeds $12.50 for any 20 trading days within a 30 trading day period commencing at least 120 days after the closing of the initial Business Combination but before the fifth anniversary. The Sponsor agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Founder Shares, if any, that remain unvested at the fifth anniversary of the closing of the initial Business Combination will be forfeited, subject to certain

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exceptions. Notwithstanding the foregoing, and subject to the satisfaction of the other transfer restrictions on the Founder Shares described herein, the Sponsor may be able to transfer up to 80% of its Founder Shares even if it is required to forfeit all of its unvested Founder Shares and even if the trading price of Class A ordinary shares declines materially. The issuance of Founder Shares to the Sponsor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”).
Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition and a market condition. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of October 17, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied by the grant date fair value per share, which considers the market condition in the valuation, less the amount initially received for the purchase of the Founder Shares.
In February 2021, the Sponsor transferred 40,000 Class B ordinary shares to each of the Company’s directors. The sale of the Founder Shares is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.
The fair value of these 120,000 shares granted to the Company’s directors was $452,000 or $3.77 per share. The Company estimates grant date fair value using Monte Carlo Simulation, considering the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820. The following assumptions were used for the determination of grant date fair value for the shares transferred to directors.
Risk-free interest rate	0.30%
Expected term (in years)	3.96
The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.
As discussed in Note 1, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis and Company issued an aggregate of 7,666,666 shares of Class A ordinary shares not subject to redemption. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
As of September 30, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 13,350,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per ordinary share.

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A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Related Party Loans
Promissory Note to Sponsor
The Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, dated January 26, 2021, and was later amended and restated on January 28, 2022, and subsequently amended and restated a second time on September 26, 2022 (the “Note”). The Note was non-interest bearing, unsecured, and due upon the closing of the Initial Public Offering. The Company fully repaid the Note on October 18, 2022. Upon consummation of the Initial Public Offering, the Note was no longer available to the Company.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2025 and December 31, 2024, no amounts have been drawn on the Working Capital Loans.
Extension Loans
As described in Note 1, in connection with the extension on January 10, 2024, Sponsor issued an unsecured promissory note to the Company pursuant to which Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note will not exceed $3,150,000. The deposits are paid monthly (or a pro-rata portion thereof if less than a full month), began on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period.
The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Company’s board of directors. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to

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sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. As of September 30, 2025, $1,500,000 has been borrowed against the promissory note and deposited in the Trust Account.
Advance from Sponsor
In August and September of 2025, the Sponsor advanced the Company $550,000 to pay for expenses. As of September 30, 2025 and December 31, 2024, the Company had received $550,000 and $0 in advances from the Sponsor.
Administrative Services Agreement
On October 12, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor an amount of $10,000 per month for office space, secretarial and administrative support services provided to members of the management team through the earlier of consummation of the initial Business Combination and the liquidation. In November 2024, the Company terminated the administrative services agreement. The Company incurred $0 in such fees for the three and nine months ended September 30, 2025. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the three and nine months ended September 30, 2024. On June 18, 2025, the Sponsor forgave the accrued administrated fees, as a result the accrued expense was eliminated and considered a capital contribution. The Company had no unpaid fees as of September 30, 2025, and $120,000 as of December 31, 2024.
In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the nine months ended September 30, 2025, and 2024, there were no expenses to be reimbursed.
Note 5 — Commitments and Contingencies
Shareholder and Registration Rights
The holders of Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting

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commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On September 30, 2024, one of the underwriters in the Initial Public Offering, Citigroup Global Markets Inc., elected to waive its rights to receive its portion of the deferred underwriting commission. This portion accounted for approximately $5.2 million of the total deferred underwriting commission liability of $8.0 million.
On October 18, 2024, one of the underwriters in the Initial Public Offering, Guggenheim Securities, elected to waive its rights to receive its portion of the deferred underwriting commission amounting to $2.8 million. Therefore, as of October 18, 2024, the total amount of deferred underwriting commission of $8.0 million was waived.
Deferred Legal Fees
The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer a portion of their fees (“Deferred Legal Fees”). The deferred fee will become payable solely in the event that the Company completes a Business Combination. As of September 30, 2025, and December 31, 2024, the Company had Deferred Legal Fees of approximately $2,262,910 and $1,640,000 in connection with such services, respectively. The Company will recognize an expense for these services when the performance trigger is considered probable.
Merger Agreement
On July 30, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub”) and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Subject to its terms and conditions, the Merger Agreement provides that (i) on the day prior to the closing date, the Company shall domesticate as a corporation in the State of Nevada (“Redomicile”), and, in connection with the Redomicile, adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed between the Company and Eagle Energy and (ii) subject to the terms and conditions of the Merger Agreement and in accordance with the Nevada Revised Statues (“NRS”), at the Closing, Merger Sub will merge with and into Eagle Energy, (the “Merger”), with Eagle Energy surviving the Merger as the surviving corporation. As a result of the Merger, Eagle Energy will become a direct wholly owned subsidiary of the Company.
Concurrently with the execution and delivery of the Merger Agreement, the Company, Sponsor and Eagle Energy entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its owned shares and owned warrants other than (i) 3,100,000 shares of the Company’s Common Stock and (ii) 7,000,000 of the Company’s Private Warrants. At the Closing, all of the outstanding principal amounts as of the closing date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into the Company’s warrants, at the price of $1.00 per warrant.
Concurrently with the execution and delivery of the Merger Agreement, certain Company stockholders executed and delivered to the Company and Eagle Energy the Voting and Support Agreement, pursuant to which, Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions and (b) not transfer any of Eagle Energy stockholders’ covered shares.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
In connection with the transactions contemplated by the Merger Agreement, on July 30, 2025, the Company and Eagle Energy entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Investor”). Pursuant to the SPA, the Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant (the “Investor Warrants”) to purchase 2,500,000 shares of the Company’s common stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).
On September 29, 2025, the Company, Merger Sub 2, and Eagle Energy restructured the transactions contemplated under the Original Merger Agreement by entering into the A&R Merger Agreement by and among New Eagle, Merger Sub 1, Merger Sub 2, the Company, and Eagle Energy. The A&R Merger Agreement amends and restates, in its entirety, the Original Merger Agreement.
Concurrently with the execution and delivery of the A&R Merger Agreement, the Company, New Eagle, Eagle Energy and the Sponsor entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the Ordinary Shares held by the Sponsor in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not redeem the Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Amended and Restated Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its Ordinary Shares and the Warrants other than (i) 3,100,000 Class A Ordinary Shares, and (ii) 7,000,000 private placement warrants, of the Company. Additionally, at the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into New Eagle private warrants, at the price of $1.00 per New Eagle Private Warrant.
Concurrently with the execution and delivery of the A&R Merger Agreement, certain Eagle Energy stockholders executed and delivered to the Company, New Eagle and Eagle the Amended and Restated Voting and Support Agreements, pursuant to which, such Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not transfer any of such Eagle Energy stockholders’ Covered Shares (as defined therein).
Pursuant to the terms of the A&R Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into the Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing registration and shareholder rights agreement, dated as of October 12, 2022, between the Company and the Sponsor will be amended, restated and terminated as of the Closing.
Also pursuant to the terms of the A&R Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.
In connection with the transactions contemplated by the A&R Merger Agreement, the Company, New Eagle, and Eagle Energy entered into the Amended and Restated PIPE Agreement with the PIPE Investor.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
Pursuant to the Amended and Restated PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation and a warrant to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of Series A Preferred Stock will have a stated value of $1,000.00.
In connection with the Closing, the Company, New Eagle and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Assumption Agreement. Such agreement will amend the Warrant Agreements, as the Company will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the Warrants will no longer be exercisable for the Company’s Class A Ordinary Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.
Note 6 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares, par value $0.0001 per share, with such designations, voting, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2025, and December 31, 2024, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2025 and December 31, 2024, there were 9,880,095 of Class A ordinary shares of which 2,213,429 shares are subject to possible redemption issued and outstanding and were classified outside of permanent deficit on the condensed consolidated balance sheets.
On January 25, 2024, the Company issued an aggregate of 7,666,666 shares of Class A ordinary shares, upon conversion of an equal number of shares of Class B ordinary shares. The 7,666,666 shares of Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B ordinary shares before the conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering. After giving effect to the Founder Share Conversion, prior to the redemptions in connection with Amendment, the total number of shares of Class A ordinary shares that are issued and outstanding consists of 22,304,432 Class A ordinary shares (consisting of 14,637,766 publicly-held Class A ordinary shares, 7,546,666 Converted Class A shares held by Spring Valley Acquisition Sponsor II, LLC, and 120,000 Converted Class A shares not subject to redemption held by the registrant’s independent directors).
Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
As described in Note 1, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A shares, and no additional funds were deposited into

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
the Trust Account in respect of any such Converted Class A shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.
As of September 30, 2025 and December 31, 2024, there was 1 Class B ordinary share issued and outstanding.
Rights — As of September 30, 2025 and December 31, 2024, there were 2,300,000 Rights outstanding. Each holder of a whole Right will receive one-tenth of one Class A ordinary share upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a Right will be required to affirmatively convert his, her, or its Rights in order to receive the one share underlying each Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.
Warrants — As of September 30, 2025 and December 31, 2024, the Company had 11,500,000 Public Warrants and 13,350,000 Private Placement Warrants outstanding, respectively. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if the Company’s ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
•
if, and only if the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”
In no event, the Company will be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Fair Value Measurements
The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024, by level within the fair value hierarchy:
September 30, 2025
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account – U.S. Treasury Securities	$26,363,469	$—	$—
Liabilities:
Non-redemption agreements derivative liability	$—	$—	$3,735,371
December 31, 2024
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account – U.S. Treasury Securities	$25,554,084	$—	$—
The Non-Redemption Agreements derivative liability were accounted for as liabilities in accordance with ASC 815 and are presented on the unaudited condensed consolidated balance sheets. The non-redemption agreements derivative liability are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the unaudited condensed consolidated statements of operations.

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
The Non-Redemption Agreements derivative liability were initially and as of the end of each subsequent reporting period, valued using a monte-carlo simulation model, which is considered to be a Level 3 fair value measurement. The key inputs into the monte-carlo simulation model for the Non-Redemption Agreements derivative liability were as follows:
Input	September 30, 2025
Market price of Class A common stock	12.51
Risk-free rate	3.74%
Volatility	6.2%
Term	5.05
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There was no transfer between levels during the nine months ended September 30, 2025 and 2024.
Note 8 — Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:
	September 30, 2025	December 31, 2024
Trust Account	$26,363,469	$25,554,084
Cash	$65,312	$495,352
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
General and administrative expenses	$701,282	$184,576	$1,017,785	$616,555
Income from investments held in Trust Account	$272,585	$9,504	$809,386	$35,586
The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain

SPRING VALLEY ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2025
and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.
All other segment items included in net income are reported on the statements of operations and described within their respective disclosures.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any other subsequent events, other than the below, that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
On October 8, 2025, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,500,000 to the Sponsor, a significant shareholder of the Company, which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the Note into that number of warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of its initial public offering, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.
On October 14, 2025, the Company received the Notice” from Nasdaq that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the Securities and Exchange Commission, which removed the Company’s securities from listing and registration on Nasdaq. The Company’s Units, Class A Ordinary Shares, Rights and Warrants began trading on the Pink Limited Market of the OTC Markets on October 21, 2025 under symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF”, respectively.
On October 15, 2025, the Company held an extraordinary general meeting of shareholders of the Company to vote on a proposal to amend, by way of special resolution, the Company’s Amended Articles, to amend the date by which the Company has to consummate a business combination to 45 months from the closing of the initial public offering, July 17, 2026, or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the vote to approve the extension amendment proposal, holders of 151 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398.04 remains in the Trust Account and 2,213,278 Class A ordinary shares remain outstanding immediately following the meeting.

EAGLE ENERGY METALS CORP.
FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Eagle Energy Metals Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Eagle Energy Metals Corp. (the “Company”) as of November 30, 2025 and 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended November 30, 2025 and the period from December 14, 2023 (inception) through November 30, 2024, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended November 30, 2025 and the period from December 14, 2023 (inception) through November 30, 2024 in accordance with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the notes to the financial statements, the Company has suffered losses from operations since inception and has insufficient working capital to fund future operations, both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2025.
/s/ Adeptus Partners, LLC
Adeptus Partners, LLC
Ocean, New Jersey
January 20, 2026

EAGLE ENERGY METALS CORP.
BALANCE SHEET
AS OF NOVEMBER 30, 2025 AND 2024
	November 30, 2025	November 30, 2024
Assets
Current assets
Cash	$1,301,928	$717
Prepaid expenses	162,897	427
Total current assets	1,464,825	1,144
Deposits	71,506	—
Intangible asset, net	65,915	—
Mineral rights	1,201,390	—
Right of use asset – operating lease, net	84,326	—
Total assets	$2,887,962	$1,144
Liabilities, Mezzanine Equity, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$530,339	$106,245
Due to related parties	280,025	518,468
Lease liability	33,155	—
Total current liabilities	843,519	624,713
Lease liability – non-current	55,086	—
Total liabilities	898,605	624,713
Commitments and contingencies (Note 11)
Mezzanine equity
Redeemable common stock, $0.0001 par value, 350,000,000 shares authorized; 15,951,675 shares issued and subject to possible redemption at $0.02 per share as of November 30, 2025 (none as of November 30, 2024)	300,000	—
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of November 30, 2025 and 2024	—	—
Common stock, $0.0001 par value, 350,000,000 shares authorized; 110,211,574 shares issued and outstanding, excluding 15,951,675 shares subject to possible redemption, as of November 30, 2025 (96,000,040 shares as of November 30, 2024)	11,020	9,600
Additional paid-in capital	7,959,026	219,138
Obligation to issue shares	—	167,750
Accumulated deficit	(6,280,689)	(1,020,057)
Total stockholders’ equity (deficit)	1,689,357	(623,569)
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$2,887,962	$1,144
The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
	For the year ended November 30, 2025	For the period from December 14, 2023 (Inception) through November 30, 2024
Operating expenses
Bank charges	$4,184	$389
Business development	116,742	—
Amortization expense	1,515	—
Mineral rights development expenditures	314,013	—
Office and administrative	895,430	41,027
Professional fees	3,075,312	758,143
Rent expense	123,554	27,589
Investor relations	120,000	—
Salaries and wages	18,151	—
Licensing fee expense	29,436	—
Travel and entertainment	549,177	123,483
Total operating expenses	(5,247,514)	(950,631)
Other income (expense)
Loss on impairment	—	(70,000)
Gain (loss) on foreign currency transactions	(13,118)	574
Total other expense	(13,118)	(69,426)
Net loss	$(5,260,632)	$(1,020,057)
Weighted average number of redeemable shares outstanding – Basic and diluted	5,419,199	—
Loss per share, redeemable shares – Basic and diluted	$(0.05)	$—
Weighted average number of non-redeemable shares outstanding – Basic and diluted	105,453,176	73,183,116
Loss per share, non-redeemable shares – Basic and diluted	$(0.05)	$(0.01)
The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
	Common Stock		Additional Paid-In Capital	Obligation to Issue Shares	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount
Balance, December 14, 2023 (Inception)	—	$—	$—	$—	$—	$—
Issuance of common shares	96,000,040	9,600	225,601	—	—	235,201
Share issuance costs	—	—	(6,463)	—	—	(6,463)
Shares to be issued for bonus	—	—	—	167,750	—	167,750
Net loss	—	—	—	—	(1,020,057)	(1,020,057)
Balance, November 30, 2024	96,000,040	$9,600	$219,138	$167,750	$(1,020,057)	$(623,569)
Issuance of common shares	13,140,724	$1,313	$8,014,535	$—	$—	$8,015,848
Issuance of shares to consultants	500,000	50	304,950	(167,750)	—	137,250
Share issuance costs	570,810	57	(579,597)	—	—	(579,540)
Net loss	—	—	—	—	(5,260,632)	(5,260,632)
Balance, November 30, 2025	110,211,574	$11,020	$7,959,026	$—	$(6,280,689)	$1,689,357
The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
	For the year ended November 30, 2025	For the period from December 14, 2023 (inception) through November 30, 2024
Cash flows from operating activities
Net loss	$(5,260,632)	$(1,020,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on impairment	—	70,000
Amortization expense	1,515	—
(Gain) loss on foreign currency transactions	13,118	(574)
Non-cash lease adjustment	3,662	—
Non-cash consulting fees	137,250	167,750
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	416,093	101,316
Deposits	(71,506)	—
Prepaid expenses	(162,470)	(427)
Due to related parties	(238,443)	518,468
Net cash used in operating activities	(5,161,413)	(163,524)
Cash flows from investing activities
Purchase of intangible assets	(67,430)	—
Investment in mineral rights	(1,193,415)	(70,000)
Net cash used in investing activities	(1,260,845)	(70,000)
Cash flows from financing activities
Proceeds from the issuance of common shares, net of share issuance costs	7,436,308	233,667
Proceeds from the issuance of redeemable common stock	300,000	—
Net cash provided by financing activities	7,736,308	233,667
Effects of foreign exchange on cash	(12,839)	574
Increase in cash	1,301,211	717
Cash, beginning of period	717	—
Cash, end of period	$1,301,928	$717
Supplemental disclosure of non-cash information
Share issuance costs in accounts payable	$—	$4,929
Share issuance costs settled in shares	$348,194	$—
Investment in mineral rights in accounts payable	$7,975	$—
Consultant bonus settled by issuance of bonus shares	$183,000	$—
Consulting fees paid by issuance of shares	$122,000	$—
The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
1.
NATURE OF OPERATIONS

Eagle Energy Metals Corp., formerly Eagle Battery Metals Corp., (“Eagle Energy” or the “Company”) was incorporated on December 14, 2023, under the laws of the State of Delaware. The Company’s registered office is held at Capitol Services Inc. 108 Lakeland Avenue, Kent County, Dover, DE 19901. The Company is a mining and exploration company focused on mineral exploration and development in North America.
On October 17, 2024, the Company completed a conversion into a Nevada corporation (the “Conversion”), under the name Eagle Energy Metals Corp. pursuant to a plan of conversion. Each common share outstanding, par value of $0.0001 per share, of the Company as a Delaware entity was converted into 4.081617 common shares, par value of $0.0001 of the Company as a Nevada entity. The share amounts included in the accompanying financial statements reflect the converted amount.
On July 30, 2025, the Company entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA was subsequently amended on September 29, 2025 (“Amended BCA”), to amend the legal structure of the “de-SPAC”, such that each of SVII and the Company will become a subsidiary of Eagle Nuclear Energy Corp. (“PubCo”), a newly incorporated entity, with the intention of obtaining a listing of PubCo on the NASDAQ.
Risks and Uncertainties
Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the significant tariffs imposed by the United States on imports from other countries and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of its common stock.
2.
BASIS OF PRESENTATION

a)
Basis of accounting

The accompanying financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.
b)
Going concern

During the year ended November 30, 2025, the Company incurred a net loss of $5,260,632 (for the period from December 14, 2023 (inception) through November 30, 2024 — $1,020,057), and as of November 30, 2025, had an accumulated deficit of $6,280,689 (November 30, 2024 — 1,020,057). The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon the Company’s ability to raise financing and generate profits and positive cash flows from operations to cover its operating costs. From time to time, the Company generates working capital to fund its operations by raising capital through equity or debt financing. However, there is no assurance that the Company will be able to continue to raise capital this way in the future.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
2.
BASIS OF PRESENTATION (continued)

The financial statements do not give effect to any adjustments required for the Company to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. If the going concern assumption was not appropriate for the financial statements, adjustments would be necessary to the balance sheet classifications used. Such adjustments could be material. Additional funds will be required to enable the Company to pursue its initiatives, and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that the business will be profitable. These factors indicate the existence of a material uncertainty that may cast doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. Should the Company be unable to complete these plans to obtain additional financing and be unable to continue as a going concern, the Company may be forced to cease operations.
c)
Functional and presentation currencies

The financial statements of the Company are presented in United States dollars. The functional currency of the Company is the United States dollar; however, a significant amount of the Company’s vendors and expenses have been paid in Canadian dollars and the difference between the amount paid in Canadian dollars and reported in United States dollars related to the exchange rates on the dates such payments were made has been reflected in the accompanying statements of operations of the respective period within the account labeled gain (loss) on foreign currency transactions.
d)
Emerging growth company

The Company is an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
e)
Use of estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
2.
BASIS OF PRESENTATION (continued)

Key estimates made by management with respect to the areas noted have been disclosed in the notes to the financial statements.
3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)
Cash

Cash includes cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of November 2025. At times, the Company’s cash balance exceeds the federally insured limits. The total uninsured cash balance as of November 30, 2025 was $980,411 (November 30, 2024 — $Nil).
b)
Impairment of long-lived assets

Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.
When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. During the period from December 14, 2023 through November 30, 2024, an impairment of $70,000 was incurred on the mineral rights (Note 4).
c)
Financial instruments measurements and fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.
Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.
Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.
ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements.
ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:
•
Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•
Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.
d)
Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than not that some portion of the deferred tax asset will not be realized.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the tax years ended 2024 and 2025.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e)
Loss per share

Basic earnings (loss) per share (“EPS”) is calculated by dividing profit or loss attributable to common equity holders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. The denominator is calculated by adjusting the shares issued at the beginning of the period by the number of shares issued or bought back during the period, multiplied by a time-weighting factor.
Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential units. The effects of anti-dilutive options and potential units are ignored in calculating diluted EPS. All options and potential units are considered anti-dilutive when the Company is in a loss position.
The Company had no anti-dilutive securities as of November 30, 2025 and 2024.
f)
Offering cost

The Company complies with the requirements of ASC 340-10-S99-1 and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs associated with the issuance of common stock were charged against the proceeds received from and carrying value of the common stock.
g)
Related parties

The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.
h)
Leases

The Company determines if an arrangement contains a lease at inception as defined by ASC 842, Leases (“ASC 842”). To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
i)
Mineral rights

Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.
To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 930-805, Extractive Activities-Mining: Business Combinations (“ASC 930-805”) states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.
For the years ended November 30, 2025 and 2024, the Company has incurred acquisition costs for mineral rights of $1,201,390 and $70,000, respectively. The $70,000 incurred in the prior period was subsequently written off due to impairment as of November 30, 2024 (see Note 4).
j)
Redeemable common stock

The Company accounts for its redeemable common stock in accordance with the guidance of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Shares of common stock subject to mandatory redemption, if any, is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder, or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Certain common stock of the Company features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, such redeemable common stock is presented at redemption value as mezzanine equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.
k)
Subsequent Events

The Company evaluated subsequent events through the date in which the financial statements were issued (see Note 13).
l)
Recent accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of December 1, 2024, which had no material impact on the Company’s financial statements.
ASC 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally mineral exploration and development in North America.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
4.
MINERAL RIGHTS

Fish Lake Valley Property
On January 12, 2024, the Company entered into a property option agreement with Acme Lithium US Inc. (“Acme”), whereby Acme agreed to grant the Company the sole, exclusive option to acquire their 100% interest in 207 lode claims at the Fish Lake Valley property located in Esmerelda County, Nevada. The agreement was amended on June 14, 2024 (the “Fish Lake Valley Effective Date”). The Company paid $20,000 as consideration for entering into an amended agreement.
In order to exercise the option, the Company is required to make a series of cash payments, issuance of common shares of the Company with a total value of $3,300,000, and the incurrence of expenditures towards mining operations in respect of the Fish Lake Valley Property. The breakdown of payments and issuance of common shares are as follows:
•
Pay $50,000 within five days of the Fish Lake Valley Effective Date (paid);

•
Pay $100,000 within six months of the Fish Lake Valley Effective Date;

•
Incur $500,000 in expenditures toward mining operations of the Property, on or before the first-year anniversary of the Fish Lake Valley Effective Date;

•
Pay $450,000 and issue common shares of the Company equal to $675,000, on the date the Company completes an initial public offering or otherwise becomes listed on a stock exchange (the “Listing Date”), using a deemed price per share on the Listing Date equal to:

•
the price per share of the Company’s common share used in the Company’s initial public offering

•
the deemed transaction price per share of the Company’s common shares in the event the listing is competed by way of a reverse takeover, merger or business combination; or

•
the reference price per share of the Company’s common share calculated in accordance with the stock exchange’s policies in the event the listing is completed by way of a direct listing on the stock exchange

•
Pay $375,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the first-year anniversary of the Listing Date; and

•
Pay $500,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the second-year anniversary of the Listing Date.

The Optionor will receive Net Smelter Returns Royalty (“NSR Royalty”) equal to 1.0% of Net Smelter Returns.
The Company capitalized the following acquisition costs during the period from December 14, 2023 (inception) through November 30, 2024 and 2025.
Fish Lake Valley Property
Balance, December 14, 2023 (inception)	$—
Property option payment	70,000
Impairment	(70,000)
Balance, November 30, 2024 and 2025	$—

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
4.
MINERAL RIGHTS (continued)

During the period from December 14, 2023 (inception) through November 30, 2024, an impairment of $70,000 on the property option agreement was incurred as a result of the Company’s decision to not pursue this project any further. On December 14, 2024, the Company terminated the property option agreement.
Aurora Uranium Project
On November 18, 2024 (the “Aurora Effective Date”), the Company entered into a property option agreement (the “Aurora Option Agreement”) with Aurora Energy Metals Ltd. (“Aurora Energy”) and its wholly owned subsidiary Oregon Energy LLC (“Oregon Energy”) who, through Oregon Energy, is the owner of 100% interest in the Aurora Uranium project composed of 365 mining claims. As part of the Aurora Option Agreement, Aurora Energy, agreed to grant the Company the sole, exclusive option to acquire all of the issued and outstanding equity interests in Oregon Energy. Upon exercise of the option, the Company would acquire 100% of Oregon Energy including all of its right, title and interest in the Aurora Uranium project.
In order to exercise the option, the Company must:
•
Grant Aurora Energy a 1% NSR in the project’s future revenue, half or all of which may be repurchased by the company for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations;

•
Pay $300,000 cash consideration on or before December 18, 2024 (paid)

•
Complete a measured and/or indicated SK1300 technical report and mineral resource estimate (an “SK1300 Report”) for the project, in accordance with the standards of Subpart 1300 of Regulation S-K of the Securities Act (completed);

•
Issue shares of common stock in the Company with a value of $16,000,000 (“Aurora Option Payment Shares”) on the closing date of:

•
an initial public offering of the Company’s shares and listing thereof on a national securities exchange, or

•
a different transaction which results in the listing of the Company’s shares on a national securities exchange, or

•
the acquisition of substantially all the Company’s outstanding equity securities or substantially all of the Company’s assets by a public company with common equity that is listed on a national securities exchange, in each case prior to May 18, 2025 (the “Listing Event”); and

•
Raise a minimum of $6,800,000 in connection with the Listing Event.

The number of Aurora Option Payment Shares the Company will issue shall be calculated based on the initial listing price of the Company’s shares (or the trading price of the Company’s successor’s shares) upon completion of the Listing Event. If the Company identifies a measured and/or indicated SK1300 mineral resource of at least 40 million pounds of U3O8, the total value of the Aurora Option Payment Shares will increase by $4,000,000, bringing the aggregate value to $20,000,000. Each additional 1,000,000 pounds of U3O8 above 40 million pounds will further increase the total value of the Aurora Option Payment Shares by $200,000, up to a maximum of $1,000,000, resulting in an overall maximum of $21,000,000 (collectively, the “Resource Payment”).
The Company also agreed to issue Aurora Energy additional Aurora Option Payment Shares based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the Listing Event, with the value of these Aurora Option Payment Shares being equal to the

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
4.
MINERAL RIGHTS (continued)

product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price does not increase, there will be no adjustment to the number of Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following a Listing Event, the Company will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of our successor) during the 30 days prior to the announcement of the pre-feasibility study.
The Aurora Option Agreement will terminate, and we will forfeit our option, if we do not complete a Listing Event on or before May 18, 2025. However, the Company may extend the agreement by six months (up to two times) by making additional payments to Aurora Energy and allocations of funds to the Company’s mining operations. For the first six-month extension, the Company must pay Aurora Energy $300,000 and allocate $250,000 to Oregon Energy’s mining operations expenditures; for the second six-month extension, the Company must pay Aurora Energy $400,000 and allocate an additional $250,000 to those expenditures.
On May 18, 2025, the Company exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora. On November 18, 2025, the Company exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, the Company is obligated to reimburse up to $500,000 of mining operations expenditures of Oregon Energy. As of November 30, 2025, the Company has made reimbursements of $193,415, with a further $7,975 recorded in accounts payable and accrued liabilities.
On July 14, 2025, Oregon Energy received correspondences from the Bureau of Land Management in respect of 4 mining claims being declared null and void due to the lands being closed to mineral entry. As such, the Aurora Uranium Project consists of 361 mining claims currently.
On November 26, 2025, the Company, Aurora Energy, and Oregon Energy executed a First Amendment to the Property Option Agreement. The amendment (i) revised the second extension to complete a Listing Event from a six month period (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and (ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by the Company.
The Company capitalized the following acquisition costs for the payments made to Aurora beginning on December 18, 2024 through November 30, 2025.
Aurora Uranium Property
Balance, November 30, 2024	$—
Property option payment	1,000,000
Reimbursement of mining operations expenditures	201,390
Balance, November 30, 2025	$1,201,390

5.
STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY

Preferred stock
The Company has 50,000,000 shares of preferred stock authorized with a par value of $0.0001 per share. As of November 30, 2025 and 2024, the Company had no preferred stock issued and outstanding.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
5.
STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY (continued)

Common stock
The Company has 350,000,000 shares of common stock authorized with a par value of $0.0001 per share. As of November 30, 2025 and 2024, the Company had 110,211,574 and 96,000,040 shares issued and outstanding, respectively, excluding 15,951,675 shares subject to possible redemption as of November 30, 2025.
Activities during the period from December 14, 2023 (inception) through November 30, 2024:
In December 2023, the Company issued 408 incorporation shares, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $1.
In February 2024, the Company completed a private placement offering of 89,081,291 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $218,250.
In August 2024, the Company completed a private placement offering of 1,428,566 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $3,500.
In October, 2024, the Company completed a private placement offering of 5,489,775 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.0245 per share for total proceeds of $13,450.
The Company also incurred $6,463 in share issuance costs related to the issuance of the shares during the period from December 14, 2023 (inception) through November 30, 2024.
Activities during the year ended November 30, 2025:
In December 2024, the Company completed a private placement offering of 1,820,540 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.61 per share for total proceeds of $1,110,529. Additionally, 300,000 bonus shares valued at $183,000, of which $167,750 was recognized as obligation to issue shares as of November 30, 2024, and $15,250 was recognized as professional fees in the statement of operations for the year ended November 30, 2025, were issued to a consultant for professional services rendered from January 2024 to December 2024.
In March 2025, the Company completed another private placement offering of 2,794,173 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.61 per share for total proceeds of $1,704,452.
In April 2025, the Company completed a Regulation Crowdfunding offering (“Reg CF”) pursuant to Section 4(a)(6) of the Securities Act of 1933 and Regulation Crowdfunding thereunder. Through this offering, the Company issued a total of 7,692,086 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $4,692,172. The shares issued are subject to transfer restrictions under applicable securities laws, including a one-year holding period for Reg CF investors.
In May 2025, the Company issued an additional 453,055 common shares, with a par value of $0.0001 per share, under its Reg CF offering at a price of $0.61 per share, for gross proceeds of $276,364. Additionally, the Company completed a private placement offering of 380,870 common shares of the Company, with a par value of $0.0001 per share, at a price of USD $0.61 per share, for gross proceeds of $232,331. The Company

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
5.
STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY (continued)

also issued 200,000 shares with a deemed fair value of $0.61 per share as non-cash consideration for consulting services to be rendered from May 2025 to November 2025. As of November 30, 2025, $122,000 has been fully expensed.
For the year ended November 30, 2025, the Company incurred a total of $579,370 in share issuance costs paid in cash related to its Reg CF offering and private placements. On May 29, 2025, the Company also issued 570,810 common shares with a deemed fair value of $0.61 per share to the agents in its Reg CF offering as compensation, which is included in share issuance costs.
Mezzanine equity
In July 2025, the Company issued 15,951,675 common shares, with a par value of $0.0001 per share, to an investor pursuant to a Common Stock Purchase Agreement for total proceeds of $300,000. The issuance is in connection with the BCA between the Company and SVII (Note 1), with the shares expected to be exchanged for 2,750,000 common shares of the combined entity upon completion of the “de-SPAC” (Note 1). The shares are subject to automatic redemption if the business combination does not close. In accordance with the ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Immediately upon the closing of the private placement, the Company recognized a charge against additional paid-in capital of $170 for share issuance costs incurred in this private placement.
As of November 30, 2025, the amount of common stock subject to possible redemption reflected on the balance sheets is reconciled in the following table:
Common stock subject to possible redemption, November 30, 2024	$—
Gross proceeds	300,000
Less: share issuance costs	(170)
Plus: adjust carrying value to redemption value	170
Common stock subject to possible redemption, November 30, 2025	$300,000
Obligation to issue shares
As of November 30, 2024, the Company had recognized an obligation to issue shares of $167,750 relating to the December 2024 grant of 300,000 bonus shares with a deemed fair value of $0.61 per share. The obligation to issue shares was calculated as the total fair value pro-rated on a straight-line basis, over the one-year service period, for the portion attributable to services rendered during the period from December 14, 2023 (inception) through November 30, 2024 and such amount has been recorded as a separate line item within stockholders’ equity (deficit) and as professional fees incurred during the period.
Equity incentive plan
On March 10, 2025, the Board of Directors of the Company implemented a 2025 Equity Incentive Plan (“EIP”). The maximum number of shares the Company may issue pursuant to awards granted under the 2025 EIP is 15,137,213 shares, subject to certain automatic increases except that the maximum number of shares that the Company may issue as incentive stock options is equal to the maximum number of shares available for issuance under the EIP without taking into account any automatic increases in the share reserve of the EIP. The Company has not granted any awards under the EIP.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
6.
RELATED PARTY TRANSACTIONS

Stock issuance
During the period from December 1, 2024 through November 30, 2025, the Company issued 300,000 common shares to a stockholder as bonus compensation for professional services rendered from January 2024 through December 2024 (Note 5).
Obligation to issue shares
As of November 30, 2024, in connection with the shares mentioned in the previous paragraph, the Company recognized an obligation to issue shares of $167,750 in connection with the subsequent issuance of 300,000 bonus shares granted to a stockholder for services rendered during the one-year period from January to December 2024 (Note 5). The total value of the shares granted subsequent to November 30, 2024 is $183,000.
As of November 30, 2025, the Company issued the common stock as bonus compensation for the value of $183,000 to a stockholder for the services.
Professional fees
During the year ended November 30, 2025, the Company incurred $180,000 (for the period from December 14, 2023 (inception) through November 30, 2024 — $97,500) in fees to the Chief Executive Officer (the “CEO”) of the Company. As of November 30, 2025, $15,000 of CEO fees (November 30, 2024 — $15,000) and $Nil in expense reimbursements (November 30, 2024 — $3,267) were included in due to related parties.
During the year ended November 30, 2025, the Company incurred $157,500 (for the period from December 14, 2023 (inception) through November 30, 2024 — $75,000) in fees to the former Chief Financial Officer (the “former CFO”) of the Company. As of November 30, 2025, $15,000 of former CFO fees (November 30, 2024 — $75,000) and $Nil in expense reimbursements (November 30, 2024 — $2,641) were included in due to related parties.
During the year ended November 30, 2025, the Company incurred $16,645 (for the period from December 14, 2023 (inception) through November 30, 2024 — $Nil) in fees to the Chief Financial Officer (the “CFO”) of the Company. As of November 30, 2025, $10,750 of CFO fees (November 30, 2024 — $Nil) were included in due to related parties.
During the year ended November 30, 2025, the Company incurred $180,000 (for the period from December 14, 2023 (inception) through November 30, 2024 — $75,000) of consulting fees with a company controlled by a director of the Company. As of November 30, 2025, $22,500 (November 30, 2024 — $59,819) of consulting fees and $7,971 (November 30, 2024 — $18,863) in expense reimbursements were included in due to related parties.
Additionally, there were two stockholders that provided consulting services to the Company. During the year ended November 30, 2025, the Company incurred $381,250 (for the period from December 14, 2023 (inception) through November 30, 2024 — $343,750) and $180,250 (for the period from December 14, 2023 (inception) through November 30, 2024 — $60,750) of consulting fees with these two stockholders. As of November 30, 2025, $48,000 (November 30, 2024 — $176,000) and $19,875 (November 30, 2024 — $60,750), respectively, in consulting fees to these two stockholders were included in due to related parties.
As of November 30, 2025, $128,064 (November 30, 2024 — $107,128) was included in due to related parties for amounts relating to expense reimbursements due to corporations over which stockholders of the Company exercise significant influence.

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
6.
RELATED PARTY TRANSACTIONS (continued)

As of November 30, 2025, $12,865 (November 30, 2024 — $Nil) was included in due to related parties for amounts relating to expense reimbursements due to a stockholder.
7.
PROFESSIONAL FEES

Details of professional fees are presented below:
	For the year ended November 30, 2025	For the period from December 14, 2023 (Inception) through November 30, 2024
Consulting	$1,402,176	$561,724
Management fees	354,145	127,500
Legal, accounting and others	1,318,991	68,919
Total, Professional fees	$3,075,312	$758,143

8.
INTANGIBLE ASSETS

On June 20, 2025, the Company entered into an exclusive patent license agreement with UNM Rainforest Innovations (“UNMRI”) for the use and commercialization of certain patents and technologies, including the grant of commercial sub-licenses, in relation to designs and technologies of small modular nuclear reactors. The term of the agreement is to remain in force until the later of: (i) 10 years from the date of first sale of a licensed product, or provision of a licensed service; and, (ii) the last expiration date of the underlying patents. The Company paid a license fee of $50,000 and patent expense reimbursement of $17,430 upon execution of the agreement, and is to pay a license maintenance fee of $35,000 due on January 31, 2026, and $50,000 due on each of January 31, 2027 and January 31, 2028. The Company shall also pay to UNMRI certain royalties on commercial sublicenses and on gross receipts from sale of commercial reactors, subject to minimum annual royalties of $65,000 from the calendar year 2028 onwards. The Company capitalized the costs paid upon execution of the agreement.
The Company’s policy is to expense costs incurred to renew, extend or maintain the term of a recognized patent license as incurred.
Patent licenses are amortized on a straight-line basis over their estimated useful lives pursuant to contract terms.
The Company’s intangible assets as of November 30, 2025, are as follows:
	Gross Assets	Accumulated Amortization	Net Assets	Weighted Average Remaining Life (Years)
Patent licenses	$67,430	$(1,515)	$65,915	19.5
Total intangible asset, net	$67,430	$(1,515)	$65,915	19.5

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
8.
INTANGIBLE ASSETS (continued)

The Company’s intangible assets as of November 30, 2024, are as follows:
	Gross Asset	Accumulated Amortization	Net Assets	Weighted Average Remaining Life (Years)
Patent licenses	$—	$—	$—	—
Total intangible asset, net	$—	$—	$—	—
Aggregate amortization expense was $1,515 for the year ended November 30, 2025 (for the period from December 14, 2023 (inception) through November 30, 2024 — $Nil). Amortization expense is expected to be approximately $3,400 per year for each of the next five fiscal years.
9.
OPERATING LEASE

On October 16, 2025, the Company entered into an office lease agreement in New York, NY for 5 years and 2 months from the lease commencement date, which is defined as the first business day following the substantial completion of the landlord’s work and delivery of possession of the premises to the Company. As of the reporting date, the landlord has not substantially completed the required work and possession of the premises has not yet been delivered; therefore, the lease commencement date has not been determined. Accordingly, the Company has not recognized a right-of-use asset or lease liability related to this lease as of the reporting date of November 30, 2025.
On November 3, 2025, the Company entered into an office lease agreement in Vancouver, Canada for 2 years. Lease liabilities are measured at the commencement date based on the present value of future lease payments. As the Company’s lease did not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The Company used a discount rate of 10.00% in determining its lease liability.
The discount is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of comparable value to the right-of-use asset in a similar economic environment. The discount rate therefore reflects what the Company “would have to pay”, which requires estimation when no observable rates are available or where the applicable rates need to be adjusted to reflect the terms and conditions of the lease. The Company estimates the discount using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates. The Company determined its discount rated based on the rate used by comparable public companies.
The following table presents the net lease cost and other supplemental lease information:
	November 30, 2025	November 30, 2024
Lease cost:
Operating lease cost	$3,662	$—
Short term lease cost	119,892	—
Net lease cost	123,554	—
Cash paid for operating lease liabilities	$—	$—

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
9.
OPERATING LEASE (continued)

Lease balance sheet information as of November 30, 2025 and 2024:
Lease liability	November 30, 2025	November 30, 2024
Current portion of operating lease liability	33,155	—
Long-term portion of operating lease liability	55,086	—
	$88,241	$—
Future minimum lease payments to be paid by the Company as a lessee as of November 30, 2025 are as follows:
Operating lease commitments and lease liability:
2026	$40,830
2027	50,197
2028	8,406
Total future minimum lease payments	99,433
Discount	(11,192)
Total	$88,241
10.   INCOME TAXES
A reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:
	For the year ended November 30, 2025	Period from December 14, 2023 (inception) through November 30, 2024
Loss before income taxes	$(5,260,632)	$(1,020,057)
Expected recovery at statutory rate of 21%	(1,104,733)	(214,212)
Permanent book/tax differences	17,225	3,230
Financing fees charged to equity	—	(1,771)
Change in estimate	1,771	—
Change in valuation allowance	1,085,737	212,753
Total tax benefit	$—	$—
	For the year ended November 30, 2025	Period from December 14, 2023 (inception) through November 30, 2024
US federal statutory rate	21%	21%
Effects of:
Valuation allowance	(21)%	(21)%
	—	—

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
10.   INCOME TAXES (continued)
Deferred Income Tax
The significant components of the deferred tax assets and liabilities consisted of the following:
	November 30, 2025	November 30, 2024
Deferred tax assets
Net operating loss carryforwards	$1,295,598	$196,636
Mineral resources	—	14,700
Share issuance costs	2,892	1,417
Total gross deferred tax assets	1,298,490	212,753
Valuation allowance	(1,298,490)	(212,753)
Net deferred tax asset	$—	$—
As of November 30, 2025, the Company had approximately $6,169,512 (November 30, 2024 — $936,360) of federal net operating loss carry forwards that carry forward indefinitely. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code.
In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net deferred tax assets are fully offset by a valuation allowance at November 30, 2025.
The Company is subject to U.S. federal income tax examinations by tax authorities for all tax years since inception due to unexpired net operating loss carryforwards originating in and after that year. The Company may be subject to income tax examinations for the various state taxing authorities which vary by jurisdiction.
The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.
11.   COMMITMENTS AND CONTINGENCIES
Commitments
On January 1, 2024, the Company entered into a consulting agreement with the CEO of the Company. Pursuant to the agreement, the CEO is eligible to receive a one-time cash payment of $25,000 upon completion of an initial public offering, and an initial grant of 1,000,000 stock options upon establishment of an incentive stock option plan.
On June 1, 2024 the Company began leasing office space on a month-to-month basis from an unrelated third party under an operating lease agreement. The monthly payments approximate $7,500 (CAD$10,500) and ancillary expenses. During the year ended November 30, 2025, rent expense under this agreement totaled $86,892 (November 30, 2024 — $27,589).
On November 3, 2025, the Company entered into an operating lease agreement from an unrelated third party for the office space in Vancouver for 2 years (Note 9). The monthly payments approximate $69,450 and

EAGLE ENERGY METALS CORP.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023 (INCEPTION) THROUGH NOVEMBER 30, 2024
11.   COMMITMENTS AND CONTINGENCIES (continued)
ancillary expenses. During the year ended November 30, 2025, rent expense under this agreement totaled $3,662 (November 30, 2024 — $Nil).
On September 29, 2025, the Company also entered into an amended and restated securities purchase agreement (“PIPE Agreement”) with PubCo and a private investor, regarding a potential issuance by PubCo, of 29,700 shares of Series A Cumulative Convertible Preferred Stock for $29,700,000 (“PIPE Issuance”), upon the completion of the “de-SPAC” transaction as contemplated by the Amended BCA. The PIPE Issuance would accrue dividends at 12% annually (if paid in kind), or 10% annually (if paid in cash). At the option of holder, the PIPE Issuance is convertible to common stock of PubCo at a conversion price of $11.88, representing a conversion ratio of 1-to-84.18. Pursuant to the PIPE Agreement, concurrently to the PIPE Issuance, PubCo is also to issue to the investor 2,500,000 warrants with an exercise price of $12.00 per share.
On October 15, 2025, the Company entered into a consulting agreement (the “126 Agreement”) with the CFO of the Company. Pursuant to the 126 Agreement, the Company will use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options to the CFO upon completion of listing on the Nasdaq Stock Exchange.
Contingencies
The Company could potentially become involved in various lawsuits, actions and claims, from time to time, arising in the ordinary course of business, although management is not aware of any such lawsuits, actions or claims at the date of this report. In management’s opinion, should any such items occur, the ultimate outcome will not have a material adverse effect on the financial position or results of operations of the Company.
12.   RISK CONCENTRATIONS
Financial instruments, which potentially subject the Company to concentration of risk, consist principally of cash and accounts payable and accrued liabilities. The total uninsured cash balance as of November 30, 2025 was $980,411. The uninsured cash balance located in Canada was $3,246 and the uninsured cash balance located in the United States was $977,165.
The Company had one vendor that accounted for 68% of total accounts payable and accrued liabilities as of November 30, 2024, which were settled as of November 30, 2025. As of November 30, 2025, one vendor accounted for approximately 56% of the Company’s total accounts payable and accrued liabilities, and the top five vendors collectively accounted for approximately 76% of total accounts payable and accrued liabilities.
13.   SUBSEQUENT EVENTS
The Company evaluated all events and transactions occurring subsequent to November 30, 2025, through the date the financial statements were issued for items requiring adjustment to or disclosure in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than those described below.
On December 17, 2025, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.
On January 9, 2026, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

OREGON ENERGY LLC
FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Directors of Aurora Energy Metals Limited
Sole Member of Oregon Energy LLC
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Oregon Energy LLC (the “Company”) as of June 30, 2025 and 2024, and the related statements of operations, changes in member’s capital, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the notes to the financial statements, the Company has suffered losses from operations and has insufficient working capital to fund future operations, both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2025.
Adeptus Partners, LLC
Ocean, New Jersey
August 20, 2025

OREGON ENERGY LLC
BALANCE SHEETS
AS OF JUNE 30, 2025 AND 2024
	2025	2024
ASSETS
Current assets
Cash	$16,731	$67,339
Prepaids and deposits	22,361	14,330
Total current assets	39,092	81,669
Non-Current assets
Restricted cash	140,960	160,470
Property, plant and equipment, net	250,497	263,504
Total non-current assets	391,457	423,974
Total assets	$430,549	$505,643
LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$7,115	$76,290
Reclamation and environmental obligation	—	2,000
Total current liabilities	7,115	78,290
Total liabilities	7,115	78,290
Commitments and contingencies
Member’s capital
Member’s capital	13,872,938	13,723,074
Accumulated deficit	(13,449,504)	(13,295,721)
Total member’s capital	423,434	427,353
Total liabilities and member’s capital	$430,549	$505,643
The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
	2025	2024
Expenses
Exploration and evaluation expenses	$201,932	$734,803
General and administration costs	35,408	38,969
Total expenses	237,340	773,772
Other income(expense)
Other income	(83,557)	—
Net loss for the year	$153,783	$773,772
The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC
STATEMENTS OF CHANGES IN MEMBER’S CAPITAL
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
	Member’s capital	Accumulated deficit	Total member’s capital
Balance as of June 30, 2023	$13,072,016	$(12,521,949)	$550,067
Capital contributions	651,058	—	651,058
Net loss for the year	—	(773,772)	(773,772)
Balance as of June 30, 2024	13,723,074	(13,295,721)	427,353
Capital contributions	149,864	—	149,864
Net loss for the year	—	(153,783)	(153,783)
Balance as of June 30, 2025	$13,872,938	$(13,449,504)	$423,434
The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2025 AND 2024
	2025	2024
Cash flows from operating activities
Net loss for the year	$(153,783)	$(773,772)
Non-cash items:
Depreciation	13,007	13,007
Changes in operating working capital:
Prepaids and deposits	(8,031)	(1,908)
Accounts payable and accrued liabilities	(69,175)	35,465
Reclamation and environmental obligation	(2,000)	(14,628)
Net cash used in operating activities	(219,982)	(741,836)
Cash flows from financing activities
Capital contributions	149,864	651,058
Net cash provided by financing activities	149,864	651,058
Change in cash and restricted cash	(70,118)	(90,778)
Cash and restricted cash at the beginning of the year	227,809	318,587
Cash and restricted cash at the end of the year	$157,691	$227,809
Presented as:
Cash	$16,731	$67,339
Restricted cash	140,960	160,470
Cash and restricted cash at the end of the year	$157,691	$227,809
The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
1.   NATURE OF OPERATIONS
Oregon Energy LLC (the “Company” or “Oregon”) is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011, to facilitate its business activities.
The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.
In 2010, the Company acquired mining claims to explore and extract uranium and other valuable minerals (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of June 30, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2024, the Company held 451 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.
Risks and Uncertainties
Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the ongoing effects of the COVID-19 pandemic, the significant tariffs imposed by the United States on imports from other countries, and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of the Company.
2.   BASIS OF PRESENTATION
(a)
Basis of presentation

The accompanying financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.
(b)
Going concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the year ended June 30, 2025, the Company recorded a net loss of $153,783 (June 30, 2024 — $773,772) and as of June 30, 2025 had an accumulated deficit of $13,449,504.
These factors raise doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Such adjustments could be material.

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
As of June 30, 2025, the Company had cash in the amount of $16,731 (June 30, 2024 — $67,339). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our membership interest, in the case or equity financing.
(c)
Functional and presentation currencies

The financial statements of the Company are presented in United States dollars, which is the functional currency of the Company.
(d)
Use of estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.
Key estimates made by management with respect to the areas noted have been disclosed in the notes to these financial statements (see Note 3).
3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a)
Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of June 30, 2025 and 2024.
b)
Restricted cash

Restricted cash includes exploration bonds to the Oregon Department of Geology and Mineral Industries (“DOGAMI”) and Bureau of Land Management (“BLM”) relating to estimated reclamation costs for the exploration activities. The restricted cash will be released when the Company has reclaimed a mineral property, or restructured the surety and collateral arrangements.
c)
Property, plant, and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Land is not depreciated. Depreciable assets retired or sold are removed from the accounts and any resulting gain or loss is reflected in operating results for the period. Major replacements or betterments are capitalized while maintenance and repairs are expensed as incurred. The estimated useful lives of the classes of property and equipment are as follows:
Asset classes	Useful life in years
Buildings	20
Furniture and equipment	4 to 5
Moveable equipment	4
Other equipment	5

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
Estimates of the useful lives of assets is evaluated upon acquisition and when circumstances indicate that a change in the useful life has occurred, which requires significant judgment regarding the economic obsolescence of assets.
d)
Mineral rights

Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.
To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.
ASC 930-805, “Extractive Activities-Mining: Business Combinations” states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.
For the years ended June 30, 2025 and 2024, the Company has not incurred any acquisition costs for mineral rights or properties.
e)
Impairment of long-lived assets

Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.
When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. There were no impairment losses for the years ended June 30, 2025 and 2024.
f)
Financial instruments measurements and fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.
Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.
ASC 820, “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements.
ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:
•
Level 1:   quoted prices (unadjusted) for identical assets or liabilities in active markets;

•
Level 2:   inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•
Level 3:   one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.
g)
Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operating results of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than not that some portion of the deferred tax asset will not be realized.
During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the fiscal years 2022 – 2025.
h)
Related parties

The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.
i)
Segment reporting

ASC 280, “Segment Reporting”, establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally the exploration and extraction of uranium and other valuable minerals.
ASU 2023-07, “Improvements to Reportable Segment Disclosures”, effective for fiscal years beginning after December 15, 2023, enhances reporting requirements under ASC 280, including disclosures on the use of significant segments and segment profit or loss by the chief operation decision maker, and disclosures on other segment items.
Our Chief Executive Officer reviews the Company’s performance solely on the basis of U.S. GAAP financial results, which represent the sole measure of segment profit or loss. Non-U.S. GAAP or alternative measures are not used for performance assessment, nor is any discrete or significant segment expense categories reviewed apart from those presented in the financial statements. As such, no reconciliation to totals is necessary, and there are no additional segment expense disclosures as required under ASU 2023-07.
j)
Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.
4.   RECLAMATION AND ENVIRONMENTAL OBLIGATION
Reclamation and environmental costs are based principally on legal requirements. Management estimates the cost associated with reclamation of land to its original state before drilling or exploration of mineral rights occurred. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.
The Company has posted several cash bonds as financial security to satisfy reclamation requirements. As of June 30, 2025, the Company has restricted cash totaling $140,960 (June 30, 2024 — $160,470), held as financial guarantees through bonds posted with the BLM and DOGAMI. These funds serve as security for potential future reclamation obligations for mineral exploration activities. During the year ended June 30, 2025, the Company received refunds of $19,510 from the BLM as part of a reduction of cash bonds, as the Company was deemed to have fulfilled part of its reclamation obligations. The refunds resulted in a

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
reclassification from restricted cash to cash. Other remaining cash bonds are retained by the BLM and DOGAMI until revegetation was deemed successful by the BLM and DOGAMI.
As the cash bonds posted with BLM and DOGAMI were estimated to be sufficient for full satisfaction of the Company’s reclamation obligations, the Company had estimated the undiscounted reclamation costs for its mineral exploration activities required by the BLM and DOGAMI to be $160,470 at initial recognition during the year ended June 30, 2023. These costs were expected to be incurred in the fiscal years of 2023 to 2025. The expected costs were recognized at the amounts of cash bonds required by the BLM and DOGAMI, as the majority of such costs were expected to be settled during the year ended June 30, 2023.
Increases in reclamation and environmental obligation associated with the exploration activities of the Company are not capitalized to mineral rights (Note 6), as only acquisition costs are capitalizable in accordance with ASC 930.
Changes to the Company’s reclamation and environmental obligation for the years ended June 30, 2025 and 2024 are as follows:
	2025	2024
Balance at beginning of year	$2,000	$16,628
Settlement	(2,000)	(14,428)
Balance at end of year	$—	$2,000
5.   PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment comprise the following as of June 30, 2025 and 2024:
	Land and buildings	Furniture and equipment	Moveable equipment	Other equipment	Total
Cost
Balance as of June 30, 2023	$248,009	$5,108	$10,344	$22,303	$285,764
Additions	—	—	—	—	—
Balance as of June 30, 2024	248,009	5,108	10,344	22,303	285,764
Additions	—	—	—	—	—
Balance as of June 30, 2025	248,009	5,108	10,344	22,303	285,764
Accumulated Depreciation
Balance as of June 30, 2023	3,401	650	2,232	2,970	9,253
Charge for the year	4,842	1,120	2,585	4,460	13,007
Balance as of June 30, 2024	8,243	1,770	4,817	7,430	22,260
Charge for the year	4,842	1,119	2,586	4,460	13,007
Balance as of June 30, 2025	13,085	2,889	7,403	11,890	35,267
Net Book Value
Balance as of June 30, 2024	239,766	3,338	5,527	14,873	263,504
Balance as of June 30, 2025	$234,924	$2,219	$2,941	$10,413	$250,497
During the years ended June 30, 2025 and 2024, the Company recognized depreciation expenses of $13,007 and $13,007, respectively, in general and administration costs (Note 10).

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
6.   MINERAL RIGHTS
On July 14, 2010, the Company acquired rights to mining claims to explore and extract uranium and other valuable minerals on properties located in Malheur County, Oregon. The total purchase price was $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired mining claims remained subject to a 1.5% Net Smelter Royalty (“NSR”) payable to a third party. In accordance with the agreement, the Company assumed all reclamation, bonding, environmental, and regulatory obligations related to the mining claims.
In accordance with ASC 930, the initial acquisition costs of $2,000,000 were capitalized as Mineral Rights. As of June 30, 2016, the carrying value was fully impaired.
During the year ended June 30, 2025, the Company paid annual maintenance fees on mining claims amounting to $76,227 (June 30, 2024 — $95,691). Such annual maintenance fees are included in the exploration and evaluation expenses in the statements of operations in the years that they are incurred.
As of June 30, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.
As of June 30, 2025 and 2024, the carrying amount of Mineral Rights is $Nil.
7.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Details of accounts payable and accrued liabilities are as follows as of June 30, 2025 and 2024:
	2025	2024
Trade payables	$7,115	$22,290
Accrued liabilities	—	54,000
	$7,115	$76,290
8.   MEMBER’S CAPITAL
The Company is a LLC and does not issue common stock. Instead, ownership is represented by membership interest percentages.
As of June 30, 2025 and 2024, Aurora holds 100% of the membership interest. Profits and losses are allocated entirely to the sole member, Aurora.
During the years ended June 30, 2025 and 2024, capital contributions were made by the member amounting to $149,864 and $651,058, respectively. As of June 30, 2025 and 2024, the total capital contributions amounted to $13,872,938 and $13,723,074, respectively.
9.   EXPLORATION AND EVALUATION EXPENSES
Details of the exploration and evaluation expenses for the years ended June 30, 2025 and 2024 are presented below:
	2025	2024
Consulting fees	$117,406	$554,891
IT expenses	1,370	8,547
Land costs	900	1,350
Licences and permits	295	1,460

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
	2025	2024
Occupancy expenses	63,495	96,583
Office expenses	367	601
Postage and courier	4	45,768
Salary and wages	13,076	12,783
Traveling expenses	1,342	9,541
Vehicle and equipment expenses	3,677	3,279
Total	$201,932	$734,803

10.
GENERAL AND ADMINISTRATION COSTS

Details of general and administration costs for the years ended June 30, 2025 and 2024 are presented below:
	2025	2024
Bank charges	$1,236	$615
Depreciation	13,007	13,007
Insurance expenses	15,887	15,457
Office expenses	2,811	2,950
Professional fees	1,911	6,253
Salary and wages	556	687
Total	$35,408	$38,969
11.   OTHER INCOME
On November 18, 2024, the Company and its sole member, Aurora, entered into a property option agreement with Eagle Energy Metals Corp (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified financing and technical milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.
On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. As part of the extension, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $250,000. As of June 30, 2025, Eagle has reimbursed the Company $83,557. Eagle may be subject to additional obligations upon the exercise of further extensions.

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
Details of reimbursements made by Eagle for the years ended June 30, 2025 and 2024 on exploration and evaluation expenses are presented below:
	2025	2024
Consulting fees	$80,962	$—
IT expenses	330	—
Occupancy expenses	124	—
Salary and wages	2,141	—
Total	$83,557	$—
12.   RELATED PARTY TRANSACTIONS
The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures” has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital (Note 8).
During the years ended June 30, 2025 and 2024, the Company paid $6,321 and $7,069, respectively, to Mitchell River Group & Caravel Minerals Ltd., both companies affiliated with a director of the Company’s member, for salary recharges on administrative support services rendered to the Company, which were included in consulting fees under exploration and evaluation expenditures (Note 9).
13.   INCOME TAXES
A reconciliation between the effective income tax rate and the federal statutory income tax rate for the years ended June 30, 2025 and 2024 is as follows:
	2025	2024
Loss before income taxes	$(153,783)	$(773,772)
Expected recovery at federal rate of 21%	(32,294)	(162,492)
Expected recovery at Oregon rate of 6.6%	(10,150)	(51,069)
Permanent book/tax differences	21	840
Change in valuation allowance	42,423	212,721
Total tax benefit	$—	$—
	2025	2024
US federal statutory rate	21.0%	21.0%
Oregon state rate	6.6%	6.6%
Effects of:
Valuation allowance	(27.6)%	(27.6)%
	—	—

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
Deferred Income Tax Assets and Liabilities
The significant components of the deferred tax assets and liabilities as of June 30, 2025 and 2024 are as follows:
	2025	2024
Deferred tax assets
Net operating loss carryforwards	$2,249,303	$2,132,745
Property, plant and equipment	1,508	498
Exploration expenditures	782,351	856,808
Start-up costs	—	688
Total gross deferred tax assets	3,033,162	2,990,739
Valuation allowance	(3,033,162)	(2,990,739)
Net deferred tax asset	$—	$—
As of June 30, 2025, the Company had approximately $7,659,000 and $8,150,000, respectively, of federal and state net operating loss carry forwards that carry forward indefinitely. As of June 30, 2024, the Company had approximately $7,237,000 and $7,727,000, respectively, of federal and state net operating loss carry forwards that carry forward indefinitely. Tax credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “IRC”), as amended, as well as similar state provisions. In general, an ownership change as defined by the IRC results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding common stock of a company.
The Company is subject to U.S. federal income tax examinations by tax authorities for tax years 2022 to 2025. The Company may be subject to income tax examinations for the various state taxing authorities which vary by jurisdiction.
Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, and uncertainty about future taxable profits, the net deferred tax assets are fully offset by a valuation allowance at June 30, 2025 and 2024.
The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.
14.   SUBSEQUENT EVENTS
Management of the Company has evaluated all events and transactions occurring subsequent to June 30, 2025, through the date the accompanying financial statements were issued for items that should be adjusted for or disclosed in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than the following items.
On July 14, 2025, the Company received correspondences from the BLM in respect of 4 unpatented placer mining claims in Humboldt County, Nevada, that those mining claims were declared null and void due to the lands being closed to mineral entry, and the Company is to receive a refund of $2,280 for location and maintenance fees previously provided by the Company.
On July 31, 2025, Eagle announced it has entered into a Business Combination Agreement with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. Eagle is expected to complete its listing on NASDAQ through a merger

OREGON ENERGY LLC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024
with SVII, and satisfy the condition of listing on a US exchange (Note 11) for the exercise of the property option agreement between Aurora and Eagle for the membership interests in the Company.
On August 8, 2025, a S-K 1300 Technical Report Summary on the AUP was completed by BBA USA Inc., which was engaged by Eagle.

OREGON ENERGY LLC
UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

OREGON ENERGY LLC
CONDENSED BALANCE SHEETS
AS OF SEPTEMBER 30, 2025 AND JUNE 30, 2025
	September 30, 2025	June 30, 2025
	(Unaudited)
ASSETS
Current assets
Cash	$5,101	$16,731
Prepaids and deposits	75,847	22,361
Total current assets	80,948	39,092
Non-current assets
Restricted cash	140,960	140,960
Property, plant and equipment, net	247,217	250,497
Total non-current assets	388,177	391,457
Total assets	$469,125	$430,549
LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$3,886	$7,115
Total current liabilities	3,886	7,115
Total liabilities	3,886	7,115
Commitments and contingencies
Member’s capital
Member’s capital	13,882,354	13,872,938
Accumulated deficit	(13,417,115)	(13,449,504)
Total member’s capital	465,239	423,434
Total liabilities and member’s capital	$469,125	$430,549
The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
	Three Months Ended September 30,
	2025	2024
Expenses
Exploration and evaluation expenses	$49,568	$41,793
General and administration costs	8,137	8,669
Total expenses	(57,705)	(50,462)
Other income
Other income	90,094	—
Net income (loss) for the period	$32,389	$(50,462)
The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
	Member’s capital	Accumulated deficit	Total member’s capital
Balance as of June 30, 2024	$13,723,074	$(13,295,721)	$427,353
Capital contributions	96,395	—	96,395
Net loss for the period	—	(50,462)	(50,462)
Balance at September 30, 2024	13,819,469	(13,346,183)	473,286
Balance as of June 30, 2025	13,872,938	(13,449,504)	423,434
Capital contributions	9,416	—	9,416
Net income for the period	—	32,389	32,389
Balance at September 30, 2025	$13,882,354	$(13,417,115)	$465,239
The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
	September 30, 2025	September 30, 2024
Cash flows from operating activities
Net income (loss) for the period	$32,389	$(50,462)
Non-cash items:
Depreciation	3,280	3,279
Changes in operating working capital:
Prepaids and deposits	(53,486)	(65,576)
Accounts payable and accrued liabilities	(3,229)	(33,495)
Reclamation and environmental obligation	—	(2,000)
Net cash used in operating activities	(21,046)	(148,254)
Cash flows from financing activities
Capital contributions	9,416	96,395
Net cash provided by financing activities	9,416	96,395
Change in cash and restricted cash	(11,630)	(51,859)
Cash and restricted cash at the beginning of the period	157,691	227,809
Cash and restricted cash at the end of the period	$146,061	$175,950
Presented as:
Cash	$5,101	$15,480
Restricted cash	140,960	160,470
Cash and restricted cash at the end of the period	$146,061	$175,950
The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
1.
NATURE OF OPERATIONS

Oregon Energy LLC (the “Company” or “Oregon”) is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011, to facilitate its business activities.
The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.
In 2010, the Company acquired mining claims to explore and extract uranium and other valuable minerals (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of September 30, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 27 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2025, the Company held 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.
Risks and Uncertainties
Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the ongoing effects of the COVID-19 pandemic, the significant tariffs imposed by the United States on imports from other countries, and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of the Company.
2.
BASIS OF PRESENTATION

(a)
Basis of presentation

The accompanying unaudited condensed financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending June 30, 2026. These unaudited condensed financial statements should be read in conjunction with the financial statements for the years ended June 30, 2025 and 2024.
(b)
Going concern

The unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the three months ended September 30, 2025, the Company recorded a net income of $32,389 (three months ended September 30, 2024 — net loss of $50,462) and an accumulated deficit of $13,417,115 (June 30, 2025 — $13,449,504).

These factors raise doubt about the Company’s ability to continue as a going concern within one year after the date of the unaudited condensed financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The unaudited condensed financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Such adjustments could be material.
As of September 30, 2025, the Company had cash in the amount of $5,101 (June 30, 2025 — $16,731). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our membership interest, in the case or equity financing.
(c)
Functional and presentation currencies

The unaudited condensed financial statements of the Company are presented in United States dollars, which is the functional currency of the Company.
(d)
Use of estimates and judgments

The preparation of unaudited condensed financial statements in conformity with US GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the unaudited condensed financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.
Key estimates made by management with respect to the areas noted have been disclosed in the notes to these unaudited condensed financial statements (see Note 3).
3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of these unaudited condensed financial statements are consistent with the accounting policies disclosed in Note 3 of the audited financial statements for the year ended June 30, 2025.
4.
RECLAMATION AND ENVIRONMENTAL OBLIGATION

Reclamation and environmental costs are based principally on legal requirements. Management estimates the cost associated with reclamation of land to its original state before drilling or exploration of mineral rights occurred. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.
The Company has posted several cash bonds as financial security to satisfy reclamation requirements. As of September 30, 2025 and June 30, 2025, the Company has restricted cash totaling $140,960, held as financial guarantees through bonds posted with the Bureau of Land Management of the United States Department of the Interior (“BLM”) and the Oregon Department of Geology and Mineral Industries (“DOGAMI”). These funds serve as security for potential future reclamation obligations for mineral exploration activities that took place in fiscal year 2023. The Company originally deposited a total of $160,470 with BLM and DOGAMI. During the year ended June 30, 2025, the Company received refunds of $19,510 from the BLM as part of a reduction of cash bonds, as the Company was deemed to have fulfilled part of its reclamation obligations. The refunds resulted in a reclassification from restricted cash to cash. Other remaining cash bonds are retained by the BLM and DOGAMI until revegetation was deemed successful by the BLM and DOGAMI.
As the cash bonds posted with BLM and DOGAMI were estimated to be sufficient for full satisfaction of the Company’s reclamation obligations, the Company has estimated the undiscounted reclamation costs for its mineral exploration activities required by the BLM and DOGAMI to be $160,470 at initial recognition during the year ended June 30, 2023. These costs were incurred in the fiscal years of 2023 to 2025. The expected costs were recognized at the amounts of cash bonds required by the BLM and DOGAMI, as the majority of such costs were expected to be settled during the year ended June 30, 2023.
Increases in reclamation and environmental obligation associated with the exploration activities of the Company are not capitalized to mineral rights (Note 6), as only acquisition costs are capitalizable in accordance with ASC 930, “Extractive Activities-Mining”.
Changes to the Company’s reclamation and environmental obligation for the three months ended September 30, 2025 and the year ended June 30, 2025 are as follows:
	September 30, 2025	June 30, 2025
	(Unaudited)
Balance at beginning of period	$—	$2,000
Settlement	—	(2,000)
Balance at end of period	$—	$—

5.
PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following as of September 30 2025 and June 30, 2025:
	Land and buildings	Furniture and equipment	Moveable equipment	Other equipment	Total
Cost
Balance as of June 30, 2024	$248,009	$5,108	$10,344	$22,303	$285,764
Additions	—	—	—	—	—
Balance as of June 30, 2025	248,009	5,108	10,344	22,303	285,764
Additions	—	—	—	—	—
Balance as of September 30, 2025 (Unaudited)	248,009	5,108	10,344	22,303	285,764
Accumulated Depreciation
Balance as of June 30, 2024	8,243	1,770	4,817	7,430	22,260
Charge for the year	4,842	1,119	2,586	4,460	13,007
Balance as of June 30, 2025	13,085	2,889	7,403	11,890	35,267
Charge for the three-month period	1,220	283	652	1,125	3,280
Balance as of September 30, 2025 (Unaudited)	14,305	3,173	8,054	13,015	38,547
Net Book Value
Balance as of June 30, 2025	234,924	2,219	2,941	10,413	250,497
Balance as of September 30, 2025 (Unaudited)	$233,704	$1,935	$2,290	$9,288	$247,217
During the three months ended September 30, 2025, the Company recognized depreciation expenses of $3,280 (three months ended September 30, 2024 — $3,279) in general and administrative costs (Note 9).
6.
MINERAL RIGHTS

On July 14, 2010, the Company acquired rights to mining claims to explore and extract uranium and other valuable minerals on properties located in Malheur County, Oregon. The total purchase price was $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired mining claims remained subject to a 1.5% Net Smelter Royalty (NSR) payable to a third party. In accordance with the agreement, the Company assumed all reclamation, bonding, environmental, and regulatory obligations related to the mining claims.
In accordance with ASC 930, the initial acquisition costs of $2,000,000 were capitalized as mineral rights. As of June 30, 2016, the carrying value was fully impaired.

During the three months ended September 30, 2025, the Company paid annual maintenance fees on mining claims amounting to $75,368 (three months ended September 30, 2024 — $76,227). Such annual maintenance fees are included in exploration and evaluation expenses in the accompanying unaudited condensed statements of operations in the periods that they are incurred.
As of September 30, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.
As of September 30, 2025 and June 30, 2025, the carrying amount of mineral rights is $Nil.
7.
MEMBER’S CAPITAL

The Company is a LLC and does not issue common stock. Instead, ownership is represented by membership interest percentages.
As of September 30, 2025 and June 30, 2025, Aurora holds 100% of the membership interest. Profits and losses are allocated entirely to the sole member, Aurora.
During the three months ended September 30, 2025 and 2024, capital contributions were made by the member amounting to $9,416 and $96,395, respectively. As of September 30, 2025 and September 30, 2024, the total capital contributions amounted to $13,882,354 and $13,819,469, respectively.
8.
EXPLORATION AND EVALUATION EXPENSES (UNAUDITED)

Details of the exploration and evaluation expenses are presented below:
	Three Months Ended September 30,
	2025	2024
Consulting fees	$26,658	$32,834
IT expenses	495	230
Land costs	180	90
Occupancy expenses	19,117	6,341
Salary and wages	3,118	2,298
Total	$49,568	$41,793

9.
GENERAL AND ADMINISTRATION COSTS (UNAUDITED)

Details of general and administration costs are presented below:
	Three Months Ended September 30,
	2025	2024
Bank charges	$343	$242
Depreciation	3,280	3,279
Insurance expenses	2,897	4,299
Office expenses	1,249	745
Professional fees	203	—
Salary and wages	165	104
Total	$8,137	$8,669

10.
OTHER INCOME (UNAUDITED)

On November 18, 2024, the Company and its sole member, Aurora, entered into a property option agreement with Eagle Energy Metals Corp (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified financing and technical milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.
On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. As part of the extension, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $250,000. For the three months ended September 30, 2025, Eagle has reimbursed the Company $90,094 (three months ended September 30, 2024 — $Nil) resulting in a cumulative reimbursement total of $173,651 (June 30, 2025 — $83,557) as of September 30, 2025. Eagle may be subject to additional obligations upon the exercise of further extensions.
Details of reimbursements made by Eagle for the three months ended September 30, 2025 and 2024 related to exploration and evaluation expenses are presented below:
	Three Months Ended September 30,
	2025	2024
Consulting fees	$13,492	$—
Land costs	209	—
Occupancy expenses	75,368	—
Salary and wages	1,025	—
Total	$90,094	$—

11.
RELATED PARTY TRANSACTIONS

The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures”, has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital (Note 7).
During the three months ended September 30, 2025, the Company incurred $6,414 (three months ended September 30, 2024 — $Nil) from Mitchell River Group, the company affiliated with a director of the Company’s member, for salary recharges on administrative support services rendered to the Company, which were included in consulting fees under exploration and evaluation expenditures (Note 8). These recharges were paid by the Company’s member, and form part of the capital contribution made by the member.
12.
SUBSEQUENT EVENTS

Management of the Company has evaluated all events and transactions occurring subsequent to September 30, 2025, through the date the accompanying unaudited condensed financial statements were issued for items that should be adjusted for or disclosed in the accompanying unaudited condensed financial statements and notes to the unaudited condensed financial statements noting no such events or transactions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Eagle Nuclear Energy Corp.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Eagle Nuclear Energy Corp. (the “Company”) as of September 22, 2025, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the period from September 19, 2025 (inception) to September 22, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 22, 2025, and the results of its operations and its cash flows for the period from September 19, 2025 to September 22, 2025, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Parent is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 17, 2025, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2025.
New York, New York
September 30, 2025

EAGLE NUCLEAR ENERGY CORP.
BALANCE SHEET
SEPTEMBER 22, 2025
ASSETS
Total Current Assets	$—
TOTAL ASSETS	$—
LIABILITIES AND STOCKHOLDER’S DEFICIT
Accounts payable and accrued expenses	$1,999
TOTAL LIABILITIES	1,999
Commitments and Contingencies
STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 1,000 shares authorized, 100 issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	(1,999)
Total Stockholder’s Deficit	(1,999)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—
The accompanying notes are an integral part of these financial statements.

EAGLE NUCLEAR ENERGY CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
General and administrative expenses	$1,999
Loss from operations	(1,999)
Net loss	$(1,999)
Weighted average shares of common stock outstanding, basic and diluted	100
Basic and diluted net loss per share of common stock	$(19.99)
The accompanying notes are an integral part of these financial statements.

EAGLE NUCLEAR ENERGY CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – September 19, 2025 (inception)	—	$—	$—	$—	$—
Issuance of common stock	100	—	—	—	—
Net loss	—	—	—	(1,999)	(1,999)
Balance – September 22, 2025	100	$—	$—	$(1,999)	$(1,999)
The accompanying notes are an integral part of these financial statements.

EAGLE NUCLEAR ENERGY CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
Cash Flows from Operating Activities:
Net loss	$(1,999)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	1,999
Net cash used in operating activities	—
Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—
The accompanying notes are an integral part of these financial statements.

EAGLE NUCLEAR ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Eagle Nuclear Energy Corp. (the “Company”) was incorporated in Nevada on September 19, 2025. The Company was formed for the purpose of consummating the transactions contemplated in the Merger Agreement, as defined below, to facilitate the consummation of the Business Combination.
Proposed Business Combination
On July 30, 2025, Spring Valley, an exempted company limited by shares incorporated under the Laws of the Cayman Islands (“Spring Valley”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”) and Eagle Energy Metals Corp., a Nevada corporation (the “Eagle Energy Metals”), pursuant to which the parties thereto would consummate a business combination. On September 29, 2025, Spring Valley, Merger Sub 2, and Eagle amended and restated the Original Agreement by entering into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with the Company and Spring Valley Merger Sub III, Inc. (“Merger Sub 1”).
Subject to its terms and conditions, the Merger Agreement provides that, among other thing, (i) Merger Sub 1 will merge with and into Spring Valley with Spring Valley surviving as a wholly owned subsidiary of the Company, (ii) Merger Sub 2 will merge with and into Eagle Energy Metals with Eagle Energy Metals surviving as a wholly owned subsidiary of the Company, and (iii) the Company will adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed.
Liquidity and Going Concern
For the period from September 19, 2025 (inception) through September 22, 2025, the Company reported net loss of $1,999. As of September 22, 2025, the Company had an aggregate cash of $0 and a working capital deficit of $1,999.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. If the Business Combination is not consummated by October 17, 2025 (or as extended by the shareholders of Spring Valley) (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and potential dissolution if the Business Combination is not consummated by the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

EAGLE NUCLEAR ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of September 22, 2025.
Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   RELATED PARTY TRANSACTIONS
Amounts due to related party represent formation costs paid on behalf of the Company by its stockholder. The Company’s stockholder is expected to pay the accrued expenses of the Company at the closing of the Business Combination.
NOTE 4.   STOCKHOLDER’S DEFICIT
Common Stock
The Company is authorized to issue 1,000 shares of common stock with a par value of $0.0001 per share. At September 22, 2025, there are 100 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.
NOTE 5.   SEGMENT REPORTING
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM, or group, in deciding how to allocate resources and assess performance.

EAGLE NUCLEAR ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM SEPTEMBER 19, 2025 (INCEPTION) THROUGH SEPTEMBER 22, 2025
NOTE 5.   SEGMENT REPORTING (continued)
The CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:
For the period from September 19, 2025 (inception) through September 22, 2025
General and administrative expenses	$1,999
Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.
NOTE 6.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

ANNEX A
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
dated as of
September 29, 2025
by and among
SPRING VALLEY ACQUISITION CORP. II,
EAGLE NUCLEAR ENERGY CORP.,
SPRING VALLEY MERGER SUB II, INC.,
SPRING VALLEY MERGER SUB III, INC.,
and
EAGLE ENERGY METALS CORP.

A-i

A-ii

Exhibits
Exhibit A Form of Registration Rights Agreement
Exhibit B Form of Lock-Up Agreement

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of September 29, 2025, is entered into by and among Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (“PubCo”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and Eagle Energy Metals Corp., a Nevada corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement or as otherwise defined throughout this Agreement.
RECITALS
WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company to acquire one or more operating businesses through a Business Combination, (b) PubCo is a wholly owned, direct subsidiary of Acquiror, and (c) Merger Sub 2 is a wholly owned, direct subsidiary of PubCo;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror contributed all of its shares in Merger Sub 2 to PubCo and PubCo accepted such contribution pursuant to a contribution agreement (the “Contribution Agreement”), pursuant to which, Merger Sub 2 is a wholly owned direct subsidiary of PubCo;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Shares redeemed prior to First Merger for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Proposals (the “Offer”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, PubCo and the Company have entered into a securities purchase agreement (the “PIPE Agreement”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase Series A Cumulative Convertible Preferred Stock and be issued warrants to purchase shares of Acquiror Common Stock in a private placement (the “PIPE”) to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company has entered into a securities purchase agreement (the “Common Stock Purchase Agreement”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have purchased shares of Company Common Stock;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, PubCo and certain stockholders of Acquiror shall have entered into a certain Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company, pursuant to which, among other things, the Sponsor and such stockholders have agreed to vote in favor of the Transactions;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, PubCo and certain Company Stockholders shall have each entered into a certain Voting and Support Agreement, dated as of the date hereof (the “Voting and Support Agreements”), with the Company, pursuant to which, among other things, such Company Stockholders have each agreed to vote in favor of the Transactions;
WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, PubCo, the Sponsor and certain Company Stockholders will amend that certain Registration and Shareholder Rights Agreement, dated as of October 12, 2022 entered into between the Acquiror and the Sponsor and enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit A to be effective upon the Closing;
WHEREAS, contemporaneously with the Closing, PubCo, Acquiror and CST will enter into that certain Warrant Assumption Agreement (“Warrant Assumption Agreement”), pursuant to which Acquiror shall assign to PubCo all of its rights, interests, and obligations in and under the Warrant Agreements, in each case with effect from the First Effective Time;
WHEREAS, in connection with the Transactions, PubCo shall adopt the amended and restated (a) articles of incorporation (the “PubCo Charter”) and (b) bylaws, each in the form to be mutually agreed between Acquiror and the Company;
WHEREAS, subject to the terms and conditions hereof and in accordance with applicable law of the Cayman Islands, at the Closing, Merger Sub 1 will merge with and into Acquiror pursuant to the First Merger, with Acquiror surviving the First Merger as the Surviving Corporation and a wholly owned subsidiary of PubCo;
WHEREAS, subject to the terms and conditions hereof and in accordance with the NRS, at the Closing, Merger Sub 2 will merge with and into the Company pursuant to the Second Merger, with the Company surviving the Second Merger as the Surviving Company and a wholly owned subsidiary of PubCo;
WHEREAS, the respective board of directors of each of Acquiror, PubCo, Merger Sub 1, Merger Sub 2 and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of its jurisdiction and the respective board of directors have recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the equity holders of each of Acquiror, Merger Sub 1, Merger Sub 2 and the Company;
WHEREAS, prior to the consummation of the Transactions, PubCo shall, subject to Acquiror obtaining the Majority Acquiror Shareholder Approval, adopt the 2025 Long-Term Incentive Plan omnibus incentive plan (the “PubCo Equity Incentive Plan”), in the form materially consistent with the form provided to the Acquiror as of the date hereof; and
WHEREAS, prior to the consummation of the Transactions, certain stockholders of the Company and Sponsor will each enter into Lock-Up Agreements with PubCo (each, a “Lock-Up Agreement”), in the form attached hereto as Exhibit B.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“A&R Company Charter” has the meaning set forth in Section 2.04(a).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Affiliate Agreement” has the meaning specified in Section 5.15.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).
“Acquiror Class A Share” means, prior to the consummation of the First Merger, a Class A ordinary share, par value $0.0001 per share, of the share capital of Acquiror.
“Acquiror Class B Share” means, prior to the consummation of the First Merger, a Class B ordinary share, par value $0.0001 per share, of the share capital of Acquiror.
“Acquiror Cure Period” has the meaning specified in Section 10.01(c).
“Acquiror Director Designee” has the meaning specified in Section 2.05(c).

“Acquiror Disclosure Schedules” means the disclosure schedules of the Acquiror.
“Acquiror Material Adverse Effect” means any event, change, circumstance or development (each an “Effect”) that, individually or in the aggregate with all other Effects, that has had or would reasonably be expected to have (a) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of Acquiror, PubCo and the Merger Subs, taken as a whole, or (b) a prevention, material delay or material impairment in the ability of Acquiror, PubCo or the Merger Subs to timely consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions; (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; or (viii) any event, circumstance, change or effect arising from or related to the exercise of redemption rights by holders of equity of Acquiror, except in the cases of clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.
“Acquiror Organizational Documents” means the Amended and Restated Memorandum and Articles of Association as dated October 12, 2022, as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror Private Warrant” means the private warrants issued by Acquiror entitling the holder to purchase one Acquiror Class A Share at a price of $11.50, subject to adjustment.
“Acquiror Public Warrant” means the public warrants issued by Acquiror entitling the holder to purchase one Acquiror Class A Share at a price of $11.50, subject to adjustment.
“Acquiror Representations” means the representations and warranties of each of Acquiror, PubCo, and the Merger Subs expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Disclosure Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, PubCo, and the Merger Subs.
“Acquiror Right” means the right to receive one-tenth of one Acquiror Class A Share.
“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).
“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.
“Acquiror Stockholder” means a holder of any Acquiror Class A Shares or Acquiror Class B Shares.
“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.
“Acquiror Tax Counsel” has the meaning specified in Section 8.03(c).
“Acquiror Warrants” means each Acquiror Private Warrant and Acquiror Public Warrant.

“Action” means any claim, action, suit, charge, complaint, assessment, audit, investigation, examination, arbitration, inquiry, dispute, litigation, or proceeding, in each case that is by or before any Governmental Authority.
“Additional Proposal” has the meaning specified in Section 8.02(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, the ownership of voting securities, its capacity as a manager, sole or managing member or otherwise, through one or more intermediaries, where “control” means possession, directly or indirectly, of the power to direct the management and policies of such specified Person.
“Aggregate Fully Diluted Company Common Shares” means the total number of Existing Company Common Stock outstanding immediately prior to the Second Effective Time expressed on a fully-diluted and as-converted basis.
“Aggregate Merger Consideration” means a number of shares of PubCo Common Stock equal to the quotient obtained by dividing (i) the Equity Value by (ii) PubCo Share Value. For the avoidance of doubt, Aggregate Merger Consideration shall include the shares of PubCo Common Stock that will be issued to (x) the investors in connection with the Common Stock Purchase Agreement and (y) Aurora in connection with the Aurora Option Agreement (including the Base Payment Shares and the Listing Payment (each as defined in the Aurora Option Agreement)).
“Agreement” has the meaning specified in the Preamble hereto.
“Amendment Proposal” has the meaning specified in Section 8.02(c).
“Ancillary Agreements” means the (a) Sponsor Support Agreement, (b) Voting and Support Agreement, (c) Registration Rights Agreement, (d) Amendment to Sponsor Letter Agreement, (e) Lock-Up Agreement, (f) PIPE Agreement, (g) the Common Stock Purchase Agreement and (h) any other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties as contemplated by this Agreement, in each case, only as is applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Antitrust Law” means (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, in each case, including the rules and regulations promulgated thereunder, (b) any applicable foreign antitrust Laws and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Articles of Merger” has the meaning specified in Section 2.01(a).
“Aurora Option Agreement” means that certain Property Option Agreement, dated as of November 18, 2024, by and among Aurora Energy Metals Ltd. (“Aurora”), Oregon Energy LLC (“Oregon Energy”) and the Company.
“Balance Sheet Date” means December 31, 2024.
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, health, medical, welfare, vacation, paid time off, post-termination or retiree health or welfare, fringe or other benefits or remuneration plan.
“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CBA” has the meaning set forth in Section 4.11(a)(xiv).
“CLCI” means the Companies Act (As Revised) of the Cayman Islands.
“Closing” has the meaning specified in Section 2.03.
“Closing Date” has the meaning specified in Section 2.03.
“Closing Filing” has the meaning set forth in Section 8.04(b).
“Closing Press Release” has the meaning set forth in Section 8.04(b).
“Code” means the Internal Revenue Code of 1986.
“Common Stock Purchase Agreement” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” means any Benefit Plan which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to or under which any current or potential liability or obligation is borne by the Company.
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning specified in Section 8.02(f).
“Company Charter” has the meaning set forth in Section 2.04(a).
“Company Common Stock” means the “Common Stock” of the Surviving Corporation (as defined in the A&R Company Charter).
“Company Cure Period” has the meaning specified in Section 10.01(b).
“Company Director Designees” has the meaning specified in Section 2.05(c).
“Company Disclosure Schedules” means the disclosure schedules of the Company.
“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company, as currently conducted.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, (a) is or would be reasonably expected to be materially adverse to the business, financial condition or results of operations of the Company or (b) the ability of the Company to consummate the Transactions; provided, however that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of any applicable Laws or GAAP, (ii) any events or conditions generally affecting any industry or geographic area in which the Company operates, (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, embargo, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects), (v) any actions taken or not taken by any Company as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency or consummation of the Mergers or the performance of this Agreement (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers and employees) (provided, that this clause (vi) shall not apply to any representation or warranty in Sections 4.2, 4.3, 4.6, 4.11 and 4.23 of this Agreement, but subject to the disclosures set forth on Schedules 4.2, 4.3, 4.6, 4.11 and 4.23), (vii) any failure to meet any projections, forecasts or budgets; provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has consented to in writing prior to the taking of, or failure to take, such action, except in the cases of clauses (i) through (iv) to the extent the Company is as a whole materially disproportionately affected thereby as compared with other participants in the industry in which the Company operates.
“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case, as may be amended from time to time in accordance with the terms of this Agreement.
“Company Permits” has the meaning specified in Section 4.06(d).
“Company Plan” means the Eagle Energy Metals Corp. 2025 Equity Incentive Plan.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Software” means all Software with respect to which all Intellectual Property embodied thereby are owned or purported to be owned by the Company.
“Company Stockholder” means, as of any particular time, the holder of either Existing Company Common Stock.
“Company Stockholder Approval” has the meaning specified in Section 8.02(f).
“Company Tax Counsel” has the meaning specified in Section 8.03(c).
“Confidential Information” means any proprietary or confidential information concerning the Company, Acquiror or the business and affairs of either party or information not already generally available to the public.
“Contracts” means any legally binding contracts, agreements, subcontracts, licenses, leases, and purchase orders.
“Contribution Agreement” has the meaning set forth in the Recitals.
“Director Proposal” has the meaning set forth in Section 8.02(c).
“Earnout Payment Spreadsheet” means the schedule delivered by the Company to Acquiror prior to the Closing Date setting forth the allocation of the Earnout Shares among the Earnout Recipients.
“Earnout Period” has the meaning set forth in Section 3.05(a).
“Earnout Recipients” has the meaning set forth in Section 3.05(a).
“Earnout Shares” has the meaning set forth in Section 3.05(a).
“Earnout Target” has the meaning set forth in Section 3.05(a).
“Effect” has the meaning specified in the definition of “Acquiror Material Adverse Effect.”
“Enforceability Exceptions” has the meaning specified in Section 4.02(a).
“Environmental Laws” means all Laws relating to pollution or protection of the environment (including natural resources), health and safety (to the extent relating to management of or exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means an amount equal to $233,500,000. For the avoidance of doubt, Equity Value includes the value of the shares of Company Common Stock issued to (i) the investors pursuant to the Common Stock Purchase Agreement and (ii) Aurora pursuant to the Aurora Option Agreement (including the Base Payment Shares and the Listing Payment (each as defined in the Aurora Option Agreement)).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to the Company, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the following number (rounded to four decimal places): the quotient obtained by dividing (i) the number of shares of PubCo Common Stock constituting the Aggregate Merger Consideration, divided by (ii) Aggregate Fully Diluted Company Common Shares.
“Existing Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of December 17, 2024.
“Existing Company Common Stock” means the “Common Stock” of the Company (as defined in the Existing Company Charter).
“Existing Company Preferred Stock” means the “Preferred Stock” of the Company (as defined in the Existing Company Charter).
“Existing Company Stock” means the Existing Company Common Stock and the Existing Company Preferred Stock.
“Expenses” has the meaning specified in Section 11.05(a).
“Extension Date” has the meaning specified in Section 7.10.
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning specified in Section 4.05(a).
“First Closing” has the meaning set forth in Section 2.03.
“First Effective Time” has the meaning specified in Section 2.01(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any U.S. or foreign federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator or arbitral body (public or private), court, tribunal any state-owned or controlled enterprise.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments (but excluding ordinary trade accounts payable), (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) any obligations in the nature of accrued fees, interest, prepayment or other premiums, penalties, termination fees, expenses and other amounts incurred or that would be payable in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of the items in the foregoing clauses, (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) obligations under capitalized leases, (h) obligations net of benefits under all Financial Derivative/Hedging Arrangements, (i) any underfunded pension liability, unfunded deferred compensation plan obligations, and post-retirement health or welfare benefits, (j) any unpaid dividends or distributions declared or payable to any Company Stockholder, (k) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (l) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in the foregoing clauses, and (m) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include Taxes or accounts payable to trade creditors in the ordinary course of business that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Insurance Policies” has the meaning specified in Section 4.20(a).
“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (c) copyrights, mask works and designs; (d) internet domain names; (e) trade secrets and other intellectual property rights in know-how, technology, inventions (whether patentable or not), processes, procedures, database rights, confidential business information and other proprietary information and rights; and (f) intellectual property rights in Software.
“Intended Tax Treatment” has the meaning specified in Section 8.03(b).
“Interim Period” has the meaning specified in Section 6.01.
“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and/or used in the operation of the Company business.
“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Mark Mukhija and Yana Popova and (b) in the case of Acquiror, Christopher Sorrells, Jeffrey Schramm and Robert Kaplan.

“Law” means any statute, law (including common law), act, constitution, treaty, code, ordinance, rule, ruling, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Lease Documents” has the meaning specified in Section 4.18(c).
“Leased Company Properties” has the meaning specified in Section 4.18(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.
“Lock-Up Agreement” has the meaning specified in the Recitals hereto.
“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than for the Amendment Proposal, an ordinary resolution as a matter of Cayman Islands law requiring the affirmative vote of holders of a majority of the issued shares of Acquiror Class A Shares and Acquiror Class B Shares, being entitled to do so, who will attend and vote at the Special Meeting.
“Material Contracts” has the meaning specified in Section 4.11(a).
“Mergers” has the meaning specified in Section 2.01.
“Merger Consideration” has the meaning specified in Section 3.01(a)(ii).
“Merger Subs” has the meaning specified in the Preamble hereto.
“Merger Sub 1” has the meaning specified in the Preamble hereto.
“Merger Sub 2” has the meaning specified in the Preamble hereto.
“NASDAQ” means The Nasdaq Stock Market LLC.
“Nasdaq Listing Application” has the meaning specified in Section 8.05.
“NASDAQ Proposal” has the meaning specified in Section 8.02(c).
“NRS” means the Nevada Revised Statutes, as amended.
“Offer” has the meaning specified in the Recitals hereto.
“Open Source Software” means software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and (i) relate to amounts not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) of record affecting title to real property that do not, individually or in the aggregate, materially interfere with the occupancy or present uses of such real property, (e) non-exclusive licenses of Intellectual Property, (f) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Company Properties, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company, taken as a whole.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.
“PIPE” has the meaning specified in the Recitals hereto.
“PIPE Agreement” has the meaning specified in the Recitals hereto.
“Plan of Merger” has the meaning specified in Section 2.01(a).
“Premium Cap” has the meaning specified in Section 7.02(b).
“Privacy Laws” means any and all Laws applicable to the Company relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.
“Private Warrant Agreement” means the Private Warrant Agreement, dated as of October 12, 2022, by and between Acquiror and CST, as warrant agent.
“Public Warrant Agreement” means the Public Warrant Agreement, dated as of October 12, 2022, by and between Acquiror and CST, as warrant agent.
“Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving, or is scheduled to derive revenue from the sale or provision thereof.
“Proposals” has the meaning specified in Section 8.02(c).
“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their Acquiror Class A Shares in conjunction with a shareholder vote on the Business Combination).
“PubCo” has the meaning specified in the Recitals.
“PubCo Board” means the board of directors of PubCo.
“PubCo Charter” has the meaning specified in the Recitals.
“PubCo Common Stock” means, after consummation of the Second Merger, a share of common stock, par value $0.0001 per share, of PubCo, as contemplated by the PubCo Charter.
“PubCo Equity Incentive Plan” has the meaning specified in the Recitals hereto.
“PubCo Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“PubCo Share Value” means $10.00.
“PubCo Warrant” has the meaning specified in Section 3.01(b)(ii).
“Public Official” means (a) any director, manager, officer, employee or representative of any Governmental Authority; (b) any director, manager, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority; (c) any director, manager, officer, employee or representative of any public international organization; (d) any Person acting in an official capacity for or on behalf of any Governmental Authority; and (e) any political party, party official or candidate for political office.
“Recapitalization” has the meaning specified in Section 2.06.
“Redeeming Shareholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Class A Shares for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.
“Registered IP” has the meaning specified in Section 4.15(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” has the meaning specified in Section 8.02(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, disclosed financial advisors, disclosed lenders, disclosed debt financing sources and consultants of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Second Effective Time” has the meaning specified in Section 2.01(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, U.S. federal or foreign jurisdiction and the rules and regulations promulgated thereunder.
“Signing Filing” has the meaning set forth in Section 8.04(b).
“Signing Press Release” has the meaning set forth in Section 8.04(b).
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” means an extraordinary general meeting of Acquiror Stockholders to be held for the purpose of approving the Proposals.
“Sponsor” means Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company.
“Sponsor Notes” means the Promissory Notes issued by Acquiror to Sponsor.
“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities.

“Supermajority Acquiror Shareholder Approval” means, with respect to the (a) Amendment Proposal only, a special resolution as a matter of Cayman Islands law requiring the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Acquiror who, being entitled to do so, attend and vote at the Special Meeting held in accordance with the Acquiror Organizational Documents.
“Surviving Company” has the meaning specified in Section 2.01(b).
“Surviving Corporation” has the meaning specified in Section 2.01(a).
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, environmental, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, unclaimed property or escheat obligation, or other tax, governmental fee, duty, charge, impost, or assessment of any kind whatever, whether disputed or not, together with any interest, deficiency, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.
“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
“Terminating Company Breach” has the meaning specified in Section 10.01(b).
“Termination Date” has the meaning specified in Section 10.01(b).
“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which the PubCo Common Stock are then traded.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers and the PIPE.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, Acquiror, PubCo or the Merger Subs, whether accrued for or not, in each case in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (c) with respect to Acquiror and Merger Sub, any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of the Acquiror, PubCo or the Merger Subs solely as a result or related to (and measured assuming the satisfaction of any other related contingencies such as termination or the passage of time) of the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect thereto). For the avoidance of doubt, no bonus, change-of-control payment, retention or other compensatory payment paid to any manager, officer or employee of the Company shall be a Transaction Expense.
“Transaction Proposal” has the meaning specified in Section 8.02(c).
“Transfer Taxes” has the meaning specified in Section 8.03(a).
“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.05(a).
“Trust Agreement” has the meaning specified in Section 5.05(a).
“Trustee” has the meaning specified in Section 5.05(a).
“VWAP” means, for shares of PubCo Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq Stock Market during the period beginning at 9:30:01 a.m., New York time, on such trading day and ending at 4:00:00 p.m., New York time, on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).
“WARN Act” has the meaning specified in Section 4.13(b).
“Warrant Agreements” means the Public Warrant Agreement and the Private Warrant Agreement.
“Warrant Assumption Agreement” has the meaning specified in the Recitals hereto.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, waivers and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II
THE MERGERS; CLOSING
Section 2.01   The Mergers.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Acquiror shall be merged with and into Merger Sub 1 (the “First Merger”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Corporation”) following the First Merger and shall continue its corporate existence under the CLCI as a wholly owned subsidiary of PubCo, and the separate existence of Merger Sub 1 shall cease and Merger Sub 1 will be struck off the Register of Companies by the Registrar of Companies of the Cayman Islands. The First Merger shall be consummated in accordance with this Agreement and the CLCI and evidenced by a certificate of merger to be issued by the Registrar of Companies of the Cayman Islands following the First Merger, the First Merger to be consummated and effective upon the filing of the a plan of Merger (the “Plan of Merger”) Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CLCI and making all other filings, recordings and publications required to be made by Acquiror and Merger Sub 1, in such forms as are required by, and executed in accordance with, the applicable provisions of the CLCI, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Plan of Merger (the “First Effective Time”).
(b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Company shall be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Company being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Company”) following the Second Merger and the Surviving Company shall continue its existence under the NRS as a wholly owned subsidiary of PubCo, and the separate existence of Merger Sub 2 shall cease. The Second Merger shall be consummated in accordance with this Agreement and the NRS and evidenced by an articles of merger (the “Articles of Merger”), such Second Merger to be consummated and effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Articles of Merger (the “Second Effective Time”).
Section 2.02   Effects of the Mergers.
(a)   The First Merger shall have the effects set forth in this Agreement and the CLCI. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of Acquiror and Merger Sub 1 shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Acquiror and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation
(b)   The Second Merger shall have the effects set forth in this Agreement and the NRS. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed of any party hereto, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.
Section 2.03   Closing.   Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “First Closing”) and the closing of the Second Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile as promptly as practical, but in no event later than the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the First Closing or the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company, Acquiror, PubCo, and the Merger

Subs shall cause the Plan of Merger in respect of the First Merger and the Articles of Merger, as applicable, to be executed, acknowledged and filed with the Registrar of Companies of the Cayman Islands, as provided in the CLCI and the Secretary of State of Nevada as provided in the NRS, as applicable. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” After the Closing, PubCo shall trade publicly on NASDAQ under the ticker symbol “NUCL”.
Section 2.04   Organizational Documents.
(a)   At the First Effective Time, the Acquiror Organizational Documents, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety to read substantially identically to the memorandum and articles of association of Merger Sub 1 as in effect immediately prior to the First Effective Time (except that all references in the certificate of incorporation of Merger Sub 2 to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of Acquiror as provided in the Acquiror Organizational Documents immediately prior to the Effective Time, until thereafter supplemented or amended as provided therein and in accordance with the CLCI.
(b)   At the First Effective Time, the Acquiror’s Organizational Documents, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the CLCI.
(c)   At the Second Effective Time, the Existing Company Charter, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub 2 as in effect immediately prior to the Second Effective Time (except that all references in the certificate of incorporation of Merger Sub 2 (i) to its name, date of incorporation, registered office and registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company as provided in the Existing Company Charter immediately prior to the Effective Time and (ii) naming the incorporator(s), the initial board of directors, or original subscribers for shares of Merger Sub shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “A&R Company Charter”), until thereafter supplemented or amended as provided therein and in accordance with the NRS (subject to Section 7.02).
(d)   At the Second Effective Time, the bylaws of the Company, as in effect immediately prior to the Second Effective Time, shall continue to be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the NRS.
Section 2.05   Directors and Officers.
(a)   Persons constituting the officers of the Company prior to the Second Effective Time shall be the officers of the Surviving Company and Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
(b)   Acquiror shall take all necessary action prior to the First Merger such that (i) each director of Acquiror and PubCo in office immediately prior to the Second Effective Time shall cease to be a director thereof (as applicable) immediately following the Second Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Second Effective Time), (ii) four (4) individuals designated by the Company (the “Company Director Designees”) and one (1) individual designated by Acquiror shall be appointed to the PubCo Board (the “Acquiror Director Designee”), effective as of the Second Effective Time, and (iii) as of the Second Effective Time, the Company Director Designees and the Acquiror Director Designee shall constitute the minimum number of “independent directors” under the applicable listing and corporate governance rules and regulations of NASDAQ, and shall be the only directors of PubCo and there shall be no vacancies or unfilled newly created directorships on the PubCo Board. If necessary to effect the foregoing, the PubCo Board shall adopt resolutions prior to the Second Effective Time that, as of the Second Effective Time, expand or decrease the size of the PubCo Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the PubCo Board. Each Person appointed as a director of PubCo pursuant to this Section 2.05(c) shall remain in office as a director of PubCo for a minimum of one full calendar year and then until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company shall promptly designate a replacement director and provide any relevant information about such appointee as the other party hereto may reasonably request.
(c)   Acquiror and PubCo shall take all necessary actions prior to the Second Effective Time such that (i) each officer of Acquiror and PubCo in office immediately prior to the Second Effective Time shall cease to be an officer thereof (as applicable) at the Second Effective Time and (ii) the Persons constituting the officers of the Company prior to the Second Effective Time shall, as of the Second Effective Time, be appointed the officers of PubCo in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
Section 2.06   Acquiror Class B Conversion.   Immediately prior to the First Effective Time, Acquiror shall cause the then issued and outstanding Acquiror Class B Share to convert automatically, on a one-for-one basis, into one (1) share of Acquiror Class A Share following which all Acquiror Class B Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist (the “Recapitalization”).
ARTICLE III
CONVERSION OF SECURITIES; EFFECTS OF THE MERGERS;
EARNOUT SHARES
Section 3.01   Effect on Securities.
(a)   At the First Effective Time, by virtue of the First Merger and without any action on the part of any party hereto or the holder of any equity interest of Acquiror:
(i)   Conversion of Merger Sub 1 Ordinary Shares.   Each ordinary share of Merger Sub 1, issued and outstanding immediately prior to the First Effective Time, shall be automatically cancelled and extinguished and converted into one (1) validly issued, fully paid and nonassessable Acquiror Class A Share; and
(ii)   Consideration for All Acquiror Equity.   (A) Each Acquiror Class A Share (including Acquiror Class A Shares issued upon the conversion of Acquiror Class B Shares pursuant to Section 2.06) issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of PubCo Common Stock automatically on a one-for-one basis, following which all Acquiror Class A Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and (B) each Acquiror Warrant that is outstanding immediately prior to the First Effective Time shall, pursuant to the Warrant Assumption Agreement, cease to represent a right to acquire the number of shares of Acquiror Class A Shares set forth in such Warrant Assumption Agreement and shall be converted in accordance with the terms of such Warrant Assumption Agreement, at the First Effective Time, into a right to acquire the same number of PubCo Common Stock (a “PubCo Warrant” and collectively, the “PubCo Warrants”) on substantially the same terms as were in effect immediately prior to the First Effective Time under the terms of the Warrant Assumption Agreement.
(b)   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or the holder of any Existing Company Stock:
(i)   Conversion of Merger Sub 2 Common Stock.   Each share of common stock of Merger Sub 2, issued and outstanding immediately prior to the Second Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of Company Common Stock.
(ii)   Consideration for All Other Company Capital Stock.   At the Second Effective Time, (A) each share of Existing Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of PubCo Common Stock equal to the Exchange Ratio and (B) each holder of a share of Existing Company Common Stock issued and outstanding immediately prior to the Second Effective Time, shall receive for each share of Existing Company Common Stock such number of shares of duly authorized, validly issued, fully paid and nonassessable PubCo Common Stock (collectively, the Company Common Stock and PubCo Common Stock so issued, the “Merger Consideration”) equal to the Exchange Ratio, rounded down to the nearest whole share.
Section 3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Existing Company Stock or shares of Acquiror Class A Shares or Acquiror Class B Shares shall have been changed into a different number of units or shares or a different class or series, by reason of any stock dividend, conversion, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares or units, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Existing Company Common Stock or shares of Acquiror Class A Shares or Acquiror Class B Shares will be appropriately adjusted to provide to the Merger Subs and the holders of Existing Company Common Stock and the holders of Acquiror Class A Shares and holders of Acquiror Class B Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit PubCo, Acquiror, the Company or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
Section 3.03   Withholding.   Each of Acquiror, PubCo, the Merger Subs, the Surviving Company, the Surviving Corporation and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, PubCo, the Merger Subs, the Surviving Company, the Surviving Corporation or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers that is properly treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.
Section 3.04   No Fractional Shares.   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PubCo Common Stock shall be issued upon the exchange for Existing Company Common Stock or Acquiror Class A Shares pursuant to Section 3.02, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo Common Stock.
Section 3.05   Earnout Shares.
(a)   Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), the VWAP of the shares of PubCo Common Stock equals or exceeds $16.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earnout Target”), then as soon as commercially practicable and in any event within five (5) Business Days following the achievement of the Earnout Target, PubCo will issue 1,500,000 shares of PubCo Common Stock (the “Earnout Shares”) to the Persons set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”).
(b)   If at any time during the Earnout Period there occurs any transaction resulting in a Change of Control of PubCo, then PubCo shall issue to the Earnout Recipients, in accordance with, and pursuant to the Earnout Payment Spreadsheet, each such Earnout Recipient’s portion of the relevant Earnout Shares (with each Earnout Recipient to receive the portion of the Earnout Shares set forth opposite such Earnout Recipient’s name on the Earnout Payment Spreadsheet); provided that Earnout Shares shall be issued only once upon the occurrence of the foregoing event and thereafter no additional Earnout Shares shall be issued under this Section 3.05(b). To the extent that the Earnout Recipients are service providers of PubCo after the Closing, the issuance of the Earnout Shares will be made under the PubCo Equity Incentive Plan and will be provided for by resolution of the PubCo Board. The PubCo Equity Incentive Plan will reserve the Earnout Shares for issuance to the Earnout Recipients that are service providers of PubCo, which shall be issued only upon achievement of the Earnout Target.

(c)   If the Earnout Shares are issued to the Earnout Recipients within 180 days of the Closing Date, the Earnout Recipients shall not Transfer (as defined in the Lock-Up Agreement) any of the Earnout Shares until 180 days after the Closing Date.
(d)   Any issuance of Earnout Shares shall be treated as an adjustment to the Merger Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(e)   If the Earnout Target is not satisfied during the Earnout Period, the obligation to issue Earnout Shares pursuant to this Section 3.06 will terminate and no longer apply.
(f)   The Earnout Shares and the Earnout Target will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of PubCo Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of PubCo Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the Earnout Recipients.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror, PubCo and the Merger Subs as follows:
Section 4.01   Organization, Standing and Corporate Power.   The Company is a corporation organized and validly existing under the Laws of the State of Nevada, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Company Material Adverse Effect. The Company Organizational Documents, as amended to the date of this Agreement and that have been made available to the Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in material default under or in material violation of any provision thereunder.
Section 4.02   Corporate Authority; Approval; Non-Contravention.
(a)   Subject to the Company Stockholder Approval, the Company has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general equitable principles (the “Enforceability Exceptions”)).

(b)   The execution, delivery and, subject to receipt of the Company Stockholder Approval, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract to which any member of the Company is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except as disclosed on Schedule 4.02(b).
Section 4.03   Governmental Approvals.   No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation of the Transactions, except for (a) the pre-merger notification requirements under the HSR Act and (b) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company.
Section 4.04   Capitalization.
(a)   Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding Equity Securities (including notes and other securities convertible into Equity Securities) of the Company and the Equity Securities held by each such holder as of the date hereof. Each of the outstanding Equity Securities of the Company (1) is duly authorized, validly issued, fully paid and nonassessable, (2) was issued in compliance in all material respects with applicable Laws, and (3) was not issued in breach or violation of any preemptive rights or Contract. 15,137,213 shares of Existing Company Common Stock were reserved for issuance under the Company Plan as of the date of this Agreement. The Company does not have any Subsidiaries.
(b)   Except as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments of any kind that obligate the Company to issue or to sell any Equity Securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any Equity Securities of the Company or to vote with the Company Stockholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 4.04(b), the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its Equity Securities.
(c)   The Company Common Stock to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (except as otherwise limited by the NRS), and will not be subject to any preemptive rights, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the A&R Company Charter).
Section 4.05   Financial Statements; Internal Controls.
(a)   The audited statements of financial position, statements of comprehensive income, statements of changes in stockholders’ equity and statements of cash flows of the Company for the year ended November 30, 2024 (collectively, the “Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Financial Statements and, where applicable, the accompanying independent auditors’ reports have been made available to Acquiror.
(b)   The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.
(c)   The Company and, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company, has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Company or any committee thereof. The financial statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.
Section 4.06   Compliance with Laws.
(a)   The Company is conducting and has conducted its business in compliance in all material respects with all Laws applicable to it and the Company’s business, properties or other assets.
(b)   There is, and there has been, no material Action by, against or affecting the Company, and no such Action is pending or, to the Knowledge of the Company, threatened.
(c)   The Company has not received any written notice (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any material action to ensure compliance with any such applicable Law.
(d)   The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, accreditations, waivers, identification numbers, exemptions of, or filings or registrations (excluding Intellectual Property registrations and certifications) with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending before or, to the Knowledge of the Company, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company in not default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.
Section 4.07   Absence of Certain Changes or Events.   Since the Balance Sheet Date and through the date hereof, and except as expressly set forth on Schedule 4.07 or as required by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course (and in a manner consistent with past practice), (b) no action has been taken (or to the Knowledge of the Company has been taken on its behalf) by the Company that would require consent under Section 6.01 if such action were taken during the Interim Period (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (c) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.08   No Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the Financial Statements or the notes thereto, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.08, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities of any nature, whether accrued, contingent or otherwise required to be reflected on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice.
Section 4.09   Information Supplied.   The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror or its Affiliates for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.
Section 4.10   Litigation.
(a)   Except as set forth on Schedule 4.10(a), there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to be material to the Company.
(b)   The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein) that would, individually or in the aggregate, reasonably be expected to be material to the Company.
Section 4.11   Contracts.
(a)   Schedule 4.11(a) sets forth a true and complete list as of the date hereof of the following types of Contracts to which the Company is a party or is bound (other than any Contracts under which the Company does not have any continuing or potential liability and the Lease Documents set forth on Schedule 4.18(c), Contracts set forth on Schedule 4.25, Company Benefit Plans set forth on Schedule 4.12(a)) (all such Contracts set forth on Schedule 4.11(a), or which are required to be so disclosed, the “Material Contracts”):
(i)   each Contract with consideration paid or would reasonably be expected to be payable to the Company of more than $500,000, in the aggregate, over any twelve (12)-month period;
(ii)   all distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Company;
(iii)   all Contracts (excluding Contracts for employment) with management and consultants;
(iv)   all bonus and commission plans of the Company with a reasonably expected value in excess of $300,000 in any 12-month period;
(v)   all Contracts involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;
(vi)   all Contracts evidencing Indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a Lien on any of the property or assets of the Company;
(vii)   all partnership, joint venture or similar agreement or arrangement, including as may be provided in any letter of intent, memorandum of understanding or agreement in principle;

(viii)   all Contracts, including any grant agreements with any economic development corporation, with any Governmental Authority to which the Company is a party, other than any Company Permits;
(ix)   all Contracts that (a) limit, or purport to limit, in any material respect, the ability of the Company to compete in any line of business or material business activity or with any Person or in any jurisdiction or during any period of time, excluding customary non-solicitation obligations entered into in the ordinary course of business and confidentiality agreements and agreements that contain customary confidentiality clauses, and (b) that impose “most favored nations” or “most favored supplier” restrictions;
(x)   all Contracts that result in any Person or entity holding a power of attorney from the Company;
(xi)   all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;
(xii)   any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third party obligations in excess of $500,000, or any letters of credit, performance bonds or other credit support for the Company;
(xiii)   all Contracts for the employment or engagement of any employee, officer, director or other individual service provider that (A) provide for annualized base compensation in excess of $250,000 or (B) are not terminable by the Company on no more than 30 days’ notice and without liability to or financial obligation by the Company;
(xiv)   any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);
(xv)   Contracts which involve the license or grant of rights under any Intellectual Property owned by a third party to the Company, or under Company Intellectual Property by the Company to a third party, excluding (A) nondisclosure agreements entered into in the ordinary course of business by the Company; (B) licenses of commercially available and/or off-the-shelf Software (including Software provided as a service) or other standard or commercially available Intellectual Property licensed under shrinkwrap, clickwrap, online terms of use or service or other standard license terms with an aggregate annual license cost of $100,000 or less; (C) Contracts between the Company and its customers entered into in the ordinary course of business in which Company Intellectual Property is licensed on a non-exclusive basis; (D) invention assignment and confidentiality agreements between the Company and its employees and/or independent contractors entered into by the Company in the ordinary course of business on the standard form(s) of such Contract(s) made available to Acquiror; (E) Contracts between the Company and its vendors or suppliers entered into in the ordinary course of business in which the Company has granted a license to the supplier or vendor (i) to use the Company’s trademarks, service marks, or other source identifiers for purposes of indicating that the Company is a customer of the vendor or supplier; (ii) to use feedback, suggestions or ideas provided by the Company to the vendor or supplier; or (iii) to use any Company Intellectual Property for purposes of providing goods or services to or as directed by the Company, and (F) Contracts under which the license or grant of rights is merely incidental to the transaction(s) contemplated by such Contract;
(xvi)   any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;
(xvii)   all Contracts for the development of Intellectual Property for the benefit of the Company (other than invention assignment and confidentiality agreements entered into with employees and contractors of the Company that have provisions relating to confidentiality and assignment of Intellectual Property that are materially similar to the confidentiality and Intellectual

Property assignment provisions set forth in the standard form(s) of such agreement(s) used by the Company and made available to Acquiror); and
(xviii)   any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or any of its Subsidiaries involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner).
(b)   Except as set forth on Schedule 4.11(b), the Company (i) is not, nor has it received written or, to the Knowledge of the Company, oral notice that any other party to any Material Contract is, except as such may be limited the Enforceability Exceptions, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a written notice to terminate delivered or communicated in accordance with the terms of any Material Contract, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company, taken as a whole. Except as set forth on Schedule 4.11(b), there is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not be material and adverse to the Company, taken as a whole.
Section 4.12   Employee Benefits.
(a)   Schedule 4.12(a) sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the current plan document, including all amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with all summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the related insurance policies, trust agreements or other funding arrangements, and (vii) the most recent IRS Form 5500 annual report (and all schedules thereto).
(b)   Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and is in material compliance with all applicable Laws. There is no pending or, to the Knowledge of the Company, threatened, Action or claim relating to or against any Company Benefit Plans (other than routine claims for benefits). Except as would not result in material liability to the Company, all contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualification or tax exemption of any such Company Benefit Plan. The Company has not incurred (whether or not assessed) any material Tax, penalty or other liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There is no material unpaid liability for any nonexempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.
(c)   No Company Benefit Plan is, or was, and neither the Company nor any of its ERISA Affiliates sponsor, maintains, contributes to (or is required to contribute to), or has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or a plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of

Section 413(c) of the Code or Section 210 of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than (A) as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full premium cost of coverage or which is paid pursuant to a government subsidy, (B) coverage through the end of the month of termination of employment or service (to the extent permitted under the terms of the applicable Company Benefit Plan), (C) disability benefits attributable to disabling events occurring at or prior to termination of employment or service, (D) death benefits attributable to deaths occurring at or prior to termination of employment or service, or (E) benefits in the nature of severance pay pursuant to a Company Benefit Plan set forth on Schedule 4.12(a). The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414(b), (c), (m) or (o) of the Code.
(d)   Except as set forth on Schedule 4.12(d), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, (alone or in conjunction with any other event that would not, standing alone, trigger such payment of benefit) would result in (i) any entitlement by any current or former employee or individual service provider of the Company to any compensation or benefit, or (ii) any increase in the amount, or acceleration of the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee or individual service provider of the Company. Neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby, (along or in conjunction with any other event) could result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(e)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(f)   The Company does not have any obligation to indemnify or gross-up any Person for any Tax under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).
Section 4.13   Labor and Employment.
(a)   Except as set forth on Schedule 4.13(a), (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; and (iv) there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or, to the Knowledge of the Company, threatened.
(b)   The Company is, and has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms 1-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, collective bargaining, employee leave issues, affirmative action and unemployment insurance.
(c)   To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company. To the Knowledge of the Company, no current employee of the Company with annualized compensation at or above $250,000, has given notice to the Company that the employee intends to terminate his or her employment prior to the one year anniversary of the Closing.
(d)   The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination or retaliation allegations of which any of them is or has been made aware. With respect to each such allegation to the extent warranted based on the Company’s investigation, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.
(e)   Except as would not result in material liability for the Company, the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, overtime, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.
Section 4.14   Taxes.
(a)   The Company has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. The Company has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements.
(b)   The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, shareholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.
(c)   No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no Tax audit, examination or other Action of the Company presently in progress, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.
(d)   The Company is not or has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).
(e)   The Company does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.
(f)   The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).
(g)   There are no Liens for Taxes on any assets of the Company other than Permitted Liens.
(h)   No written claims have ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(i)   The Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.
(j)   The Company is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).
(k)   The Company is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.
(l)   The Company has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(m)   To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
Notwithstanding any other provision of this Agreement, the Company is not making and shall not be construed to have made any representation or warranty as to (i) the amount or availability of any net operating loss, capital loss, tax credit, tax basis or other tax attribute, or (ii) any position that Acquiror or any of its Affiliates take on any Tax Return or in respect of any audit or other Tax proceeding in a taxable period (or portion thereof) ending after the Closing Date.
Section 4.15   Intellectual Property.
(a)   Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and (iv) domain names, in each case that are owned by the Company (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance, and registrar. The Company exclusively owns all right, title, and interest in and to the Registered IP, free and clear of any Liens other than

Permitted Liens. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and, to the Knowledge of the Company, enforceable, in each case, except as would not be material and adverse to the Company, taken as a whole.
(b)   The Company solely and exclusively owns all right, title, and interest in and to or is licensed to use or otherwise has the right to use all Intellectual Property used in or necessary to the conduct of the business of the Company as currently conducted, free and clear of any Liens other than Permitted Liens, in each case, except as would not be material and adverse to the Company, taken as a whole. All Owned Intellectual Property and Intellectual Property licensed to the Company by a third party that is used in or necessary to the conduct of the business of the Company as currently conducted shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially the same as those under which any Company owned or used such Intellectual Property immediately prior to the Closing, in each case, except as would not be material and adverse to the Company, taken as a whole.
(c)   Except as set forth on Schedule 4.15(c), to the Knowledge of the Company (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property.
(d)   As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing (including “cease and desist” letters or invitations to take a license) against the Company (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, in the case of each of clause (i) and (ii), except as would not be material and adverse to the Company, taken as a whole.
(e)   All former and current officers, directors, employees, consultants, and contractors of the Company, who have contributed to or participated in the conception and development of material Intellectual Property for the Company have entered into valid and binding proprietary rights agreements pursuant to which such Persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person relating to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f)   The Company has not received any funding of any university or other educational or research center or Governmental Authority. No such university, educational or research center, or Governmental Authority has any rights in or to any Owned Intellectual Property or, to the Knowledge of Company, any other Intellectual Property used in or necessary for the business of the Company as currently conducted.
(g)   None of the Company Software is developed, used, distributed or modified under any Open Source Software license in a manner or relation which has or would require any disclosure, licensing or distribution of the source code of any such Company Software to any Person, other than the applicable Open Source Software. The Company has complied, and currently complies, in all material respects with the terms of all applicable Open Source Software licenses.
(h)   The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other confidential information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Company has not disclosed any such trade secrets or confidential information that is material to the business of the Company to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such trade secret or Confidential Information.
Section 4.16   Data Protection.
(a)   The Company (i) has been in compliance in all material respects with all Privacy Laws and (ii) has not been subject to any regulatory audits or, to the Knowledge of the Company, investigations by any Governmental Authority relating to Privacy Laws. The Company has taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole.
(b)   The Company has not received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved that has resulted in, or is reasonably likely to result in, material liability to the Company, taken as a whole. To the Knowledge of the Company, no individual has been awarded compensation from the Company under any Privacy Laws, and no written claim for such compensation is outstanding.
(c)   The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company is bound, except as would not be material and adverse to the Company, taken as a whole.
Section 4.17   Information Technology.
(a)   The IT Systems: (i) operate and perform in material accordance with the requirements of the Company for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company, taken as a whole.
(b)   The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of the business of the Company from any unauthorized use, access, interruption, or modification. Such IT Systems are sufficient for current needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems include a sufficient number of license seats for all Software licensed by the Company from third parties as necessary for the usage of such Software in the operation of the business of the Company as currently conducted.
(c)   To the Knowledge of the Company, there have been no unauthorized intrusions, failures, breakdowns, security breaches, continued substandard performance, or other adverse events affecting any such IT Systems that have caused any substantial disruption of or interruption in or to the use of such IT Systems or any unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the business of the Company, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.
Section 4.18   Real Property.
(a)   The Company does not own any real property.
(b)   Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company as of the date of this Agreement (the “Leased Company Properties”). The Company is the sole legal and beneficial owner of a leasehold or subleasehold interest in, or other right to possess or occupy, the Leased Company Properties.
(c)   Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or acceleration of rent under such Lease Document, by the Company or, to the Knowledge of the Company, any other party thereto.
(d)   Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is legal, valid, binding and enforceable against the Company that is a party to such Lease Document and, to the Knowledge of the Company, any other party to such Lease Document. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears thereunder due and payable by the Company.
(e)   To the Knowledge of the Company, there exist no restrictions, covenants or encumbrances which encumber any of the Leased Company Properties and which prevent any of the Leased Company Properties from being used now or in the future for their current use or would prevent, or require consent from a third party as a result of, the consummation of the transactions contemplated by this Agreement or which would be material and adverse to the Company, taken as a whole
(f)   The Company has not, at any time, given any covenant or entered into any agreement in respect of any leasehold real property other than the Leased Company Properties in respect of which any material contingent liability of the Company remains as of the date of this Agreement. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein.
(g)   As of the date hereof, there are no material outstanding Actions to which the Company is a party in respect of any of the Leased Company Properties, other than nondelinquent real property assessments affecting the Leased Company Properties. As of the date of this Agreement, the Company’s possession and quiet enjoyment of the Leased Company Property under each Lease Document is not materially disturbed.
Section 4.19   Anti-Bribery; Trade Controls Compliance.
(a)   Anti-Bribery.   The Company and each of its managers, officers, directors, employees, and to the Company’s Knowledge, agents, and any other Person acting on their behalf, (i) are and have been, in compliance with the anti-bribery Laws and anti-corruption Laws of each jurisdiction in which the Company operates or has operated, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Bribery Laws”), and (ii) have not paid, given, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official or other Person, for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. The Company is not subject, and has not been subject, to any Actions or made any disclosures, voluntary or otherwise, to any Governmental Authority relating to the Anti-Bribery Laws.
(b)   Trade Control Compliance.   The Company is and has been, in compliance in all respects with all applicable international trade control compliance Laws, including but not limited to: (a) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State (“Sanctions”); (b) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (c) U.S. Laws governing the importation of goods, including laws administered by U.S. Customs and Border Protection; and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, the “International Trade Laws”). None of the Company and its directors or director equivalents, members, officers, employees, or to the Knowledge of the Company, agents, representatives or other Persons acting on behalf of the Company, (a) have been the target of Sanctions, (b) located, organized, or ordinarily resident in a jurisdiction subject to comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (“Embargoed Jurisdiction”), or (c) owned fifty percent (50%) or more, directly or indirectly, individually or in aggregate, by Persons listed in (a) or (b) (collectively, a “Sanctioned Person”). The Company has not engaged in any unlawful dealings or transactions, directly or indirectly, with any Sanctioned Persons. The Company is not subject, and have not been subject to any Actions, or made any disclosures to any Governmental Authority, involving the Company relating to the International Trade Laws. The Company has implemented and administer internal controls, policies and procedures designed to promote compliance with International Trade Laws.
Section 4.20   Insurance.
(a)   Schedule 4.20(a) sets forth a true and complete list of the material current insurance policies or binders maintained by the Company (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that would reasonably be expected to give rise to a material claim under the Insurance Policies.
(b)   Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.
(c)   As of the date hereof, the Company has not received any written or oral notice of cancellation of, a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 4.21   Competition Regulation.
(a)   The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not a party to any agreement or arrangement with a Governmental Authority under any Antitrust Laws in any jurisdiction in which the Company has assets or carries on or intends to carry on business.
Section 4.22   Environmental Matters.   Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company:
(a)   the Company is in compliance in all respects with all Environmental Laws and all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Leased Company Properties, which Company Permits have been obtained by the Company and are current and valid;
(b)   there are no Actions or Governmental Orders pending, or to the Knowledge of the Company, threatened, against the Company, nor, to the Knowledge of the Company, has the Company received any written notification of or otherwise been made aware of, any actual or alleged violation of, or liability under, Environmental Laws;
(c)   the Company (or any other Person to the extent giving rise to liability for the Company) has not manufactured, generated, treated, stored, disposed or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material under circumstances or in quantities that violate Environmental Laws or which would reasonably be expected to give rise to liability for the Company pursuant to Environmental Laws; and

(d)   the Company has furnished to the Acquiror copies of all material environmental reports, assessments and audits in its possession or reasonable control relating to the Company’s compliance with Environmental Laws or the environmental condition of the real property operated or leased by the Company in connection with its business.
Section 4.23   Customers and Suppliers.
(a)   Schedule 4.23(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the 10 largest customers of the Company (each, a “Material Customer”), the year ended November 30, 2024 measured by the amount of revenue received by the Company during such period. Except as set forth on Schedule 4.23(a), as of the date hereof, the Company has not since the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with the Company.
(b)   Schedule 4.23(b) sets forth a complete and correct list, as of the date of this Agreement, of the 10 largest vendors, suppliers, third-party service providers and other similar business relations of the Company (each, a “Material Vendor”) during the year ended November 30, 2024 measured by the amount of expenditure by the Company during such period. Except as set forth in Schedule 4.23(b), the Company has not as of the Balance Sheet Date received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with the Company.
Section 4.24   Brokers.   No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 4.25   Affiliate Agreements.   Except as set forth on Schedule 4.25, the Company is not party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of the Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.
Section 4.26   No Other Representations or Warranties.   The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, each of the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions. The Company hereby acknowledges and agrees with the statements and provisions set forth in Section 5.17.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR, PUBCO AND THE MERGER SUBS
Except as set forth in the Acquiror Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or before October 12, 2022 (excluding (i) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors” or “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Acquiror, PubCo and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:
Section 5.01   Organization, Standing and Corporate Power.
(a)   Each of Acquiror, PubCo and the Merger Subs is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on its business as now being conducted. PubCo and the Merger Subs have no assets or operations other than those required to effect the Transactions contemplated hereby. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not have an Acquiror Material Adverse Effect.
(b)   Each of PubCo and Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of Cayman Islands, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than PubCo, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.
(c)   Acquiror has provided to the Company a true, complete and correct copy of the Acquiror Organizational Documents and the articles of association or articles or certificate of incorporation and bylaws of each of PubCo and the Merger Subs and, other than as contained in the Acquiror SEC Reports, there are no other Contracts which would amend, supplement or relate to the subject matters described in the Acquiror Organizational Documents or the articles of association or articles or certificate of incorporation and bylaws of each of PubCo and the Merger Subs.
Section 5.02   Corporate Authority; Approval; Non-Contravention; Government Approvals.
(a)   Each of Acquiror, PubCo and the Merger Subs, has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by each of Acquiror, PubCo and the Merger Subs of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of each of Acquiror, PubCo and the Merger Subs, and no other corporate or other actions on the part of Acquiror, PubCo and the Merger Subs are necessary to authorize the execution and delivery by Acquiror, PubCo and the Merger Subs of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals. This Agreement has been duly executed and delivered by Acquiror, PubCo and the Merger Subs and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror, PubCo and the Merger Subs in accordance with its terms (subject to the Enforceability Exceptions).
(b)   The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror, PubCo and/or the Merger Subs is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of PubCo or the Merger Subs or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, PubCo or the Merger Subs or any of their Affiliates pursuant to, any Contract to which

Acquiror, PubCo or each of the Merger Subs or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, PubCo or each of the Merger Subs or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to materially impair, delay or prohibit the ability of Acquiror, PubCo or each of the Merger Subs to enter into, perform its obligations under this Agreement and consummate the Transactions.
(c)   No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Acquiror, PubCo or the Merger Subs in connection with the execution and delivery by Acquiror, PubCo or each of the Merger Subs of this Agreement or the consummation of the Transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (iii) filing of the Articles of Merger or the Plan of Merger or (iv) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not have an Acquiror Material Adverse Effect.
Section 5.03   Compliance with Laws.   Each of Acquiror, PubCo and the Merger Subs are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror, PubCo and the Merger Subs, and each of Acquiror, PubCo and each of the Merger Subs is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws, and no notices have been received by either Acquiror, PubCo and the Merger Subs from any Governmental Authority or any other Person alleging an uncured material violation of any Law.
Section 5.04   Employee Benefit Plans.   Except as may be contemplated by the PubCo Equity Plan Proposal, neither PubCo, Acquiror, or the Merger Subs maintains or contributes to any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, stockholder, director, officer or employee of Acquiror, PubCo or the Merger Subs, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, PubCo or the Merger Subs to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
Section 5.05   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $26,090,885.41 invested in a trust account at Morgan Stanley Smith Barney LLC (the “Trust Account”), with Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 12, 2022, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus, dated October 12, 2022. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account or redemptions paid to Acquiror Stockholders, in each case, as permitted by the Trust Agreement). As of the Second Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Second Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Second Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Shareholder.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   Except as set forth in Schedule 5.05(c), as of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 5.06   Taxes.
(a)   Each of Acquiror, PubCo, and the Merger Subs is, and has at all times since its date of formation been, treated as a corporation for U.S. federal income tax purposes.
(b)   Each of Acquiror, PubCo and the Merger Subs has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(c)   Each of Acquiror, PubCo and the Merger Subs, as applicable, has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and Tax information reporting, collection and retention and has, within the time and in the manner prescribed by applicable Laws, (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, shareholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.
(d)   No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Tax Authority against Acquiror, PubCo or the Merger Subs that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There is no Tax audit, examination or other Action of Acquiror, PubCo or the Merger Subs presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror, PubCo or the Merger Subs.
(f)   Neither Acquiror, PubCo nor the Merger Subs is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b) (2) (or any similar or corresponding provision of U.S. state or local or non-U.S. Law).
(g)   Acquiror, PubCo and the Merger Subs do not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by operation of Law.
(h)   Acquiror, PubCo and the Merger Subs will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business; or (v) intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law).
(i)   There are no Liens for Taxes on any assets of either Acquiror, PubCo and the Merger Subs other than Permitted Liens.
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where Acquiror, PubCo and the Merger Subs do not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   Neither Acquiror, PubCo nor the Merger Subs has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Code Section 355(a)(1)(A) in a distribution of stock qualifying under Code Section 355 (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Code Section 355(e) in conjunction with the Transactions.
(l)   The Acquiror, PubCo and the Merger Subs is not and has never been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).
(m)   Neither Acquiror, PubCo nor the Merger Subs has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(n)   To the Knowledge of Acquiror, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
Section 5.07   Brokers.   No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.07, the fees and expenses of which will be paid by Acquiror, PubCo, or the Merger Subs pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, PubCo, the Merger Subs or any of their Affiliates.
Section 5.08   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Except as set forth in Schedule 5.08(a), Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since October 12, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in Acquiror’s internal control over financial reporting, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or Acquiror’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.
(f)   Acquiror does not have any past due liability relating to the PCAOB issuer accounting support fee.
(g)   To the Knowledge of Acquiror, as of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.09   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had an Acquiror Material Adverse Effect on the ability of Acquiror, PubCo or the Merger Subs to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)   Other than PubCo, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.09(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).
(d)   There is no liability, debt or obligation against Acquiror, PubCo or the Merger Subs, except for (i) liabilities and obligations reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2024 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror PubCo and the Merger Subs, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2024 in the ordinary course of the operation of business of the Acquiror, PubCo and the Merger Subs (other than any such liabilities as are or would be, in the aggregate, material to Acquiror, PubCo and the Merger Subs, taken as a whole) or (iii) disclosed in Schedule 5.09(d).
(e)   Since their organization, PubCo and the Merger Subs have not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of PubCo and the Merger Subs, there is no agreement, commitment, or Governmental Order binding upon PubCo and the Merger Subs or to which PubCo and the Merger Subs are a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo and the Merger Subs or any acquisition of property by PubCo and the Merger Subs or the conduct of business by PubCo and the Merger Subs as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.
(f)   PubCo and the Merger Subs do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   PubCo and the Merger Subs were formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the Mergers and at all times prior to the Second Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation.
(h)   (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror, PubCo or the Merger Subs that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and (ii) from December 31, 2024, through the date of this Agreement, Acquiror, PubCo and the Merger Subs have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.
Section 5.10   Information Supplied; Registration Statement.   None of the information supplied or to be supplied by the Acquiror, PubCo or the Merger Subs for inclusion in the Registration Statement (together with any amendments or supplements thereto) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time such information is filed, submitted or made publicly available with the SEC; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
Section 5.11   Litigation.   As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Acquiror, threatened against the Acquiror, PubCo or the Merger Subs or, to the Knowledge of the Acquiror, any director, officer or employee of the Acquiror, PubCo or the Merger Subs (in their capacity as such) and since the Acquiror’s date of incorporation there have not been any such material Actions. There are no material Actions pending or threatened by Acquiror, PubCo or the Merger Subs against any other Person.
Section 5.12   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, shareholders, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives)) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.13   Capitalization.
(a)   As of the date hereof, the authorized share capital of Acquiror is US$33,100 divided into (i) 300,000,000 Acquiror Class A Shares, of which (A) 9,797,997 Acquiror Class A Shares are issued and outstanding as of the date of this Agreement and (B) 24,850,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 30,000,000 Acquiror Class B Share, par value $0.0001, of which 1 share is issued and outstanding as of the date of this Agreement and (iii) 1,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Acquiror Class A Shares and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Schedule 5.13(a) with respect to certain Acquiror Class A Shares held by the Sponsor.
(b)   Except for this Agreement and the PIPE Agreement, the Acquiror Warrants, the Acquiror Rights and Acquiror Class B Share, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Class A Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in Schedule 5.13(b) or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror

Stockholders may vote. Except as disclosed in Schedule 5.13(b), Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Shares or any other equity interests of Acquiror. Other than PubCo, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which the Acquiror, PubCo or the Merger Subs are a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions contemplated by this Agreement that have not been or will not be waived on or prior to the Closing Date.
(c)   As of the date of this Agreement, all of the issued and outstanding Equity Securities of (i) PubCo are held by Acquiror and (ii) the Merger Subs are held by PubCo. All outstanding Equity Securities of such PubCo and the Merger Subs are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or any other Liens (other than Liens arising pursuant to applicable Securities Laws).
Section 5.14   NASDAQ Stock Market Quotation.   As of the date of this Agreement, the issued and outstanding shares of Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “SVII.” As of the date of this Agreement, Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or terminate the listing of Acquiror Class A Shares on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.15   Affiliate Agreements.   Except as set forth on Schedule 5.15, neither of the Acquiror, PubCo nor the Merger Subs are a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror, PubCo or the Merger Subs, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five (5%) percent or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
Section 5.16   Anti-Bribery; Economic Sanctions.
(a)   Since their respective dates of incorporation, Acquiror, PubCo and the Merger Subs have complied with all applicable Anti-Bribery Laws. Since their respective dates of incorporation, neither Acquiror, PubCo nor the Merger Subs, nor to the Knowledge of the Acquiror, any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage
(b)   Neither Acquiror, PubCo nor the Merger Subs are Sanctioned Persons or located, organized, or ordinarily reside in an Embargoed Jurisdiction.
(c)   Acquiror PubCo nor the Merger Subs maintain in effect written policies, procedures and internal controls, including an internal controls system, that are reasonably designed to promote compliance with applicable International Trade Laws and Anti-Bribery Laws.
Section 5.17   No Other Representations or Warranties.   The representations and warranties made by Acquiror, PubCo and the Merger Subs in this Article V are the exclusive representations and warranties made by Acquiror, PubCo and the Merger Subs, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror, nor PubCo and nor the Merger Subs, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror, PubCo or the Merger Subs, to the accuracy or completeness of any information regarding Acquiror PubCo or the Merger Subs available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror, PubCo nor the Merger Subs, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror, PubCo or the Merger Subs or (b) any oral or, except for the representations and warranties expressly made by Acquiror, PubCo or the Merger Subs in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror, PubCo and the Merger Subs and the negotiation of this Agreement or in the course of the Transactions. Each of Acquiror, PubCo and the Merger Subs hereby acknowledge and agree with the statements and provisions set forth in Section 4.26.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with the Company’s customers, suppliers, distributors and creditors and (iii) use commercially reasonable efforts to keep available the services of the present officers of the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not during the Interim Period:
(a)   change or amend the Company Organizational Documents;
(b)   declare, make or pay any dividend or other distribution (whether in cash, equity or property) to its stockholders or repurchase or redeem any of its Equity Securities;
(c)   except as set forth on Schedule 6.01(c), create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any Equity Securities or other securities of whatsoever nature convertible into Equity Securities (or any option to subscribe for the same) of the Company;
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Securities, other than redemptions of Equity Securities from current and former employees in the ordinary course of business consistent with past practice upon the terms set forth in the underlying agreements governing such Equity Securities;
(e)   enter into, or amend or modify any material term of, terminate (other than in expiration with its terms), or waive or release any material rights, claim or benefits under any Material Contract or Lease Document (or any Contract, that if existing on the date hereof, would be a Material Contract or Lease Document), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business consistent with past practice or as required by Law;
(f)   enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a holder of Equity Securities of the Company or its Affiliate, on the other hand, are parties, except as set forth on Schedule 6.01(f);
(g)   sell, transfer, lease, pledge, license or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company (including Owned Intellectual Property and Company Software) to any Person that is not the Company, except for sales of inventory in the ordinary course of business consistent with past practice, other than (i) as set forth on Schedule 6.01(g), (ii) Permitted Liens or (iii) pledges, non-exclusive licenses and encumbrances on property and assets (including Owned Intellectual Property and Company Software) in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole;
(h)   intentionally permit any material item of Owned Intellectual Property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Owned Intellectual Property, other than instances where the Company elects to do so in the exercise of reasonable business judgment;
(i)   except as set forth on Schedule 6.01(i) or as otherwise required pursuant to the terms of a Company Benefit Plan in effect on the date of this Agreement and set forth on Schedule 4.12(a) or applicable Law, (i) grant or promise to grant any material increase or decrease in compensation, benefits or severance to any current or former employee, officer, director or other individual service provider of the Company with an annualized base compensation in excess of $150,000, except in the ordinary course of business and consistent with past practice and except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Company Benefit Plan or other employment or consulting agreement in effect on the date of this Agreement in the ordinary course of business, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, and (4) enter into the retention agreements with executive officers, key employees or directors in the amounts set forth on Schedule 6.01(f), (ii) except for changes to health or welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any Company Benefit Plan, any benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant, provide or promise to grant or provide any severance or termination payments, incentive compensation, deferred compensation, equity or equity-based compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company, except in the ordinary course of business and consistent with past practice, (iv) accelerate the timing, vesting or payment of any compensation or benefit payable to any current or former employee or individual service provider of the Company, except in the ordinary course of business and consistent with past practice, (v) terminate (other than for cause), furlough, or temporarily layoff any employee or independent contractor of the Company set forth on Schedule 6.01(f), (vi) terminate, negotiate, modify, extend, or enter into any CBA, or recognize or certify any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company, (vii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the WARN Act or any similar Laws, or (viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with annualized compensation in excess of $150,000;
(j)   acquire (including by merger or consolidation with), or merge or consolidate with, or purchase a material portion of the assets or equity of, any Person or division thereof;
(k)   enter into any joint venture;
(l)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(m)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent with the Company’s annual capital expenditure budget for periods following the date hereof made available to Acquiror prior to the date hereof;
(n)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(o)   initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice and where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $1,000,000 in the aggregate;
(p)   incur, issue, assume, guarantee, endorse or otherwise become responsible for any Indebtedness, or make any loans or advances, or intentionally grant any security interest in any assets, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness and except in the ordinary course of business consistent with past practice;
(q)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(r)   enter into any material new line of business outside of the business currently conducted by, or contemplated to be conducted by and set forth on Schedule 6.01(r), the Company as of the date of this Agreement;
(s)   fail to maintain the Company Permits;
(t)   make any material change in financial accounting methods, principles or practices, except insofar as may be required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(u)   voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, taken as a whole, any Insurance Policy maintained with respect to the Company and its assets and properties;
(v)   fail to maintain the Leased Company Properties in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted, and except as would not reasonably be expected to be material to the Company, individually or in the aggregate; and
(w)   enter into any agreement or undertaking to do any action prohibited under this Section 6.01.
Section 6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or the Company’s documented security clearance policy currently in place or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim

Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of the properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or invasive analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. Acquiror shall coordinate its access rights pursuant to Section 6.02 with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.
Section 6.03   Regulatory Approvals.   If applicable in connection with the Transactions, the Company shall use its reasonable best efforts to submit, as soon as practicable, any required applications or filings pursuant to any Antitrust Laws and furnish to the Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) if available, request early termination of any waiting period under the HSR Act. If applicable in connection with the Transactions, the Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify the Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and to the extent permitted, furnish to Acquiror, upon written request, copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and to the extent permitted, the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to the Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company to, and the Company shall not, without the prior written consent of the Acquiror, PubCo or the Merger Subs, agree or otherwise be required to, take any action with respect to the Company, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company, or any interest therein. The parties shall pay the filing fees payable to the applicable Governmental Authorities (including the Regulatory Consent Authorities) pursuant to, and in accordance with, Section 11.05(b).
Section 6.04   No Claim Against the Trust Account.   The Company acknowledges that the Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, that Acquiror has established the Trust Account for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by October 17, 2025 or such later date as approved by the Acquiror Board to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate redemptions of any shares of Acquiror and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.
Section 6.05   Financial Statements; Proxy Solicitation; Other Actions.
(a)   The Company agrees to use reasonable best efforts to provide Acquiror, as promptly as reasonably practicable after the date hereof, any financial statements (other than financial statements of Acquiror, PubCo or the Merger Subs) required to be included in the Registration Statement in accordance with the rules and regulations of the SEC, including pro forma financial statements. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
Section 6.06   Non-Solicitation.
(a)   Except as set forth on Schedule 6.06(a), from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall not and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information about the Company to, any Person in connection with or that could reasonably be expected to lead to a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of outstanding shares of capital stock or other Equity Securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company properties or assets.
(b)   The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Company Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Company Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Company Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by the Company or the Company’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.06 by the Company.
Section 6.07   Aurora Option Agreement.   Section 6.08 In connection with the consummation of the Transactions and prior to, or on, the Closing Date, pursuant to, and in accordance with, the Aurora Option Agreement, the Company shall (i) exercise the option to acquire all of the issued and outstanding equity interests of Oregon Energy and (ii) issue the Base Payment Shares (as defined in the Aurora Option Agreement) to Aurora, including fully satisfying the Listing Payment (as defined in the Aurora Option Agreement) to Aurora.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.01   Regulatory Approvals.
(a)   If applicable in connection with the Transactions, Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.
(b)   If applicable in connection with the Transactions, Acquiror shall exercise its reasonable best efforts to (i) obtain consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the

Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate (i) Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Acquiror or the Company or (ii) Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.
(d)   Acquiror shall promptly notify the Company of any substantive communication with, and to the extent permitted, furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent permitted, Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that the Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”
(e)   The parties shall pay the filing fees payable to the applicable Governmental Authorities (including the Regulatory Consent Authorities) pursuant to, and in accordance with, Section 11.05(b).
Section 7.02   Indemnification and Insurance.
(a)   From and after the Second Effective Time, PubCo shall indemnify and hold harmless each present and former director or officer of the Company, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Second Effective Time, whether asserted or claimed prior to, at or after the Second Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Organizational Documents and indemnification agreements (or Contracts containing similar indemnification provisions) in effect on the date of this Agreement to indemnify such Person (and advance expenses as incurred in defense of any Action to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo shall, for a period of not less than six years from the Second Effective Time, (i) maintain provisions in its articles of incorporation, bylaws, other organization documents and indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, concerning the indemnification and exculpation (and provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company Organizational Documents, and such indemnification agreements (or Contracts containing similar indemnification provisions), to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal, terminate or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause its Subsidiaries to honor, each of the covenants in this Section 7.02.
(b)   For a period of six years from the Second Effective Time, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) PubCo may cause coverage to be extended under the Company’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Second Effective Time, provided that (A) in no event shall PubCo be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by the Company with respect to such current policy (the “Premium Cap”), and (B) if such minimum coverage under any such “tail” policy is or becomes not available at the Premium Cap, then any such tail policy shall contain the maximum coverage available at the Premium Cap; and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   This Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding on PubCo and all of its successors and assigns. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 7.02. The obligations of PubCo under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person (it being expressly agreed that the covered directors and officers of the Company shall be third party beneficiaries of this Section 7.02).
Section 7.03   Conduct of Acquiror, PubCo and Merger Subs During the Interim Period.
(a)   During the Interim Period, Acquiror, PubCo and the Merger Subs shall, subject to Section 7.09, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as expressly contemplated by this Agreement, the PIPE Agreement (including consummation of the PIPE) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not, and shall not permit PubCo and the Merger Subs to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of each of PubCo and the Merger Subs;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding Equity Securities; (B) split, combine, reclassify or otherwise change any of its Equity Securities; or (C) other than the redemption of any shares of Acquiror Class A Shares or other equity of Acquiror, as applicable, required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities in, Acquiror;
(iii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);
(iv)   enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);
(v)   waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;
(vi)   except as set forth in Schedule 7.03(vi), other than the Sponsor Notes, incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(vii)   except as set forth in Schedule 7.03(vii), (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities in, Acquiror, PubCo or the Merger Subs or any securities convertible into, or any rights, warrants or options to acquire, any Equity Securities, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement or the PIPE Agreement (including the PIPE) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;
(viii)   adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the PubCo Equity Incentive Plan or as otherwise contemplated by this Agreement;
(ix)   acquire (including by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of) any Person or division thereof;
(x)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquiror, PubCo or the Merger Subs (other than the transactions contemplated by this Agreement);
(xi)   make any capital expenditures;
(xii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiii)   enter into any new line of business outside of the business currently conducted by Acquiror, PubCo and the Merger Subs as of the date of this Agreement;
(xiv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in, or a new application of, GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(xv)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror, PubCo and the Merger Subs and their assets and properties; or
(xvi)   enter into any agreement or undertaking to do any action prohibited under this Section 7.03.
(b)   During the Interim Period, Acquiror shall, and shall cause each of PubCo and the Merger Subs to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents,

the organizational documents of PubCo and the Merger Subs, the Trust Agreement and all other agreements or Contracts to which Acquiror, PubCo or the Merger Subs may be a party.
Section 7.04   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) all amounts payable to Redeeming Shareholders who shall have validly elected to redeem shares of Acquiror Class A Shares in connection with the Offer; (b) the payment of the Expenses pursuant to Section 11.05, and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be contributed to PubCo.
Section 7.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror, PubCo or the Merger Subs by third parties that may be in Acquiror’s, PubCo’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror, PubCo or the Merger Subs are bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.
Section 7.06   Shareholder Litigation.   In the event that any litigation related to this Agreement, any Contract contemplated hereby or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board of Directors by any shareholder of Acquiror prior to the Closing, Acquiror shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.
Section 7.07   Additional Insurance Matters.   Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance (such insurance to be reasonably acceptable to the Company) that shall be effective as of Closing and will cover those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Company).
Section 7.08   Director and Officer Appointments.   Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror, the Company and PubCo shall take all actions necessary or appropriate to cause (a) the number of directors constituting the PubCo Board to be such number as is specified on Schedule 7.09, (b) the individuals set forth on Schedule 7.09 to be elected as members of the PubCo Board, effective as of the Closing and (c) the individuals set forth on Schedule 7.09 to be the executive officers of PubCo effective as of the Closing. On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the Company and Acquiror with the individuals set forth on Schedule 7.09, which indemnification agreements shall continue to be effective following the Closing.
Section 7.09   No Solicitation.
(a)   From the date hereof until the earlier of the termination of this Agreement and the Closing, Acquiror shall not, and shall not authorize or permit any of its Affiliates or any of its or their

Representatives (including the Sponsor) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal; (ii) enter into discussions or negotiations with, or furnish or disclose any non-public information about Acquiror to, any Person in connection with or that could reasonably be expected to lead to a possible Acquiror Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Acquiror shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquiror Acquisition Proposal. For purposes hereof, “Acquiror Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) with respect to a transaction (other than the transactions contemplated by this Agreement) involving a business combination with Acquiror. Any breach of the terms and provisions of this Section 7.09 by any Affiliate of Acquiror or any of Acquiror’s or its Affiliate’s Representatives, including the Sponsor (assuming that such Persons were directly bound by, and subject to, the terms and provisions of this Section 7.09) shall be deemed a breach by Acquiror.
(b)   Acquiror shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquiror Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquiror Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. Acquiror shall promptly (and in any event within two (2) Business Days) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquiror Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by Acquiror or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.09 by Acquiror or its Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 7.09 by Acquiror.
Section 7.10   Acquiror Closing Extension.   Prior to October 17, 2025, Acquiror shall extend the deadline for Acquiror to consummate its initial business combination in accordance with the Acquiror Organizational Documents and the prospectus providing for its initial public offering to the Termination Date (such date, the “Extension Date”).
ARTICLE VIII
JOINT COVENANTS
Section 8.01   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and Acquiror shall cause PubCo and the Merger Subs to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company as specified in Schedule 8.01, and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, PubCo, the Merger Subs or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

Section 8.02   Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approval.
(a)   As promptly as practicable following the execution and delivery of this Agreement and in any event no later than twenty (20) Business Days following the date of the delivery of the financial statements described in Section 6.05(a), PubCo shall prepare, with the assistance of the Company and Acquiror, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo Common Stock to be issued under this Agreement, including the shares of Acquiror Common Stock and Company Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company and Acquiror, which Registration Statement will also contain the Proxy Statement. Each of Acquiror, PubCo and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Acquiror, PubCo and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, PubCo will cause the Proxy Statement to be mailed to shareholders of PubCo. The fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection therewith shall be paid pursuant to, and in accordance with, Section 11.05(b). Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the transactions contemplated hereby.
(b)   To the extent not prohibited by applicable Law, each of Acquiror, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror, PubCo or the Company become aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) to the extent not prohibited by applicable Law, Acquiror and PubCo, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Each of PubCo, Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of PubCo Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Organizational Documents of PubCo. PubCo shall provide the Company and Acquiror with copies of any written comments, and shall inform the Company of any oral comments, that PubCo or its counsel receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company and Acquiror a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff, including by participating with the Company and Acquiror or their respective counsels in any discussions or meetings with the SEC.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Mergers and the Business Combination (as defined in the Acquiror Organizational Documents), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”) and each change to the PubCo Charter that is required to be separately approved, (iii) approval of the issuance of the Aggregate Merger Consideration pursuant to this Agreement and shares of PubCo Common Stock pursuant to Section 3.02 of this Agreement in accordance with the rules of NASDAQ (the “NASDAQ Proposal”), (iv) the approval and adoption of the PubCo Equity Incentive Plan (the “PubCo Equity Plan Proposal”), (v) election of directors of PubCo effective as of the Closing as contemplated by Section 7.08 (the “Director Proposal”), (vi) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, and (vii) approval of any other proposals reasonably agreed by Acquiror, PubCo and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal, the PubCo Equity Plan Proposal, and the Director Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.
(d)   PubCo shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company and Acquiror) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the CLCI, NRS, NASDAQ rules and regulations and the Organizational Documents of PubCo (which such Special Meeting shall be no later than thirty (30) Business Days following the date the Registration Statement is declared effective), (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Class A Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. Except as required by applicable Law, neither the Acquiror Board nor any committee thereof shall withhold, withdraw, change or modify, or publicly propose or resolve to withhold, withdraw, change or modify in a manner adverse to the Company the Acquiror Board Recommendation.
(e)   To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any withholding, withdrawing, changing or modifying of the Acquirer Board Recommendation. Acquiror may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shares of Acquiror prior to the Special Meeting; provided that, without the Company’s prior written consent, the Special Meeting (A) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Shares with the opportunity to participate in the Offer in connection with the Special Meeting, as required by the Acquiror Organizational Documents. Acquiror shall use its reasonable best efforts to obtain the approval of the Proposals at the Special Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals.
(f)   As soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 72 hours after the Registration Statement becomes effective, the Company shall solicit a written consent from the Company Stockholders approving and adopting this Agreement, the Mergers and, to the extent required by Law, the Transactions (the “Company Stockholder Approval”). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the consent solicitation statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholders consents it receives within one Business Day of receipt.

Section 8.03   Tax Matters.
(a)   Transfer Taxes.   Except as otherwise set forth in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne 100% by the Company. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Tax Treatment.   The parties intend that, for United States federal income tax purposes, (i) the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, and (ii) the Mergers, taken together, will constitute an integrated transaction that qualifies under Section 351(a) of the Code (collectively, the “Intended Tax Treatment”). The Transactions shall be reported by the parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment and, following the Closing, the parties hereto shall not, or and shall not permit or cause their respective controlled Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. In furtherance of the forgoing, in the twelve (12) months following the Closing Date, PubCo shall not permit Acquiror or the Company to liquidate or to be treated as liquidating for U.S. federal income tax purposes.
(c)   The parties hereto shall, and shall cause their controlled Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Greenberg Traurig, LLP (or other applicable legal counsel to Acquiror) and Nelson Mullins Riley & Scarborough (or other applicable legal counsel to the Company), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion. If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, then (i) if such tax opinion relates to Acquiror or the Acquiror Stockholders, Acquiror will procure Greenberg Traurig, LLP or other counsel to Acquiror (“Acquiror Tax Counsel”) to deliver such tax opinion and (ii) if such tax opinion relates to the Company or the Company Stockholders, the Company will procure Nelson Mullins Riley & Scarborough or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions, and, in each case, Acquiror and the Company shall deliver to Acquiror Tax Counsel and Company Tax Counsel customary Tax representation letters reasonably satisfactory and Acquiror Tax Counsel or Company Tax Counsel at such time or times as may be reasonably requested by Acquiror Tax Counsel and Company Tax Counsel, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions.
(d)   At or prior to the Closing, the Company shall deliver to PubCo a properly executed certification that shares of Existing Company Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by PubCo with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations
(e)   Following the Closing, upon request from an Acquiror Stockholder, PubCo shall (and shall cause its controlled Affiliates to) use commercially reasonable efforts to provide to such Acquiror Stockholder all information reasonably necessary to compute any income of such Acquiror Stockholder (or its direct or indirect owners) arising (i) as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the First Merger.
Section 8.04   Confidentiality; Publicity.
(a)   Each party agrees that it will, and will cause its respective Affiliates and Representatives to, hold in strict confidence and agrees that it will not, and will cause its respective Affiliates and

Representatives not to, disclose or use any Confidential Information. If a party is requested or required pursuant to written or oral questions or requests for information or documents in any litigation, Governmental Order, interrogatory, civil investigation, demand or other similar process to disclose any Confidential Information, then such party will notify the other promptly of the request or requirement so that the non-requesting party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.04(a). If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such party may disclose the Confidential Information to the Governmental Authority; provided, however, that such party shall use it’s reasonable best efforts to obtain, at the request of the other, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-requesting party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a party.
(b)   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of NASDAQ, each of Acquiror and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.04 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.04.
Section 8.05   NASDAQ Listing.   The Company and Acquiror shall use their respective reasonable best efforts to cause the PubCo Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application with NASDAQ (the “Nasdaq Listing Application”) with respect thereto. Each of the Company and Acquiror will use their respective reasonable best efforts to (i) cause the Nasdaq Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from NASDAQ or its staff concerning the Nasdaq Listing Application and (iii) have the Nasdaq Listing Application approved by NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the Nasdaq Listing Application, or response to NASDAQ comments with respect thereto, will be made by Acquiror or the Company without the other party’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Each of Acquiror and the Company will promptly notify the other upon the receipt of any comments from NASDAQ or any request from NASDAQ for amendments or supplements to the Nasdaq Listing Application and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its representatives, on the one hand, and NASDAQ, on the other hand, and all written comments with respect to the Nasdaq Listing Application received from NASDAQ and advise the other on any oral comments with respect to the Nasdaq Listing Application received from NASDAQ. Acquiror or the Company, as applicable, will advise the other, promptly after receiving notice thereof, of the time of the approval of the Nasdaq Listing Application and the approval of the shares of Acquiror Common Stock to be issued in connection with the transactions contemplated hereby or otherwise reserved for issuance for listing on NASDAQ, subject only to official notice of issuance.
Section 8.06   Notification of Certain Matters.   The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence, of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail; provided, however, that no such notice shall be deemed to cure such breach.
Section 8.07   Post-Closing Cooperation.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   Antitrust Law Approval.   If applicable in connection with the Transactions, (i) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (ii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.
(b)   No Prohibition.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
(d)   Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   Acquiror Shareholder Approvals.   The Acquiror Shareholder Approvals shall have been obtained.
(f)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(g)   Nasdaq Listing.   (i) PubCo’s Nasdaq Listing Application shall have been approved for initial listing on NASDAQ conditional only on the official notice of issuance, and (ii) PubCo Common Stock, including the Merger Consideration, shall have been approved for listing on NASDAQ.
Section 9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror, PubCo and the Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.07(c) (Absence of Certain Changes or Events) and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
(d)   Ancillary Agreements.   The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.
(e)   No Company Material Adverse Effect.   Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.
Section 9.03   Additional Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   The representations and warranties of Acquiror, PubCo and the Merger Subs contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.09(h) (Absence of Certain Changes or Events) and Section 5.07 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror, PubCo and the Merger Subs contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date. All other representations and warranties of Acquiror, PubCo and the Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Acquiror Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror, PubCo and the Merger Subs to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d)   Ancillary Agreements.   Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror, PubCo or Sponsor is party.
(e)   No Acquiror Material Adverse Effect.   Since the date of this Agreement, no Acquiror Material Adverse Effect shall have occurred which is continuing and uncured.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby abandoned:
(a)   by mutual written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 31, 2025, as such date may be extended (x) upon the mutual written consent of Company and Acquiror and/or (y) automatically until the Extension Date pursuant to Section 7.10 (the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if either (A) Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if either (A) the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;
(d)   Reserved.
(e)   by written notice from the Company to the Acquiror if Acquiror Shareholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or
(f)   by written notice from Acquiror to the Company if the Company Stockholder Approval has not been obtained within ten (10) Business Days following the date on which the Registration Statement becomes effective.
Section 10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their respective Affiliates, officers, directors, employees or stockholders, shareholders other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 10.02 and Article XI (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
Section 10.03   Termination Fee.
(a)   If Acquiror shall have terminated this Agreement pursuant to Section 10.01(b) or Section 10.01(f), then the Company shall pay Greenberg Traurig, LLP, by wire transfer of immediately available funds within two (2) Business Days after such termination, a non-refundable amount equal to One Hundred Thousand United States Dollars (USD$100,000) (the “Termination Fee”) as consideration for the disposition of Acquiror’s rights under this Agreement.
(b)   If the Company shall have terminated this Agreement pursuant to Section 10.01(c) or Section 10.01(e), then the Acquiror shall pay Nelson Mullins Riley & Scarborough, by wire transfer of immediately available funds within two (2) Business Days after such termination, the Termination Fee as consideration for the disposition of the Company’s rights under this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)   If to Acquiror, PubCo or the Merger Subs (prior to the Closing Date) to:
Spring Valley Acquisition Corp. II
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attn: Christopher Sorrells
E-mail: Chris.Sorrells@sv-ac.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Alan Annex; Adam Namoury; Jason Simon
Email: Alan. Annex@gtlaw.com; Adam.Namoury@gtlaw.com; Jason.Simon@gtlaw.com
(b)   If to the Company or PubCo (after the Closing Date) to:
Eagle Energy Metals Corp.,
5470 Kietzke Lane, Suite 300
Reno, NV 89511
Attn: Mark Mukhija
E-mail: mmukhija@eagleenergymetals.com
with copies (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
Attn: Peter Strand; Mike Bradshaw
E-mail: peter.strand@nelsonmullins.com; mike.bradshaw@nelsonmullins.com or to such other address or addresses as the parties may from time to time designate in writing.
Section 11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04   Rights of Third Parties.   Except as otherwise provided in Section 7.02 and Section 11.14, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Acquiror, PubCo and the Merger Subs under this Agreement, and for the benefit of Acquiror, PubCo and the Merger Subs, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
Section 11.05   Expenses.
(a)   Except as otherwise provided herein (including Section 7.01(e), Section 8.03(a) and this Section 11.05), Acquiror, together with the Company and the Surviving Corporation, shall bear the expenses incurred by the Company and Acquiror in connection with this Agreement and the Transactions so long as the Closing occurs, including all fees and expenses of legal counsel, investment banks, brokers, finders and other representatives and any deferred underwriting fees in connection with Acquiror’s IPO (“Expenses”).
(b)   If the Closing shall not occur and/or from the date hereof through the Closing, each party hereto shall bear its own Expenses in connection with this Agreement and the Transactions.
Section 11.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 11.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
Section 11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements executed on the date hereof constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.
Section 11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
Section 11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any state or federal court located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.
Section 11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, PubCo or the Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.15   Non-survival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Second Effective Time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.16   Acknowledgements.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror, PubCo and the Merger Subs; (d) except for the Company Representations by the Company and the Acquiror Representations by each of Acquiror, PubCo and the Merger Subs, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror Representations by each of Acquiror, PubCo and the Merger Subs and the other representations expressly made by a Person in the Ancillary Agreements.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Pubco, Merger Sub 1, Merger Sub 2 and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
SPRING VALLEY ACQUISITION CORP. II
By:
/s/ Christopher Sorrells

Name:
Christopher Sorrells

Title:
Chief Executive Officer

[Signature Page to A&R Agreement and Plan of Merger]

EAGLE NUCLEAR ENERGY CORP.
By:
/s/ Christopher Sorrells

Name:
Christopher Sorrells

Title:
President and Director

[Signature Page to A&R Agreement and Plan of Merger]

SPRING VALLEY MERGER SUB II, INC.
By:
/s/ Christopher Sorrells

Name:
Christopher Sorrells

Title:
President and Director

[Signature Page to A&R Agreement and Plan of Merger]

SPRING VALLEY MERGER SUB III, INC.
By:
/s/ Christopher Sorrells

Name:
Christopher Sorrells

Title:
President and Director

[Signature Page to A&R Agreement and Plan of Merger]

EAGLE ENERGY METALS CORP.
By:
/s/ Manavdeep Mukhija

Name:
Manavdeep Mukhija

Title:
Chief Executive Officer

[Signature Page to A&R Agreement and Plan of Merger]

ANNEX B
NEW EAGLE CHARTER
FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 1. Entity information: Name of entity as on file with the Nevada Secretary of State: Eagle Nuclear Energy Corp.Entity or Nevada Business Identification Number (NVID): NV202534411772. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6) Certificate to Accompany Restated Articles or Amended and Restated Articles Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. 3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: OrNo action by stockholders is required, name change only. Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. The purpose of the entity has been amended. The authorized shares have been amended. Other: (specify changes) Dissolution Merger Conversion * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. This form must be accompanied by appropriate fees. Page 1 of 2 Revised: 9/1/2023

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective Date and Time: (Optional) Date:Time: (must not be later than 90 days after the certificate is filed) 5. Information Being Changed: (Domestic corporations only) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles have been amended as follows: (provide article numbers, if available) (attach additional page(s) if necessary) 6. Signature: (Required) X ____________________________ Signature of Officer or Authorized Signer Title X ____________________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) See attached Amended and Restated Articles of Incorporation. This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EAGLE NUCLEAR ENERGY CORP.
EAGLE NUCLEAR ENERGY CORP., a corporation incorporated and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:
1.
The Corporation was incorporated by the filing of its original Articles of Incorporation (the “Original Articles”) with the Secretary of State of the State of Nevada (the “Secretary”) on September 19, 2025.

2.
This Amended and Restated Articles of Incorporation which amends and restates the Original Articles (as amended, restated, or otherwise modified from time to time, the “Articles”), was duly adopted in accordance with the Nevada Revised Statutes.

3.
The Articles shall become effective on the date they are filed with the Secretary.

4.
The text of the Articles is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME
The name of the corporation is Eagle Nuclear Energy Corp. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The name and address of the Corporation’s registered agent shall be such name and address as set forth in the records of the Secretary of State of the State of Nevada from time to time. The Corporation may change its registered agent from time to time in the manner prescribed by applicable Nevada law.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.
ARTICLE IV
DIRECTORS
A.   General.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
B.   Election of Directors.   Election of the directors of the Corporation (the “Directors”) need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.
C.   Number of Directors; Term of Office.   The number of Directors of the Corporation shall be fixed from time to time solely and exclusively by the Board of Directors. The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes as nearly equal in number as is practicable, which classes are hereby designated as Class I, Class II and Class III. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election (but at least one-fourth of the total number of the Directors must be elected annually), provided that notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Notwithstanding the foregoing, whenever the holders of any class or series of Preferred Stock have the right, voting separately as a series or together with holders of any other class(es) or series of Preferred Stock, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles and the certificate of designation relating to each such class or series of Preferred Stock.

D.   Vacancies.   Subject to the rights, if any, of the holders of any class or series of Preferred Stock to elect Directors and to fill vacancies on the Board of Directors relating thereto, any and all vacancies on the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders, and any Director so appointed shall hold office for the remainder of the term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any class or series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to these Articles and the NRS, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
E.   Removal.   Subject to the rights, if any, of any class or series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including any person appointed by the Board of Directors to fill a vacancy in the Board of Directors) may be removed from office only by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote in an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting.
ARTICLE V
AUTHORIZED SHARES
A.   Authorized Capital Stock.   The total number of shares of capital stock which the Corporation shall have authority to issue is 303,500,000, of which (i) 300,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 3,500,000 shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”). The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article V.
B.   Common Stock.   Subject to all the rights, powers and preferences of any outstanding class or series of Preferred Stock and except as provided by law or in these Articles, including by any certificate of designation of any outstanding class or series of Preferred Stock:
1.   the holders of the Common Stock shall have the exclusive right to vote for the election of Directors and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Articles that alters or changes the powers, preferences, rights or other terms of any outstanding class or series of Preferred Stock if the holders of the affected class(es) or series of such Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such class(es) or series, on such amendment pursuant to these Articles or pursuant to the NRS;
2.   dividends and other distributions (as defined in NRS 78.191) may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available therefor, but only when and as declared by the Board of Directors or any authorized committee thereof; and
3.   upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
C.   Preferred Stock.   The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to establish and designate by resolution and by filing a certificate of designation pursuant to the NRS, out of any undesignated and unissued shares of Preferred Stock, shares of Preferred Stock in one or more classes or series, to establish or change from time to time the number of shares of each such class or series (but not below the number of shares thereof then outstanding), and to fix the voting powers (if any), designations, preferences, limitations, restrictions and relative rights of the shares of each series.
ARTICLE VI
STOCKHOLDER ACTION
A.   Action without Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.
B.   Special Meetings.   Except as otherwise required by the NRS and subject to the rights, if any, of the holders of any outstanding class or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLE VII
LIMITATION OF LIABILITY
The liability of the Directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of the Directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. Any amendment, repeal or modification of this Article VII (whether approved by the stockholders of the Corporation or pursuant to an amendment of the NRS), shall be prospective only and shall not adversely affect any limitation on the liability of any Director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act or omission of such Director or officer occurring before such amendment, repeal or modification. In the event of any conflict between any section of this Article VII and any other provision of these Articles, the terms and provisions of this Article VII shall control.
ARTICLE VIII
INDEMNIFICATION
Subject to any provisions in the Bylaws related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502 and 78.751), any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
The Corporation shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
A right to indemnification or to advancement of expenses arising under a provision of these Articles or the Bylaws shall not be eliminated or impaired by an amendment to these Articles or the Bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
ARTICLE IX
WAIVER OF JURY TRIAL FOR INTERNAL ACTIONS
To the fullest extent permitted by applicable law, including Chapter 78 of the NRS, any action, suit, or proceeding arising out of or relating to an “internal action” as defined in NRS 78.046, shall be heard before the presiding judge as the finder of fact and not before a jury. By acquiring or holding shares in the Corporation, each stockholder, whether now or hereafter existing, is deemed to consent to and accept this waiver.
ARTICLE X
ACQUISITION OF CONTROLLING INTEREST
The Corporation expressly elects not to be governed by the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS.
ARTICLE XI
COMBINATIONS WITH INTERESTED STOCKHOLDERS
The Corporation expressly elects not to be governed by the provisions of Sections 78.411 through 78.444, inclusive, of the NRS.
ARTICLE XII
AMENDMENT OF BYLAWS
A.   Amendment by Directors.   Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed, in whole or in part, and new Bylaws may be adopted, by the Board of Directors.
B.   Amendment by Stockholders.   The Bylaws of the Corporation may be amended or repealed, in whole or in part, and new Bylaws may be adopted, at any annual meeting of stockholders or special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class; provided that if the Board of Directors recommends that stockholders approve such amendment, repeal or adoption at such meeting of stockholders, such amendment, repeal or adoption shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.
ARTICLE XIII
AMENDMENT OF ARTICLES OF INCORPORATION
The Corporation reserves the right to amend or repeal the Articles in the manner now or hereafter prescribed by the NRS and these Articles, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of the Articles, and in addition to any other vote of holders of capital stock that is required by the Articles or by law, such amendment or repeal shall require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article IV, Article VI, Article VII, Article VIII, Article XII or Article XIII of these Articles.

ANNEX C
NEW EAGLE BYLAWS
BYLAWS
OF
EAGLE NUCLEAR ENERGY CORP.
(a Nevada corporation)
ARTICLE I
CORPORATE OFFICES
Section 1.1   Registered Office.   The registered office of Eagle Nuclear Energy Corp., a Nevada corporation (the “Corporation”), shall be the street address of the Corporation’s registered agent in the State of Nevada, as determined from time to time by the Corporation’s board of directors (the “Board of Directors”) in accordance with the Corporation’s articles of incorporation (as the same may be amended and/or restated from time to time, and including any Preferred Stock Designation (as defined below), the “Articles of Incorporation”).
Section 1.2   Other Offices.   The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Nevada, as the Corporation may from time to time determine or the business of the Corporation may require. Any records maintained by the Corporation in the regular course of its business may be maintained on any information storage device or method that can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept on the written request of any person entitled to inspect such records pursuant to applicable law.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.1   Annual Meeting.   The annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such physical location, if any, either within or without the State of Nevada, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.2   Special Meeting.   Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Articles of Incorporation, including any certificate of designation relating to any series of the Corporation’s preferred stock (each, a “Preferred Stock Designation”), a special meeting of the stockholders of the Corporation may be called at any time only by the Chair of the Board of Directors, the Chief Executive Officer, or the Board of Directors. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.
Section 2.3   Notice of Stockholders’ Meetings.
(a)   Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting of stockholders shall specify the physical location, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to notice of, and to vote, at the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Articles of Incorporation or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.
(b)   Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.
(c)   So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notice shall be given in the manner required by such rules. To the extent permitted by such rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing (including one sent by electronic transmission) of an objection to receiving notice by electronic mail or if such notice is prohibited by Chapter 75 of the Nevada Revised Statutes (as amended from time to time, the “NRS”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of NRS Chapter 75.
(d)   Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by NRS Chapter 75 and shall be deemed given as provided therein.
(e)   An affidavit that notice has been given, executed by the Secretary, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act.
(f)   When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are: (i) announced at the meeting at which the adjournment is taken; (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication; or (iii) set forth in the notice of meeting given in accordance with Section 2.3(a); provided, however, that if the adjournment is to a date that is more than 60 days later than the meeting date set for the original meeting, a new record date must be fixed and a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to notice of and to vote at such adjourned meeting is fixed, the Board of Directors shall fix a new record date for such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed of such adjourned meeting.
Section 2.4   Organization.
(a)   Meetings of stockholders shall be presided over by the Chair of the Board of Directors, or in his or her absence, by the Chief Executive Officer (if separate and serving as a director) or another person designated by or in the manner provided by the Board of Directors. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chair of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.
(b)   The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chair of the meeting, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chair of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies, qualified representatives (including rules around who qualifies as such) and such other persons as the chair of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters that are to be voted on by ballot, if any; and (vii) procedures, if any, that may require attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chair of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.6. The chair of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.9 of these Bylaws), and if such chair should so declare, such nomination shall be disregarded or such other business shall not be transacted.
Section 2.5   Quorum.   Except as otherwise required by law, the Articles of Incorporation or these Bylaws, at any meeting of stockholders, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chair of the meeting, or the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.6, until a quorum is present or represented. Subject to applicable law, if a quorum is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but unless and until a quorum is present, no business other than adjournment or recess may be transacted. Further, once a share of the Corporation’s capital stock is represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter) for any purpose at a meeting, such share shall be deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be fixed for the adjourned meeting.
Section 2.6   Adjourned or Recessed Meeting.   Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chair of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by the holders of a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.
Section 2.7   Voting; Proxies.
(a)   Except as otherwise required by law or the Articles of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.
(b)   Except as otherwise required by law, the Articles of Incorporation, these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the votes cast by holders of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

(c)   Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from the date of its creation, unless the proxy provides for a longer period, which may not exceed seven years from the date of its creation unless and then only for so long as such proxy is irrevocable in accordance with NRS 78.355(5). A proxy shall be irrevocable only pursuant to and in accordance with the applicable provisions of NRS 78.355. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or an executed new proxy bearing a later date.
Section 2.8   Submission of Information Regarding Director Nominees.
(a)   As to each person whom a stockholder proposes to nominate for election or reelection as a director of the Corporation pursuant to Section 2.9, the stockholder must deliver to the Secretary at the principal executive offices of the Corporation the following information:
(i)   a written representation and agreement, which shall be signed by the person proposed to be nominated and pursuant to which such person shall represent and agree that such person: (A) consents to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected, and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question, except as disclosed in such representation and agreement; or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee, except as disclosed in such representation and agreement; and (D) if elected as a director, will comply with all of the Corporation’s corporate governance policies and guidelines related to conflict of interest, confidentiality, stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors (which will be provided by the Corporation within five business days following a request therefor);
(ii)   all fully completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Articles of Incorporation or these Bylaws, any rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) and the background of any other person or entity on whose behalf the nomination is being made (all of the foregoing, “Questionnaires”). The Questionnaires will be provided by the Corporation within five business days following a request therefor; and
(iii)   a representation that a nominee for election or re-election as a director of the Corporation pursuant to Section 2.9 will provide to the Corporation such other information as the Corporation may reasonably request, including such information reasonably necessary for the Corporation to determine whether a nominee will satisfy any qualifications or requirements imposed by the Articles of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, or relevant to a determination whether such person can be considered an independent director.
(b)   If a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.9, all written and signed representations and agreements and all fully completed and signed Questionnaires described in Section 2.8(a) shall be provided to the Corporation at the same time as such notice, and the additional information described in Section 2.8(a)(iii) shall be provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request (or by the day prior to the day of the meeting of stockholders, if earlier). All information provided pursuant to this Section 2.8 shall be deemed part of the stockholder’s notice submitted pursuant to Section 2.9.

(c)   Notwithstanding the foregoing, if any information or communication submitted pursuant to this Section 2.8 is inaccurate or incomplete in any material respect (as determined by the Board of Directors or any authorized committee thereof) such information shall be deemed not to have been provided in accordance with this Section 2.9 for purposes of compliance herewith. Upon written request of the Secretary, the stockholder giving notice of an intent to nominate a candidate for election shall provide, within five business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Corporation, to demonstrate the accuracy of any information submitted and (ii) a written affirmation of any information submitted as of an earlier date. If such stockholder fails to provide such written verification or affirmation within such time period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.8 for purposes of compliance herewith.
Section 2.9   Notice of Stockholder Business and Nominations.
(a)   Annual Meeting.
(i)   Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting or any supplement thereto; (B) by or at the direction of the Board of Directors or any authorized committee thereof; or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.9(a) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.9(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).
(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.9(c)(iii)) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.9(c)(iii)) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice given in accordance with this Section 2.9 must contain the names of only those nominees for whom such stockholder (or beneficial owner, if any) intends to solicit proxies, and a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.9(a); provided that, in the event a stockholder’s notice includes one or more substitute nominees, such stockholder must provide timely notice of such substitute nominee(s) in accordance with the provisions of Section 2.8 and this Section 2.9 (including, without limitation, satisfaction of all applicable informational requirements set forth therein). For the avoidance of doubt, the number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Such stockholder’s notice shall set forth:
(A)   as to each person whom the stockholder proposes to nominate for election or re-election as a director:

(1)   a written statement, not to exceed 500 words, in support of such person;
(2)   all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and
(3)   the information required to be submitted regarding nominees pursuant to Section 2.8, including, within the time period specified in Section 2.8(c), all fully completed and signed Questionnaires described in Section 2.8(a)(ii);
(B)   as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made, and if such stockholder or beneficial owner is an entity, any related person (as defined below);
(C)   as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:
(1)   the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;
(2)   the class or series and number of shares of stock of the Corporation that are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and
(3)   a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business; and
(D)   as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each individual who is a director, executive officer, general partner or managing member of such entity or of any other entity that has or shares control of such entity (any such individual or entity, a “related person”):
(1)   the class or series and number of shares of stock of the Corporation that are beneficially owned (as defined in Section 2.9(c)(iii)) by such stockholder or beneficial owner and by any related person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any related person as of the record date for the meeting;
(2)   a description (which description shall include, in addition to all other information described in this clause (2), information identifying all parties thereto) of (x) any plans or proposals that such stockholder, beneficial owner, if any, or related person may have with respect to securities of the Corporation that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D and (y) any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner, if any, or related person and any other person, including, without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (in the case of either clause (x) or (y), regardless of whether the requirement to file a

Schedule 13D is applicable), and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such plans or proposals with respect to securities of the Corporation or any such agreement, arrangement or understanding in effect as of the record date for the meeting;
(3)   a description (which description shall include, in addition to all other information described in this clause (3), information identifying all parties thereto) of any instrument, agreement, arrangement or understanding (including, without limitation, any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement or short positions, profit interests, hedging or pledging transactions, voting rights, dividend rights and/or borrowed or loaned shares), regardless of whether it is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock, that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner, if any, or related person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock or the share price of any class or series of the capital stock of any principal competitor of the Corporation (as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914) or maintain, increase or decrease the voting power of the stockholder, beneficial owner, if any, or related person with respect to securities of the Corporation or of any principal competitor of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such instrument, agreement, arrangement or understanding in effect as of the record date for the meeting;
(4)   any equity interests in any principal competitor of the Corporation (as defined for the purposes of Section 8 of the Clayton Antitrust Act of 1914) held by or on behalf of such stockholder or beneficial owner, if any, and any related person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such equity interests held as of the record date for the meeting;
(5)   a representation as to whether the stockholder, beneficial owner, if any, related person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and (x) in the case of a proposal of business other than nominations, whether such person or group intends to deliver, a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal, (y) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person or group will deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Exchange Act Rule 14a-16(a) or Exchange Act Rule 14a-16(n), a proxy statement and form of proxy to holders of at least 67% of the voting power of the Corporation’s stock entitled to vote generally in the election of directors, and/or (z) whether such person or group intends to otherwise solicit proxies from holders of the Corporation’s stock in support of such proposal or nomination (for purposes of this clause (5), the term “holders” shall include, in addition to stockholders of record, any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act); and
(6)   a representation that promptly after soliciting the holders of the Corporation’s stock referred to in the representation required under Section 2.9(a)(ii)(D)(5), and in any event no later than the 10th day before such meeting of stockholders, such stockholder or beneficial owner will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s stock.

(iii)   Notwithstanding anything in this Section 2.9(a) to the contrary, if any information or communication submitted pursuant to this Section 2.9 is inaccurate or incomplete in any material respect (as determined by the Board of Directors (or any authorized committee thereof)) such information shall be deemed not to have been provided in accordance with this Section 2.9 for purposes of compliance herewith. Upon written request of the Secretary, the stockholder giving notice of an intent to nominate a candidate for election or propose other business shall provide, within five business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Corporation, to demonstrate the accuracy of any information submitted and (ii) a written affirmation of any information submitted as of an earlier date. If such stockholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.9 for purposes of compliance herewith. The obligation to update and supplement as set forth in Section 2.8, this Section 2.9 or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of these Bylaws to amend or update any nomination or other business proposal or to submit any new nomination or other business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of stockholders.
(iv)   Notwithstanding anything in Section 2.9(a)(ii) or Section 2.9(b) to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.9 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under this Section 2.9(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.
(v)   This Section 2.9(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
(vi)   Notwithstanding anything in this Section 2.9(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees proposed by the Board of Directors to be elected at such meeting or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.9(a)(ii), a stockholder’s notice required by this Section 2.9(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(b)   Special Meeting.   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors or any authorized committee thereof; or (ii) provided that the Board of Directors has determined that one or more directors are to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.9(a) and provides the additional information required by Section 2.8. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.9(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. A stockholder’s notice given in accordance with this Section 2.9(b) must contain the names of only those nominees for whom such stockholder (or beneficial owner, if any) intends to solicit proxies, and a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.9(b); provided that, in the event a stockholder’s notice includes one or more substitute nominees, such stockholder must provide timely notice of such substitute nominee(s) in accordance with the provisions of this Section 2.9(b) (including, without limitation, satisfaction of all applicable informational requirements set forth in Section 2.8 and Section 2.9(a)). For the avoidance of doubt, the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)   General.
(i)   Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.9 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.9. Notwithstanding any other provisions of these Bylaws, a stockholder (and any beneficial owner on whose behalf a nomination is made or other business is proposed, and if such stockholder or beneficial owner is an entity, any related person), shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.9; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.9. The Chair of the Board of Directors, the chair of the meeting or any other person designated by the Board of Directors shall determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.9 (including whether a stockholder or beneficial owner provided all information and complied with all representations required under Section 2.8 or this Section 2.9 or complied with the requirements of Rule 14a-19 under the Exchange Act). If any proposed nomination or other business is not in compliance with this Section 2.9, including due to a failure to comply with the requirements of Rule 14a-19 under the Exchange Act, then except as otherwise required by law, the chair of the meeting shall declare that such nomination shall be disregarded or that such other business shall not be transacted, notwithstanding that votes and proxies in respect of any such nomination or other business may have been received by the Corporation. In furtherance of and not by way of limitation of the foregoing provisions of this Section 2.9, unless otherwise required by law, or otherwise determined by the Chair of the Board of Directors, the chair of the meeting or any other person designated by the Board of Directors, (A) if the stockholder does not provide the information required under Section 2.8 or this Section 2.9 to the Corporation within the time frames specified herein or (B) if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, any such nomination shall be disregarded or any such other business shall not be transacted, notwithstanding that votes and proxies in respect of any such nomination or other business may have been received by the Corporation.
(ii)   To be considered a qualified representative of a stockholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five business days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(iii)   For purposes of this Section 2.9, the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of Section 2.9(a)(ii)(D)(1), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; provided, however, that a person shall not be deemed to beneficially own such shares if the right to vote such shares arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to and in accordance with applicable rules and regulations promulgated under the Exchange Act; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.
(iv)   Nothing in this Section 2.9 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.
(v)   Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.
Section 2.10   No Action by Written Consent.   Except as otherwise provided for or fixed pursuant to the Articles of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.
Section 2.11   Inspectors of Election.   Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election. Such inspectors shall:
(a)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;
(b)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;
(c)   count and tabulate all votes and ballots; and
(d)   certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
Section 2.12   Meetings by Remote Communications.   The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any physical location, but may instead be held solely by means of remote communication in accordance with NRS 78.320(4)-(6). If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated physical location or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.13   Delivery to the Corporation.   Whenever this Article II requires one or more persons (including a stockholder of record or a beneficial owner of stock) to deliver a document or information (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to NRS 78.355) to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in a writing in physical form exclusively (and not in an electronic record) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. For the avoidance of doubt, the Corporation expressly opts out of NRS 75.150 with respect to the delivery of information and documents (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to NRS 78.355) to the Corporation required by this Article II.
ARTICLE III
DIRECTORS
Section 3.1   Powers.   Except as otherwise required by the NRS or as provided in the Articles of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Articles of Incorporation or these Bylaws required to be exercised or done by the stockholders.
Section 3.2   Number, Classification, Term of Office and Election.   Except as otherwise provided for or fixed pursuant to the Articles of Incorporation, the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution of a majority of the directors then in office. The directors shall hold office in the manner provided in the Articles of Incorporation, and if so provided in the Articles of Incorporation, the directors shall be classified in the manner so provided. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Directors need not be stockholders unless so required by the Articles of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.
Section 3.3   Vacancies and Newly Created Directorships.   Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 3.4   Resignations and Removal.
(a)   Any director may resign at any time upon notice given in a writing (including one sent by electronic transmission) to the Board of Directors, the Chair of the Board of Directors or the Secretary. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(b)   Any director, or the entire Board of Directors, may be removed from office at any time, but only pursuant to and in accordance with the applicable provisions of the Articles of Incorporation and the NRS.

Section 3.5   Regular Meetings.   Regular meetings of the Board of Directors shall be held at such physical location, if any, within or without the State of Nevada, on such date and at such time, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.
Section 3.6   Special Meetings.   Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chair of the Board of Directors, the Chief Executive Officer (if separate and serving as a director) or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the physical location, if any, within or without the State of Nevada, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or by personal delivery or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.7   Remote Participation in Meeting.   Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or any other remote communication permitted under the NRS, and such participation shall constitute presence in person at such meeting.
Section 3.8   Quorum and Voting.   Except as otherwise required by law, the Articles of Incorporation or these Bylaws, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chair of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. When a quorum of directors is present at any meeting of the Board of Directors and directors vote on any action required or permitted to be taken at such meeting, if the vote results in a tie, the Chair of the Board of Directors vote shall determine the outcome of the action
Section 3.9   Board of Directors Action by Written Consent Without a Meeting.   Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing (including one sent by electronic transmission) to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time, and any such consent shall be revocable prior to its becoming effective.
Section 3.10   Chair of the Board of Directors.   The Chair of the Board of Directors shall preside at meetings of stockholders in accordance with Section 2.4(a) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chair of the Board of Directors is not present at a meeting of the Board of Directors, the Chief Executive Officer (if separate and serving as a director) or another director chosen by or in the manner provided by the Board of Directors shall preside.
Section 3.11   Rules and Regulations.   The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Articles of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.
Section 3.12   Fees and Compensation of Directors.   Unless otherwise restricted by the Articles of Incorporation, the Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity pursuant to and in accordance with NRS 78.140(5). If the Board of Directors so establishes the compensation of directors, such compensation is presumed to be fair to the corporation unless proven unfair by a preponderance of the evidence.
ARTICLE IV
COMMITTEES
Section 4.1   Committees of the Board of Directors.   The Board of Directors may designate one or more committees, provided that each such committee must have among its members at least one director of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if any) to be affixed to all papers that may require it. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.
Section 4.2   Meetings and Action of Committees.   Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Articles of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the members then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Articles of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the members then serving on the committee, one of whom must be a director of the Corporation. Unless the Articles of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.
ARTICLE V
OFFICERS
Section 5.1   Officers.   The officers of the Corporation shall include a Chief Executive Officer, a Chief Financial Officer, and a Secretary, each of whom shall be elected by the Board of Directors. The Corporation may have such other officers as the Board of Directors or the Chief Executive Officer or another authorized officer may determine and appoint from time to time. Officers shall have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors or the Chief Executive Officer or another authorized officer. Each officer shall hold office until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person. The Board of Directors may determine to leave any office vacant.
Section 5.2   Additional Positions and Titles.   The Corporation may have assistant officers, with such powers and duties as the Board of Directors, or the Chief Executive Officer or another authorized officer, may from time to time determine. Any officer or employee may be assigned any additional title, with such powers and duties, as the Board of Directors or an authorized officer may from time to time determine. Any persons appointed as assistant officers, and any persons upon whom such titles are conferred, shall not be deemed officers of the Corporation unless appointed by the Board of Directors or the Chief Executive Officer pursuant to Section 5.1.
Section 5.3   Compensation.   The salaries of the officers of the Corporation shall be fixed from time to time by the Board of Directors or by any person or persons to whom the Board of Directors has delegated such authority.

Section 5.4   Removal, Resignation and Vacancies.   Any officer of the Corporation, or any assistant officer, may be removed, with or without cause, by the Board of Directors or an authorized officer. Any officer or assistant officer, if appointed by the Chief Executive Officer or another authorized officer, also may be removed by the officer authorized to appoint such officer or assistant officer. Any officer may resign at any time upon notice given in writing (including one sent by electronic transmission) to the Corporation. Any resignation or removal shall be without prejudice to the rights, if any, of such officer under any contract to which such officer is a party. Any vacancy occurring in any office of the Corporation may be filled in accordance with Section 5.1 or Section 5.2, as applicable, or such office may be left vacant.
Section 5.5   Chief Executive Officer.   The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors.
Section 5.6   Chief Financial Officer.   The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the Chief Financial Officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.
Section 5.6   Secretary.   The powers and duties of the Secretary shall include acting as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders, and performing all other duties incident to the office of Secretary. The Secretary shall perform such other duties as the Board of Directors, the Chief Executive Officer or another authorized officer may from time to time determine.
Section 5.7   Authority and Duties of Officers.   The Chief Executive Officer, Chief Financial Officer, and the Secretary shall have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Other officers shall have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors, the Chief Executive Officer or another officer authorized to prescribe the duties of such officer. To the extent not so set forth or determined, each such officer shall have such authority, functions or duties as those that generally pertain to their respective offices, subject to the control of the Board of Directors. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive Officer; or (ii) by other officers of the Corporation, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.
Section 5.8   Action with Respect to Securities of Other Corporations or Entities.   The Chief Executive Officer, or any other person or persons to whom the Board of Directors or the Chief Executive Officer has delegated such authority, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.
Section 5.9   Delegation.   The Board of Directors or an officer authorized by the Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.
ARTICLE VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 6.1   Right to Indemnification.
(a)   Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or an officer of the Corporation is or was serving at the request of the Corporation as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.4 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.
(b)   Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chief Executive Officer, Chief Financial Officer and Secretary and any officer of the Corporation (1) appointed by the Board of Directors pursuant to Section 5.1 or (2) designated by the Board of Directors as such for purposes of Section 16 of the Exchange Act, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other enterprise pursuant to the articles of incorporation and bylaws (or equivalent organizational documents) of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not, by itself, result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this Article VI.
Section 6.2   Right to Advancement of Expenses.
(a)   In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.
(b)   Notwithstanding the foregoing Section 6.2(a), the Corporation shall not make or continue to make advancements of expenses to an indemnitee if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.
Section 6.3   Indemnification for Successful Defense.   To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.4 (notwithstanding anything to the contrary therein).
Section 6.4   Right of Indemnitee to Bring Suit.   If a request for indemnification under Section 6.1 or Section 6.3 is not paid in full by the Corporation within 60 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Secretary, the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Nevada seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.7502 or 78.751, as applicable. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.751. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met any applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met any such applicable standard of conduct, shall create a presumption that the indemnitee has not met such applicable standard(s) of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise, shall be on the Corporation.
Section 6.5   Non-Exclusivity of Rights.   The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of the Articles of Incorporation or Bylaws, or otherwise.
Section 6.6   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.
Section  6.7   Indemnification of Employees and Agents of the Corporation; Service at Subsidiaries. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation. Any person serving as a director, manager or officer of a subsidiary of the Corporation shall be entitled to the rights to indemnification conferred in this Article VI, and to the advancement of expenses, as defined in Section 6.2, with respect to his or her service at such subsidiary; provided, however, that the advancement of expenses to any person who is not an indemnitee as defined in Section 6.1(a) shall be at the discretion of the Corporation. Any director, manager or officer of a subsidiary is deemed to be serving such subsidiary at the request of the Corporation, and the Corporation is deemed to be requesting such service. This Article VI shall, to the fullest extent permitted by law, supersede any conflicting provisions contained in the governance documents of any other subsidiary of the Corporation. In addition, the Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to individuals with respect to their service as an employee or agent of subsidiaries of the Corporation.
Section 6.8   Nature of Rights.   The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
Section 6.9   Settlement of Claims.   To the fullest extent permitted by law and notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.
Section 6.10   Subrogation.   In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
Section 6.11   Severability.   If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI.
ARTICLE VII
CAPITAL STOCK
Section 7.1   Form and Execution of Certificates.   Notwithstanding anything in these Bylaws to the contrary, shares of stock or other securities of the Corporation need not be certificated and may be issued in electronic book-entry form. However, certificates for the shares of stock of the Corporation (if utilized) shall be in such form as is consistent with the Articles of Incorporation and applicable law. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by any one or more of the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President, Treasurer or Secretary or such other persons as may be authorized by the Board of Directors, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
Section 7.2   Special Designation on Certificates.   If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the voting powers, designations, preferences, limitations, restrictions and relative rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights of such class or series shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in NRS 78.242, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the voting powers, designations, preferences, limitations, restrictions and relative rights of such class or series of stock. Within a reasonable time after the issuance or transfer of uncertificated stock, the stockholder of record shall be given a notice, in a writing (including one sent by electronic transmission), containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or NRS 78.235. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
Section 7.3   Transfers of Stock.
(a)   Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the NRS.
Section 7.4   Lost Certificates.   The Corporation may issue a new certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.
Section 7.5   Stockholders of Record.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 7.6   Record Date for Determining Stockholders.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business (as defined in Section 2.9(c)(iii)) on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of, and to vote, at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 7.7   Regulations.   To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.
Section 7.8   Waiver of Notice.   Whenever notice is required to be given under any provision of the NRS or the Articles of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Articles of Incorporation or these Bylaws.
ARTICLE VIII
GENERAL MATTERS
Section 8.1   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 8.2   Corporate Seal.   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 8.3   Reliance upon Books, Reports and Records.   Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters that such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 8.4   Subject to Law and Articles of Incorporation.   All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Articles of Incorporation and applicable law.
Section 8.5   Electronic Signatures, etc.   Except as otherwise required by the Articles of Incorporation or these Bylaws (including, without limitation, as otherwise required by Section 2.13), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the NRS, the Articles of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic,” “signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the NRS.
ARTICLE IX
EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES
Section 9.1   Exclusive Forum.   Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be a state or federal district court located in the State of Nevada; and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America located in the State of Nevada. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Article IX shall not apply to suits brought to enforce a duty or liability created by the Exchange Act. For purposes of this Article IX, “internal corporate claims” means any action, suit, proceeding or claim (i) brought in the name or right or on behalf of the Corporation, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), the Articles of Incorporation or these Bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or (iv) asserting a claim governed by the internal affairs doctrine.
ARTICLE X
CHANGES IN NEVADA LAW
Section 10.1   Changes in Nevada Law.   References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VI, the rights to limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore in effect to the extent permitted by law; and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.
ARTICLE XI
DEEMED NOTICE AND CONSENT; SEVERABILITY
Section 11.1   Deemed Notice and Consent.   To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Bylaws, (b) the Articles of Incorporation and (c) any amendment to these Bylaws or the Articles of Incorporation enacted or adopted in accordance with these Bylaws, the Articles of Incorporation and applicable law.
Section 11.2   Severability.   If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of the Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Bylaws (including, without limitation, each such portion of any paragraph of the Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
AMENDMENTS
Section 12.1   Amendments.   In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws.

Except as otherwise provided in the Articles of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or these Bylaws, and in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

ANNEX D
EAGLE NUCLEAR ENERGY CORP. 2025 EQUITY INCENTIVE PLAN
1.   Purpose.   The purpose of the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates (each as defined below) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares (as defined below), thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan:
(a)   “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Business Combination” has the meaning given such term in the definition of “Change in Control.”
(e)   “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliate or any third party who has a business relationship with the Company; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f)   “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:
(i)   Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to an unrelated third party;
(ii)   Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company principally for bona fide equity financing purposes, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with paragraph 2(f)(iv), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company;
(iii)   During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or
(iv)   Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).
(g)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h)   “Committee” means a committee of at least three (3) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(i)   “Common Shares” means shares of the Company’s common stock, par value $0.001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(j)   “Company” means Eagle Nuclear Energy Corp., a Nevada corporation, and its successors and assignees.
(k)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(l)   “Earnout Shares” has the meaning set forth in the Merger Agreement.
(m)   “Effective Date” means the date of adoption by the Company as set forth on the signature page hereto.
(n)   “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(o)   “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) an individual consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).
(p)   “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(q)   “Exercise Price” has the meaning given such term in paragraph 7(b) of the Plan.
(r)   “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i)   If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)   If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)   In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(s)   “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement or the applicable Award agreement.
(t)   “Immediate Family Members” shall have the meaning set forth in paragraph 15(b).
(u)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(v)   “Indemnifiable Person” shall have the meaning set forth in paragraph 4(e) of the Plan.
(w)   “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(x)   “Merger Agreement” means that certain Agreement and Plan of Merger, dated July 30, 2025, by and among Spring Valley Acquisition Corp. II, Spring Valley Merger Sub II, Inc. and Eagle Energy Metals Corp.
(y)   “Nonqualified Stock Option” means an Option that is not designated by the Committee and/or does not qualify as an Incentive Stock Option.
(z)   “Option” means an Award granted under Section 7 of the Plan.
(aa)   “Option Period” has the meaning given such term in paragraph 7(c) of the Plan.
(bb)   “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”
(cc)   “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(dd)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ee)   “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(ff)   “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(gg)   “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(hh)   “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(ii)   “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(jj)   “Permitted Transferee” shall have the meaning set forth in paragraph 15(b) of the Plan.
(kk)   “Person” has the meaning given such term in the definition of “Change in Control.”
(ll)   “Plan” means this Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan, as amended from time to time.
(mm)   “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.
(nn)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(oo)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions

(including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(pp)   “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(qq)   “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.
(rr)   “SAR Period” has the meaning given such term in paragraph 8(b) of the Plan.
(ss)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(tt)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(uu)   “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(vv)   “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(ww)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)   any partnership (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(xx)   “Substitute Award” has the meaning given such term in paragraph 5(e).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.
(a)   The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan including rules related to insider trading restrictions; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards other than as may be prohibited by applicable securities laws (including, without limitation, Rule 16b-3 promulgated under the Exchange Act). Provided that such authority is not prohibited by applicable securities laws, the Board shall have all the authority granted to the Committee under the Plan.

5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b)   Subject to Section 12 of the Plan,
(i)   the Committee is authorized to deliver under the Plan an initial amount equal to the aggregate of [       ] Common Shares1 (the “Share Pool”). The Share Pool shall be subject to an annual increase as follows: on the first day of each January during the term of the Plan, commencing on January 1, 2027 and ending on (and including) January 1, 2035, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lesser of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding fiscal year or (b) a number of Common Shares determined by the Board. Notwithstanding anything to the contrary in this Section 5, and subject to the provisions of Section 12 relating to Change in Capital Structure and Similar Events, the aggregate maximum number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be equal to the original Share Pool (with no annual increase); and
(ii)   the Committee is authorized to deliver under the Plan up to 1,500,000 Common Shares (the “Earnout Share Pool”) as Earnout Shares to the extent, and in accordance with the terms and conditions, set forth in the Merger Agreement, none of which may be issued through the exercise of Incentive Stock Options granted under the Plan.
(c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall not count against the Common Shares available for grant from the Share Pool or Earnout Share Pool, as applicable, under the Plan. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards from the Share Pool or Earnout Share Pool, as applicable, under the Plan. Notwithstanding the provisions of this paragraph 5(c), any such reverted Common Shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.
(d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the Share Pool or Earnout Share Pool, or any sublimit contained in this Plan, except as required by reason of Section 422 and related provisions of the Code.
(f)   In any calendar year during any part of which this Plan is in effect, no Participant who is an Eligible Person solely by reason of being a director of the Company or an Affiliate may be granted any Awards that have a “fair value” as of their Dates of Grant, as determined in accordance with FASB ASC Topic 718 (or other applicable accounting guidance), that exceeds $750,000 in the aggregate.
6.   Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award agreement and who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

1
Drafting Note:   Insert amount equal to 15% of the issued and outstanding shares of the Company on the effective date. Excludes up to 1,500,000 Earnout Shares issuable pursuant to the Merger Agreement. See paragraph (f) below.

7.   Options.
(a)   Generally.   Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)   Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(d)   Method of Exercise and Form of Payment.   No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f)   Compliance with Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.   Stock Appreciation Rights.
(a)   Generally.   Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Exercise Price.   The Exercise Price per Common Share for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant.
(c)   Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b)   Restricted Accounts; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)   Vesting; Acceleration of Lapse of Restrictions.   Unless otherwise provided by the Committee in an Award agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).
(ii)   Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one (1) Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.   Stock Bonus Awards.   The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
11.   Performance Compensation Awards.
(a)   Generally.   The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.
(b)   Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, and the Performance Formula.
(c)   Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d)   Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.
(e)   Terms and Condition to Receipt of Payment.   Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f)   Timing of Award Payments.   Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with paragraph 11(e).
12.   Changes in Capital Structure and Similar Events.   In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)   adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(ii)   providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;
(iii)   accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;
(iv)   modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(v)   deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;
(vi)   providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(vii)   canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to paragraph 13(b) (to the extent required by the proviso in such paragraph 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
14.   General.
(a)   Award Agreements.   Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee in its sole discretion, or (2) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c)   Tax Withholding and Deductions.
(i)   A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.
(ii)   Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.
(d)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)   Addenda.   The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)   Termination of Employment/Service.   Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (i) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (ii) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Nonexclusivity of the Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(n)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and performed wholly within the State of Nevada, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Reno, Nevada (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.
(p)   Severability.   If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)   Code Section 409A.
(i)   Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii)   If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.
(iii)   Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Code Section 409A, or (B) comply with the requirements of Code Section 409A.
(s)   Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(t)   Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(u)   Payments.   Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.
(v)   Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.
[signature page follows]

IN WITNESS WHEREOF, this Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.
Adopted by consent of the Board:                  , 2025
Shareholder Approved:                  , 2025
EAGLE NUCLEAR ENERGY CORP.
By:

Title:
Date:
[signature page to Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan]

ADDENDUM A
EAGLE NUCLEAR ENERGY CORP. 2025 EQUITY INCENTIVE PLAN
CALIFORNIA PARTICIPANTS
Prior to the date, if ever, on which the Common Shares of the Company becomes a listed security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms of this Addendum shall apply to Awards issued to a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code (a “California Participant”). This Addendum is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Definitions in the Plan and Award Agreement are applicable to this Addendum.
1.   In the event of termination of the Participant’s employment or other service other than for Cause, Options that are exercisable on the date of termination may not terminate prior to the earlier to occur of the Option expiration date or 30 days from termination (six months if termination is due to death or disability).
2.   Notwithstanding anything to the contrary in the Plan, no Option Award may be exercisable on or after the 10th anniversary of the grant date and any Award Agreement shall terminate on or before the 10th anniversary of the grant date.
3.   Options granted under the Plan shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities.
4.   Notwithstanding anything to the contrary in the Plan dealing with capital adjustments, the Board shall in any event make such adjustments as may be required by Section 25102(o).
5.   The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired shares of Common Stock pursuant to the Plan, during the period such Participant owns such shares of Common Stock; provided, however, the Company shall not be required to provide such information if (a) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.
6.   The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (a) within 12 months before or after the date the Plan is adopted or (b) prior to or within 12 months of the granting of any Option or issuance of any security under the Plan in the State of California. Any Option granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. This provision shall not apply to a foreign private issuer, as defined by Rule 3b-4 of the Exchange Act, provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed 35.

ANNEX E
AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT
This Amended and Restated Sponsor Support Agreement (this “Agreement”) is dated as of September 29, 2025, by and among Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (“PubCo”), and Eagle Energy Metals Corp., a Nevada corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below). This Agreement amends, replaces and supersedes in its entirety the Original Sponsor Support Agreement (as defined below).
RECITALS
WHEREAS, on July 30, 2025, Acquiror, Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”), and the Company entered into that certain Agreement and Plan of Merger (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Original Merger Agreement”);
WHEREAS, on July 30, 2025 and concurrently with the entry into the Original Merger Agreement, the Acquiror, the Sponsor and the Company entered into a Sponsor Support Agreement (the “Original Sponsor Support Agreement”);
WHEREAS, prior to the execution and delivery of this Agreement, Acquiror, PubCo, Merger Sub 2, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company, and the Company entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, the parties hereto desire to amend and restate the Original Sponsor Support Agreement by this Agreement;
WHEREAS, as of the date hereof, the Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of (a) Acquiror Class A Shares and Acquiror Class B Shares as set forth on Schedule I (the “Owned Shares”; the Owned Shares and any additional Acquiror Class A Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Class A Shares) and any additional Acquiror Class B Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Class B Shares) in which the Sponsor acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and (b) Acquiror Private Warrants as set forth on Schedule I (the “Owned Warrants”); and
WHEREAS, as an inducement to the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
COVENANTS
Section 1.1   Voting Agreements.
(a)   At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Covered Shares entitled to vote that the Sponsor holds of record or beneficially, as of the date hereof, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject Acquiror Shares”) to be counted as present thereat for purposes of calculating a quorum, (ii) not redeem any Subject Acquiror Shares at such meeting and (iii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Subject Acquiror Shares:
(i)   in favor of each Proposal;
(ii)   in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of Acquiror to approve and adopt the Proposals to a later date if there are not sufficient votes to approve and adopt the Proposals, or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; and
(iii)   against any proposal (A) in opposition to approval of the Merger Agreement, (B) inconsistent with the Merger Agreement or the Transactions, (C) relating to any Acquiror Acquisition Proposal or (D) relating to any other action or business before such meeting that (1) would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement, (2) would result in the failure of any condition set forth in Article IX of the Merger Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement or (3) would reasonably be expected to result in a breach of Section 7.11 of the Merger Agreement.
(b)   The obligations of the Sponsor specified in this Section 1.1 shall apply whether or not the Mergers or any action described above is recommended by the Acquiror Board.
Section 1.2   No Inconsistent Agreement.   The Sponsor hereby represents and covenants that it has not entered into, and shall not enter into, any agreement, arrangement or understanding, including any voting trust, proxy or power of attorney, that would restrict, limit or interfere with the performance of its obligations hereunder, including with respect to any of the Covered Shares.
Section 1.3   Sponsor Founder Shares; Forfeiture.   (a) At and after the Closing, the Sponsor will retain (i) 3,100,000 shares of PubCo Common Stock (the “Retained Shares”) and (ii) 7,000,000 PubCo Warrants (the “Retained Warrants”).
(b)   The Sponsor hereby agrees, subject to and conditioned upon the Closing, to forfeit (and execute such documents or certificates evidencing such forfeiture as Acquiror, PubCo and/or the Company may reasonably request), concurrently with the Closing, all of the (i) Owned Shares other than the Retained Shares and (ii) Owned Warrants other than the Retained Warrants. This Section 1.3(c) shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.
Section 1.4   Sponsor Loans.   At the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by Acquiror to the Sponsor shall be converted by Acquiror, PubCo and the Sponsor into PubCo Warrants, at the price of $1.00 per PubCo Warrant.
ARTICLE II.
SPONSOR REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties.   The Sponsor hereby represents and warrants as of the date hereof as follows:
(a)   The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, its Owned Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Sponsor does not own beneficially or of record any shares of capital stock of Acquiror (or any securities convertible into shares of capital stock of Acquiror).

(b)   The Sponsor is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of organization.
(c)   The Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder.
(d)   The execution and delivery of this Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by the Sponsor, to the extent applicable.
(e)   This Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.
(f)   The Sponsor understands and acknowledges that each of Acquiror, PubCo and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.
ARTICLE III.
MISCELLANEOUS
Section 3.1   No Redemption and Waiver of Anti-Dilution.   The Sponsor irrevocably and unconditionally agrees and acknowledges that, in connection with the transactions contemplated by the Merger Agreement, the Sponsor shall not seek redemption of, shall not elect redemption of or cause to be redeemed any of its Acquiror Class A Shares. The Sponsor, solely in connection with and only for the purpose of the Transactions, hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any of its Acquiror Class B Shares. This Section 3.1 shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.
Section 3.2   No Transfers.   The Sponsor hereby agrees not to, directly or indirectly, prior to the termination of this Agreement in accordance with Section 3.4 hereof, except pursuant to the consummation of the Redomicile, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of any of the Sponsor’s Covered Shares, or (b) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or materially delaying the Sponsor from or in performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Acquiror, PubCo and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement in respect of the Sponsor’s Covered Shares so Transferred and any Covered Shares subsequently acquired; provided, further, that any Transfer permitted under this Section 3.2 shall not relieve the Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 3.2 with respect to the Sponsor’s Covered Shares shall be null and void. This Section 3.2 shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.
Section 3.3   Authorization; No Breach.   Each of Acquiror, PubCo and the Company (each making these representations and warranties separately) (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Law of the jurisdiction of its organization and (b) has all requisite corporate or limited liability company power, as applicable, without violating any agreement to which it is bound, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Acquiror, PubCo and the Company (each making these representations and warranties separately) has been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.
Section 3.4   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with Article X thereof and (c) the liquidation of Acquiror. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.5   Governing Law; Venue.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to its choice of law rules). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in any state or federal court located in the State of New York, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.
Section 3.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.5.
Section 3.7   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.8   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
Section 3.9   Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, PubCo, the Sponsor and the Company.
Section 3.10   Severability.   If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.11   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid,

(c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror, PubCo or the Sponsor:
Spring Valley Acquisition Corp. II
Spring Valley Acquisition Sponsor II, LLC
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attention: Christopher Sorrells
E-mail: Chris.Sorrells@sv-ac.com
with a copy to (which will not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Alan Annex; Adam Namoury; Jason Simon
Email: Alan.Annex@gtlaw.com; Adam.Namoury@gtlaw.com;
Jason.Simon@gtlaw.com
If to the Company:
Eagle Energy Metals Corp.
5470 Kietzke Lane, Suite 300
Reno, NV 89511
Attention: Mark Mukhija
E-mail: mmukhija@eagleenergymetals.com
With a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
Attn: Peter Strand; Mike Bradshaw
E-mail: peter.strand@nelsonmullins.com; mike.bradshaw@nelsonmullins.com
Section 3.12   Counterparts.   This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 3.13   Entire Agreement.   This Agreement and the agreements referenced herein and referenced in the Merger Agreement (to the extent applicable) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Sponsor, PubCo, Acquiror and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSOR:
SPRING VALLEY ACQUISITION SPONSOR II, LLC
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title: Managing Member
[Signature Page to Support Agreement]

ACQUIROR:
SPRING VALLEY ACQUISITION CORP. II
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title: Chief Executive Officer
[Signature Page to Support Agreement]

PUBCO:
EAGLE NUCLEAR ENERGY CORP.
By:
/s/ Christopher Sorrells

Name: Christopher Sorrells
Title: President and Director
[Signature Page to Support Agreement]

COMPANY:
EAGLE ENERGY METALS CORP.
By:
/s/ Manavdeep Mukhija

Name: Manavdeep Mukhija
Title: Chief Executive Officer
[Signature Page to Support Agreement]

Schedule I
	Acquiror Class A Shares	Acquiror Class B Shares	Acquiror Private Warrants
Spring Valley Acquisition Sponsor II, LLC	7,546,666	1	13,350,000

ANNEX F
AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT
This Amended and Restated Voting and Support Agreement (this “Agreement”) is dated as of September 29, 2025, by and among Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (“PubCo”), Eagle Energy Metals Corp., a Nevada corporation (the “Company”), and [•] (the “Stockholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below). This Agreement amends, replaces and supersedes in its entirety the Original Voting and Support Agreement (as defined below).
RECITALS
WHEREAS, on July 30, 2025, Acquiror, Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”), and the Company entered into that certain Agreement and Plan of Merger (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Original Merger Agreement”);
WHEREAS, on July 30, 2025 and concurrently with the entry into the Original Merger Agreement, the Acquiror, the Company and the Stockholder entered into a Voting and Support Agreement (the “Original Voting and Support Agreement”);
WHEREAS, prior to the execution and delivery of this Agreement, Acquiror, PubCo, Merger Sub 2, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company, and the Company entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, the parties hereto desire to amend and restate the Original Voting and Support Agreement by this Agreement;
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the shares of Existing Company Common Stock set forth on the Stockholder’s signature page hereto (the “Owned Shares”; the Owned Shares and any additional shares of Existing Company Stock (or any securities convertible into or exercisable or exchangeable for shares of Existing Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and
WHEREAS, as an inducement to Acquiror to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
SUPPORT AGREEMENT
Section 1.1   Voting Agreements.
(a)   At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, the Stockholder agrees, solely in his, her or its capacity as a stockholder of the Company, to (i) appear at each such meeting or otherwise cause all of his, her or its Owned Shares and all of his, her or its Covered Shares entitled to vote that the Stockholder holds of record or beneficially, as of the date hereof, or acquires record or beneficial ownership of after the date hereof (collectively, the

F-1

“Subject Company Shares”) to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Subject Company Shares:
(i)   in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the Transactions;
(ii)   in favor of any proposal to adjourn a meeting at which there is a proposal for shareholders of the Company to approve and adopt the Merger Agreement and the Transactions, to a later date if there are not sufficient votes to approve and adopt the foregoing, or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; and
(iii)   against any proposal (A) in opposition to approval of the Merger Agreement, (B) inconsistent with the Merger Agreement or the Transactions, (C) relating to any Company Acquisition Proposal or (D) relating to any other action or business before such meeting that (1) would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (2) would result in the failure of any condition set forth in Article IX of the Merger Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement or (3) would reasonably be expected to result in a breach of Section 7.11 of the Merger Agreement.
(b)   The obligations of the Stockholder specified in this Section 1.1 shall apply whether or not the Mergers or any action described above is recommended by the Company Board.
Section 1.2   No Inconsistent Agreement.   The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement, arrangement or understanding, including any voting trust, proxy or power of attorney, that would restrict, limit or interfere with the performance of such the Stockholder’s obligations hereunder, including with respect to any of the Covered Shares.
ARTICLE II.
STOCKHOLDER REPRESENTATIONS AND WARRANTIES
Section 2.1   Stockholder Representations and Warranties.   The Stockholder hereby represents and warrants as of the date hereof as follows:
(a)   The Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Owned Shares, free and clear of Liens other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company).
(b)   The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, or other similar agreement or arrangement with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c)   The execution and delivery of this Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by the Stockholder.
(d)   There are no Actions pending or, to the Stockholders’ knowledge, threatened against the Stockholder before (or, in the case of threatened Actions, that would be before) any arbitrator or any

F-2

Governmental Authority, which in any manner would reasonably be expected to challenge, prevent, enjoin or materially delay the performance by the Stockholder of any of its obligations under this Agreement.
(e)   This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Stockholder enforceable against it in accordance with its terms.
(f)   The Stockholder understands and acknowledges that each of Acquiror, PubCo and the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
(g)   No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder, other than, for the avoidance of doubt, the Company’s engagement of any investment banker, broker, finder or other intermediary as set forth in the Company Disclosure Schedule.
ARTICLE III.
MISCELLANEOUS
Section 3.1   No Transfers.   The Stockholder hereby agrees not to, directly or indirectly, prior to the termination of this Agreement in accordance with Section 3.3 hereof, except pursuant to the consummation of the Mergers, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or materially delaying the Stockholder from or in performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Acquiror, PubCo and the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement in respect of the Covered Shares so Transferred and any Covered Shares subsequently acquired; provided, further, that any Transfer permitted under this Section 3.1 shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 3.1 with respect to the Stockholder’s Covered Shares shall be null and void.
Section 3.2   Authorization; No Breach.   Each of Stockholder, Acquiror, PubCo and the Company (each making these representations and warranties separately), (a) if a legal entity, (i) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Law of the jurisdiction of its organization and (ii) has all requisite corporate or limited liability company power, as applicable, without violating any agreement to which it is bound, to enter into this Agreement and to perform its obligations hereunder, or (b) if an individual, has legal competence and capacity to enter into this Agreement and all necessary authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Stockholder, Acquiror, PubCo and the Company (each making these representations and warranties separately) has been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.
Section 3.3   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Merger Agreement in accordance with Article X thereof and (c) the liquidation of Acquiror. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions

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contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.4   Governing Law; Venue.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to its choice of law rules). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in any state or federal court located in the State of New York, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.
Section 3.5   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.5.
Section 3.6   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.7   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
Section 3.8   Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, PubCo, Stockholder and the Company.
Section 3.9   Severability.   If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.10   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror or PubCo:
Spring Valley Acquisition Corp. II
2100 McKinney Ave., Suite 1675
Dallas, TX 75201
Attention: Christopher Sorrells
E-mail:
Chris.Sorrells@sv-ac.com

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with a copy to (which will not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention:
Alan Annex; Adam Namoury; Jason Simon

Email:
Alan. Annex@gtlaw.com; Adam.Namoury@gtlaw.com;
Jason.Simon@gtlaw.com

If to the Company:
Eagle Energy Metals Corp.
5470 Kietzke Lane, Suite 300
Reno, NV 89511
Attention:
Mark Mukhija

E-mail:
mmukhija@eagleenergymetals.com

With a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
Attn:
Peter Strand; Mike Bradshaw

E-mail:
peter.strand@nelsonmullins.com;
mike.bradshaw@nelsonmullins.com

If to the Stockholder, to such address indicated on the Company’s records with respect to the Stockholder or to such other address or addresses as the Stockholder may from time to time designate in writing.
Section 3.11   Counterparts.   This Agreement may also be executed and delivered by facsimile signature or by other electronic means in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 3.12   Entire Agreement.   This Agreement and the agreements referenced herein and referenced in the Merger Agreement (to the extent applicable) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

F-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
ACQUIROR:
SPRING VALLEY ACQUISITION CORP. II
By:

Name: Christopher Sorrells
Title: Chief Executive Officer
[Signature Page to Amended and Restated Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
PUBCO:
EAGLE NUCLEAR ENERGY CORP.
By:

Name: Christopher Sorrells
Title: President and Director
[Signature Page to Amended and Restated Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
COMPANY:
EAGLE ENERGY METALS CORP.
By:

Name: Manavdeep Mukhija
Title: Chief Executive Officer
[Signature Page to Amended and Restated Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
STOCKHOLDER:
[•]
By: Name: Title:
Shares of Company Stock Held:
Common Stock:
[Signature Page to Amended and Restated Voting and Support Agreement]

ANNEX G
AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
This Amended and Restated Securities Purchase Agreement (this “Agreement”) is dated as of September 29, 2025, by and among Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (the “Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), Eagle Energy Metals Corp., a Nevada corporation (the “Target”), and the purchaser identified on the signature pages hereto (including its successors and assigns, the “Purchaser”). This Agreement amends, replaces and supersedes in its entirety certain Securities Purchase Agreement, dated July 30, 2025, entered into by and among Acquiror, the Target and the Purchaser.
WHEREAS, the Acquiror, the Company, the Target, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), and Spring Valley Merger Sub II, Inc., a Nevada corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), entered into an Amended and Restated Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement,” and the transactions contemplated by the Merger Agreement, the “Business Combination”), pursuant to which, among other things, (a) Merger Sub 1 shall merge with and into Acquiror (the “First Merger”), with the Acquiror surviving the First Merger as a direct wholly-owned subsidiary of the Company, and (b) Merger Sub 2 shall merge with and into the Target (the “Second Merger,” together with the First Merger, the “Mergers”), with the Target surviving the Second Merger as a direct wholly-owned subsidiary of the Company, as a result of the Mergers, each of the Acquiror and Target will become a direct, wholly owned subsidiary of the Company;
WHEREAS, in connection with the Business Combination, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Target and the Purchaser agree as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.   In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:
“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.
“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the legal authority and ability of the Acquiror to comply with the terms of this Agreement; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred: (i) the announcement of the Merger Agreement, this Agreement or any other Ancillary Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, Acquiror or the Merger Subs; (ii) the taking of any action required by the Merger Agreement, this Agreement or any other Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any Purchaser or investor in any PIPE Investment, under this Agreement or other similar agreement related to financing the

Company, the Acquiror or the Target (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; or (viii) any change in interest rates or economic, political, business or financial market conditions generally.
“Acquiror Party” means the Acquiror and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
“Board of Directors” means the board of directors of the Company.
“Business Combination” shall have the meaning ascribed to such term in the recitals.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.
“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Nevada, in the form of Exhibit A attached hereto.
“Class A Ordinary Shares” means the Class A ordinary shares of the Acquiror, par value $0.0001 per share.
“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.
“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means, the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.
“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the legal authority and ability of the Company to comply with the terms of this Agreement, including the issuance and sale of the Securities; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) the announcement of the Merger Agreement, this Agreement or any other Ancillary Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, Acquiror or the Merger Subs; (ii) the taking of any action required by the Merger Agreement, this Agreement or any other Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any Purchaser or investor in any PIPE Investment, under this Agreement or other similar agreement related to financing the Company, the Acquiror or the Target (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; or (viii) any change in interest rates or economic, political, business or financial market conditions generally.
“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation.
“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(i).
“Effective Date” means the first date on which (a) the initial Registration Statement has been declared effective by the Commission registering the resale of all of the Underlying Shares or (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements).
“Escrow Account” means the escrow account to be established by the Escrow Agent into which the Purchaser shall deposit Subscription Amounts.
“Escrow Agent” means an escrow agent that is mutually acceptable to the Placement Agent, Target and the Company (such acceptance, not to be unreasonably withheld, delayed or conditioned).
“Escrow Agreement” means the escrow agreement to be entered into by and among the Company and the Escrow Agent pursuant to which the Purchaser shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder, in such form as the Company and the Escrow Agent may agree prior to Closing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
“Investor Presentation” means the PowerPoint presentation dated July 30, 2025 detailing the transactions contemplated by the Merger Agreement.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.
“Merger Agreement” shall have the meaning ascribed to such term in the recitals.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“PIPE Investment” shall have the meaning ascribed to such term in the Merger Agreement.
“Placement Agent” means Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC.
“Preferred Stock” means the Series A Cumulative Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.
“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.
“Purchaser Party” means the Purchaser and the Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser

(within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Redemption” shall have the meaning ascribed to such term in the Merger Agreement.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the Purchaser and the other parties thereto, in the form of Exhibit B attached hereto.
“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchaser as provided for in the Registration Rights Agreement.
“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants (assuming for this purpose, an exercise price equal to the Floor Price) and conversion in full of all shares of Preferred Stock (assuming for this purpose, a conversion price equal to the Floor Price), ignoring any conversion or exercise limits set forth therein.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.
“SEC Guidance” shall have the meaning ascribed to such term in the introductory paragraph to Section 3.1.
“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(m).
“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
“Sponsor” means Spring Valley Acquisition Sponsor II, LLC.
“Stated Value” means $1,000.00 per share of Preferred Stock.
“Stock Exchange” means either The Nasdaq Stock Market LLC or the New York Stock Exchange (or any successors to any of the foregoing).
“Subscription Amount” shall mean the aggregate amount to be paid for the Preferred Stock and the Warrants purchased hereunder pursuant to the terms of this Agreement as set forth across from the Purchaser’s name on Schedule A hereto in U.S. dollars and in immediately available funds.
“Target Companies” means the Target and its subsidiaries.
“Target Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target

Companies to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Target Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Merger Agreement, this Agreement or any other Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Target Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which any of the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Merger Agreement, this Agreement or any other Ancillary Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Schedules, or (j) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Target Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.
“Target Party” means each Target Company and each of their respective directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls any Target Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, the Escrow Agreement, and all exhibits and schedules thereto.
“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.
“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchaser at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to 5 years, in the form of Exhibit C attached hereto.
“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.
ARTICLE 2
PURCHASE AND SALE
2.1   Closing.   On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, an aggregate of 2,500,000 shares of Preferred Stock with an aggregate Stated Value equal to the Purchaser’s Subscription Amount as set forth opposite the Purchaser’s name on Schedule A hereto, and Warrants as determined pursuant to Section 2.2(a). The Company shall provide written notice (which may be via email) to the Purchaser (the “Closing Notice”) that the Company reasonably expects the Closing to occur (and the conditions thereto to be satisfied) on a date specified in the notice (the “Scheduled Closing Date”) not less than five (5) Business Days after the date of the Closing Notice, which Closing Notice shall contain the Flow of Funds Letter (as defined below) with the Company’s wire instructions for the Escrow Account. The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. Provided that the Closing Notice is timely delivered in accordance with the foregoing, no later than two (2) Business Days prior to Closing, the Purchaser shall deliver to the Escrow Agent, via wire transfer or a certified check, immediately available funds equal to the Purchaser’s Subscription Amount. At the Closing, the Company shall deliver to the Purchaser its shares of Preferred Stock and Warrants as determined pursuant to Section 2.2(a), and the Company and the Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur by electronic exchange of documents and signatures and the Company shall deliver to the Escrow Agent any required escrow release notice, duly executed, which shall cause the release of the funds in the Escrow Account to the Company. If this Agreement is terminated prior to the Closing and any funds have already been sent by the Purchaser to the Escrow Account, or the Closing Date does not occur within five (5) Business Days after the Scheduled Closing Date specified in the Closing Notice, the Company shall or shall cause the Escrow Agent to promptly (but not later than seven (7) Business Days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by the Purchaser for payment of the Purchaser’s Subscription Amount by wire transfer in immediately available funds to the account specified in writing by the Purchaser (provided, that the failure of the Closing Date to occur within such seven (7) Business Day period and the return of the relevant funds shall not relieve the Purchaser from its obligations under this Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith and indicated to the Purchaser in a timely delivered subsequent Closing Notice).
2.2   Deliveries.
(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:
(i)   a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) such aggregate number of shares of Preferred Stock equal to the Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of the Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Nevada;
(ii)   a Warrant registered in the name of the Purchaser to purchase up to a number of shares of Common Stock equal to 100% of the total number of shares of Common Stock into which the Purchaser’s shares of Preferred Stock are convertible on the date of Closing, with an exercise price equal to $12.00, subject to adjustment as set forth therein;
(iii)   an email from the Company setting forth the wire transfer instructions of the Company; and
(iv)   the Registration Rights Agreement duly executed by the Company.

(b)   On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company or the Escrow Agent, as applicable, the following:
(i)   the Registration Rights Agreement duly executed by the Purchaser;
(ii)   the Purchaser’s counter-signature to the Warrant described in Section 2.2(a)(ii); and
(iii)   the Purchaser’s Subscription Amount.
2.3   Closing Conditions.
(a)   The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:
(i)   all conditions precedent to the closing of the Business Combination set forth in Article VII of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the Person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Business Combination pursuant to the Merger Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the transactions contemplated hereby), and the closing of the Business Combination shall be scheduled to occur substantially concurrently with the Closing; and
(ii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.
(b)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:
(i)   except as otherwise provided under Section 2.3(b)(ii), all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties and agreements of the Purchaser contained in this Agreement as of the Closing Date, but without giving effect to consummation of the Business Combination, or as of such earlier date, as applicable;
(ii)   the representations and warranties of the Purchaser contained in Section 3.2(q) of this Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Purchaser of such representations and warranties;
(iii)   the Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and
(iv)   the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.
(c)   The obligation of the Purchaser to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Purchaser of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Agreement as of the Closing Date, but without giving effect to consummation of the Business Combination, or as of such earlier date, as applicable;
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and
(iii)   the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Representations and Warranties of the Company.   Except as set forth in any Company SEC Reports filed or submitted on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Company’s financial statements due wholly or in part to the SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Company, the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   The Company (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(b)   As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.
(c)   This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Acquiror, the Target and the Purchaser of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining stockholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect
(f)   Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)   Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to the Purchaser.
(h)   Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.
(i)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i) – (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3) is applicable.

(j)   Except as would not reasonably be expected to be material to the Company, the Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
(k)   As of the Closing Date, the Common Stock will be eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s Transfer Agent is a participant in DTC’s Fast Automated Securities Transfer Program.
(l)   The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent and Affiliates of the Company.
(m)   As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in the SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from the SEC Guidance shall not be deemed material noncompliance for purposes of this Agreement or the other Transaction Documents.
(n)   As of the date hereof, the authorized shares of the Company is 1,000 shares of Common Stock, of which 100 shares of Common Stock were issued and outstanding. As of the date hereof, except as set forth above and pursuant to the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Company Equity Interests”) or securities convertible into or exchangeable or exercisable for Company Equity Interests. Except as set forth in the Merger Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Equity Interests, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Merger Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.
(o)   [Reserved].
(p)   To the knowledge of the Company, the Company is not, and immediately after receipt of payment for the Securities and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(q)   Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
(r)   The Company’s accounting firm is WithumSmith+Brown, PC. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.
(s)   There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.
(t)   The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.
(u)   The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.
3.2   Representations and Warranties of the Purchaser.   The Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.
(b)   Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution, delivery and performance of the Transaction Documents, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Securities.
(d)   At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Annex A hereto, (ii) acquiring the Securities only for its own account and not for the account of others, or if the Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).
(e)   The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction and that the Company is not required to register the Securities except as set forth in the Registration Rights Agreement. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1 1∕2”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the Commission after the Closing Date. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.
(f)   The Purchaser understands and agrees that it is purchasing the Securities directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the Target, the Placement Agent, the Sponsor, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and the Target set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Placement Agent, its Affiliates or any of its or its Affiliates’ control persons, officers, directors or employees, (iii) the Sponsor, its Affiliates (other than the Company), or any of its or its’ Affiliates respective control persons, officers, directors or employees or (iv) any other party to the Merger Agreement, including any such party’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.
(g)   In making its decision to purchase the Securities, the Purchaser has relied solely upon independent investigation made by the Purchaser and the Company’s and the Target’s representations in

Sections 3.1 and 3.3, respectively, of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, the Target Companies and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed the Company’s filings with the Commission. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that certain information provided by the Company and the Target was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company, the Target Companies and the Business Combination and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Placement Agent, the Sponsor or any of their Affiliates or any of such Person’s or its Affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Securities nor is such information, recommendation or advice necessary or desired. None of the Placement Agent, the Sponsor or any of their respective Affiliates or Representatives has made or makes any representation as to the Company or the Target Companies or the quality or value of the Securities. In addition, the Company, the Target, the Sponsor, Placement Agent and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company or the Target Companies which the Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to the Purchaser, none of the Placement Agent, its Affiliates or the Company, the Target, the Sponsor or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.
(h)   The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates, by means of direct contact between the Purchaser and the Target or its Affiliates or by means of contact from the Placement Agent, and Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates. The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Reports. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j)   The Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.
(k)   The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.
(l)   The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.
(m)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.
(n)   The Purchaser will have sufficient funds to pay the Subscription Amount pursuant to Section 2.2(b)(iii) of this Agreement and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.
(o)   The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Target, the Sponsor, the Placement Agent or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company and the Target contained in Sections 3.1 and 3.3, respectively, of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Purchaser or any other Person participating in any other private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, (iii) the Sponsor, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, nor (iv) the Placement Agent, its Affiliates or any of its or their respective control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser or any other Purchaser pursuant to the Transaction

Documents or any other agreement related to a private placement of Securities for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder or thereunder.
(p)   No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Securities to the Purchaser.
(q)   At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.
(r)   The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.
(s)   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Purchaser with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, the Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(t)   The Purchaser acknowledges that (i) the Company, the Target Companies, the Sponsor and the Placement Agent, and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and the Target Companies that is not known to the Purchaser and that may be material to a decision to purchase the Securities, (ii) the Purchaser has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company, the Target Companies, the Sponsor or the Placement Agent or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by law, waives and releases any claims it may have against the Company, the Target Companies, the Sponsor, the Placement Agent and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.
(u)   The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.
(v)   The Purchaser acknowledges and is aware that the Placement Agent is acting as financial advisor to the Company in connection with the Business Combination.
3.3   Representations and Warranties of the Target.   The Target hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   Each of the Target Companies is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Each of the Target Companies is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its or their ownership of property or the nature of the business conducted by it or them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Target Material Adverse Effect.
(b)   The Target has the requisite power and authority to enter into and perform its obligations under the Merger Agreement, this Agreement and the other Transaction Documents. The execution and delivery of the Merger Agreement, this Agreement and the other Transaction Documents by the Target, and the consummation by the Target of the transactions contemplated hereby and thereby have been duly authorized by the Target’s board of directors or equivalent governing body, and no further filing, consent or authorization is required by the Target, its managers or its equity holders or other governing body. The Merger Agreement and this Agreement have been, and the other Transaction Documents to which it is a party will be prior to the Closing, duly executed and delivered by the Target, and each constitutes the legal, valid and binding obligations of the Target, enforceable against the Target in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.
(c)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the compliance by the Target with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Target pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or instrument to which the Target is a party or by which the Target is bound or to which any of the property or assets of the Target is subject, (ii) the Organizational Documents of the Target, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Target or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Target Material Adverse Effect.
(d)   Assuming the accuracy of the representations and warranties of the parties to this Agreement, the Target Companies are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by (x) applicable state securities laws and (y) federal antitrust laws and (ii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect.
(e)   Disclosure.   The information and materials previously provided by or on behalf of the Target to the Purchaser (if any) in connection with the offer and sale of the Securities, have been prepared in a good faith effort by the Target to describe the Target Companies’ present and proposed products. The Target acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, the Purchaser or its or their respective Affiliates.
3.4   Additional Representations and Warranties of the Target.   Subject to the qualifications, exceptions and disclosures related thereto in the Merger Agreement, the Target hereby makes each of the representations and warranties of the Company (as defined in the Merger Agreement) set forth in the fully-executed Merger Agreement (as if such representations and warranties were initially made to the Purchaser and set forth in this Agreement in their entirety, mutatis mutandis).
3.5   Representations and Warranties of the Acquiror.   Except as set forth in any Acquiror SEC Reports filed or submitted on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by the Acquiror shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Acquiror in connection with any order, directive, guideline, comment or recommendation from the Commission or the Acquiror’s auditor or accountant that is applicable to the Acquiror (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Acquiror’s financial statements due wholly or in part to the SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Acquiror, the Acquiror represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   The Acquiror (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Acquiror Material Adverse Effect.
(b)   [Reserved].
(c)   This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by the Acquiror, and assuming the due authorization, execution and delivery of the same by the Company, the Target and the Purchaser of this Agreement and the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Acquiror with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Acquiror pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Acquiror is a party or by which the Acquiror is bound or to which any of the property or assets of the Acquiror is subject, (ii) the Organizational Documents of the Acquiror, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Acquiror or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Acquiror Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Acquiror is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) filings and approvals required to consummate the Business Combination as provided under the Merger Agreement(vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Acquiror Material Adverse Effect
(f)   Except for such matters as have not had and would not have an Acquiror Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Acquiror, threatened in writing against the Acquiror or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Acquiror.
(g)   [Reserved].

(h)   Neither the Acquiror nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Acquiror nor any person acting on the Acquiror’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Acquiror for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Acquiror nor any person acting on the Acquiror’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.
(i)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i) – (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Acquiror, except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3) is applicable.
(j)   Except as would not reasonably be expected to be material to the Acquiror, the Acquiror is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
(k)   [Reserved].
(l)   The Acquiror is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent and Affiliates of the Acquiror.
(m)   As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Acquiror with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Acquiror from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Acquiror included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Acquiror as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in the SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from the SEC Guidance shall not be deemed material noncompliance for purposes of this Agreement or the other Transaction Documents.
(n)   As of the date hereof, the authorized share capital of the Acquiror is $33,100 divided into 300,000,000 Class A Ordinary Shares, 30,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”) and 1,000,000 preference shares of a par value of $0.0001 (the “Preference Shares”). As of the date hereof and immediately prior to the Domestication and prior to giving effect to the Closing and the Business Combination: (i) 9,880,095 Class A Ordinary Shares, 1 Class B Ordinary Share and no Preference Shares were issued and outstanding; (ii) 11,500,000 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, and 13,350,000 private placement warrants (7,000,000 of which will be outstanding at the closing of the Business Combination), each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together “Outstanding Warrants”), were issued and outstanding;

(iii) 23,000,000 rights (“Outstanding Rights”), each holder of a whole right will receive one-tenth of one Class A ordinary share upon consummation of an initial business combination; and (iv) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Outstanding Warrants are exercisable on or prior to the closing of the Business Combination. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights; (B) Outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights; and (C) Outstanding Rights have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Acquiror any Ordinary Shares or other equity interests in the Acquiror (collectively, “Acquiror Equity Interests”) or securities convertible into or exchangeable or exercisable for Acquiror Equity Interests. Except as set forth in the Merger Agreement, as of the date hereof, the Acquiror has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Acquiror is a party or by which it is bound relating to the voting of any Acquiror Equity Interests, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Merger Agreement. Except as described in the SEC Reports, there are no securities or instruments issued by or to which the Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities.
(o)   The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “SVII.” Except as set forth in the SEC Filings or as contemplated by the Merger Agreement: (i) there is no suit, Action, Proceeding or investigation pending or, to the knowledge of the Acquiror, threatened against the Acquiror by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on the Stock Exchange and (ii) the Acquiror has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. Upon consummation of the Business Combination, the shares of Common Stock are expected to be registered under the Exchange Act and listed for trading on the Stock Exchange.
(p)   To the knowledge of the Acquiror, the Acquiror is not, and immediately after the consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Acquiror Act of 1940, as amended.
(q)   Neither the Acquiror nor, to the knowledge of the Acquiror, any agent or other person acting on behalf of the Acquiror has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Acquiror (or made by any person acting on its behalf of which the Acquiror is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
(r)   The Acquiror’s accounting firm is WithumSmith+Brown, PC. To the knowledge and belief of the Acquiror, such accounting firm is a registered public accounting firm as required by the Exchange Act.
(s)   There are no disagreements of any kind presently existing, or reasonably anticipated by the Acquiror to arise, between the Acquiror and the accountants and lawyers formerly or presently employed by the Acquiror and the Acquiror is current with respect to any fees owed to its accountants and lawyers which could affect the Acquiror’s ability to perform any of its obligations under any of the Transaction Documents.
(t)   The Acquiror acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Acquiror further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Acquiror (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Acquiror further represents to the Purchaser that the Acquiror’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Acquiror and its representatives.
(u)   The Acquiror has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Acquiror to facilitate the sale or resale of any of the Securities.
ARTICLE 4
OTHER AGREEMENTS OF THE PARTIES
4.1   Transfer Restrictions.
(a)    The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and, if permitted pursuant to the terms thereof, the Registration Rights Agreement and shall have the rights and obligations of the Purchaser under this Agreement and the Registration Rights Agreement, if a party thereto.
(b)   The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.
The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties; provided, however, that, as a prerequisite to such pledge, the Purchaser shall (x) provide notice to the Company of such pledge or transfer at least five (5) Business Days prior thereto and (y) cause to be delivered to the Company customary legal opinions of legal counsel of the pledgee, secured party and pledgor as shall be reasonably requested by the Company in connection therewith. Thereafter, at the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling securityholders thereunder.
(c)   Certificates (or reasonable evidence of issuance by book entry, as applicable) evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 or (iii) as otherwise provided in the Certificate of Designation. The Company shall use commercially reasonable efforts to cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder or if requested by the Purchaser, respectively, in each case, if the proposed sale is to be made pursuant to an effective registration statement or subject to an exemption from registration under the federal securities laws. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or if the Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation or Warrants, then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Purchaser a certificate (or reasonable evidence of issuance by book entry, as applicable) representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate (or reasonable evidence of issuance by book entry, as applicable) representing Underlying Shares, as applicable, issued with a restrictive legend.
(d)   The Purchaser agrees with the Company that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein and will not be sold if Purchaser has been notified in writing by the Company that the use of such Registration Statement has been suspended or if Purchaser knows or has reason to know that the Commission has issued a stop order suspending the effectiveness of the Registration Statement, and Purchaser acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.
4.2   Acknowledgment of Dilution.   The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.
4.3   Furnishing of Information; Public Information.   Until the time that the Purchaser does not own any Securities, the Company shall use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.
4.4   Integration.   The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
4.5   Conversion and Exercise Procedures.   Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchaser in order to exercise the Warrants or convert the Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchaser to exercise its Warrants or convert its Preferred Stock. The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.
4.6   Securities Laws Disclosure; Publicity.   The Company and the Target shall (a) within four Business Days of the date of the entry into the Merger Agreement (i) issue a press release disclosing the material terms of the transactions contemplated hereby, and (ii) file a Current Report on Form 8-K, including the Transaction Documents and the Investor Presentation as exhibits thereto, with the Commission and (b) use their commercially reasonable efforts to prepare and file a registration statement and proxy statement and/or prospectus with the Commission in connection with the Business Combination as promptly as practicable (11:59 P.M Eastern Time on the date of the filing of such registration statement and proxy statement and/or prospectus, the “Cleanse Time”). From and after the Cleanse Time, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information, as of immediately prior to the Cleanse Time, delivered to the Purchaser by the Company, the Target or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, neither the Company nor the Target shall publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), except (a) as required by federal securities law or requested by the staff of the Commission in connection with (i) any filings in connection with the Business Combination, (ii) any registration statement contemplated by the Registration Rights Agreement and (iii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).
4.7   Stockholder Rights Plan.   No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that exclusively as a result of the transactions contemplated by this Agreement the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.8   Non-Public Information.   From and after the Cleanse Time, the Company and the Target covenant and agree that neither they, nor any other Person acting on their behalf will provide the Purchaser or its agents or counsel with any information that constitutes, or the Company and the Target reasonably believe constitutes, material non-public information, unless prior thereto the Purchaser shall have consented to the receipt of such information and agreed with the Company and the Target to keep such information confidential. To the extent that, after the Cleanse Time, the Company, the Target or any of their respective officers, director, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company and the Target hereby covenant and agree that the Purchaser shall not have any duty of trust or confidentiality to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, the Target or any of their respective officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or the Target, the Company shall if reasonably practicable simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company and the Target understand and confirm that the Purchaser shall be relying on the foregoing covenants in effecting transactions in securities of the Company.
4.9   Use of Proceeds.   The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.
4.10   Indemnification.
(a)   Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser Party harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).
(b)   Subject to the provisions of this Section 4.10, the Target will indemnify and hold each Purchaser Party, harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations and warranties of the Target Companies found exclusively in Section 3.3, covenants or agreements made by the Target in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).
(c)   Subject to the provisions of this Section 4.10, the Purchaser will, severally and not jointly, indemnify and hold (i) each Company Party, (ii) each Target Party and (iii) each Acquiror Party, harmless from any and all Losses that any such Company party, Target Party or Acquiror Party (as applicable) may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of such Company Party’s, Target Party’s or Acquiror Party’s (as applicable) representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Company Party, Target Party or Acquiror Party may have with any such stockholder or any violations by such Company Party, Target Party or Acquiror Party (as applicable) of state or federal securities laws or any conduct by such Company Party, Target Party or Acquiror Party (as applicable) which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).
(d)   If any Action or Proceeding shall be brought against any Person in respect of which indemnity may be sought pursuant to this Agreement, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, but the omission to notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 4.10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Action or Proceeding there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.
4.11   Reservation and Listing of Securities.
(a)   Commencing on the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.
(b)   If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 100% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.
(c)   The Company shall, as applicable: (i) promptly after the Closing Date and in connection with the registration with the Commission of the Underlying Shares, in the manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps reasonably necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as practicable thereafter and to provide to the Purchaser evidence of such listing or quotation and (iii) use commercially reasonable efforts to maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.
(d)   At the extraordinary general meeting of shareholders of the Acquiror to be held to obtain shareholder approval of inter alia the Business Combination, the Acquiror shall present to its shareholders a proposal providing for the approval of the issuance of all of the Securities in compliance with the rules and regulations of the principal Trading Market (without regard to any limitation on conversion or exercise thereof), with the recommendation of the Acquiror’s Board of Directors that such proposal be approved, and the Acquiror shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.
4.12   Certain Transactions and Confidentiality.   The Purchaser covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at the Cleanse Time. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release and the Current Report on Form 8-K as described in Section 4.6, the Purchaser will maintain the confidentiality of the existence and terms of this transaction. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that, (i) the Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the Cleanse Time and (ii) the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the Cleanse Time. Notwithstanding the foregoing, if the Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.
4.13   Blue Sky Filings.   The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.
4.14   Lock-up Agreements.   The Company shall at no time enter into, or allow, any amendment to or modification of the Insider Letter or any lock-up or similar agreement entered into with any of the stockholders of the Company or any other Person or directly or indirectly waive or, except as permitted by its Organizational Documents, release any such Person subject to any of the foregoing from any of the restrictions imposed therein (including by shortening any applicable lock-up period). If any party to any lock-up or similar agreement breaches any provision of the lock-up or similar agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such lock-up or similar agreement.
ARTICLE 5
MISCELLANEOUS
5.1   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Merger Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to the Purchaser if any of the conditions set forth in Section 2.3(a) applicable to the Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) the Purchaser may terminate this Agreement if (X) any of the conditions set forth in Section 2.3(b) shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or (Y) the Closing shall not have occurred on or prior to the date on which the Target is permitted to terminate the Merger Agreement pursuant to Section 10.01 of the Merger Agreement. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach; provided, that in the event that the Merger Agreement is ever terminated by the Company and/or the Target for any reason, the Purchaser hereby agrees not to indirectly assert a claim against the Target by funding the Company or any other party to assert any such claim.

5.2   Fees and Expenses.   Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Securities to the Purchaser.
5.3   Entire Agreement.   The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
5.4   Notices.   Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
5.5   Amendments; Waivers.   No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company, the Target and the Purchaser or, in the case of a waiver, by the Company, the Target or the Purchaser, as the case may be, dependent on the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
5.6   Headings.   The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
5.7    Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Target may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other and the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”
5.8   No Third-Party Beneficiaries.   The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchaser in Section 3.2 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.
5.9   Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.
5.10   Survival.   The representations and warranties contained in Section 3.1, Section 3.2 and Section 3.3 herein shall survive the Closing and the delivery of the Securities. The representations and warranties contained in Section 3.4 herein shall not survive the Closing and the delivery of the Securities.
5.11   Execution.   This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.
5.12   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.13   Rescission and Withdrawal Right.   Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of the Preferred Stock, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, the Purchaser shall be required to return any shares of Common Stock subject to any exercise notice concurrently with the return to the Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of the Purchaser’s right to acquire such shares pursuant to the Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).
5.14   Replacement of Securities.   If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15   Remedies.   In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 4.10 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in ARTICLE 3 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.
5.16   Payment Set Aside.   To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
5.17   Usury.   To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to Indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such Indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.
5.18   Liquidated Damages.   The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.
5.19   Saturdays, Sundays, Holidays, etc.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
5.20   Construction.   The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.
5.21   Trust Account Waiver.   The Purchaser hereby acknowledges that, as described in the Acquiror’s prospectus relating to its initial public offering (the “IPO”) dated October 12, 2022 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Acquiror, its public shareholders and certain other parties. For and in consideration of the Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser on behalf of itself and each of its affiliates and subsidiaries, and each of its and their employees, agents, representatives and any other person or entity acting on its and their behalf hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 5.21 shall be deemed to limit the Purchaser’s right to distributions from the Trust Account in accordance with the Company’s memorandum and articles of association in respect of any redemptions by the Purchaser in respect of shares of Common Stock acquired by any means other than pursuant to this Agreement.
5.22   NO LIABILITY UPON GOOD FAITH TERMINATION.   OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, TARGET, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE MERGER AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO THE PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE MERGER AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE TARGET OR THE COMPANY, BUT REGARDLESS OF WHETHER THE MERGER AGREEMENT IS TERMINATED BY THE COMPANY OR TARGET).
5.23   WAIVER OF JURY TRIAL.   IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
SPRING VALLEY ACQUISITION CORP. II		Address for Notice: 2100 McKinney Ave., Suite 1675 Dallas, TX 75201
By:
Name: Christopher Sorrells
	Title: Chief Executive Officer	Email:
With a copy to (which shall not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: Adam Namoury
Email: adam.namoury@gtlaw.com
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SIGNATURE PAGE FOR COMPANY FOLLOWS]
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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
EAGLE NUCLEAR ENERGY CORP.		Address for Notice:
By:		Email:
Name:
Title:
With a copy to (which shall not constitute notice):
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: Adam Namoury
Email: adam.namoury@gtlaw.com
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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
EAGLE ENERGY METALS CORP.		Address for Notice: 5470 Kietzke Lane, Suite 300 Reno, NV 89511
By:
Name:
	Title:	Email: mmukhija@eagleenergymetals.com
With a copy to (which shall not constitute notice):
Nelson Mullins Riley & Scarborough LLP
Attn: Peter Strand; Mike Bradshaw
E-mail: peter.strand@nelsonmullins.com; mike.bradshaw@nelsonmullins.com
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IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser: ALYESKA MASTER FUND, L.P.
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:	Jason A. Bragg
Title of Authorized Signatory:	CFO of Alyeska Investment Group, L.P. (Investment Manager)
Email Address of Authorized Signatory:	operations@alyeskagroup.com
Address for Notice to Purchaser:	77 W. Wacker, Suite 700, Chicago, IL 60601
Address for Delivery of Securities to Purchaser (if not same as address for notice):
EIN Number:	98-0564704
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[PURCHASER SIGNATURE PAGES TO SPA]

SCHEDULE A
Name of Purchaser	Subscription Amount	Shares of Series A Preferred Stock	Warrant Shares
Alyeska Master Fund, L.P.	$29,700,000.00	29,700	2,500,000

Exhibit A
Form of Certificate of Designation
[•]
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES
The undersigned, [•], does hereby certify that:
1.
He is the [Chief Executive Officer] of Eagle Nuclear Energy Corp., a Nevada corporation (the “Corporation”).

2.
The Corporation is authorized to issue [•] shares of preferred stock, none of which have been issued.

3.
The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of [•] shares, $0.0001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, [•] shares of the preferred stock which the Corporation has the authority to issue, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:
TERMS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
Section 1.   Definitions.   For the purposes hereof, the following terms shall have the following meanings:
“Accrued Dividend” shall have the meaning set forth in Section 3(a).
“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Preferred Stock as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(a), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

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“Alternate Consideration” shall have the meaning set forth in Section 7(f).
“Annual Rate” means with respect to a PIK Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value.
“Applicable Price” shall have the meaning set forth in Section 7(b).
“Attribution Parties” shall have the meaning set forth in Section 6(e).
“Available Proceeds” shall have the meaning set forth in Section 5(c)(i).
“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).
“Business Combination” means the transactions contemplated by the Merger Agreement.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
“Buy-In” shall have the meaning set forth in Section 6(c)(iv).
“Cash Dividend” shall have the meaning set forth in Section 3(a).
“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.
“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay for the Securities and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Date” shall have the meaning set forth in Section 6(a).
“Conversion Price” shall have the meaning set forth in Section 6(b).
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock;
“Corporation Notice” shall have the meaning set forth in Section 8(a).
“Deemed Liquidation Event” means: (i) a merger or consolidation in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation

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continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.
“Dilutive Issuance” shall have the meaning set forth in Section 7(b).
“Distribution” shall have the meaning set forth in Section 7(e).
“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.
“Equity Conditions” means (i) the Common Stock is duly authorized, listed and eligible for trading without restriction on a Trading Market, (ii) a resale registration statement shall be declared effective covering all Common Stock issuable to the Holders (assuming for this purpose that conversion occurs at a Conversion Price equal to the Floor Price), (iii) the Corporation’s filings with the U.S. Securities and Exchange Commission are current, (iv) issuance of additional shares of Common Stock to the applicable Holder will not violate such Holder’s Beneficial Ownership Limitation and (v) the Corporation is in compliance with the Transaction Documents in all material respects.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Shares” shall have the meaning set forth in Section 8(b)(ii).
“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreements or the Merger Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, and (e) any securities issued by the Corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, provided that, in the aggregate, not more than [•] shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities.
“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

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“Fundamental Transaction” shall have the meaning set forth in Section 7(f).
“Holder” shall have the meaning set forth in Section 2.
“Junior Securities” shall have the meaning set forth in Section 5(a).
“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025, by and among the Corporation (or its predecessor), Spring Valley Acquisition Corp. II, Spring Valley Merger Sub II, Inc., Spring Valley Merger Sub III, Inc. and Eagle Energy Metals Corp.
“New Issuance Price” shall have the meaning set forth in Section 7(b).
“Nevada Courts” shall have the meaning set forth in Section 9(d).
“Notice of Conversion” shall have the meaning set forth in Section 6(a).
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.
“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“PIK Dividend” shall have the meaning set forth in Section 3(a).
“Preferred Stock” shall have the meaning set forth in Section 2.
“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b).
“Preferred Stock Register” shall have the meaning set forth in Section 2.
“Purchase Agreements” means the several Securities Purchase Agreements, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.
“Purchase Rights” shall have the meaning set forth in Section 7(d).
“Redemption Date” shall have the meaning set forth in Section 8(b)(i).
“Redemption Notice” shall have the meaning set forth in Section 8(b)(ii).
“Redemption Price” shall have the meaning set forth in Section 8(b)(i).

G-A-4

“Redemption Request” shall have the meaning set forth in Section 8(b)(i).
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.
“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.
“Required Holders” shall have the meaning set forth in Section 4(c).
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.
“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.
“Share Delivery Date” shall have the meaning set forth in Section 6(c).
“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).
“Stated Value” shall have the meaning set forth in Section 2.
“Subscription Date” shall mean the date of the applicable Purchase Agreement.
“Subsidiary” means any subsidiary of the Corporation as of the Closing Date and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the earliest Subscription Date.
“Successor Entity” shall have the meaning set forth in Section 7(f).
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).
“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.
“Underlying Shares” means the Conversion Shares and the Warrant Shares.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a

G-A-5

Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.
“Warrant Shares” means, collectively, the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants.
“Warrants” means, collectively, the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement.
Section 2.   Designation, Amount and Par Value.
(a)
The series of preferred stock shall be designated as “Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be [•] (which shall not be subject to increase without the written consent of the holders of 50% of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.00 (the “Stated Value”).

(b)
The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3.   Dividends.
(a)
From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a semi-annual basis on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall be paid, at the election of the Corporation, (i) in cash (a “Cash Dividend”), or (ii) in kind by increasing the Accrued Value of such share (a “PIK Dividend”).

(b)
The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s articles of incorporation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or

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series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation ranking junior to the Preferred Stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation that is junior to the Preferred Stock, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.
(c)
Subject to Section 5 and Section 7, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4.   Voting Rights.
(a)
The Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote.

(b)
On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 6 hereof and subject to the Beneficial Ownership Limitation), but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized by unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

(c)
As long as [Alyeska Entities] hold 20% or more of the shares of Preferred Stock issued as of the closing of the Business Combination, the Corporation shall not, without the affirmative vote or action by written consent of the Holders of 80% of the issued and outstanding shares of the Preferred Stock (the “Required Holders”):

(i)
liquidate, dissolve or wind-up the affairs of the Corporation;

(ii)
amend, alter or repeal the Corporation’s articles of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that materially and adversely affects the powers, preferences or rights given to the Preferred Stock;

(iii)
create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the number of authorized shares of Preferred Stock;

(iv)
except as set forth in Section 3, purchase or redeem or pay any cash dividend on any capital stock of the Corporation ranking junior to the Preferred Stock prior to payment of such cash dividend on the Preferred Stock or purchase or redeem and capital stock of the Corporation ranking junior to the Preferred Stock, other than capital stock repurchased at cost from former

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employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Corporation;
(v)
enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under the Corporation’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Corporation, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Corporation; or

(vi)
incur or guarantee any indebtedness other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this calculation.

(d)
Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived.

Section 5.   Ranking; Liquidation.
(a)
The Preferred Stock shall rank senior to all of the Common Stock and any class or series of capital stock of the Corporation currently existing, (collectively, “Junior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)
Preferential Payments to Holders of Preferred Stock; Distribution of Remaining Assets.

(i)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 5(b)(i), the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 5(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such liquidation, dissolution or winding up of the Corporation. The

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aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 5(b)(i) and 5(b)(ii) is hereinafter referred to as the “Preferred Stock Liquidation Amount.”
(c)
Deemed Liquidation Events.

(i)
In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Chapter 78 of the Nevada Revised Statutes within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Corporation, in each case as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Nevada law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to stockholders. The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(ii)
In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(iii) below, the value shall be the VWAP of such securities.
(iii)
The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii) above so as to reflect the approximate fair market value thereof.

(iv)
If any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Sections 5(b) or 5(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated

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among the holders of capital stock of the Corporation in accordance with Sections 5(b) and 5(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
Section 6.   Conversion.
(a)
Conversions at Option of Holder.   Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of whole shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Corporation does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Transfer Agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Corporation’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b)
Conversion Price.   The initial conversion price is $12.00, subject to adjustment herein (the “Conversion Price”).

(c)
Mechanics of Conversion

(i)
Delivery of Conversion Shares Upon Conversion.   Not later than the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or

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prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Corporation agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.
(ii)
Failure to Deliver Conversion Shares.   If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)
Obligation Absolute; Partial Liquidated Damages.   The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)
Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion.   In addition to any other rights available to the Holder, if the Corporation fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share

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Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. If a Holder purchases shares of Common Stock having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Corporation shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.
(v)
Reservation of Shares Issuable Upon Conversion.   The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)
Fractional Shares.   No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

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(vii)
Transfer Taxes and Expenses.   The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d)
Beneficial Ownership Limitation.   A Holder may notify the Corporation in writing in the event it elects to be subject to the provisions contained in this Section 6(d); however, no Holder shall be subject to this Section 6(d) unless he, she or it makes such election. If the election is made, (i) the Corporation shall not effect any conversion of the Preferred Stock, and such Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Corporation’s Common Stock (or such other amount as a Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Corporation shall not permit the Holder to vote, and such Holder shall not have the right vote pursuant to Section 4(b) of this Certificate of Designation, all or any portion of the Preferred Stock that such Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Holder shall retain the right to vote pursuant to Section 4(c) of this Certificate of Designation to the extent that retaining such right does not cause such Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Corporation with any information reasonably requested by the Corporation in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Corporation’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock,

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a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.
Section 7.   Certain Adjustments.
(a)
Stock Dividends and Stock Splits.   If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)
VWAP Reset.   If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $7.50.

(c)
Adjustment of Conversion Price upon Issuance of Common Stock.   If and whenever on or after the date hereof until the first date on which no shares of Preferred Stock are outstanding the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (i) $10.00 and (ii) the Conversion Price then in effect (such price thresholds described in clauses (i) and (ii), collectively, the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), in issuances and sales conducted for the purpose of raising capital by the Corporation where the aggregate amount of consideration received by the Corporation, together with all prior issuances and sales conducted for the purpose of raising capital by the Corporation on or after the Closing

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Date that were excluded from this Section 7(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.
For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:
(i)
Options and Convertible Securities.   The consideration per share received by the Corporation for Common Stock deemed to have been issued pursuant to Section 7(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

a.
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 7(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)
Deemed Issuance of Options and Convertible Securities.

a.
If the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.
If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Preferred Stock are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No

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adjustment pursuant to this Section 7(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
(iii)
Calculation of Consideration Received.   In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(iv)
Record Date.   If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v)
Expiration or Termination of Options or Convertible Securities.   Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)
Subsequent Rights Offerings.   In addition to any adjustments pursuant to Section 7(a) or Section 7(b) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common

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Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.
(e)
Pro Rata Distributions.   During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f)
Fundamental Transaction.   If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental

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Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.
(g)
Calculations.   All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(h)
Notice to the Holders.

(i)
Adjustment to Conversion Price.   Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email or other electronic communication a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)
Notice to Allow Conversion by Holder.   If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights,

G-A-18

(D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Corporation that such filing would be harmful to the Corporation at such time, in which case the Corporation shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder shall remain entitled to convert the Accrued Value of this Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
(i)
Standstill.   From the date hereof until six months following the Effective Date, neither the Corporation nor Spring Valley Acquisition Corp. II shall, without Alyeska’s consent, (i) issue any shares of Common Stock (other than an Exempt Issuance) or other equity securities, including warrants, or (ii) enter into non-redemption agreements or similar arrangements, including providing economic incentives in connection therewith, as long as Alyeska Entities hold 20% or more of the shares of Preferred Stock issued as of the closing of the Business Combination.

Section 8.   Redemption.
(a)
Redemption by the Corporation.   Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i)
on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to 150% of the Accrued Value;

(ii)
on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to 140% of the Accrued Value;

(iii)
on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to 130% of the Accrued Value;

(iv)
on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 120% of the Accrued Value;

(v)
on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and

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(vi)
on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert the Accrued Value of its Preferred Stock (or any part thereof) during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption.
(b)
Redemption by the Holders.

(i)
Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Corporation a written notice demanding redemption of all shares of Preferred Stock (the “Redemption Request”). The 20th day after the date of the Corporation Notice shall be referred to as the “Redemption Date.” Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Nevada law governing distributions to stockholders.

(ii)
Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Holder of record of Preferred Stock not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

a.
the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;

b.
the Redemption Date and the Redemption Price;

c.
the date upon which the Holder’s right to convert such shares terminates; and

d.
for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 10th day after the date of delivery of the Redemption Notice to a Holder of Preferred Stock, written notice from a Holder of greater than 10% of the outstanding shares of Preferred Stock that such Holder elects to be excluded from the redemption provided in this Section 8(b), then the shares of Preferred Stock registered on the books of the Corporation in the name of such Holder at the time

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of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 8(b), whether on such Redemption Date or thereafter.
(iii)
On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by each Holder; provided, however, that Excluded Shares shall not be redeemed. If on the Redemption Date Nevada law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law. Such interest shall be paid by the Corporation, in its sole discretion, (i) in cash or (ii) subject to the satisfaction of the Equity Conditions at the time of payment, shares of Common Stock.

(c)
Rights Subsequent to Redemption.   Upon the redemption of shares of Preferred Stock pursuant to Section 8(a) or Section 8(b), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a) or Section 8(b), as applicable.

Section 9.   Miscellaneous.
(a)
Notices.   Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above the address or email address most recently provided to Holders by the Corporation for purposes of notice hereunder Attention: [•], e-mail address [•], or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)
Absolute Obligation.   Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)
Lost or Mutilated Preferred Stock Certificate.   If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate

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under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.
(d)
Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Clark County, Nevada, (the “Nevada Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)
Waiver.   Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)
Severability.   If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)
Next Business Day.   Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)
Headings.   The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)
Status of Converted or Redeemed Preferred Stock.   Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Cumulative Convertible Preferred Stock.

(j)
Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the

G-A-22

Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Corporation does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Corporation by such Holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.
(k)
Tax Treatment.   Absent a change in law, Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock (based on their terms as set forth in this Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

*********************

G-A-23

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this [•] day of [•].
By:
[•]

Name:
Title:

G-A-24

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of [•], a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Conversion calculations:
Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Accrued Value of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Preferred Stock subsequent to Conversion:
Address for Delivery:
or
DWAC Instructions:
Broker no:
Account no:
[HOLDER]
By:
Name:
Title:

G-A-25

Exhibit B
Form of Amended and Restated Registration Rights Agreement

G-B-1

Exhibit C
Form of Warrant
NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
COMMON STOCK PURCHASE WARRANT
[•]
Warrant Shares: [ ]	Initial Exercise Date: [ ], 202[•]
THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [                 ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [      ], 202[•] (the “Termination Date”) but not thereafter, to subscribe for and purchase from [•], a Nevada corporation (the “Company”), up to [    ] shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).
Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 30, 2025, by and among the Company and the purchasers signatory thereto.
Section 2.   Exercise.
(a)
Exercise of Warrant.   Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an

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amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
(b)
Exercise Price.   The exercise price per share of Common Stock under this Warrant shall be $12.00, subject to adjustment hereunder (the “Exercise Price”). Notwithstanding the foregoing, at any time that the Conversion Price (as defined in the Certificate of Designation) adjusts (or is otherwise lowered) pursuant to the terms of the Certificate of Designation (each, an “Adjustment Time”, and such adjusted Conversion Price related thereto, each, an “Adjusted Conversion Price”), if the Exercise Price then in effect immediately following such Adjustment Time is greater than such related Adjusted Conversion Price, immediately following such Adjustment Time the Exercise Price then in effect shall automatically be lowered by an amount equal to the difference between the Conversion Price immediately prior to the Adjustment Time and the Adjusted Conversion Price immediately after the Adjustment Time. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 2(b), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased proportionately, so that after such adjustment, the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(c)
Cashless Exercise.   If at any time after the six (6) month anniversary of the Closing Date, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) =
as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =
the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =
the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

G-C-2

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per share of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).
(d)
Mechanics of Exercise.

(i)
Delivery of Warrant Shares Upon Exercise.   The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a

G-C-3

cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.
(ii)
Delivery of New Warrants Upon Exercise.   If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)
Rescission Rights.   If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)
No Fractional Shares or Scrip.   No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)
Charges, Taxes and Expenses.   Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi)
Closing of Books.   The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e)
Holder’s Exercise Limitations.   The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any

G-C-4

other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
Section 3.   Certain Adjustments.
(a)
Stock Dividends and Splits.   If the Company at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant

G-C-5

shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
(b)
VWAP Reset.   If on the twenty-first trading day following the date that is six months after the Effective Date, the VWAP (as defined by Bloomberg) of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $7.50.

(c)
Adjustment Upon Issuance of Common Stock.   If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (i) $10.00 and (ii) the Exercise Price then in effect (such price thresholds described in clauses (i) and (ii), collectively, the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), in issuances and sales conducted for the purpose of raising capital by the Company where the aggregate amount of consideration received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 3(c) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

As used in this Warrant, the following terms shall have the following meanings:
(I)
“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

(II)
“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

(III)
“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement or the Merger Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of

G-C-6

funds, and (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, provided that, in the aggregate, not more than [•] shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities.
(IV)
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities; and

(V)
“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:
(i)
Options and Convertible Securities.   The consideration per share received by the Company for Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)
Deemed Issuance of Options and Convertible Securities.   If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

G-C-7

(iii)
Change in Option Price.   If, after the Initial Exercise Date, the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)
Calculation of Consideration Received.   In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and a majority in interest of the Securities then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and a majority in interest of the Securities then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)
Record Date.   If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

G-C-8

(vi)
Expiration or Termination of Options or Convertible Securities.   Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(b), the Exercise Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)
Subsequent Rights Offerings.   In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)
Pro Rata Distributions.   During such time after the Initial Exercise Date as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f)
Fundamental Transaction.   If, at any time after the Initial Exercise Date while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and

G-C-9

has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date

G-C-10

and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.
(g)
Calculations.   All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h)
Number of Warrant Shares.   Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i)
Notice to Holder.

(i)
Adjustment to Exercise Price.   Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)
Notice to Allow Exercise by Holder.   If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be

G-C-11

delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
(j)
Voluntary Adjustment By Company.   Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4.   Transfer of Warrant.
(a)
Transferability.   Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)
New Warrants.   This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

G-C-12

(c)
Warrant Register.   The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)
Transfer Restrictions.   If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

(e)
Representation by the Holder.   The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.   Miscellaneous.
(a)
No Rights as Stockholder Until Exercise.   This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)
Loss, Theft, Destruction or Mutilation of Warrant.   The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)
Saturdays, Sundays, Holidays, etc.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)
Authorized Shares.

(i)
The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $5.00 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)
Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Articles of Incorporation (or any Certificate

G-C-13

of Designation thereto) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
(iii)
Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)
Jurisdiction.   All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f)
Restrictions.   The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)
Nonwaiver and Expenses.   No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)
Notices.   Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(i)
Limitation of Liability.   No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)
Remedies.   The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)
Successors and Assigns.   Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

G-C-14

(l)
Amendment.   This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m)
Severability.   Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)
Headings.   The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************
(Signature Page Follows)

G-C-15

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.
[•]		Address for Notice:
By:
Name:
	Title:	Email:
With a copy to (which shall not constitute notice):
IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser:
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:
Title of Authorized Signatory:
Email Address of Authorized Signatory:
Address for Notice to Purchaser:
Address for Delivery of Securities to Purchaser (if not same as address for notice):
Subscription Amount:
Shares of Preferred Stock:
Warrant Shares:
EIN Number:

G-C-16

EXHIBIT A
NOTICE OF EXERCISE
TO:
Attn:
Email:
(1)   The undersigned hereby elects to purchase      Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)   Payment shall take the form of (check applicable box):
☐	in lawful money of the United States; or
☐
if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)   Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)   Accredited Investor.   The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.
[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

G-C-17

EXHIBIT B
ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
Name:	(Please Print)
Address:	(Please Print)
Phone Number:
Email Address:
Dated: ,
Holder’s Signature:
Holder’s Address:

G-C-18

ANNEX H
AMENDED AND RESTATED COMMON STOCK PURCHASE AGREEMENT
This Amended and Restated Common Stock Purchase Agreement (this “Agreement”) is dated as of September 29, 2025, by and among Eagle Energy Metals Corp., a Nevada corporation (the “Company”), and the purchaser identified on the signature pages hereto (including its successors and assigns, the “Purchaser”). This Agreement amends, replaces and supersedes in its entirety certain Common Stock Purchase Agreement, dated July 30, 2025, entered into by and between the Company and the Purchaser.
WHEREAS, Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (the “SPAC”), the Company, Eagle Nuclear Energy Corp., a Nevada corporation (“Pubco”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco (“Merger Sub 1”), and Spring Valley Merger Sub II, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Pubco (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”), entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement,” and the transactions contemplated by the Merger Agreement, the “Business Combination”), pursuant to which, among other things, Merger Sub 1 shall merge with and into the SPAC (the “First Merger”), with the SPAC surviving the First Merger as a direct wholly-owned subsidiary of the Pubco, and Merger Sub 2 shall merge with into the Company (“Second Merger,” together with First Merger, the “Mergers”), with the Company surviving the Second Merger as a direct wholly-owned subsidiary of the Pubco, as a result of which, each of the SPAC and the Company will become a direct, wholly-owned subsidiary of the Pubco.
WHEREAS, the SPAC, Pubco, the Company and Purchaser also entered into that certain Amended and Restated Securities Purchase Agreement, dated as of the date hereof (the “PIPE SPA”), providing for the issuance and sale to Purchaser of shares of the PubCo’s Preferred Stock in connection with the Business Combination, on the terms set forth therein;
WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, Common Stock of the Company as more fully described in this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.   In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:
“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.
“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
“Board of Directors” means the board of directors of the Company.
“Business Combination” shall have the meaning ascribed to such term in the recitals.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.
“Closing” means the closing of the purchase and sale of the Common Stock pursuant to Section 2.1.
“Closing Date” means the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to the Purchaser’s obligations to pay the Subscription Amount and the Company’s obligations to deliver the Common Stock, in each case, have been satisfied or waived.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Merger Agreement, this Agreement or any other Transaction Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company or SPAC to meet any projections or forecasts, (g) any Events generally applicable to the industries or markets in which any of the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Merger Agreement, this Agreement or any other Transaction Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, taken as a whole, relative to similarly situated companies in the industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, taken as a whole, relative to similarly situated companies in the industry in which the Company conducts its operations.
“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Shares” means the shares of common stock of the Pubco to be issued in exchange for the shares of Common Stock upon the Second Merger at the closing of the Business Combination pursuant to the Merger Agreement.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
“Investor Presentation” means the PowerPoint presentation dated July 30, 2025 detailing the transactions contemplated by the Merger Agreement.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.
“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.
“Merger Agreement” shall have the meaning ascribed to such term in the recitals.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“PIPE Investment” shall have the meaning ascribed to such term in the Merger Agreement.
“PIPE SPA” has the meaning ascribed to it in the preamble.
“Placement Agent” means Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC.
“Preferred Stock” means the Series A Cumulative Convertible Preferred Stock as further described in the PIPE SPA.
“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.
“Purchaser Party” means the Purchaser and the Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the SPAC, the Purchaser and the other parties thereto, as described in the PIPE SPA.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.
“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.
“SEC Guidance” shall have the meaning ascribed to such term in the introductory paragraph to Section 3.1.
“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(m).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
“SPAC” has the meaning ascribed to it in the preamble.
“Sponsor” means Spring Valley Acquisition Sponsor II, LLC.
“Subscription Amount” shall mean the aggregate amount to be paid for the shares of Common Stock purchased hereunder pursuant to the terms of this Agreement as set forth across from the Purchaser’s name on Schedule A hereto in U.S. dollars and in immediately available funds.
“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Transaction Documents” has the meaning ascribed to it in the PIPE SPA.
ARTICLE 2
PURCHASE AND SALE
2.1   Closing.   On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, an aggregate of [      ] shares of Common Stock. The Closing Date shall occur as soon as reasonably practicable following the date hereof and the delivery of the materials set forth in Section 2.2. The failure of the Closing to occur on such scheduled Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. Upon satisfaction of the covenants and conditions set forth in Section 2.2, the Closing shall occur by electronic exchange of documents and signatures. If this Agreement is terminated prior to the Closing and any funds have already been sent by the Purchaser to the Company, or the Closing Date does not occur within five (5) Business Days after the Purchaser delivers the Subscription Amount, return the funds delivered by the Purchaser for payment of the Purchaser’s Subscription Amount by wire transfer in immediately available funds to the account specified in writing by the Purchaser (provided, that the failure of the Closing Date to occur within such five (5) Business Day period and the return of the relevant funds shall not relieve the Purchaser from its obligations under this Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith and indicated to the Purchaser).

2.2   Deliveries.
(a)   On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:
(i)   evidence of the issuance of the Common Stock to Purchaser;
(iii)   an email from the Company setting forth the wire transfer instructions of the Company; and
(iv)   the PIPE SPA duly executed by the Company.
(b)   On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:
(i)   the PIPE SPA duly executed by the Purchaser;
(ii)   the Purchaser’s Subscription Amount.
(c)   On the closing date of the Business Combination, the Company shall deliver or cause to be delivered to the Purchaser (i) a certificate evidencing (or reasonable evidence of issuance by book entry, as applicable, of) such aggregate number of Exchange Shares equal to the number of Exchange Shares as set forth opposite the Purchaser’s name on Schedule A hereto, registered in the name of the Purchaser, pursuant to the Second Merger, and (ii) the Registration Rights Agreement duly executed by the SPAC. The Company agrees to cause the Exchange Shares to be included and registered in the Form S-4 for the Business Combination.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1   Representations and Warranties of the Company.   Except as set forth in any Company SEC Reports filed or submitted on or prior to the date hereof, or on or prior to the Closing Date, as applicable, and provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Company’s financial statements due wholly or in part to the SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Company, the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   The Company (i) is validly existing and in good standing under the laws of the jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(b)   As of the Closing Date, the Common Stock will be duly authorized and, when issued, paid for and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents (as adopted on the Closing Date) or the laws of its jurisdiction of incorporation.

(c)   This Agreement and the other Transaction Documents has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Purchaser of this Agreement and the Purchaser and SPAC of the other Transaction Documents to which they are a party and the due authorization, execution and delivery of the same by all other parties to any Transaction Document, this Agreement and the other Transaction Documents shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Common Stock hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Common Stock), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to the Registration Rights Agreement, (iii) filings required by the Commission, (iv) filings and approvals required to consummate the Business Combination as provided under the Merger Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect
(f)   Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)   Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Common Stock by the Company to the Purchaser.
(h)   Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Stock. The shares of Common Stock are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Common Stock pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any Common Stock, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Common Stock, as contemplated hereby, to the registration provisions of the Securities Act.

(i)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i) – (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii – iv) or (d)(3) is applicable.
(j)   Except as would not reasonably be expected to be material to the Company, the Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
(k)   The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agent and Affiliates of the Company.
(l)   To the knowledge of the Company, the Company is not, and immediately after receipt of payment for the Common Stock and consummation of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(m)   Neither the Company nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
(t)   The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Common Stock. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.
(u)   The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Stock.
(v)   The information and materials previously provided by or on behalf of the Company to the Purchaser (if any) in connection with the offer and sale of the Common Stock, have been prepared in a good faith effort by the Company to describe its present and proposed products. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC, the Purchaser or its or their respective Affiliates.
3.2   Representations and Warranties of the Purchaser.   The Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):
(a)   The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.
(b)   Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution, delivery and performance of the Transaction Documents, including the purchase of the Common Stock hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Common Stock.
(d)   At the time the Purchaser was offered the Common Stock, it was, and as of the date hereof it is, an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Annex A hereto, (ii) acquiring the Common Stock only for its own account and not for the account of others, or if the Purchaser is subscribing for the Common Stock as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) not acquiring the Common Stock with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).
(e)   The Purchaser acknowledges and agrees that the Common Stock are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Common Stock have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction. The Purchaser acknowledges and agrees that the Common Stock may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1 1∕2”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Common Stock shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Common Stock will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Common Stock and may be required to bear the financial risk of an investment in the Common Stock for an indefinite period of time. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Common Stock.
(f)   The Purchaser understands and agrees that it is purchasing the Common Stock directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the SPAC, the Placement Agent, the Sponsor, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Business Combination or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Placement Agent, its Affiliates or any of its or its Affiliates’ control persons, officers, directors or employees, (iii) the Sponsor, its Affiliates, or any of its or its’ Affiliates respective control persons, officers, directors or employees or (iv) any other party to the Merger Agreement (other than the Company), including any such party’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Common Stock.
(g)   In making its decision to purchase the Common Stock, the Purchaser has relied solely upon independent investigation made by the Purchaser and the Company’s representations in Sections 3.1 of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Common Stock, including with respect to the Company, the SPAC and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Common Stock. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Common Stock. The Purchaser acknowledges that certain information provided by the Company and the SPAC was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the SPAC intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company, the SPAC and the Business Combination, and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Placement Agent, the SPAC, the Sponsor or any of their Affiliates or any of such Person’s or its Affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Common Stock nor is such information, recommendation or advice necessary or desired. None of the Placement Agent, the Sponsor or any of their respective Affiliates or Representatives has made or makes any representation as to the Company or the SPAC or the quality or value of the Common Stock. In addition, the Company, the SPAC, the Sponsor, Placement Agent and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company or the SPAC which the Purchaser agrees need not be provided to it. In connection with the issuance of the Common Stock to the Purchaser, none of the Placement Agent, its Affiliates or the Company, the SPAC, the Sponsor or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.
(h)   The Purchaser became aware of this offering of the Common Stock solely by means of direct contact between the Purchaser and the Company or its Affiliates, by means of direct contact between the Purchaser and the SPAC or its Affiliates or by means of contact from the Placement Agent, and Common Stock were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates. The Purchaser did not become aware of this offering of the Common Stock, nor were the Common Stock offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the shares of Common Stock (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Common Stock. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Stock, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or Common Stock, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Common Stock. The Purchaser understands and acknowledges that the purchase and sale of the Common Stock hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j)   The Purchaser has adequately analyzed and fully considered the risks of an investment in the Common Stock and determined that the Common Stock are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.
(k)   The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Common Stock or made any findings or determination as to the fairness of this investment.
(l)   The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Common Stock were legally derived.
(m)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Common Stock hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Common Stock hereunder.
(n)   The Purchaser: (i) will have sufficient funds to pay the Subscription Amount pursuant to Section 2.2(b)(ii) of this Agreement and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.
(o)   The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the SPAC, the Sponsor, the Placement Agent or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Sections 3.1 of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Purchaser or any other Person participating in any other private placement of shares of Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, (iii) the Sponsor, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, nor (iv) the Placement Agent, its Affiliates or any of its or their respective control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser or any other Purchaser pursuant to the Transaction Documents or any other agreement related to a private placement of Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Common Stock hereunder or thereunder.
(p)   No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Common Stock to the Purchaser.
(q)   At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Common Stock.
(r)   The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the Common Stock of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.
(s)   The Purchaser acknowledges that (i) the Company, the SPAC, the Sponsor and the Placement Agent, and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and the SPAC that is not known to the Purchaser and that may be material to a decision to purchase the Common Stock, (ii) the Purchaser has determined to purchase the Common Stock notwithstanding its lack of knowledge of such information, and (iii) none of the Company, the SPAC, the Sponsor or the Placement Agent or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby, to the extent permitted by law, waives and releases any claims it may have against the Company, the SPAC, the Sponsor, the Placement Agent and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.
(t)   The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company and the SPAC.
3.3   Additional Representations and Warranties of the Company.   Subject to the qualifications, exceptions and disclosures related thereto in the Merger Agreement, the Company hereby makes each of the representations and warranties of the Company (as defined in the Merger Agreement) set forth in the fully-executed Merger Agreement (as if such representations and warranties were initially made to the Purchaser and set forth in this Agreement in their entirety, mutatis mutandis).
ARTICLE 4
OTHER AGREEMENTS OF THE PARTIES
4.1   Transfer Restrictions.
(a)   The Common Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Common Stock other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Common Stock under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and, if permitted pursuant to the terms thereof, the Registration Rights Agreement and shall have the rights and obligations of the Purchaser under this Agreement and the Registration Rights Agreement, if a party thereto.
(b)   The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Common Stock in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.
4.2   Acknowledgment of Dilution.   The Company acknowledges that the issuance of the Common Stock may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.
4.3   Reserved.
4.4   Integration.   The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Common Stock in a manner that would require the registration under the Securities Act of the sale of the Common Stock or that would be integrated with the offer or sale of the Common Stock for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
4.5   Reserved.
4.6   Reserved.
4.7   Stockholder Rights Plan.   No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that exclusively as a result of the transactions contemplated by this Agreement the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Common Stock under the Transaction Documents.
4.8   Reserved.
4.9   Use of Proceeds.   The Company shall use the net proceeds from the sale of the Common Stock hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.
4.10   Indemnification.   Indemnification of the parties will be governed by Section 4.10 of the PIPE SPA.
4.11   Reserved.
4.12   Reserved.
4.13   Blue Sky Filings.   The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Common Stock for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

4.14   Reserved.
4.15   Clawback/Redemption.   If at any time prior to the closing of the Business Combination and the issuance of the Exchange Shares to Purchaser, this Agreement is terminated, then the Company shall as promptly as reasonably practicable pay to Purchaser the Subscription Amount by wire transfer in immediately available funds to the account specified in writing by the Purchaser, and upon payment, the Common Stock shall be automatically redeemed. Upon the redemption of the shares of Common Stock pursuant to this Section 4.15, all rights with respect to such shares of Common Stock shall immediately terminate, except with respect to the right of the Purchaser to receive the applicable redemption price with respect to such shares of Common Stock.
ARTICLE 5
MISCELLANEOUS
5.1   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Merger Agreement by any party to the same. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach; provided, that in the event that the Merger Agreement is ever terminated by the Company and/or the SPAC for any reason, the Purchaser hereby agrees not to indirectly assert a claim against the SPAC by funding the Company or any other party to assert any such claim.
5.2   Fees and Expenses.   Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Common Stock to the Purchaser.
5.3   Entire Agreement.   The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
5.4   Notices.   Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
5.5   Amendments; Waivers.   No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the Company or the Purchaser, as the case may be, dependent on the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6   Headings.   The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
5.7   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other and the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person that is an Affiliate of Purchaser to whom the Purchaser assigns or transfers any Common Stock, provided that such transferee agrees in writing to be bound, with respect to the transferred Common Stock, by the provisions of the Transaction Documents that apply to the “Purchaser.”
5.8   No Third-Party Beneficiaries.   The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchaser in Section 3.2 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.
5.9   Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.
5.10   Survival.   The representations and warranties contained in Section 3.1, and Section 3.2 herein shall survive the Closing and the delivery of the Common Stock. The representations and warranties contained in Section 3.3 herein shall not survive the Closing and the delivery of the Common Stock.
5.11   Execution.   This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.
5.12   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.13   Rescission and Withdrawal Right.   Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
5.14   Replacement of Common Stock.   If any certificate or instrument evidencing any Common Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Common Stock.
5.15   Remedies.   In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 4.10 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in ARTICLE 3 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.
5.16   Reserved.
5.17   Reserved.
5.18   Liquidated Damages.   The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.
5.19   Saturdays, Sundays, Holidays, etc.   If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
5.20   Construction.   The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Exchange Shares herein shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ordinary shares of SPAC that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.21   Reserved.
5.22   NO LIABILITY UPON GOOD FAITH TERMINATION.   OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 4.10 AND/OR SECTION 5.2 ABOVE, NONE OF THE COMPANY, SPAC, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE MERGER AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO THE PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE MERGER AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF THE SPAC OR THE COMPANY, BUT REGARDLESS OF WHETHER THE MERGER AGREEMENT IS TERMINATED BY THE COMPANY OR SPAC).
5.23   WAIVER OF JURY TRIAL.   IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
EAGLE ENERGY METALS CORP.		Address for Notice: 5470 Kietzke Lane, Suite 300 Reno, NV 89511
By:
Name:
	Title:	Email: mmukhija@eagleenergymetals.com
With a copy to (which shall not constitute notice):
Nelson Mullins Riley & Scarborough LLP
Attn: Peter Strand; Mike Bradshaw
E-mail: peter.strand@nelsonmullins.com; mike.bradshaw@nelsonmullins.com
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOR PURCHASER FOLLOWS]
[COMPANY SIGNATURE PAGE TO COMMON STOCK SPA]

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
Name of Purchaser:	ALYESKA MASTER FUND, L.P.
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory: Jason A. Bragg
Title of Authorized Signatory: CFO of Alyeska Investment Group, L.P. (Investment Manager)
Email Address of Authorized Signatory: operations@alyeskagroup.com
Address for Notice to Purchaser: 77 W. Wacker, Suite 700, Chicago, IL 60601
Address for Delivery of Common Stock to Purchaser (if not same as address for notice):
Subscription Amount: $300,000.00
Number of Shares of Company Common Stock: 15,951,675
EIN Number: 98-0564704
[PURCHASER SIGNATURE PAGES TO COMMON STOCK SPA]

SCHEDULE A
Name of Purchaser	Subscription Amount	Shares of Common Stock	Exchange Shares
Alyeska Master Fund, L.P.	$300,000.00	15,951,675	2,750,000

ANNEX A
ACCREDITED INVESTOR STATUS
The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):
☐ (i)    A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;
The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.
☐ (ii)    A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;
In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.
☐ (iii)    A director or executive officer of the Issuer;
☐ (iv)    A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;
The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.
☐ (v)    A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;
☐ (vi)    A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;
☐ (vii)    A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
☐ (viii)    An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;
☐ (ix)    An insurance company as defined in Section 2(13) of the Exchange Act;

☐ (x)    An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
☐ (xi)    A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
☐ (xii)    A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
☐ (xiii)    A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ (xiv)    An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
☐ (xv)    A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
☐ (xvi)    An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Acquired Securities, with total assets in excess of $5,000,000;
☐ (xvii)    A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Acquired Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Issuer;
☐ (xviii)   A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐ (xix)    A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;
☐ (xx)    A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;
☐ (xxi)    An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or
☐ (xxii)    An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.
☐ (xxiii)   Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

ANNEX I
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2025, is made and entered into by and among Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder,” and collectively, the “Holders”).
RECITALS
WHEREAS, the Spring Valley Acquisition Corp. II, a Cayman Islands exempted corporation (“Acquiror”), Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”), and Eagle Energy Metals Corp. (“Eagle Energy”), a Nevada corporation, entered into that certain Agreement and Plan of Merger, dated as of July 30, 2025 (as amended or supplemented from time to time, the “Merger Agreement,” and the transactions contemplated thereby, the “Business Combination”;);
WHEREAS, Acquiror, the Company, Merger Sub 2, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted corporation, and Eagle Energy entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 to amend and restate the terms of the Merger Agreement pursuant to which, among other things, the parties desire to amend and restate the terms and conditions of this Agreement to be attached as an exhibit to the Merger Agreement;
WHEREAS, pursuant to the transactions contemplated by the Merger Agreement, the Sponsor holds (i) common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);
WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of July 30, 2025, entered into by the Company and the purchaser identified on the signature pages thereto, on the date hereof, in connection with the consummation of the Business Combination, the Company is issuing (i) shares of Series A Cumulative Convertible Preferred Common Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) warrants to purchase shares of Common Stock (the “Series A Investor Warrants”);
WHEREAS, the Company and the Sponsor entered into that certain Registration and Shareholder Rights Agreement, dated as of October 12, 2022 (the “Original RRA”);
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the “Registrable Securities” (as such term is defined in the Original RRA) at the time in question; and
WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below), on the terms and conditions set forth in this Agreement, and terminate the Original RRA.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.   The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the

Company, after consultation with outside counsel to the Company, (a) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals hereto.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Eagle Holders” shall mean the Holders who are securityholders of Eagle Energy Metals Corp. immediately prior to the closing of the Business Combination and their respective Permitted Transferees.
“Effectiveness Period” is defined in Section 3.1.2.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Floor Price” shall mean $7.50.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Holder” and “Holders” shall have the meaning given in the Preamble.
“Institutional Accredited Investor” means an institutional “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
“Joinder” shall have the meaning given in Section 6.2.
“Maximum Number of Securities” shall have the meaning given in Section 2.3.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements in a Registration Statement or (in the case of a prospectus, prospectus in the light of the circumstances under which they were made) not misleading.

“Original Holders” shall mean the Sponsor and its Permitted Transferees.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.5.
“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in a Holder or (e) any affiliate of a Holder or the immediate family of such affiliate.
“Piggyback Registration” shall have the meaning given in subsection 2.4.1.
“Preferred Holders” shall mean the initial purchaser of the Series A Preferred Stock and its Permitted Transferees.
“Pro Rata” shall have the meaning given in Section 2.3.
“QIB” shall mean a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Registrable Securities” shall mean (a) all shares of Common Stock held by the Sponsor as of immediately following the closing of the Business Combination, (b) all Warrants held by the Sponsor as of immediately following the closing of the Business Combination, (c) all shares of Common Stock issuable upon the exercise of any Warrants referred to in clause (b), (d) the Earnout Shares (as such term is defined in the Merger Agreement), (e) any shares of Common Stock issued or issuable upon conversion of any shares of Series A Preferred Stock or upon exercise of Series A Investor Warrants, and (f) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in any of clauses (a) through (e) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Holder; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) following the third anniversary of this Agreement, such securities may be sold without registration pursuant to Rule 144 under the Securities Act (but without the requirement to comply with any limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Common Stock or other Registrable Securities are then listed;
(b)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the applicable Registration or the requesting Holder initiating an Underwritten Takedown.
“Registration Statement” shall mean any registration statement filed by the Company that covers the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Series A Investor Warrants” shall have the meaning given in the Recitals hereto.
“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.
“Shelf” shall mean a Resale Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.
“Sponsor” shall have the meaning given in the Preamble.
“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.1.
“Transfer” shall mean, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to a Shelf, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
“Warrants” shall have the meaning given in the Preamble.

ARTICLE 2
REGISTRATIONS
2.1   Resale Shelf Registration Rights.
2.1.1   Registration Statement Covering Resale of Registrable Securities.
(a)   Subject to compliance by the Holders with subsection 3.3, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as practicable (and in any event within thirty (30) calendar days) following the Closing Date (the “Filing Deadline”), a Registration Statement on Form S-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3 and have the Resale Shelf Registration Statement on Form S-3 declared effective as promptly as practicable.
(b)   If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to subsection 3.3, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a resale registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Resale Shelf Registration Statement (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.2   Notification and Distribution of Materials.   The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.1.3   Amendments and Supplements.   Subject to the provisions of subsection 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to any Shelf and prospectus used in connection therewith as may be necessary to keep the Shelf effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Shelf is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Shelf declared effective as promptly as practicable and to cause such replacement Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is available or, if not available, that another Shelf is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Shelf to be amended, or shall file a new replacement Shelf, such that the Shelf is once again on Form S-3.
2.1.4   Notice of Certain Events.   The Company shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, any Shelf required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Holder in writing of the filing of any Shelf or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Shelf and the effectiveness of any post-effective amendment.
2.1.5   Underwritten Takedown.   If the Company shall receive a request from the Holders of Registrable Securities with an estimated market value of at least $[•] that the Company effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders and thereupon shall use commercially reasonable efforts to effect, as expeditiously as practicable, the offering in such Underwritten Takedown of:
(a)   subject to the restrictions set forth in Section 2.3, all Registrable Securities for which the requesting holder(s) has requested such offering under this subsection 2.1.5, and
(b)   subject to the restrictions set forth in Section 2.3, all other Registrable Securities that any Holders have requested the Company to offer by request received by the Company within one (1) Business Day after such holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.
(c)   Promptly after the expiration of the one-Business Day-period referred to in subsection 2.1.5(b), the Company will notify all selling holders of the identities of the other selling holders in the Underwritten Takedown and the number of shares of Registrable Securities requested to be included therein.
(d)   The Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period and not more than five times in the aggregate.
2.1.6   Withdrawal.   Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of subsection 2.1.5(d) unless the withdrawing holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(d). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this subsection 2.1.6, other than if a holder elects to pay such Registration Expenses pursuant to this subsection 2.1.6.
2.1.7   Selection of Underwriters.   In connection with an Underwritten Takedown, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the initially requesting holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to compliance with Section 3.4 hereof, if there is not an effective Shelf available for the resale for the Registrable Securities pursuant to Section 2.1, at any time and from time to time on or after the date that is 180 days from the consummation of the Business Combination, the Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by any of (i) the Eagle Holders, collectively, (ii) the Preferred Holders, collectively, or (iii) the Original Holders, collectively (as applicable, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its commercially reasonable efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated pursuant to this Agreement to take any action to effect: (1) any such Demand Registration for less than $[•] worth of the Company’s then outstanding Common Stock, (2) more than one (1) Demand Registration during any six-month period, (3) more than two (2) Demand Registrations in total pursuant to this Section 2.2.1 for any of the Eagle Holders, the Preferred Holders or the Original Holders, or (4) any Demand Registration at any time there is an effective Shelf on file with the Commission pursuant to Section 2.1.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) business days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3   Underwritten Demand Registration.   If a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting by the Company (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior reasonable approval by the Demanding Holder(s) (which approval shall not be unreasonably withheld, conditioned or delayed). The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate proceeds to the selling shareholders of at least $[•].
2.2.4   Withdrawal.   A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of subsection 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to subsection 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this subsection 2.2.4.
2.3   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration conducted pursuant to this Agreement advises the Company, the Demanding

Holders and the Requesting Holders (if any) in writing that, in such Underwriters’ opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other securities of the Company that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the securities of the Company that the Company desires to sell for its own account; and (c) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons as to which “piggyback” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Securities.
2.4   Piggyback Registration.
2.4.1   Piggyback Rights.   If, at any time, subject to compliance by the Holders with Section 3.3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for equityholders of the Company for their account (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof (subject to Section 2.3)), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within three (3) business days after receipt of such written notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their securities through a Piggyback Registration shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.
2.4.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in such Underwriters’ opinion, the dollar amount or number of securities of the Company that the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, and the Registrable Securities as to which Registration has been requested pursuant this Section 2.4, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:
(a)   If the Registration is undertaken for the Company’s account: (i) first, the securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities as to which Registration has been requested pursuant to the terms of this Agreement which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggyback registration rights with such persons, other than pursuant to this Agreement, which can be sold without exceeding the Maximum Number of Securities; and
(b)   If the Registration is undertaken as a demand pursuant to contractual rights with the Company other than this Agreement: (i) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to the terms of this Agreement that can be sold without exceeding the Maximum Number of Securities, Pro Rata; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the securities of the Company for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.4.3   Piggyback Registration Withdrawal.   Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.4.3.
2.5   Block Trades; Other Coordinated Offerings.
2.5.1   Notwithstanding any other provision of this Article 2, at any time and from time to time when an effective Shelf is on file with the Commission, if one or more Holders wish to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $[10,000,000] or (y) all remaining Registrable Securities held by the Holder(s), then such Holder(s) only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Holder(s) representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.5.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Holder(s) initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.
2.5.3   The Holder(s) in a Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s) and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.5.4   Each of (a) the Eagle Holders, (b) the Preferred Holders and (c) the Original Holders may collectively demand not more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effecting pursuant to this Section 2.4 shall not be counted as a Demand Registration.
2.5   Lock-up.   The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Section 2.1 or Section 2.2 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such offering restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final prospectus relating to such offering and ending on the date specified by the Underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holders, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein.
ARTICLE 3
COMPANY PROCEDURES
3.1   General Procedures.   If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:
3.1.1   use commercially reasonable efforts to prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the prospectus or such securities have been withdrawn (the “Effectiveness Period”);
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.8   advise each seller of such Registrable Securities, promptly after it shall receive written notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.9   at least five (5) days prior to the filing of any Registration Statement or prospectus or any amendment or supplement to such Registration Statement or prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, however, that if such Registration Statement is determined by the Company to contain material non-public information, the Company may satisfy this Section 3.1.8 by providing the information under the caption “Selling Securityholders” (or similar section) applicable to such seller of Registrable Securities;
3.1.10   comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
3.1.11   permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other financial institutions facilitating any Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant such Registration, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated offering, or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;
3.1.14   with respect to an Underwritten Offering, if the Registration involves the Registration of Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) in excess of $[•], use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.15   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.
3.3   Requirements for Participation in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with any requested information in connection with an Underwritten Offering, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s

Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Information.   The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.
3.5   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5. The Company shall not delay the filing or effectiveness of, or suspend use of, a Registration Statement or prospectus for a period of more than sixty (60) days in any 12-month period.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and reasonable expenses (including reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.1.2   In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3   Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
REPORTING OBLIGATIONS
5.1   Rule 144.   The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE 6
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the parties as follows:
If to the Company:
Eagle Nuclear Energy Corp.
5470 Kietzke Lane, Suite 300
Reno, NV 89511
Attention:
Mark Mukhija

E-mail:
mmukhija@eagleenergymetals.com

With copies (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue NW, Suite 900
Washington, DC 20001
Attention:
Peter Strand
Mike Bradshaw

E-mail:
peter.strand@nelsonmullins.com
mike.bradshaw@nelsonmullins.com

If to the Sponsor:
Spring Valley Acquisition Sponsor II, LLC
2100 McKinney Ave, Suite 1675
Dallas, TX 75201
Attention:
Christopher Sorrells

Email:
chris.sorrells@sv-ac.com

with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention:
Alan Annex
Adam Namoury
Jason Simon

Email:
Alan.Annex@gtlaw.com
Adam.Namoury@gtlaw.com
Jason.Simon@gtlaw.com

If to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.
6.2   Assignment; No Third-Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated, in whole or in part, by such Holder in conjunction with and to the extent of any Transfer of any Registrable Security by any such Holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Holders and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a Holder under this Agreement may be Transferred, in whole or in part, by such Holder to a transferee who acquires or holds any Registrable Security; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the transferor shall have delivered to the Company no later than five (5) business days following the date of the Transfer, written notification of such Transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so Transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.
6.3   Amendments and Modifications.   Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of such Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company.
6.4   Other Registration Rights and Arrangements.   The Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Sponsor hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders in this Agreements or violate the rights granted to the Holders in this Agreement, and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.5   Term.   This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement or (b) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of the Company to such Holder under this Agreement shall terminate upon the date that such Holder no longer holds Registrable Securities.
6.6   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
6.7   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)).
6.8   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation, the Original RRA.
6.9   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION HEREWITH OR THEREWITH (WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CHOICE OR CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
6.10   Consent to Jurisdiction; Venue; Service.   Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in the State of New York for the purpose of any suit, action or other proceeding described in Section 6.9; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 6.10 in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.1 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11   WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
6.12   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
6.13   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
6.14   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
EAGLE NUCLEAR ENERGY CORP.
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:
SPRING VALLEY ACQUISITION
SPONSOR II, LLC
By:

Name:
Title:
[•]
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A
Joinder
This Joinder (“Joinder”) is executed on    , 20      , by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement, dated as of [•], 2025 (the “Agreement”), by and among Eagle Nuclear Energy Corp., a Nevada corporation (formerly known as Spring Valley Acquisition Corp. II, a Cayman Islands exempted company) (the “Company”), and the Holders identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder hereby agrees as follows:
1.   Acknowledgment.   New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered a holder of Registrable Securities (a “Holder”) for all purposes under the Agreement.
2.   Agreement.   New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.   Notice.   Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.
NEW HOLDER:	ACCEPTED AND AGREED:
Print Name:	EAGLE NUCLEAR ENERGY CORP.
By:	By: Name:
Address:	Title:

ANNEX J
LOCK-UP AGREEMENT
[On or before Closing Date]
Eagle Nuclear Energy Corp.
5470 Kietzke Lane, Suite 300
Reno, NV 89511
Re:   Lock-Up Agreement
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 29, 2025, entered into by and among Spring Valley Acquisition Corp. II, a Cayman Islands exempted corporation (“Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (“PubCo”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”), and Eagle Energy Metals Corp., a Nevada corporation (the “Company”), pursuant to which, among other things, Merger Sub 1 will be merged with and into Acquiror (the “First Merger”), with Acquiror surviving the First Merger as a wholly owned subsidiary of PubCo, and Merger Sub 2 will be merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly owned subsidiary of PubCo. Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.
In order to induce PubCo to proceed with the Mergers and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with PubCo as follows:
1.   Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of PubCo, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of PubCo Common Stock (“Common Stock”) held by it immediately after the effective time of the Second Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by the Securityholder immediately after the effective time of the Second Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by the Securityholder immediately after the effective time of the Second Merger (the “Lock-up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) – (c), collectively, “Transfer”) until 180 days after the closing date of the Mergers (the “Lock-Up Period”), subject to the early release provisions set forth in Section 2 below.
2.   The restrictions set forth in Section 1 shall not apply to:
i.   in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;
ii.   in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

iii.   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
iv.   in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;
v.   in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
vi.   in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
vii.   in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
viii.   transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Second Merger, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;
ix.   the exercise of stock options or warrants to purchase shares of Common Stock or the settlement of stock or unit appreciation rights that are based on, and settled with, Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to PubCo in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting, settlement or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;
x.   Transfers to PubCo pursuant to any contractual arrangement in effect at the effective time of the Second Merger that provides for the repurchase by PubCo or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to PubCo;
xi.   the entry, by the Securityholder, at any time after the effective time of the Second Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;
xii.   transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and
xiii.   transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Mergers, taken together, from constituting an integrated transaction that qualifies under Section 351(a) of the Code (and the Mergers do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.
provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
3.   For the avoidance of any doubt, (i) the Securityholder shall retain all of its rights as a stockholder of the PubCo during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Shares, and (ii) the restrictions contained in Section 1 shall not apply to any PubCo Common Stock or other securities of PubCo acquired by the Securityholder in any public or private capital raising transactions of PubCo or otherwise to any PubCo Common Stock (or other securities of PubCo) other than the Lock-Up Shares.
4.   If any Transfer is made or attempted contrary to the provisions of this Letter Agreement, such purported Transfer shall be null and void ab initio, and PubCo and any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Lock-Up Shares as an equity holder of PubCo for any purpose.
5.   During the Lock-up Period, stop transfer orders shall be placed against the Lock-Up Shares and each certificate or book entry position statement evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP LETTER AGREEMENT, DATED AS OF [•], 2025, DELIVERED BY THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
6.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) PubCo.
7.   No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
8.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any state or federal court located in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
9.   This Letter Agreement shall terminate on the expiration of the Lock-up Period.
[Signature Pages Follow]

Very truly yours,
If stockholder is an individual:
Signature:
Print Name:
If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:
ACKNOWLEDGED:
EAGLE NUCLEAR ENERGY CORP.
By:	Name: Title:
[Signature Page to Lock-Up Agreement]

ANNEX K
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between Spring Valley Acquisition Corp. II (the “Surviving Company”) and Spring Valley Merger Sub III, Inc. (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Amended and Restated Agreement and Plan of Merger dated 29 September 2025 (as may be amended, modified or supplemented from time to time) and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [insert number] Class A ordinary shares and [insert number] Class B ordinary share in issue.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$10.00 divided into 1,000 ordinary shares of a par value of US$0.01 each and the Merging Company will have 100 ordinary shares in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and

Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and the authorised share capital of the Surviving Company shall be as set out therein.
10
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1
[Insert name of Director] of [Insert address of Director];

13.2
[Insert name of Director] of [Insert address of Director]; and

13.3
[Insert name of Director] of [Insert address of Director].

14
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute and by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company and Merging Company, as applicable.

16
At any time prior to the Effective Date, this Plan of Merger may be:

16.1
terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17
This Plan of Merger may be executed in counterparts.

18
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Spring Valley Acquisition Corp. II	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Spring Valley Merger Sub III, Inc.
)

Annexure 1
Agreement and Plan of Merger

Annexure 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company